                                                Filed Pursuant to Rule 424(b)(3)
                                                File No. 333-58927

            JOINT PROXY STATEMENT/PROSPECTUS FOR A PROPOSAL TO MERGE

    The Boards of Directors of GB Foods Corporation and Timber Lodge Steakhouse, Inc. have agreed to combine our two companies. We believe the terms of the proposed merger will provide business diversification and cost savings to our collective shareholders which is unavailable to either company separately. Saving costs, however, is not the primary reason for the proposed merger. The merger and the other transactions discussed in this booklet are GB Foods' first steps to becoming a consolidator in the restaurant industry.

    If the merger is completed, Timber Lodge will become a wholly-owned subsidiary of GB Foods. Each share of Timber Lodge common stock will be converted into 0.8000 shares of GB Foods common stock. The 0.8000 exchange ratio may be adjusted if the average market price of GB Foods stock shortly before closing is above $14.00 (in which case the ratio will decrease) or below $7.50. If the average price is below $7.50, GB Foods may increase the ratio according to a pre-agreed formula, leave it unchanged, or abandon the merger. If GB Foods leaves it unchanged, Timber Lodge may accept that action or abandon the merger itself. The closing price of GB Foods stock on July 24, 1998 was $6.88, and GB Foods stock has closed lower than $7.50 on 59 days from April 1 to July 24, 1998. A table which sets out how changes in GB Foods' share price affects the exchange ratio appears on page 8 of this booklet; if GB Foods' average share price is below $7.50, the table illustrates how GB Foods' election to adjust or not adjust the exchange ratio would affect the exchange ratio and the number of GB Foods' shares to be issued in the merger. Neither GB Foods nor Timber Lodge has determined at this time what it intends to do if GB Foods' average stock price is below $7.50 at closing. If the shareholders of both our companies approve the merger and GB Foods' average stock price is below $7.50 at closing, the Boards of both companies will determine whether to (1) adjust the exchange ratio, (2) not adjust the exchange ratio, or (3) abandon the merger, as outlined above and described in this booklet; any of those actions will be taken without seeking the further approval of shareholders. Except for the resulting dilution, stock owned by GB Foods' shareholders will be unaffected by the merger. GB Foods' stock is quoted on the Nasdaq Small Cap Market under the symbol GBFC.

    The merger cannot be completed unless the shareholders of both companies approve the merger at their respective shareholder meetings. Other transactions related to the merger also must occur as conditions to the merger's completion. One necessary transaction involves increasing the number of Timber Lodge Steakhouse restaurants, expanding the geographic territory that brand serves. These transactions and other conditions to completing the merger are described in the main body of this booklet.

    We believe the merger and the related transactions will benefit both companies and our collective shareholders, as described in this booklet. However, those benefits may not materialize, and other risks of owning GB stock exist as well.

THESE RISKS ARE BRIEFLY SUMMARIZED IN THIS BOOKLET BEGINNING ON PAGE 27 UNDER THE CAPTION "RISK FACTORS."

    The dates, times, and places of the shareholder meetings are:

GB FOODS MEETING:                                       TIMBER LODGE MEETING:
Tuesday, September 1, 1998, 10:00 a.m.                  Friday, August 28, 1998, 10:00 a.m.
Four Seasons Biltmore Hotel                             Timber Lodge Steakhouse
1260 Channel Drive                                      5500 Excelsior Blvd.
Santa Barbara, California 93108                         St. Louis Park, Minnesota 55416

    At the GB Foods meeting, GB Foods' shareholders will also elect six directors to one-year terms and consider the following additional matters discussed in this booklet:

        - GB Foods' acquisition of JB's Family Restaurants, Inc. in exchange for 1,000,000 shares of GB Foods common stock (subject to possible adjustment);

        - Amendment of an existing stock option plan and ratification of some of the grants made under it;

        - Approval of a new stock option plan; and

        - Approval of a name change from GB Foods Corporation to Santa Barbara Restaurant Group, Inc.

    You are being asked to mark, sign and return the enclosed proxy form at this time, whether or not you expect to attend your company's meeting in person. Your vote is very important.

    This booklet provides you with detailed information about the proposed merger and the other proposals mentioned above. We encourage you to read this entire booklet carefully.

[/s/ ANDREW F. PUZDER]                   [/s/ DERMOT F. ROWLAND]

Andrew F. Puzder                                       Dermot F. Rowland
Chief Executive Officer                                Chief Executive Officer
GB Foods Corporation                                   Timber Lodge Steakhouse, Inc.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE MERGER OR THE GB FOODS COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, NOR HAVE ANY OF THEM DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS BOOKLET IS ACCURATE OR ADEQUATE. FURTHERMORE, NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE REGULATORS HAVE DETERMINED THE FAIRNESS OR MERITS OF THE MERGER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Joint Proxy Statement/Prospectus is dated July 10, 1998, and was first mailed to shareholders on or about July 31, 1998.

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
Available Information.......................    ii
Notice of Annual Meeting (GB Foods).........   iii
Notice of Special Meeting (Timber Lodge)....    iv
Questions and Answers about the Timber Lodge
  Merger....................................     v
Where to Get Answers to Additional
  Questions.................................  viii
Summary.....................................     1
  Tabular Collar Analysis...................     8
  Tabular Goodwill Analysis.................     9
  Selected Consolidated Historical Financial
    Data Regarding GB Foods.................    10
  Selected Historical Financial Data
    Regarding Timber Lodge..................    11
  Selected Combined Historical Financial
    Data Regarding JBRI.....................    12
  Selected Financial Information Relating to
    JBRI....................................    13
  Comparative Per Share Data................    14
  Unaudited Pro Forma Combined Condensed
    Financial Information...................    15
  Diagrams Related to Ownership Structure...    22
Risk Factors................................    27
  Risks Associated with the Merger and JBRI
    Acquisition.............................    27
  Risks Associated with Business
    Operations..............................    31
  Forward-Looking Statements................    35
The Shareholder Meetings....................    36
  Times and Places; Purposes................    36
  Record Dates..............................    37
  Voting Rights; Votes Required for
    Approval................................    37
  Voting Procedures.........................    38
  Solicitation of Proxies...................    38
  Other Business............................    38
Proposal No. 1 -- The Merger................    39
  Overview..................................    39
  Background of the Merger..................    39
  Relationship of GB Foods and Timber
    Lodge...................................    41
  Reasons for the Merger and Board
    Recommendations.........................    42
  Reasons for Seeking Shareholder
    Approval................................    42
  Opinions of Financial Advisors............    43
  Information Supplied to Financial
    Advisors................................    52
  Form of the Merger........................    52
  Effective Time............................    52
  Exchange Ratio............................    52
  Conversion and Exchange of Shares.........    53
  Effect on Timber Lodge Employee Stock
    Options.................................    54
  Effect on Timber Lodge Stock Purchase
    Warrants................................    54
  Effect on Timber Lodge Stock Held in
    401(k) Plan.............................    54
  Accounting Treatment......................    54
  Federal Income Tax Matters................    55
  Dissenters' Rights of Appraisal...........    55
  Regulatory Matters and Third Party
    Approvals...............................    57

                                              PAGE
                                              ----
  Litigation................................    57
  Delisting of Timber Lodge Common Stock....    58
  Restrictions on Resales of GB Foods Common
    Stock...................................    58
The Timber Lodge/JB's Purchase..............    58
The Fidelity Warrants Exercise..............    60
Certain Provisions of the Merger
  Agreement.................................    60
  Certain Covenants.........................    61
  Indemnification...........................    62
  Conditions to the Merger..................    62
  Termination...............................    63
  Fees and Expenses.........................    63
  Break-Up of the Merger....................    63
  Amendment.................................    64
GB Foods Corporation........................    65
  Description of Business...................    65
  Financial Information.....................    65
  Recent Developments.......................    65
Timber Lodge Steakhouse, Inc................    67
  Description of Business...................    67
  Annual and Quarterly Reports..............    67
Where You Can Find More Information.........    67
Comparative Market Price and Dividend
  Information...............................    69
  GB Foods..................................    69
  Timber Lodge..............................    69
Management After The Merger.................    71
Principal Stockholders and Security
  Ownership of GB Foods.....................    71
GB Foods Stock Beneficially Owned By
  Management................................    72
Principal Shareholders and Security
  Ownership of Timber Lodge.................    72
Description of GB Foods Capital Stock.......    73
  Market for Stock..........................    73
  Transfer Agent............................    73
Differences In Shareholder Rights...........    74
  Amendments to the Charter.................    74
  Amendments to the Bylaws..................    74
  Cumulative Voting for Directors...........    74
  Removal of Directors......................    74
  Shareholder Meetings......................    75
  Actions Without Meeting...................    75
  Shareholder Proposals.....................    75
  Record Inspection Right...................    75
  Indemnification...........................    75
  Greenmail and Takeover Provisions.........    76
  Stock Splits and Reverse Stock Splits.....    77
  Dissolution...............................    77
  Legal Distributions.......................    77
  Issuance of Unissued Stock; Effect of Par
    Value...................................    77
  Directors' Terms..........................    77
  Potential for State Court-Ordered
    Reorganization..........................    77

                                              PAGE
                                              ----
Federal Income Tax Consequences.............    78
  Tax Consequences to Timber Lodge
    Shareholders Receiving GB Foods common
    stock...................................    78
  Tax Consequences to Timber Lodge
    Shareholders Receiving Cash.............    78
Certain Transactions and Interests of
  Certain Persons in the Merger.............    79
    GB Foods Board..........................    79
    Employment Agreements...................    79
    Conversion Arrangements.................    80
    Timber Lodge Ground Lease...............    80
Proposal No. 2 to GB Foods Meeting --
  Approval of JBRI Acquisition..............    80
    Overview of Transaction.................    80
    JBRI History and Overview...............    81
    Background of the JBRI Acquisition......    82
    Reasons for the JBRI Acquisition and
      Board Recommendation..................    83
    Reasons for Seeking Shareholder
      Approval..............................    83
    JBRI Financial Information..............    83
    JBRI Acquisition Agreement..............    84
    Opinion of Financial Advisor............    86
    Accounting Treatment....................    90
    Federal Income Tax Matters..............    90
    Regulatory Matters and Third Party
      Approvals.............................    90
    Litigation..............................    90
    Certain Transactions and Interests of
      Certain Persons in JBRI Acquisition...    90
JB's Family Restaurants, Inc................    91
  Description of Business...................    91
  Recent Developments.......................    94
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations..............................    95
  Index to Financial Statements.............   102
Proposal No. 3 to GB Foods
  Meeting -- Election of Directors..........   123
  Information Concerning Nominees...........   123

                                              PAGE
                                              ----
  Committees and Meetings of the Board of
    Directors...............................   124
  Compensation of Directors.................   124
Executive Compensation......................   125
  Compensation Committee Report.............   125
  Stockholder Performance...................   127
  Summary of Compensation...................   127
  Stock Options.............................   128
  Compensation Committee Interlocks and
    Insider Participation...................   128
Section 16(a) Beneficial Ownership Reporting
  Compliance................................   128
Proposal No. 4 to GB Foods' Meeting --
  Amendments to GB Foods Corporation 1989
  Non-Qualified Stock Option Plan and
  Ratification of Prior Grants..............   129
    Plan Amendments.........................   129
    Grants to be Ratified...................   129
Proposal No. 5 to GB Foods Meeting --
  Approval of GB Foods Corporation 1998
  Stock Option Plan.........................   130
  General Nature and Purposes...............   130
  Administration............................   130
  Amendment and Terminations of the Plan....   131
  Eligibility...............................   131
  Terms and Conditions of Options and
    Restricted Shares.......................   131
  Adjustments Upon Changes of Capitalization
    and Reorganizations.....................   133
  Summary of Federal Income Tax
    Consequences............................   134
Proposal No. 6 to GB Foods Meeting --
  Approval of Name Change to Santa Barbara
  Restaurant Group, Inc.....................   136
Independent Auditors........................   136
Stockholders' Proposals for 1999 Annual
  Meeting...................................   137
Annual and Quarterly Reports................   137
Legal Matters...............................   137
Experts.....................................   137
Definitions of Terms Used in This Booklet...   138
Annexes.....................................   139

                             AVAILABLE INFORMATION

     The Securities and Exchange Commission ("SEC") allows us to "incorporate by reference" information into this booklet; that information is contained in other documents filed separately with the SEC which are not included in this booklet. See "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 67 of this booklet for details. You can obtain any of such documents from us without charge by requesting them in writing or by telephone at the following addresses: (1) GB Foods Corporation, 1200 North Harbor Blvd., Anaheim, California 92803, (714) 491-6400, Attn: M'Liss Jones Kane; and (2) Timber Lodge Steakhouse, Inc., 4021 Vernon Avenue South, St. Louis Park, Minnesota 55416, (612) 929-9353, Attn:
Dermot F. Rowland. TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR SUCH DOCUMENTS MUST BE RECEIVED BY AUGUST 25, 1998 IF YOU ARE A GB FOODS SHAREHOLDER AND AUGUST 21, 1998 IF YOU ARE A TIMBER LODGE SHAREHOLDER.

                              GB FOODS CORPORATION

                            NOTICE OF ANNUAL MEETING

                                                                   July 31, 1998

TO THE STOCKHOLDERS OF GB FOODS CORPORATION:

     The Annual Meeting of Stockholders of GB Foods Corporation will be held at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California 93108 on Tuesday, September 1, 1998, at 10:00 a.m. local time, for the following purposes:

     At the meeting, we will ask you to elect six persons to the GB Foods Board of Directors, each for a one-year term, and to approve:

          - adopting a merger agreement and issuing GB Foods common stock to Timber Lodge Steakhouse, Inc. shareholders so that Timber Lodge can become a wholly-owned subsidiary of GB Foods;

          - issuing GB Foods common stock to CKE Restaurants, Inc. so that GB Foods can acquire JB's Family Restaurants, Inc. from CKE;

          - increasing the number of shares authorized under the GB Foods' 1989 Non-Qualified Stock Option Plan and a grant of specific options already issued under that plan;

          -  adopting the GB Foods Corporation 1998 Stock Option Plan; and

          - changing the name of GB Foods Corporation to Santa Barbara Restaurant Group, Inc.

          - You will also be considering and voting on any other business that may properly arise at the meeting or on any adjournments or postponements of the meeting.

     GB Foods' Board of Directors has fixed the close of business on July 31, 1998, as the record date for the GB Foods Annual Meeting. Only persons who hold GB Foods common stock on the record date may vote at the meeting, or at any adjournments or postponements of the meeting.

     THE BOARD OF DIRECTORS OF GB FOODS HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF GB FOODS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER WITH TIMBER LODGE AND THE ACQUISITION OF JB'S FAMILY RESTAURANTS, INC. AND THE AGREEMENTS GOVERNING THEM, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THOSE TRANSACTIONS. THE BOARD ALSO RECOMMENDS THAT YOU VOTE FOR THE OTHER MATTERS DISCUSSED IN THIS BOOKLET AND ELECT THE SIX NOMINEES FOR DIRECTOR.

     This Joint Proxy Statement/Prospectus booklet contains detailed information concerning the matters mentioned above. You are advised to read this booklet carefully.

                                   By Order of the Board of Directors

                            YOUR VOTE IS IMPORTANT.
             PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY FORM
    EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY ALLOW
       YOUR PROXY FORM TO STAND, OR YOU MAY REVOKE YOUR PROXY FORM AT THE
                          MEETING AND VOTE IN PERSON.

                         TIMBER LODGE STEAKHOUSE, INC.

                           NOTICE OF SPECIAL MEETING

                                                                   July 31, 1998

TO THE SHAREHOLDERS OF TIMBER LODGE STEAKHOUSE, INC.:

     A Special Meeting of Shareholders of Timber Lodge Steakhouse, Inc. will be held at the Timber Lodge Steakhouse at 5500 Excelsior Blvd., St. Louis Park, Minnesota 55416 on Friday, August 28, 1998, at 10:00 a.m. local time, for the following purposes:

     At the meeting, we will ask you to approve:

          - adopting the merger agreement and exchanging your Timber Lodge Steakhouse, Inc. common stock for GB Foods common stock so that Timber Lodge can become a wholly-owned subsidiary of GB Foods Corporation;

          - You will also be considering and voting on any other business that may properly arise at the meeting or on any adjournments or postponements of the meeting.

     Timber Lodge's Board of Directors has fixed the close of business on July 20, 1998, as the record date for the Timber Lodge Special Meeting. Only persons who hold Timber Lodge common stock on the record date may vote at the meeting, or at any adjournments or postponements of the special meeting.

     THE BOARD OF DIRECTORS OF TIMBER LODGE HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TIMBER LODGE. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER, THE AGREEMENT GOVERNING IT, and the other transactions described in this booklet. The Board unanimously recommends that you vote to adopt the merger agreement.

     This Joint Proxy Statement/Prospectus booklet contains detailed information concerning the merger and the agreement governing the merger, as well as the other transactions related to the merger. You are advised to read this booklet carefully.

                                          By Order of the Board of Directors

                            YOUR VOTE IS IMPORTANT.
             PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY FORM
  EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY ALLOW YOUR PROXY FORM TO STAND, OR YOU MAY REVOKE YOUR PROXY FORM AT THE MEETING AND VOTE
                                   IN PERSON.

              QUESTIONS AND ANSWERS ABOUT THE TIMBER LODGE MERGER

Q: HOW WILL THE MERGER BENEFIT THE COMPANIES AND ME?

A: We believe that the combination of our two companies will provide several benefits: the merger should diversify both companies' geographic presence and the market segments which each serves at present; the warrant exercise and purchase of the 16 restaurants will allow the Timber Lodge Steakhouse(TM) business to expand rapidly into new western markets and at the same time will enhance GB Foods' financial position. The combination with Timber Lodge will also complement GB Foods' proposed acquisition of the stock of JB's Family Restaurants, Inc., a separate transaction to be considered at the GB Foods' meeting. Finally, both business lines are expected to benefit from cost savings under common management, particularly in the areas of reduced overhead and reduced costs of sales, due to improved purchasing power. If realized, those benefits should, in time, result in improved financial results and shareholder value for shareholders of both companies. Of course, the hoped-for benefits may not materialize, and other risks of owning GB Foods stock are present as well.

Q: WHAT BASIC THINGS WILL HAPPEN TO TIMBER LODGE AND GB FOODS IF THE MERGER
    TRANSACTION CLOSES?

A: Timber Lodge will become a wholly-owned subsidiary of GB Foods by merging with a wholly-owned subsidiary of GB Foods. In the merger, all outstanding Timber Lodge common stock will be converted into GB Foods common stock.

    Timber Lodge will have no public shareholders, and its stock no longer will be quoted or traded on Nasdaq. GB Foods will survive the merger as a publicly-held company; its common stock will continue to be quoted and traded on Nasdaq.

Q: WHAT WILL I RECEIVE IN THE MERGER IF I AM A TIMBER LODGE SHAREHOLDER?

A: If you are a Timber Lodge shareholder, each share of your Timber Lodge common stock will be converted into 0.8000 shares of GB Foods common stock. The
    0.8000 exchange ratio is subject to adjustment if the price of GB Foods stock is above or below certain limits near the time of the closing, as explained in the next question and answer.

Q: WHAT WOULD CAUSE THE EXCHANGE RATIO TO BE ADJUSTED?

A: The adjustment provisions are complex, but are designed to ensure that, if the merger closes, the value of the GB Foods common stock received by Timber Lodge shareholders will be not less than $6.00 and not more than $11.20 per Timber Lodge share, based on the average market value of GB Foods stock over a ten trading day period ending two trading days before closing. It is possible for the merger to close and for Timber Lodge shareholders to receive less in value than $6.00, but only if the Timber Lodge Board determines at that time that proceeding with the merger using the 0.8000 exchange ratio is better for Timber Lodge and its shareholders than abandoning the merger. If shareholders approve the merger and the average market value of GB Foods' stock is below $7.50 at the specified time prior to closing, the Board of GB Foods must decide whether to (1) adjust the exchange ratio, (2) not adjust the exchange ratio, or (3) abandon the merger. If GB Foods elects not to adjust the exchange ratio, the Board of Timber Lodge must decide whether to accept the unadjusted exchange ratio or abandon the merger. All of those decisions would be made without seeking the further approval of shareholders of either company.

Q: WHAT WILL I RECEIVE IN THE MERGER IF I AM A GB FOODS STOCKHOLDER?

A: If you are a GB Foods shareholder, your shares will not change. Your GB Foods shares will remain outstanding, and will represent a smaller percentage ownership interest in a larger company.

Q: WHAT DO I NEED TO DO NOW?

A: You need to vote at your company's shareholder meeting, or at both meetings, if you own common stock in both companies. You can vote in person at the meeting, or you can vote by using the proxy form enclosed with this booklet. To use the form, mark how you want to vote, sign and date the form, and mail it in the enclosed return envelope as soon as possible. If you do, your shares will be represented at your company's meeting and will be voted as you wish, whether or not you attend in person. If you sign the form and mail it without marking your vote, your shares will be voted in favor of the merger and in favor of any other proposals made by your company's board of directors.

    You may also attend your company's shareholder meeting in person and vote in person. If you attend in person after mailing in your proxy form, you may allow your proxy vote to stand, or you may revoke your proxy and vote in person. You may also revoke your proxy before the meeting by submitting a completed proxy form bearing a later date.

THE BOARDS OF DIRECTORS OF BOTH GB FOODS AND TIMBER LODGE UNANIMOUSLY RECOMMEND VOTING IN FAVOR OF THE MERGER PROPOSAL.

Q: IF MY SHARES ARE HELD BY MY BROKER IN "STREET NAME" HOW WILL I VOTE MY
    SHARES?

A: Generally, your broker will not vote your shares unless you provide specific voting directions. Your broker should provide you with instructions telling you how to direct your broker to vote. If you do not direct your broker, your shares will not be voted. If you are a Timber Lodge shareholder, failure to vote has the same practical effect as voting against the merger.

Q: WHAT DO I DO WITH MY STOCK CERTIFICATES?

A: If you are a Timber Lodge shareholder, you should do nothing now with your stock certificates. Later, if the merger closes, you will be sent instructions and paperwork for delivering your Timber Lodge stock certificates for exchange.

    If you are a GB Foods stockholder, you need do nothing with your certificates. Your GB Foods shares will not be converted or exchanged.

Q: WILL CASH BE PAID TO TIMBER LODGE SHAREHOLDERS IN THE MERGER?

A: Only for fractional shares, because no fractional GB Foods shares will be issued. Any Timber Lodge shareholder entitled to receive a fraction of a GB Foods share instead will receive cash representing the value of that fractional share, based on the average market price of GB Foods common stock over the ten trading days ending two business days before the closing date of the merger.

Q: WHAT DIVIDENDS WILL BE PAID TO GB FOODS COMMON STOCKHOLDERS AFTER THE MERGER?

A: GB Foods has paid no dividends to its common stockholders. GB Foods does not anticipate paying dividends to common stockholders in the foreseeable future.

Q: ARE THERE ANY CONDITIONS TO THE MERGER?

A: Yes, there are several. The merger must be approved by both the shareholders of GB Foods and the shareholders of Timber Lodge.

    In addition, Timber Lodge plans to purchase 16 restaurants from JB Parent Corp., a subsidiary of CKE Restaurants, Inc., in exchange for 687,890 shares of Timber Lodge common stock. The Timber Lodge shares will be converted into GB Foods' shares in the merger. Timber Lodge plans to convert the 16 restaurants to the Timber Lodge Steakhouse(TM)restaurant format and brand name. Also, Fidelity National Financial, Inc., GB Foods' largest stockholder, will exercise warrants to purchase shares of GB Foods common stock for at least $5 million in cash. GB Foods plans to use the cash from the warrant exercise primarily to renovate and convert the 16 restaurants.

    If Timber Lodge does not purchase the 16 restaurants or Fidelity National Financial, Inc. does not exercise the warrants, the merger could be abandoned. However, if shareholders approve the merger and one or both of the other conditions do not occur, the merger may close anyway if GB Foods or Timber Lodge waives their right to abandon the merger.

Q: WHEN DO THE COMPANIES EXPECT THE MERGER TO BE COMPLETED?

A: The Boards of both companies have attempted to time the shareholder meetings so that most conditions will have been satisfied at the time of the meetings, and it is anticipated that the merger will close within a short time afterwards.

Q: AFTER THE MERGER AND ITS RELATED TRANSACTIONS, WHAT PERCENTAGE OF GB FOODS
    WILL THE PRESENT SHAREHOLDERS OF EACH COMPANY OWN?

A: If the conditions to the merger occur and GB Foods and Timber Lodge have the same number of shares outstanding before the merger as they do now, and if the exchange ratio for the merger and the purchase prices for the other transactions discussed in this booklet are not adjusted, all Timber Lodge common stock outstanding just before the merger closes, taken together, will be converted into approximately 31.3% of the GB Foods' common stock which will be outstanding immediately after the merger. Of the GB Foods shares expected to be issued in the merger, 550,312 will be owned by CKE Restaurants, Inc. These shares will derive from shares Timber Lodge issued shortly before the merger to acquire ownership of 16 restaurants. All GB Foods common stock outstanding just before closing will constitute approximately 59.6% of the GB Foods' common stock outstanding immediately after the merger. In addition, immediately after the merger, stock options and warrants to acquire approximately 4.7 million GB Foods shares at various prices will be outstanding, of which about 5.8% will represent former Timber Lodge stock options and warrants.

Q: WHAT WILL HAPPEN TO THE TIMBER LODGE AND GREEN BURRITO BRAND NAMES?

A: Both companies presently intend to continue using the Timber Lodge Steakhouse name at substantially all current Timber Lodge Steakhouse(TM) restaurant locations and, after renovation and format conversion, at the 16 restaurants which Timber Lodge expects to acquire shortly before the merger closes. Similarly, the Green Burrito name is expected to continue to be used at substantially all current Green Burrito restaurant locations. The restaurants owned by JB's Family Restaurants, Inc., which GB Foods proposes to acquire, are not expected to be converted to the Green Burrito or Timber Lodge Steakhouse names or restaurant formats.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME AS A SHAREHOLDER?

A: GB Foods. There will be no tax consequences to you as a GB Foods stockholder.

    Timber Lodge. The receipt of GB Foods shares in exchange for your Timber Lodge shares will not be taxable to you as a Timber Lodge shareholder for federal income tax purposes and the total tax basis in your Timber Lodge shares will become the total tax basis in your GB Foods shares. A Timber Lodge shareholder who receives cash in lieu of a fractional share will recognize capital gain or loss.

Q: DO I HAVE ANY RIGHTS TO DISSENT FROM THE MERGER AND RECEIVE THE FAIR VALUE OF
    MY SHARES IN CASH?

A: You have the right to vote for or against the merger at your company's meeting, regardless of the company in which you own stock. However, you have the right to obtain a judicial appraisal and receive the fair value of your shares in cash only if you are a Timber Lodge shareholder and only if you follow exactly the procedures for exercising your legal rights under Minnesota law. Those rights are called "dissenters' rights."

                  WHERE TO GET ANSWERS TO ADDITIONAL QUESTIONS
The questions and answers on the previous pages, and the summary section in the following pages, provide only summary information. For more detailed information, please read the main portion of this Joint Proxy
         Statement/Prospectus booklet along with the Annexes. If you still have questions about the merger, or about any of the other matters to be considered at the
                   shareholder meetings, you should contact:

                             GB Foods Stockholders:

                               M'Liss Jones Kane
                              GB Foods Corporation
                             1200 No. Harbor Blvd.
                           Anaheim, California 92803
                     ph. (714) 491-6400  fax (714) 491-6425

                           Timber Lodge Shareholders:

                               Dermot F. Rowland
                         Timber Lodge Steakhouse, Inc.
                            4021 Vernon Avenue South
                        St. Louis Park, Minnesota 55416
                     ph. (612) 929-9353  fax (612) 929-5658

                                    SUMMARY

     The following summary highlights selected information from the main body of this booklet and does not contain all of the information that is important to you. To understand the merger and other transactions more fully and for a more complete description of the legal terms of those transactions, you should read carefully this entire Joint Proxy Statement/Prospectus booklet, which includes the Annexes at the back of this booklet as well as the documents which have been incorporated into this booklet by reference. We have included parenthetical page references to direct you to more detailed information on the topics presented in this Summary.

                                GB FOODS (p. 65)

     GB Foods Corporation is incorporated in Delaware and headquartered at 1200 North Harbor Blvd., Anaheim, California 92803 (714/491-6400). GB Foods operates a limited number of Mexican quick-service restaurants under the trade name "The Green Burrito" in Southern California, and sells and supervises Green Burrito franchises.

                              TIMBER LODGE (p. 67)

     Timber Lodge Steakhouse, Inc. is incorporated in Minnesota and headquartered at 4021 Vernon Avenue South, St. Louis Park, Minnesota 55416 (612/929-9353). Timber Lodge owns and operates 17 Timber Lodge Steakhouse(TM) restaurants in Minnesota, Wisconsin, South Dakota, upstate New York, and northern Illinois.

                        MARKET PRICE INFORMATION (p. 69)

     The closing market price of GB Foods common stock on December 11, 1997, the business day before the merger was publicly announced, was $10.125 per share, as reported on the Nasdaq Small Cap Market. The closing market price of Timber Lodge common stock on December 11, 1997 was $4.8125 per share as reported on the Nasdaq Small Cap Market. The closing price of GB Foods' stock in 1998 (through July 24) has ranged from a low of $5.94 to a high of $10.94; from April 1 through July 24, the range has been $5.94 to $8.13.

                               THE MERGER (p. 39)

     Under the merger agreement, subject to certain conditions, Timber Lodge will merge with TLS Acquisition Corp., which is a wholly-owned subsidiary of GB Foods set up specially to participate in the Merger.

     Timber Lodge shareholders will receive 0.8000 shares of GB Foods common stock for each share of Timber Lodge common stock. The 0.8000 exchange ratio is subject to possible adjustment if the market price of GB Foods stock, averaged over a ten-day period ending two days before closing, is less than $7.50 or more than $14.00 per share. Two tables on pages 8 and 9 provide detailed information regarding how changes in GB Foods' average stock price would affect the shareholders of both companies. If GB Foods' average price were below $7.50, GB Foods may increase the ratio according to a pre-agreed formula, leave it unchanged, or abandon the merger. If GB Foods leaves it unchanged, Timber Lodge may accept that action or abandon the merger itself. The closing price of GB Foods stock on July 24, 1998 was $6.88, and GB Foods stock has closed lower than $7.50 on 59 days from April 1 to July 24, 1998. Neither GB Foods nor Timber Lodge has determined at this time what it intends to do if GB Foods' average stock price is below $7.50 at closing. Any such determination would have to be made in accordance with the fiduciary duties each Board owes under Delaware and Minnesota corporate law to each company's respective shareholders. Under Delaware law, the GB Foods' directors' fiduciary duty is to critically assess all relevant and available data before making a determination, and to act in the best interests of all GB Foods stockholders. Under Minnesota law, the Timber Lodge directors' fiduciary duty is to make a determination in good faith in a manner the directors reasonably believe to be in the best interests of Timber Lodge, with the care that an ordinarily prudent person in a similar position would exercise in similar circumstances. Each Board would consider all of the circumstances at that time, including: recent share price trends for GB Foods, the restaurant industry, and overall in the market; recent trends or developments in the restaurant industry; recent trends or developments in the businesses or outlook of GB Foods, Timber Lodge, or JB's Family Restaurants, Inc.; and, the prospects for any alternative strategic courses of action which might include approaching other acquirors and/or target companies. In addition, GB Foods' Board would consider the dilutive effects of an increase in the exchange ratio. If the shareholders of both our companies approve the merger, that approval will authorize the Boards of both companies to adjust, to elect not to adjust, or to elect to abandon the merger, as outlined above and described in this booklet; any of those actions could be taken without seeking your supplemental approval.

     As an example of how the adjustment provisions work, assume that the ten day average closing price of GB Foods common stock is $6.8750 per share (that price was the actual closing price on July 24, 1998). In that case, since the ten day average price is below $7.50, GB Foods' Board of Directors would be required to choose to: (1) increase the exchange ratio to 0.8727 GB Foods shares for each Timber Lodge share; (2) allow the exchange ratio to remain at 0.8000 GB Foods shares for each Timber Lodge share; or (3) abandon the merger. If GB Foods' Board chose (1), Timber Lodge would be required to complete the merger. If GB Foods' Board chose (2), Timber Lodge's Board would be required to choose to accept the unadjusted exchange ratio, or it could elect to abandon the merger. Both the GB Foods' Board and the Timber Lodge Board, in choosing option
(1), (2), or (3), will be required to exercise their best judgment in accordance with their fiduciary obligations and will not seek shareholder approval of their decision. This is just an example; the actual ten day average closing price is likely to differ from the assumed one, and any such difference would affect how the exchange ratio would be adjusted, if GB Foods' Board chose to adjust it. A table illustrating the effects of these alternatives appears on page 8.

     There will be no cash payments to Timber Lodge shareholders other than for fractional shares. The merger and merger agreement are described in more detail later in this booklet. Also, a conformed copy of the merger agreement as restated, excluding schedules, is attached as Annex A. We urge you to read the merger agreement; it is the legal document which governs the merger.

                 TIMBER LODGE'S PURCHASE OF SIXTEEN RESTAURANTS
                                    (p. 58)

     Before GB Foods has to complete the merger, Timber Lodge must acquire JB Parent Corp., a subsidiary of CKE whose only assets at the time of purchase will be sixteen restaurants. Timber Lodge intends to convert the sixteen restaurants to the Timber Lodge Steakhouse(TM) restaurant format and brand name. Timber Lodge will issue 687,890 shares of its common stock to pay for those restaurants. Those shares will be converted into 550,312 shares of GB Foods' stock in the merger if the exchange ratio in the merger remains 0.8000. If the merger with GB Foods is not approved by the Timber Lodge shareholders, Timber Lodge could refuse to purchase the sixteen restaurants. In that situation, because Timber Lodge would not have available the use of the $5 million which GB Foods would have received from Fidelity National Financial, Inc.'s exercise of certain stock warrants it holds, Timber Lodge presently expects it would not purchase the sixteen restaurants.

                     THE FIDELITY WARRANTS EXERCISE (p. 60)

     Before GB Foods and Timber Lodge complete the merger, Fidelity National Financial, Inc., (GB Foods' largest stockholder) must exercise warrants to purchase shares of GB Foods' common stock for at least $5 million in cash. The cash is expected to be used primarily to renovate and convert the sixteen restaurants to the Timber Lodge Steakhouse(TM) brand name and format.

     Although Fidelity owns and could exercise a total of 3,470,000 warrants priced variously at $5.00, $7.00, and $7.50 per share, it is assumed throughout this booklet that Fidelity will exercise $5.00 warrants for 1,000,000 GB Foods shares. The exercise of those warrants will have the following dilutive effects on other GB Foods stockholders:

                         STOCK OWNERSHIP DILUTION* UPON
                   EXERCISE OF WARRANTS FOR 1,000,000 SHARES

                                     ALL OTHER
                                         GB
                        FIDELITY   STOCKHOLDERS**
                        --------   --------------
Current Ownership.....    15.8%         84.2%
Ownership if Warrants
  Exercised...........    26.9%         73.1%
Ownership if Warrants
  Exercised and Merger
  Closed..............    19.8%         81.2%
Ownership if Warrants
  Exercised, Merger
  Closed, and JB's
  Family Restaurants,
  Inc. Acquired.......    18.1%         81.9%

* Based on 6,576,485 GB Foods shares outstanding at March 31, 1998 and 3,634,415 Timber Lodge shares outstanding at March 31, 1998, and assuming the merger exchange ratio remains 0.8000 and the purchase price of 1,000,000 GB Foods shares for JB's Family Restaurants, Inc. remains unchanged. All percentages ignore Fidelity's unexercised warrants.

** CKE Restaurants, Inc. currently owns no GB Foods shares or warrants, but will acquire a significant number of shares if either the merger or the JB's acquisition closes. The effects of this on other GB stockholders is illustrated in the diagrams appearing on pages 22-25.

                       OUR REASONS FOR THE MERGER (p. 42)

     We believe that the merger, Timber Lodge's purchase of the sixteen restaurants, and Fidelity's warrant exercise will provide several important benefits. The merger should diversify both companies geographically and in terms of the market segment which each served. Fidelity's warrants exercise and Timber Lodge's sixteen restaurant purchase will allow Timber Lodge to expand rapidly into new southwestern and western markets and will add financial strength to GB Foods' balance sheets. The combination with Timber Lodge will also complement GB Foods' proposed acquisition of the stock of JB's Family Restaurants, Inc. discussed below. Finally, both GB Foods and Timber Lodge are expected to benefit from cost savings under common management, particularly in the areas of reduced overhead and costs of sales due to improved purchasing power.

         GB FOODS' ACQUISITION OF JB'S FAMILY RESTAURANTS, INC. (p. 80)

     GB Foods has agreed to issue 1,000,000 shares of GB Foods' common stock (subject to possible adjustment) in exchange for all of the outstanding capital stock of JB's Family Restaurants, Inc., an indirect wholly-owned subsidiary of CKE Restaurants, Inc. If the shareholders' equity of JB's Family Restaurants, Inc. is less than $5,000,000 on the day the acquisition is to be completed, the companies may agree to adjust the number of GB Foods' common stock to be issued. CKE Restaurants, Inc. has informed GB Foods that it intends to take actions necessary to avoid any adjustment. If for any reason the 1,000,000 share purchase price were materially adjusted after the GB Foods meeting, the GB Foods' Board of Directors would re-solicit GB Foods' stockholders for approval of the new price.

     GB Foods believes that the acquisition of JB's Family Restaurants, Inc. will significantly increase GB Foods' asset and capital base, diversify GB Foods in terms of market segment and geography, and result in cost savings from reduced overhead and purchasing economies resulting from the increased size of the combined entity. The acquisition also will complement GB Foods' acquisition of Timber Lodge.

                              DIAGRAMS (pp. 22-26)

     To help you understand how these proposed transactions will affect the ownership structure of GB Foods and Timber Lodge, we urge you to review the diagrams on pages 22-26. We have also provided the diagrams to illustrate how JB's Family Restaurants, Inc. has been changed since the end of its last fiscal year, and how the proposed transactions will further affect it.

                              RISK FACTORS (p. 27)

     If realized, the benefits mentioned above should, eventually, result in improved financial results and shareholder value for shareholders of both GB Foods and Timber Lodge. Of course, the benefits may not materialize, and other risks are present as well. All shareholders should read carefully the discussion of risk factors in the main body of this booklet.

RELATIONSHIPS AMONG GB FOODS, CKE, FIDELITY, WILLIAM P. FOLEY, II, STAR BUFFET,
                      INC., JB'S FAMILY RESTAURANTS, INC.,
                                AND TIMBER LODGE

     Certain members of the GB Foods' board of directors serve as directors or officers of CKE Restaurants, Inc. These individuals include Andrew F. Puzder, William P. Foley, II, and Frank P. Willey. Mr. Foley is the chairman of the board and chief executive officer of CKE and Fidelity. He is also chairman of the board of GB Foods and Star Buffet, Inc.

     CKE owns no stock of GB Foods, but is its single largest franchisee. Mr. Foley is a director of the corporate general partner of CKE's largest shareholder, and (as of July 2, 1998) for purposes of SEC Rule 13d-3 he beneficially owned approximately 10% of CKE's outstanding shares (inclusive of exercisable employee stock options owned by Mr. Foley and inclusive of shares owned by CKE's largest shareholder).

     Fidelity owned (as of July 2, 1998) approximately 1.8% of CKE's outstanding common stock. In addition to being chairman of the board and chief executive officer of Fidelity, Mr. Foley beneficially owned (as of July 2, 1998) approximately 16% of Fidelity's outstanding common stock (inclusive of certain employee stock options owned by Mr. Foley) and is Fidelity's largest shareholder.

     Fidelity owns 175,800 shares of Timber Lodge common stock (approximately 4.8% of its outstanding shares as of June 1, 1998). Fidelity acquired its Timber Lodge shares in September 1997, before GB Foods began negotiations with Timber Lodge. Mr. Foley personally owns 46,700 shares of Timber Lodge common stock (approximately 1.3% of its outstanding shares as of June 1, 1998). He acquired his shares in the open market after the original merger agreement between GB Foods and Timber Lodge was executed and publicly announced in January, 1998.

     CKE indirectly owns JB's Family Restaurants, Inc., which GB Foods proposes to acquire, and also owns JB Parent Corp., which Timber Lodge proposes to acquire. The historical financial statements of JB's Family Restaurants, Inc. are included in this booklet beginning at page 102; however, since the end of its most recent fiscal year, JB's Family Restaurants, Inc. has undergone several significant structural changes. The financial effect of those changes are described in Note 16 to those statements beginning at page 117. To help you better understand those changes, we have provided diagrams of the past, present, and proposed ownership structures of JB's Family Restaurants, Inc. and its assets on pages 22-26.

     One of those restructuring changes, which occurred in February, 1998, is the sale of 12 restaurants to Star Buffet, Inc. CKE received the cash proceeds from this sale. CKE owns approximately 36.7% of Star Buffet's outstanding stock. Another was the transfer of 16 restaurants to JB Parent Corp. As a result, JB's Family Restaurants, Inc. has been divided into 3 pieces: the 12 restaurants sold to Star Buffet; the 16 restaurants transferred to JB Parent Corp.; and, the 52 restaurants retained by JB's Family Restaurants, Inc. During the 52 weeks ended January 26, 1998, these three pieces generated operating income (losses) of:
$806,000 by the 12 restaurants sold to Star Buffet; ($491,000) by the 16 restaurants transferred to JB Parent Corp.; and, $107,000 by the 52 restaurants retained by JB's Family Restaurants, Inc. As a group, the 12-restaurant piece sold to Star Buffet was more profitable in the last fiscal year than the 16-restaurant piece transferred to JB Parent Corp. or the 52-restaurant piece retained by JB's Family Restaurants, Inc.

     The fact that three of GB Foods' directors were closely affiliated with CKE created a conflict of interest under Delaware corporate law with respect to the purchase of JB's Family Restaurants, Inc. Under those circumstances, Delaware law requires that any one of the following occur: (1) the conflict is disclosed or known to the disinterested directors (Messrs. Haglund and Anthony) and both disinterested directors approve the transaction; (2) the conflict is disclosed or known to the GB Foods shareholders and the transaction is approved by the shareholders; or (3) the transaction is fair to GB Foods as of the time the transaction is approved by the board or shareholders. In the case of (2), the transaction also must be fair (in other words, shareholder approval alone is not sufficient). Here, the conflict was known to GB Foods' disinterested directors and was approved by them both. Supplemental to that, GB Foods' board obtained an opinion of a financial advisor that the consideration to be paid in the acquisition is fair to GB Foods from a financial point of view, and is soliciting the approval of shareholders after full disclosure in this booklet of the conflict of interest. If the JB's transaction later were challenged under Delaware law, the financial advisor's opinion would not control a court's determination as to whether the transaction was fair. The GB Foods' board could use shareholder approval as part of its defense under (2), but alternatively could use the approval of the disinterested directors as a defense.

                      OUR RECOMMENDATIONS TO SHAREHOLDERS
                           (pp 42, 83, 124, 130, 136)

     To GB Foods' Stockholders. GB Foods' Board of Directors believes that the merger and the acquisition of JB's Family Restaurants, Inc. is fair to you and in your best interests. The Board unanimously recommends that you vote FOR the merger and the acquisition. The GB Foods Board also unanimously recommends that you vote FOR each of the six nominees for director named in this booklet, and FOR each of the other proposals for the GB Foods Meeting: the amendment to the 1989 Non-Qualified Stock Option Plan and the approval of specific grants under that plan; the adoption of the 1998 Stock Option Plan; and the change of GB Foods' name to Santa Barbara Restaurant Group, Inc.

     To Timber Lodge Shareholders. The Timber Lodge Board of Directors believes that the merger is fair to you and in your best interests. The Board unanimously recommends that you vote FOR the merger.

                       SHAREHOLDER VOTE REQUIRED (p. 37)

     GB Foods' stockholders must approve the merger, the JB's Family Restaurants, Inc. acquisition, amendments to the 1989 Non-Qualified Stock Option Plan and the 1998 Stock Option Plan by a majority of the total shares of GB

Foods' common stock which are voted. Timber Lodge shareholders must approve the merger by a majority of the outstanding shares of Timber Lodge common stock on the record date for the Timber Lodge Meeting. Directors of GB Foods are elected by GB Foods' stockholders by a legal procedure called cumulative voting. Cumulative voting permits a GB Foods' stockholder to multiply the shares he or she may vote by the number of directors to be elected, and to allocate those votes among the nominees in any amount. For this election, the number of directors, or the multiplier, is six. The name change (proposal 6 at the GB Foods Meeting) must be approved by the holders of at least 51% of GB Foods' common stock outstanding on the record date for the GB Foods Meeting.

                    DISSENTERS' RIGHTS OF APPRAISAL (p. 55)

     GB Foods' stockholders will have no right to dissent or seek appraisal of, or cash payment for, their shares of common stock.

     Timber Lodge shareholders who do not vote in favor of the merger and who follow all of the procedures required under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act have a statutory right to seek a judicial appraisal of the value of their shares of Timber Lodge stock and to receive a cash payment for them from GB Foods.

      TAX CONSEQUENCES OF THE MERGER TO TIMBER LODGE SHAREHOLDERS (p. 78)

     We are not getting a ruling from the IRS regarding the tax effects of the merger. However, tax counsel to Timber Lodge, Larkin, Hoffman, Daly & Lindgren, Ltd. has opined that a Timber Lodge shareholder (other than CKE Restaurants, Inc.) receiving GB Foods' common stock in the merger will not recognize any gain or loss for federal income tax purposes. However, a Timber Lodge shareholder (other than CKE Restaurants, Inc.) who receives cash for a fractional share or upon exercise of dissenters' rights will recognize capital gain or loss relating to such receipt of cash. The aggregate basis of the GB Foods common stock received will be the same as the aggregate basis of the Timber Lodge common stock surrendered. The holding period of the GB Foods common stock received will include the holding period of the Timber Lodge common stock surrendered.

            FAIRNESS OPINIONS OF FINANCIAL ADVISORS (pp. 43, 48, 86)

     We have each engaged a financial advisor. GB Foods received an opinion from Piper Jaffray Inc. dated April 14, 1998, to the effect that the 0.8000 exchange ratio was fair to GB Foods from a financial point of view, and Timber Lodge received an opinion from Pauli & Company Incorporated dated March 26, 1998 to the effect that the consideration to be received in the merger is fair to the shareholders of Timber Lodge from a financial point of view. These opinions are included in this booklet as Annex C and Annex D.

     By supplemental letter dated June 30, 1998, Piper Jaffray advised the GB Foods Board of Directors that, based on a review of the internal analyses of Piper Jaffray and other facts and circumstances as they existed on April 14, 1998, but giving retroactive effect solely to a more current price of GB Foods' stock ($6 3/8 closing price on June 29, 1998) and an assumed election by GB Foods to adjust the exchange ratio to 0.9412 in accordance with the Merger Agreement, it would have been the opinion of Piper Jaffray, as of April 14, 1998, that such increased exchange ratio was fair from a financial point of view to GB Foods. The supplemental letter is included in this booklet beginning at page C-5 of Annex C.

     The Piper Jaffray opinion was rendered on April 14, 1998 and was based on information available to Piper Jaffray at that time. Since that time, among other things, the market price of GB Foods' stock has fallen below $7.50 per share. If the ten-day average price of GB Foods' stock shortly before closing (as required by the merger agreement) is below $7.50, GB Foods could elect to adjust the exchange ratio to a figure higher than 0.8000, or elect to leave the ratio unadjusted, or elect to abandon the Merger. GB Foods' Board of Directors would have to make that election in accordance with its fiduciary duties under Delaware law to the GB Foods shareholders. The Board would be required to consider, among other things, Piper Jaffray's opinion and supplemental letter regarding the merger. However, the supplemental letter contemplates only an exchange ratio of 0.9412 based on GB Foods' stock price on June 29, 1998 of $6 3/8; it does not contemplate, and Piper Jaffray has expressed no opinion regarding, any other exchange ratio or stock price and, if the ten-day average closing price were lower than $6 3/8, the GB Foods Board would have to make an election concerning the exchange ratio in the absence of an opinion from Piper Jaffray which addresses the exchange ratio to which the merger agreement would adjust at GB Foods' election.

     Pauli & Company Incorporated's opinion to the Timber Lodge Board of Directors was rendered on March 26, 1998 and was based on information available to Pauli at that time. Since that time, among other things, the market price of GB Foods' stock has fallen below $7.50 per share. Pauli's opinion did contemplate the possibility that if the ten-day average price of GB Foods' stock shortly before closing is below $7.50, GB Foods could elect to adjust the exchange ratio upwards in accordance with the merger agreement. Pauli's opinion did not contemplate, and Pauli has not been asked to express an opinion regarding, the possibility that if the ten-day average price of GB Foods' stock shortly before closing is below $7.50, GB Foods could elect to leave the exchange ratio unadjusted at 0.8000; in that case, Timber Lodge could elect either to accept the unadjusted ratio and close the merger, or to abandon the merger. In that event, Timber Lodge's Board of Directors would have to make that election in accordance with its fiduciary duties under Minnesota law to the Timber Lodge shareholders, and would have to make that election without an opinion from Pauli which addresses that situation. (On the other hand, if GB Foods elected to adjust the exchange ratio in accordance with the merger agreement, Timber Lodge could not abandon the merger and so would have no election to make.)

     GB Foods also engaged Piper Jaffray Inc. to opine whether the consideration to be paid in the acquisition of JB's Family Restaurants, Inc. is fair to GB Foods from a financial point of view. GB Foods received an opinion from Piper Jaffray Inc. dated April 14, 1998, to such effect. This opinion is included in Annex H.

     Each fairness opinion has been addressed to the applicable Board of Directors, does not constitute a recommendation to any shareholder as to how such shareholder should vote and has significant limitations and qualifications which are specified in them. You are encouraged to read the opinions carefully with those limitations and qualifications in mind.

                       CONDITIONS TO CLOSING THE MERGER;
                              TERMINATION (p. 63)

     Completion and closing of the merger is subject to the satisfaction of certain conditions. Unless those conditions are satisfied or waived, GB Foods, Timber Lodge, or either have the right to abandon the merger, depending upon the condition. These conditions include: approval of the merger by the shareholders of both companies; exercise by Fidelity of warrants to purchase shares of GB Foods' common stock for at least $5 million in cash (which it has agreed to do); purchase by Timber Lodge of sixteen restaurants from CKE in exchange for 687,890 shares of Timber Lodge common stock; and, satisfaction of various technical and legal requirements.

     In addition, GB Foods or Timber Lodge has the right to abandon the merger if one or more specified events occur. The merger could be abandoned if: the merger does not close by September 15, 1998 or, Timber Lodge's Board of Directors determines, under specified conditions in the Merger Agreement, to accept another offer to acquire Timber Lodge.

     Generally GB Foods and Timber Lodge each is to pay its own expenses if the merger agreement terminates or is abandoned, except if either party commits a willful breach of the agreement or if the options, discussed below, are issued in connection with a break-up.

                         BREAK-UP OF THE MERGER (p. 63)

     Timber Lodge is required to issue to GB Foods options to acquire 19.9% of Timber Lodge's common stock priced at $4.65 per share if the following events occur: (1) before the merger closes any person acquires a majority of Timber Lodge's outstanding shares; and (2) any of the following events also occur: (a) Timber Lodge's shareholders do not approve the merger, or (b) Timber Lodge's Board of Directors changes its favorable recommendation regarding the merger, or
(c) GB Foods abandons the merger due to certain breaches of the merger agreement by Timber Lodge, or (d) Timber Lodge abandons the merger in favor of another offer to acquire Timber Lodge.

               CONDITIONS TO CLOSING THE JBRI ACQUISITION (p. 85)

     Completion and closing of the acquisition of JB's Family Restaurants, Inc. is subject to the satisfaction of certain conditions which are summarized in the main body of this booklet.

                      MANAGEMENT AFTER THE MERGER (p. 71)

     After the merger, assuming all six of the nominees identified in this booklet are elected, GB Foods' Board of Directors will consist of seven members:
William P. Foley, II; Andrew F.

Puzder; T. Anthony Gregory; Bruce H. Haglund; Dermot F. Rowland; C. Thomas Thompson and Frank P. Willey.

     After the Merger, the officers of GB Foods are expected to be: William F. Foley, II, Chairman of the Board; Andrew F. Puzder, Chief Executive Officer; Nicolas J. Caddeo, Chief Operating Officer; Carl A. Strunk, Executive Vice President-Finance; Ted Abajian, Executive Vice President, Chief Financial Officer and Chief Accounting Officer, Gary R. Nelson, Treasurer, and M'Liss Jones Kane, Senior Vice President and Secretary.

               INTERESTS OF CERTAIN PERSONS IN THE MERGER (p. 79)

     Two Timber Lodge directors and officers, Messrs. Rowland and Bedzyk, have interests in the merger and related transactions that are different from yours as a Timber Lodge shareholder because they are being offered employment agreements.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION OF JB'S FAMILY RESTAURANTS, INC.
                                    (p. 90)

     Three of GB Foods' directors, Messrs. Foley, Puzder, and Willey, also are directors or executive officers of CKE Restaurants, Inc. (which owns JB's Family Restaurants, Inc.). However, the remaining two directors, Messrs. Haglund and Gregory, are not affiliated with CKE Restaurants, Inc. All five of GB Foods' directors approved the acquisition of JB's Family Restaurants, Inc. and all five recommend that you vote in favor of that acquisition. The GB Foods Board believes it has fairly and objectively evaluated and reviewed this acquisition (as discussed in this booklet) and acted in the best interests of GB Foods and all of its stockholders.

                       ACCOUNTING TREATMENT (pp. 54, 90)

     We expect to use the purchase method of accounting for the Merger, GB Foods' acquisition of JB's Family Restaurants, Inc., and Timber Lodge's acquisition of the sixteen restaurants. This means that GB Foods will treat Timber Lodge and JB's Family Restaurants, Inc., and Timber Lodge will treat the sixteen restaurants, as assets that were purchased for financial accounting and reporting purposes. As a result, after the merger, GB Foods will recognize goodwill which is expected to be spread over 40 years. The approximate expected annual amounts are: $342,775 (merger); $91,175 (acquisition of JB's Family Restaurants, Inc.); and $56,375 (sixteen restaurants).

                           FORWARD-LOOKING STATEMENTS
                          MAY PROVE INACCURATE (p. 35)

     We have each made forward-looking statements in this booklet, and in documents that are incorporated by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of GB Foods or Timber Lodge. Also, when we use words such as "will," "believes," "expects," "anticipates" or use similar expressions, we are making forward-looking statements. Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future financial results of GB Foods or Timber Lodge and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this booklet. These factors include the following:

     -  operating, legal and regulatory risks;

     - economic, social, and competitive forces affecting our core business in our geographic markets; and

     - the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                            TABULAR COLLAR ANALYSIS

     As mentioned previously, the exchange ratio for the merger and other matters are affected by changes in GB Foods' average stock price shortly before closing. The following table shows the effects on the exchange ratio, the equivalent value of one Timber Lodge share, and the number of GB Foods shares which would be issued in the merger, over a range of GB Foods average stock prices. This table does not predict GB Foods' stock price; the high and low limits of the table were determined arbitrarily to illustrate the effects of GB Foods' average stock price from $2.00 below the lower adjustment point of the exchange ratio to $2.00 above it.

                             MERGER COLLAR ANALYSIS

                                                     AVERAGE         MERGER        EQUIVALENT          NUMBER OF
                                                    GB FOODS        EXCHANGE      TIMBER LODGE          GB FOODS
                 DESCRIPTION                       SHARE PRICE       RATIO        SHARE VALUE       SHARES ISSUED(B)
---------------------------------------------      -----------      --------      ------------      ----------------
ABOVE $14.00:                                        $ 16.00         0.7000          $11.20            3,025,614
  the exchange ratio adjusts automatically           $ 15.50         0.7226          $11.20            3,123,214
  to maintain an equivalent share value              $ 15.00         0.7467          $11.20            3,227,321
  of $11.20 per Timber Lodge share                   $ 14.50         0.7724          $11.20            3,338,608
--------------------------------------------------------------------------------------------------------------------
FROM $7.50 THROUGH $14.00:                           $ 14.00         0.8000          $11.20            3,457,844
  the exchange ratio is fixed at                     $ 13.50         0.8000          $10.80            3,457,844
  0.8000 and the equivalent                          $ 13.00         0.8000          $10.40            3,457,844
  share value varies from                            $ 12.50         0.8000          $10.00            3,457,844
  $6.00 to $11.20                                    $ 12.00         0.8000          $ 9.60            3,457,844
                                                     $ 11.50         0.8000          $ 9.20            3,457,844
                                                     $ 11.00         0.8000          $ 8.80            3,457,844
                                                     $ 10.50         0.8000          $ 8.40            3,457,844
                                                     $ 10.00         0.8000          $ 8.00            3,457,844
                                                     $  9.50         0.8000          $ 7.60            3,457,844
                                                     $  9.00         0.8000          $ 7.20            3,457,844
                                                     $  8.50         0.8000          $ 6.80            3,457,844
                                                     $  8.00         0.8000          $ 6.40            3,457,844
                                                     $  7.50         0.8000          $ 6.00            3,457,844
--------------------------------------------------------------------------------------------------------------------
BELOW $7.50:                                         $  7.00         0.8571          $ 6.00            3,704,833
  (1) GB Foods may elect                             $  6.50         0.9231          $ 6.00            3,989,820
  to adjust the exchange ratio                       $  6.00         1.0000          $ 6.00            4,322,305
  to maintain an equivalent                          $  5.50         1.0909          $ 6.00            4,715,242
  share value of $6.00(a); or
 ....................................................................................................................
  (2) GB Foods may elect                             $  7.00         0.8000          $ 5.60            3,457,844
  to keep the exchange ratio                         $  6.50         0.8000          $ 5.20            3,457,844
  at 0.8000, which would cause                       $  6.00         0.8000          $ 4.80            3,457,844
  the equivalent share value                         $  5.50         0.8000          $ 4.40            3,457,844
  to fall below $6.00; or
 ....................................................................................................................
  (3) GB Foods may elect to abandon                                                        Merger would be abandoned
  the merger. Also, if GB Foods
  elects to keep the exchange
  ratio at 0.8000, Timber Lodge
  may elect to abandon the merger.

Note (a): If GB Foods elects to adjust the exchange ratio, it would be multiplied by a fraction; the numerator of that fraction is $7.50 and the denominator is the average 10 day closing price.

Note (b): Outstanding shares of Timber Lodge to be converted consist of 687,890 shares to be issued to CKE Restaurants, Inc. for sixteen restaurants plus 3,634,415 currently outstanding Timber Lodge shares, or a total of 4,322,305 shares. This analysis does not include the 296,166 currently outstanding Timber Lodge options and 120,000 warrants which would be converted into GB Foods options and warrants in the merger.

                           TABULAR GOODWILL ANALYSIS

     The merger and other transactions discussed in this booklet will result in "goodwill." Goodwill represents the excess of the fair value of the consideration paid over the net assets acquired and is required by accounting rules to be amortized over its expected life. Net income of GB Foods will be reduced each year by the amount amortized. The Goodwill impact on earnings per share depicted below assumes the completion of all transactions and total shares to be issued and outstanding of 12,034,000 as reflected in scenario 3 footnote
(r) page 21 of this booklet. See "ACCOUNTING TREATMENT" beginning at pages 54 and 90 for additional information regarding goodwill. Like the exchange ratio and the number of GB Foods shares to be issued in the merger, the goodwill which GB Foods will be required to amortize will rise and fall with GB Foods' stock price at closing. The table below illustrates these effects.

                               GOODWILL ANALYSIS
                 DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS

                                                                   COMBINED
   GB FOODS       GB FOODS     TOTAL    ACQUISITION   COMBINED    FAIR VALUE                  ANNUAL       PRO FORMA    GOODWILL
  STOCK PRICE     SHARES TO   MERGER       VALUE      PRO FORMA     OF NET      COMBINED     GOODWILL      GB FOODS     IMPACT ON
  AT CLOSING      BE ISSUED   CLOSING     JBRI(2)      CLOSING      ASSETS      GOODWILL   AMORTIZATION    SHARES(5)    EARNINGS
    (RANGE)       MERGER(1)    VALUE    (52 UNITS)      VALUE     ACQUIRED(3)     (4)       (40) YEARS    OUTSTANDING   PER SHARE
---------------   ---------   -------   -----------   ---------   -----------   --------   ------------   -----------   ---------
         $16.00     3,026     $48,410     $8,500       $56,910      $18,279     $38,631        $966         11,602        $0.08
         $15.50     3,123     $48,410     $8,500       $56,910      $18,279     $38,631        $966         11,700        $0.08
         $15.00     3,227     $48,410     $8,500       $56,910      $18,279     $38,631        $966         11,804        $0.08
         $14.50     3,339     $48,410     $8,500       $56,910      $18,279     $38,631        $966         11,915        $0.08
---------------------------------------------------------------------------------------------------------------------------------
   $14.00-$7.50     3,458     $29,392(6)   $8,500      $37,892      $18,279     $19,613        $490         12,034        $0.04
---------------------------------------------------------------------------------------------------------------------------------
         $ 7.00     3,705     $25,934     $8,500       $34,434      $18,279     $16,155        $404         12,281        $0.03
         $ 6.50     3,990     $25,934     $8,500       $34,434      $18,279     $16,155        $404         12,566        $0.03
         $ 6.00     4,322     $25,934     $8,500       $34,434      $18,279     $16,155        $404         12,899        $0.03
         $ 5.50     4,715     $25,934     $8,500       $34,434      $18,279     $16,155        $404         13,292        $0.03

---------------

Goodwill Analysis Notes:

(1) Timber Lodge shares outstanding at March 31, 1998 of 3,634,415 plus 687,890 additional shares issued to CKE for the acquisition of the Sixteen Restaurants or a total of 4,322,305 Timber Lodge shares multiplied by the merger Exchange Ratio of .80 (if within the Collar) or 3,457,844 GB Foods Shares. If the GB Foods Closing Stock Price is below the Collar, then the Exchange Ratio may be increased and additional shares could be issued. If the Closing Stock price is above the Collar, then the Exchange Ratio will be decreased and fewer shares will be issued. See Tabular Collar Analysis on page 8 of this booklet for additional information concerning the number of shares to be issued if the GB Foods Closing Stock Price is above or below the Collar.

(2) The acquisition value of JBRI (52 units) was valued at $8.50 per share (share price of GB Foods stock when terms of the acquisition were agreed to and announced) multiplied by the one million shares to be exchanged or total value of $8,500,000.

(3) The Combined Fair Value of Net Assets Acquired includes: Timber Lodge of $11,303,000, Sixteen Restaurants of $2,423,000, JBRI (52 units) of $5,053,000, see notes (c), (a), and (g), respectively at page 20 of this booklet, less the estimated costs to complete all the transactions of $500,000 or $18,279,000.

(4) The Combined Goodwill is expected to be approximately $19.6 million if the Exchange Ratio is unadjusted, (price within the Collar), $16.2 million if the Exchange Ratio increases and $38.7 million if the Exchange Ratio decreases. The Exchange Ratio could increase if GB Foods' Closing Stock Price is below $7.50 per share, and would decrease if the Closing Stock Price is above $14.00 per share, see Tabular Collar Analysis on page 8 of this booklet.

(5) The Pro Forma GB Foods Shares used in determining the goodwill impact on earnings per share was calculated using the March 31, 1998 shares outstanding of 6,576,485 plus 1,000,000 shares to be issued for the acquisition of the JBRI (52 units), plus the 1,000,000 shares to be issued to Fidelity for the exercise of warrants, and the issuance of shares for the acquisition of Timber Lodge. If the Closing Stock Price is within the Collar ($14.00 to $7.50 per share) then the shares to be issued in the Timber Lodge Merger would be approximately 3,458,000 shares or total Pro Forma shares outstanding of 12,034,000. If the Closing Stock Price is above the Collar, then fewer shares will be issued. if the Closing Stock Price is below the Collar, then more shares could be issued. See Tabular Collar Analysis on page 8 of this booklet for additional information concerning the number of shares to be issued if the GB Foods Closing Stock Price is above or below the Collar.

(6) The Merger Closing Value, within the Collar, was calculated using a GB Foods per share price of $8.50 per share, which was the share price of GB Foods stock when the terms of the deal were agreed to and announced.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

                               REGARDING GB FOODS

     The selected consolidated historical financial data of GB Foods presented for the three months ended March 31, 1998 and 1997 and as of March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996 were derived from, and should be read in conjunction with, the financial statements and related notes of GB Foods included in this Prospectus as part of Annex E. The financial data for the years ended December 31, 1994 and 1993 and as of December 31, 1995, 1994, and 1993 were derived from audited financial statements which are not in this Prospectus. See GB Foods, first quarter report on Form 10-Q and annual report on Form 10-K/A (Annex E) for further financial information concerning GB Foods.

        SUMMARY CONSOLIDATED FINANCIAL INFORMATION RELATING TO GB FOODS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                THREE MONTHS
                                              ENDED MARCH 31,              YEARS ENDED DECEMBER 31,
                                              ----------------   ---------------------------------------------
                                               1998      1997     1997     1996     1995      1994      1993
                                              ------    ------   ------   ------   -------   -------   -------
STATEMENT OF OPERATIONS DATA
Revenues
  Company-operated..........................  $  699    $  737   $3,019   $2,988   $ 4,819   $ 4,817   $ 4,194
  Franchise fees and royalties..............     400       335    1,638    1,459     1,167       845       990
  Other.....................................     193       139      723      547       613       950       285
                                              ------    ------   ------   ------   -------   -------   -------
         Total revenues.....................   1,292     1,211    5,380    4,994     6,599     6,612     5,469
Restaurant operating costs..................     720       681    2,844    2,904     4,828     5,333     3,992
General and administrative costs............     255       345    1,370    1,777     2,434     2,599     1,953
Litigation costs............................       0         0        0        0       805     2,869     4,195
Depreciation and amortization...............      62        78      297      346       438       336       310
                                              ------    ------   ------   ------   -------   -------   -------
         Total operating costs..............   1,037     1,104    4,511    5,027     8,505    11,137    10,450
Income (loss) before minority interest in
  consolidated partnership..................     255       107      869      (33)   (1,906)   (4,525)   (4,981)
                                              ------    ------   ------   ------   -------   -------   -------
Minority interest in consolidated
  partnership...............................      (2)       (8)     (15)     (15)      (16)      (19)       (9)
                                              ------    ------   ------   ------   -------   -------   -------
         Net income (loss)..................  $  253    $   99   $  854   $  (48)  $(1,922)  $(4,544)  $(4,990)
                                              ======    ======   ======   ======   =======   =======   =======
PER SHARE DATA
Basic net income (loss) per share...........    0.04      0.02     0.14    (0.01)    (0.32)    (0.90)    (1.05)
Diluted net income (loss) per share.........    0.03      0.01     0.11    (0.01)    (0.32)    (0.90)    (1.05)
Shares outstanding (period end).............   6,576     6,440    6,571    6,440     6,285     5,672     4,956
Basic weighted shares outstanding...........   6,396     6,262    6,293    6,178     5,983     5,029     4,763
Diluted weighted shares outstanding.........   7,813     7,195    7,752    6,178     5,983     5,029     4,763
BALANCE SHEET DATA
Total assets................................   5,228     3,501   $4,802   $3,462   $ 3,277   $ 4,267   $ 5,007
Long-term debt..............................      --                  0       15        25         8        11
Stockholders' equity........................  $4,599    $2,994   $4,318   $2,895   $ 2,429   $ 3,285   $ 3,456
RESTAURANTS OPEN
Company owned and operated..................       7         7        7        7         8        13         9
Franchised..................................      40        43       40       43        47        45        52
Franchise dual-branded......................     150        89      134       84        41         5         4
                                              ------    ------   ------   ------   -------   -------   -------
         Total owned and franchised
           restaurants......................     197       139      181      134        96        63        65
                                              ======    ======   ======   ======   =======   =======   =======

                       SELECTED HISTORICAL FINANCIAL DATA

                             REGARDING TIMBER LODGE

     The selected historical financial data of Timber Lodge presented for the twelve weeks ended March 25, 1998 and March 26, 1997 and as of March 25, 1998 and March 26, 1997 and for its three most recent fiscal years and as of the last day of fiscal 1997 and 1996 were derived from, and should be read in conjunction with, the financial statements and related notes of Timber Lodge included in this booklet as part of Annex F. The financial data for fiscal years 1994, and 1993 and as of the last day of fiscal 1995, 1994, and 1993 were derived from audited financial statements which are not included in this booklet. See Timber Lodge's first quarter report on Form 10-Q and annual report of Form 10-KSB/A-2 (Annex F) for further financial information concerning Timber Lodge.

            SELECTED FINANCIAL INFORMATION RELATING TO TIMBER LODGE
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  TWELVE WEEKS ENDED                     FISCAL YEAR(1)
                                 MARCH 25,   MARCH 26,   -----------------------------------------------
                                   1998        1997       1997      1996      1995      1994      1993
                                 ---------   ---------   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA
Revenues.......................   $ 7,399     $ 5,214    $26,536   $20,637   $17,041   $12,545   $ 5,794
                                  -------     -------    -------   -------   -------   -------   -------
General & administrative
  costs........................       392         340      1,618     1,445     1,556       900       465
                                  -------     -------    -------   -------   -------   -------   -------
Depreciation & amortization....       404         315      1,454     1,243     1,176       760       367
                                  -------     -------    -------   -------   -------   -------   -------
Income tax provision
  (benefit)....................        91          87        412       278        (8)      156         0
                                  -------     -------    -------   -------   -------   -------   -------
Net income (loss)..............       211         202        982       983       (88)      923       292
                                  =======     =======    =======   =======   =======   =======   =======

PER SHARE DATA
Basic net income (loss) per
  share........................   $  0.06     $  0.06    $  0.27   $  0.28   $ (0.02)  $  0.26   $  0.14
Diluted net income (loss) per
  share........................      0.06        0.06       0.27      0.27     (0.02)     0.25      0.13
Shares outstanding (period
  end).........................     3,634       3,599      3,626     3,567     3,576     3,618     3,618
Basic weighted shares
  outstanding..................     3,633       3,585      3,605     3,571     3,607     3,618     2,095
Diluted weighted shares
  outstanding..................     3,740       3,659      3,676     3,660     3,607     3,650     2,245

BALANCE SHEET DATA
Total assets...................   $14,901     $14,365     15,218    13,697    11,584    11,976     9,439
Long-term liability............     1,177       1,133      1,063     1,248       855       826       547
Shareholders' equity...........    11,303      10,213     11,066     9,994     9,042     9,265     8,342

RESTAURANTS OPEN AT PERIOD END
Company owned and operated.....        17          12         16        12         9         9         4

---------------
(1) Timber Lodge uses a 52/53 week fiscal year ending on the Wednesday nearest the end of the calendar year.

                  SELECTED COMBINED HISTORICAL FINANCIAL DATA

                                 REGARDING JBRI

     The table on the next page presents selected combined historical financial data of JB's Family Restaurants, Inc. ("JBRI"). The business and operations of JBRI have undergone several changes in ownership in the past two years. On July 15, 1996 Summit Family Restaurants, Inc. ("Summit") was acquired by CKE. Summit was the parent corporation of HTB Restaurants, Inc. ("HTB") which operated 16 HomeTown Buffet restaurants as a franchisee of HomeTown Buffet, Inc. On September 22, 1997, Summit transferred selected assets and liabilities which included its JB's Restaurant system and Galaxy Diner restaurants to JBRI, which was then a newly formed subsidiary of CKE. Concurrent with this transfer, CKE contributed all of the issued and outstanding shares of capital stock of Summit in exchange for 2,600,000 shares of common stock of Star Buffet, Inc. ("Star") and thereby transferred all of the net assets of HTB to Star at its book value. Star was incorporated on July 28, 1997, and was a wholly owned subsidiary of CKE from July 28, 1997 until the stock offering of Star was completed on September 29, 1997. The transfer of assets to Star was made at net book value which management believes approximates fair market value. The transactions represented the reorganization of entities under common control. Prior to July 15, 1996, Summit operated independently and was not under common control or management of CKE. Accordingly, the data may not be comparable to or indicative of post-combination results.

     Because of these changes in ownership, JBRI is referred to on this page and in the section of this booklet captioned "JB's FAMILY RESTAURANTS, INC." beginning on page 91 as follows:

          "Summit predecessor" means Summit for all periods prior to July 16, 1996.

          "CKE predecessor" means Summit (as a subsidiary of CKE) for the period July 16, 1996 through September 22, 1997.

          "Successor" means JBRI (as a subsidiary of CKE) for all periods from and after September 23, 1997.

     Management believes that a combined presentation of financial information is most meaningful to investors' understanding of the results of operations, financial condition and cash flows of Successor. Successor and CKE predecessor have adopted a fiscal year ending on the last Monday in January. Summit historically operated on different fiscal year end dates.

     The Selected Financial Data for the 18 weeks ended January 26, 1998 for Successor, the 34 weeks ended September 22, 1997 and the 28 weeks ended January 27, 1997 (CKE predecessor), and the 42 weeks ended July 15, 1996 and the 52 weeks ended September 25, 1995 (Summit predecessor) have been derived from financial statements which appear elsewhere in this booklet and have been audited by KPMG Peat Marwick LLP, independent auditors. The Selected Financial Data for the twelve weeks ended January 26, 1998 (Successor) and the fourteen weeks ended January 27, 1997 (CKE predecessor) have been derived from unaudited combined financial statements of Successor and CKE predecessor. The Selected Financial Data for the fiscal years ended September 26, 1994 and September 27, 1993 have been derived from unaudited combined financial statements of Summit predecessor not included elsewhere in this booklet. The unaudited financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the combined financial position and combined results of operations for the periods presented. The following data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the historical financial statements and unaudited pro forma combined condensed financial statements, and the notes thereto, included in the section of this booklet captioned "JB's FAMILY RESTAURANTS, INC." beginning on page 91.

                SELECTED FINANCIAL INFORMATION RELATING TO JBRI
                             (DOLLARS IN THOUSANDS)

                                         CKE
                           JBRI      PREDECESSOR      JBRI             CKE PREDECESSOR            SUMMIT PREDECESSOR
                         ---------   -----------   -----------   ---------------------------   ------------------------
                         16 WEEKS     16 WEEKS      18 WEEKS       34 WEEKS       28 WEEKS     42 WEEKS     52 WEEKS
                           ENDED        ENDED         ENDED          ENDED          ENDED       ENDED         ENDED
                          MAY 18,      MAY 19,     JANUARY 26,   SEPTEMBER 22,   JANUARY 27,   JULY 15,   SEPTEMBER 25,
                           1998         1997          1998           1997           1997         1996         1995
                         ---------   -----------   -----------   -------------   -----------   --------   -------------
Revenues:
   Company operated....   $20,077      $35,515       $23,241        $73,715        $57,319     $92,802      $119,169
   Franchise fees......       427          350           373            797            781       1,262         1,930
                          -------      -------       -------        -------        -------     -------      --------
       Total
         revenues......    20,504       35,865        23,614         74,512         58,100      94,064       121,099
Restaurant operating
 costs.................    18,379       32,194        22,484         67,738         54,251      86,129       112,686
Franchised
 restaurants...........       184          217           234            452            479       1,115         1,062
Advertising expenses...       591          610            --          1,118            711       1,571         3,311
General and
 administrative
 expenses..............       981        1,226         1,077          2,983          2,464       9,323         9,091
                          -------      -------       -------        -------        -------     -------      --------
       Total operating
         costs and
         expenses......    20,135       34,247        23,795         72,291         57,905      98,138       126,150
                          -------      -------       -------        -------        -------     -------      --------
Operating income
 (loss)................       369        1,618          (181)         2,221            195      (4,074)       (5,051)
Interest expense.......      (182)        (262)         (236)          (748)          (491)       (993)       (1,535)
Other income, net......        81          101           102            216            321       4,283           490
                          -------      -------       -------        -------        -------     -------      --------
Income (loss) before
 income taxes..........       268        1,457          (315)         1,689             25        (784)       (6,096)
Income tax expense
 (benefit).............       104          583          (122)           618             10         899        (1,052)
                          -------      -------       -------        -------        -------     -------      --------
Net income (loss)
 before extraordinary
 item..................       164          874          (193)         1,071             15      (1,683)       (5,044)
Extraordinary loss
 resulting from
 extinguishment of
 debt..................        --           --            --             --             --          --            --
                          -------      -------       -------        -------        -------     -------      --------
Net income (loss)......   $   164      $   874       $  (193)       $ 1,071        $    15     $(1,683)     $ (5,044)
                          =======      =======       =======        =======        =======     =======      ========
BALANCE SHEET DATA
Total assets...........   $31,283      $55,643       $35,761        $38,709        $57,897     $60,125      $ 70,884
                          -------      -------       -------        -------        -------     -------      --------
Long-term debt(1)......   $ 8,692      $11,841       $ 9,794        $10,685        $15,193     $ 9,968      $ 10,150
                          -------      -------       -------        -------        -------     -------      --------
Stockholders' equity...   $12,477      $28,210       $16,987        $17,272        $27,336     $35,805      $ 40,127
                          -------      -------       -------        -------        -------     -------      --------
RESTAURANTS OPEN
 (UNAUDITED)(2)
Company owned and
 operated..............        68           80            80             81             79          83            85
Franchised.............        20           21            20             20             22          24            25
                          -------      -------       -------        -------        -------     -------      --------
       Total owned and
         franchised
         restaurants...        88          101           100            101            101         107           110
                          =======      =======       =======        =======        =======     =======      ========


                              SUMMIT PREDECESSOR
                         -----------------------------
                           52 WEEKS        52 WEEKS
                             ENDED           ENDED
                         SEPTEMBER 26,   SEPTEMBER 27,
                             1994            1993
                         -------------   -------------
Revenues:
   Company operated....    $114,052        $114,147
   Franchise fees......       1,315             621
                           --------        --------
       Total
         revenues......     115,367         114,768
Restaurant operating
 costs.................     105,674         105,358
Franchised
 restaurants...........         734             295
Advertising expenses...       6,443           6,280
General and
 administrative
 expenses..............       8,157           7,486
                           --------        --------
       Total operating
         costs and
         expenses......     121,008         119,419
                           --------        --------
Operating income
 (loss)................      (5,641)         (4,651)
Interest expense.......      (1,967)         (2,486)
Other income, net......      14,434           3,340
                           --------        --------
Income (loss) before
 income taxes..........       6,826          (3,797)
Income tax expense
 (benefit).............       2,720          (1,483)
                           --------        --------
Net income (loss)
 before extraordinary
 item..................       4,106          (2,314)
Extraordinary loss
 resulting from
 extinguishment of
 debt..................        (350)             --
                           --------        --------
Net income (loss)......    $  3,756        $ (2,314)
                           ========        ========
BALANCE SHEET DATA
Total assets...........    $ 76,608        $ 67,716
                           --------        --------
Long-term debt(1)......    $ 13,093        $ 19,243
                           --------        --------
Stockholders' equity...    $ 44,336        $ 32,598
                           --------        --------
RESTAURANTS OPEN
 (UNAUDITED)(2)
Company owned and
 operated..............          90             103
Franchised.............          19              14
                           --------        --------
       Total owned and
         franchised
         restaurants...         109             117
                           ========        ========

---------------
(1) Includes long-term portion of capital lease obligation and other long term liabilities.

(2) Excludes HomeTown Buffet restaurants and Sbarro restaurants.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth for GB Foods and Timber Lodge certain historical and pro forma combined per share financial information for the first quarter fiscal 1998 and for the fiscal year 1997. No dividends were paid during the respective periods presented. The pro forma information is presented based on three scenarios which are discussed at page 15. The following information should be read in conjunction with and is qualified in its entirety by the financial statements and accompanying notes of GB Foods, Timber Lodge, and JBRI which are included in the financial statements and accompanying notes included elsewhere in this booklet and the Unaudited Pro Forma Combined Condensed Financial Statements and accompanying discussion and notes set forth under "Unaudited Pro Forma Combined Condensed Financial Statements." No comparative per share data has been included for JBRI because it is a wholly owned division of CKE.

                                                                  PER SHARE DATA
                                                                  QUARTER ENDED             PER SHARE DATA
                                                                  MARCH 31, 1998           FISCAL YEAR 1997
                                                             ------------------------   -----------------------
                                                                                BOOK                      BOOK
                                                             BASIC    DILUTED   VALUE   BASIC   DILUTED   VALUE
                                                             ------   -------   -----   -----   -------   -----
GB FOODS COMMON STOCK
  Income per common share:
    Historical.............................................  $ 0.04   $ 0.03    $0.70   $0.14    $0.11    $0.66
Scenario No. 1 -- Pro forma combined with Timber Lodge
                  which includes the Sixteen Restaurants
                  and warrant exercise.....................  $ 0.04   $ 0.04    $3.53   $0.10    $0.10    $3.56
Scenario No. 2 -- Pro forma combined with JBRI.............  $ 0.07   $ 0.06    $1.73   $0.05    $0.04    $1.84
Scenario No. 3 -- Pro forma combined with Timber Lodge
                  which includes the Sixteen Restaurants,
                  JBRI and Warrant Exercise................  $ 0.06   $ 0.05    $3.95   $0.05    $0.05    $4.06
TIMBER LODGE COMMON STOCK
    Income per common share:
    Historical.............................................  $ 0.06   $ 0.06    $3.11   $0.27    $0.27    $3.05
Scenario No. 1 -- Income per common equivalent share:(1)
    Pro forma combined with the Sixteen Restaurants and GB
      Foods before the acquisition of JBRI.................  $ 0.03   $ 0.03    $2.82   $0.08    $0.08    $2.85
Scenario No. 3 -- Income per common equivalent share:(1)
    Pro forma combined with the Sixteen Restaurants and GB
      Foods which includes the acquisition of JBRI and
      Warrant Exercise.....................................  $ 0.05   $ 0.04    $3.16   $0.04    $0.04    $3.25

---------------
(1) The pro forma equivalent per share amounts were calculated by multiplying the GB Foods pro forma combined with Timber Lodge, which includes the Sixteen Restaurants, and JBRI, amounts by the exchange ratio in the Timber Lodge Merger Agreement. The calculations are based on an Exchange ratio of .8000 for each share of outstanding Timber Lodge common stock.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The unaudited pro forma combined condensed financial information is provided to depict the pro forma balance sheets at March 31, 1998 and statements of operations for the quarter ended March 31, 1998 and the year ended December 31, 1997 for each of the following scenarios described below related to Proposals No. 1 and No. 2 (the Merger and the JBRI Acquisition, respectively).

     SCENARIO NO. 1 Only Proposal No. 1 is approved. In this scenario the Merger of GB Foods with Timber Lodge would occur, along with the acquisition by Timber Lodge of the Sixteen Restaurants from CKE and the exercise of 1,000,000 Fidelity Warrants at $5.00 per share, but the JBRI Acquisition would not occur. Under this scenario, two transactions must occur prior to the closing of the merger. The first of the required conditions is the purchase by Timber Lodge of the Sixteen Restaurants currently owned by CKE in exchange for 687,890 shares of Timber Lodge common stock. The second part of the required transactions is the exercise by Fidelity of warrants for a total cash infusion of at least $5 million. GB Foods expects to use the cash proceeds after the merger to renovate and convert the restaurants to the Timber Lodge Steakhouse concept.

     Under the merger agreement, each outstanding share of Timber Lodge common stock will be converted into .8000 shares of GB Foods common stock. The .8000 exchange ratio is subject to possible adjustment if the market price of GB Foods stock, averaged over a ten-day period ending two days before closing is less than $7.50 or more than $14.00 per share. Based upon trading prices of the GB Foods stock at the time the terms of the purchase was agreed to and announced, the Pro Forma combined condensed financial statements have been prepared using an $8.50 per share value for the GB Foods Stock. Based upon the $8.50 per share assumed value and the .8000 conversion rate, a total of approximately 3,458,000 GB Foods shares would be issued to effect the merger with Timber Lodge, which results in a purchase price of approximately $29.4 million. Goodwill of approximately $16 million in the aggregate would be generated from Timber Lodge's acquisition of the Sixteen Restaurants and GB Foods' subsequent merger with Timber Lodge. If the average closing market price of GB Foods stock over a ten-day period ending two days before the Closing is less than $7.50 per share or more than $14.00 per share then either additional or fewer shares could be issued to provide for the respective minimum or maximum purchase price of $25.9 million and $48.4 million. If additional or fewer shares are issued the pro forma combined financial information will be affected. (See Tabular Collar Analysis and Tabular Goodwill Analysis on pages 8 and 9 of this booklet.) Both the purchase of the Sixteen Restaurants by Timber Lodge and the merger of Timber Lodge with GB Foods are expected to be accounted for as a purchase.

     Several of the Directors and officers of GB Foods and Fidelity are also Directors and or officers of CKE, with whom GB Foods has entered into the agreement to acquire JBRI and with whom GB Foods has a significant number of dual-concept franchise agreements.

     SCENARIO NO. 2 Only Proposal No. 2 is approved. In this scenario the Merger of GB Foods with Timber Lodge would not occur but GB Foods would acquire JBRI. Under this scenario Fidelity would not be required to exercise the Fidelity Warrants. Under this scenario GB Foods would issue 1,000,000 shares to CKE in exchange for all the outstanding shares of capital stock of JBRI. JBRI would become a wholly owned subsidiary of GB Foods. This transaction will be accounted for as a purchase. Based upon the trading prices of GB Foods common stock at the time the terms of the purchase was agreed to and announced, the Company estimated the total purchase price to acquire JBRI to be $8,500,000 and would result in goodwill of approximately $3.6 million.

     SCENARIO NO. 3 Both Proposal No. 1 and Proposal No. 2 are approved. In this scenario the merger of GB Foods Corporation with Timber Lodge would occur, along with the acquisition by Timber Lodge of the Sixteen Restaurants and the exercise of the Fidelity Warrants, and GB Foods would acquire JBRI.

     The unaudited pro forma combined condensed balance sheet depicted in each of the Scenarios assume all transactions had occurred on March 31, 1998 and were prepared based upon the consolidated balance sheets of GB Foods and Timber Lodge as of March 25, 1998 and the balance sheet of JBRI as of May 18, 1998. Amounts depicted for JBRI in the pro forma condensed financial statements do not necessarily agree to the amounts in the historical balance sheet and statement of operations for JBRI as depicted elsewhere in this

Joint Proxy Statement/Prospectus. The amounts depicted in the pro forma condensed financial statements represent the balance sheet and statement of operations of only the restaurants being acquired by GB Foods and Timber Lodge.
Note 16 of the JBRI financial statements presents a table which depicts a combining schedule which reconciles to the historical balance sheet and statement of operations of JBRI the results of operations and balance sheet information related to the Sixteen Restaurants being acquired by Timber Lodge, the 52 units retained by JBRI and thus being acquired indirectly by GB Foods, and the remaining 12 JBRI restaurants which were sold in February, 1998 to Star Buffet, Inc.

     The unaudited pro forma combined condensed statements of operations for both the quarter ended March 31, 1998 and the fiscal year ended December 31, 1997 depicted in each of the Scenarios gives effect to the transactions as if the applicable transactions had been completed on January 1 of each of the respective periods. The unaudited pro forma combined condensed statements of operations for the quarter ended March 31, 1998 were prepared based upon the consolidated statements of operations of GB Foods for the three month period ended March 31, 1998, the statements of operations of Timber Lodge for the twelve weeks ended March 25, 1998 and amounts derived from the statements of operations of JBRI for the sixteen week period ended May 18, 1998. The unaudited combined condensed statements of operations for the fiscal year ended December 31, 1997 were prepared based upon the consolidated statements of operations of GB Foods for the fiscal year ended December 31, 1997, the statements of operations of Timber Lodge for the year ended December 31, 1997 and amounts derived from the statements of operations of JBRI for the 34 weeks ended September 22, 1997 and the 18 weeks ended January 26, 1998.

     None of the unaudited pro forma combined condensed financial statements take into account the possible effects of any event which has occurred or which may occur after May 18, 1998, except for those transactions specified for each Scenario described above. Specifically, such financial statements do not take account of any possible store closures or reductions in JBRI's franchise royalty rate. Those matters are discussed in more detail beginning at page 94 under the caption "RECENT DEVELOPMENTS."

     The unaudited pro forma combined condensed financial information is provided for comparative purposes only and is not necessarily indicative of the results of operations or financial position of the combined companies that would have occurred had the Merger occurred at the beginning of the periods presented or on the date indicated, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that management of GB Foods believes are reasonable under the circumstances. The unaudited pro forma combined condensed financial information and the related notes thereto should be read in conjunction with the GB Foods consolidated financial statements, the financial statements of Timber Lodge and the financial statements of JBRI and the related notes, which are included elsewhere in this Joint Proxy Statement/Prospectus. In addition, the unaudited pro forma combined condensed financial information does not reflect certain cost savings that management believes may be realized following both the Merger with Timber Lodge and GB Foods' acquisition of JBRI. These savings are expected to be realized primarily through the rationalization of operations and implementation of GB Foods management practices. Additionally, the GB Foods believes the Merger will enable it to continue to achieve economies of scale, such as enhanced purchasing power.

     The Merger and the acquisition of JBRI will be accounted for using the purchase method of accounting. Accordingly, GB Foods' cost to acquire Timber Lodge and JBRI will be allocated to the assets acquired and liabilities assumed according to their estimated fair values as of the date of the Merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definite allocation. Accordingly, the purchase allocation adjustments made in connection with the preparation of the unaudited pro forma combined condensed financial information are preliminary, and have been made solely for the purpose of preparing such unaudited pro forma combined condensed financial information; however, no material effect on the statements of operations is anticipated.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                    FIRST QUARTER ENDED FISCAL 1998 (000'S)

SCENARIO NO. 1 -- PRO FORMA COMBINED GB FOODS, TIMBER LODGE AND SIXTEEN
                  RESTAURANTS, AND WARRANT EXERCISE

                                                                                    HISTORICAL
                                                     HISTORICAL      HISTORICAL       SIXTEEN
                                                      GB FOODS      TIMBER LODGE    RESTAURANTS     PRO FORMA            TOTAL
                                                     MARCH 31,       MARCH 25,        MAY 18,       COMBINED           PRO FORMA
                                                        1998            1998           1998        ADJUSTMENTS        COMBINED(V)
                                                    ------------    ------------    -----------    -----------        -----------
Cash and cash equivalents.........................     $  229         $   125         $  591         $ 4,700(b)         $ 5,645
Short term investments............................      3,713               0              0               0              3,713
Other current assets..............................        508           1,426            178               0              2,112
                                                       ------         -------         ------         -------            -------
Total current assets..............................      4,450           1,551            769           4,700             11,470
Costs in excess of assets acquired................         --              --            734          15,232(a)(c)(t)    15,966
Other non-current assets..........................        778          13,350          4,585               0             18,713
                                                       ------         -------         ------         -------            -------
Total assets......................................     $5,228         $14,901         $6,088         $19,932            $46,149
                                                       ======         =======         ======         =======            =======
Accounts payable..................................     $  463         $ 1,070         $  199         $     0            $ 1,732
Other current liabilities.........................        109           1,351          1,305               0              2,765
                                                       ------         -------         ------         -------            -------
Total current liabilities.........................        572           2,421          1,504               0              4,497
Long-term debt, including capital lease
 obligations......................................         --              --          1,427               0              1,427
Other non-current liabilities.....................         57           1,177              0               0              1,234
                                                       ------         -------         ------         -------            -------
Total liabilities.................................        629           3,598          2,931               0              7,158
Stockholders' equity..............................      4,599          11,303          3,157          19,932(d)          38,991
                                                       ------         -------         ------         -------            -------
Total liabilities and stockholders' equity........     $5,228         $14,901         $6,088         $19,932            $46,149
                                                       ======         =======         ======         =======            =======

SCENARIO NO. 2 -- PRO FORMA COMBINED GB FOODS AND JBRI

                                                                 HISTORICAL                             PRO FORMA         TOTAL
                                                                  GB FOODS         JBRI (52 UNITS)      COMBINED        PRO FORMA
                                                               MARCH 31, 1998        MAY 18, 1998      ADJUSTMENTS      COMBINED
                                                              -----------------    ----------------    -----------      ---------
Cash and cash equivalents.................................         $  229              $ 1,922           $  (528)(f)     $ 1,623
Short term investments....................................          3,713                    0                 0           3,713
Other current assets......................................            508                2,159                 0           2,667
                                                                   ------              -------           -------         -------
Total current assets......................................          4,450                4,081              (528)          8,003
Costs in excess of assets acquired........................             --                2,683               964(g)(u)     3,647
Other non-current assets..................................            778               18,250            (1,144)(h)      17,884
                                                                   ------              -------           -------         -------
Total assets..............................................         $5,228              $25,014           $  (708)        $29,534
                                                                   ======              =======           =======         =======
Accounts payable..........................................         $  463              $ 3,403           $     0         $ 3,866
Other current liabilities.................................            109                5,138                 0           5,247
                                                                   ------              -------           -------         -------
Total current liabilities.................................            572                8,541                 0           9,113
Long-term debt, including capital lease obligations.......             --                5,356                 0           5,356
Other non-current liabilities.............................             57                1,909                 0           1,966
                                                                   ------              -------           -------         -------
Total liabilities.........................................            629               15,806                 0          16,435
Stockholders' equity......................................          4,599                9,208              (708)(i)      13,099
                                                                   ------              -------           -------         -------
Total liabilities and stockholders' equity................         $5,228              $25,014           $  (708)        $29,534
                                                                   ======              =======           =======         =======

SCENARIO NO. 3 -- PRO FORMA COMBINED GB FOODS, TIMBER LODGE AND SIXTEEN
                  RESTAURANTS, JBRI, AND
                 WARRANT EXERCISE

                                                          PRO FORMA COMBINED
                                                               GB FOODS,                                PRO FORMA        TOTAL
                                                           TIMBER LODGE, AND     JBRI (52 UNITS)(E)     COMBINED       PRO FORMA
                                                          SIXTEEN RESTAURANTS       MAY 18, 1998       ADJUSTMENTS    COMBINED(V)
                                                          -------------------    ------------------    -----------    -----------
Cash and cash equivalents.............................          $ 5,645                $ 1,922           $  (528)(f)    $ 7,039
Short term investments................................            3,713                      0                 0          3,713
Other current assets..................................            2,112                  2,159                 0          4,271
                                                                -------                -------           -------        -------
Total current assets..................................           11,470                  4,081              (528)        15,023
Costs in excess of assets acquired....................           15,966                  2,683               964 (g)(u    19,613
Other non-current assets..............................           18,713                 18,250            (1,144)(h)     35,819
                                                                -------                -------           -------        -------
Total assets..........................................          $46,149                $25,014           $  (708)       $70,455
                                                                =======                =======           =======        =======
Accounts payable......................................          $ 1,732                $ 3,403           $     0        $ 5,135
Other current liabilities.............................            2,765                  5,138                 0          7,903
                                                                -------                -------           -------        -------
Total current liabilities.............................            4,497                  8,541                 0         13,038
Long-term debt, including capital lease obligations...            1,427                  5,356                 0          6,783
Other non-current liabilities.........................            1,234                  1,909                 0          3,143
                                                                -------                -------           -------        -------
Total liabilities.....................................            7,158                 15,806                 0         22,964
Stockholders' equity..................................           38,991                  9,208              (708)(i)     47,491
                                                                -------                -------           -------        -------
Total liabilities and stockholders' equity............          $46,149                $25,014           $  (708)       $70,455
                                                                =======                =======           =======        =======

 See accompanying notes to unaudited pro forma combined financial information.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    FIRST QUARTER ENDED FISCAL 1998 (000'S)
SCENARIO NO. 1 -- PRO FORMA COMBINED GB FOODS, TIMBER LODGE AND SIXTEEN
                  RESTAURANTS, AND WARRANT EXERCISE

                                                                                      HISTORICAL
                                                        HISTORICAL     HISTORICAL       SIXTEEN
                                                         GB FOODS     TIMBER LODGE    RESTAURANTS     PRO FORMA          TOTAL
                                                        MARCH 31,      MARCH 31,        MAY 18,       COMBINED         PRO FORMA
                                                           1998           1998           1998        ADJUSTMENTS      COMBINED(V)
                                                        ----------    ------------    -----------    -----------      -----------
Total Revenues........................................   $ 1,230        $ 7,399         $ 4,815         $   0           $13,444
Operating Expenses:
 Food and packaging...................................       286          2,809           1,580             0             4,675
 Payroll and other employee benefits..................       223          2,164           1,757             0             4,144
 Occupancy and other expense(o).......................       212          1,622           1,114             0             2,948
 General and administrative expenses(p)...............       316            516             348           100(j)(k)       1,280
                                                         -------        -------         -------         -----           -------
       Total operating expense........................     1,037          7,111           4,799           100            13,047
Operating income......................................       193            288              16          (100)              397
Interest income (expense).............................        62             (5)            (37)            0                20
Other income and (expense)............................        (2)            19               5             0                22
                                                         -------        -------         -------         -----           -------
Income before income taxes............................       253            302             (16)         (100)              439
Provision (benefit) for income taxes..................        --             91              (6)          (66)(l)            19
                                                         -------        -------         -------         -----           -------
Net income............................................   $   253        $   211         $   (10)        $ (34)          $   420
                                                         =======        =======         =======         =====           =======
Basic earnings per share..............................   $  0.04        $  0.06              --            --           $  0.04
Diluted earnings per share............................   $  0.03        $  0.06              --            --           $  0.04
Basic weighted average shares.........................     6,396          3,633              --            --            10,854(q)
Diluted weighted average shares.......................     7,813          3,740              --            --            11,865(q)
Shares outstanding....................................     6,576          3,634              --            --            11,034(q)
Book value per share..................................   $  0.70        $  3.11              --            --           $  3.53

SCENARIO NO. 2 -- PRO FORMA COMBINED GB FOODS AND JBRI

                                                                HISTORICAL                              PRO FORMA         TOTAL
                                                                 GB FOODS         JBRI (52 UNITS)       COMBINED        PRO FORMA
                                                              MARCH 31, 1998      MAY 18, 1998(S)      ADJUSTMENTS      COMBINED
                                                              --------------    -------------------    -----------      ---------
Total Revenues............................................        $1,230              $14,839             $   0          $16,069
Operating Expenses:
 Food and packaging.......................................           286                4,669                 0            4,955
 Payroll and other employee benefits......................           223                5,305                 0            5,528
 Occupancy and other expense(o)...........................           212                3,362                 0            3,574
 General and administrative expenses(p)...................           316                1,159                23(m)         1,498
                                                                  ------              -------             -----          -------
       Total operating expense............................         1,037               14,495                23           15,555
Operating income..........................................           193                  344               (23)             514
Interest income (expense).................................            62                 (143)                0              (81)
Other income and (expense)................................            (2)                  75                 0               73
                                                                  ------              -------             -----          -------
Income before income taxes................................           253                  276               (23)             506
Provision (benefit) for income taxes......................             0                  107              (107)(n)            0
                                                                  ------              -------             -----          -------
Net income................................................        $  253              $   169             $  84          $   506
                                                                  ======              =======             =====          =======
Basic earnings per share..................................        $ 0.04                   --                --          $  0.07
Diluted earnings per share................................        $ 0.03                   --                --          $  0.06
Basic weighted average shares.............................         6,396                   --                --            7,396(r)
Diluted weighted average shares...........................         7,813                   --                --            8,813(r)
Shares outstanding........................................         6,576                   --                --            7,576(r)
Book value per share......................................        $ 0.70                   --                --          $  1.73

SCENARIO NO. 3 -- PRO FORMA COMBINED GB FOODS, TIMBER LODGE, SIXTEEN RESTAURANTS, JBRI, AND WARRANT EXERCISE

                                                         PRO FORMA COMBINED
                                                              GB FOODS,                                 PRO FORMA        TOTAL
                                                          TIMBER LODGE, AND       JBRI (52 UNITS)       COMBINED       PRO FORMA
                                                         SIXTEEN RESTAURANTS      MAY 18, 1998(S)      ADJUSTMENTS    COMBINED(V)
                                                         -------------------    -------------------    -----------    -----------
Total Revenues.......................................          $13,444                $14,839             $   0         $28,283
Operating Expenses:
 Food and packaging..................................            4,675                  4,669                 0           9,344
 Payroll and other employee benefits.................            4,144                  5,305                 0           9,449
 Occupancy and other expense(o)......................            2,948                  3,362                 0           6,310
 General and administrative expenses(p)..............            1,280                  1,159                23(m)        2,462
                                                               -------                -------             -----         -------
       Total operating expense.......................           13,047                 14,495                23          27,565
Operating income.....................................              397                    344               (23)            718
Interest income (expense)............................               20                   (143)                0            (123)
Other income and (expense)...........................               22                     75                 0              97
                                                               -------                -------             -----         -------
Income before income taxes...........................              439                    276               (23)            692
Provision (benefit) for income taxes.................               19                    107              (107)(n)          19
                                                               -------                -------             -----         -------
Net income...........................................          $   420                $   169             $  84         $   673
                                                               =======                =======             =====         =======
Basic earnings per share.............................          $  0.04                     --                --         $  0.06
Diluted earnings per share...........................          $  0.04                     --                --         $  0.05
Basic weighted average shares........................           10,854(q)                  --                --          11,854(r)
Diluted weighted average shares......................           11,865(q)                  --                --          12,865(r)
Shares outstanding...................................           11,034(q)                  --                --          12,034(r)
Book value per share.................................          $  3.53                     --                --         $  3.95

   See accompanying notes to unaudited pro forma combined condensed financial information.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         FISCAL YEAR ENDED 1997 (000'S)
SCENARIO NO. 1 -- PRO FORMA COMBINED GB FOODS, TIMBER LODGE AND SIXTEEN
                  RESTAURANTS, AND WARRANT EXERCISE

                                                                                      HISTORICAL
                                                       HISTORICAL      HISTORICAL       SIXTEEN
                                                        GB FOODS      TIMBER LODGE    RESTAURANTS     PRO FORMA          TOTAL
                                                      DECEMBER 31,    DECEMBER 31,    JANUARY 26,     COMBINED         PRO FORMA
                                                          1997            1997           1998        ADJUSTMENTS      COMBINED(V)
                                                      ------------    ------------    -----------    -----------      -----------
Total Revenues......................................    $ 5,237         $26,536         $13,970         $   0           $45,743
Operating Expenses:
 Food and packaging.................................      1,152           9,944           4,524             0            15,620
 Payroll and other employee benefits................        870           7,600           5,460             0            13,930
 Occupancy and other expense(o).....................        822           5,607           3,727             0            10,156
 General and administrative expenses(p).............      1,667           1,971             771           399(j)(k)       4,808
                                                        -------         -------         -------         -----           -------
       Total operating expense......................      4,511          25,122          14,482           399            44,514
Operating income....................................        726           1,414            (512)         (399)            1,229
Interest income (expense)...........................        143             (89)           (197)            0              (143)
Other income and (expense)..........................        (15)             69              67             0               121
                                                        -------         -------         -------         -----           -------
Income before income taxes..........................        854           1,394            (642)         (399)            1,207
Provision (benefit) for income taxes................                        412            (249)          (77)(l)            86
                                                        -------         -------         -------         -----           -------
Net income..........................................    $   854         $   982         $  (393)        $(322)          $ 1,121
                                                        =======         =======         =======         =====           =======
Basic earnings per share............................    $  0.14         $  0.27              --            --           $  0.10
Diluted earnings per share..........................    $  0.11         $  0.27              --            --           $  0.10
Basic weighted average shares.......................      6,293           3,605              --            --            10,751(q)
Diluted weighted average shares.....................      7,752           3,676              --            --            11,796(q)
Shares outstanding..................................      6,571           3,626              --            --            11,029(q)
Book value per share................................    $  0.66         $  3.05              --            --           $  3.56

SCENARIO NO. 2 -- PRO FORMA COMBINED GB FOODS AND JBRI

                                                                 HISTORICAL
                                                                  GB FOODS      JBRI (52 UNITS)     PRO FORMA         TOTAL
                                                                DECEMBER 31,      JANUARY 26,       COMBINED        PRO FORMA
                                                                    1997            1998(S)        ADJUSTMENTS      COMBINED
                                                                ------------    ---------------    -----------      ---------
Total Revenues..............................................       $5,237           $45,431           $   0          $50,668
Operating Expenses:
 Food and packaging.........................................        1,152            14,232               0           15,384
 Payroll and other employee benefits........................          870            17,301               0           18,171
 Occupancy and other expense(o).............................          822            11,318               0           12,140
 General and administrative expenses(p).....................        1,667             2,550              91(m)         4,308
                                                                   ------           -------           -----          -------
       Total operating expense..............................        4,511            45,401              91           50,003
Operating income............................................          726                30             (91)             665
Interest income (expense)...................................          143              (619)              0             (476)
Other income and (expense)..................................          (15)              201               0              186
                                                                   ------           -------           -----          -------
Income before income taxes..................................          854              (388)            (91)             375
Provision (benefit) for income taxes........................            0              (150)            150(n)             0
                                                                   ------           -------           -----          -------
Net income..................................................       $  854           $  (238)          $(241)         $   375
                                                                   ======           =======           =====          =======
Basic earnings per share....................................       $ 0.14                --              --          $  0.05
Diluted earnings per share..................................       $ 0.11                --              --          $  0.04
Basic weighted average shares...............................        6,293                --              --            7,293(r)
Diluted weighted average shares.............................        7,752                --              --            8,752(r)
Shares outstanding..........................................        6,571                --              --            7,571(r)
Book value per share........................................       $ 0.66                --              --          $  1.85

SCENARIO NO. 3 -- PRO FORMA COMBINED GB FOODS, TIMBER LODGE AND SIXTEEN
                  RESTAURANTS, JBRI, AND
                 WARRANT EXERCISE

                                                             PRO FORMA COMBINED
                                                                  GB FOODS,         JBRI (52 UNITS)     PRO FORMA        TOTAL
                                                              TIMBER LODGE, AND       JANUARY 26,       COMBINED       PRO FORMA
                                                             SIXTEEN RESTAURANTS        1998(S)        ADJUSTMENTS    COMBINED(V)
                                                             -------------------    ---------------    -----------    -----------
Total Revenues...........................................          $45,743              $45,431           $   0         $91,174
Operating Expenses:
 Food and packaging......................................           15,620               14,232               0          29,852
 Payroll and other employee benefits.....................           13,930               17,301               0          31,231
 Occupancy and other expense(o)..........................           10,156               11,318               0          21,474
 General and administrative expenses(p)..................            4,808                2,550              91(m)        7,449
                                                                   -------              -------           -----         -------
       Total operating expense...........................           44,514               45,401              91          90,006
Operating income.........................................            1,229                   30             (91)          1,168
Interest income (expense)................................             (143)                (619)              0            (762)
Other income and (expense)...............................              121                  201               0             322
                                                                   -------              -------           -----         -------
Income before income taxes...............................            1,207                 (388)            (91)            728
Provision (benefit) for income taxes.....................               86                 (150)            150(n)           86
                                                                   -------              -------           -----         -------
Net income...............................................          $ 1,121              $  (238)          $(241)        $   642
                                                                   =======              =======           =====         =======
Basic earnings per share.................................          $  0.10                   --              --         $  0.05
Diluted earnings per share...............................          $  0.10                   --              --         $  0.05
Basic weighted average shares............................          $10,751(q)                --              --          11,751(r)
Diluted weighted average shares..........................          $11,796(q)                --              --          12,796(r)
Shares outstanding.......................................          $11,029(q)                --              --          12,029(r)
Book value per share.....................................          $  3.56                   --              --         $  4.07

   See accompanying notes to unaudited pro forma combined condensed financial information.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(A) To record the excess consideration paid by Timber Lodge over the preliminary estimate of the fair value of net assets of the Sixteen Restaurants. The excess consideration amounts to $2,255,000. These excess costs are assumed to be amortized over 40 years. Timber Lodge is assumed to issue 687,890 new shares to CKE valued at $6.80 per share or a total value of approximately $4,678,000.

Total consideration (687,890 shares at $6.80/Share).........  $4,678,000
Historical stockholders' equity as reflected on pro forma
  balance sheet.............................................   3,157,000
Less the elimination of pre-existing unamortized costs in
  excess of net assets acquired.............................    (734,000)
                                                              ----------
Estimated Fair Value of new assets acquired.................   2,423,000
                                                              ----------
Excess consideration over fair value........................  $2,255,000
                                                              ==========

(B) To record the exercise of 1,000,000 common stock purchase warrants by Fidelity for $5 million and the payment of the estimated $300,000 of acquisition costs to be incurred to complete the Merger.

(C) To record the excess consideration paid over the estimated fair value of net Timber Lodge assets acquired, plus the acquisition costs incurred to complete the Merger. GB Foods is assumed to issue approximately 3,458,000 new shares valued at $8.50 per share. The excess consideration would be $13,711,000. These excess costs are assumed to be amortized over 40 years.

Total Consideration (3,458,000 shares at $8.50 per share)...  $29,392,000
Estimated Fair Value of net assets acquired:
Timber Lodge Shareholders' Equity...........................   11,303,000
Total Consideration paid by Timber Lodge for the Sixteen
  Restaurants (note (a))....................................    4,678,000
                                                              -----------
Estimated Fair Value of Timber Lodge assets after the
  acquisition of Sixteen Restaurants........................   15,981,000
                                                              -----------
Excess consideration over fair value........................   13,411,000
Additional acquisition and registration costs...............      300,000
                                                              -----------
                                                              $13,711,000
                                                              ===========

(D) The net increase in pro forma stockholders' equity of GB Foods consists of the following:

Issued common stock for the acquisition of Timber Lodge
  (3,458,000 shares at $8.50 per share).....................  $29,392,000
Issued common stock for the Exercise of Fidelity Warrants
  (1,000,000 shares at $5.00 per share).....................    5,000,000
Less the elimination of the historical stockholders' equity
  of Timber Lodge...........................................  (11,303,000)
Less the elimination of the historical stockholders' equity
  of Sixteen Restaurants....................................   (3,157,000)
                                                              -----------
                                                              $19,932,000
                                                              ===========

(E) The JBRI restaurant system consists of 48 company operated JB's Restaurants, 4 company operated Galaxy Diners, and 20 franchisee operated restaurants.

(F) To record the elimination of $328,000 of cash which will not be transferred to GB Foods in accordance with the acquisition agreement to purchase JBRI from CKE and the payment of the estimated $200,000 of acquisition costs.

(G) To record the excess consideration paid over the estimated fair value of net JBRI assets acquired. The consideration paid by GB Foods is assumed to be one million shares of GB Foods common stock valued at $8.50 per share. The excess consideration would be $3,647,000 and is assumed to be amortized over 40 years.

Total consideration (1,000,000 shares at $8.50 per share)...  $ 8,500,000
Summary of adjustments to historical stockholders' equity of
  JBRI:
Historical stockholders' equity as reflected on pro forma
  balance sheet.............................................    9,208,000
Less cash which will not be transferred to GB Foods (note
  (f))......................................................     (328,000)
Less franchisee notes receivables which will not be
  transferred to GB Foods (note (h))........................   (1,144,000)
Less the elimination of pre-existing unamortized costs in
  excess of net assets acquired)............................   (2,683,000)
                                                              -----------
Estimated fair value of net assets acquired.................    5,053,000
                                                              -----------
Excess consideration over fair value........................  $ 3,447,000
Additional acquisition costs................................      200,000
                                                              -----------
                                                              $ 3,647,000
                                                              ===========

(H) To record the elimination of $1,144,000 of franchisee notes receivables which will not be transferred to GB Foods in accordance with the terms of the acquisition agreement to purchase JBRI from CKE.

(I) The net decrease in the pro forma stockholders' equity of GB Foods consists of the following:

Issued common stock for the acquisition of JBRI (1,000,000
  shares at $8.50 per share)................................  $ 8,500,000
Less the elimination of the historical stockholders' equity
  of JBRI...................................................   (9,208,000)
                                                              -----------
                                                              $  (708,000)
                                                              ===========

(J) To record the amortization of the excess consideration paid over the estimated fair value of net Sixteen Restaurants assets acquired as described in Note (a). Amortization for the quarter and fiscal year was calculated at $14,094 and $56,375 respectively.

(K) To record the amortization of the excess consideration paid over the estimated fair value of net Timber Lodge assets acquired as described in Note (c). Amortization for the quarter and fiscal year was calculated at $85,694 and $342,775 respectively.

(L) To adjust the tax provisions to reflect the state taxes due for Timber Lodge. All Federal and California income taxes have been offset against the GB Foods net operating loss carryforwards utilizing $539,000 and $1,607,000 of the carryforwards in the first quarter of fiscal 1998 and in the fiscal year ended 1997, respectively.

(M) To record the amortization of the excess consideration paid over the estimated fair value of net JBRI assets acquired as described in Note (g). Amortization for the quarter and fiscal year was calculated at $22,794 and $91,175 respectively.

(N) To record the elimination of the allocated tax benefit because GB Foods has already recorded a valuation allowance relating to its net operating loss carry forwards.

(O) Occupancy and other operating expenses include franchise and licensing expense and depreciation and amortization.

(P) General and administrative expenses include advertising and litigation settlement and related costs.

(Q) The following adjustments were made to the GB Foods' historical shares outstanding for Scenario No. 1:

              FIRST QUARTER ENDED FISCAL 1998      HISTORICAL   TBRL ACQUISITION   FIDELITY WARRANT   PRO FORMA SHARES
              -------------------------------      ----------   ----------------   ----------------   ----------------
          Basic weighted average shares            6,396,000       3,458,000          1,000,000          10,854,000
          Diluted weighted average shares          7,813,000       3,458,000            594,000(1)       11,865,000
          Shares outstanding                       6,576,000       3,458,000          1,000,000          11,034,000

                  FISCAL YEAR ENDED 1997           HISTORICAL   TBRL ACQUISITION   FIDELITY WARRANT   PRO FORMA SHARES
                  ----------------------           ----------   ----------------   ----------------   ----------------
          Basic weighted average shares            6,293,000       3,458,000          1,000,000          10,751,000
          Diluted weighted average shares          7,752,000       3,458,000            586,000(1)       11,796,000
          Shares outstanding                       6,571,000       3,458,000          1,000,000          11,029,000

Note 1. The diluted weighted average share adjustment for the issuance of the Fidelity Warrant has been adjusted to take into account the warrant shares already included in the historical weighted average share amounts using the treasury stock method of 406,000 and 414,000 for the first quarter of fiscal 1998 and for fiscal 1997, respectively.

(R) Amounts depicted as pro forma shares in (q) are adjusted for issuance of 1,000,000 shares of GB Foods common stock to CKE for the acquisition of JBRI.

(S) Certain disagreements exist between JBRI and its franchisees which are more fully described under the captions "Recent Developments -- Negotiations With Franchisees" and "Impact of Possible Reduction to Royalty Rate" on pages 94 and 99 respectively. Management of JBRI has estimated that in the event that JBRI reduces its royalty rate for franchises from the current 4% to 3.25% there could be an annual reduction to revenues and operating income of $135,000. Such potential reduction in revenues and operating income are not reflected in these pro forma statements.

(T) To record the elimination of $734,000 of pre-existing unamortized costs in excess of net assets acquired.

(U) To record the elimination of $2,683,000 of pre-existing unamortized costs in excess of net assets acquired.

(V) The ten day average closing stock price for GB Foods common stock was $6.3875 per share for the ten days ending June 26, 1998. Should the ten day average closing price of GB Foods common stock remains below $7.50 per share and, if GB Foods elects to adjust (increase) the number of shares to be issued in the Timber Lodge Merger, then the purchase price, goodwill and the annual amortization of goodwill would be reduced by $3,458,000, $3,458,000 and $87,000 respectively. Annual net income and diluted earnings per share would increase by $87,000 and $0.01 per share respectively.

                         CURRENT OWNERSHIP STRUCTURE OF
                  GB FOODS, TIMBER LODGE, AND JB'S RESTAURANTS
  (APPROXIMATE PERCENTAGES AS OF JUNE 1, 1998, EXCLUDING OPTIONS AND WARRANTS)

     The diagram below illustrates the current ownership structure of GB Foods, Timber Lodge, and 68 restaurants owned by CKE which consist of 62 JB's Restaurants and 6 Galaxy Diners. The diagrams on the following pages illustrate the ownership structure immediately after closing Scenarios 1, 2, and 3, which are described on page 15 and summarized in the bullet points preceding each diagram. The diagrams also illustrate past, current, and possible future ownership structures of JB's Family Restaurants, Inc., which has undergone substantial changes since its most recent fiscal year-end. The diagrams are important to understanding the historical financial information presented for JB's Family Restaurants, Inc. (JBRI) beginning at page 102.

                           OWNERSHIP STRUCTURE CHART

---------------

(A) William P. Foley II owns 18,000 GB Foods shares (0.3%) and 46,700 Timber Lodge shares (1.3%), and holds 350,000 currently unexercisable GB Foods stock options, none of which are included in the percentages of ownership shown for Fidelity National Financial, Inc. Mr. Foley's shares, however, are included in the "Other GB Foods Shareholders" group. If Mr. Foley exercised his currently unexercisable options, he would own 5.3% of GB Foods' shares; this exercise would reduce the percentage ownership of other GB Foods' shareholders. Mr. Foley is Fidelity's largest shareholder and is a director of the general partner of CKE's largest shareholder. As of July 2, 1998, Mr. Foley beneficially owned approximately 10% of CKE's outstanding shares (inclusive of exercisable employee stock options owned by Mr. Foley and inclusive of shares owned by CKE's largest shareholder). Mr. Foley is Chairman of the Board, Chief Executive Officer, and a principal shareholder of Fidelity, Chairman of the Board and Chief Executive Officer of CKE Restaurants, Inc., and Chairman of the Board of GB Foods, but does not have or share voting or investment power over securities held by Fidelity.

(B) Fidelity National Financial, Inc. also holds warrants to purchase a total of 3,470,000 GB Foods shares, which (if fully exercised) would increase Fidelity's percentage ownership to 44.9% of GB Foods' outstanding shares and correspondingly reduce the percentage ownership of Other GB Foods Shareholders to 55.1%. Also, Fidelity owns approximately 1.8% of CKE's outstanding common stock, which is not shown on the diagram.

                             OWNERSHIP STRUCTURE OF
                         JB'S FAMILY RESTAURANTS, INC.
                             AS OF JANUARY 26, 1998
(APPROXIMATE PERCENTAGES AS OF JANUARY 26, 1998, EXCLUDING OPTIONS AND WARRANTS)

                         CURRENT OWNERSHIP STRUCTURE OF
                         JB'S FAMILY RESTAURANTS, INC.
  (APPROXIMATE PERCENTAGES AS OF JUNE 1, 1998, EXCLUDING OPTIONS AND WARRANTS)

     The following transactions occurred since January 26, 1998:

     - 12 JB's Restaurants were sold to Star Buffet, Inc.

     - JB Parent Corp. was organized by CKE, and all stock of JB's Family Restaurants, Inc. (JBRI) was transferred to the new company.

     - 16 JB's Restaurants were transferred to JB Parent Corp.
---------------
  * Star Buffet, Inc. is in the process of converting these 12 restaurants to another concept. These 12 restaurants, plus the 16 owned by JB Parent Corp., plus the 52 retained by JBRI, constitute the 80 restaurants owned by JBRI as of January 26, 1998.

(A) William P. Foley II is Chairman of the Board, Chief Executive Officer, and a principal shareholder of Fidelity, Chairman of the Board and Chief Executive Officer of CKE Restaurants, Inc., and Chairman of the Board of Star Buffet, Inc., but does not have or share voting or investment power over securities held by Fidelity. Mr. Foley is Fidelity's largest shareholder and is a director of the general partner of CKE's largest shareholder. As of July 2, 1998, Mr. Foley beneficially owned approximately 10% of CKE's outstanding shares (inclusive of exercisable employee stock options owned by Mr. Foley and inclusive of shares owned by CKE's largest shareholder). The relationships among Mr. Foley and these companies are described in more detail on page 3 of this booklet.

                               OWNERSHIP STRUCTURE OF
             GB FOODS, TIMBER LODGE, AND JB'S FAMILY RESTAURANTS, INC.
                                ASSUMING SCENARIO 1
    (APPROXIMATE PERCENTAGES AS OF JUNE 1, 1998, EXCLUDING OPTIONS AND WARRANTS)

    SCENARIO 1 (SEE PAGE 15 FOR A MORE DETAILED DESCRIPTION):

- Fidelity National Financial, Inc. exercises warrants to purchase 1,000,000 newly-issued GB Foods shares for $5 million in cash.

- JB Parent Corp. distributes the stock of JB's Family Restaurants, Inc. (JBRI) to CKE Restaurants, Inc.

- Timber Lodge purchases JB Parent Corp. (which owns 16 restaurants) from CKE Restaurants, Inc. in exchange for 687,890 newly-issued Timber Lodge shares.

- Timber Lodge merges with TLS Acquisition Corp. at an exchange ratio of 0.8000. The exchange ratio could be adjusted, as described under "THE MERGER" at pages 1 and 2. Any change in the exchange ratio would affect the relative percentage ownership of GB Foods by the companies and groups illustrated in the diagram below.

- GB Foods does not acquire JB's Family Restaurants, Inc. (JBRI).

                           OWNERSHIP STRUCTURE CHART
---------------
 * Star Buffet, Inc. is in the process of converting these 12 restaurants to another concept.

(A) Immediately after the merger with Timber Lodge, William P. Foley II would own 55,360 GB Foods shares (0.5%) and would hold 350,000 currently unexercisable GB Foods stock options, none of which are included in the percentages of ownership shown for Fidelity National Financial, Inc. Mr. Foley's shares, however, are included in the "Other GB Foods Shareholders" group. If Mr. Foley exercised his currently unexercisable stock options, he would own 3.6% of GB Foods' shares; this exercise would reduce the percentage ownership of other GB Foods' shareholders. Mr. Foley is Fidelity's largest shareholder. As of July 2, 1998, Mr. Foley beneficially owned approximately 10% of CKE's outstanding stock (inclusive of exercisable employee stock options owned by Mr. Foley and inclusive of shares owned by CKE's largest shareholder). Mr. Foley is Chairman of the Board, Chief Executive Officer, and a principal shareholder of Fidelity, Chairman of the Board and Chief Executive Officer of CKE Restaurants, Inc., and Chairman of the Board of GB Foods and Star Buffet, Inc., but does not have or share voting or investment power over securities held by Fidelity. Also, Fidelity owns approximately 1.8% of CKE's outstanding common stock, which is not shown on the diagram. The relationships among Mr. Foley and these companies are described in more detail on page 3 of this booklet.

(B) Immediately after the merger, Fidelity National Financial, Inc. also would hold warrants to purchase a total of 2,470,000 GB Foods Shares, which (if fully exercised) would increase Fidelity's percentage ownership to 34.4% of GB Foods' outstanding shares and correspondingly reduce the percentage ownership of Other GB Foods Shareholders and Other Former Timber Lodge Shareholders to 41.0% and 20.5%, respectively. Also, Fidelity owns approximately 1.8% of CKE's outstanding common stock, which is not shown on the diagram.

                             OWNERSHIP STRUCTURE OF
           GB FOODS, TIMBER LODGE, AND JB'S FAMILY RESTAURANTS, INC.
                              ASSUMING SCENARIO 2
  (APPROXIMATE PERCENTAGES AS OF JUNE 1, 1998, EXCLUDING OPTIONS AND WARRANTS)

SCENARIO 2 (SEE PAGE 15 FOR A MORE DETAILED DESCRIPTION):

- GB Foods acquires JB's Family Restaurants, Inc. (JBRI) in exchange for 1,000,000 newly-issued GB Foods shares.

- GB Foods' proposed merger with Timber Lodge does not close.

- Fidelity National Financial, Inc. does not exercise any GB Foods warrants.

- Timber Lodge does not purchase JB Parent Corp.

                           OWNERSHIP STRUCTURE CHART
---------------
 * Star Buffet, Inc. is in the process of converting these 12 restaurants to another concept.

(A) Immediately after the acquisition of JB's Family Restaurants, Inc. (JBRI), William P. Foley II would continue to own 18,000 GB Foods shares (0.2%) and 46,700 Timber Lodge shares (1.3%), and would continue to hold 350,000 currently unexercisable GB Foods stock options, none of which are included in the percentages of ownership shown for Fidelity National Financial, Inc. Mr. Foley's shares, however, are included in the "Other GB Foods Shareholders" group. If Mr. Foley exercised his currently unexercisable stock options, he would own 4.6% of GB Foods' shares; this exercise would reduce the percentage ownership of other GB Foods' shareholders. Mr. Foley is Fidelity's largest shareholder and is a director of the general partner of CKE's largest shareholder. As of July 2, 1998, Mr. Foley beneficially owned approximately 10% of CKE's outstanding shares (inclusive of exercisable employee stock options owned by Mr. Foley and inclusive of shares owned by CKE's largest shareholder). Mr. Foley is Chairman of the Board, Chief Executive Officer, and a principal shareholder of Fidelity, Chairman of the Board and Chief Executive Officer of CKE Restaurants, Inc., and Chairman of the Board of GB Foods and Star Buffet, Inc., but does not have or share voting or investment power over securities held by Fidelity. The relationships among Mr. Foley and these companies are described in more detail on page 3 of this booklet.

(B) Immediately after the acquisition of JBRI, Fidelity National Financial, Inc. also would continue to hold warrants to purchase a total of 3,470,000 GB Foods shares, which (if fully exercised) would increase Fidelity's percentage ownership to 40.8% of GB Foods' outstanding shares and correspondingly reduce the percentage ownership of Other GB Foods Shareholders to 50.1%. Also, Fidelity owns approximately 1.8% of CKE's outstanding common stock, which is not shown on the diagram.

                             OWNERSHIP STRUCTURE OF
           GB FOODS, TIMBER LODGE, AND JB'S FAMILY RESTAURANTS, INC.
                              ASSUMING SCENARIO 3
  (APPROXIMATE PERCENTAGES AS OF JUNE 1, 1998, EXCLUDING OPTIONS AND WARRANTS)

SCENARIO 3 (SEE PAGE 15 FOR A MORE DETAILED DESCRIPTION):

- Fidelity National Financial, Inc. exercises warrants to purchase 1,000,000 newly-issued GB Foods shares for $5 million in cash.

- Timber Lodge purchases JB parent Corp. from CKE in exchange for 687,890 newly-issued Timber Lodge shares.

- GB Foods acquires JB's Family Restaurants, Inc. (JBRI) for 1,000,000 newly-issued GB Foods shares.

- Timber Lodge merges with TLS Acquisition Corp. at an exchange ratio of 0.8000. The exchange ratio could be adjusted, as described under "THE MERGER" at pages 1 and 2. Any change in the exchange ratio would affect the relative percentage ownership of GB Foods by the companies and groups illustrated in the diagram below.

                           OWNERSHIP STRUCTURE CHART
---------------
 * Star Buffet, Inc. is in the process of converting these 12 restaurants to another concept.

(A) Immediately after the merger with Timber Lodge and the acquisition of JB's Family Restaurants, Inc. (JBRI), William P. Foley would own 55,360 GB Foods shares (0.5%) and would hold 350,000 currently unexercisable GB Foods stock options, none of which are included in the percentages of ownership shown for Fidelity National, Inc. Mr. Foley's shares, however, are included in the "Other GB Foods Shareholders" group. If Mr. Foley exercised his currently unexercisable options, he would own 3.3% of GB Foods' shares; this exercise would reduce the percentage ownership of other GB Foods' shareholders. Mr. Foley is Fidelity's largest shareholder and is a director of the general partner of CKE's largest shareholder. As of July 2, 1998, Mr. Foley beneficially owned approximately 10% of CKE's outstanding shares (inclusive of exercisable employee stock options owned by Mr. Foley and inclusive of shares owned by CKE's largest shareholder). Mr. Foley is Chairman of the Board, Chief Executive Officer, and a principal shareholder of Fidelity, Chairman of the Board and Chief Executive Officer of CKE Restaurants, Inc., and Chairman of the Board of GB Foods and Star Buffet, Inc., but does not have or share voting or investment power over securities held by Fidelity. The relationships among Mr. Foley and these companies are described in more detail on page 3 of this booklet.

(B) Immediately after the merger with Timber Lodge and the acquisition of JBRI, Fidelity National Financial, Inc. also would hold warrants to purchase a total of 2,470,000 GB Foods shares, which (if fully exercised) would increase Fidelity's percentage ownership to 32.1% of GB Foods' outstanding shares and correspondingly reduce the percentage ownership of Other GB Foods Shareholders and Other Former Timber Lodge Shareholders to 38.2% and 19.1%, respectively. Also, Fidelity owns approximately 1.8% of CKE's outstanding common stock, which is not shown on the diagram.

                                  RISK FACTORS

     Capitalized words and phrases used in this "Risk Factors" section are defined at other places in this booklet. A table showing where those definitions appear can be found at page 138.

RISKS ASSOCIATED WITH THE MERGER AND JBRI ACQUISITION

  SYNERGIES MAY NOT MATERIALIZE

     In determining that the Merger, and, in the case of GB Foods, the JBRI Acquisition are in the best interests of their respective shareholders, GB Foods' and Timber Lodge's Boards considered (i) the diversification of both companies' geographic presence and the market segments that each company currently serves, (ii) the expansion of the Timber Lodge business into new southwestern and western markets, (iii) the potential growth of GB Foods through dual concept restaurants and the JBRI Acquisition, (iv) the potential favorable impact of the Timber Lodge expansion on GB Foods' financial position, (v) the potential cost savings to both companies under common management, particularly in the area of reduced overhead, and (vi) other synergies that might result from the integration of the companies. There can be no assurance, however, that such benefits will be accomplished successfully or as rapidly as desired.

  UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING COST SAVINGS

     In determining that the Merger is in the best interests of its shareholders, each of the GB Foods' Board of Directors and the Timber Lodge Board of Directors considered the likelihood that cost savings such as reduced corporate overhead and insurance costs, operating efficiencies such as food and supplies purchasing economies resulting from the increased size of the combined entity, and other synergies such as improved management practices and incentive programs would result following consummation of the Merger. In particular, the Board of Directors of GB Foods considered the potential for cost savings in approving the Merger and JBRI Acquisition, although that factor was not the primary impetus for either transaction. Management of GB Foods provided the financial advisors engaged by GB Foods and Timber Lodge with certain information, including an estimate of total cost savings of $127,000 for Timber Lodge and $204,000 for JBRI, and the advisors used that information in the course of rendering their opinions. However, those figures are estimates only, subject to many uncertainties and to events and circumstances which GB Foods cannot control. Those uncertainties, events and circumstances could cause actual results to differ materially from the estimates, and there can be no assurance that any cost savings, operating efficiencies or other synergies will be accomplished. In addition, operations could be adversely affected if management attention is diverted to meet problems which may arise in connection with the integration of the businesses. The acquisition of Timber Lodge and JBRI will significantly increase the size of GB Foods. Managing GB Foods and integrating the acquired business operations of Timber Lodge and JBRI will continue to present a significant challenge to GB Foods' management. GB Foods will continue to evaluate the restaurant operations to be acquired in the Merger and various short and long-term strategic considerations in the process of assessing the extent to which Timber Lodge and JBRI restaurant operations will be integrated, restructured or otherwise modified by GB Foods. JBRI, over the past five years, has experienced same store sales declines and reduced operating margins. One of the objectives of GB Foods' turnaround strategies for JBRI is to stem the recent negative operating trends experienced by JBRI. GB Foods will implement various turnaround strategies including, but not limited to, image enhancements, a re-focused marketing strategy, improved management incentive programs and reductions to corporate administrative costs. However, there can be no assurance that these strategies will be successful. If GB Foods is unable to achieve anticipated improvements in restaurant-level operating margins or reductions in corporate overhead costs in its JBRI's operations on a timely basis, cash flows generated from JBRI's operations may not be adequate to support GB Foods' turnaround strategies for JBRI, some of which require significant capital expenditures. GB Foods' success will also depend in part on JBRI's franchisees. JBRI's franchisees are not required to participate in implementing GB Foods' strategies and there can be no assurance that they will participate. GB Foods has discussed many of the strategies with the franchisees and GB Foods believes that the franchisees are very interested in working with GB Foods to improve the business. However, GB Foods has not offered (and does not intend to offer) specific financial or other incentives for franchisees to participate in GB Foods' strategies. Lack of participation by JBRI's franchisees in implementing those strategies could delay or limit the success of those strategies. Restructuring and integrating the restaurant operations of JBRI will require the dedication of significant capital and management resources, which may cause an interruption of, or a loss of momentum in, the activities of GB Foods. Failure to effectively accomplish the integration of GB Foods' operations or to improve Timber Lodge's and JBRI's results of operations could have a material adverse effect on GB Foods' financial condition and results of operations. See "THE MERGER -- REASONS FOR THE MERGER AND BOARD RECOMMENDATIONS" at page 42 and "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION" at page 15.

  TIMBER LODGE STEAKHOUSE(TM) BRAND EXPANSION

     If the Merger closes, Timber Lodge will acquire the Sixteen Restaurants from CKE. (See "THE TIMBER LODGE/JB'S PURCHASE" beginning at page 58 for further information.) Timber Lodge's ability to successfully renovate and convert those restaurants to the Timber Lodge Steakhouse(TM) format depends on a number of factors. These factors include whether (i) Timber Lodge is able to convert such restaurants economically, (ii) Timber Lodge is able to stay within budget and on schedule for the project, and (iii) whether the conversion will attract new customers without significantly reducing existing ones. There can be no assurance that Timber Lodge will be able to convert the Sixteen Restaurants successfully or that, if converted, those restaurants can be operated profitably. Until the Sixteen Restaurants are converted, or if for any reason they cannot be converted, they will continue to be operated as JB's Restaurants and Galaxy Diners; a significant delay could adversely affect Timber Lodge's operations of the Sixteen Restaurants.

     The factors which possibly could prevent conversion or result in a significant delay include local zoning limitations, local construction and health inspection and certification restrictions, state and local liquor licensing, local parking or traffic restrictions (Timber Lodge restaurants typically have a somewhat larger seating capacity than JB's restaurants), local construction labor problems, and individual lease restrictions (under which a landlord could refuse to permit renovations or conversions). Although GB Foods does not believe these factors are likely to prevent or delay the conversions and renovations, they are not within GB Foods' control.

     A significant delay or failure to convert any of the Sixteen Restaurants would have no effect on the consummation of the Merger. If such a delay or failure occurred, GB Foods could (i) cause JBRI to franchise the JB's brand to Timber Lodge with respect to those restaurants which could not be converted or as to which the delay was substantial, or (ii) cause JBRI to exchange less troublesome restaurant locations with Timber Lodge. However, no such contingency arrangement presently is in place. If the Merger closes but the JBRI Acquisition does not, a significant delay or failure to convert one or more of the Sixteen Restaurants could have adverse effects on GB Foods unless CKE (as the owner of JBRI) agreed to accommodate GB Foods.

     In addition, Timber Lodge's existing restaurants are located in Minnesota, Wisconsin, South Dakota, upstate New York, and northern Illinois. The newly acquired restaurants are located primarily in Arizona, with other locations in New Mexico, Utah, and Idaho. The results achieved to date by Timber Lodge's relatively modest restaurant base may not be indicative of the results that would be achieved by a larger number of restaurants in a larger and more diverse geographic market area. Also, because Timber Lodge has a relatively modest base of restaurants at present, unsuccessful new restaurants could have a more significant adverse effect on Timber Lodge's results from operations than would be the case with a larger restaurant company.

  ADJUSTMENT OF EXCHANGE RATIO

     The Exchange Ratio of 0.8000 shares of GB Foods common stock for each outstanding share of Timber Lodge stock is subject to increase or decrease based on the average market price of GB Foods common stock over a ten trading day period ending two trading days before closing. See "THE MERGER -- EXCHANGE RATIO" beginning on page 52 for details regarding how the Exchange Ratio may be adjusted. Neither GB Foods nor Timber Lodge can predict what such ten-day average price of GB Foods stock will be, and such price will not be known until after the Special Meetings are held. In addition, if that ten-day average price is below $7.50 per share, the Merger Agreement provides that the Exchange Ratio may be increased according to a pre-agreed formula, or may be left unchanged. Accordingly, fluctuations in the market price of GB Foods stock during such ten-day period could have significant and potentially adverse effects on Timber Lodge shareholders, or could result in a significant increase in the number of GB Foods shares issued to Timber Lodge shareholders, within the limits discussed at "THE MERGER -- EXCHANGE RATIO" beginning on page 52. The effects of such price fluctuations over a wide range, and the effects of possible adjustments, are illustrated in tables on pages 8 and 9.

  ADJUSTMENT OF JBRI ACQUISITION PRICE

     GB Foods has agreed to purchase JBRI in exchange for 1,000,000 new shares of its common stock. The purchase price is subject to adjustment if JBRI's shareholders' equity as of the closing date is less than $5,000,000. Although CKE has stated its intention to ensure that equity is at least that amount, there is no guarantee to that effect. If the $5,000,000 equity condition is not met, the parties have agreed to negotiate an adjustment at that time. If no agreement can be reached, the JBRI Acquisition could fail to close. If a material adjustment were negotiated, GB Foods' Board of Directors would re-solicit the GB Foods' shareholders for their approval.

  STOCK PRICE VOLATILITY

     The market price of the GB Foods common stock may be significantly affected by quarterly financial results of GB Foods or of other companies in its industry, or by changes in general conditions in the economy, in the restaurant industry, or in the capital markets. In addition, many stocks traded on the Nasdaq Small Cap Market occasionally experience extreme price and volume fluctuations, and there can be no assurance given that GB Foods' stock will not experience such fluctuations over time. Moreover, broad market fluctuations, even if not directly related to GB Foods' earnings or operations, may also adversely affect the price of GB Foods' common stock.

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Merger by the GB Foods' Board and the Timber Lodge Board, GB Foods and Timber Lodge shareholders should be aware that two directors of Timber Lodge, Messrs. Rowland and Bedzyk, have certain interests in the Merger that are different from, or in addition to, the interests of shareholders of Timber Lodge generally. Such interests, together with other relevant factors, were considered by the GB Foods Board and the Timber Lodge Board in making their recommendations and approving the Merger Agreement. See "RELATIONSHIP OF GB FOODS AND TIMBER LODGE" beginning at page 41 and "CERTAIN TRANSACTIONS AND INTERESTS OF CERTAIN PERSONS IN THE MERGER" beginning at page 79.

  INTERESTS OF CERTAIN PERSONS IN THE JBRI ACQUISITION

     Three of GB Foods' directors, Messrs. Foley, Puzder, and Willey, also are directors or executive officers of CKE (which owns JBRI). However, the remaining two directors, Messrs. Haglund and Gregory, are not affiliated with CKE. All five of GB Foods' directors approve the acquisition of JBRI and all five recommend that shareholders vote in favor of that acquisition. The GB Foods Board believes it has fairly and objectively evaluated and reviewed the JBRI Acquisition (as discussed in this booklet) and acted in the best interests of GB Foods and all of its shareholders. The two disinterested directors were aware of the relationship between CKE and JBRI, and of the resulting conflict of interest involving the other three directors. The GB Foods Board would not have approved the JBRI Acquisition if the disinterested directors had not approved it. The GB Foods Board also (1) obtained an opinion from a financial advisor, Piper Jaffray Inc., that the consideration to be paid in the JBRI Acquisition is fair to GB Foods from a financial point of view, and (2) is soliciting the approval of shareholders after full disclosure in this booklet of the conflict of interest. See "CERTAIN TRANSACTIONS AND INTERESTS OF CERTAIN PERSONS IN JBRI TRANSACTION" beginning at page 90. In addition to the relationship of certain GB Foods' directors to CKE discussed above, shareholders should be aware of certain significant structural changes JBRI has undergone since the end of its most recent fiscal year. Diagrams illustrating the ownership structure of JBRI as of its most recent fiscal year end, and the effects of recent structural changes, appear on page 23; a financial description of these recent changes appears in
Note 16 to JBRI's financial statements beginning on page 117.

  SHARES ELIGIBLE FOR FUTURE ISSUANCE AND SALE

     As of March 26, 1998, 6,576,485 shares of GB Foods common stock were outstanding, and 5,398,012 shares of GB Foods common stock were reserved for issuance in connection with the exercise of outstanding options and warrants. GB Foods may issue up to 38,025,503 additional shares of GB Foods common stock in the future in connection with acquisitions, corporate combinations, financing activities, or employee compensation plans without seeking the approval of its stockholders under Delaware corporate law. Nasdaq rules presently require a Nasdaq-listed company (such as GB Foods) to obtain shareholder approval prior to issuing 20% or more of its outstanding shares in a transaction (with lower limits applicable if officers, directors, or significant shareholders are potential recipients of significant amounts of such shares). However, substantial blocks of shares nevertheless could be issued without obtaining shareholder approval in transactions which were below the Nasdaq thresholds. The issuance of substantial amounts of GB Foods common stock in the open market or the availability of such shares for issuance could adversely affect the market price of GB Foods common stock. See "COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION" beginning at page 69 for additional information.

  EFFECT OF GOODWILL ON FUTURE REPORTED NET INCOME

     GB Foods intends to use the purchase method of accounting in connection with the Merger and the JBRI Acquisition. One effect of using the purchase method will be the recognition each year of goodwill amortization expense for financial accounting purposes. Annual amortization expense has the effect of reducing reported net income or increasing reported net loss, as applicable; however, amortization expense is not deductible for federal income tax purposes. The total amount of goodwill amortized each year (over a 40-year period) is expected to be approximately $491,000; however, it would be approximately $404,000 per year or $966,000 per year if the Exchange Ratio were adjusted up or down, respectively. For additional information concerning goodwill, see "TABULAR GOODWILL ANALYSIS" at page 9, "THE MERGER -- ACCOUNTING TREATMENT" beginning on page 54 and "PROPOSAL NO. 2 TO THE GB FOODS MEETING -- APPROVAL OF JBRI ACQUISITION -- ACCOUNTING TREATMENT" beginning on page 90.

  ABILITY TO UTILIZE ACCUMULATED NET OPERATING LOSS CARRYFORWARDS

     As of the end of its most recent fiscal year, GB Foods had accumulated net operating loss carryforwards of $11,906,000 for federal income tax purposes, and of $5,694,000 for state income tax purposes. Those carryforwards may be deducted to the extent of GB Foods' taxable income in future tax years, subject to significant limitations which are described in more detail at "THE
MERGER -- FEDERAL INCOME TAX MATTERS" beginning on page 55. Under current tax laws and regulations those limitations include both an annual limit on the dollar amount of that carryforward which GB Foods may use each year (approximately $2.1 million per year federally), and an overall time limit (expiring at various times from 1999 to 2012). Because of these limitations, GB Foods faces the risks that (1) it might not earn sufficient taxable income in future years to use up the carryforwards before they (permanently) expire, and
(2) if in some years GB Foods does earn taxable income in excess of the annual limit, it will be forced to use the carryforwards more slowly than otherwise would be the case. GB Foods has not recorded a deferred tax asset for the expected future tax benefits related to accumulated net operating loss carryforwards and will re-evaluate this position upon completion of the Merger and JBRI Acquisition. GB Foods did not record a deferred tax asset because of its history of operating losses; however, that position does not necessarily mean that its accumulated net operating loss carryforwards will expire before they can be used. GB Foods expect that, if the Merger and the JBRI Acquisition both close, its taxable income for fiscal 1998 is likely to be less than the amount of the annual limit on use of the carryforwards. However, GB Foods cannot accurately predict what its annual taxable income will be after consummation of the Merger and the JBRI Acquisition. Thus, utilization of GB Foods' net operating losses cannot be assured.

  DISAGREEMENTS BETWEEN JBRI AND ITS FRANCHISEES

     In late April, 1998, JBRI and its franchisees began discussions regarding certain disagreements. At the heart of the disagreement is the franchisees' assertion that their franchises have become less valuable in recent years for several reasons, including the reduction in restaurants operated as JB's and related reduction in advertising and promotion; as a result, the franchisees have asked JBRI to decrease its basic royalty rate. The discussions are described more fully under the caption "RECENT DEVELOPMENTS -- NEGOTIATIONS WITH FRANCHISEES" on page 94. In the course of those discussions, JBRI (with GB Foods' consent) offered to reduce JBRI's basic royalty rate from 4.0% to 3.25%, which offer has not yet been accepted. The outcome (or lack of outcome) of those discussions will not affect whether or not the Merger or the JBRI Acquisition close. However, if the JBRI Acquisition does close, GB Foods' management believes it is likely that JBRI's royalty rate will be decreased in the near future as part of a settlement with the franchisees; the projected impact of such a decrease is described under the caption "IMPACT OF POSSIBLE REDUCTION TO ROYALTY RATE" on page 99. Moreover, other terms of the franchise arrangement between JBRI and its franchisees could be adversely changed, though GB Foods' management at present does not anticipate that any such change would be material to GB Foods' business or operations. In addition, GB Foods' management presently believes that if a settlement with JBRI's franchisees is not successfully negotiated, litigation could result. (In fact, on or about June 23, 1998, a lawsuit was filed by three franchisees; this lawsuit is more particularly described under the caption "RECENT DEVELOPMENTS -- NEGOTIATIONS WITH FRANCHISEES" on page 94.)

     Any of these events could have a significant and adverse effect on the net income (or loss) of JBRI as an operating subsidiary of GB Foods. The effects on JBRI's gross revenues are expected to be substantially less significant than the effects on net income because revenues from the 52 company-owned restaurants are not expected to be materially affected by changes in the franchise arrangements.

RISKS ASSOCIATED WITH BUSINESS OPERATIONS

  COMPETITIVE ENVIRONMENT

     General

     The food service industry is intensely competitive. Competition exists with respect to the quality and value of food products offered, concept, service, price, dining experience and location. GB Foods and Timber Lodge primarily compete with major restaurant chains, some of which dominate the quick-service or full-service restaurant industries. Competitors also include a variety of fast food restaurants, mid-price, full-service casual dining restaurants, health and nutrition-oriented restaurants, delicatessens and prepared food stores, as well as supermarkets and convenience stores. Many competitors have substantially greater financial, marketing and other resources than we do, which may give them certain competitive advantages. Some of the major quick-service restaurant chains have increasingly offered selected food items and combination meals at discounted prices. Future changes in the pricing or other marketing strategies of one or more of our competitors could have a material adverse effect on GB Foods and Timber Lodge's financial condition and results of operations. As competitors expand their operations, competition can be expected to intensify. Increased competition could have a material adverse effect on our financial condition and results of operations.

     GB Foods

     GB Foods presently operates in the quick-service restaurant industry. The industry is intensely competitive in the attraction of consumers and franchisees and in obtaining suitable sites for new stores. Some of the key competitive factors in the restaurant industry are the quality and value of the food products offered, quality of service, cleanliness, name identification, restaurant location, price and attractiveness of facilities. GB Foods and its franchisees compete with restaurants of all types in the local market areas surrounding individual stores for a share of the consumers' restaurant food dollars. In particular, GB Foods competes with other quick-service restaurants and Mexican restaurants.

     The industry can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of quick-service food and increases in the number of, and particular location of, competing quick-services restaurants. Factors such as inflation, increases in food, labor and energy costs, the availability and cost of suitable sites, fluctuating interest and insurance rates, state and local regulations and licensing requirements and the availability of an adequate number of hourly-paid employees can also adversely affect the fast food restaurant industry. In addition, other fast food chains with greater financial resources than GB Foods have similar or competing operating concepts to those of GB Foods in its geographic markets.

     Major chains, which also have substantially greater financial resources and longer operating histories than we do, dominate the fast food restaurant industry. GB Foods competes primarily on the basis of food quality, price and speed of service. A significant change in pricing or other marketing strategies by one or more of our competitors could have an adverse impact on GB Foods' sales, earnings and growth. All of the major fast food chains have increasingly offered selected food items and combination meals at discounted prices. While GB Foods cannot predict the duration of this promotional activity or the extent to which this pricing may become more or less competitive, this pricing could have a continued adverse effect on our sales and earnings following the Merger.

     GB Foods believes its primary competition in the quick-service segment of the restaurant industry is from established national quick-service restaurant chains offering Mexican food, hamburgers, pizza, and chicken. These chains include Taco Bell, El Pollo Loco, Del Taco, Burger King, McDonalds, Wendy's, Pizza Hut and KFC. They offer strong competition, have national name recognition and greater advertising, financial, and other resources than GB Foods. These competitors also have a far greater density of store sites and substantially larger facilities. GB Foods also competes with local quick-service restaurant chains and both quick-service and full-service "mom-and-pop" restaurants in specific local markets.

     GB Foods believes that its product is distinguishable from its competitors' products because (i) its menu has more authentic Mexican items than the menus of most Mexican quick-service restaurants; (ii) its food is prepared with high-quality, natural ingredients resulting in food quality comparable to a full-service restaurant; and (iii) GB Foods generally has larger portioning standards, giving the customer a good value for the price.

     Timber Lodge

     The full-service restaurant industry is intensely competitive with respect to price, service, location and food quality. There are many well-established competitors with substantially greater financial and other resources than Timber Lodge. In Timber Lodge's view, its principal competitors are not only other steakhouses but also any other restaurants which offer a casual atmosphere and moderately-priced meals within its geographic markets.

     Expansion of the steakhouse concept has increased in recent years. In addition to traditional steakhouse restaurants, Timber Lodge expects to face competition from new entries into the steakhouse market, such as national steakhouse chains which have greater name recognition, are more well-established and have significantly greater resources than Timber Lodge. Competitors include Outback Steakhouse, Inc., Lone Star Steakhouse and Saloon, and Long Horn Steakhouse, operated by Rare Hospitality International, Inc. Other competitors include a large number of national and regional restaurant chains, many of which have been in existence for a substantially longer period than it has, and may be better established in the markets where Timber Lodge restaurants are or may be located.

     The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and benefits costs and lack of experienced management and hourly employees may adversely affect the restaurant industry in general and our restaurants in particular.

  CONTROL BY PRINCIPAL STOCKHOLDERS AND RELIANCE ON KEY PERSONNEL

     Fidelity holds 1,039,500 shares of GB Foods common stock (15.8% of its outstanding shares as of March 31, 1998) and has the right to acquire an additional 3,470,000 shares upon exercise of currently exercisable warrants, including the Fidelity Warrants. CKE does not presently own any shares of GB Foods' common stock, but will acquire 550,312 shares of GB Foods' common stock if the Merger with Timber Lodge closes and will acquire an additional 1,000,000 shares of GB Foods' common stock if the JBRI Acquisition transaction is completed. William P. Foley, II, Chairman of the Board and Chief Executive Officer of Fidelity and CKE, and Chairman of the Board of GB Foods, personally owns 18,000 shares of GB Foods common stock and owns an additional 350,000 GB Foods common stock options, none of which is presently exercisable. Mr. Foley as an individual does not have or share voting or investment power over the GB Foods stock held by Fidelity. In addition, Fidelity presently owns 175,800 shares of Timber Lodge common stock (4.8% of its outstanding shares as of March 25, 1998). Mr. Foley personally owns 46,700 shares of Timber Lodge common stock (1.3%). Mr. Foley does not share voting or investment power over the Timber Lodge stock held by Fidelity. Based on certain assumptions outlined below, if the Merger had closed and become effective on March 31, 1998 Fidelity would have owned 2,180,140 shares of GB Foods common stock plus exercisable warrants to purchase an additional 2,470,000 shares, CKE would have owned 1,550,312 shares of GB Foods common stock, and Mr. Foley would have owned 55,360 shares of GB Foods common stock plus unexercisable options to purchase an additional 350,000 shares. GB Foods would have had 12,034,329 shares of common stock outstanding immediately after the closing, of which Fidelity, CKE, and Mr. Foley collectively would have owned 31.5% (excluding Fidelity's remaining warrants and Mr. Foley's options); if Fidelity's remaining warrants and Mr. Foley's stock options were fully exercised, Fidelity, CKE, and Mr. Foley collectively would have owned 44.5%.

     Consequently, after the Merger, Fidelity and CKE collectively may have the practical ability to elect their nominees to the GB Foods Board of Directors. See "PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF GB FOODS" beginning at page 71 and "PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF TIMBER LODGE" beginning at page 72.

     The assumptions referred to in the preceding paragraphs are: (a) the Exchange Ratio is not adjusted; (b) the Fidelity Warrants Exercise resulted in Fidelity acquiring 1,000,000 shares of GB Foods common stock shortly before the Merger closed; (c) the Timber Lodge/JB's Purchase resulted in CKE acquiring 687,890 Timber Lodge Shares shortly before the Merger closed; and (d) the JBRI Acquisition resulted in CKE acquiring 1,000,000 shares of GB Foods common stock shortly before the Merger closed.

     The success of GB Foods and Timber Lodge after the Merger will be dependent on their ability to attract and retain experienced successful executives to their management teams. The loss of one or more members of senior management could adversely affect GB Foods' business and development. See "MANAGEMENT AFTER THE MERGER" beginning on page 71.

  GOVERNMENT REGULATION

     GB Foods

     The restaurant industry is subject to extensive federal, state, and local regulation governing, among other things, health and sanitation standards, equal opportunity, minimum wage and licensing for the sale of food. In addition, GB Foods is subject to extensive federal and state regulations governing franchise operations and sales which impose registration and disclosure requirements on franchisors in the offer and sale of franchises and, in certain cases, dictating substantive standards that govern the relationship between franchisor and franchisees. Various federal and state labor laws govern relationships with employees, including such matters as minimum wage requirements, overtime, and other working conditions.

     Timber Lodge

     Timber Lodge is subject to various federal, state and local laws affecting its business. Each of our restaurants is subject to licensing and regulation by a number of government authorities, which may include alcoholic beverage control, health and safety, and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining, or failures to obtain, the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area.

     Approximately 15% of Timber Lodge's steakhouse revenues are attributable to the sale of alcoholic beverages. Alcoholic beverages control regulations require each of our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operation of our restaurants. These aspects include the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. Failure of a restaurant to obtain or retain liquor or food service licenses would adversely affect its operations.

     In certain states, we may be subject to "dram-shop" statutes, which generally provide that a person injured by an intoxicated person has the right to recover damages from an establishment which wrongfully served alcoholic beverages to the intoxicated person. Timber Lodge carries liquor liability coverage as part of its existing comprehensive general liability insurance and has never been named in a lawsuit involving a "dram-shop" statute.

     We are also subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits. Significant numbers of our personnel are paid at rates related to the federal minimum wage and accordingly, further increases in the minimum wage could increase our labor costs. Legislation is introduced from time to time in Congress to raise the federal minimum wage. Minnesota is still considering legislation that could change tip credit laws and raise the minimum wage for tipped employees. If such an increase is enacted in the future, it would likely adversely affect us because most of our wait staff are paid at the minimum wage.

     The Americans with Disabilities Act (the "ADA") prohibits discrimination in employment and public accommodations, such as restaurants, on the basis of disability. Under the ADA, we are is required to provide service to, or make reasonable accommodations for the employment and service of, disabled persons. We believe our restaurants are in substantial compliance with the ADA.

  FOOD SERVICE INDUSTRY

     Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The performance of individual restaurants may be adversely affected by factors such as traffic patterns, demographics and the type, number and location of competing restaurants. Multi-unit food service businesses such as GB Foods can also be materially and adversely affected by publicity resulting from poor food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Consumers may also raise concerns about the nutritional value of quick-service food. Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses such as ours to the risk that shortages or interruptions in supply, caused by adverse weather or other conditions, could adversely affect the availability, quality and cost of ingredients. In addition, unfavorable trends or developments concerning factors such as inflation, increased food, labor and employee benefit costs including increases in hourly wage and unemployment tax rates, increases in the number and locations of competing quick-service restaurants, regional weather conditions and the availability of experienced management and hourly employees may also adversely affect the food service industry in general and our financial condition and results of operations in particular. Changes in economic conditions affecting our customers could reduce traffic in some or all of our restaurants or impose practical limits on pricing, either of which could have a material adverse effect on GB Foods' financial condition and results of operations. Our continued success will depend in part on the ability of management to anticipate, identify and respond to changing conditions.

  ENVIRONMENTAL MATTERS

     GB Foods and Timber Lodge are subject to federal, state, and local laws, regulations, and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from sites of past spills and disposals of other releases of hazardous materials. In particular, under applicable environmental laws, each company may be responsible for remediation of environmental conditions and may be subject to associated liabilities. These associated liabilities include liabilities brought by private litigants, relating to its restaurants and the land on which its restaurants are located, regardless of whether the company leases or owns the restaurants or land in question, and regardless of whether such environmental conditions were created by the company or by a prior owner or tenant. There can be no assurances that environmental conditions relating to prior, existing, or future restaurants or restaurant sites will not have a material adverse effect on the earnings and financial position of GB Foods after the Merger.

  RISKS ASSOCIATED WITH GROWTH STRATEGY

     Each of GB Foods and Timber Lodge has, and will continue to, seek out and evaluate opportunities to develop and expand its operations, brands, and formats, whether by internal expansion, the acquisition of existing assets or operations, or the acquisition of new brands or formats. Expansion, especially by acquisition, involves a number of special risks that could adversely affect the companies' operating results, including the diversion of management's attention, the assimilation of acquired operations and personnel, the amortization of acquired intangible assets, and the potential loss of key employees. In addition, the assimilation of acquired operations can be delayed for unforeseen reasons, and brand name changes or conversions may not be received by customers as well as expected. No assurance can be given that the Merger, the Timber Lodge/JB's Purchase, the JBRI Acquisition, or any other acquisition by GB Foods after the Merger will not materially and adversely affect GB Foods, or that any acquisition by GB Foods will enhance its business. If GB Foods determines after the Merger to make any significant acquisitions of other businesses, it may be required to issue additional equity or debt securities or borrow additional money. The issuance, if any, of additional equity or convertible debt securities could result in dilution of shareholders' interests in GB Foods.

     GB Foods' growth strategy includes, among other things, opening additional GB Foods-operated and franchised restaurants, dual-branding its restaurant concepts and remodeling its restaurants (GB Foods' dual-branding strategy, in which franchisees operate a Green Burrito restaurant along with a second brand in a single restaurant facility, is described in more detail in Annex E beginning at page E-5 under the caption "Green Burrito Dual-Concept Stores"). The success of our growth strategy will depend on numerous factors. Many of these factors are beyond the control of GB Foods and our franchisees, including the hiring, training and retention of qualified management and other restaurant personnel, the ability to obtain necessary governmental permits and approvals, the availability of appropriate financing and general economic conditions. GB Foods and our franchisees face competition from other restaurant operators, retail chains, companies and developers for desirable site locations, which may adversely affect the cost, implementation and timing of our expansion plans. To manage our planned expansion, we must ensure the continuing adequacy of our existing systems and procedures, including our supply and distribution arrangements, restaurant management, financial controls and informational systems.

     Our growth will also depend in part on our ability to increase sales at existing restaurants. In addition to its turnaround strategies for JBRI (discussed at page 27 under the caption "UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING COST SAVINGS"), we expect to continue remodeling and upgrading equipment at our Green Burrito restaurants. We will incur significant capital expenditures in remodeling and converting restaurants and will experience a loss of revenues during the brief periods of time that restaurants are closed for remodeling or conversion. There can be no assurance that such remodeling and conversion will increase the revenues generated by these restaurants or, even if revenues are increased, that such increases will be sustainable. In addition, although the sales results experienced by the franchised restaurants that have been remodeled or converted to dual-brand restaurants have generally been favorable to date, there can be no assurance that such favorable sales results are sustainable or that they are indicative of sales results that will be achieved by restaurants to be remodeled or converted in the future. There can also be no assurance that we will be able to achieve same-store increases in our company-operated restaurants.

FORWARD-LOOKING STATEMENTS

     GB Foods and Timber Lodge have made forward-looking statements in this booklet, including documents that are incorporated by reference herein that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of GB

Foods, Timber Lodge, or JBRI as set forth under "THE MERGER -- REASONS FOR THE MERGER AND BOARD RECOMMENDATIONS," "THE MERGER -- OPINIONS OF FINANCIAL ADVISORS," "PROPOSAL NO. 2 TO GB FOODS MEETING -- APPROVAL OF JBRI
ACQUISITION -- REASONS FOR THE JBRI ACQUISITION AND BOARD RECOMMENDATION" and "-- OPINION OF FINANCIAL ADVISOR," "JB's FAMILY RESTAURANTS, INC.; Annexes E and F, and those statements preceded by, followed by, or that include the words "will," "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements are based on the beliefs of GB Foods, Timber Lodge and their respective Boards in which they attempt to analyze the companies' competitive position in their respective industries and the factors affecting their respective businesses. Shareholders should understand that each of the foregoing risk factors, in addition to other factors discussed elsewhere in this booklet and in the documents which are incorporated by reference herein, could affect the future results of GB Foods or Timber Lodge and could cause those results to differ materially from those expressed in the forward-looking statements contained or incorporated by reference herein. Those other factors include, among others, the following: general economic and business conditions; the impact of competitive products and pricing; success of operating initiatives; development and operating costs; advertising and promotional efforts; adverse publicity; acceptance of new product offerings; consumer trial and frequency; availability, locations, and terms of sites for restaurant development; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; the results of financing efforts; business abilities and judgment of personnel; availability of qualified personnel; food, labor and employee benefit costs; changes in, or the failure to comply with, government regulations; weather conditions; construction schedules; and other factors referenced in this Joint Proxy Statement/Prospectus booklet. In addition, there can be no assurance that (i) GB Foods, Timber Lodge and their respective Boards have correctly identified and assessed all of the factors affecting the companies' businesses; (ii) the publicly available and other information with respect to these factors on which GB Foods, Timber Lodge and their Boards have based their analyses is complete or correct; (iii) GB Foods, Timber Lodge and their respective Boards' analyses are correct; or (iv) GB Foods' strategy for itself and Timber Lodge, which is based in part on these analyses, will be successful.

                            THE SHAREHOLDER MEETINGS

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of common stock of GB Foods Corporation ("GB Foods") by the GB Foods Board for use at the 1998 GB Foods annual meeting (the "GB Foods Meeting") and (ii) from the holders of common stock of Timber Lodge Steakhouse, Inc. ("Timber Lodge") by the Timber Lodge Board for use at a special meeting of Timber Lodge shareholders (the "Timber Lodge Meeting").

TIMES AND PLACES; PURPOSES

  GB FOODS

     The GB Foods Meeting will be held at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California 93108 on Tuesday, September 1, 1998, starting at 10:00 a.m., local time. At the GB Foods Meeting, the stockholders of GB Foods will be asked to consider and vote upon the Merger, the JBRI Acquisition, the election of six directors, the amendment of an existing stock option plan and ratification of prior grants, the approval of a new stock option plan, the approval of a name change, and such other matters as may properly come before the GB Foods Meeting.

  TIMBER LODGE

     The Timber Lodge Meeting will be held at the Timber Lodge Steakhouse at 5500 Excelsior Blvd., St. Louis Park, Minnesota 55416, on Friday, August 28, 1998, starting at 10:00 a.m., local time. At the Timber Lodge Meeting, the stockholders of Timber Lodge will be asked to consider and vote upon the Merger and such other matters as may properly come before the Timber Lodge Meeting.

RECORD DATES

  GB FOODS

     The GB Foods Board has fixed the close of business on July 31, 1998 as the "GB Foods Record Date." Only holders of shares of GB Foods common stock on the GB Foods Record Date are entitled to notice of and to vote at the GB Foods Meeting. As of July 31, 1998, there were 6,579,585 shares of GB Foods common stock outstanding and entitled to vote held by approximately 194 stockholders of record. However, GB Foods believes that the number of beneficial shareowners exceeds 1,000 persons.

  TIMBER LODGE

     The Timber Lodge Board has fixed the close of business on July 20, 1998 as the "Timber Lodge Record Date." Only holders of shares of Timber Lodge common stock on the Timber Lodge Record Date are entitled to notice of and to vote at the Timber Lodge Meeting. As of July 20, 1998, there were 3,637,415 shares of Timber Lodge common stock outstanding and entitled to vote held by approximately 88 shareholders of record. However, Timber Lodge estimates its actual number of shareholders to be in excess of 1,300.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

  GB FOODS

     Each GB Foods common shareholder of record at the close of business on the GB Foods Record Date is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of GB Foods common stock entitled to vote is necessary to constitute a quorum at the GB Foods Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of GB Foods common stock which are voted (either "for" or "against") is required to approve and adopt Proposals 1, 2, 4, and 5 at the GB Foods Meeting. Proposal 6 (the name change) must be approved by 51% of the GB Foods shares outstanding on the GB Foods Record Date. With respect to the election of GB Foods directors (proposal 3), the stockholders have cumulative voting rights, whereby any stockholder may multiply the number of shares he or she is entitled to vote by the number of directors to be elected and allocate his or her votes among the nominees in any manner. Proxies for shares of GB Foods common stock which are marked "abstain" will be considered represented at the GB Foods Meeting for purposes of establishing a quorum, but will not be considered to have been voted. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered represented at the GB Foods Meeting but voted only as to those matters actually voted.

     As of December 31, 1997, directors and executive officers of GB Foods as a group held 100,767 shares of GB Foods common stock (approximately 1.5% of the outstanding shares). In addition, Fidelity held 1,039,500 shares of GB Foods common stock, or approximately 15.8% of the outstanding shares. Messrs. Foley, Puzder, and Willey are officers or directors of GB Foods; they also are officers or directors of Fidelity and CKE. In addition, Mr. Foley is the Chief Executive Officer of Fidelity and CKE and may be considered to be a controlling shareholder of Fidelity. The exercise of the Fidelity Warrants will occur after the GB Foods Record Date, and so will not affect the number of shares Fidelity is able to vote in the Merger unless the GB Foods Meeting is postponed and a new GB Foods Record Date is set.

  TIMBER LODGE

     Each Timber Lodge common shareholder of record at the close of business on the Timber Lodge Record Date is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Timber Lodge common stock entitled to vote is necessary to constitute a quorum at the Timber Lodge Meeting. Under Minnesota law, the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Timber Lodge common stock outstanding on the Timber Lodge Record Date is required to approve and adopt the Merger. Proxies for shares of Timber Lodge common stock which are marked "abstain" will be considered represented at the Timber Lodge Meeting for purposes of establishing a quorum, but will not be considered to have been voted. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered represented at the Timber Lodge Meeting but voted only as to those matters actually voted. Because Minnesota law requires approval by the holders of a majority of all outstanding Timber Lodge shares, an abstention or broker non-vote of Timber Lodge shares has the same practical effect as a vote against the Merger.

     As of December 31, 1997, directors and executive officers of Timber Lodge as a group held 690,801 shares of Timber Lodge common stock (approximately 19.0% of the outstanding shares). In addition, Fidelity owns 175,800 shares, and Mr. William P. Foley, II owns 46,700 shares, of Timber Lodge common stock (together, approximately 6.1% of the outstanding shares). The Timber Lodge/JB's Purchase will occur after the Timber Lodge Record Date, and so will not affect the number of shares able to be voted in connection with the approval of the Merger unless the Timber Lodge Meeting is postponed and a new Timber Lodge Record Date is set after that Purchase closes.

VOTING PROCEDURES

     In order for shares to be voted at either the GB Foods or Timber Lodge Meeting, the holder of record must either (i) complete, sign, and return the enclosed proxy form prior to the vote or (ii) attend the Meeting and vote in person. Any shares not represented at a Meeting by proxy or in person cannot be voted. Any shareholder whose shares are held by a broker or other nominee must instruct such nominee regarding how to vote such shares.

     Each fully completed and signed proxy form which is received prior to the vote, and not revoked prior to the vote, will be voted in accordance with the instructions indicated on the proxy form. If no box is checked but the proxy form otherwise is fully completed and signed, the shares represented by that proxy will be voted FOR approval of the Merger and, in the case of the GB Foods proxy form, FOR the other matters indicated on the proxy form and FOR the nominees for director named on the proxy form. It is not expected that any matters other than as indicated in this Joint Proxy Statement/Prospectus will come before either Meeting; however, if other matters are properly presented at a Meeting, the person named in the relevant proxy form will vote on such other matters in his or her discretion. In addition, giving a proxy automatically confers discretionary authority on such person to vote on procedural and all other matters incident to the conduct of a Meeting.

     A shareholder may revoke a proxy vote by submitting a new proxy form, fully completed (with a later date) and signed, to GB Foods or Timber Lodge (as applicable) prior to taking the vote at the relevant Meeting, or by attending the Meeting and voting in person. Attendance at a Meeting will not (by itself) automatically revoke a proxy, and any shareholder wishing to attend the Meeting may vote by proxy without voting in person.

SOLICITATION OF PROXIES

     Any costs of soliciting proxies for the GB Foods Meeting are being paid by GB Foods, and any such costs relating to the Timber Lodge Meeting will be paid by Timber Lodge, except that GB Foods has paid for (1) the costs of registering its shares with the Securities and Exchange Commission, (2) the cost of printing and mailing this Joint Proxy Statement/Prospectus, and (3) its own legal and accounting expenses. Proxies are being solicited by mail; in addition, each company may solicit proxies by telephone or in person using regular employees. No director or officer of GB Foods or Timber Lodge will receive any special compensation for any solicitation activities.

OTHER BUSINESS

     Management of GB Foods does not know of any other business that may be presented at the GB Foods Meeting. If any matter not described herein should be presented for stockholder action at the Meeting, the persons named in the enclosed GB Foods proxy form will vote the shares represented thereby in accordance with their best judgment.

     Management of Timber Lodge does not know of any other business that may be presented at the Timber Lodge Meeting. If any matter not described herein should be presented for shareholder action at the Meeting, the persons named in the enclosed Timber Lodge proxy form will vote the shares represented thereby in accordance with their best judgment.

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

                          PROPOSAL NO. 1 -- THE MERGER

OVERVIEW

     This Joint Proxy Statement/Prospectus booklet describes a proposed merger (the "Merger") of Timber Lodge with TLS Acquisition Corp., a Minnesota corporation ("Merger Sub"). Merger Sub is a newly-formed wholly-owned subsidiary of GB Foods. The Merger is to occur pursuant to an Amended and Restated Agreement and Plan of Merger dated as of June 9, 1998, as amended (the "Merger Agreement"), among GB Foods, Merger Sub, and Timber Lodge. The Merger and Merger Agreement are described in this section and under the section captioned "CERTAIN PROVISIONS OF THE MERGER AGREEMENT" beginning on page 60.

     In addition, the occurrence of two important transactions are conditions to the closing of the Merger. The first transaction is a proposed purchase by Timber Lodge, prior to the Merger, of JB Parent Corp., a subsidiary of CKE Restaurants, Inc. ("CKE"), in exchange for 687,890 shares of Timber Lodge common stock. The CKE subsidiary's only assets at the time of purchase will be those associated with 16 restaurants; in this booklet, the term "Sixteen Restaurants" means both the 16 restaurants and the subsidiary of CKE which owns them. The Sixteen Restaurants currently are operated as JB's Restaurants (14) and Galaxy Diners (2), and are expected to be converted to the Timber Lodge Steakhouse(TM) brand name and restaurant format during a transition period after their purchase (the "Timber Lodge/JB's Purchase"). If the Timber Lodge/JB's Purchase fails to close, GB Foods could elect to abandon the Merger. If the Merger is not approved or otherwise fails to close, the Timber Lodge/JB's Purchase will not occur. See "THE TIMBER LODGE/JB'S PURCHASE" beginning at page 58 for additional information. The second transaction is a proposed exercise (the "Fidelity Warrants Exercise") by Fidelity National Financial, Inc. ("Fidelity") of presently outstanding warrants (the "Fidelity Warrants") to purchase up to 1,000,000 shares of GB Foods common stock for a total cash purchase price of at least $5 million; Fidelity has agreed to such an exercise. GB Foods expects to use the cash proceeds from the exercise primarily to renovate and convert the Sixteen Restaurants. If the Fidelity Warrants are not exercised, either GB Foods or Timber Lodge could elect to abandon the Merger. See "THE FIDELITY WARRANTS EXERCISE" beginning at page 60 for additional information.

     Under the Merger Agreement, subject to certain specified conditions, Merger Sub will merge into Timber Lodge. Each outstanding share of Timber Lodge common stock, par value $0.01 per share, will be converted into 0.8000 shares of GB Foods common stock, par value $0.08 per share (the "Exchange Ratio"). Outstanding Timber Lodge stock options and warrants will be adjusted appropriately and converted into options and warrants to purchase GB Foods common stock. The Exchange Ratio is subject to possible adjustment. After the Merger, Timber Lodge will be a wholly-owned subsidiary of GB Foods, and will have no publicly-traded stock outstanding.

BACKGROUND OF THE MERGER

     William P. Foley, II, Chairman of the Board of GB Foods, and Dermot F. Rowland, Chief Executive Officer of Timber Lodge, began discussing the possibility of merging GB Foods and Timber Lodge in the first week of November, 1997. Mr. Foley outlined his strategic vision of a combination between the two companies, operating philosophies and objectives, and the potential strategic benefits of such a combination. Preliminary proposals were discussed at that time regarding the basic structure of a possible transaction. Follow-up discussions and meetings led to the execution, on December 9, 1997, of a letter of intent between GB Foods and Timber Lodge. Additional discussions immediately followed concerning the operating results of one of the Timber Lodge stores, the points at which the exchange ratio would be subject to adjustment, and certain other matters. Those discussions and negotiations led to the execution, on December 11, 1997, of a restated letter of intent, reflecting the material terms of the Merger, including the structure, the exchange ratio, and certain conditions to close the Merger. Among those conditions were the material terms of Timber Lodge's acquisition of the Sixteen Restaurants and the Fidelity Warrants Exercise. On the morning of December 12, 1997, the execution of the letter of intent (as restated) was announced publicly. The material difference between the original and restated letters of intent was the addition of the pricing collar described in the next paragraph.

     The material terms outlined in the restated Letter of Intent included: an Exchange Ratio of 0.8276 GB Foods shares for each outstanding Timber Lodge share; adjustment of the Exchange Ratio if, at closing, the market price of GB Foods' stock had been above $12.875 per share or below $8.875 per share for the 10 days ending 2 days before closing; a condition that Timber Lodge negotiate and close the acquisition of between 12 and 20 JB's Restaurants from CKE in exchange for Timber Lodge stock valued at $4.58 per share; a condition that Fidelity exercise warrants for at least $5 million so as to permit GB Foods to finance the renovation of the JB's Restaurants and their conversion to the Timber Lodge Steakhouse(TM) format; and a break-up fee consisting of Timber Lodge stock options which, upon exercise, would result in GB Foods owning 19.9% of Timber Lodge. The closing market price of GB Foods stock on December 11, 1997 was $10.125 per share; the closing price on that date of Timber Lodge stock was $4.8125 per share. The closing prices on December 12, the day the Merger was publicly announced, were $9.75 per share for GB Foods and $6.56 per share for Timber Lodge.

     On December 16, 1997, a senior management team of GB Foods traveled to Minneapolis, Minnesota to conduct an on-site due diligence review of Timber Lodge and its operations. This on-site investigation, which included meetings with Timber Lodge's outside counsel and accountants, lasted for three days. On December 19, 1997, Mr. Foley and Carl A. Strunk, Executive Vice
President -- Finance of GB Foods, traveled to Minneapolis, Minnesota to review the due diligence findings, to engage in further discussions with Mr. Rowland and to conduct on-site inspections of certain Timber Lodge restaurants.

     GB Foods' attorneys began drafting the definitive merger agreement immediately after the Letter of Intent was announced. Final legal terms and provisions were negotiated over the next five weeks. On January 16, 1998, the GB Foods Board met telephonically to consider the proposed merger and its potential benefits to the GB Foods stockholders. The GB Foods Board, after due consideration, approved of the terms and conditions of the Merger Agreement and authorized the appropriate officers of GB Foods to execute the Merger Agreement and all other agreements related thereto on behalf of GB Foods.

     On January 15, 1998, the Timber Lodge Board met to consider the proposed merger and its potential benefits to the Timber Lodge stockholders. The Timber Lodge Board, after due consideration, unanimously approved of the terms and conditions of the Merger Agreement and authorized the appropriate officers of Timber Lodge to execute the Merger Agreement and all other agreements related thereto on behalf of Timber Lodge.

     The Merger Agreement was executed on the evening of Friday, January 16, 1998, shortly following the completion of the GB Foods and Timber Lodge Board meetings. On the morning of January 20, 1998, the signing of the Merger Agreement was publicly announced.

     Under the original Merger Agreement: the Exchange Ratio was set at 0.8276 GB Foods shares for each outstanding Timber Lodge share; the Exchange Ratio would be subject to adjustment as described in the next paragraph; and GB Foods could abandon the Merger unless the Merger was accounted for as a pooling of interests. Other material terms in the original agreement were the same as in the current agreement (which is included in Annex A). The closing price of GB Foods' stock on January 16, 1998 was $9.125 per share, while the closing price of Timber Lodge's stock was $5.875 per share on that date.

     The original agreement's Exchange Ratio adjustment provisions were designed to ensure that, if the merger closed, the value of the GB Foods shares received by Timber Lodge shareholders would not be less than $7.34 and not more than $10.66 per Timber Lodge share, based on the average market value of GB Foods common stock shortly before the Effective Time. It was possible for the Merger to close and for Timber Lodge shareholders to receive less in value than $7.34 under the original agreement, but only if the Timber Lodge Board of Directors determined at that time that proceeding with the Merger was better for Timber Lodge and its shareholders than abandoning it. Under the original Merger Agreement, the Exchange Ratio would not be adjusted if the average closing price of GB Foods' stock over the ten trading days ending two trading days before closing was between $8.875 and $12.875 per share. If the ten-day average price was less than $8.875 per share, then GB Foods had the right to do one of three things: (1) it could have abandoned the Merger; (2) it could have done nothing (in which case Timber Lodge could have abandoned the Merger); or, (3) it could have increased the Exchange Ratio to a fraction. The numerator of that fraction was to be $9.00, and the denominator was to be the ten-day average price. On the other hand, if the ten-day average price was more than $12.875 per share, the original Merger Agreement provided that the Exchange Ratio was to be reduced by multiplying it by a fraction. The numerator of that fraction was to be $12.875, and the denominator was to be the ten-day average price.

     In February, 1998 the parties determined that a number of matters needed to be amended due to changes in circumstances or expectations. Andrew F. Puzder (Chief Executive Officer of GB Foods) and Dermot Rowland had several telephonic meetings in February and early March to discuss amending the Merger Agreement because: it was determined that GB Foods would have to use the less favorable purchase method of accounting, rather than the pooling of interests method; GB Foods was dissatisfied with the performance of a particular Timber Lodge restaurant location; and, GB Foods' share price had fallen since January, when the original agreement was signed. The change in accounting treatment gave GB Foods the right to abandon the Merger immediately, but the other matters also were a major focus of negotiation between the two chief executives. Mssrs. Puzder and Rowland agreed to make several changes to the original Merger Agreement, which were incorporated into a restated Merger Agreement which was signed on March 12, 1998 (subject to Board approval). The restated Merger Agreement was presented to the GB Foods Board for ratification on April 15, 1998 and to the Timber Lodge Board on April 15, 1998, and was approved by both Boards. The closing price of GB Foods' stock on March 12, 1998 was $8.75 per share.

     The material changes made to the original Merger Agreement included: the reduction of the basic Exchange Ratio to 0.8000; the amendment of the adjustment provisions to $14.00 ($11.20 in value per Timber Lodge share) and $7.50 ($6.00 in value per Timber Lodge share); and the elimination of pooling-of-interests accounting treatment as a condition to closing.

     In June, 1998, all parties agreed to extend the date by which the Merger was required to close from June 30 to July 31, 1998. Also, an unintended error in the March 12 restated document was discovered and corrected. On June 9, a new Amended and Restated Agreement and Plan of Merger was executed by the parties. In July 1998, all parties agreed to extend the date again from July 31, 1998 to September 15, 1998.

RELATIONSHIP OF GB FOODS AND TIMBER LODGE

     GB Foods and Timber Lodge have no direct interests in each other. GB Foods owns no shares and, other than through the Merger Agreement, has no economic interest in Timber Lodge. Similarly, Timber Lodge owns no shares and has no economic interest in GB Foods. Neither Company has any contractual relationship with the other, except the Merger Agreement and related agreements. No member of either company's board of directors sits on the other board, and no officer of one company is an officer of the other.

     After the GB Foods' Board approved the Merger Agreement in January, 1998, GB Foods' Chairman of the Board, William P. Foley, II, personally acquired a total of 46,700 shares of Timber Lodge, which constitute approximately 1.3% of Timber Lodge's outstanding shares as of June 1, 1998.

     As of December 31, 1997 Fidelity owned 175,800 shares of Timber Lodge stock, which was then (and remains as of June 1, 1998) approximately 4.8% of Timber Lodge's outstanding common stock. Fidelity's ownership of GB Foods at December 31, 1997 and June 1, 1998 was 1,039,500 shares (15.8%) plus warrants to purchase 3,470,000 additional shares (which, if fully exercised, would increase its ownership to 44.9% as of both dates). Although Fidelity's investment in GB Foods' shares was and remains many times more valuable than its investment in Timber Lodge, a potential conflict of interest existed when GB Foods Board approved the Merger in December, 1997 and January, 1998 because three of GB Foods' five directors (Messrs. Puzder, Foley, and Willey) also are directors or officers of Fidelity. If GB Foods' other two directors (Messrs. Haglund and Anthony) had not both approved the Merger, the remaining three directors also would not have approved it. Additionally, although not obtained primarily for the purpose of avoiding this potential conflict of interest, GB Foods' Board obtained an opinion of Piper Jaffray, dated April 14, 1998, to the effect that, as of such date, the consideration proposed to be paid to Timber Lodge shareholders in the Merger was fair to GB Foods from a financial point of view, and also has asked the GB Foods' stockholders to approve the Merger.

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

REASONS FOR THE MERGER AND BOARD RECOMMENDATIONS

  GB FOODS

     The GB Foods Board of Directors believes that the Merger and related transactions will position GB Foods to become a consolidator in the casual dining steakhouse segment of the restaurant market while it continues to grow the existing Green Burrito business through the dual-concept restaurants, especially the Carl's Jr./Green Burrito restaurants. (GB Foods' dual concept restaurants are described in its annual report on Form 10-K/A, Item 1, which appears as part of Annex E to this booklet.) The combined company, in the Board's opinion, will be better positioned than GB Foods alone to capitalize on growth opportunities in the northern and western United States. In addition, the combination should favorably impact GB Foods' financial position, should significantly diversify GB Foods in terms of market segment and geography, and should result in cost savings due to overhead reductions and cost of sales reductions (due to synergies in purchasing power). Saving costs, however, is not the primary impetus for GB Foods to merge with Timber Lodge. Moreover, the combination should complement the JBRI Acquisition, which is being proposed for many of the same reasons as the Merger.

  TIMBER LODGE

     In 1997 Timber Lodge expanded from 12 to 16 restaurants, a 33% increase in facilities. The Timber Lodge Board of Directors believes that the Merger, Timber Lodge/JB's Purchase, and Fidelity Warrants Exercise will, taken together, allow Timber Lodge to expand rapidly into a new geographic market in which it believes its north woods concept should be well received. After conversion of the Sixteen Restaurants, this expansion will approximately double the number of operating Timber Lodge restaurants, and should give Timber Lodge a foothold in the southwestern and western U.S. on which future expansion can be built. The Sixteen Restaurants were selected based on Timber Lodge management's analysis which suggests the demographic, competitive and physical characteristics of each location are suitable for a Timber Lodge restaurant (see also "THE TIMBER LODGE/JB's PURCHASE" beginning on page 58.) Timber Lodge is confident it can meet the challenge of converting, staffing, and overseeing the new restaurants within a workable time frame and, in meeting that challenge, establish practices which can be used when future expansion opportunities present themselves for the Timber Lodge Steakhouse(TM) format.

     In addition, the combination with GB Foods will allow both companies to share certain overhead costs, coordinate the purchase of supplies and services (including marketing and advertising), and otherwise realize significant cost savings once the two concepts are fully integrated. The combination with GB Foods is intended to allow Timber Lodge to expand without substantial debt financing, and to allow the Timber Lodge chain to be expanded more rapidly than would otherwise be possible. That expansion, in turn, should increase the possibility of further expansion in the future. Also, the expansion into former JB's Restaurants market areas with the Sixteen Restaurants should be more efficient than a slower expansion.

  RECOMMENDATIONS

     After considering these factors, the Boards of Directors of both GB Foods and Timber Lodge unanimously approved the Merger Agreement. Both Boards of Directors believe that the Merger Agreement is in the best interests of and fair to the shareholders of GB Foods and Timber Lodge. ACCORDINGLY, EACH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER (PROPOSAL 1 ON BOTH COMPANIES' PROXY FORMS).

REASONS FOR SEEKING SHAREHOLDER APPROVAL

     GB Foods is seeking shareholder approval of the Merger because, under Nasdaq rules, shareholder approval is required for any transaction in which GB Foods' outstanding shares of common stock would increase by 20% or more. Nasdaq rules apply to GB Foods because its stock is quoted on the Nasdaq Small Cap Market.

     Timber Lodge is seeking shareholder approval of the Merger because Minnesota corporate law requires such approval as a condition to any merger in which Timber Lodge is one of the merging entities.

OPINIONS OF FINANCIAL ADVISORS

     This section contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "RISK FACTORS" beginning on page 27 and elsewhere herein.

  OPINION OF GB FOODS' FINANCIAL ADVISOR

     Piper Jaffray Inc. ("Piper Jaffray") was retained by GB Foods to render an opinion to the GB Foods Board of Directors concerning the fairness, from a financial point of view, of the consideration to be paid to the shareholders of Timber Lodge in the proposed Merger.

     Piper Jaffray delivered to the GB Foods Board on April 14, 1998, its written opinion, to the effect that, as of the date of the written opinion, based on and subject to the assumptions, factors and limitations set forth in the opinion and as described below, the consideration proposed to be paid to the shareholders of Timber Lodge in the Merger was fair, from a financial point of view, to GB Foods. A copy of the opinion letter dated April 14, 1998 from Piper Jaffray (the "Piper Jaffray Merger Opinion"), is attached as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders are urged to read the Piper Jaffray Merger Opinion in its entirety.

     Among other things, the Piper Jaffray Merger Opinion was based on and directed solely to an Exchange Ratio of 0.8000 of a share of GB Foods stock for each share of Timber Lodge stock as set forth in the Amended and Restated Agreement and Plan of Merger dated as of March 12, 1998 and did not address in any way the fairness of a possible increase in the Exchange Ratio at the election of GB Foods in accordance with the agreement. Subsequent to the date of the Piper Jaffray Merger Opinion, that merger agreement was amended as of June 9, 1998 in certain respects. By supplemental letter (the "Supplemental Letter") dated June 30, 1998, Piper Jaffray confirmed to the GB Foods Board that it would have been the opinion of Piper Jaffray, as of April 14, 1998, had it assumed or otherwise taken into account, as of the opinion's April 14, 1998 date, solely the following information: (i) a ten-day average closing price (as required by the Merger Agreement) of $6 3/8 (which was the actual closing price of GB Foods stock on the Nasdaq Stock Market on June 29, 1998) and (ii) an election by GB Foods to increase the 0.8000 Exchange Ratio to 0.9412 pursuant to the formula set forth in Section 2.1(b)(i) of the Merger Agreement (such increased Exchange Ratio being hereafter referred to as the "Adjusted Merger Consideration"), that the Adjusted Merger Consideration was fair, from a financial point of view, to GB Foods. At the direction and with the consent of GB Foods, for purposes of the Supplemental Letter, Piper Jaffray did not undertake any additional review, analyses, investigation or inquiries since the date of the Piper Jaffray Merger Opinion, except to review its internal analyses prepared in connection with the Piper Jaffray Merger Opinion, modified where appropriate to give effect to the assumed ten-day average stock price and the assumed Adjusted Merger Consideration. The Supplemental Letter was based solely on information available to Piper Jaffray and facts and circumstances as they existed and were subject to evaluation on April 14, 1998, except for the assumed ten-day average closing price and the assumed Adjusted Merger Consideration. A copy of the Supplemental Letter is included in this booklet beginning on Page C-5 of Annex C.

     Piper Jaffray was not requested and did not make any recommendation to the GB Foods Board as to the form or amount of the consideration to be paid to the shareholders of Timber Lodge in the Merger, which was determined through negotiations between the parties to the Merger. The Piper Jaffray Merger Opinion and Supplemental Letter were rendered to the GB Foods Board and do not constitute a recommendation to any stockholder of GB Foods as to how such stockholder should vote at the Meeting. The Piper Jaffray Merger Opinion and Supplemental Letter do not address GB Foods' underlying business decision to proceed with or effect the Merger.

     The Piper Jaffray Merger Opinion was rendered on April 14, 1998 and was based on information available to Piper Jaffray at that time. Since that time, among other things, the market price of GB Foods'
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

stock has fallen below $7.50 per share. If the ten-day average price of GB Foods' stock shortly before closing (as required by the Merger Agreement) is below $7.50, GB Foods could elect to adjust the Exchange Ratio to a figure higher than 0.8000, or elect to leave the Exchange Ratio unadjusted, or elect to abandon the Merger. In that event, GB Foods' Board of Directors would have to make that election in accordance with its fiduciary duties under Delaware law to the GB Foods shareholders. The Board would be required to consider all relevant information available at that time and make an independent judgment of what action would be in the best interests of GB Foods and its shareholders. Part of the information it would consider would include Piper Jaffray's Merger Opinion and Supplemental Letter. However, the Supplemental Letter contemplates only an Exchange Ratio of 0.9412 based on GB Foods' stock price on June 29, 1998 of
$6 3/8; it does not contemplate, and Piper Jaffray has expressed no opinion regarding, any other Exchange Ratio or stock price and, if the ten-day average closing price were lower than $6 3/8, the GB Foods Board would have to make an election concerning the Exchange Ratio in the absence of an opinion from Piper Jaffray which addresses the Exchange Ratio to which the Merger Agreement would adjust at GB Foods' election.

     In arriving at the Piper Jaffray Merger Opinion, Piper Jaffray undertook such review, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Piper Jaffray reviewed (i) copies of the Merger Agreement (as amended and restated as of March 12, 1998), the Asset Purchase Agreement dated as of February 10, 1998 (the "Summit/JB's Purchase Agreement") between JBRI and Summit Family Restaurants, Inc. and the JBRI Acquisition Agreement, (ii) certain publicly available financial, operating and business information related to Timber Lodge, (iii) certain internal financial information of Timber Lodge on a stand-alone basis, and as adjusted on a pro forma basis for the Timber Lodge/JB's Purchase, prepared for financial planning purposes and furnished by the management of Timber Lodge, (iv) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which Timber Lodge operates and selected public companies deemed comparable to Timber Lodge, (v) certain publicly available financial, operating and business information relating to GB Foods, (vi) certain internal financial information of GB Foods on a stand-alone basis, as adjusted on a pro forma basis for the Fidelity Warrant Exercise and the JBRI Acquisition, and as a combined company with Timber Lodge, prepared by GB Foods management for financial planning purposes and furnished by the management of GB Foods, and (vii) certain publicly available market and securities data of Timber Lodge and GB Foods. Piper Jaffray had discussions with members of the management of (a) GB Foods concerning the financial condition, current operating results and business outlook for GB Foods, the Sixteen Restaurants and Timber Lodge on a stand-alone basis and the combined company resulting from the JBRI Acquisition, the Timber Lodge/JB's Purchase and the Merger and GB Food's plans relating to such combined company,
(b) Timber Lodge concerning the financial condition, current operating results and business outlook for Timber Lodge and the Sixteen Restaurants on a stand-alone basis, Timber Lodge on a pro forma basis reflecting the Timber Lodge/JB's Purchase, and the combined company resulting from the Merger, and (c) CKE and JBRI concerning the financial condition, current operating results and business outlook for the Sixteen Restaurants on a stand alone basis.

     In connection with the Piper Jaffray Merger Opinion, Piper Jaffray prepared and delivered to GB Foods' Board certain written materials containing various analyses and other information as of the date of the Piper Jaffray Merger Opinion material to the Piper Jaffray Merger Opinion. The following is a summary of these written materials.

     Market Analysis

     Piper Jaffray reviewed general background information concerning each of GB Foods and Timber Lodge and selected market trading data for each of GB Foods and Timber Lodge.

     Implied Purchase Price

     Based on the closing price of GB Foods on April 13, 1998 of $7.56 and the
0.8000 Exchange Ratio, Piper Jaffray calculated an implied purchase price per share of common stock of $6.05. The implied price per share yielded an aggregate equity value of approximately $26.1 million and an aggregate company value (aggregate equity value plus debt less cash) of approximately $25.6 million for Timber Lodge.

     Dilution/Accretion Analysis

     Piper Jaffray examined the hypothetical pro forma effect of the Fidelity Warrant Exercise, the JBRI Acquisition and the Merger on GB Foods' earnings per share for the fiscal years ending 1998 through 2002, including certain synergies anticipated by GB Foods management. This analysis indicated that the combined transaction would be accretive in each of such years as follows: 1998 -- 17.1%, 1999 -- 6.5%, 2000 -- 14.7%, 2001 -- 14.0% and 2002 -- 12.6%. Estimated earnings for Timber Lodge were based on internal financial planning data furnished to Piper Jaffray by management of Timber Lodge. Estimated earnings for GB Foods and anticipated synergies resulting from the JBRI Acquisition and the Merger were based on internal financial planning data furnished to Piper Jaffray by management of GB Foods. Estimated earnings for JBRI and the Sixteen Restaurants were based on internal financial planning data furnished to Piper Jaffray by managements of CKE and JBRI.

     Contribution Analysis

     Piper Jaffray also analyzed the expected contributions of each of Timber Lodge, on a pro forma basis to reflect the Timber Lodge/JB's Purchase, and GB Foods, on a pro forma basis to reflect the JBRI acquisition, to revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and net income of the combined company for fiscal years ending 1998 through 2002 based on internal financial planning data furnished by management of Timber Lodge, GB Foods, CKE and JBRI. The analysis indicated that during these periods Timber Lodge would contribute to the combined company revenues ranging from 48.1% to 64.8%, EBITDA ranging from 47.9% to 66.3%, EBIT ranging from 46.3% to 66.4% and net income ranging from 33.2% to 50.7%. Timber Lodge will account for approximately 28.9% of the ownership of the combined company.

     Multiples Paid Analysis

     Piper Jaffray reviewed completed merger and acquisition transactions for which information was publicly available accounted for as purchases, involving targets which were stagnant or underperforming and otherwise deemed comparable to Timber Lodge, announced since January 1, 1992 and involving transaction values greater than $10.0 million. The review produced 10 transactions deemed comparable to the Merger. These transactions included the Fresh Foods, Inc. acquisition of Sagebrush Inc., the Investor Group acquisition of El Chico Restaurants Inc., the Port Royal Holdings Inc. acquisition of Krystal Co., the Koo Koo Roo acquisition of Hamburger Hamlet Restaurants, the Longhorn Steaks Inc. acquisition of Bugaboo Creek Steak House Inc., the Landry's Seafood Restaurants acquisition of Bayport Restaurant Group, the CKE Restaurants acquisition of Summit Family Restaurants, the Denamerica Corp. acquisition of Black-Eyed Pea Restaurants, the Flagstar Companies Inc. acquisition of Cocos Restaurants, Jojos Restaurants, Carrows and the Quality Dining Inc. acquisition of Gradys America Grill Restaurant. An analysis of the transactions produced multiples of selected valuation data as follows: company value to last twelve months ("LTM") net sales ranging from 0.3x to 1.2x, with a mean and a median of 0.7x and 0.6x, respectively, and for the Merger of 0.6x; company value to LTM EBITDA ranging from 5.9x to 18.1x, with a mean and a median of 8.7x and 7.0x, respectively, and for the Merger of 5.0x; and equity value to LTM net income ranging from 14.2x to 30.1x, with a mean and a median of 23.6x and 6.6x, respectively, and for the Merger was not meaningful.

     Premiums Paid Analysis

     Piper Jaffray reviewed completed mergers and acquisitions with a transaction size of more than $15.0 million involving the sale of public companies announced after January 1, 1997 that were accounted for as a purchase. The review produced 103 transactions that satisfied the criteria. Piper Jaffray then compared the premiums represented by the transaction values to the market prices for the target companies at one day, one week and four weeks before the announcement of the acquisition or merger. The analysis indicated premiums (discounts) as follows: one day before announcement ranging from (59.7%) to 250.3%, with a mean and a median of 24.4% and 17.9%, respectively, and for the Merger of 87.0%; one week before announcement ranging from (52.8%) to 265.8%, with a mean and a median of 27.0% and 20.9%, respectively, and for the Merger of 87.0%; and four weeks before the announcement ranging from (52.2%) to 282.7%, with
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

a mean and a median of 33.9% and 27.5%, respectively, and for the Merger 84.6%. Estimated premiums paid for the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

     Discounted Cash Flow Analysis

     Piper Jaffray estimated the present value of the projected future cash flows of Timber Lodge on a stand-alone basis, and on a pro forma basis to reflect the Timber Lodge/JB's Purchase, using internal financial planning data furnished by Timber Lodge management for the years ending December 31, 1998 through 2002. Piper Jaffray applied a range of terminal value multiples of forecasted 2002 earnings before interest and taxes of 5x to 7x and a range of discount rates of 14% to 18%. This analysis yielded a range of estimated present values of aggregate equity for Timber Lodge on a stand-alone basis of approximately $25.7 million to $40.6 million or $7.09 per share to $11.20 per share and on a pro forma basis of approximately $19 million to $35.3 million and $5.23 per share to $9.73 per share.

     Comparable Public Company Analysis

     Piper Jaffray compared certain financial information and valuation ratios relating to GB Foods and Timber Lodge to corresponding data and ratios from groups of selected publicly traded companies deemed comparable to GB Foods and to Timber Lodge.

     The comparable companies selected for comparison to Timber Lodge included six publicly traded companies in the restaurant business with revenues between $66.5 and $1,151.6 million. These companies included Logan's Roadhouse Inc., Lone Star Steakhouse Saloon, Mortons Restaurant Group Inc., Outback Steakhouse Inc., Roadhouse Grill and Rare Hospitality Inc. This analysis produced selected valuation data and multiples of selected valuation data as follows: LTM operating margin ranging from 2.2% to 18.1%, with a mean and median of 10.1% and 10.2%, respectively, and for Timber Lodge of 5.3%; LTM net margin ranging from 0.0% to 11.8%, with a mean and median of 5.9% and 5.2%, respectively, and for Timber Lodge of 3.7%; equity value (market capitalization) to LTM earnings ranging from 12.5x to 31.0x, with a mean and a median of 21.1x and 18.1x, respectively, and for Timber Lodge of 22x; equity value to calendar 1998 earnings estimate ranging from 12.5x to 20.1x, with a mean and a median of 16.2x and 16.0x, respectively, and for Timber Lodge of 14.1x; company value (market capitalization plus debt less cash) to LTM revenue ranging from 0.6x to 2.3x, with a mean and a median of 1.3x and 1.1x, respectively, and for Timber Lodge of 0.6x; company value to LTM EBITDA ranging from 5.3x to 11.6x, with a mean and a median of 8.4x and 8.5x, respectively, and for Timber Lodge of 8.1x; company value to LTM EBIT ranging from 6.9x to 28.7x, with a mean and median of 15.1x and 13.2x, respectively, and for Timber Lodge of 15.2x. Earnings estimates for Timber Lodge were based on published First Call estimates. Company value and equity value for Timber Lodge were based on the implied purchase price per share.

     The comparable companies selected for comparison to GB Foods included six publicly traded companies in the restaurant business with revenues between $143.9 and $1,092 million. These companies included CKE Restaurants Inc., Papa Johns International Inc., Sonic Corp., Rallys Hamburgers Inc., Checkers Restaurants and Foodmaker Inc. This analysis produced multiples of selected valuation data as follows: market capitalization to calendar 1998 earnings estimate ranging from 5.9x to 33.1x, with a mean and median of 19.8x and 19.9x, respectively, and for GB Foods of 25.2x; company value to LTM revenue ranging from 0.4x to 2.5x, with a mean and a median of 1.4x and 1.4x, respectively, and for GB Foods of 8.8x; company value to LTM EBITDA ranging from 4.3x to 19.3x, with a mean and a median of 11.6x and 11.6x, respectively, and for GB Foods of 44.6x; and company value to operating income ranging from 12.8x to 29.4x, with a mean and median of 19.0x and 15.5x, respectively, and for GB Foods was not meaningful. Earnings estimates for GB Foods were based on published First Call reports.

     In reaching its conclusion as to the fairness of the consideration to be paid in the Merger and in its presentation to GB Foods' Board, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported the Piper Jaffray Merger Opinion or the Supplemental Letter.

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

The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying the Piper Jaffray Merger Opinion or the Supplemental Letter. The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to Timber Lodge, GB Foods or the Merger. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgments concerning differences in the various characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which Timber Lodge and GB Foods were compared.

     For purposes of the Piper Jaffray Merger Opinion and the Supplemental Letter, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not assume responsibility independently to verify such information. Piper Jaffray relied upon the assurances of the respective managements of Timber Lodge, GB Foods, CKE and JBRI that the information provided by Timber Lodge, GB Foods, CKE and JBRI had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they are not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. Financial planning data was prepared based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and actual results could vary significantly from those set forth in such financial planning data. Piper Jaffray has assumed no liability for such financial planning data. Upon the advice of Timber Lodge and GB Foods and their legal advisors, Piper Jaffray assumed (i) the Merger would be treated as a "purchase" for accounting purposes and (ii) the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code.

     In arriving at the Piper Jaffray Merger Opinion and the Supplemental Letter, Piper Jaffray did not perform and was not provided any appraisal or valuation of specific assets or liabilities (contingent or otherwise) of Timber Lodge, GB Foods or CKE and expressed no opinion regarding the liquidation value of any entity. Piper Jaffray did not make any physical inspection of the properties or assets of Timber Lodge, GB Foods, CKE or JBRI. No other limitations were imposed by GB Foods on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering the Piper Jaffray Merger Opinion. Piper Jaffray expressed no opinion as to the price at which shares of GB Foods common stock may trade at any future time. The Piper Jaffray Merger Opinion is based upon information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the Piper Jaffray Merger Opinion. As described above, in delivering the Supplemental Letter dated June 30, 1998, at the direction of and with the consent of GB Foods, Piper Jaffray did not undertake any additional review, analyses, investigation or inquiries since April 14, 1998, except to review its internal analyses prepared in connection with the Piper Jaffray Merger Opinion, modified where appropriate to give effect to the assumed ten-day average closing price of $6 3/8 and the assumed Adjusted Merger Consideration. Events, other than those assumed as indicated in the preceding sentence, occurring after April 14, 1998 could materially affect the facts and assumptions used in preparing the Piper Jaffray Merger Opinion and the Supplemental Letter.

     In addition, in arriving at its opinion, Piper Jaffray assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, would be imposed that would have a material adverse effect on the contemplated benefits of the Merger. Further, Piper Jaffray assumed with the consent of GB Foods, that the transactions (the "Additional Transactions") contemplated by the Timber Lodge/JB's Purchase, the Summit/JB's Purchase Agreement and the JBRI Acquisition Agreement would be consummated prior to the Merger in accordance with agreements reviewed by or described to Piper Jaffray, and that, in the case of the Timber Lodge/JB's Purchase, the number of shares of Timber Lodge Common Stock issued to CKE will be 687,890 shares. Piper Jaffray also, with the consent of GB Foods, assumed for purposes of the Piper Jaffray Merger Opinion, that neither the Merger nor any of the

Additional Transactions would, individually or in the aggregate, result in any change of control of GB Foods under applicable state corporate laws.

     Piper Jaffray, as a customary part of its investment banking business, is engaged in the evaluation of businesses and other securities in connection with mergers and acquisitions, underwritings and other distributions of securities, private placements and evaluations for estate, corporate and other purposes. GB Foods' Board selected Piper Jaffray because of its expertise, reputation and familiarity with the restaurant industry in general. Piper Jaffray makes a market in CKE's common stock. In the ordinary course of its market activities, Piper Jaffray and its affiliates may, from time to time, have a long or short position in and buy and sell CKE securities, which positions, on occasion, may be material in size relative to the volume of trading activity.

     For rendering its services to GB Foods' Board in connection with the Merger, GB Foods paid Piper Jaffray a $25,000 non-refundable cash retainer and $75,000 for rendering the Piper Jaffray Merger Opinion upon delivery of the Piper Jaffray Merger Opinion and $40,000 for rendering the Supplemental Letter upon delivery of the Supplemental Letter, which fees were not contingent on consummation of the Merger. Whether or not the Merger is consummated, GB Foods has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray by GB Foods. Piper Jaffray was also engaged to provide, and has provided, its opinion as to fairness, from a financial point of view, of the consideration to be paid by GB Foods in the JBRI Acquisition. See "APPROVAL OF JBRI ACQUISITION -- OPINION OF FINANCIAL ADVISOR" at page 86.

  OPINION OF TIMBER LODGE'S FINANCIAL ADVISOR

     Pauli & Company Incorporated ("PCI") was engaged by Timber Lodge to render an opinion to the Timber Lodge Board with respect to the fairness, from a financial point of view, of the consideration proposed to be received by the Timber Lodge Shareholders from GB Foods in the Merger.

     On March 26, 1998 PCI delivered a written opinion (the "PCI Opinion") to the Timber Lodge Board to the effect that, as of such date, and based on the assumptions made, matters considered and limits of review set forth in such opinion, the consideration proposed to be paid by GB Foods to the Timber Lodge Shareholders in the Merger was fair to such shareholders from a financial point of view.

     The PCI Opinion was rendered on March 26, 1998 and was based on information available to PCI at that time. Since that time, among other things, the market price of GB Food's stock has fallen below $7.50 per share. The PCI Opinion did contemplate the possibility that if the ten-day average price of GB Foods' stock shortly before closing is below $7.50, GB Foods could elect to adjust the Exchange Ratio upwards in accordance with the Merger Agreement. The PCI Opinion did not contemplate, and PCI has not been asked to express an opinion regarding, the possibility that if the ten-day average price of GB Foods' stock shortly before closing is below $7.50, GB Foods could elect to leave the Exchange Ratio unadjusted at 0.8000 and Timber Lodge in turn could elect to accept the unadjusted Ratio and close the Merger. In that event, Timber Lodge's Board of Directors would have to determine whether to accept the unadjusted Exchange Ratio, or to abandon the Merger, in accordance with its fiduciary duties under Minnesota law to the Timber Lodge shareholders. The Board would be required to consider all relevant information available at that time and make an independent judgment of what action would be in the best interests of Timber Lodge and its shareholders, and would have to make that judgment without an opinion from PCI which addresses that situation. (On the other hand, if GB Foods elected to adjust the Exchange Ratio in accordance with the Merger Agreement, Timber Lodge could not abandon the Merger and so would have no election to make.)

     THE FULL TEXT OF THE PCI OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY PCI, IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/ PROSPECTUS. THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY PCI ARE CONTAINED IN THE PCI OPINION. TIMBER LODGE SHAREHOLDERS SHOULD READ THE PCI OPINION CAREFULLY AND IN

ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE PCI OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE PCI OPINION, WHICH IS ADDRESSED TO THE TIMBER LODGE BOARD, IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE TIMBER LODGE SHAREHOLDERS OF THE CONSIDERATION PROPOSED TO BE PAID BY GB FOODS IN THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY TIMBER LODGE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE TIMBER LODGE MEETING.

     In arriving at the PCI Opinion, PCI, among other things: (i) reviewed certain publicly available financial, operating and other data with respect to Timber Lodge and GB Foods, including the consolidated financial statements of Timber Lodge and GB Foods through the fiscal year-end December 31, 1997, and certain other relevant financial and operating data relating to Timber Lodge and GB Foods made available to PCI from published sources and from the internal records of Timber Lodge and GB Foods; (ii) reviewed the Merger Agreement (as restated) and certain related documents; (iii) reviewed the current reports and filings by Timber Lodge and GB Foods with respect to the Merger; (iv) reviewed a draft of this Joint Proxy Statement/Prospectus; (v) reviewed the historical market prices and trading activity for Timber Lodge's common stock and GB Foods' common stock and compared them with those of certain other public companies which PCI deemed to be reasonably similar to Timber Lodge or GB Foods, respectively; (vi) compared the results of operations of Timber Lodge and GB Foods with those of certain other public companies which PCI deemed to be reasonably similar to Timber Lodge; (vii) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of other selected business combinations in the restaurant industry, which PCI deemed to be relevant; (viii) reviewed and discussed with representatives of management of Timber Lodge and management of GB Foods certain information regarding the business and financial aspects of the Merger, including financial forecasts relative to potential cost savings and other potential synergies anticipated to result from the Merger and the underlying assumptions made; (ix) made inquiries regarding and discussed the Merger, the Merger Agreement and other matters related thereto with Timber Lodge; (x) discussed and reviewed with Timber Lodge's and GB Foods' managements acquisition of JBRI, as well as Timber Lodge's acquisition of certain JB's Restaurants; and (xi) reviewed such other analyses and performed such other examinations and took into account such other matters as PCI deemed appropriate.

     In preparing the PCI Opinion, PCI did not assume any obligation to independently verify any of the information supplied or otherwise made available to PCI and relied on all such information as being complete and accurate in all material respects. With respect to the financial forecasts for Timber Lodge and GB Foods prepared by their respective managements, PCI assumed, with the consent of Timber Lodge and GB Foods, that such forecasts were reasonably prepared on bases reflecting at the time of preparation the best available estimates and judgments of their respective managements as to (i) the expected future financial performance of Timber Lodge and of GB Foods and (ii) the potential cost savings, revenue enhancements and other potential synergies (including the timing, amount and achievability thereof) anticipated to result from the Merger, and that such forecasts provided a reasonable basis upon which PCI could, in part, form its opinion. Such projections and estimates are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     PCI also assumed, with Timber Lodge's consent, that there were no material changes in Timber Lodge's or GB Foods assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements as reviewed by PCI. PCI further assumed, with Timber Lodge's consent, that (i) in the course of obtaining the necessary regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, and (ii) the Merger will be consummated in accordance with the terms and provisions of the Merger Agreement, including all amendments to as of March 26, 1998, and without any further amendments or waiver by GB Foods of any of the material conditions to its obligations thereunder. In addition, PCI did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of Timber Lodge or GB Foods, nor was PCI furnished with any such evaluations or appraisals. Finally, the PCI Opinion was necessarily based upon economic, monetary, market and other conditions as they existed on and could be evaluated as of the date of such opinion. The PCI Opinion did not address the merits of the underlying decision by Timber Lodge and GB Foods to engage in the Merger. In addition, PCI expressed no opinion as to what the value of the GB Foods Common Stock would be upon consummation of the Merger or at any time thereafter.

     Set forth below is a summary of the material analyses performed by PCI in connection with the PCI Opinion. All closing stock prices used were as of March 25, 1998, which was one day prior to the delivery of the PCI Opinion to the Timber Lodge board. The closing prices for Timber Lodge common stock of $5 15/16 and GB Foods common stock of $7 15/16 on March 25, 1998 were used to calculate the appropriate transaction multiples and consideration value. In connection with the PCI Opinion, PCI performed procedures to update certain of such analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     Comparable Company Analysis. Based on publicly available financial, operating, and market information including earnings estimates and closing stock prices as of March 25, 1998, PCI reviewed and analyzed selected historical and estimated information relating to Timber Lodge, GB Foods and a group of six other restaurant companies consisting of Logan's Roadhouse, Inc.; Lonestar Hospitality Corp.; Outback Steakhouse, Inc.; Rare Hospitality International, Inc.; Roadhouse Grill; and Ryan's Family Steakhouses, Inc. (the "Comparable Companies"). The selected Comparable Companies represent a broad spectrum across the industry at various points along their growth curves.

     PCI noted for the Timber Lodge board that, among other things, on December 11, 1997 Timber Lodge's stock price closed at $4 13/16 per share. On December 12, 1997, the Company announced its intention to merge with GB Foods. Furthermore, based on December 31, 1997 financial statements (the trailing 12 month period) and the Timber Lodge Common Stock closing price of $5 15/16 on March 25, 1998: (i) Timber Lodge had an enterprise value of approximately $22.6 million (defined as the market value of equity plus long term debt) and therefore an enterprise value to sales multiple of .85x compared to a median range of .88x to 1.60x for the Comparable Companies; (ii) Timber Lodge had an enterprise value to EBITDA multiple of 7.62x and the enterprise value to EBITDA average multiple for the Comparable Companies of 7.01x; (iii) Timber Lodge had a price to book value ratio of 1.95x at March 25, 1998, as compared to the median range price to book ratio for the Comparable Companies of 1.37x to 1.70x; (iv) Timber Lodge had a price to earnings ratio of 22x at March 25, 1998 based on the earnings per share ("EPS") for the latest 12 months ended December 31, 1997, as compared to the median range price to earnings ratio for the Comparable Companies of 17.03x to 22.73x; and (v) Timber Lodge's LTM gross margin was 67.53%. For the Comparable Companies, LTM gross margin ranged from 60.43% to 67.17% with a mean of 63.96%. Timber Lodge's LTM pretax margin was 5.25%. For the Comparable Companies, LTM pretax margin ranged from 2.60% to 21.10% with a mean of 10.49%. Based on the multiples and ratios derived from analysis of the Comparable Companies, PCI determined, after selectively weighting certain ratios, that the value of the Timber Lodge common stock ranged from $5.47 to $6.50 per share.

     Discounted Cash Flow Analysis. PCI also performed a discounted cash flow analysis to determine the present value per share of Timber Lodge common stock. This analysis calculated the present value of Timber Lodge's projected cash flows for 1998 through 2000 as well as the present value of Timber Lodge's terminal value. For calculating Timber Lodge's terminal value, PCI assumed that Timber Lodge's value at the end of fiscal 2000 would be equal to a price to earnings multiple consistent with similar multiples for comparable companies in the restaurant industry, after applying a slight discount to reflect Timber Lodge's smaller size. PCI used a price to earnings multiple of 15.5. The cash flow streams from Timber Lodge's forecasted periods and Timber Lodge's terminal value were discounted at a rate of 14.9%. Under this type of analysis, PCI believes the present value of Timber Lodge common stock to be approximately $6.05 per share.

     Analysis of Selected Comparable Restaurant Merger Transactions. PCI also reviewed the consideration paid in the following five transactions (Acquiror/Target): Apple South Inc./DF&R Restaurants, Inc.; CKE

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

Restaurants/Summit Family Restaurants Inc.; Buffets Inc./HomeTown Buffet Inc.; Longhorn Steaks, Inc./ Bugaboo Creek Steak Houses Inc.; and WSMP, Inc./Sagebrush Inc. (collectively, the "Comparable Transactions"). For each company merged or to be merged in such transactions, PCI compiled ratios illustrating, among other things, enterprise value to latest 12 months net sales, enterprise value to latest 12 months EBITDA and enterprise value to latest 12 months net income.

     The ratios were as follows: (i) a median ratio of enterprise value to latest 12 months' net sales of .99x; (ii) a median ratio of enterprise value to EBITDA of 7.74x; and (iii) a median ratio of enterprise value to net income of 24.98x. The value of the consideration to be paid to the Timber Lodge shareholders was calculated using the closing price of GB Foods one day prior to delivery of the PCI Opinion of $7 15/16 x .8 exchange ratio, or $6.35 per Timber Lodge share. This represented ratios of: enterprise value to latest 12 months' net sales of .91x; enterprise value to latest 12 months' EBITDA of 8.4x and equity value to latest 12 months' net income of 23.44x.

     No specific restaurant company or transaction used in the above analyses as a comparison was exactly identical to Timber Lodge, GB Foods or the proposed Merger. Accordingly, an analysis of the results of the foregoing is not strictly mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading multiples of the companies to which Timber Lodge, GB Foods and the proposed Merger are being compared.

     Pro Forma Dilution Analysis. Using earnings and estimates for earnings per share of Timber Lodge in 1998 and estimates of GB Foods in 1998 and estimates as to the anticipated cost savings and other potential synergies anticipated to result from the Merger, PCI compared estimated EPS for GB Foods on a stand-along basis to the estimated EPS for GB Foods on a pro forma combined basis for GB Foods fiscal year 1998. PCI noted that, based upon estimates by GB Foods, management of cost savings, revenue enhancements and operating synergies and after giving effect to certain assumptions as to, among other things, the number of shares to be outstanding in each period, the Merger could be expected to be accretive to GB Foods EPS in fiscal year 1998 by approximately 31%.

     The foregoing is a summary of the material analyses performed by PCI in connection with preparing the PCI opinion. The preparation of a fairness opinion does not lend itself to partial analysis or summary description. PCI believes that the analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all analyses and all factors, would create an incomplete view of the process underlying the analyses. In addition, PCI may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be PCI's view of the actual values of Timber Lodge, GB Foods or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, PCI made numerous assumptions with respect to industry performance, regulatory, general business and economic conditions and other matters, many of which are beyond the control of Timber Lodge, GB Foods and PCI. The analyses performed by PCI are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of PCI's analysis in connection with the delivery of PCI's opinion relating to the fairness of the consideration to be paid by GB Foods to Timber Lodge shareholders, from a financial point of view. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Pursuant to the terms of PCI's engagement, Timber Lodge has agreed to pay PCI a fee of $42,500. Timber Lodge also has agreed to reimburse PCI for its reasonable out-of-pocket expenses and to indemnify PCI, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. The payment of PCI's fee and expenses is not contingent upon the Merger closing.
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

     PCI has, in the past, performed various investment banking and financial advisory services for GB Foods and other related entities for which PCI has received compensation and may continue to do so in the future and has published independent research on Timber Lodge and GB Foods in the ordinary course of its business, PCI makes a market in the shares of Timber Lodge common stock and GB Foods common stock and trades for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

INFORMATION SUPPLIED TO FINANCIAL ADVISORS

     Piper Jaffray and PCI relied upon internal financial planning information prepared and furnished by management of Timber Lodge as part of the analysis underlying their respective opinions. However, the financial projections for Timber Lodge relied upon by Piper Jaffray and PCI differed in the following respects: (i) the projections relied upon by Piper Jaffray reflect fiscal years 1998 through 2002, while the projections relied upon by PCI reflect fiscal years 1998 through 2000; (ii) the projections relied upon by Piper Jaffray reflect slightly lower sales in fiscal 1998 and 1999 and slightly higher sales in fiscal 2000 as compared to the projections relied upon by PCI; (iii) the projections relied upon by Piper Jaffray reflect slightly lower operating margin in fiscal 2000 as compared to the projections relied upon by PCI; and (iv) the projections relied upon by Piper Jaffray reflect slightly lower earnings per share in fiscal 1998 and 2000 as compared to the projections relied upon by PCI.

FORM OF THE MERGER

     The Merger Agreement provides that, as soon as practicable following the satisfaction or waiver of specified conditions to the Merger, Merger Sub will be merged with and into Timber Lodge, the separate corporate existence of Merger Sub will cease, and Timber Lodge will continue as the surviving corporation. All of the common stock of Timber Lodge will be owned by GB Foods after the Merger.

EFFECTIVE TIME

     The "Effective Time" is that time when the Merger becomes effective under Minnesota law. The Merger Agreement provides that the Effective Time is to be when a certificate of merger is filed with the Secretary of State of Minnesota, or at such later time as is specified in the certificate.

EXCHANGE RATIO

  GENERAL

     At the Effective Time of the Merger, each then-outstanding share of Timber Lodge common stock will be converted into the right to receive 0.8000 shares of GB Foods common stock, subject to adjustment as described below. No cash will be paid to Timber Lodge shareholders in the Merger other than in connection with payment for fractional GB Foods shares.

  ADJUSTMENT

     The adjustment provisions are designed to ensure that, if the merger closes, the value of the GB Foods shares received by Timber Lodge shareholders will not be less than $6.00 and not more than $11.20 per Timber Lodge share, based on the average market value of GB Foods common stock shortly before the Effective Time. It is possible for the Merger to close and for Timber Lodge shareholders to receive less in value than $6.00, but only if the Timber Lodge Board of Directors determines at that time that proceeding with the Merger is better for Timber Lodge and its shareholders than abandoning it. These provisions are contained in Section 2.1(b) of the Merger Agreement, and are summarized in the following paragraphs.

     GB Foods will calculate its average closing stock price over the ten full trading days ending two trading days before the Effective Time. If that ten-day average price is between $7.50 and $14.00 per share, the Exchange Ratio will not be adjusted.

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

     If the ten-day average price is less than $7.50 per share, then GB Foods may do one of three things: (1) it may abandon the Merger; (2) it may do nothing (in which case the Exchange Ratio will remain 0.8000 and Timber Lodge may abandon the Merger); or, (3) it may change (increase) the Exchange Ratio by multiplying it by a fraction, the numerator of which will be $7.50 and the denominator of which will be the ten-day average price.

     On the other hand, if the ten-day average price is more than $14.00 per share, the Exchange Ratio will be reduced by multiplying it by a fraction, the numerator of which will be $14.00 and the denominator of which will be the ten-day average price.

     Any adjusted Exchange Ratio will be expressed as a decimal rounded to the nearest 0.0001.

     These provisions can be illustrated by the following examples:

     If the ten-day average price per GB Foods share were $7.50 exactly, the Exchange Ratio would remain at 0.8. In that case, each Timber Lodge share would be converted into 0.8 shares of GB Foods; that fractional share would have a value of $6.00, based on the ten-day average price.

     If the ten-day average price were $14.50 per share, the adjusted Exchange Ratio would be 0.8 multiplied by $14.00 and divided by $14.50, or 0.7724. In that case, each Timber Lodge share would be converted into 0.7724 GB Foods shares; that fractional share would have a value of about $11.20, again based on the ten-day average price.

     If the ten-day average price per GB Foods share were $7.00, GB Foods would be entitled to abandon the Merger or it could allow the Exchange Ratio to remain 0.8, in which case Timber Lodge would be entitled to abandon the Merger. If GB Foods chose not to abandon the Merger but instead elected to adjust the Exchange Ratio, Timber Lodge would lose the right to abandon the Merger and the adjusted Exchange Ratio would be 0.8 multiplied by $7.50 and divided by $7.00, or 0.8571. In that case, each Timber Lodge share would be converted into 0.8571 GB Foods shares; those 0.8571 shares would have a value of about $6.00 based on the ten-day average price.

In any case, of course, the actual market price of GB Foods shares at the Effective Time or afterwards may be more or less than the ten-day average price.

     A table setting out the effects of changes in GB Foods' stock price on the Exchange Ratio, the equivalent value per Timber Lodge share, and the total number of new GB Foods shares issuable in the Merger, appears on page 8. A table setting out the effects of changes in GB Foods' stock price on goodwill which GB Foods will be required to recognize appears on page 9.

CONVERSION AND EXCHANGE OF SHARES

     If the Merger closes, Timber Lodge shareholders will be required to deliver their Timber Lodge stock certificates to American Securities Transfer and Trust, Inc. (the "Exchange Agent") in order to receive the appropriate GB Foods shares. Promptly after the Effective Time, the Exchange Agent will mail or make available to each Timber Lodge shareholder a notice and letter of transmittal. These documents will specify that delivery and risk of loss will pass to the Exchange Agent only upon proper delivery of the certificates to the Exchange Agent. They will also advise Timber Lodge shareholders that the Merger has become effective, and the procedures to be used in effecting the exchange of Timber Lodge stock certificates for GB Foods stock certificates.

     If all or part of the GB Foods stock received in the Merger is to be issued to a person other than the person in whose name the Timber Lodge stock certificates are registered, the certificates surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance will be required to pay any transfer or other taxes required.

     Until surrendered and exchanged in accordance with the Merger Agreement, after the Effective Time each Timber Lodge stock certificate will represent only the right to receive the appropriate GB Foods shares. At the Effective Time the Timber Lodge stock transfer books shall be closed and no further transfers of

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

Timber Lodge shares shall be registered. If, after the Effective Time, any Timber Lodge stock certificate is presented for transfer, such certificate shall be cancelled and exchanged for the appropriate GB Foods shares.

     Timber Lodge shareholders should NOT deliver certificates for their Timber Lodge shares at this time; only proxy forms should be returned now.

EFFECT ON TIMBER LODGE EMPLOYEE STOCK OPTIONS

     At the Effective Time, each outstanding Timber Lodge employee stock option will be adjusted so that, after the Merger, the holder of the option will be able to purchase from GB Foods, for the total purchase price specified in the original option, that number of GB Foods shares which the holder would have received in the Merger if the option had been exercised immediately before the Merger. For example, an option to purchase 10,000 Timber Lodge shares at $5.00 per share ($50,000 total purchase price) would be adjusted, after the Merger, to entitle the holder to purchase 8,000 GB Foods common shares for $6.25 per share ($50,000 total purchase price). Due to certain tax law requirements, the number of shares will be rounded down, and the option price will be rounded up, in each case to the nearest 0.0001. After the Merger, GB Foods will be substituted for Timber Lodge completely, and no Timber Lodge stock option will entitle the holder to receive Timber Lodge stock or other Timber Lodge securities; only GB Foods common stock will be payable upon exercise. The other terms and conditions of options will not change. In particular, any time limits on or conditions to exercise will continue in effect. As of the Timber Lodge Record Date, there were outstanding Timber Lodge employee options to purchase 278,666 Timber Lodge common shares.

EFFECT ON TIMBER LODGE STOCK PURCHASE WARRANTS

     At the Effective Time, each outstanding Timber Lodge stock purchase warrant will be adjusted in the same manner as employee stock options, discussed in the section immediately preceding this one. After the Merger GB Foods will be substituted for Timber Lodge completely, and no Timber Lodge stock purchase warrant will entitle the holder to receive Timber Lodge stock or other Timber Lodge securities; only GB Foods common stock will be payable upon exercise. The other terms and conditions of warrants will not change. In particular, any time limits on or conditions to exercise will continue in effect. As of the Timber Lodge Record Date, there were outstanding Timber Lodge warrants to purchase 120,000 Timber Lodge common shares.

EFFECT ON TIMBER LODGE STOCK HELD IN 401(k) PLAN

     At the Effective Time, all shares of Timber Lodge common stock held by the trustee for the Timber Lodge 401(k) plan will be converted into GB Foods shares using the Exchange Ratio. Shares held in the plan will be treated like any other outstanding Timber Lodge shares.

ACCOUNTING TREATMENT

     GB Foods intends to account for the Merger using the purchase method. The pro forma information presented at "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION" beginning on page 15 assumes that the purchase method of accounting will be used. In connection with that method, GB Foods expects to recognize goodwill as an intangible asset which it expects to amortize over a period of 40 years. The amount of goodwill to be recognized will depend upon the market value of the GB Foods' shares issued in the Merger. Total goodwill related to the Merger is expected to be approximately $16 million if the Exchange Ratio is unadjusted, $12.5 million if the Exchange Ratio increases, and $35 million if the Exchange Ratio decreases. (The Exchange Ratio could increase if GB Foods' average stock price is below $7.50, and would decrease if GB Foods' average stock price is above $14.00, shortly before the Effective Time). See "TABULAR GOODWILL ANALYSIS" on page 9 for additional information concerning goodwill. The pro forma information beginning on page 15 assumes that goodwill related to the merger will be approximately $16 million. Of the assumed goodwill, $13.7 million is attributable to GB Foods' direct acquisition of Timber Lodge, and $2.3 million is attributable to GB Foods' indirect acquisition of the Sixteen Restaurants (through the Timber Lodge/JB's Purchase). Those assumed amortizations would combine to reduce GB Foods' reported earnings by approximately $399,150 per year during the amortization period.

FEDERAL INCOME TAX MATTERS

     Timber Lodge shareholders should consider the federal income tax effects of the Merger on them. Federal income tax considerations applicable to the Timber Lodge shareholders, other than CKE, are discussed later in this booklet under the caption "FEDERAL INCOME TAX CONSEQUENCES" beginning on page 78.

     In the opinion of The Stolar Partnership, counsel to GB Foods, GB Foods will not recognize gain or loss on the issuance of its common stock in the JBRI Acquisition. For income tax purposes, GB Foods' acquisitions of Timber Lodge or JBRI (or both) will not generate any amortizable goodwill (even though, for financial accounting purposes, each acquisition will generate goodwill which must be amortized).

     The Stolar Partnership further is of the opinion that the Merger, the JBRI Acquisition, the Timber Lodge/JB's Purchase, and the Fidelity Warrant Exercise will result in a change in control (for tax purposes) causing an application of
Section 382 of the Internal Revenue Code of 1986, as amended. Section 382 will limit the amount of GB Foods' accumulated net operating loss carryforward ($11,906,000, according to GB Foods' audited annual financial statements) which may be used by the combined entity in any year to an amount equal to the value of GB Foods on the date of the change in control (approximately $41.0 million as of July 6, 1998) times the then-applicable federal long-term tax-exempt rate (5.00% as of July 6, 1998), or approximately $2.1 million per year (if the change in control had occurred on July 6, 1998). In addition, net operating loss carryforwards can be deducted in future years only to the extent of GB Foods' taxable income in those years.

     GB Foods cannot accurately predict what its annual taxable income will be after consummation of the Merger, the JBRI Acquisition, and the other transactions discussed in this booklet. Thus, utilization of GB Foods net operating loss cannot be assured.

     In addition to limiting the dollar amount as described above, the Internal Revenue Code also limits the time during which net operating losses may be carried forward. The Stolar Partnership is of the opinion that, under present law, net operating losses for any past tax year generally cannot be carried forward more than 15 years. According to GB Foods' audited annual statements, GB Foods' accumulated net operating losses expire between 2008 and 2012. Therefore, if GB Foods' taxable income over the next several years were sufficiently low (or negative), then GB Foods might permanently lose its ability to utilize all or part of its accumulated net operating losses.

     GB Foods has not recorded a deferred tax asset for the expected future tax benefits related to accumulated net operating loss carryforwards and will re-evaluate this position upon completion of the Merger and JBRI Acquisition.

     The Stolar Partnership's opinion is limited to federal income tax matters. However, according to its audited annual financial statements, GB Foods also has an accumulated $5,694,000 net operating loss carryforward for state income tax purposes, which will expire if unused between 1999 and 2002.

     Additional information concerning GB Foods' accumulated federal and state net operating losses is set forth in Note 6 of its "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS" appearing in Annex E on page E-24.

DISSENTERS' RIGHTS OF APPRAISAL

  GB FOODS

     Under the Delaware General Corporation Law, GB Foods' shareholders are not entitled to dissenters' appraisal rights in connection with the Merger.

  TIMBER LODGE

     Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, a copy of which is included as Annex B hereto, grants to any Timber Lodge shareholder who objects to the Merger and who follows the procedures specified in such sections the right to receive the fair value of his or her Timber Lodge shares, determined as provided in such sections.

     Summary of Actions Required

     Timber Lodge must provide a notice to its shareholders who will vote on the Merger with GB Foods of their right to dissent and must provide the shareholders with a copy of Sections 302A.471 and 302A.473 and a description of the procedures that a dissenter to the Merger must follow in order to preserve his or her statutory rights. This booklet constitutes such notice. Basically, a dissenter to the Merger must: (i) before the vote on approval of the Merger, file a written notice of intent to demand the fair value of his or her shares (see below); (ii) fail to vote in favor the Merger; and (iii) after the Merger has been approved and within 30 days after the corporation gives notice to all dissenters (the "Notice Date") that includes the information required by Section 302A.473 Subd. 4(a)(1-4), file a written demand for payment with GB Foods (see below) and deposit his or her shares of Timber Lodge common stock owned by such dissenter. After the Merger is approved or after GB Foods receives a valid demand for payment, whichever is later, GB Foods shall pay the dissenter his or her fair value of the shares plus interest (the "Remittance") and provide the dissenter with certain documents and information as set forth in Section 302A.473 Subd. 5(a)(1-3). If the Remittance is not provided to the dissenter within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, GB Foods shall return all deposited certificates and cancel all transfer restrictions. If within 30 days after the Remittance, a dissenter believes that he or she received less than fair value of the shares, the dissenter may give written notice of the dissenter's estimate of the fair value of the shares and demand payment of the difference. GB Foods must then, within 60 days after receiving such demand, either pay the amount demanded or an amount otherwise agreed to by GB Foods and the dissenter, or file a petition in the court located in the county in which the last registered office of Timber Lodge was located and request that the court determine the fair value of the shares plus interest.

     Any failure to observe any of these procedures could result in the total loss of dissenters' rights under Sections 302A.471 and 302A.473. A dissenter who loses his or her dissenters' rights would be bound by the Merger Agreement and would have to accept the GB Foods shares as provided therein. Each of these procedures is discussed in more detail below.

     Actions Required Before and During the Timber Lodge Meeting

     Prior to or at the Timber Lodge Meeting, but in any case before the Merger is submitted to a vote, a dissenter entitled to dissent under Section 302A.471 must file with Timber Lodge a written objection to the Merger (described below). In addition, the dissenter must not vote in favor of the Merger.

     Written Objection

     The written objection to the Merger must be separate from a dissenter's vote or proxy relating to the Merger, and must be executed by the dissenting shareholder of record, fully and correctly, as such shareholder's name appears on his or her stock certificate. In case of fiduciaries or multiple co-owners of record, the objection must be executed by all record owners in their proper capacities. An agent for a record owner must specify the owner and the fact that execution is by an agent. Written objections should be delivered to Dermot F. Rowland at Timber Lodge, 4021 Vernon Avenue South, St. Louis Park, Minnesota 55416, before or at the Timber Lodge Meeting, but prior to the vote. Objections must be received by Dermot F. Rowland before the vote is taken. Each dissenter is solely responsible for timely delivery of the written objection.

     Actions Required After Closing

     Within 30 days after the Notice Date, a dissenter must make written demand (described below) on GB Foods for payment of the fair value of the Timber Lodge shares held by such shareholder and must deposit certificated shares or comply with any transfer restrictions on uncertificated shares of Timber Lodge common stock owned by such dissenter.

     Written Demand

     The written demand must be executed by the same person(s) and in the same manner as the written objection (described above). Written demands must be received by Dermot F. Rowland within the 30-day period described in the preceding paragraph. Each dissenter is solely responsible for timely delivery of the written demand.

     Determination of Value; Filing of Court Petition

     After the later of the Effective Time or a written demand for payment described in the preceding paragraph, GB Foods shall pay the dissenter the fair value of his or her shares as determined by GB Foods, plus interest. If GB Foods fails to remit payment to the dissenter within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, GB Foods will return all deposited certificates and cancel all transfer restrictions. If within 30 days after the Remittance, a dissenter believes that he or she received less than fair value of the shares plus interest, the dissenter can give written notice to GB Foods of the dissenter's estimate of the fair value of the shares plus interest and demand payment of the difference. GB Foods must then, within 60 days, either pay the amount demanded or an amount otherwise agreed to or file a petition in the court located in the county in which the last registered office of Timber Lodge was located, requesting the court determine the fair value of the shares plus interest. GB Foods must follow the filing and notice provisions set forth in Section 302A.473 Subd. 7. The court will follow the procedures set forth in Section 302A.473 Subd. 7 and may assess court fees, costs, and expenses as set forth in Section 302A.473 Subd. 8.

     THE VALUE DETERMINED IN THE APPRAISAL PROCESS COULD BE HIGHER OR LOWER THAN THE MARKET VALUE OF THE GB FOODS SHARES WHICH WOULD HAVE BEEN RECEIVED UNDER THE TERMS OF THE MERGER AGREEMENT.

     Legal Advice

     Any Timber Lodge shareholder who believes he or she might wish to exercise dissenters' rights should review the provisions of Sections 302A.471 and 302A.473 carefully, and should consult with his or her own legal advisor. A failure to comply with any of the requirements of Sections 302A.471 and 302A.473 could result in a total loss of the rights granted thereunder.

  LIMITATION IN MERGER AGREEMENT

     It is a condition to the obligations of GB Foods and Merger Sub to consummate the Merger that holders of no more than 4% of Timber Lodge's outstanding stock duly exercise their dissenters' rights as described above. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- CONDITIONS TO THE MERGER" beginning at page 62 for a summary of other conditions to the Merger.

REGULATORY MATTERS AND THIRD PARTY APPROVALS

     It is not expected that GB Foods or Timber Lodge will be required to obtain the approval of any regulatory agency, or of any lender or other party to a contract, in order to consummate the Merger. However, the consents of certain landlords must be obtained prior to consummation of the Timber Lodge/JB's Purchase. See "THE TIMBER LODGE/JB'S PURCHASE" beginning at page 58 for additional information.

LITIGATION

     Neither GB Foods nor Timber Lodge is aware of any pending or threatened lawsuit or other legal proceeding which seeks to block, enjoin, or otherwise materially and directly affect the ability of either company to proceed with the Merger, the Timber Lodge/JB's Purchase, or the Fidelity Warrant Exercise.

DELISTING OF TIMBER LODGE COMMON STOCK

     It is expected that Timber Lodge common stock will be delisted from quotation in the Nasdaq Small Cap Market at the Effective Time. If the Merger is closed, Timber Lodge stock will cease to be traded publicly, and will cease to be listed and quoted on Nasdaq. Timber Lodge will stop filing reports with the SEC.

RESTRICTIONS ON RESALES OF GB FOODS COMMON STOCK

  MERGER AGREEMENT

     GB Foods shares issued in the Merger generally will be freely transferable and will be quoted on the Nasdaq Small Cap Market. See "DESCRIPTION OF GB FOODS CAPITAL STOCK" beginning on page 73. However, the Merger Agreement imposes certain transfer restrictions on certain Timber Lodge shareholders who are legal affiliates of Timber Lodge or GB Foods. Those restrictions, described briefly below, are intended to ensure compliance with certain legal requirements. A legend may be placed on GB Foods stock certificates issued to affected Timber Lodge shareholders in order to help enforce those restrictions.

  AFFILIATES

     The transfer restrictions described below apply only to "affiliates" of Timber Lodge, and to non-affiliates of Timber Lodge who become affiliates of GB Foods after the Merger. A person would be considered an affiliate of Timber Lodge if such person is a director or senior executive officer of Timber Lodge, or otherwise controls, is controlled by, or is in control of Timber Lodge with others, immediately prior to the Effective Time of the Merger. A similar definition would apply with respect to GB Foods after the Merger.

     Timber Lodge has identified its directors and executive officers (as reported to the Securities and Exchange Commission) as being affiliates of it. Timber Lodge also has identified Heartland Advisors, Inc. as a presumptive affiliate. GB Foods intends to treat such person as being an affiliate unless it is satisfied otherwise. All other Timber Lodge shareholders are expected to be treated as being non-affiliates. GB Foods is not aware of any Timber Lodge shareholder who is expected to become a GB Foods affiliate immediately after the Merger, other than CKE and certain persons who already are Timber Lodge affiliates. See "MANAGEMENT AFTER THE MERGER" beginning on page 71.

  FEDERAL SECURITIES LAW RESTRICTIONS ON AFFILIATES

     The Merger Agreement requires compliance with Rule 145 under the Securities Act of 1933, as it may be amended from time to time. As currently amended, Rule 145 provides that a Timber Lodge affiliate may sell GB Foods shares received in the Merger on the open market only in ordinary brokers' transactions, generally may sell no more than 1% of GB Foods' outstanding common stock in any 3-month period, and is subject to certain other restrictions. The Rule 145 restrictions on Timber Lodge affiliates will lapse after two years, unless the person becomes a GB Foods affiliate.

                         THE TIMBER LODGE/JB'S PURCHASE

     Section 8.2(h) of the Merger Agreement requires, as a condition to GB Foods' obligation to consummate the Merger, that Timber Lodge purchase the Sixteen Restaurants, comprised of fourteen JB's Restaurants and two Galaxy Diner restaurants. The Timber Lodge/JB's Purchase is governed by a Stock Exchange Agreement, entered into as of May 12, 1998, as amended, among Timber Lodge, CKE, and JB Parent Corp., a wholly owned subsidiary of CKE. The Stock Exchange Agreement provides that CKE will exchange all of the stock of JB Parent Corp. for 687,890 new shares of Timber Lodge common stock. At the time of the Timber Lodge/JB's Purchase, the Sixteen Restaurants will be the sole assets of JB Parent Corp. The Sixteen Restaurants currently are operated in four southwestern and western states, including: ten restaurants in Arizona, two in Utah, two in New Mexico, and two in Idaho.

     The obligation of Timber Lodge to effect the Timber Lodge/JB's Purchase is subject to the satisfaction or waiver by Timber Lodge of the following conditions: (a) no government entity has taken any of various

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

actions which (in Timber Lodge's reasonable judgment) is likely to have a material adverse effect with respect to JB Parent Corp.; (b) CKE has performed in all material respects its agreements under the Stock Exchange Agreement and its representations and warranties remain materially true as of the closing date; (c) no change or development has occurred or been threatened that Timber Lodge reasonably judges has had or is likely to have a material adverse effect with respect to JB Parent Corp.; (d) Timber Lodge has received certain resolutions and certificates required by the Stock Exchange Agreement; (e) nothing has come to Timber Lodge's attention in the course of its due diligence investigation of JB Parent Corp. which could reasonably be expected to have a material adverse effect with respect to JB Parent Corp.; and (f) Timber Lodge stockholders have approved and authorized the Merger.

     The obligation of CKE to effect the Timber Lodge/JB's Purchase is subject to the satisfaction or waiver by CKE of the following conditions: (a) no governmental entity has taken any of various actions which (in CKE's reasonable judgment) is likely to have a material adverse effect; (b) Timber Lodge has performed in all material respects its agreements under the Stock Exchange Agreement and its representations and warranties remain materially true as of the closing date; (c) no change or development has occurred or been threatened that CKE reasonably judges has had or is likely to have a material adverse effect with respect to Timber Lodge; and (d) CKE has received certain resolutions and certificates required by the Stock Exchange Agreement.

     For purposes of the Stock Exchange Agreement, to have a "material adverse effect" with respect to either JB Parent Corp. or Timber Lodge means to (i) have a material adverse effect on the value, condition (financial or otherwise), prospects, business, insurability or results of operation of such company and its subsidiaries (if any) as a whole, (ii) impair the ability of any party to the Stock Exchange Agreement to perform its obligations under the Stock Exchange Agreement, or (iii) prevent or materially delay consummation of any of the transactions contemplated by the Stock Exchange Agreement.

     Any condition to the Stock Exchange Agreement may be waived by any party who has the right to insist on the satisfaction of that condition. Any decision to waive any condition would be made by the chief executive officer and, ultimately, by the Board of Directors, of the applicable party; shareholders normally would have no right to approve a waiver. The parties have informally agreed that if the Merger is terminated, the Stock Exchange Agreement also will terminate.

     The Sixteen Restaurants currently range in size from 4,200 square feet to 7,600 square feet with an average of 4,850 square feet. Seating capacity for the restaurants currently ranges from 135 to 220. Timber Lodge intends to increase the size of the smaller restaurants to approximately 6,500 square feet so that they will seat 210 to 240 customers.

     These restaurants, which are relatively similar in size and format to existing Timber Lodge restaurants, have been selected for acquisition based on:
1) the location of the restaurant relative to other steakhouse restaurants, 2) demographics, parking, visibility and similar factors; 3) the expectation that the restaurant can be readily converted to the Timber Lodge concept, 4) the expectation that the converted restaurant will generate significantly higher revenues as a Timber Lodge restaurant than as a JB's Restaurant. GB Foods, after completion of the Merger with Timber Lodge, expects to convert five of the restaurants to the Timber Lodge format in 1998 and the remaining eleven restaurants within 24 months of the Merger.

     Timber Lodge has applied for necessary permits and liquor licenses, equipment vendors and construction contractors have been identified and floor plans have been drawn related to three of the five restaurants expected to be converted in 1998. It is anticipated that all Sixteen Restaurants will initially be operated by Timber Lodge as JB's Restaurants or Galaxy Diners (as applicable) until the conversion is completed and it is anticipated that all restaurants will be converted in 18 - 24 months from closing of the Merger. The restaurants, as modified, will have the look and feel of the current Timber Lodge Steakhouses but conforming in part to the communities where they are located (for example, stucco exteriors and less exterior wood). The Sixteen Restaurants are primarily in suburban areas of large cities with the five initial restaurants being located in suburbs of Salt Lake City and Phoenix. The restaurants will conform, particularly as to the inside, to the Timber Lodge style (the "lodge effect") but, again, with local modifications (trout instead of walleye, appropriate animals for local hunting, etc.). Although preliminary preparatory work (as noted above) has commenced, no conversions are likely to take place prior to completion of the Merger. As the necessary permits and liquor licenses are obtained, each of the restaurants will be promptly closed and its employees laid off with an anticipation that the Timber Lodge Steakhouse would open approximately 60 - 90 days later. Initially, experienced managers from existing Timber Lodge Steakhouse restaurants will be relocated to manage the new restaurants with assistance from other local hirees (probably persons previously employed by the Sixteen Restaurants). The locations where the Sixteen Restaurants are located are of significant population and, hopefully, will not suffer significant seasonality. However, there may be an increase in business in winter. Conversion costs for the restaurants will likely be less than the conversion costs for current Midwest restaurants, ranging from $750,000 to $875,000 per restaurant ($300,000 to $350,000 for remodeling, $375,000 to $425,000 for equipment, and
$75,000 to $100,000 for pre-opening costs, including smallwares). The total expected cost to convert the sixteen restaurants to the Timber Lodge format is estimated to be $12 million to $14 million.

     Of the Sixteen Restaurants, JB Parent Corp.: owns one outright in fee; leases the ground under three; and leases the ground and buildings for the remaining twelve. The landlord for each of the fifteen leased locations will have to consent before that location can be converted and/or sold to Timber Lodge. As of the date of this booklet, JBRI has contacted most of the landlords regarding their consent. JBRI has informed Timber Lodge that there is reason to believe that landlord consents will be obtained in a timely basis.

     At the Effective Time, CKE's 687,890 Timber Lodge shares will be converted into 550,312 GB Foods shares at the same Exchange Ratio as applies to all other Timber Lodge shares. If the Merger closes with the Exchange Ratio remaining at 0.8000, and if the JBRI Acquisition closes with its purchase price remaining at 1,000,000 GB Foods shares, then CKE will own 1,550,312 GB Foods shares after the Merger.

                         THE FIDELITY WARRANTS EXERCISE

     Section 8.1(d) of the Merger Agreement requires, as a condition to all parties' obligations to consummate the Merger, that Fidelity exercise Warrants for a cash purchase price of at least $5 million. Fidelity presently holds Warrants to purchase 3,470,000 shares of GB Foods stock at prices ranging from $5.00 to $7.50 per share; 1,470,000 of those Warrants are priced at $5.00. (See "GB FOODS CORPORATION -- RECENT DEVELOPMENTS" at page 65 for a description of Fidelity's Warrants.) Fidelity has agreed to do this. Although Fidelity may exercise whichever Warrants it chooses, it could exercise $5 Warrants for 1,000,000 GB Foods shares; that action would satisfy this condition and yield Fidelity the greatest number of shares possible for a $5 million capital contribution to GB Foods. It is assumed throughout this booklet that Fidelity will in fact exercise $5 Warrants for 1,000,000 GB Foods shares.

     GB Foods intends to use the cash proceeds of the Fidelity Warrant Exercise primarily to allow Timber Lodge, as its wholly-owned subsidiary after the Merger, to begin converting and renovating the Sixteen Restaurants discussed in the section of this booklet immediately preceding this one.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     Summary descriptions of certain material provisions of the Merger Agreement are presented in the following paragraphs; summary descriptions of the remaining material provisions appear above under the caption "THE MERGER" beginning on page 42. A copy of the Merger Agreement (excluding schedules) is included in this Joint Proxy Statement/Prospectus booklet as Annex A. The summary descriptions in this section and under "THE MERGER" are summaries only and are qualified in their entirety by reference to the full text of the Merger Agreement.

CERTAIN COVENANTS

  CONDUCT OF BUSINESS BY TIMBER LODGE

     In Section 5.1 of the Merger Agreement Timber Lodge has agreed that, among other things, prior to the Effective Time, except as contemplated by the Merger Agreement or otherwise approved by GB Foods, Timber Lodge will not:

     (a) declare dividends, split or otherwise adjust its capital stock or take certain other actions having a similar effect, or purchase its stock or any options or warrants to acquire its stock;

     (b) issue, sell, or encumber shares of its stock or any options or warrants, other than the issuance of stock upon exercise of certain stock options and warrants;

     (c)  amend its charter or bylaws;

     (d)  amend or waive any provision of any material contract;

     (e) encumber, sell, or otherwise dispose of any material properties, except in the ordinary course of business or pursuant to certain pre-existing contracts;

     (f) amend or waive any material term of any outstanding security of Timber Lodge;

     (g) become obligated with respect to any debt, subject to certain exceptions;

     (h) make or agree to make any new capital expenditures or asset acquisitions in excess of $20,000 individually or $50,000 in the aggregate;

     (i) make any material tax election or take any material tax position, or change its fiscal year or accounting methods, policies, or practices, or settle any material income tax liability (with certain exceptions);

     (j) enter into or commit to any lease, loan, advance or capital contribution to or investment in any person other than in the ordinary course of business consistent with past practices;

     (k) pay or satisfy any claims or obligations (subject to certain exceptions) or release or waive any material rights or claims or waive certain benefits;

     (l) except for 40,000 stock options granted to Timber Lodge's directors on January 15, 1998, (i) grant to any current or former director, officer or employee of Timber Lodge any increase in compensation or benefits, except as to employees who are not officers or directors in the ordinary course of business but only consistent with past practice and except for any grant pursuant to any existing contract or agreement,
          (ii) grant to any such director, officer, or employee any increase in severance or termination pay (including the grant of, or acceleration in the exercisability of, Timber Lodge stock options or warrants or in the vesting of Timber Lodge shares or other property except for automatic acceleration in accordance with the terms of Timber Lodge's options, option plan, or warrants), or (iii) enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee;

     (m) take (or commit to) any action that would make any of its representations or warranties under the Merger Agreement materially inaccurate, or omit (or commit to omit) to take any action necessary to prevent any such material inaccuracy; or

     (n)  authorize or commit to any of the foregoing.

  NO SOLICITATION OF ACQUISITION PROPOSALS

     In Section 5.3 of the Merger Agreement Timber Lodge agrees that neither it nor any of its officers or directors will solicit, negotiate, or enter into any acquisition proposal (by which Timber Lodge, or a significant portion of its assets or securities, would be sold or transferred). Timber Lodge's obligations with respect to negotiating or entering into an acquisition proposal are subject to the fiduciary duties of Timber Lodge's Board of Directors under Minnesota law. Section 5.3 contains significant notice and other procedural requirements in the event an acquisition proposal arises.

  REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of the parties. The representations or warranties made by Timber Lodge, GB Foods, and Merger Sub will not survive the Effective Time, subject to certain exceptions specified in Section 10.2 of the Merger Agreement.

INDEMNIFICATION

     All rights to indemnification existing in favor of present or former directors, officers, employees, fiduciaries and agents of Timber Lodge respecting matters occurring prior to the Merger, whether provided in Timber Lodge's charter or bylaws or in any standing resolutions, will continue in full force and effect after the Merger.

CONDITIONS TO THE MERGER

     The obligations of all parties under the Merger Agreement are subject to the satisfaction (or mutual waiver) of the following conditions (as provided in Section 8.1 of the Merger Agreement): (a) no applicable law, order, or other legal restraint prohibits consummating the Merger; (b) the GB Foods common stock to be issued to Timber Lodge shareholders has been filed for listing and quotation on Nasdaq Small Cap Market; (c) Fidelity has exercised the Fidelity Warrants and paid GB Foods at least $5 million in cash upon exercise thereof; and (d) the parties have received from counsel to Timber Lodge an opinion that the Merger constitutes a tax-free reorganization as to shares held by Timber Lodge shareholders other than CKE.

     The obligations of GB Foods and the Merger Sub to effect the Merger are subject to the satisfaction or waiver by GB Foods of the following conditions (as provided in Section 8.2 of the Merger Agreement): (a) no governmental entity has taken any of various actions which (in GB Food's reasonable judgment) is likely to have a material adverse effect with respect to Timber Lodge; (b) Timber Lodge has performed in all material respects its agreements under the Merger Agreement, its representations and warranties remain materially true as of the Effective Time, and GB Foods has received an officer's certificate to that effect; (c) no change or development has occurred or been threatened that GB Foods reasonably judges has had or is likely to have a material adverse effect with respect to Timber Lodge; (d) GB Foods has received certain resolutions and certificates required by the Merger Agreement; (e) GB Foods' shareholders have approved the Merger; (f) holders of no more than 4% of Timber Lodge's outstanding stock exercise their statutory dissenters' rights; (g) GB Foods has received a fairness opinion from Piper Jaffray, Inc.; (h) Timber Lodge has completed the Timber Lodge/JB's Asset Purchase; (i) Timber Lodge has entered into a new lease for its home office facilities on terms reasonably acceptable to GB Foods; (j) Peter Bedzyk has entered into an employment agreement with Timber Lodge reasonably satisfactory to GB Foods and Mr. Bedzyk; (k) nothing has come to GB Foods' attention in the course of its due diligence investigation of Timber Lodge which could reasonably be expected to have a material adverse effect with respect to Timber Lodge; and (l) GB Foods has received an opinion of counsel for Timber Lodge as specified in the Merger Agreement.

     The obligation of Timber Lodge to effect the Merger is subject to the satisfaction or waiver by Timber Lodge of the following conditions (as provided in Section 8.3 of the Merger Agreement): (a) no governmental entity has taken any of various actions which (in Timber Lodge's reasonable judgment) is likely to have a material adverse effect with respect to GB Foods; (b) GB Foods and Merger Sub have performed in all material respects their agreements under the Merger Agreement, their representations and warranties remain materially true as of the Effective Time, and Timber Lodge has received an officer's certificate to that effect; (c) Timber Lodge's shareholders have approved the Merger; (d) no change or development has occurred or been threatened that Timber Lodge reasonably judges has had or is likely to have a material adverse effect with respect to GB Foods; (e) Timber Lodge has received certain resolutions and certificates required by the Merger Agreement; (f) Timber Lodge has received a fairness opinion from Pauli & Company; and (g) Timber Lodge has received an opinion of counsel for GB Foods as specified in the Merger Agreement.

     For purposes of the Merger Agreement, to have a "material adverse effect" with respect to either GB Foods or Timber Lodge means to (i) have a material adverse effect on the value, condition (financial or otherwise), prospects, business, insurability or results of operation of such company and its subsidiaries (if any) as a whole, (ii) impair the ability of any party to the Merger Agreement to perform its obligations under the Merger Agreement, or (iii) prevent or materially delay consummation of any of the transactions contemplated by the Merger Agreement.

     Any condition to the Merger Agreement may be waived by any party who has the right to insist on the satisfaction of that condition. Any decision to waive any condition would be made by the chief executive officer and, ultimately, by the Board of Directors, of the applicable party; shareholders normally would have no right to approve a waiver. If the condition being waived were to be material to the shareholders, however, shareholders would be solicited for approval of such waiver. In particular, a material adverse change in the tax consequences of the Merger to Timber Lodge shareholders could not be waived without soliciting approval of that waiver.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval by the stockholders of Timber Lodge and GB Foods:
(a) by mutual written agreement of Timber Lodge and GB Foods; (b) by Timber Lodge or GB Foods, if the shareholders of either company meet and do not approve the Merger; (c) by GB Foods or Timber Lodge, if the Merger has not been consummated by September 15, 1998 (provided that the party seeking termination has not breached the Merger Agreement); (d) by GB Foods, if Timber Lodge breaches the Merger Agreement or if a Timber Lodge representation or warranty becomes untrue which, in either case, has or could reasonably be expected to have a material adverse effect; (e) by GB Foods, if Timber Lodge's Board of Directors withdraws or adversely modifies its approval of the Merger or Merger Agreement, or resolves to take any such action; (f) by Timber Lodge, if GB Foods or Merger Sub breach the Merger Agreement or if a GB Foods or Merger Sub representation or warranty becomes untrue which, in either case, has or could reasonably be expected to have a material adverse effect; (g) by Timber Lodge, if its Board of Directors determines in good faith that another acquisition proposal is more favorable to Timber Lodge's shareholders than the Merger and that to continue to recommend the Merger to shareholders would violate the Board's fiduciary duties; or (h) by either GB Foods or Timber Lodge, if the ten-day average price of GB Foods stock used to determine whether to adjust the Exchange Ratio is less than $7.50 per share, unless GB Foods duly elects to adjust the Exchange Ratio (see "THE MERGER -- EXCHANGE RATIO" at page 52 for further information).

     In the event of termination of the Merger Agreement, the Merger Agreement will become void and have no effect, except for the provisions relating to expenses, the Break-Up Options and the confidential treatment of information exchanged by GB Foods and Timber Lodge in contemplation of the Merger, without any liability on the part of any party or their respective officers, directors or shareholders.

FEES AND EXPENSES

     Section 10.4(a) of the Merger Agreement generally provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs and expenses. However, in the case of a willful breach of the Merger Agreement the non-breaching party may recover actual expenses and damages.

BREAK-UP OF THE MERGER

     If certain events occur (described below), Section 10.4(b) of the Merger Agreement requires Timber Lodge to issue to GB Foods options (the "Break-Up Options") to purchase a number of shares which shall constitute 19.9% of Timber Lodge's voting common stock outstanding after such exercise at an exercise price of $4.625 per share. The Break-Up Options are to be immediately exercisable, have a term of ten years from issuance, be fully vested and non-forfeitable, be transferable, provide customary piggy-back registration rights for underlying stock, and are to contain certain anti-dilution provisions.

     Timber Lodge is required to issue the Break-Up Options only if one of the following events occurs:

     (1) Before the Effective Time any person beneficially acquires a majority of Timber Lodge's outstanding common shares and either Timber Lodge's shareholders do not approve the Merger or Timber Lodge's Board of Directors changes or withdraws its recommendations in favor of the Merger or Merger Agreement; or

     (2) GB Foods or Merger Sub terminates the Merger Agreement because Timber Lodge's Board of Directors withdraws or adversely modifies its approval of the Merger or Merger Agreement, or resolves to take any such action; or

     (3) Timber Lodge terminates the Merger Agreement because Timber Lodge's Board of Directors determines in good faith that another acquisition proposal is more favorable to Timber Lodge's shareholders than the Merger and that to continue to recommend the Merger to shareholders would violate the Board's fiduciary duties.

AMENDMENT

     Section 10.3 of the Merger Agreement provides that it may not be amended except by action of the Board of Directors of each of the parties; provided, however, after approval of the Merger by the stockholders of GB Foods and Timber Lodge, no amendment may be made that alters or changes (a) the amount or kind of consideration to be received by Timber Lodge shareholders, or (b) any of the terms of the Merger Agreement which are material to the stockholders of Timber Lodge (as a group) or GB Foods without the further approval of such stockholders.

                              GB FOODS CORPORATION

     GB Foods is engaged primarily in the business of operating Mexican quick-service restaurants under the trade name "The Green Burrito" in Southern California and the sale and supervision of Green Burrito franchises. If the JBRI Acquisition closes, GB Foods also will be engaged, through its subsidiary JBRI, in the business of operating full-service casual dining family restaurants in eight states in the western and southwestern U.S. primarily under the trade name "JB's Restaurants" and the sale and supervision of JB's Restaurants franchisees. As of December 31, 1997, there were 181 Green Burrito stores, including seven company-owned and operated restaurants and 174 stores owned by franchisees or third parties; of the 174 stores, 134 were dual-concept stores of which 115 were dual concept with CKE's Carl's Jr. chain.

     The principal executive offices of GB Foods are located at 1200 North Harbor Blvd., Anaheim, California 92803, telephone (714) 491-6400.

DESCRIPTION OF BUSINESS

     The Green Burrito business and related significant properties are described in Part I of its annual report on Form 10-K/A for the fiscal year ended December 31, 1997, which is included in this Joint Proxy Statement/Prospectus booklet as part of Annex E. The descriptions appear on pages E-2 through E-7 of that Annex.

FINANCIAL INFORMATION

     Annex E to this booklet is a copy of GB Foods' Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 and a copy of its Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 1998 (excluding exhibits), as filed with the Securities and Exchange Commission. These reports include additional information concerning the business and the historical financial condition of GB Foods. A tables of contents for Annex E appears as the first page of Annex E.

RECENT DEVELOPMENTS

  CHANGE IN CONTROL IN 1997

     On July 22, 1997, Fidelity purchased 1,000,000 shares of common stock of GB Foods from William M. Theisen ("Theisen"), for a purchase price of $5,000,000 cash. At that time, Theisen was GB Foods' Chief Executive Officer and principal shareholder. Fidelity also purchased common stock purchase warrants ("Warrants") from Theisen pursuant to which Fidelity acquired the right to purchase 2,500,000 shares of GB Foods' common stock of which 1,500,000 are immediately exercisable at $5.00 per share (the "$5.00 Warrants") and 1,000,000 are immediately exercisable at $7.00 per share (the "$7.00 Warrants"). The $5.00 Warrants were purchased for $600,000 cash and expire November 23, 2002; the $7.00 Warrants were purchased for $100,000 cash and expire May 1, 2005. At the time of this purchase, Fidelity transferred 30,000 of the $5.00 Warrants to PCI as a fee in connection with the purchase.

     Mr. Theisen retained 269,826 shares and 500,000 of the $5.00 Warrants.

     In a separate transaction, Fidelity also acquired 1,000,000 Warrants exercisable at $7.50 per share (the "$7.50 Warrants") from McGrath, North, Mullin & Kratz, P.C. The purchase price of the $7.50 Warrants was $100,000 cash. The $7.50 Warrants expire May 1, 2005.

  REDEMPTION OF STOCKHOLDER RIGHTS PLAN

     As a condition to the Theisen-Fidelity agreement, the Board of Directors of GB Foods redeemed GB Foods' Stockholder Rights Plan at a redemption price of $.001 per share of common stock to which the rights were attached.

  CHANGE OF MANAGEMENT IN 1997

     In connection with the agreement with Fidelity, Mr. Theisen resigned as Chief Executive Officer and a Director of GB Foods, George J. Kubat resigned as Chief Financial Officer and a Director, and Michael J. Scherr resigned as a Director.

     Filling the vacancies on GB Foods' Board of Directors were William P. Foley, II, Frank P. Willey, and Andrew F. Puzder. Messrs. Foley, Willey, and Puzder. They have been nominated by the GB Foods Board for election at the GB Foods Meeting. See "PROPOSAL NO. 3 TO GB FOODS MEETING -- ELECTION OF DIRECTORS" beginning on page 123.

     On August 4, 1997, Mr. Foley was elected Chairman of the Board, Mr. Puzder was elected Chief Executive Officer, Gary R. Nelson was elected Executive Vice President, Chief Financial Officer and Chief Accounting Officer, and M'Liss Jones Kane was elected Senior Vice President and Secretary of GB Foods. Mr. Foley is Chairman of the Board, Mr. Puzder is Executive Vice President, Mr. Nelson is Vice President and Ms. Kane is the Senior Vice President, General Counsel and Secretary of Fidelity. Mr. Foley is Chairman of the Board and Mr. Puzder is the Executive Vice President -- General Counsel of CKE Restaurants, Inc.

     On December 23, 1997, Carl A. Strunk was elected Executive Vice
President -- Finance of GB Foods. Mr. Strunk is Executive Vice
President -- Chief Financial Officer of CKE Restaurants, Inc. and Executive Vice President -- Finance of Fidelity.

  JBRI ACQUISITION FOR STOCK

     GB Foods has agreed to acquire all of the capital stock of JBRI from a subsidiary of CKE in exchange for 1,000,000 shares of GB Foods common stock (subject to possible adjustment). Approval of the JBRI Acquisition is Proposal No. 2 to be considered by the GB Foods shareholders. See "PROPOSAL NO. 2 TO GB FOODS MEETING -- APPROVAL OF JBRI ACQUISITION" beginning at page 80.

  NEW CHIEF FINANCIAL OFFICER

     GB Foods announced on May 29, 1998 that Theodore Abajian had been hired as Executive Vice President, Chief Financial Officer and Chief Accounting Officer. Gary R. Nelson, GB Foods' previous Chief Financial Officer, will continue to serve as Treasurer.

     Mr. Abajian is 34 years old. Prior to joining GB Foods, Mr. Abajian served as the Chief Financial Officer of Star Buffet, Inc. since its formation in July 1997. Mr. Abajian also served as a director of Stacey's Buffet, Inc. from October 31, 1997 to February 4, 1998. Mr. Abajian has been the Vice President and Controller of Summit Family Restaurants Inc. (the predecessor to JBRI) since 1994 and continues in that capacity with JBRI. From 1983 to 1994, he held several positions with Family Restaurants, Inc., including Director of Financial Analysis, Planning and Reporting for the family restaurant division, which included approximately 350 Carrows and Coco's restaurants.

     Mr. Abajian presently owns no shares of GB Foods' stock, but will be eligible to receive stock options and has been promised, as part of his initial compensation, that he will be granted options to purchase 50,000 GB Foods shares. That grant is subject to shareholder approval of GB Foods' 1998 Stock Option Plan and approval of the grant by that Plan's administrative committee. See "PROPOSAL NO. 5 TO GB FOODS' MEETING -- APPROVAL OF GB FOODS CORPORATION 1998 STOCK OPTION PLAN" beginning at page 130.

                         TIMBER LODGE STEAKHOUSE, INC.

     Timber Lodge owns and operates 17 Timber Lodge Steakhouse(TM) restaurants. Since Timber Lodge's initial public offering of its common stock in December, 1993, Timber Lodge has expanded and continues to expand its steakhouse restaurant concept.

     The principal executive offices of Timber Lodge are located at 4021 Vernon Avenue South, St. Louis Park, Minnesota 55416, telephone (612) 929-9353.

DESCRIPTION OF BUSINESS

     Timber Lodge's business and significant properties are described in Part I of its annual report on Form 10-KSB/A-2 for the fiscal year ended December 31, 1997, which is included in this Joint Proxy Statement/Prospectus booklet as part of Annex F. The descriptions appear on pages F-2 through F-7 of that Annex.

ANNUAL AND QUARTERLY REPORTS

     Annex F to this booklet is a copy of Timber Lodge's annual report on Form 10-KSB/A-2 for the year ended December 31, 1997 and a copy of its quarterly report on Form 10-Q, for the quarterly period ended March 25, 1998, excluding exhibits, as filed with the Securities and Exchange Commission. That Annex includes additional information concerning the business and historical financial condition of Timber Lodge. A table of contents for Annex F appears as the first page of Annex F.

                      WHERE YOU CAN FIND MORE INFORMATION

     GB Foods and Timber Lodge file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by GB Foods and Timber Lodge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room. Recent SEC filings of GB Foods and Timber Lodge also are available to the public from commercial document retrieval services and, free of charge, at the internet web site maintained by the SEC at "www.sec.gov."

     GB Foods filed a Registration Statement on Form S-4 to register with the SEC the GB Foods common stock to be issued to Timber Lodge shareholders in the Merger. This Joint Proxy Statement/Prospectus booklet is a part of that Registration Statement and constitutes a prospectus of GB Foods in addition to being a proxy statement of GB Foods and Timber Lodge for the two Meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus booklet does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows GB Foods and Timber Lodge to "incorporate by reference" information into this booklet, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this booklet, except for any information superseded by information in this booklet. This booklet incorporates by reference the documents set forth below that GB Foods and Timber Lodge have previously filed with the SEC. In addition, GB Foods' and Timber Lodge's Annual and Quarterly Reports (without exhibits) are presented in this booklet in Annexes E and F. These documents contain important information about GB Foods and Timber Lodge and their finances.

                  GB FOODS SEC FILINGS
                   (FILE NO. 1-10576)                                 PERIOD
                  --------------------                                ------
Annual Report on Form 10-K/A (and exhibits)               Year ended December 31, 1997
Current Reports on Form 8-K (and any exhibits)            February 19, 1998
Quarterly Report on Form 10-Q (and exhibits)              Quarter ended March 31, 1998
The description of GB Foods common shares set forth in    Filed August 20, 1990
  the registration statement on Form 8-A

                TIMBER LODGE SEC FILINGS
                   (FILE NO. 0-22786)                                 PERIOD
                ------------------------                              ------
Annual Report on Form 10-KSB/A-2 (and exhibits)           Year ended December 31, 1997
Quarterly Report on Form 10-QSB (and exhibits)            Quarter ended March 25, 1998

     GB Foods and Timber Lodge are also incorporating by reference all the documents that they file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this Joint Proxy Statement/Prospectus booklet and the dates of the Special Meetings.

     GB Foods has supplied all information contained or incorporated by reference in this booklet relating to GB Foods, and Timber Lodge has supplied all such information relating to Timber Lodge.

     If you are a shareholder, GB Foods and Timber Lodge may have sent you some of the documents incorporated by reference, but you can obtain any of them through GB Foods, Timber Lodge or the SEC. Documents incorporated by reference are available from GB Foods and Timber Lodge without charge. Exhibits to the documents will not be sent, however, unless those exhibits are specifically requested. Shareholders may obtain documents incorporated by reference in this booklet by requesting them as described on page ii of this booklet under the caption "AVAILABLE INFORMATION."

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS BOOKLET TO VOTE ON THE MERGER PROPOSAL. GB FOODS AND TIMBER LODGE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS BOOKLET. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS BOOKLET IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE SET FORTH ON ITS FRONT COVER, AND NEITHER THE MAILING OF THIS BOOKLET TO SHAREHOLDERS NOR THE ISSUANCE OF GB FOODS COMMON SHARES IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

GB FOODS

  MARKET INFORMATION

     GB Foods' common stock trades publicly in the over-the-counter market on the Nasdaq Small Cap Market, under the symbol GBFC. The following table sets forth the high and low sale price of GB Foods' common stock as reported on Nasdaq for the calendar periods indicated. The prices represent quotations between dealers, without adjustment for retail mark-up, mark-down, or commission, and do not necessarily represent actual transactions.

                          GB FOODS STOCK PRICE SUMMARY

                                                              HIGH      LOW
                                                              -----    -----
1996
  First Quarter.............................................  10.63     6.88
  Second Quarter............................................  10.38     6.00
  Third Quarter.............................................   8.50     5.75
  Fourth Quarter............................................   7.38     5.50
1997
  First Quarter.............................................   8.13     6.38
  Second Quarter............................................   6.25     4.75
  Third Quarter.............................................  14.38     4.88
  Fourth Quarter............................................  14.25     9.50
1998
  First Quarter.............................................  10.94     6.88
  Second Quarter............................................   8.13     6.25
  Third Quarter (through July 24, 1998).....................   7.69     5.94

  HOLDERS

     At the GB Food Record Date, GB Foods had approximately 194 stockholders of record. However, GB Foods believes that the number of beneficial shareowners exceeds 1,000 persons.

  DIVIDENDS

     GB Foods has not paid dividends on its common stock since its incorporation and anticipates that, for the foreseeable future, earnings, if any, will continue to be retained for use in its business.

  RECENT STOCK SALES

     GB Foods has not issued or sold any shares of common stock, securities convertible into common stock, or stock options or warrants since the end of its most recent fiscal year, other than the issuance of employee stock options and the issuance of shares upon exercise of outstanding stock options and warrants.

TIMBER LODGE

  MARKET INFORMATION

     Timber Lodge common stock trades publicly in the over-the-counter market on the Nasdaq Small Cap Market under the symbol TBRL. The following table sets forth, for the calendar quarters indicated, the high and low closing bid prices of Timber Lodge common stock as quoted on Nasdaq. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

                        TIMBER LODGE STOCK PRICE SUMMARY

                                                              HIGH    LOW
                                                              ----    ----
1996 (FYE 1/1/97)
  First Quarter.............................................  4.25    3.00
  Second Quarter............................................  4.38    3.38
  Third Quarter.............................................  4.63    3.50
  Fourth Quarter............................................  4.50    3.38
1997 (FYE 12/31/97)
  First Quarter.............................................  5.13    3.19
  Second Quarter............................................  4.25    3.50
  Third Quarter.............................................  5.25    3.38
  Fourth Quarter............................................  7.63    4.25
1998
  First Quarter (ended March 25, 1998)......................  6.56    5.50
  Second Quarter (ended June 17, 1998)......................  6.00    4.50
  Third Quarter (through July 24, 1998).....................  5.75    4.50

  HOLDERS

     At the Timber Lodge Record Date, Timber Lodge had approximately 88 stockholders of record. However, Timber Lodge estimates its actual number of shareholders to be in excess of 1,300.

  DIVIDENDS

     Timber Lodge has never paid or declared cash dividends on its common stock and, if the Merger does not close, does not intend to pay cash dividends on its common stock in the foreseeable future. In such case Timber Lodge expects to retain its earnings to finance the development and expansion of its business. The payment by Timber Lodge of cash dividends, if any, on its common stock in the future (assuming the Merger does not close) is subject to the discretion of its Board of Directors and will depend on Timber Lodge's earnings, financial condition, capital requirements, and other relevant factors.

  RECENT STOCK SALES

     Timber Lodge has not issued or sold any shares of common stock, securities convertible into common stock, or stock options or warrants since the end of its most recent fiscal year, other than the issuance of employee stock options and the issuance of shares upon exercise of outstanding stock options and warrants.

                          MANAGEMENT AFTER THE MERGER

     After the Merger, assuming the nominees identified in this booklet are elected by the GB Foods shareholders at the GB Foods Meeting, GB Foods' Board of Directors will consist of seven members: William P. Foley, II; Andrew F. Puzder;
T. Anthony Gregory; Bruce H. Haglund; Dermot F. Rowland; C. Thomas Thompson; and Frank P. Willey .

     After the Merger, the officers of GB Foods are expected to be: William P. Foley, II, Chairman of the Board; Andrew F. Puzder, Chief Executive Officer; Nicolas J. Caddeo, Chief Operating Officer; Carl A. Strunk, Executive Vice President-Finance; Theodore Abajian, Executive Vice President, Chief Financial Officer and Chief Accounting Officer; Gary R. Nelson, Treasurer; and M'Liss Jones Kane, Senior Vice President and Secretary. In addition, it is a condition to GB Foods' obligation to consummate the Merger that Peter S. Bedzyk enter into an employment agreement with Timber Lodge on terms reasonably satisfactory to GB Foods.

           PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF GB FOODS

     The only persons known to GB Foods to be the beneficial owners of more than 5% of its voting securities as of December 31, 1997 are:

                                                                 AMOUNT AND NATURE        PERCENT
                            NAME                              OF BENEFICIAL OWNERSHIP   OF CLASS(3)
                            ----                              -----------------------   -----------
Fidelity National Financial, Inc............................         4,509,500(1)          42.1%
  17911 Von Karman Avenue
  Irvine, California 92614
William M. Theisen..........................................           769,826(2)           7.2%
  c/o Business Ventures
  210 Regency Parkway Suite 13
  Omaha, Nebraska 68114

---------------
(1) Includes 1,470,000 shares underlying currently exercisable warrants priced at $5.00 per share, 1,000,000 shares underlying currently exercisable warrants priced at $7.00 per share, and 1,000,000 shares underlying currently exercisable warrants priced at $7.50 per share.

(2) Includes 500,000 shares underlying currently exercisable warrants. Also includes 107,286 shares held by Gemini Aviation and Marine Services, Inc. which is a corporation owned by Mr. Theisen.

(3) The percentage is calculated based upon 6,571,485 outstanding shares of common stock as of the close of business on December 31, 1997, plus the exercise of all warrants held by the named shareholder.

     The following table sets forth information concerning the beneficial ownership of GB Foods' common stock as of December 31, 1997 for each director and executive officer of GB Foods, and for all directors and executive officers as a group. Except as otherwise noted, the individuals have sole voting and investment power with respect to such securities. Included in the common stock totals are numbers of shares which may be acquired on December 31, 1997 or within 60 days after that date pursuant to exercisable employee stock options or stock purchase warrants.

                GB FOODS STOCK BENEFICIALLY OWNED BY MANAGEMENT

                                                  AMOUNT AND NATURE         PERCENT
                    NAME                       OF BENEFICIAL OWNERSHIP    OF CLASS(2)
                    ----                       -----------------------    -----------
William P. Foley, II(1)......................           18,000                0.2%
Andrew F. Puzder(2)..........................                0                  *
Frank P. Willey(3)...........................                0                  *
T. Anthony Gregory(4)........................          127,661                1.2%
Bruce H. Haglund(5)..........................          115,794                1.1%
Nicolas J. Caddeo(6).........................           28,200                0.3%
Gary R. Nelson(7)............................                0                  *
Carl A. Strunk(8)............................                0                  *
M'Liss Jones Kane(9).........................                0                  *
All directors and executive officers as a
  group (9 persons)(10)......................          289,655                2.6%

---------------

  * Person beneficially owns less than 0.1% of that class of GB Foods' outstanding stock.

 (1) Excludes 4,509,500 shares beneficially owned by Fidelity, of which Mr. Foley is the Chairman of the Board, Chief Executive Officer, and a substantial shareholder. Mr. Foley does not have or share voting or investment power over the GB Foods' stock held by Fidelity within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. Also excludes 350,000 stock options which are not exercisable.

 (2) Excludes 200,000 stock options which are not exercisable.

 (3) Excludes 80,000 stock options which are not exercisable.

 (4) Includes 74,194 stock options which are exercisable and excludes 30,000 unexercisable stock options.

 (5) Includes 89,194 stock options which are exercisable and excludes 30,000 unexercisable stock options.

 (6) Includes 7,500 exercisable stock options and excludes 25,000 unexercisable stock options.

 (7) Excludes 75,000 stock options which are not exercisable.

 (8) Excludes 75,000 stock options which are not exercisable.

 (9) Excludes 35,000 stock options which are not exercisable.

(10) Includes an aggregate of 170,888 exercisable stock options; excludes all unexercisable stock options and shares beneficially owned by Fidelity.

         PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF TIMBER LODGE

     The only persons known to Timber Lodge to be the beneficial owners of more than 5% of its voting securities as of December 31, 1997 are:

                                                  AMOUNT AND NATURE         PERCENT
                    NAME                       OF BENEFICIAL OWNERSHIP    OF CLASS(3)
                    ----                       -----------------------    -----------
Heartland Advisors, Inc......................          506,000(1)            14.0%
  790 North Milwaukee St.
  Milwaukee, Wisconsin 53202
Dermot F. Rowland............................          595,119(2)            16.1%
  4021 Vernon Avenue South
  St. Louis Park, Minnesota 55416

---------------

(1) According to a report filed by Heartland Advisors, Inc. dated January 8, 1998, Heartland Advisors, Inc. has sole voting and investment power over 426,000 shares, and sole investment but no voting power over 80,000 shares.

(2) Includes options to purchase 61,667 shares and 6,250 shares owned by Mr. Rowland's spouse.

(3) The percentage is calculated based upon 3,625,750 outstanding shares of common stock as of the close of business on December 31, 1997.

     In addition, if the Timber Lodge/JB's Purchase closes as expected, immediately prior to the Effective Time CKE will own 687,890 newly-issued shares of Timber Lodge common stock. Had such new shares been issued on December 31, 1997, CKE would have owned 15.9% of Timber Lodge's outstanding shares, Heartland Advisors, Inc. would have owned 11.7%, and Mr. Rowland would have owned 13.8%.

     The following table sets forth information concerning the beneficial ownership of Timber Lodge common stock as of December 31, 1997 for each director and executive officer of Timber Lodge, and for all directors and executive officers as a group:

                                                  AMOUNT AND NATURE         PERCENT
                    NAME                       OF BENEFICIAL OWNERSHIP    OF CLASS(1)
                    ----                       -----------------------    -----------
Dermot F. Rowland............................          595,119(2)              16.1%
Laurence F. LeJeune..........................          161,500(3)               4.4%
John P. Uphoff...............................           35,000(4)               1.0%
Peter S. Bedzyk..............................           40,042(5)               1.1
William J. Birmingham........................            1,667(6)                 *
All directors and executive officers
  as a group (five persons)..................          870,802(7)              22.8%

---------------

 * Person beneficially owns less than 0.1% of that class of Timber Lodge's outstanding stock.

(1) The percentages are calculated based on 3,625,750 shares outstanding as of the close of business on December 31, 1997 and assumes in each case the exercise of options held by such persons which are vested or which will vest within 60 days of that date.

(2) Includes options to purchase 61,667 shares and 6,250 shares owned by Mr. Rowland's spouse.

(3) Includes options to purchase 50,000 shares.

(4) Includes options to purchase 30,000 shares.

(5) Includes options to purchase 36,667 shares.

(6) Represents options to purchase 1,667 shares. As of April 1998, Mr. Birmingham is no longer employed by Timber Lodge.

(7) Includes options to purchase 180,001 shares.

                     DESCRIPTION OF GB FOODS CAPITAL STOCK

     GB Foods is authorized to issue only one class of capital stock: common stock having a par value of $0.08 per share. GB Foods is authorized to issue 50,000,000 shares of its common stock.

MARKET FOR STOCK

     GB Foods' common stock is traded on the Nasdaq Small Cap Market under the symbol GBFC. The following firms currently make a market in GB Foods stock:

              Everen Securities             Schneider Securities
              Pauli & Company               Nash Wiess Securities
              Dougherty Summit              Koonce Securities
              Securities                    Wedbush Morgan
              Cruttendon Roth               JP Turner & Company
              Troster Singer
              Herzog, Heine, Geduld

TRANSFER AGENT

     The transfer agent for GB Foods' Common Stock is American Securities Transfer and Trust, Inc., whose offices are located at 938 Quail Street, Suite 101, Lakewood, Colorado 80215.

                       DIFFERENCES IN SHAREHOLDER RIGHTS

     The legal rights of Timber Lodge shareholders are governed by the Minnesota Business Corporation Act and Minnesota common law (collectively, "Minnesota Corporate Law"), the Timber Lodge Articles of Incorporation (the "Timber Lodge Charter"), and the Timber Lodge Bylaws. The legal rights of GB Foods shareholders are governed by the Delaware General Corporation Law and Delaware common law (collectively, "Delaware Corporate Law"), the GB Foods Certificate of Incorporation (the "GB Foods Charter"), and the GB Foods Bylaws. Upon consummation of the Merger, the rights of GB Foods shareholders, including Timber Lodge shareholders who become GB Foods shareholders in the Merger, will be governed by Delaware Corporate Law, the GB Foods Charter, and the GB Foods Bylaws. The following is a summary of all material differences between the current rights of Timber Lodge shareholders and their rights after becoming GB Foods shareholders in the Merger.

     The following discussions are summaries only and are qualified by reference to all applicable laws, Charters, and Bylaws. Copies of the GB Foods Charter and Bylaws have been given to Timber Lodge and may be obtained (for the cost of copying) by calling Dermot F. Rowland, the Chief Executive Officer of Timber Lodge, at (612) 929-9353.

AMENDMENTS TO THE CHARTER

     Both Minnesota and Delaware Corporate Law require shareholder approval of amendments to corporate charters. Minnesota Corporate Law requires the approving vote of a majority of the shares voting at a meeting, while Delaware Corporate Law requires the approving vote of the holders of a majority of all outstanding shares.

AMENDMENTS TO THE BYLAWS

     Minnesota Corporate Law allows shareholders to vote on bylaw amendments only: (i) upon petition by shareholders representing three percent of corporate ownership or (ii) if such amendments affect the quorum required for meetings of shareholders, procedures for removal of directors or filling of vacancies on the board, or fixing the number, term, qualifications or classes of directors (except that shareholder approval is not required to increase the number of directors). In such instances, amendments are adopted if approved by a majority of the shares voting at such meeting. Otherwise, the Board of Directors has the sole power to alter the bylaws of a Minnesota corporation.

     Delaware Corporate Law grants shareholders the sole power to amend the bylaws unless a corporation's charter grants concurrent power to the Board of Directors. The GB Foods Charter grants its Board of Directors the concurrent power to amend its Bylaws. The GB Foods Charter provides, however, that its shareholders must approve any amendment to the Bylaws that classifies the GB Foods Board. If a Bylaw Amendment were submitted to shareholders, it would be adopted if approved by a majority of the shares present at the meeting.

CUMULATIVE VOTING FOR DIRECTORS

     Although Minnesota Corporate Law allows cumulative voting for directors, the Timber Lodge Charter expressly prohibits its use. The GB Foods Charter authorizes cumulative voting for its directors. Cumulative voting allows shareholders to cumulate their votes for one or more nominees for director. This practice allows a block of minority shareholders of a certain minimum size to theoretically ensure the election of at least one director; in contrast, without cumulative voting any person or block able to vote over 50% of the shares could elect the entire Board.

REMOVAL OF DIRECTORS

     Minnesota Corporate Law provides that a director may be removed by the other directors with or without cause, if the director was named by the board to fill a vacancy, the shareholders have not subsequently elected directors and the majority of the remaining directors present at a meeting affirmatively vote to remove the director. Both Delaware Corporate Law and Minnesota Corporate Law allow the shareholders to remove directors.

     Both Minnesota and Delaware Corporate Law allow classified Boards of Directors, but neither Timber Lodge nor GB Foods currently has a classified Board. In the event that GB Foods later classifies its Board, Delaware Corporate Law provides that shareholders could remove the directors only for cause; Minnesota Corporate Law has no such limitation.

SHAREHOLDER MEETINGS

     Timber Lodge shareholders may call a regular meeting by petition signed by shareholders representing 3% of the Company's ownership if a regular meeting has not been held during the immediately preceding fifteen months. The Chief Executive Officer, the Chief Financial Officer, or two or more members of the Board of Directors may call a special shareholders' meeting. Shareholders representing 10% of Timber Lodge ownership may call a special shareholders' meeting, except that if the purpose of the meeting is related to a business combination (including an action to change the Board of Directors) such meeting must be called by shareholders holding 25% of Timber Lodge common stock.

     In contrast, any GB Foods stockholder or director may petition a court to call an annual meeting of stockholders (if one is not duly called by the full Board) by petitioning a court under Delaware Corporate Law. Only the GB Foods Board of Directors or officers designated by the Board may call a special stockholders meeting.

ACTIONS WITHOUT MEETING

     Delaware Corporate Law allows shareholders to act without an actual meeting by the written consent of a majority of the shareholders entitled to vote. Under Minnesota Corporate Law, Timber Lodge shareholders can act by the unanimous written consent of all shareholders entitled to vote, without calling or holding a meeting.

SHAREHOLDER PROPOSALS

     The GB Foods Bylaws contain a provision authorizing any stockholder to propose resolutions for consideration at an annual stockholder meeting. The Bylaws require shareholders wishing to propose resolutions to meet stringent notice requirements. Neither Minnesota Corporate Law, the Timber Lodge Charter, nor the Timber Lodge Bylaws contain any explicit provisions or notice requirements for shareholder proposals at annual meetings, although both GB Foods and Timber Lodge are subject to SEC rules regarding such proposals.

RECORD INSPECTION RIGHT

     Timber Lodge shareholders have the legal right to examine a wide variety of corporate books and records under Minnesota Corporate Law. Delaware Corporate Law gives stockholders the right to inspect corporate records only upon a showing of a proper purpose.

INDEMNIFICATION

     Both Minnesota and Delaware Corporate Law authorize corporations to indemnify directors, officers, employees, and other agents against liability arising from actions taken in connection with the performance of their duties, subject to certain exceptions for which no indemnity is permitted. Both Timber Lodge and GB Foods have implemented, in their Bylaws and Charter (respectively), this authority. Both companies' indemnity provisions are basically the same, except that Timber Lodge requires indemnity only in the case of a director or officer, while GB Foods' indemnity provisions also cover employees and other agents.

     Similarly, each company's Charter also provides, to the maximum extent permitted by relevant state law, that directors shall have no personal liability for their actions as directors. Delaware and Minnesota law are virtually identical as to the extent to which they allow limitation of personal liability for corporate directors.

GREENMAIL AND TAKEOVER PROVISIONS

     Both Minnesota and Delaware have enacted legislation aimed at regulating takeovers of certain corporations and protecting shareholders of such corporations in connection with certain business combinations. Under Minnesota Corporate Law, if a Minnesota corporation having at least 50 shareholders (Timber Lodge does) has an "interested shareholder" (i.e., a beneficial holder of at least 10% of the outstanding voting shares or an affiliate or associate of the corporation who, within the preceding four years, was a 10% shareholder regardless of such person's present shareholdings), the corporation is precluded from entering into certain specified business combinations (including mergers and sales of substantially all assets) with, or proposed by, or on behalf of, the interested shareholder (or affiliated or associated persons) for at least four years after the shareholder acquired its 10% interest. The four-year restriction does not apply, however, if a committee of the board of directors consisting of all of its disinterested directors (excluding current officers and employees of the corporation and persons who were officers or employees of the corporation or a related organization within the preceding five years) approves the acquisition of the 10% interest or the business combination before the date on which the shareholder acquires its 10% interest.

     A Minnesota corporation having at least 50 shareholders is also subject to the control share acquisition provisions of Minnesota Corporate Law which, subject to certain exceptions, requires the approval of the holders of a majority of all the corporation's voting shares held by disinterested shareholders, before a person acquiring 20% or more of the corporation's shares can vote the shares in excess of 20%. Similar shareholder approvals are required at the 33 1/3% and majority thresholds.

     Both of the foregoing provisions are not applicable to the proposed merger of Timber Lodge and TLS Acquisition Corp. because after the Merger, all of the shares of Timber Lodge will be held by GB Foods.

     Minnesota Corporate Law also contains a "fair-price" provision, which provides that an offeror may not acquire shares of a publicly-held Minnesota corporation within two years following the offeror's last purchase of shares pursuant to a takeover offer with respect to that class, unless the shareholder-offeree is afforded at that time a reasonable opportunity to dispose of the shares to the offeror upon terms substantially equivalent to those provided in the earlier takeover offer. Share acquisitions covered by the fair price provision of Minnesota Corporate Law include those made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction. Minnesota Corporate Law's fair price provision does not apply, however, if the acquisition is approved by a committee of the board's disinterested directors before the purchase of any shares by the offeror pursuant to a takeover offer. Also, for purposes of the fair price provision, certain transactions are expressly excluded from the definition of a "takeover offer." Such exempted transactions include (i) repurchase offers by the corporation, unless made in response to hostile takeover bids and (ii) tender offers which, if consummated, including the offeror's other share acquisitions within the preceding 12 months, would not result in the acquisition of more than two percent of a class of stock.

     Although Delaware has not enacted provisions similar to the control share acquisition provisions or "anti-greenmail" provisions contained in Minnesota Corporate Law, it has enacted provisions that limit certain business combinations of Delaware corporations with interested stockholders. Under Delaware Corporate Law, an interested stockholder (a stockholder whose beneficial ownership in the corporation is at least 15% of the outstanding voting securities rather than the 10% provided in Minnesota Corporate Law) is precluded from entering into certain business combinations with the corporation for a period of three years (rather than the four-year restriction provided in Minnesota Corporate Law) following the date on which the stockholder became an interested stockholder unless, among other exceptions, prior to such date the board of directors (rather than the committee of disinterested directors as provided in Minnesota Corporate Law) approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Unlike Minnesota Corporate Law, Delaware Corporate Law provides that the business combination provisions have no effect if (i) the tender offer or other transaction by which the stockholder beneficially owning at least 85 percent of the voting securities of the corporation (exclusive of shares owned by directors who are also officers and shares owned by certain employee stock option plans) or (ii) the business combination is approved by the board of directors and two-thirds of the shares held by stockholders other than the interested stockholder.

     Minnesota Corporate Law prohibits Timber Lodge's purchase of any shares from a shareholder who has owned a beneficial interest in Timber Lodge for a period of less than two years. Timber Lodge's stockholders may override this provision by majority vote. The Timber Lodge Board may override this provision by making the same share purchase offer to all shareholders. Neither the GB Foods Bylaws, the GB Foods Charter, nor Delaware Corporate Law contain such a prohibition.

     Minnesota Corporate Law requires makers of hostile tender offers to solicit proxies separately from making the offer. Moreover, Minnesota Corporate Law allows proxies to remain effective for a maximum of eleven months, with certain exceptions. By contrast, Delaware Corporate Law contains none of these requirements, and allows proxies to remain effective for three years.

STOCK SPLITS AND REVERSE STOCK SPLITS

     Minnesota Corporate Law requires Timber Lodge shareholders to approve stock splits, reverse stock splits, or stock dividends that would adversely affect their rights, or which would cause the percentage of the authorized shares of any class or series of stock which are unissued to increase as a result of the transaction.

     Delaware Corporate Law contains no similar express statutory provision, but under certain circumstances adversely affected shareholders could seek and obtain relief by petitioning the Delaware Court of Chancery.

DISSOLUTION

     Timber Lodge's shareholders may voluntarily dissolve the corporation by the approving vote of the holders of a majority of the shares entitled to vote, whether or not approved by the Board.

     Delaware Corporate Law, however, allows the shareholders of GB Foods to dissolve GB Foods without Board approval only upon unanimous vote of the shareholders entitled to vote. If first approved by the Board, however, dissolution need only be approved by the holders of a majority of the shares.

LEGAL DISTRIBUTIONS

     Minnesota Corporate Law provides that a corporation may pay dividends if, after the distribution, the corporation has the ability to pay its debts in the normal course of business. Delaware Corporate Law provides that a corporation may pay dividends out of its surplus; in the event that the corporation does not have a surplus, it may pay dividends out of its net profits for that year.

ISSUANCE OF UNISSUED STOCK; EFFECT OF PAR VALUE

     Minnesota Corporate Law expressly allows Timber Lodge to issue stock for less than par value in certain circumstances. Delaware Corporate Law prohibits GB Foods from issuing stock for less than par value.

DIRECTORS' TERMS

     At present, both Timber Lodge and GB Foods directors are elected for one-year terms. Either company could increase the length of directors' terms. Minnesota Corporate Law prohibits Timber Lodge directors from serving fixed terms of more than five years. The GB Foods Bylaws, the GB Foods Charter, and Delaware Corporate Law do not contain such a prohibition.

POTENTIAL FOR STATE COURT-ORDERED REORGANIZATION

     The GB Foods Charter provides a process for judicially supervised reorganization as part of a settlement between GB Foods and its stockholders or between GB Foods and its creditors. This process allows a creditor class representing three-fourths of the value of GB Foods' outstanding debt or a shareholder class representing three-fourths of GB Foods' ownership to agree to a court-approved settlement that will bind all other creditors and/or stockholders respectively.

     Neither Minnesota Corporate Law nor the Timber Lodge Charter contains a similar provision. In certain circumstances, however, federal bankruptcy law may operate similarly to protect current shareholders of Timber Lodge. Moreover, both Delaware and Minnesota Corporate Law provide specific procedures for judicial supervision of corporate dissolutions.

                        FEDERAL INCOME TAX CONSEQUENCES

     Neither GB Foods nor Timber Lodge have sought or obtained any ruling from the Internal Revenue Service (the "Service") regarding the tax consequences to Timber Lodge shareholders of the Merger, and neither intends to obtain any such ruling. However, Timber Lodge has obtained an opinion from Larkin, Hoffman, Daly & Lindgren, Ltd. regarding tax consequences to Timber Lodge shareholders who receive GB Foods common stock.

     The following summarizes the principal federal income tax consequences of the Merger to Timber Lodge shareholders (other than CKE) based on the opinion of Larkin, Hoffman, Daly & Lindgren, Ltd. This summary addresses only persons who hold Timber Lodge shares as a capital asset and does not cover special tax situations which may be unique to a particular person. Each Timber Lodge shareholder is urged to consult his or her own tax advisor regarding how the Merger may affect his or her specific situation.

     Provided the Merger is consummated in accordance with the terms and conditions set forth in the Merger Agreement, and conditioned on the accuracy of certain representations made by the managements of GB Foods, Merger Sub, and Timber Lodge, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and GB Foods, Timber Lodge, and Merger Sub each will be a party to that reorganization.

     The federal income tax consequences of the Merger to a Timber Lodge shareholder depend upon whether Timber Lodge shares actually owned by such shareholder are exchanged for GB Foods shares or for cash (upon the exercise of dissenters' rights).

TAX CONSEQUENCES TO TIMBER LODGE SHAREHOLDERS RECEIVING GB FOODS COMMON STOCK

     In connection with the Merger, a Timber Lodge shareholder who receives GB Foods shares in exchange for the Timber Lodge shares actually owned by such shareholder will not recognize any gain or loss upon such exchange except for the gain or loss resulting from the receipt of cash in lieu of fractional GB Foods shares as discussed below. The aggregate basis of the GB Foods shares received will be the same as the aggregate basis of the Timber Lodge shares surrendered in the Merger (less any basis allocable to a fraction of a GB Foods share). The holding period of the GB Foods shares received by each shareholder will include the holding period of the Timber Lodge shares surrendered by such shareholder.

TAX CONSEQUENCES TO TIMBER LODGE SHAREHOLDERS RECEIVING CASH

     Cash generally will not be paid to Timber Lodge shareholders under the Merger Agreement, except in lieu of fractional GB Foods shares to which the holder otherwise would be entitled. Cash would be paid to any Timber Lodge shareholder who properly exercised his or her statutory dissenters' rights.

  CASH RECEIVED IN LIEU OF FRACTIONAL SHARES

     No fractional GB Foods shares will be issued. Any Timber Lodge shareholder entitled to receive a fraction of a GB Foods share instead will receive cash representing the value of that fractional share, based on the actual closing price of GB Foods common stock on the closing date of the merger. A Timber Lodge shareholder who receives cash in lieu of a fractional share will be treated as having received cash in redemption of such fractional share and will recognize capital gain or loss on the redemption.

  CASH RECEIVED UPON EXERCISE OF DISSENTERS' RIGHTS

     Any Timber Lodge shareholder who properly exercises his or her dissenters' rights under Minnesota law will be entitled to receive a cash payment for the value of his or her Timber Lodge shares, as described in "THE MERGER -- DISSENTERS' RIGHTS OF APPRAISAL" beginning on page 55.

     The receipt of cash by a Timber Lodge shareholder who exercises his or her statutory dissenters' rights will be treated as a taxable distribution in redemption of such shares surrendered and will result in capital gain or loss or ordinary income in accordance with the provisions of Section 302 of the Code. The opinion of Larkin, Hoffman, Daly & Lindgren, Ltd. does not address the tax consequences to a Timber Lodge shareholder who exercises dissenters' rights. Dissenters are advised to consult with their advisors in deciding whether to exercise such rights.

     TIMBER LODGE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES TO THEM OF THE MERGER.

      CERTAIN TRANSACTIONS AND INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and officers of Timber Lodge have certain interests in the Merger that are in addition to their interests as shareholders of Timber Lodge. The Timber Lodge Board was aware of those interests and considered them, among other things, in approving the Merger.

GB FOODS BOARD

     The Merger Agreement specifies that Dermot F. Rowland will be named to the GB Foods Board of Directors following the Merger. Mr. Rowland presently is Chairman of the Board, Chief Executive Officer, and Secretary of Timber Lodge.

EMPLOYMENT AGREEMENTS

     Mr. Rowland has been offered an employment agreement by GB Foods. The employment agreement provides that Mr. Rowland would be employed by Timber Lodge (which then would be a subsidiary of GB Foods) as an Executive Vice President for a term of three years commencing October 1, 1998; however, Mr. Rowland would have the status of being semi-retired and his duties would be limited to providing consultation and advice to Timber Lodge. (Mr. Rowland intends to work on a full-time basis until October 1.) Mr. Rowland's base salary under the employment agreement would be $36,000 per year, and he would be entitled to participate in or receive all regular benefits, plans, and perquisites ("TLS plans") maintained by Timber Lodge immediately prior to the Merger. If, after the Merger, GB Foods consolidates any TLS plans into similar arrangements maintained by GB Foods ("GBF plans"), then Mr. Rowland is to be credited for all prior service with Timber Lodge, credited for any deductibles paid for the plan year under the TLS plans, and not excluded from any GBF plan for any pre-existing condition if he was entitled to coverage under the TLS plans immediately before the Merger. Mr. Rowland also would be entitled to reimbursement for reasonable business expenses. Mr. Rowland is permitted to terminate the agreement at any time for any reason; Timber Lodge is permitted to terminate it only for cause. The agreement offered to Mr. Rowland also contains confidentiality and non-compete covenants which by their terms would apply during employment and for a period of two years thereafter. The agreement also provides that if, during the term of the agreement, Timber Lodge determines to open Timber Lodge Steakhouse restaurants in Sarasota, Naples, or Fort Meyers, Florida, then Timber Lodge will either (i) offer to Mr. Rowland the opportunity to franchise the first three such restaurants to Mr. Rowland or (ii) enter into a joint venture or similar arrangement with Mr. Rowland concerning such first three restaurants, in either case on terms mutually agreed at that time. The agreement provides for no special death benefit, and contains no provision for any benefit contingent upon a change in control of GB Foods or Timber Lodge.

     The Merger Agreement requires, as a condition to GB Foods' obligation to consummate the Merger, that Peter S. Bedzyk enter into an employment agreement with Timber Lodge. Mr. Bedzyk presently is a director of Timber Lodge and is its President and Chief Operating Officer. Mr. Bedzyk presently has an agreement with Timber Lodge which, if not superseded by a new employment agreement, requires Timber Lodge to pay Mr. Bedzyk an amount equal to 24 months of his then-current base pay plus 20% of that amount in the event of a change in control of Timber Lodge, or if Timber Lodge terminates his employment without cause, or if Mr. Bedzyk resigns for certain "good reasons." GB Foods believes that consummation of the Merger would be a change in control of Timber Lodge under Mr. Bedzyk's current agreement.

     Mr. Bedzyk and GB Foods have orally agreed that, at the closing of the Merger, they will enter into an employment agreement which would supersede his current agreement (and so would terminate that agreement's change in control payment provisions). Under the proposed employment agreement Mr. Bedzyk would be employed by Timber Lodge (which then would be a subsidiary of GB Foods) as an Executive Vice President for a term of three years commencing at the closing of the Merger. Mr. Bedzyk's base salary under the employment agreement would be $115,000 per year, and he would be entitled to participate in or receive all regular benefits, plans, and perquisites maintained by Timber Lodge or GB Foods from time to time during the term. Mr. Bedzyk would be entitled to receive an option to purchase 40,000 shares of GB Foods' stock at the closing market price on the date the Merger closes, which will become exercisable in equal installments on each of the first three anniversaries of the grant date. Other stock options may be granted later in the discretion of GB Foods' Board. If GB Foods ever adopts a bonus program, Mr. Bedzyk would be entitled to participate; until then, any bonus Mr. Bedzyk receives would be in the discretion of the GB Foods Board. Mr. Bedzyk also would be entitled to regular vacation time (for employees of his level) and reimbursement for reasonable business expenses. Timber Lodge would be permitted to terminate the agreement for cause. Either party would be entitled to terminate the agreement at any time without cause; however, if Timber Lodge terminates Mr. Bedzyk without cause he would be entitled to receive his base salary for the remainder of the term (or in a lump sum, discounted to its present value) and his stock options immediately will become exercisable. If Mr. Bedzyk becomes disabled, Timber Lodge would be entitled to terminate his employment and he would be entitled to receive his base salary for the remainder of the term (or in a lump sum, discounted to its present value). The proposed agreement also contains confidentiality and non-compete covenants which by their terms would apply during employment and for a period of two years thereafter. The agreement would provide for no special death benefit, and would contain no provision for any benefit contingent upon a change in control of GB Foods or Timber Lodge.

CONVERSION ARRANGEMENTS

     JB Parent Corp. has begun the process of renovating and converting five of the Sixteen Restaurants to the Timber Lodge Steakhouse restaurant format on a preliminary, preparatory basis. JB Parent Corp. and Timber Lodge have agreed that if the Timber Lodge/JB's Purchase fails to close, JB Parent Corp. will operate such restaurants as Timber Lodge franchises. Timber Lodge has no franchisees at present, and therefore has no standard franchise arrangement. For that reason, the parties have not yet agreed to franchise terms and have no plans to negotiate this matter unless it appears likely that the Sixteen Restaurant transaction will fail to close. The Timber Lodge/JB's purchase would not close if any of the conditions to its closing were not satisfied or waived. The conditions to closing are described under the caption "THE TIMBER LODGE/JB's PURCHASE" beginning on page 58.

TIMBER LODGE GROUND LEASE

     The ground under an existing Timber Lodge restaurant became available for purchase and GB Foods bought it. If the Merger fails to close, Timber Lodge and Mr. Dermot F. Rowland (personally) have an option to purchase the ground and building from GB Foods for the amount paid by GB Foods; if neither Timber Lodge or Mr. Rowland elects to purchase the ground and building, GB Foods and Timber Lodge have agreed to negotiate a mutually acceptable lease.

       PROPOSAL NO. 2 TO GB FOODS MEETING -- APPROVAL OF JBRI ACQUISITION

OVERVIEW OF TRANSACTION

     Item 2 on the GB Foods proxy form for the GB Foods Meeting is a proposal by GB Foods to issue 1,000,000 shares of its authorized but unissued common stock in exchange for all outstanding shares of the capital stock of JBRI pursuant to an Agreement and Plan of Reorganization dated as of February 19, 1998 (as amended and supplemented, the "JBRI Acquisition Agreement"). The JBRI Acquisition Agreement is among GB Foods, CKE, JB Parent Corp. (a subsidiary of
CKE), and JBRI. As a result of this transaction (the "JBRI Acquisition"), JBRI will become a wholly-owned subsidiary of GB Foods. JBRI presently is an indirect wholly-owned subsidiary of CKE, and does not own the Sixteen Restaurants which are the subject of the

Timber Lodge/JB's Purchase discussed above. Moreover, the JBRI Acquisition is independent of the Merger; either may close or fail to close without affecting the other.

JBRI HISTORY AND OVERVIEW

     As of the date of this Joint Proxy Statement/Prospectus booklet, JBRI owns and operates 48 restaurant facilities under the trade name "JB's Restaurants" in five western and southwestern states, including: Arizona (24), Idaho (6), New Mexico (4), Utah (11) and Wyoming (3). In addition, JBRI has franchised 20 JB's Restaurants in Arizona (5), Idaho (3), Montana (2), New Mexico (1), South Dakota
(2), Utah (3), Washington (1) and Wyoming (3). JBRI also owns and operates 4 Galaxy Diner restaurants in Utah.

     JB's Restaurants are family style restaurants offering a variety of breakfast, lunch, and dinner selections at moderate prices. The JB's soup and salad bar features homestyle soups, salads, fresh fruits, and vegetables. The restaurants also feature the JB's Bakery with a full line of freshly baked products. Galaxy Diners also are full-service casual dining restaurants. Galaxy Diners feature a 1960s diner motif and menu.

     The business of JBRI formerly was owned and conducted by an independent company named Summit Family Restaurants, Inc., whose origins date back to 1963. In 1996, CKE acquired Summit in a merger transaction. Summit owned and operated 16 Hometown Buffet Restaurants in addition to the JB's and Galaxy businesses. In September, 1997, CKE spun off Summit and the Hometown Buffet operations to a new company, Star Buffet, Inc., through the sale of Summit's stock. The JB's and Galaxy businesses were transferred to JBRI prior to the spinoff. As of January 26, 1998 (the close of JBRI's fiscal year 1998), JBRI owned 74 JB's Restaurants and 6 Galaxy Diners, and also franchised an additional 20 JB's Restaurants. In March, 1998, CKE initiated several transactions which collectively will have the effect of CKE disposing of the JB's Restaurant and Galaxy Diner businesses, while GB Foods and Timber Lodge acquire a large portion of such businesses:

     (1) JBRI sold twelve JB's Restaurant facilities to Star Buffet, Inc. The effects of this transaction on the historical financial statements of JBRI are described at Note 16 to JBRI's financial statements beginning at page 117. The sold restaurants will operate under the JB's name as a franchisee of JBRI until they are converted to another concept. This franchise arrangement will not be affected by the Merger or the JBRI Acquisition. The twelve restaurants sold to Star Buffet, Inc. were selected based on the following criteria: 1) each restaurant must be at least 25 miles away from an existing HomeTown Buffet restaurant, 2) each restaurant must meet Star Buffet's criteria for conversion to a buffet restaurant, and 3) if the selection of a restaurant or restaurants by Star Buffet in a given geographic area left one or more restaurants that were geographically difficult for JBRI to supervise, then Star Buffet was required to acquire those restaurants that would have been difficult for JBRI to supervise (i.e., Star Buffet acquired all of the Company-operated JB's Restaurants in the State of Montana).

     (2) CKE organized a new subsidiary, JB Parent Corp., and transferred to it all of JBRI's capital stock. Initially, JB Parent Corp. had no assets other than the capital stock of JBRI.

     (3) JBRI transferred the Sixteen Restaurants to JB Parent Corp. The effects of this transaction on the historical financial statements of JBRI are described at Note 16 to JBRI's financial statements beginning at page 117.

     (4) CKE and JB Parent Corp. agreed to sell all of JBRI's capital stock to GB Foods in the JBRI Acquisition transaction. JB Parent Corp. intends to transfer the GB Foods stock it receives in the transaction to CKE immediately upon closing the JBRI Acquisition by GB Foods.

     (5) CKE agreed to sell all of JB Parent Corp.'s capital stock to Timber Lodge in the Timber Lodge/JB's Purchase transaction, so that JB Parent Corp. will become a wholly-owned subsidiary of Timber Lodge shortly before the Merger closes. This transaction will not close until after the transactions and transfer of GB Foods stock referred to in item (4) are consummated. As a result, JB Parent Corp.'s sole assets when the Timber Lodge/JB's Purchase closes will be the Sixteen Restaurants.

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

     The first three of these transactions already have closed. As a result:
JBRI presently owns 48 JB's Restaurants and 4 Galaxy Diners, and is the franchisor of an additional 20 JB's Restaurants; JB Parent Corp. presently is the owner of the Sixteen Restaurants and of JBRI's capital stock; and CKE presently is the owner of JB Parent Corp.'s capital stock. If the last two transactions also close, then, as a result: GB Foods will own JBRI's capital stock; Timber Lodge will own JB Parent Corp.'s capital stock and JB Parent Corp. will own only the Sixteen Restaurants; and CKE will own 1,000,000 new shares of GB Foods (assuming no adjustment is made) and 687,890 new shares of Timber Lodge. If the Merger also closes and the Exchange Ratio remains 0.8000, CKE's 687,890 Timber Lodge shares will be converted into 550,312 GB Foods shares. The effects of these completed and proposed transactions are illustrated in the diagrams set forth at pages 23 through 26.

     Other potentially significant events have occurred since JBRI's last fiscal year ended. JBRI and GB Foods are discussing with JB's franchisees possible changes to JBRI's standard franchise agreement, including a possible reduction in JBRI's royalty fee. These events are discussed beginning on page 94 under the caption "JB's FAMILY RESTAURANTS, INC. -- RECENT DEVELOPMENTS."

     JBRI's principal executive offices are at 440 Lawndale Drive, Salt Lake City, Utah 94115-2917, and its telephone number there is (801) 463-5500.

BACKGROUND OF THE JBRI ACQUISITION

     On January 16, 1998, the GB Foods Board of Directors approved the Merger. The approval of the Merger and its related transactions represented a major shift in GB Foods' focus from being simply a franchisor to becoming a consolidator of various restaurant brand names and concepts. The Board of Directors at this time asked management to seek out other possible restaurant chains which might fit well with the combined GB Foods/Timber Lodge entity. In addition, Board members began to discuss among themselves possible opportunities for further acquisitions.

     On February 12, 1998, CKE publicly announced its sale of 12 JB's Restaurants to Star Buffet, Inc. That sale, coupled with the previously-announced sale of the Sixteen Restaurants to Timber Lodge, left CKE with a JBRI organization consisting of 52 company-owned restaurants and 20 franchised JB's Restaurants. CKE, since its merger with Summit in July 1996, has consistently publicly disclosed its desire to sell or otherwise dispose of its JB's and Galaxy Diner restaurants in order to concentrate on its Carl's Jr. and other quick serve brands. CKE invested management and capital resources in JBRI in order to improve the operating results of JBRI. The operating results of JBRI have improved since the merger with CKE and CKE has continued to seek a buyer for JBRI.

     During February 1998, William Foley informally suggested to GB Foods' other Board members that JBRI, which had experienced improved operating results since the merger with CKE, might be a good strategic fit for GB Foods. (See "REASONS FOR THE JBRI ACQUISITION AND BOARD RECOMMENDATION" at page 83 for a summary of the Board's reasons for approving and recommending the JBRI Acquisition to GB Foods' shareholders.) The Board members asked Andy Puzder to discuss with CKE the possibility of an acquisition for GB Foods stock.

     Mr. Puzder promptly initiated discussions with CKE personnel concerning the financial and strategic aspects of a possible JBRI acquisition. The parties discussed JBRI's financial information including its assets, liabilities, revenues and expenses and the fact that, under CKE's control, JBRI had become profitable. They also noted the benefits of diversifying GB Foods both as to area and market segment which would accrue to GB Foods if it owned JBRI and Timber Lodge and the further benefits of owning all of JBRI if the conversions of JB's restaurants to Timber Lodge restaurants were successful. Finally, CKE stated its interest in becoming a substantial GB Foods shareholder given the growing GB Foods/CKE franchisee/franchisor relationship due to the expanding number of Carl's Jr./Green Burrito dual concept restaurants.

     As a result of these negotiations, on February 19, 1998, the JBRI Acquisition Agreement was signed and on February 27, 1998 the GB Foods Board of Directors approved the acquisition of JBRI for a purchase price of 1,000,000 new shares of GB Foods stock. Thereafter, the GB Foods Board requested and received an opinion from Piper Jaffray as to the fairness, from a financial point of view, to GB Foods of the consideration

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

proposed to be paid in the JBRI Acquisition, which was presented to the Board on April 15, 1998, at which time the Board re-affirmed its approval of the JBRI Acquisition.

     In June, 1998, all parties agreed to extend the date by which the JBRI Acquisition was required to close from June 30, 1998 to July 31, 1998. In July 1998, all parties agreed to extend the date again from July 31, 1998 to September 15, 1998.

REASONS FOR THE JBRI ACQUISITION AND BOARD RECOMMENDATION

     GB Foods believes that the acquisition of JBRI will greatly increase GB Foods' asset and capital base, diversify GB Foods in terms of market segment and geography, and eventually should result in some cost savings such as reduced corporate overhead and operating efficiencies such as food and supplies purchasing economies resulting from the increased size of the combined entity. Saving costs, however, is not the primary reason for GB Foods' acquisition of JBRI. Moreover, the Board believes that the addition of JBRI will complement the Timber Lodge acquisition and further GB Foods' goals in that transaction.

     Based upon these factors, the Board of Directors of GB Foods unanimously approved the JBRI Acquisition Agreement. The Board believes the JBRI Acquisition is in the best interests of, and is fair to, the shareholders of GB Foods. Accordingly, the Board unanimously recommends that GB Foods' shareholders vote FOR approval of the JBRI Acquisition (proposal 2 on GB Foods' proxy form).

REASONS FOR SEEKING SHAREHOLDER APPROVAL

     GB Foods is seeking shareholder approval of the JBRI Acquisition for two reasons. First, Nasdaq rules require it. Nasdaq rules apply to GB Foods because its stock is quoted on the Nasdaq Small Cap Market. Second, the Board of Directors believes that the JBRI Acquisition represents a major shift in the business and operations of GB Foods and recognizes that three of its five members (Messrs. Foley, Puzder, and Willey) also serve on the Board or are executive officers of CKE (which owns JBRI). The two disinterested directors on the GB Foods' Board were aware of the relationship between CKE and JBRI when the GB Foods' Board first considered the acquisition of JBRI. The GB Foods' Board would not have approved the JBRI Acquisition if its disinterested directors had not approved it. The GB Foods' Board also (1) obtained an opinion, dated April 14, 1998, from a financial advisor stating that, as of such date, the consideration proposed to be paid in the JBRI Acquisition was fair to GB Foods from a financial point of view and (2) is seeking the aforementioned shareholder approval. (See "CERTAIN TRANSACTIONS AND INTERESTS OF CERTAIN PERSONS IN JBRI ACQUISITION" beginning at page 90 for additional information concerning this matter.) Because of those factors the Board desires the approval of GB Foods' shareholders. If the JBRI transaction is approved and closes and if later it were challenged in court by a dissident GB Foods' shareholder, the GB Foods' Board would vigorously defend the merits of the JBRI Acquisition and the Board's approval of it; in addition, however, the Board could consider defending its actions on other legal grounds, one of which could be that the GB Foods' shareholders approved the Acquisition.

JBRI FINANCIAL INFORMATION

     Financial statements and other historical financial information of JBRI are set forth under the caption "JB's FAMILY RESTAURANTS, INC." beginning at page
91. The financial statements and other financial information relate to dates and periods prior to fiscal 1999, and so do not take account of JBRI's disposition in fiscal year 1999 of 12 JB's Restaurant facilities (mentioned above). Moreover, the financial statements relating to dates and periods prior to fiscal 1997-1998 do not take account of the 1997 spin-off of the Hometown Buffet Restaurants (mentioned above). Footnote 16 to the financial statements (beginning on page 117) shows some of the effects of such transactions on a historical basis.

     The proforma financial information set forth under the caption "UNAUDITED PROFORMA COMBINED CONDENSED FINANCIAL INFORMATION" beginning on page 15 reflects the effects of JBRI's divestiture of 12 JB's Restaurants (mentioned above), the JBRI Acquisition by GB Foods, the consummation of the Timber Lodge/JB's Purchase, and the consummation of the Merger, all as if they had occurred on December 31, 1997. In addition, proforma financial information is provided showing the separate effects of the JBRI Acquisition, the Timber Lodge/JB's Purchase, and the Merger.

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

JBRI ACQUISITION AGREEMENT

     A conformed copy of the JBRI Acquisition Agreement is set forth as Annex G to this booklet. Summary descriptions of all material provisions of the Agreement appear in the following paragraphs. The summary descriptions are summaries only and are qualified in their entirety by reference to the full text of the JBRI Acquisition Agreement.

  BASIC EXCHANGE

     GB Foods has agreed to issue 1,000,000 shares of its common stock in exchange for all of the capital stock of JBRI. As mentioned above, at the closing JBRI will own 48 JB's Restaurants and 4 Galaxy Diners, and will be the franchisor of another 20 JB's Restaurants. The 1,000,000 share price is subject to possible adjustment. Under Section 2.1 of the JBRI Acquisition Agreement, CKE is required to deliver a closing balance sheet evidencing that the existing shareholders' equity of JBRI as of the closing date is not less than $5,000,000. If such shareholders' equity is less than $5,000,000, the parties have agreed to negotiate an adjustment to the number of shares of GB Stock to be issued. Representatives of CKE have informed GB Foods that, if shareholders' equity at closing otherwise is expected to be less than $5,000,000, it is CKE's intention to make up the difference by leaving cash in JBRI at closing, reducing liabilities, or taking one or more other actions in order to avoid any adjustment. If for any reason there were any material adjustment in the 1,000,000 purchase price after the GB Foods meeting, GB Foods' Board of Directors would re-solicit the shareholders for approval of the new price.

     The 1,000,000 GB Foods shares to be acquired by CKE will not be registered with the SEC, and will not be legally marketable in the U.S. until they are registered or qualify for an exemption from registration. A limited exemption from registration may become available under the SEC's Rules 144 or 145 after the first anniversary of the closing of the JBRI Acquisition, and a broader exemption may become available after the second anniversary. The SEC's rules do not prohibit CKE from selling its GB Foods shares in private transactions.

  CONDUCT OF BUSINESS BY JBRI

     In Section 4.1 of the JBRI Acquisition Agreement CKE has agreed that, among other things, prior to the closing date, except as contemplated by the JBRI Acquisition Agreement or otherwise approved by GB Foods, JBRI will not:

     (a) declare dividends, split or otherwise adjust its capital stock or take certain other actions having a similar effect, or purchase its stock or any options or warrants to acquire its stock;

     (b) issue, sell, or encumber shares of its stock or any options or warrants, other than the issuance of stock upon exercise of certain stock options and warrants;

     (c) amend its charter or bylaws;

     (d) amend or waive any provision of any material contract;

     (e) encumber, sell, or otherwise dispose of any material properties, except in the ordinary course of business or pursuant to certain pre-existing contracts;

     (f) amend or waive any material term of any outstanding security of JBRI;

     (g) become obligated with respect to any debt, subject to certain exceptions;

     (h) make or agree to make any new capital expenditures or asset acquisitions in excess of $10,000 individually or $50,000 in the aggregate;

     (i) make any material tax election or take any material tax position, or change its fiscal year or accounting methods, policies, or practices, or settle any material income tax liability (with certain exceptions);

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

     (j) enter into or commit to any lease, loan, advance or capital contribution to or investment in any person other than in the ordinary course of business consistent with past practices;

     (k) pay or satisfy any claims or obligations (subject to certain exceptions) or release or waive any material rights or claims or waive certain benefits;

     (l) grant any increase in compensation or benefits (subject to certain exceptions), grant any increase in severance pay, or enter into any employment, severance, or other arrangement with any current or former director, officer, or employee;

     (m) take (or commit to) any action that would make any of its representations or warranties under the JBRI Acquisition Agreement materially inaccurate, or omit (or commit to omit) to take any action necessary to prevent any such material inaccuracy; or

     (n) authorize or commit to any of the foregoing.

  NO SOLICITATION OF ACQUISITION PROPOSALS

     In Section 4.3 of the JBRI Acquisition Agreement CKE agrees that neither it nor JBRI or any of their officers or directors will solicit, negotiate, or enter into any acquisition proposal (by which JBRI, or a significant portion of its assets or securities, would be sold or transferred). CKE's obligations with respect to negotiating or entering into an acquisition proposal are subject to the fiduciary duties of CKE's Board of Directors under Delaware law. Section 4.3 contains significant notice and other procedural requirements in the event an acquisition proposal arises.

  REPRESENTATIONS AND WARRANTIES

     The JBRI Acquisition Agreement contains various customary representations and warranties of the parties. The representations or warranties made by CKE, GB Foods, and JBRI will survive until the first anniversary of the closing date, subject to certain exceptions specified in Section 8.1 of the JBRI Acquisition Agreement. Customary indemnification obligations by CKE and GB Foods of each other are set forth in Sections 8.1, 8.2, and 8.3 of the JBRI Acquisition Agreement.

  CONDITIONS TO THE JBRI ACQUISITION

     CKE is required in Section 2.1 of the JBRI Acquisition Agreement to deliver to GB Foods at closing a balance sheet of JBRI showing that JBRI's shareholders equity is at least $5 million. If such equity is less than $5 million, the parties have agreed to mutually determine an adjustment to the number of GB Foods shares to be issued to CKE. See "BASIC EXCHANGE" beginning at page 84 for additional information concerning a possible adjustment.

     The obligations of GB Foods to effect the JBRI Acquisition are subject to the satisfaction or waiver of the following conditions (as provided in Section
7.1 of the JBRI Acquisition Agreement): (a) no governmental entity has taken any of various actions which (in GB Food's reasonable judgment) is likely to have a material adverse effect; (b) CKE has performed in all material respects its agreements under the JBRI Acquisition Agreement and its representations and warranties remain materially true as of the closing date; (c) no change or development has occurred or been threatened that GB Foods reasonably judges has had or is likely to have a material adverse effect; (d) GB Foods has received certain resolutions and certificates required by the JBRI Acquisition Agreement; and (e) nothing has come to GB Foods' attention in the course of its due diligence investigation of JBRI which could reasonably be expected to have a material adverse effect.

     The obligation of CKE to effect the JBRI Acquisition is subject to the satisfaction or waiver of the following conditions (as provided in Section 7.2 of the JBRI Acquisition Agreement): (a) no governmental entity has taken any of various actions which (in CKE's reasonable judgment) is likely to have a material adverse effect; (b) GB Foods has performed in all material respects its agreements under the JBRI Acquisition Agreement and its representations and warranties remain materially true as of the closing date; (c) no change or development has occurred or been threatened that CKE reasonably judges has had or is

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

likely to have a material adverse effect; (d) CKE has received certain resolutions and certificates required by the JBRI Acquisition Agreement; and (e) CKE has received a fairness opinion from Sun Trust Equitable.

     For purposes of the JBRI Agreement, to have a "material adverse effect" with respect to either GB Foods or CKE means to (i) have a material adverse effect on the value, condition (financial or otherwise), prospects, business, insurability or results of operation of such company and its subsidiaries (if any) as a whole, (ii) impair the ability of any party to the JBRI Agreement to perform its obligations under the JBRI Agreement, or (iii) prevent or materially delay consummation of any of the transactions contemplated by the JBRI Agreement.

     Any condition to the JBRI Agreement may be waived by any party who has the right to insist on the satisfaction of that condition. Any decision to waive any condition would be made by the chief executive officer and, ultimately, by the Board of Directors, of the applicable party; shareholders normally would have no right to approve a waiver.

  TERMINATION

     The JBRI Acquisition Agreement may be terminated at any time prior to the closing date: (a) by mutual written agreement of CKE and GB Foods; (b) by GB Foods or CKE, if the JBRI Acquisition has not been consummated by September 15, 1998 (provided that the party seeking termination has not breached the JBRI Acquisition Agreement); (c) by GB Foods, if CKE breaches the JBRI Acquisition Agreement or if a CKE representation or warranty becomes untrue which, in either case, has or could reasonably be expected to have a material adverse effect; (d) by CKE, if GB Foods breaches the JBRI Acquisition Agreement or if a GB Foods representation or warranty becomes untrue which, in either case, has or could reasonably be expected to have a material adverse effect; (e) by CKE, if its Board of Directors determines in good faith that another acquisition proposal is more favorable to CKE than the JBRI Acquisition and that to fail to accept the other proposal would violate the Board's fiduciary duties, subject to certain procedural requirements.

     In the event of termination of the JBRI Acquisition Agreement, the JBRI Acquisition Agreement will become void and have no effect, except for the provisions relating to expenses and the confidential treatment of information exchanged by GB Foods and CKE in contemplation of the JBRI Acquisition, without any liability on the part of any party or their respective officers, directors or shareholders.

  FEES AND EXPENSES

     Section 10.3 of the JBRI Acquisition Agreement generally provides that all costs and expenses incurred in connection with the transactions contemplated by the JBRI Acquisition Agreement will be paid by the party incurring such costs and expenses. However, in the case of a willful breach of the JBRI Agreement, the non-breaching party may recover actual expenses and damages.

  AMENDMENT

     Section 10.2 of the JBRI Acquisition Agreement provides that it may not be amended except in writing.

  ASSIGNMENT TO JB PARENT CORP.

     JB Parent Corp. has acquired the capital stock of JBRI by consent of the parties, and has assumed CKE's obligation under the JBRI Acquisition Agreement to deliver JBRI's capital stock to GB Foods.

OPINION OF FINANCIAL ADVISOR

     This section contains forward looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth in "RISK FACTORS" beginning on page 27 and elsewhere herein.

     Piper Jaffray Inc. was retained by GB Foods to render an opinion to the GB Foods Board of Directors concerning the fairness, from a financial point of view, of the consideration to be paid in the JBRI Acquisition.

     Piper Jaffray delivered to the GB Foods Board its written opinion, dated April 14, 1998, to the effect that, as of the date of the written opinion, based on and subject to the assumptions, factors and limitations set forth
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

in the opinion and as described below, the consideration proposed to be paid in the JBRI Acquisition was fair, from a financial point of view, to GB Foods. A copy of the opinion letter dated April 14, 1998 from Piper Jaffray (the "Piper Jaffray JBRI Opinion"), is attached as Annex H to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders are urged to read the Piper Jaffray JBRI Opinion in its entirety.

     Piper Jaffray was not requested and did not make any recommendation to the GB Foods Board as to the form or amount of the consideration to be paid in the JBRI Acquisition, which was determined through negotiations between the parties to the JBRI Acquisition. The Piper Jaffray JBRI Opinion was rendered to the GB Foods Board and does not constitute a recommendation to any shareholder of GB Foods as to how such shareholder should vote at the Meeting. The Piper Jaffray JBRI Opinion does not address GB Foods' underlying business decision to proceed with or effect the JBRI Acquisition.

     In arriving at the Piper Jaffray JBRI Opinion, Piper Jaffray undertook such review, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Piper Jaffray reviewed (i) a copy of the JBRI Acquisition Agreement, the Merger Agreement (as amended and restated March 12,
1998) and the Summit/JB's Purchase Agreement, (ii) certain financial, operating and business information related to JBRI, (iii) certain internal financial information of JBRI on a stand-alone basis, and as adjusted on a pro forma basis for the sale of the 12 JB's restaurants to Star Buffet, Inc. and transfer of the Sixteen Restaurants to JB Parent Corp (collectively the "JBRI Dispositions"), prepared for financial planning purposes and furnished by the management of CKE and JBRI, (iv) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which JBRI operates and selected public companies deemed comparable to JBRI, (v) certain publicly available information relating to GB Foods, (vi) certain internal financial information of GB Foods on a stand-alone basis and as a combined company with JBRI, prepared by GB Foods management for financial planning purposes and furnished by the management of GB Foods, and
(vii) certain publicly available market and securities data of GB Foods. Piper Jaffray had discussions with members of the management of (a) GB Foods concerning the financial condition, current operating results and business outlook for both GB Foods and JBRI on a stand-alone basis and the combined company resulting from the JBRI Acquisition and GB Food's plans relating to such combined company and (b) CKE and JBRI concerning the financial condition, current operating results and business outlook for JBRI and the combined company resulting from the JBRI Acquisition.

     In connection with the Piper Jaffray JBRI Opinion, Piper Jaffray prepared and delivered to GB Foods' Board certain written materials containing various analyses and other information as of the date of the Piper Jaffray JBRI Opinion material to the Piper Jaffray JBRI Opinion. The following is a summary of these written materials.

     Market Analysis

     Piper Jaffray reviewed general background information concerning GB Foods and selected market trading data for GB Foods.

     Implied Purchase Price

     Based on the closing price of GB Foods on April 13, 1998 of $7.56, Piper Jaffray calculated an implied aggregate equity value for JBRI of $7.6 million and an aggregate company value (aggregate equity value plus debt less cash) for JBRI of $13.2 million.

     Dilution/Accretion Analysis

     Piper Jaffray examined the hypothetical pro forma effect of the JBRI Acquisition on GB Foods' earnings per share for the fiscal years ending 1998 through 2002, including certain synergies anticipated by GB Foods management. This analysis indicated that the transaction would be accretive in the years ending 1998 through 2000 (1998 -- 13.9%, 1999 -- 21.5% and 2000 -- 2.5%) and
slightly dilutive in the years ending 2001 and 2002 (2001 -- 1.2% and 2002 -- 6.0%). Estimated earnings for GB Foods and anticipated synergies resulting from the JBRI Acquisition were based on internal financial planning data furnished to Piper Jaffray by

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

management of GB Foods. Estimated earnings for JBRI were based on internal financial planning data furnished to Piper Jaffray by management of CKE and JBRI.

     Contribution Analysis

     Piper Jaffray also analyzed the expected contributions of each of JBRI and GB Foods to revenue, EBITDA, EBIT and net income of the combined company for fiscal years ending 1998 through 2002 based on internal financial planning data furnished by management of GB Foods, CKE and JBRI. The analysis indicated that during these periods JBRI would contribute to the combined company revenues ranging from 86% to 88.4%, EBITDA ranging from 51.6% to 62%, EBIT ranging from 19.9% to 25.6% and net income ranging from 20.1% to 35.7%. JBRI will account for approximately 13.4% of the ownership of the combined company.

     Multiples Paid Analysis

     Piper Jaffray reviewed completed merger and acquisition transactions for which information was publicly available, accounted for as a purchase, involving targets which were stagnant or underperforming and otherwise deemed comparable to JBRI, announced since January 1, 1992 and involving transaction values greater than $10 million. The review produced 10 transactions deemed comparable to the JBRI Acquisition. These are the same transactions identified under "The Merger -- Opinions of Financial Advisors -- Opinion of GB Foods Financial Advisor -- Multiples Paid Analysis." An analysis of the transactions produced multiples of selected valuation data as follows: company value to LTM net sales ranging from 0.3x to 1.2x, with a mean and a median of 0.7x and 0.6x, respectively, and for JBRI of 0.3x; company value to LTM EBITDA ranging from 5.9x to 18.1x, with a mean and a median of 8.7x and 7.0x, respectively, and for JBRI of 5.0x; company value to LTM EBIT ranging from 8.6x to 30.8x, with a mean and median of 15.6x and 14.3x, respectively, and for JBRI was not meaningful; equity value to LTM net income ranging from 14.2x to 30.1x, with a mean and a median of 23.6x and 26.6x, respectively, and for JBRI was not meaningful.

     Discounted Cash Flow Analysis

     Piper Jaffray estimated the present value of the projected future cash flows of JBRI on a stand-alone basis using internal financial planning data furnished by CKE and JBRI management for the fiscal years 1999 through 2003. Piper Jaffray applied a range of terminal value multiples of forecasted 2003 earnings before interest and taxes of 5.0x to 7.0x and a range of discount rates of 14% to 18%. This analysis yielded a range of estimated present values of aggregate equity of approximately $5.5 million to $10.8 million.

     Comparable Public Company Analysis

     Piper Jaffray compared certain financial information and valuation ratios relating to GB Foods and JBRI to corresponding data and ratios from groups of selected publicly traded companies deemed comparable to GB Foods and JBRI. For information relative to GB Foods comparable company analysis, see "The
Merger -- Opinions of Financial Advisors -- Opinions of GB Foods' Financial Advisor -- Comparable Public Company Analysis."

     The comparable companies selected for comparison to JBRI included nine publicly traded companies in the family dining restaurant business with revenues between $56.0 and $1,232 million. These companies included Buffets Inc., Friendly Ice Cream Corp., IHOP Corp., Shoney's Inc., Picadilly Cafeterias Inc., Bob Evans Farms, Cracker Barrel, Star Buffet and Luby's Cafeterias Inc. This analysis produced selected valuation data and multiples of selected valuation data as follows: LTM operating margin ranging from 3.5% to 31.3%, with a mean and median of 9.4% and 6.0%, respectively, and for JBRI of 0.2%; LTM net margin ranging from 1.4% to 9.7%, with a mean and median of 5.4% and 4.3%, respectively, and for JBRI was not meaningful; equity value to LTM earnings ranging from 12.8x to 25.4x, with a mean and a median of 19.9x and 21.0x, respectively, and for JBRI was not meaningful; company value (market capitalization plus debt less cash) to LTM revenue ranging from 0.5x to 2.8x, with a mean and a median of 1.2x and 1.1x, respectively, and JBRI of 0.3x; company value to LTM EBITDA ranging from 5.3x to 16.4x, with a mean and a median of 9.0x and 1.7x, respectively, and JBRI of 5.0x; and company value to operating income ranging from 8.8x to 39.5x, with a mean and median of 15.8x and 13.1x, respectively, and for JBRI was not meaningful. Company value and equity value for JBRI was based on the implied purchase price.

     In reaching its conclusion as to the fairness of the consideration to be paid in the JBRI Acquisition and in its presentation to GB Foods' Board, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported the Piper Jaffray JBRI Opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying the Piper Jaffray JBRI Opinion. The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to JBRI, GB Foods or the JBRI Acquisition. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgments concerning differences in the various characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which JBRI and GB Foods were compared.

     For purposes of the Piper Jaffray JBRI Opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not assume responsibility independently to verify such information. Piper Jaffray relied upon the assurances of the respective managements of JBRI, GB Foods and CKE that the information provided by GB Foods, JBRI and CKE had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they are not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. Financial planning data was prepared based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and actual results could vary significantly from those set forth in such financial planning data. Piper Jaffray has assumed no liability for such financial planning data. Upon the advice of CKE, JBRI and GB Foods and their legal and accounting advisors, Piper Jaffray assumed (i) the JBRI Acquisition would be treated as a "purchase" for accounting purposes and (ii) the JBRI Acquisition would qualify as a reorganization within the meaning of Section 368(a) of the Code.

     In arriving at the Piper Jaffray JBRI Opinion, Piper Jaffray did not perform and was not provided any appraisal or valuation of specific assets or liabilities (contingent or otherwise) of GB Foods or JBRI and expressed no opinion regarding the liquidation value of any entity. Piper Jaffray did not make any physical inspection of the properties or assets of GB Foods or JBRI. No other limitations were imposed by GB Foods on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering the Piper Jaffray JBRI Opinion. Piper Jaffray expressed no opinion as to the price at which shares of GB Foods common stock may trade at any future time. The Piper Jaffray JBRI Opinion is based upon information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the Piper Jaffray JBRI Opinion. Events occurring after such date could materially affect the assumptions used in preparing the Piper Jaffray JBRI Opinion. Without limiting the generality of the foregoing, any decrease in shareholders' equity of JBRI below the amount set forth in Section 2.1 of the JBRI Acquisition Agreement and corresponding adjustment in the number of GB Foods shares to be issued to CKE, could materially affect the assumptions used in preparing the Piper Jaffray JBRI Opinion.

     In addition, in arriving at its opinion, Piper Jaffray assumed that, in the course of obtaining the necessary regulatory approvals for the JBRI Acquisition, no restrictions, including any divestiture requirements, would be imposed that would have a material adverse effect on the contemplated benefits of the JBRI Acquisition. Further, because the JBRI Acquisition was not conditioned on consummation of the Merger and was anticipated to close prior to the Merger, Piper Jaffray assumed with the consent of GB Foods, that the Merger would not occur. For a description of the financial analyses used in evaluating the combined effect of the Merger and the JBRI Acquisition on GB Foods, see "THE MERGER -- OPINIONS OF FINANCIAL ADVISORS -- OPINION OF GB FOODS FINANCIAL ADVISOR" beginning on page 43. Piper Jaffray also, with the consent of GB Foods, assumed for purposes of the Piper Jaffray JBRI Opinion, that the JBRI Acquisition would not result in any change of control of GB Foods under applicable state corporate laws.

     Piper Jaffray, as a customary part of its investment banking business, is engaged in the evaluation of businesses and other securities in connection with mergers and acquisitions, underwritings and other distributions of securities, private placements and evaluations for estate, corporate and other purposes. GB Foods' Board selected Piper Jaffray because of its expertise, reputation and familiarity with the restaurant industry in general. Piper Jaffray makes a market in CKE's common stock. In the ordinary course of its market activities, Piper Jaffray and its affiliates may, from time to time, have a long or short position in and buy and sell CKE securities, which positions, on occasion, may be material in size relative to the volume of trading activity.

     For rendering its services to GB Foods' Board in connection with the JBRI Acquisition, GB Foods paid Piper Jaffray a $50,000 non-refundable cash retainer and $50,000 for rendering the Piper Jaffray JBRI Opinion upon delivery of the Piper Jaffray JBRI Opinion, which fee was not contingent on consummation of the JBRI Acquisition. Whether or not the JBRI Acquisition is consummated, GB Foods has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray by GB Foods. Piper Jaffray was also engaged to provide, and has provided, its opinion as to fairness, from a financial point of view, of the consideration to be paid by GB Foods in the Merger. See "THE MERGER -- OPINION OF FINANCIAL ADVISORS -- OPINION OF GB FOODS FINANCIAL ADVISOR" beginning on page 43.

ACCOUNTING TREATMENT

     GB Foods intends to account for the JBRI Acquisition using the purchase method. The proforma information presented at "UNAUDITED PROFORMA COMBINED CONDENSED FINANCIAL INFORMATION" beginning on page 15 assumes that the purchase method of accounting will be used. In connection with that method, GB Foods expects to recognize goodwill as an intangible asset which it expects to amortize over a period of 40 years. The amount of goodwill depends upon the market value of the GB Foods shares issued in the JBRI Acquisition. See "TABULAR GOODWILL ANALYSIS" on page 9 for additional information concerning goodwill. The pro forma information beginning on page 15 assumes that total goodwill related to the JBRI Acquisition will be approximately $3.6 million. That assumed amortization would reduce GB Foods' reported earnings by about $91,175 per year during the amortization period. The goodwill recognized would change if the 1,000,000 share purchase price were adjusted; the total goodwill in that case would equal the number of shares actually paid multiplied by the market value of those shares on the date the parties agree to the adjustment, less the fair value of assets acquired.

FEDERAL INCOME TAX MATTERS

     The federal income tax consequences to GB Foods of the JBRI Acquisition are discussed under the caption "THE MERGER -- FEDERAL INCOME TAX MATTERS" beginning on page 55.

REGULATORY MATTERS AND THIRD PARTY APPROVALS

     It is not expected that GB Foods or CKE will be required to obtain the approval of any regulatory agency, or of any lender or other party to a contract, in order to consummate the JBRI Acquisition.

LITIGATION

     GB Foods is not aware of any pending or threatened lawsuit or other legal proceeding which seeks to block, enjoin, or otherwise materially and directly affect the ability of GB Foods to proceed with the JBRI Acquisition.

CERTAIN TRANSACTIONS AND INTERESTS OF CERTAIN PERSONS IN JBRI ACQUISITION

     Messrs. Foley, Puzder, and Willey are directors of GB Foods, Fidelity, and CKE. (See "RELATIONSHIPS BETWEEN GB FOODS AND CKE AND CKE'S RELATIONSHIP WITH STAR BUFFET, INC." at page 3 for additional information concerning the relationships of CKE with GB Foods.) GB Foods' other two directors, Messrs. Haglund and Gregory, are not affiliated with CKE or Fidelity. All five directors of GB Foods approved the JBRI Acquisition. The Board appointed Andrew F. Puzder to represent

GB Foods' interests in negotiating the terms of the JBRI Acquisition with William P. Foley of CKE. However, the Board reserved to itself the ability to approve the final, negotiated terms of the JBRI Acquisition Agreement. The Board evaluated all of the following factors in reaching its decision: the impact JBRI would have on GB Foods financially; and, the "fit" with GB Foods if GB Foods successfully acquires Timber Lodge, and if it does not, including (in either case) the "fit" of JBRI with the restaurant consolidator that the Board intends GB Foods to become. These factors are discussed in more detail under the caption "REASONS FOR THE JBRI ACQUISITION AND BOARD RECOMMENDATION" beginning at page
83. Additionally, GB Foods' Board sought and obtained the Piper Jaffray JBRI Opinion. The three members of GB Foods Board who also sit on CKE's Board favor the final terms of the JBRI Acquisition because they strongly believe that GB Foods needs to acquire companies like JBRI and can take advantage of CKE's desire to dispose of JBRI. However, those three directors would not have approved the JBRI Acquisition if the remaining two GB Foods directors had not been equally enthusiastic about GB Foods' new goal to become a restaurant consolidator and its proposed first steps to realize that goal (those steps being the Merger and the JBRI Acquisition). In addition to taking the above actions, the GB Foods' Board is seeking the approval of its stockholders. For all of these reasons, the GB Foods Board believes it has fairly and objectively evaluated the JBRI Acquisition and acted in the best interests of GB Foods and all of its stockholders.

                         JB'S FAMILY RESTAURANTS, INC.

DESCRIPTION OF BUSINESS

     JB's Family Restaurants, Inc. is incorporated in the state of Delaware. The business and operations of JBRI have undergone several changes in ownership in the past two years. On July 15, 1996 Summit Family Restaurants, Inc. ("Summit") was acquired by CKE. Summit was the parent corporation of HTB Restaurants, Inc. ("HTB") which operated 16 HomeTown Buffet restaurants as a franchisee of HomeTown Buffet, Inc. On September 22, 1997, Summit transferred selected assets and liabilities which included its JB's Restaurant system and Galaxy Diner restaurants to JBRI, which was then a newly formed subsidiary of CKE. Concurrent with this transfer, CKE contributed all of the issued and outstanding shares of capital stock of Summit in exchange for 2,600,000 shares of common stock of Star Buffet, Inc. ("Star") and thereby transferred all of the net assets of HTB to Star at its book value. Star was incorporated on July 28, 1997, and was a wholly owned subsidiary of CKE from July 28, 1997 until the stock offering of Star was completed on September 29, 1997. The transfer of assets to Star was made at net book value which management believes approximates fair market value. The transactions represented the reorganization of entities under common control. Prior to July 15, 1996, Summit operated independently and was not under common control or management of CKE.

     As of January 26, 1998, JBRI operated 74 JB's Restaurants: 35 in Arizona, seven in Idaho, four in Montana, seven in New Mexico, 17 in Utah, and four in Wyoming and franchised 20 JB's Restaurants: five in Arizona, three in Idaho, two in Montana, one in New Mexico, two in South Dakota, three in Utah, one in Washington and three in Wyoming. JBRI also operates six Galaxy Diner restaurants: four in Utah, one in Arizona and one in Idaho.

     Since January 26, 1998, JBRI has divested itself of 26 restaurant facilities. See "RECENT DEVELOPMENTS" beginning on page 94 for additional information. As a result, JBRI currently owns and operates 48 JB's Restaurants and four Galaxy Diner restaurants. JBRI has also franchised an additional 20 JB's Restaurants.

  JB'S RESTAURANTS

     Menu and Format

     JB's Restaurants are family style restaurants offering a variety of breakfast, lunch and dinner selections at moderate prices. Over the past year, JBRI has focused on improving its price/value relationship by upgrading food quality and emphasizing customer service. The JB's Restaurants soup and salad bar features homestyle soups, salads, fresh fruits and vegetables. The restaurants also feature the JB's Bakery with a full line of freshly baked products.

     JBRI's JB's Restaurants range in size from 3,800 square feet to 6,500 square feet with an average of 4,875 square feet. Seating capacity for JBRI's JB's Restaurants ranges from approximately 110 to 180. The JB's Restaurant decor is designed to provide an appealing and relaxed atmosphere.

     JBRI's JB's Restaurants are typically open 18 hours a day, seven days a week. With the exception of the breakfast buffet and the soup and salad bar, all entrees are cooked to order and served by waiters and waitresses with an average check of approximately $5.80.

     JBRI seeks to locate its JB's Restaurants in commercial districts adjacent to middle and upper income residential areas. The restaurant buildings are typically free standing and located on the corner of main arteries.

     Operations

     Each JB's Restaurant has a general manager who directs the restaurant's daily operations and two assistant managers. To become a general manager, an employee generally must complete JBRI's management training program and, unless previously experienced as a full service restaurant general manager, serve as an assistant manager for approximately one year. General managers are responsible for hiring, providing ongoing staff training, and for the overall operation of the restaurant. General and assistant managers participate in a performance based incentive program in addition to a competitive base salary.

     Franchising

     JBRI predominantly has franchised JB's Restaurants which were previously operated by JBRI in small isolated cities and in certain other strategically advantageous situations.

     The majority of JBRI's franchise agreements require the payment of an initial franchise fee of $35,000 per restaurant and requires the payment of continuing royalty fees of 4% of gross revenues. The 4% continuing royalty fee rate could be renegotiated to a lower rate in the near future. See the discussion beginning on page 94 under the caption "RECENT DEVELOPMENTS" for additional information. Under JBRI's "Employee Ownership Program", which is designed to offer management employees the opportunity to become franchisees, individuals receive a credit against the initial franchise fee for one franchised restaurant based on the number of years of service with JBRI. A credit of $12,500 is given for 10-14 years of service, $18,750 for 15-19 years of service and $25,000 for over 20 years of service.

  GALAXY DINER

     In fiscal year 1994, JBRI developed the Galaxy Diner concept intended to be used as a conversion vehicle for underperforming JB's Restaurants. JBRI converted its first underperforming JB's Restaurant to a Galaxy Diner in June 1994 and five additional conversions were completed in fiscal year 1995. Presently, JBRI has no plans to convert additional JB's Restaurants to Galaxy Diners.

     Menu and Format

     Galaxy Diner is a 1950's theme restaurant with 1950's decor, menu and music. The menu covers all dayparts -- breakfast, lunch and dinner, plus special menus have been devised for the soda fountain and a full kids menu on a separate activity sheet. The Galaxy Diner restaurants have an average check of approximately $6.00.

     Operations

     Each Galaxy Diner has a general manager who directs the restaurant's daily operations and three managers or assistant managers. Managers are required to attend formal training sessions in management and operations of the restaurant. In addition, each restaurant manager is required to comply with an extensive operations manual to assure uniformity of operations and consistent high quality products. JBRI has a performance based incentive program covering all its restaurant managers in addition to a competitive base salary.

  PURCHASING

     Purchasing for all of JBRI's restaurants is supervised by the Senior Vice President, Operations. Two national food service distributors distribute substantially all non-perishable items to JBRI's restaurants twice per week. Perishable items are generally purchased locally. JBRI believes that there are other distributors who are able to service JBRI's needs and that alternative sources of supply are generally available for all items regularly used in the restaurants.

  INFORMATION AND REPORTING SYSTEMS

     Through the use of management information systems including a computerized point of sale system in each unit, JBRI maintains centralized financial and accounting controls for all of its restaurants. Weekly reports of individual restaurant sales, labor costs, food costs and other expenses, together with comparisons to preceding weeks, give management current indications of its operations on a per-unit basis as well as on a company-wide basis. See also "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Year 2000" on page 99.

  LICENSES, TRADEMARKS AND SERVICE MARKS

     JBRI believes that its rights in its trademarks and service marks are important to its marketing efforts and a valuable part of its business. JBRI owns a number of trademarks and service marks that have been registered, or for which applications are pending, with the United States Patent and Trademark Office including, but not limited to, JB's, JB's Restaurants, JB's Bakery, JB's is family, fast break breakfast, fast break, and Galaxy Diner. It is JBRI's policy to pursue registration of its marks whenever possible and to vigorously oppose any infringement of its marks.

  SEASONALITY

     JBRI's business is seasonal in nature with the spring and summer quarters being the highest volume periods. JBRI's lowest volume periods typically occur during the fall and winter quarters.

  COMPETITION

     The restaurant business is highly competitive with respect to price, service, restaurant location and food quality and is often affected by changes in consumer tastes, economic conditions, population and traffic patterns. JBRI competes within each market with locally-owned restaurants as well as with national and regional restaurant chains, many of which operate more restaurants and have greater financial resources and longer operating histories than JBRI. There is also active competition for management and hourly personnel, as well as for attractive commercial real estate sites suitable for restaurants.

  GOVERNMENTAL REGULATION

     The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and building and zoning requirements. In addition, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Many of the Company's employees are paid hourly rates based upon the federal and state minimum wage laws. Recent legislation increasing the minimum wage has resulted in higher labor costs to the Company. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could have a material adverse effect on the Company's business, financial condition and results of operations.

  EMPLOYEES

     As of January 26, 1998 JBRI employed approximately 2,560 persons, of whom approximately 30 were corporate personnel. All other employees are involved directly in the operation of JBRI's restaurants. JBRI considers its employee relations to be good and believes that its employee turnover rate is consistent with the industry average. Most employees, other than restaurant management and corporate personnel, are paid on an hourly basis. JBRI believes that it provides working conditions and wages that are comparable with those of its competition. JBRI's employees are not covered by a collective bargaining agreement.

RECENT DEVELOPMENTS

  RESTRUCTURING EVENTS

     Since the end of JBRI's fiscal year, JBRI has entered into several agreements which have transferred the ownership of a substantial number of restaurants to other entities. In addition, JBRI has entered into an agreement to sell the outstanding shares of JBRI to GB Foods Corporation. These transactions are discussed at pages 82 and 83 under the heading "JBRI HISTORY AND OVERVIEW"; additional related financial information is set forth in "Notes to Financial Statements -- Note 16 -- Subsequent Events" beginning on page 117.

  NEGOTIATIONS WITH FRANCHISEES

     In late April, 1998, JBRI's franchisees began discussions with JBRI regarding certain disagreements they have with JBRI and changes they want made in their franchise relationship and agreements. At the heart of the disagreement is the franchisees' assertion that their franchises have become less valuable in recent years for several reasons, including the reduction in restaurants operated as JB's and related reduction in advertising and promotion; therefore, the franchisees have asked JBRI to decrease its basic royalty rate. As a result of the discussions, JBRI (with GB Foods' consent) has offered JBRI's franchisees a new franchise agreement which, among other things, provides for a reduction in JBRI's basic royalty rate from 4% to 3.25%. That offer has not yet been accepted and negotiations are continuing. JBRI and GB Foods hope that JBRI will be able to resolve this matter in the third quarter of the current fiscal year; however, JBRI and GB Foods are not able to predict the outcome of these negotiations which, if not successfully concluded, could result in litigation between JBRI and the franchisees.

     CKE has informed GB Foods that CKE, Summit, and JBRI recently were named defendants in a lawsuit brought in the U.S. District Court for the District of South Dakota by three JBRI franchisees. The alleged claims are in four counts: breach of franchise contract, antitrust violations, breach of fiduciary duty, and tortious interference with the franchisees' business relationships with unspecified third parties. Alleged actual damages claimed are $10 million for each count; treble damages plus attorneys' fees are requested for the antitrust count. The three plaintiffs have brought the lawsuit as a class action on behalf of all present and former JB's franchisees and all JB's employees who declined to become JB's franchisees; the suit has not been so certified by the court, which has yet to rule on that issue. The defendants have retained counsel to defend themselves. CKE has informed GB Foods that the defendants believe they have meritorious defenses which they intend to pursue vigorously. CKE has agreed to indemnify GB Foods and JBRI against this lawsuit. Specifically, CKE will pay GB Foods or JBRI for any costs incurred related to defending the lawsuit. CKE will also pay any adverse judgment or negotiated settlement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  OVERVIEW

     The business and operations of JBRI have undergone several changes in ownership in the past two years. On July 15, 1996 Summit was acquired by CKE. Summit was the parent corporation of HTB which operated 16 HomeTown Buffet restaurants as a franchise of Hometown Buffet, Inc. On September 22, 1997, Summit transferred selected assets and liabilities which included its JB's Restaurant system and Galaxy Diner restaurants to JBRI, which then was a newly formed subsidiary of CKE. Concurrent with this transfer, CKE contributed all of the issued and outstanding shares of capital stock of Summit in exchange for 2,600,000 shares of common stock of Star and thereby transferred all of the net assets of HTB to Star at its book value for $8,507,000. Star was incorporated on July 28, 1997, and was a wholly owned subsidiary of CKE from July 28, 1997 until the stock offering of Star was completed on September 29, 1997. The transfer of assets to Star was made at net book value which management believes approximates fair market value. The transactions represented the reorganization of entities under common control.

     Because of these changes in ownership, JBRI is referred to as follows:

          "Summit predecessor" means Summit for all periods prior to July 16, 1996.

          "CKE predecessor" means Summit (as a subsidiary of CKE) for the period July 16, 1996 through September 22, 1997.

          "Successor" means JBRI (as a subsidiary of CKE) for all periods from and after September 23, 1997.

 COMPONENTS OF INCOME FROM OPERATIONS

     Total revenues include a combination of food and beverage sales, net of applicable state and city sales taxes and royalties and rental payments from franchisees.

     Food and packaging costs primarily consist of the costs of food and beverage items. Various factors beyond the Company's control, including adverse weather and natural disasters, may affect food costs. Accordingly, the Company may incur periodic fluctuations in food costs. Generally, these temporary increases are absorbed by the Company and not passed on to customers; however, management may adjust menu prices to compensate for increased costs of a more permanent nature.

     Payroll and other employee benefits costs include restaurant management salaries, bonuses, hourly wages for unit level employees, various health, life and dental insurance programs, vacations and sick pay and payroll taxes.

  RESULTS OF OPERATIONS

     The following table summarizes results of operations as a percentage of total revenues for the 16 weeks ended May 18, 1998, the 16 weeks ended May 19, 1997, the 18 weeks ended January 26, 1998, the 34 weeks ended September 22, 1997, the 28 weeks ended January 27, 1997, the 42 weeks ended July 15, 1996 and the 52 weeks ended September 25, 1995 ("Fiscal 1995").

                                              CKE
                              SUCCESSOR   PREDECESSOR    SUCCESSOR            CKE PREDECESSOR              SUMMIT PREDECESSOR
                              ---------   -----------   ------------   -----------------------------   --------------------------
                              16 WEEKS     16 WEEKS       18 WEEKS        34 WEEKS        28 WEEKS     42 WEEKS       52 WEEKS
                                ENDED        ENDED         ENDED           ENDED           ENDED         ENDED         ENDED
                               MAY 18,      MAY 19,     JANUARY 26,    SEPTEMBER 22,    JANUARY 27,    JULY 15,    SEPTEMBER 25,
                                1998         1997           1998            1997            1997         1996           1995
                              ---------   -----------   ------------   --------------   ------------   ---------   --------------
                                                                    (Dollars in thousands)
Total revenues..............   100.0%       100.0%        100.0%          100.0%          100.0%        100.0%        100.0%
                                -----        -----         -----           -----           -----         -----         -----
Operating costs and
  expenses:
  Restaurant operations:
    Food and packaging......     31.9         33.6          32.0            33.4            33.8          34.0          34.3
    Payroll and other
      employee benefits.....     36.0         33.9          39.6            34.6            35.4          34.9          35.0
    Occupancy and other
      operating expenses....     21.7         22.2          23.6            22.9            24.2          22.6          23.8
                                -----        -----         -----           -----           -----         -----         -----
                                 89.6         89.7          95.2            90.9            93.4          91.5          93.1

Franchised and licensed
  restaurants...............      0.9          0.6           1.0             0.6             0.8           1.2           0.9
Advertising expenses........      2.9          1.7            --             1.5             1.2           1.7           2.7
General and administrative
  expenses..................      4.8          3.5           4.6             4.0             4.2           9.9           7.5
                                -----        -----         -----           -----           -----         -----         -----

        Total operating
          costs and
          expenses..........     98.2         95.5         100.8            97.0            99.6         104.3         104.2
                                -----        -----         -----           -----           -----         -----         -----

Operating income (loss).....      1.8          4.5          (0.8)            3.0             0.4          (4.3)         (4.2)

Interest expense............     (0.9)        (0.7)         (1.0)           (1.0)           (0.8)         (1.0)         (1.2)

Other income, net...........      0.4          0.3           0.5             0.3             0.5           4.5           0.4

Income (loss) before income
  taxes.....................      1.3          4.1          (1.3)            2.3             0.1          (0.8)         (5.0)
Income tax expense
  (benefit).................      0.5          1.6           0.8              --             1.0          (0.8)
                                -----        -----         -----           -----           -----         -----         -----
                                                                                             0.1%
Net income (loss)...........      0.8%         2.5%         (0.8)%           1.5%               - -       (1.8)%        (4.2)%
                                =====        =====         =====           =====           =====         =====         =====

     The following table indicates the number of restaurants in operation at the end of each period.

                                              CKE
                              SUCCESSOR   PREDECESSOR    SUCCESSOR            CKE PREDECESSOR              SUMMIT PREDECESSOR
                              ---------   -----------   ------------   -----------------------------   --------------------------
                              16 WEEKS     16 WEEKS       18 WEEKS        34 WEEKS        28 WEEKS     42 WEEKS       52 WEEKS
                                ENDED        ENDED         ENDED           ENDED           ENDED         ENDED         ENDED
                               MAY 18,      MAY 19,     JANUARY 26,    SEPTEMBER 22,    JANUARY 27,    JULY 15,    SEPTEMBER 25,
                                1998         1997           1998            1997            1997         1996           1995
                              ---------   -----------   ------------   --------------   ------------   ---------   --------------
JB's Restaurants............       62           74            74              75              73            77            80
Galaxy Diner................        6            6             6               6               6             6             6
HomeTown Buffet.............       --           16            --              16              16            16            16
Franchised JB's
  Restaurants...............       20           21            20              20              22            24            24
                                -----        -----         -----           -----           -----         -----         -----

                                                                                             117   --
        Total...............       88          117           100             117                   ----     123          126
                                =====        =====         =====           =====           =====         =====         =====

  COMPARISON OF SIXTEEN WEEKS ENDED MAY 18, 1998 TO SIXTEEN WEEKS ENDED MAY 19, 1997

     Due to the transfer of the net assets of HTB to Star on September 22, 1997, the comparison of these periods may not be meaningful or indicative of future results.

     Total revenues decreased from $35.9 million in the sixteen weeks ended May 19, 1997 to $20.5 million in the sixteen weeks ended May 18, 1998. The $15.4 million or 42.9% decrease in revenues was primarily attributable to the sale of sixteen HomeTown Buffet restaurants on September 22, 1997 ($13.1 million) and a 11.6% decrease in restaurant operating weeks during the period ended May 18, 1998.

     Food costs as a percentage of total revenues decreased from 33.6% in the sixteen weeks ended May 19, 1997 to 31.9% in the sixteen weeks ended May 18, 1998. The decline in food cost as a percent of total revenues was attributable to the sale of sixteen HomeTown Buffet restaurants on September 22, 1997, which operate with a higher food cost than the JB's restaurants.

     Payroll and other costs as a percentage of total revenues increased from 33.9% in the sixteen weeks ended May 19, 1997 to 36.0% in the sixteen weeks ended May 18, 1998. The increase in payroll and other costs as a percent of total revenues was attributable to the sale of sixteen HomeTown Buffet restaurants on September 22, 1997, which, operate with a lower payroll cost than the JB's restaurants.

     Occupancy and other operating costs as a percentage of total revenues decreased from 22.2% in the sixteen weeks ended May 19, 1997 to 21.7% in the sixteen weeks ended May 18, 1998. The decrease in occupancy and other costs as a percent of total revenues was attributable to the sale of sixteen HomeTown Buffet restaurants, which, operate with a lower occupancy cost than the JB's restaurants.

     Advertising costs as a percentage of total revenues increased from 1.7% in the sixteen weeks ended May 19, 1997 to 2.9% in the sixteen weeks ended May 18, 1998. The increase in advertising costs as a percent of total revenues resulted from an overall increase in the amount of television advertising purchased during the sixteen weeks ended May 18, 1998 as compared to the sixteen weeks ended May 19, 1997.

     General and administrative costs as a percentage of total revenues increased from 3.5% in the sixteen weeks ended May 19, 1997 to 4.8% in the sixteen weeks ended May 18, 1998. The increase in general and administrative costs as a percent of total revenues was primarily attributable to the decrease in revenues resulting from the sale of sixteen HomeTown Buffet restaurants on September 22, 1997.

  COMPARISON OF EIGHTEEN WEEKS ENDED JANUARY 26, 1998 TO THIRTY-FOUR WEEKS ENDED SEPTEMBER 22, 1997 AND THIRTY-FOUR WEEKS ENDED SEPTEMBER 22 TO THE TWENTY-EIGHT WEEKS ENDED JANUARY 27, 1997.

     Food costs as a percentage of total revenues decreased from 33.4% in the thirty-four weeks ended September 22, 1997 to 32.0% in the eighteen weeks ended January 26, 1998. The decline in food cost as a percent of total revenues was attributable to the sale of sixteen HomeTown Buffet restaurants on September 22, 1997, which operate with a higher food cost than the JB's restaurants. Food cost as a percent of total revenues decreased from 33.8% in the twenty-eight weeks ended January 27, 1997 to 33.4% in the thirty-four weeks ended September 22, 1997. The decrease in food cost as a percent of total revenues was attributable to an overall decrease in food cost in the Hometown Buffet restaurants.

     Payroll and other costs as a percentage of total revenues increased from 34.6% in the thirty-four weeks ended September 22, 1997 to 39.6% in the eighteen weeks ended January 26, 1998. The increase in payroll and other costs as a percent of total revenues was attributable to the sale of sixteen HomeTown Buffet restaurants on September 22, 1997, which, operate with a lower payroll cost than the JB's restaurants. Payroll and other costs as a percent of total revenues decreased from 35.4% in the twenty-eight weeks ended January 27, 1997 to 34.6% in the thirty-four weeks ended September 22, 1997. The decrease in payroll cost was attributable to seasonal fluctuations is revenues which cause payroll costs to be lower as a percent of total revenues during the period ended September 22, 1997 as compared to the period ended January 27, 1997.

     Occupancy and other operating costs as a percentage of total revenues increased from 22.9% in the thirty-four weeks ended September 22, 1997 to 23.6% in the eighteen weeks ended January 26, 1998. The increase in occupancy and other costs as a percent of total revenues was attributable to the sale of sixteen HomeTown

Buffet restaurants, which, operate with a lower occupancy cost than the JB's restaurants. Occupancy and other costs as a percent of total revenues decreased from 24.2% in the twenty-eight weeks ended January 27, 1997 to 22.9% in the thirty-four weeks ended September 22, 1997. The decrease in occupancy cost was attributable to seasonal fluctuations is revenues which cause occupancy costs to be lower as a percent of total revenues during the period ended September 22, 1997 as compared to the period ended January 27, 1997.

     Advertising costs as a percentage of total revenues decreased from 1.5% in the thirty-four weeks ended September 22, 1997 to 0.0% in the eighteen weeks ended January 26, 1998. The decrease in advertising costs as a percent of total revenues resulted from JBRI not running television advertising during the eighteen weeks ended January 26, 1998.

  COMPARISON OF TWENTY-EIGHT WEEKS ENDED JANUARY 27, 1997 TO FORTY-TWO WEEKS ENDED JULY 15, 1996 AND FORTY-TWO WEEKS ENDED JULY 15, 1996 TO FISCAL 1995

     Due to the acquisition of Summit by CKE on July 15, 1996 and the differing lengths of time included in each period presented, the comparison of these periods may not be meaningful or indicative of future results.

     Total revenues decreased from $94.1 million in the forty-two weeks ended July 15, 1996 to $58.1 million in the twenty-eight weeks ended January 27, 1997. The $36.0 million or 38.3% decrease in revenues was primarily due to a 35.8% decrease in restaurant operating weeks and the closure of three JB's Restaurants during the period ended January 27, 1997. Total revenues decreased from $121.1 million in the fifty-two weeks ended September 25, 1995 to $94.1 million in the forty-two weeks ended July 15, 1996. The $27.0 million or 22.0% decrease was primarily due to a 20.1% decrease in restaurant operating weeks and the closure of three JB's Restaurants during the period ended July 15, 1996.

     Food costs as a percentage of total revenues decreased from 34.0% in the forty-two weeks ended July 15, 1996 to 33.8% in the twenty-eight weeks ended January 27, 1997. Food costs as a percentage of total revenues decreased from 34.3% in Fiscal 1995 to 34.0% in the forty-two weeks ended July 15, 1996. The decline in food cost as a percent of total revenues was primarily attributable to a consistent improvement in food costs resulting from purchasing efficiencies.

     Payroll and other costs as a percentage of total revenues increased from 34.9% in the forty-two weeks ended July 15, 1996 to 35.4% in the twenty-eight weeks ended January 27, 1997. The increase in payroll and other costs as a percent of total revenues was primarily attributable to seasonal fluctuations is revenues which cause payroll costs to be lower as a percent of total revenues during the period ended July 15, 1996 as compared to the period ended January 27, 1997.

     Occupancy and other costs as a percentage of total revenues increased from 22.6% in the forty-two weeks ended July 15, 1996 to 24.2% in the twenty-eight weeks ended January 27, 1997. The increase in occupancy and other costs as a percent of total revenues was primarily attributable to seasonal fluctuations in revenues which cause occupancy costs to be lower as a percent of total revenues during the period ended July 15, 1996 as compared to the period ended January 27, 1997. Occupancy and other costs as a percentage of total revenues decreased from 23.8% in Fiscal 1995 to 22.6% in the forty-two weeks ended July 15, 1996. The decrease in occupancy and other costs as a percent of total revenues was primarily attributable to seasonal fluctuations in revenues which cause occupancy costs to be lower as a percent of total revenues during the period ended July 15, 1996 as compared to Fiscal 1995.

     Advertising costs as a percentage of total revenues decreased from 1.7% in the forty-two weeks ended July 15, 1996 to 1.2% in the twenty-eight weeks ended January 27, 1997. Advertising costs as a percentage of total revenues decreased from 2.7% in Fiscal 1995 to 1.7% in the forty-two weeks ended July 15, 1996. The decrease in advertising costs as a percent of total revenues was primarily attributable to reduced advertising expenditures immediately prior to and, immediately after the acquisition of Summit by CKE.

     General and administrative costs as a percentage of total revenues decreased from 9.9% in the forty-two weeks ended July 15, 1996 to 4.2% in the twenty-eight weeks ended January 27, 1997. The decrease in general and administrative expenses as a percent of total revenues was primarily attributable to staff and other cost reductions made by CKE after the acquisition and non-recurring severance costs incurred during the period ended July 15, 1996. General and administrative costs as a percentage of total revenues increased from 7.5% in Fiscal 1995 to 9.9% in the forty-two weeks ended July 15, 1996. The increase in general and administrative costs was attributable to non-recurring severance costs incurred in connection with the acquisition of Summit by CKE.

     Other income for the forty-two weeks ended July 15, 1996 includes a $4.0 million gain on the sale of 398,220 shares of HomeTown Buffet Inc. common stock. See Note 7 -- Investment in HomeTown Buffet, Inc.

  YEAR 2000

     JBRI is currently working to resolve the potential impact of the year 2000 on the processing of data-sensitive information by JBRI's computerized information systems. The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of JBRI's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. Based on preliminary information, costs of addressing potential problems are not currently expected to have a material adverse impact on JBRI's financial position, results of operations or cash flows in future periods. However, the inability of JBRI or its suppliers or distributors and other vendors to resolve such processing issues in a timely manner could have a material adverse impact on JBRI. Accordingly, JBRI plans to devote the necessary resources to resolve all significant year 2000 issues in a timely manner.

  IMPACT OF INFLATION

     The impact of inflation on the cost of food, labor, equipment, and construction could affect JBRI's operations. Many of JBRI's employees are paid hourly rates based on federal and state minimum wage laws. Recent legislation increasing the minimum wage has resulted in higher labor costs to JBRI. In addition, most of JBRI's leases require JBRI to pay taxes, insurance, maintenance, repairs and utility costs, and these costs are subject to inflationary pressures. JBRI may attempt to offset the effect of inflation through periodic menu price increases, economies of scale in purchasing and cost controls and efficiencies at existing restaurants. Management believes that inflation has had no significant impact on costs during the last three years, primarily because the largest single item of expense, food costs, has remained relatively stable during this period.

  IMPACT OF POSSIBLE REDUCTION TO ROYALTY RATE

     As noted in "RECENT DEVELOPMENTS" on page 94, JBRI has offered to reduce the royalty rate paid by existing franchisees from 4% to 3.25%. If all of the existing franchisees agree to accept the new royalty rate, JBRI's revenue and operating income would be reduced. Management of JBRI has estimated the annualized reduction to revenue and operating income to be approximately $135,000. Assuming a 40% effective tax rate, the annual reduction to net income would be approximately $81,000.

  LIQUIDITY AND CAPITAL RESOURCES

     Summit predecessor, CKE predecessor and Successor have historically financed their operations primarily through a combination of cash on hand, cash provided from operations available borrowings under bank lines of credit and borrowings from CKE. JBRI requires capital principally for the acquisition of new equipment and remodeling of existing restaurants. JBRI anticipates that its capital requirements will be funded primarily through cash on hand at the end of the year, cash flow from operations and amounts available from GB Foods as a result of the transaction described in Note 16 to the financial statements.

     Cash and cash equivalents increased by 1.4 million during the 16 weeks ended May 18, 1998. Total cash provided by operations was $2.4 million. JBRI sold 12 restaurants to Star Buffet, Inc. and received $4.3 million in proceeds. Financing activities used $5.4 million which include $4.7 million transferred to CKE.

     Cash and cash equivalents decreased $2.0 million to $1.1 million during the 18 weeks ended January 26, 1998. Total cash provided by operations was $1.5 million and JBRI used $462,000 to fund capital additions. Financing activities used $3.0 million which include $1.5 million transferred to CKE.

     During the 34 weeks ended September 22, 1997, cash and cash equivalents decreased $2.7 million. Total cash provided by operations was $5.7 million. Investing activities used $3.2 million which includes a $3.5 million outflow to fund capital additions. Financing activities used $5.2 million which include $3.5 million transferred to CKE.

     During the 28 weeks ended January 27, 1997, cash and cash equivalents increased $2.4 million. Total cash provided by operations was $4.2 million. Investing activities provided $756,000 which included a $1.0 million outflow to fund capital additions offset by proceeds of $2.0 million from the sale of a certain investment. Financing activities used $2.5 million which include $2.5 million transferred to CKE.

     During the 42 week period ended July 15, 1996, cash and cash equivalents increased $560,000. Total cash used in operations was $3.3 million. Investing activities provided $3.1 million, which included a $1.5 million outflow for capital expenditures offset by proceeds of $4.8 million from the sale of a certain investment. Financing activities provided $710,000.

     During the 52 weeks ended September 25, 1995 cash and cash equivalents decreased $2.5 million. Total cash provided by operations was $4.0 million. Investing activities used $5.5 million, which includes a $10.6 million outflow for capital expenditures offset by $3.0 million from the sale of certain restaurants. Financing activities used $1.0 million.

  NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." This Statement is effective for fiscal years ending after December 15, 1997. This statement, requiring only additional information disclosures, is effective for the Company's fiscal year ended December 28, 1997. The Company has complied with all requirements of this Statement.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement, but requires that an enterprise display an amount representing total comprehensive income for the period covered by that financial statement. SFAS 130 requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management has determined that the adoption of SFAS 130 will not have a material impact on JBRI's financial position or results of operations.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS 131 requires, among other items, that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, segment assets, information about the revenues derived from the enterprise's products or services and major customers. SFAS 131 also requires that the enterprise report descriptive information about the way that the operating segments were determined and the products and services provided by the operating segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated, SFAS 131 need not be applied to interim financial statements in the initial year of application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management has determined that the adoption of SFAS 131 will not have a material impact on JBRI's financial reporting.

     In December 1997, the AICPA (American Institute of Certified Public Accountants) approved for issuance the Statement of Position (SOP), Reporting on the Costs of Start-Up Activities. The SOP requires that costs incurred during a start-up activity (including organization costs) be expensed as incurred. The SOP is effective for fiscal years beginning after December 15, 1998.

     JBRI currently amortizes pre-opening costs over one year from the time they are incurred. Management does not believe the impact of the adoption of this SOP on JBRI's financial position or results of operation will be material.

INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
JB'S FAMILY RESTAURANTS, INC. (see Note 1)
  Independent Auditors' Report..............................   103
  Balance Sheets as of January 26, 1998 and January 27,
     1997...................................................   104
  Statements of Operations for the 16 weeks ended May 18,
     1998 (unaudited), the 16 weeks ended May 19, 1997
     (unaudited), the 18 weeks ended January 26, 1998, the
     34 weeks ended September 22, 1997, the 28 weeks ended
     January 27, 1997, the 42 weeks ended July 15, 1996 and
     the 52 weeks ended September 25, 1995..................   105
  Statements of Stockholder's Equity for the 16 weeks ended
     May 18, 1998 (unaudited), the 18 weeks ended January
     26, 1998, the 34 weeks ended September 22, 1997, the 28
     weeks ended January 27, 1997, the 42 weeks ended July
     15, 1996 and the 52 weeks ended September 25, 1995.....   106
  Statement of Cash Flows for the 16 weeks ended May 18,
     1998 (unaudited), the 16 weeks ended May 19, 1997
     (unaudited), the 18 weeks ended January 26, 1998, the
     34 weeks ended September 22, 1997, the 28 weeks ended
     January 27, 1997, the 42 weeks ended July 15, 1996 and
     the 52 weeks ended September 25, 1995..................   107
  Notes to Financial Statements.............................   108

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
JB's Family Restaurants, Inc., Salt Lake City, Utah

We have audited the accompanying financial statements of JB's Family Restaurants, Inc. (see Note 1) as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JB's Family Restaurants, Inc. as of January 26, 1998 and January 27, 1997, and the results of its operations and its cash flows for the 18 weeks ended January 26, 1998, the 34 weeks ended September 22, 1997, the 28 weeks ended January 27, 1997, the 42 weeks ended July 15, 1996 and the 52 weeks ended September 25, 1995, in conformity with generally accepted accounting principles.

As described in Note 1 to the Financial Statements, effective July 15, 1996, CKE Restaurants, Inc. acquired all of the outstanding stock of Summit Family Restaurants, Inc. in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.


                                                       /s/ KPMG PEAT MARWICK LLP

Salt Lake City, Utah
March 30, 1998

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

                                 BALANCE SHEETS

                                     ASSETS
                             (Dollars in thousands)

                                                                  SUCCESSOR            CKE PREDECESSOR
                                                          --------------------------   ---------------
                                                            MAY 18,      JANUARY 26,     JANUARY 27,
                                                              1998          1998            1997
                                                          ------------   -----------     -----------
                                                          (UNAUDITED)
Current assets:
  Cash and cash equivalents.............................    $ 2,513        $ 1,093         $ 5,869
  Marketable securities.................................         --             --             180
  Accounts and current portion of notes receivable......      1,045          1,004             750
  Inventories...........................................        662            769             996
  Other current assets and prepaid expenses.............        630            625             863
                                                            -------        -------         -------
          Total current assets..........................      4,850          3,491           8,658
Property and equipment, net.............................     14,665         18,567          30,089
Property under capital leases, net......................      6,865          7,360          11,187
Notes receivable, net...................................      1,144          1,430           1,459
Costs in excess of net assets acquired, net.............      3,417          4,474           4,633
Other assets............................................        161            288           1,818
                                                            -------        -------         -------
                                                            $31,102        $35,610         $57,844
                                                            =======        =======         =======

                        LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Current portion of long-term debt.....................    $    72        $    76         $    43
  Current portion of capital lease obligations..........        875            896             828
  Accounts payable......................................      3,602          2,951           8,783
  Other current liabilities.............................      5,496          5,000           5,693
                                                            -------        -------         -------
          Total current liabilities.....................     10,045          8,923          15,347
Long-term debt..........................................        587            699             302
Capital lease obligations...............................      6,196          6,606          10,121
Other long-term liabilities.............................      1,909          2,489           4,770
Stockholder's equity:
  Common stock, $.001 par value; authorized 1,000
     shares;
     issued and outstanding 1,000 shares................         --             --               1
  Additional paid-in capital............................     12,433         17,107          27,320
  Retained earnings (accumulated deficit)...............        (68)          (214)            (17)
                                                            -------        -------         -------
          Total stockholder's equity....................     12,365         16,893          27,304
                                                            -------        -------         -------
                                                            $31,102        $35,610         $57,844
                                                            =======        =======         =======

                See accompanying notes to financial statements.

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                   CKE
                                   SUCCESSOR   PREDECESSOR    SUCCESSOR          CKE PREDECESSOR            SUMMIT PREDECESSOR
                                   ---------   -----------   -----------   ---------------------------   ------------------------
                                   16 WEEKS     16 WEEKS      18 WEEKS       34 WEEKS       28 WEEKS     42 WEEKS     52 WEEKS
                                     ENDED        ENDED         ENDED          ENDED          ENDED       ENDED         ENDED
                                    MAY 18,      MAY 19,     JANUARY 26,   SEPTEMBER 22,   JANUARY 27,   JULY 15,   SEPTEMBER 25,
                                     1998         1997          1998           1997           1997         1996         1995
                                   ---------   -----------   -----------   -------------   -----------   --------   -------------
                                         (UNAUDITED)
Revenues:
  Company-operated restaurants:
    JB's Restaurants.............   $18,516      $20,689       $21,525        $43,295        $33,517     $55,363       $76,314
    Galaxy.......................     1,561        1,696         1,716          3,664          3,212       5,663         6,795
    HomeTown Buffet..............        --       13,130            --         26,756         20,590      31,776        36,060
                                    -------      -------       -------        -------        -------     -------       -------
                                     20,077       35,515        23,241         73,715         57,319      92,802       119,169
  Franchised and licensed
    restaurants:
    JB's Restaurants.............       427          350           373            797            781       1,262         1,930
                                    -------      -------       -------        -------        -------     -------       -------
         Total revenues..........    20,504       35,865        23,614         74,512         58,100      94,064       121,099
                                    -------      -------       -------        -------        -------     -------       -------
Operating costs and expenses:
  Restaurant operations:
    Food and packaging...........     6,537       12,055         7,572         24,866         19,628      32,039        41,501
    Payroll and other employee
      benefits...................     7,390       12,171         9,337         25,832         20,550      32,823        42,376
    Occupancy and other operating
      expenses...................     4,482        7,998         5,609         17,104         14,126      21,267        28,809
                                    -------      -------       -------        -------        -------     -------       -------
                                     18,409       32,224        22,518         67,802         54,304      86,129       112,686
  Franchised and licensed
    restaurants..................       184          217           234            452            479       1,115         1,062
  Advertising expenses...........       591          610            --          1,118            711       1,571         3,311
  General and administrative
    expenses.....................       981        1,226         1,077          2,983          2,464       9,323         9,091
                                    -------      -------       -------        -------        -------     -------       -------
         Total operating costs
           and expenses..........    20,165       34,277        23,829         72,355         57,958      98,138       126,150
                                    -------      -------       -------        -------        -------     -------       -------
Operating income (loss)..........       339        1,588          (215)         2,157            142      (4,074)       (5,051)
Interest expense.................      (182)        (262)         (236)          (748)          (491)       (993)       (1,535)
Other income, net................        81          101           102            216            321       4,283           490
                                    -------      -------       -------        -------        -------     -------       -------
Income (loss) before income
  taxes..........................       238        1,427          (349)         1,625            (28)       (784)       (6,096)
Income tax expense (benefit).....        92          571          (135)           595            (11)        899        (1,052)
                                    -------      -------       -------        -------        -------     -------       -------
                                                                                             $   (17) -
Net income (loss)................   $   146      $   856       $  (214)       $ 1,030               -    $(1,683)      $(5,044)
                                    =======      =======       =======        =======        =======     =======       =======

                See accompanying notes to financial statements.

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                              PREFERRED STOCK       COMMON STOCK
                             -----------------   ------------------   TREASURY   ADDITIONAL
                             NUMBER OF    PAR    NUMBER OF             STOCK      PAID-IN     UNREALIZED
                              SHARES     VALUE    SHARES     AMOUNT    AMOUNT     CAPITAL        GAIN
                             ---------   -----   ---------   ------   --------   ----------   ----------
                                                       (DOLLARS IN THOUSANDS)
Balance at September 26,
  1994.....................     947      $ 947     5,289     $ 529    $(3,284)    $ 29,581     $ 2,773
Common stock contributed to
  employee benefit plan....      --         --         5        --         30           13          --
Retirement of treasury
  stock....................      --         --      (495)      (49)     3,254       (3,205)         --
Net unrealized gain on
  investment in HomeTown
  Buffet, Inc..............      --         --        --        --         --           --         792
Net loss...................      --         --        --        --         --           --          --
                               ----      -----    ------     -----    -------     --------     -------
Balance at September 25,
  1995.....................     947        947     4,799       480         --       26,389       3,565
Net loss...................      --         --        --        --         --           --          --
Net change in unrealized
  gain on investment in
  HomeTown Buffet, Inc.....      --         --        --        --         --           --      (2,639)
                               ----      -----    ------     -----    -------     --------     -------
Balance at July 15, 1996...     947        947     4,799       480         --       26,389         926
                               ====      =====    ======     =====    =======     ========     =======
========================================================================================================
Capitalization of Summit...      --      $  --         1     $   1    $    --     $ 29,055     $    --
Distribution to CKE, net
  (see Note 1).............      --         --        --        --         --       (1,735)         --
Net income.................      --         --        --        --         --           --          --
                               ----      -----    ------     -----    -------     --------     -------
Balance at January 27,
  1997.....................      --         --         1         1         --       27,320          --
Net income.................      --         --        --        --         --           --          --
Distribution to CKE, net
  (see Note 1).............                                                        (10,048)
Elimination of historical
  balances (see Note 1)....      --         --        --        (1)        --           --          --
                               ----      -----    ------     -----    -------     --------     -------
Balance at September 22,
  1997.....................      --         --         1        --         --       17,272          --
Distribution to CKE, net
  (see Note 1).............      --         --        --        --         --         (165)         --
Net loss...................      --         --        --        --         --           --          --
                               ----      -----    ------     -----    -------     --------     -------
Balance at January 26,
  1998.....................      --      $  --         1     $  --    $    --     $ 17,107     $    --
                               ====      =====    ======     =====    =======     ========     =======
Distribution to CKE, net
  (see Note 1).............      --         --        --        --         --       (4,674)         --
Net income.................      --         --        --        --         --           --          --
                               ----      -----    ------     -----    -------     --------     -------
Balance at May 18, 1998
  (unaudited)..............              $             1     $        $    --     $ 12,433     $    --
                               ====      =====    ======     =====    =======     ========     =======

                               RETAINED
                               EARNINGS         TOTAL
                             (ACCUMULATED   STOCKHOLDERS'
                               DEFICIT)        EQUITY
                             ------------   -------------
                                (DOLLARS IN THOUSANDS)
Balance at September 26,
  1994.....................    $13,790        $ 44,336
Common stock contributed to
  employee benefit plan....         --              43
Retirement of treasury
  stock....................         --              --
Net unrealized gain on
  investment in HomeTown
  Buffet, Inc..............         --             792
Net loss...................     (5,044)         (5,044)
                               -------        --------
Balance at September 25,
  1995.....................      8,746          40,127
Net loss...................     (1,683)         (1,683)
Net change in unrealized
  gain on investment in
  HomeTown Buffet, Inc.....         --          (2,639)
                               -------        --------
Balance at July 15, 1996...      7,063          35,805
                               =======        ========
===========================
Capitalization of Summit...    $    --        $ 29,056
Distribution to CKE, net
  (see Note 1).............         --          (1,735)
Net income.................        (17)            (17)
                               -------        --------
Balance at January 27,
  1997.....................        (17)         27,304
Net income.................      1,030           1,030
Distribution to CKE, net
  (see Note 1).............                    (10,048)
Elimination of historical
  balances (see Note 1)....     (1,013)         (1,014)
                               -------        --------
Balance at September 22,
  1997.....................         --          17,272
Distribution to CKE, net
  (see Note 1).............         --            (165)
Net loss...................       (214)           (214)
                               -------        --------
Balance at January 26,
  1998.....................    $  (214)       $ 16,893
                               =======        ========
Distribution to CKE, net
  (see Note 1).............         --          (4,674)
Net income.................        146             146
                               -------        --------
Balance at May 18, 1998
  (unaudited)..............    $   (68)       $ 12,365
                               =======        ========

                See accompanying notes to financial statements.

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   CKE
                                  SUCCESSOR    PREDECESSOR    SUCCESSOR          CKE PREDECESSOR            SUMMIT PREDECESSOR
                                 -----------   -----------   -----------   ---------------------------   ------------------------
                                  16 WEEKS      16 WEEKS      18 WEEKS       34 WEEKS       28 WEEKS     42 WEEKS     52 WEEKS
                                    ENDED         ENDED         ENDED          ENDED          ENDED       ENDED         ENDED
                                   MAY 18,       MAY 19,     JANUARY 26,   SEPTEMBER 22,   JANUARY 27,   JULY 15,   SEPTEMBER 25,
                                    1998          1997          1998           1997           1997         1996         1995
                                 -----------   -----------   -----------   -------------   -----------   --------   -------------
                                        (UNAUDITED)
Net cash flows from operating
  activities:
Net income (loss)..............    $   146       $  856        $  (214)      $  1,030        $   (17)    $(1,683)     $ (5,044)
  Adjustment to reconcile net
    income (loss) to net cash
    provided by (used in)
    operating activities
    excluding the effect of
    disposition:
    Depreciation and
      amortization.............      1,086        1,806          1,156          3,561          3,424       5,654         6,585
    Provision for losses on
      accounts and notes
      receivable...............         --           --             --             --             --          --            --
    Loss on sale of property
      and equipment............         --           --             --             12            289          --           209
    Net noncash investment and
      dividend income..........         --           --             --             --            (65)         --            --
    Gain on sale of marketable
      securities...............         --           --             --             --           (164)     (3,959)           --
    Net change in receivables
      inventories and other
      current assets...........         61          620           (896)           159           (792)      1,464         1,983
    Net change in accounts
      payable, other current
      liabilities and
      intercompany payables....      1,147        1,542          1,405            966          1,531      (4,726)          217
                                   -------       ------        -------       --------        -------     -------      --------
      Net cash provided by
        (used in) operating
        activities.............      2,440        4,824          1,451          5,728          4,206      (3,250)        3,950
                                   -------       ------        -------       --------        -------     -------      --------
Cash flows from investing
  activities:
  Purchases of:
    Marketable securities......         --           --             --             --             --          --         1,980
    Property and equipment.....       (147)      (2,434)          (462)        (3,530)        (1,046)     (1,480)      (10,620)
  Proceeds from sale of:
    Marketable securities and
      long-term investments....         --           --             --             --          1,968       4,755            --
    Property and equipment.....      4,265           --             --             --            499         269         3,028
  Net change in other assets...        127          385              6            209           (708)       (918)          (45)
  Collections on and sale of
    notes receivable, related
    party receivables and
    leases receivable..........        125           31             27             71             43         474           135
                                   -------       ------        -------       --------        -------     -------      --------
      Net cash provided by
        (used in) investing
        activities.............      4,370       (2,018)          (429)        (3,250)           756       3,100        (5,522)
                                   -------       ------        -------       --------        -------     -------      --------
Cash flows from financing
  activities:
  Net change in bank
    overdraft..................        246         (916)          (775)        (1,514)         1,314         855           865
  Short-term borrowings........         --           --             --             --             --          --           815
  Repayments of short-term
    debt.......................         --           --             --             --             --          --          (815)
  Long-term borrowings.........         --           --             --            489             --          --            --
  Repayment of long-term
    debt.......................       (112)          (8)            (8)           (51)           (12)        (41)           --
  Repayments of capital lease
    obligations................       (270)        (342)          (261)          (742)          (445)       (141)       (1,820)
  Net change in other long-term
    liabilities................       (580)      (2,457)          (504)            90           (886)         --            --
  Dividends paid to CKE........     (4,674)      (1,000)        (1,500)        (3,500)        (2,500)         --            --
  Exercise of stock options....         --           --             --             --             --          37            --
                                   -------       ------        -------       --------        -------     -------      --------
    Net cash provided by (used
      in) financing
      activities...............     (5,390)      (4,723)        (3,048)        (5,228)        (2,529)        710          (955)
                                   -------       ------        -------       --------        -------     -------      --------
Net increase (decrease) in cash
  and cash equivalents.........      1,420       (1,917)        (2,026)        (2,750)         2,433         560        (2,527)
  Cash and cash equivalents at
    beginning of period........      1,093        5,869          3,119          5,869          3,436       2,876         5,403
                                   -------       ------        -------       --------        -------     -------      --------
  Cash and cash equivalents at
    end of period..............    $ 2,513       $3,952        $ 1,093       $  3,119        $ 5,869     $ 3,436      $  2,876
                                   =======       ======        =======       ========        =======     =======      ========

                See accompanying notes to financial statements.

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

     A summary of certain significant accounting policies not disclosed elsewhere in the footnotes to the financial statements is set forth below.

  Description of Business

     JBRI presently owns, operates, and franchises the JB's restaurant concept. As of January 26, 1998 the JB's system included 94 restaurants, of which 74 were operated by JB's and 20 were operated by JBRI's franchisees. The JB's restaurants are located in eight western states with the highest concentration in Arizona. The Company also owns and operates six Galaxy restaurants, mostly in Utah.

     The business and operations of JBRI have undergone several changes in ownership in the past two years. On July 15, 1996 Summit, JB's predecessor, was acquired by CKE. CKE acquired Summit for approximately $29.0 million in cash and stock. The purchase price was allocated to assets and liabilities based on the fair market value of the assets and liabilities. In connection with the acquisition, certain reserves were established -- see note 10. Before and after the acquisition of Summit by CKE, Summit was the parent corporation of HTB Restaurants, Inc. ("HTB") which operated 16 HomeTown Buffet restaurants as a franchisee of HomeTown Buffet, Inc. Summit continued operating as a subsidiary of CKE until September 22, 1997, at which time Summit transferred selected assets and liabilities which included its JB's Restaurant system and Galaxy Diner restaurants to JB's Family Restaurants, Inc. a newly formed subsidiary of CKE. Concurrent with this transfer, CKE exchanged all of the issued and outstanding shares of capital stock of Summit for 2,600,000 shares of Common Stock of Star Buffet, Inc. ("Star") and thereby transferred all of the remaining net assets of HTB to Star at its book value of $8,507,000. Star was incorporated on July 28, 1997, and was a wholly owned subsidiary of CKE from July 28, 1997 until the stock offering of Star was completed on September 29, 1997. The transfer of assets to Star was made at net book value which management believes approximates fair market value. The transactions represented the reorganization of entities under common control. Because of these changes in ownership the accompanying financial statements and these notes include results of operations of Summit and it's wholly owned subsidiaries prior to CKE's acquisition (Summit predecessor) and after its acquisition by CKE (CKE predecessor), and the Company is referred to as follows:

          "Summit predecessor" means Summit for all periods prior to July 16, 1996.

          "CKE predecessor" means Summit (as a subsidiary of CKE) for the period July 16, 1996 through September 22, 1997.

          "Successor" means JB's (as a subsidiary of CKE) for all periods from and after September 23, 1997.

  Fiscal Year

     JBRI utilizes a 52/53 week fiscal year which ends on the last Monday in January. Summit predecessor had a 52/53 week fiscal year which ended on the last Monday in September.

  Cash and Cash Equivalents

     Cash equivalents consist of short-term liquid assets with original maturities of three months or less.

     The Successor and CKE predecessor participate in a cash management program with CKE whereby excess cash is distributed to CKE from time to time. $4,674,000, $1,500,000, $3,500,000, and $2,500,000 were distributed during the
16 week period ended May 18, 1998, the 18 week period ended January 26, 1998, the 34 week period ended September 22, 1997 and the 28 week period ended January 27, 1997, respectively, which are netted within Distribution to CKE on the accompanying Statements of Stockholders' Equity.

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

  Inventories

     Inventories consist of food, beverages and restaurant supplies and are valued at the lower of cost, determined by the first-in first-out method, or market.

  Marketable Securities

     Marketable securities in the accompanying balance sheets (consisting primarily of certificates of deposits, with original maturities of greater than three months) represent held-to-maturity securities, and accordingly, have been stated at their cost.

  Property and Equipment

     Property and equipment and real property under capitalized leases are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the following useful lives: buildings and leaseholds -- lesser of lease life or 20 years; equipment -- five to eight years; capitalized leases -- lesser of lease life or 20 years.

  Impairment of Long-Lived Assets

     On July 15, 1996 and in conjunction with the acquisition of Summit by CKE, JBRI adopted the provisions of Statement of Financial Accounting Standards No. 121 (SFAS No. 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Pursuant to this statement, JBRI reviews long-lived assets and certain identifiable intangibles to be held and used whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In addition, long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or estimated fair value less cost to sell. No impairment loss has been recognized subsequent to the acquisition by CKE.

  Pre-Opening Costs

     Pre-opening costs, which represent expenses incurred for hiring and training personnel relating to new restaurants and expenses for promotion of new store openings, are capitalized and amortized over the restaurant's first year of operation.

  Franchising Revenues and Expenses

     JBRI is a franchisor of JB's Restaurants and Summit is a franchisee of HomeTown Buffet restaurants. Gains or losses on JBRI operated JB's Restaurants sold to franchisees are recognized as a gain or loss in the period the transaction is completed provided the down payment received from the franchisee represents 20% or more of the total purchase price. Otherwise, the gain or loss is deferred and recognized over the period of the franchise agreement. Initial franchise fees received are recognized as revenue in the period the franchised restaurant opens. Franchise royalty revenues and all franchising costs are recognized on the accrual basis.

     Initial franchise fee payments related to HomeTown Buffet restaurants are amortized using the straight-line method over the life of the franchise agreement. Royalty costs and all other franchise costs are recognized as expense on the accrual basis.

     Advertising costs are expensed when incurred.

  General and Administrative Expenses

     JBRI operated as a separate public company until the acquisition by CKE on July 15, 1996. Accordingly, the statements of operations for the periods ended prior to the acquisition by CKE include all general and

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1) administrative expenses incurred by JBRI. Since the acquisition by CKE, CKE has provided certain corporate services to JBRI but there have been no allocations to JBRI for the cost of these services. These costs are considered to be immaterial and therefore are not included in the accompanying financial statements.

  Costs in excess of net assets acquired

     Costs in excess of net assets acquired represent expenses incurred by CKE upon its acquisition of Summit. These costs are amortized over 40 years.

  Income Taxes

     The Summit Predecessor accounted for income taxes using the asset and liability method. Under this method, income tax assets and liabilities are recognized using enacted tax rates for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A change in tax rates is recognized in income in the period that includes the enactment date. Given the changes in the business and operations of JB's, detailed information related to Summit Predecessors income taxes is not presented.

     The Successor and CKE predecessor file a consolidated income tax return with CKE; accordingly, many of the tax assets or liabilities may be utilized or paid by its parent based upon the consolidated income tax return. In accordance with the tax allocation policy, income expense/benefit is calculated by the Successor and CKE predecessor based on the blended tax rate of CKE of 39% and the related payable/receivable is recorded as amounts due to or from CKE.

  Estimations

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements

     The accompanying unaudited condensed financial statements should be read in conjunction with the audited combined financial statements and notes thereto, included in this booklet. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for the interim periods presented have been reflected herein. Results of operations for such interim periods are not necessarily indicative of results to be expected for the full fiscal year or for any future periods.

NOTE 2 -- ACCOUNTS RECEIVABLE

     The components of accounts receivable are as follows:

                                                         JANUARY 26,    JANUARY 27,
                                                            1998           1997
                                                         -----------    -----------
                                                           (DOLLARS IN THOUSANDS)
Franchise royalties and rents..........................    $  306          $503
Note receivable, current...............................       352           178
Other..................................................       346            69
                                                           ------          ----
                                                           $1,004          $750
                                                           ======          ====

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

NOTE 3 -- OTHER CURRENT ASSETS AND OTHER CURRENT LIABILITIES

     Other current assets consist of the following:

                                                        JANUARY 26,    JANUARY 27,
                                                           1998           1997
                                                        -----------    -----------
                                                          (DOLLARS IN THOUSANDS)
Prepaid rent..........................................    $   26          $531
Other.................................................       599           332
                                                          ------          ----
                                                          $  625          $863
                                                          ======          ====

     Other current liabilities consist of the following:

                                                        JANUARY 26,    JANUARY 27,
                                                           1998           1997
                                                        -----------    -----------
                                                          (DOLLARS IN THOUSANDS)
Accrued sales tax.....................................    $  877         $  639
Accrued payroll.......................................     1,683          1,720
Accrued liability insurance...........................       468            304
Accrued workers' compensation and group health
  insurance...........................................       849            503
Accrued payroll tax...................................       316            436
Accrued property tax..................................       546            842
Accrued rent..........................................       177            485
Other.................................................       141            785
                                                          ------         ------
                                                          $5,057         $5,714
                                                          ======         ======

NOTE 4 -- PROPERTY AND EQUIPMENT

     The components of property and equipment are as follows:

                                                        JANUARY 26,    JANUARY 27,
                                                           1998           1997
                                                        -----------    -----------
                                                          (DOLLARS IN THOUSANDS)
Property and equipment:
  Land................................................    $ 4,462        $ 4,451
  Buildings and leasehold improvements................     25,435         33,862
  Equipment, furniture and fixtures...................     28,721         33,351
                                                          -------        -------
                                                           58,618         71,664
Less accumulated depreciation and amortization........     40,051         41,575
                                                          -------        -------
                                                          $18,567        $30,089
                                                          =======        =======

NOTE 5 -- REAL PROPERTY UNDER CAPITAL LEASES

                                                        JANUARY 26,    JANUARY 27,
                                                           1998           1997
                                                        -----------    -----------
                                                          (DOLLARS IN THOUSANDS)
Real property under capital leases, net...............    $17,648        $21,074
  Less accumulated amortization.......................     10,288          9,887
                                                          -------        -------
                                                          $ 7,360        $11,187
                                                          =======        =======

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

NOTE 6 -- NOTES RECEIVABLE

     Notes receivable consist of amounts due from corporations and individuals resulting primarily from the sale of property, buildings and equipment. The components of notes receivable are as follows:

                                                        JANUARY 26,    JANUARY 27,
                                                           1998           1997
                                                        -----------    -----------
                                                          (DOLLARS IN THOUSANDS)
Notes receivable......................................    $2,206         $2,311
Allowance for doubtful accounts.......................      (424)          (674)
                                                          ------         ------
                                                           1,782          1,637
Less current portion..................................       352            178
                                                          ------         ------
                                                          $1,430         $1,459
                                                          ======         ======

     At January 26, 1998 and January 27, 1997 the Company has 14 notes relating to the sales of restaurants to franchisees which are unsecured or secured by receivables, inventory and equipment. 11 of the notes bear interest at 10.0%. Two notes bear interest at prime plus 3.0% and another bears interest at prime plus 0.5%.

NOTE 7 -- INVESTMENT IN HOMETOWN BUFFET, INC.

     In November 1991, Summit Predecessor invested $3.8 million with Americana Entertainment Group, Inc., the predecessor of HomeTown Buffet, Inc. ("HTBB"), in exchange for 1,266,667 shares of convertible preferred stock. In July 1993, Summit Predecessor sold 250,000 shares of its preferred stock investment in HTBB for $2.5 million, resulting in a pre-tax gain of $1.7 million. In the fourth quarter of fiscal 1993, HTBB concluded an initial public offering ("IPO") of its common stock and commenced trading on NASDAQ under the symbol HTBB. At the completion of the IPO the outstanding preferred stock automatically was converted to common stock. During the second quarter of fiscal 1994, Summit Predecessor exercised its option to purchase 60,000 shares of HTBB common stock and HTBB announced a three for two stock split increasing Summit Predecessor's ownership of HTBB common stock to 1,585,000 shares. In the third quarter of fiscal 1994, Summit Predecessor sold 1,056,780 shares of HTBB common stock as a selling shareholder in HTBB's secondary public offering for $16.8 million resulting in a pre-tax gain of $14.7 million and leaving Summit Predecessor with 528,220 shares of HTBB common stock at September 25, 1995. During the period ended July 15, 1996, Summit Predecessor sold 398,220 shares of HTBB common stock for $4.8 million resulting in pre-tax gain of $4.0 million. During the period ended January 27, 1997, CKE Predecessor sold its remaining 130,000 shares of HTBB common stock for $1.9 million resulting in a pre-tax gain of $164,000. All gains resulting from the sale of HTBB common stock have been reflected as other income in JBRI's financial statements.

NOTE 8 -- LONG-TERM DEBT

     Long-term debt consists of:

                                                        JANUARY 26,    JANUARY 27,
                                                           1998           1997
                                                        -----------    -----------
                                                          (DOLLARS IN THOUSANDS)
Notes payable to individuals, financial institutions
  and other companies payable in monthly, quarterly,
  and annual installments through 2004, interest at
  8.25% to 13.5%; unsecured or secured by land,
  buildings and equipment.............................     $775           $345
Less current portion..................................       76             43
                                                           ----           ----
                                                           $699           $302
                                                           ====           ====

     Annual aggregate maturities of debt, are as follows: $76,000 in 1999; $82,000 in 2000; $85,000 in 2001; $55,000 in 2002; $59,000 in 2003; and $418,000
thereafter.

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

NOTE 9 -- LONG-TERM LEASES

     The Company occupies certain of its restaurants under long-term leases expiring at various dates through 2035. Most restaurant leases have renewal options for terms of five to twenty years, and substantially all require the payment of real estate taxes and insurance. Certain of the leases provide for rent to be the greater of a stipulated minimum rent or a specified percentage of sales.

     Rent expense for the 12 weeks ended January 26, 1998 (unaudited), 14 weeks ended January 27, 1997 (unaudited), 18 weeks ended January 26, 1998, 34 weeks ended September 22, 1997, 28 weeks ended January 27, 1997, 42 weeks ended July 15, 1996, and 52 weeks ended September 25, 1995, was $893,000, $1,718,000,
$1,046,000, $4,818,000, $5,835,000, $5,888,000 and $6,942,000, respectively.
Contingent rentals, measured as a percentage of sales, included in rent expense for the same periods were $48,000, $62,000, $61,000, $276,000, $320,000,
$320,000 and $292,000, respectively.

     Future aggregate minimum rental payments on noncancellable leases as of January 26, 1998, exclusive of taxes, insurance and percentage rentals based on sales are as follows:

                       YEAR ENDED                          CAPITAL     OPERATING
                       ----------                          --------    ----------
                                                           (DOLLARS IN THOUSANDS)
  1999...................................................  $ 1,463      $ 3,303
  2000...................................................    1,408        3,122
  2001...................................................    1,391        2,866
  2002...................................................    1,291        2,709
  2003...................................................    1,123        2,368
Aggregate thereafter.....................................    3,585       10,432
                                                           -------      -------
          Total minimum lease payments...................   10,261      $24,800
                                                                        -------
  Less amount representing interest......................   (2,759)
                                                           -------
  Present value of minimum lease payments................    7,502
  Less current portion...................................      896
                                                           -------
  Long-term obligation...................................  $ 6,606
                                                           =======

NOTE 10 -- OTHER LONG-TERM LIABILITIES

     Other long term liabilities consists of the following:

                                                        JANUARY 26,    JANUARY 27,
                                                           1998           1997
                                                        -----------    -----------
                                                          (DOLLARS IN THOUSANDS)
Deferred compensation obligation......................    $1,533         $1,551
Closure and other reserves............................        --          1,356
Other.................................................       956          1,863
                                                          ------         ------
                                                          $2,489         $4,770
                                                          ======         ======

     The closure and other reserves consist of amounts provided for in the acquisition of Summit Predecessor by CKE for the closure of certain restaurants and corporate facilities. These reserves were fully utilized for their intended purpose during the period ended January 26, 1998.

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

NOTE 11 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents information on the Company's financial instruments:

                                                  JANUARY 26, 1998         JANUARY 27, 1997
                                                ---------------------    ---------------------
                                                           ESTIMATED                 ESTIMATED
                                                CARRYING      FAIR       CARRYING      FAIR
                                                 AMOUNT      VALUE        AMOUNT       VALUE
                                                --------   ----------    ---------   ---------
                                                           (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and cash equivalents...................   $1,093      $1,093       $5,869      $5,869
  Marketable securities.......................       --          --          180         180
  Notes receivable, including current
     portion..................................    1,782       1,849        1,637       1,913
Financial liabilities:
  Long-term debt, including current portion...      775         633          345         336

     The fair value of cash and cash equivalents approximates their carrying amount due to their short maturity. The estimated fair values of marketable securities were based on quoted market prices. The estimated fair values of notes receivable were determined by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings. The estimated fair value of long-term debt was determined by discounting future cash flows using rates currently available to the Company for debt with similar terms and remaining maturities.

NOTE 12 -- OTHER INCOME, NET (DOLLARS IN THOUSANDS)

                                         CKE
                        SUCCESSOR    PREDECESSOR    SUCCESSOR          CKE PREDECESSOR            SUMMIT PREDECESSOR
                       -----------   -----------   -----------   ---------------------------   ------------------------
                        12 WEEKS      14 WEEKS      18 WEEKS       34 WEEKS       28 WEEKS     42 WEEKS     52 WEEKS
                          ENDED         ENDED         ENDED          ENDED          ENDED       ENDED         ENDED
                       JANUARY 26,   JANUARY 27,   JANUARY 26,   SEPTEMBER 22,   JANUARY 27,   JULY 15,   SEPTEMBER 25,
                          1998          1997          1998           1997           1997         1996         1995
                       -----------   -----------   -----------   -------------   -----------   --------   -------------
                              (UNAUDITED)
Interest income......      $58          $ 89          $ 85           $184           $153        $  284        $452
Net gain on sale of
  investments........       --            --            --             --            164         3,959          --
Other gain...........       11            13            17             32              4            40          38
                           ---          ----          ----           ----           ----        ------        ----
                           $69          $102          $102           $216           $321        $4,283        $490
                           ===          ====          ====           ====           ====        ======        ====

NOTE 13 -- EMPLOYEE BENEFIT PLANS

  Employee Stock Ownership Plan

     Summit had an employee stock ownership plan to which Summit predecessor contributed funds as authorized by the Board of Directors. This plan was terminated on October 15, 1996. The plan had the authority to purchase shares of the Summit predecessor's common stock. All employees of Summit predecessor who had one year of service and were over age 21 participated in the plan.

     Participant vesting began with the third year of participation in the plan at the rate of 20 percent per year. Funds contributed to the plan were used to retire debt previously incurred, to pay participants who are entitled to benefits under the plan and to purchase shares of Summit predecessor's common stock. As of January 26, 1998, $42,000 remains in the plan which will be distributed to plan participants in calendar 1998.

  401(k) Plan

     The Company, including predecessors, has a 401(k) plan covering all employees who have attained age 21 and completed one year of service. The plan allows participants to allocate up to 10% of their annual compensation before taxes for investment in several investment alternatives. From January 1, 1995, until

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

September 25, 1995, and in calendar 1994, the Summit predecessor made annual matching contributions of its stock to the employees' investment portfolio of up to 25% of the first 3% of annual compensation contributed by the employee. Summit predecessor provided contributions of $26,000 in fiscal year 1995. No contributions have been made since that time.

  Deferred Compensation Plan

     The Company has a deferred compensation plan covering certain former executives, which requires payment upon retirement or disability. Under the plan, participants receive benefits based upon a multiple of compensation prior to retirement and years of service (not to exceed 50 percent of average annual compensation for the highest five-year period) reduced for benefits payable from the Company's profit sharing and employee stock ownership plans. Participation in the plan will be limited to those individuals with previously approved deferred compensation agreements. Accruals for this plan, were $1,533,000 and $1,551,000 at January 26, 1998 and January 27, 1997, respectively.

  Stock Incentive Plans

     In connection with the acquisition of Summit, CKE assumed the options outstanding under Summit's existing option plans: the 1984 Incentive Stock Option Plan, the 1987 Nonqualified Stock Option Plan, the 1987 Employee Incentive Stock Option Plan and the 1992 Stock Option Plan. Pursuant to the terms of the acquisition, options under these plans became fully vested and were converted to CKE options on July 15, 1996. The options granted in accordance with these four plans generally had a term of five to ten years. Under these plans, there were 20,993 stock options outstanding at January 26, 1998 with exercise prices ranging from $13.24 to $23.45 per share. No further shares may be granted under these plans. During fiscal year 1998, CKE granted options to certain employees of the Company under CKE's 1994 stock incentive plans. As of January 26, 1998, 14,850 stock options were outstanding with an exercise price of $12.88. CKE's 1994 stock incentive plan was approved by stockholders in June 1994. Awards granted to eligible employees under the 1994 plan are not restricted as to any specified form or structure, with such form, vesting and pricing provisions determined by the compensation committee of the Board of Directors. The 1994 plan also provides for the automatic annual award of stock options to nonemployee directors and nonemployee director members of the executive committee. Options generally have a term of five years from the date of grant for the nonemployee directors and 10 years from the date of grant for employees, become exercisable at a rate of 33 1/3% per year following the grant date and are priced at the fair market value of the shares on the date of grant. A total of 5,775,000 shares are available for grants of options or other awards under this plan, of which 4,045,033 stock options were outstanding as of January 31, 1998 with exercise prices ranging from $4.09 per share to $39.09 per share. Upon the completion of the sale of the Company's capital stock to GB Foods Corporation (see Note 14), the CKE options terminate. The exercise price of the stock options granted equals the market price of CKE's common stock on the date of grant. As allowed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," ("SFAS 123") no compensation expense is recognized for these stock option grants. As earnings per share data for JBRI is not presented, the pro forma disclosures required under SFAS 123 is not presented.

  Stock Purchase Plan

     CKE operates an Employee Stock Purchase Plan ("ESPP"). Under the terms of the ESPP and subsequent amendments, eligible employees may voluntarily purchase, at current market prices, up to 750,000 shares of CKE's common stock through payroll deductions. Pursuant to the ESPP, employees may contribute an amount between 3% and 15% of their base salary. CKE contributes varying amounts as specified in the ESPP. Company employees became eligible for the plan January 28, 1997. During the 18 weeks ended January 26, 1998 and the 34 weeks ended September 22, 1997, 1,297 and 3,460 shares, respectively, were purchased and allocated to employees, based upon their contributions, at an average price of $40.97 and

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

$27.83 per share, respectively. CKE made a contribution to the plan in the amount of $15,621 on December 8, 1997 on behalf of the Company.

NOTE 14 -- SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                  42
                                    18 WEEKS       34 WEEKS       28 WEEKS      WEEKS       52 WEEKS
                                      ENDED          ENDED          ENDED       ENDED         ENDED
                                   JANUARY 26,   SEPTEMBER 22,   JANUARY 27,   JULY 15,   SEPTEMBER 25,
                                      1998           1997           1997         1996         1995
                                   -----------   -------------   -----------   --------   -------------
                                                          (DOLLARS IN THOUSANDS)
Cash paid for interest and income
  taxes are as follows:
  Interest (net of amount
     capitalized)................     $232          $   749         $ 470        $993        $1,535
  Income taxes...................        3               12            10         270             1
Noncash investing and financing
  activities are as follows:
  Write-off of property and
     equipment against store
     closure reserve.............     $ --          $  (287)        $(262)       $ --        $   --
  Capital lease asset
     termination.................       --               --          (221)         --            --
  Capital lease obligation
     termination.................       --               --           279          --            --
  Net change in marketable
     securities..................       --               --           (65)         --            --
Termination of lease receivable,
  net............................       --             (491)           --          --            --
Disposition of HTB, net of cash
  surrendered (see Note 1).......       --           (8,507)           --          --            --
Capitalize acquisition costs
  incurred by CKE on JBRI's
  behalf.........................       --               --           765          --            --
Transfer tax assets of HTB and
  Summit to CKE upon the sale of
  HTB and the formation of
  JB's...........................    1,079              840            --          --            --
Charge JBRI's for the following
  expenses paid by CKE on JBRI's
  behalf: bank charges, legal
  fees, worker's compensation and
  general liability insurance,
  employee stock purchase plan
  payments, and other
  miscellaneous charges..........      256            1,119            --          --            --
                                      ====          =======         =====        ====        ======

     During the 52 weeks ending September 25, 1995, stores were sold to franchisees and notes receivable were recorded in exchange for equipment as follows:

Notes receivable.................     $ --          $    --         $  --        $ --        $  377
Gain recognized..................       --               --            --          --           (38)
Gain deferred....................       --               --            --          --          (207)
Cash received....................       --               --            --          --            98
                                      ----          -------         -----        ----        ------
Net book value of equipment
  sold...........................     $ --          $    --         $  --        $ --        $  230
                                      ====          =======         =====        ====        ======

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

     In connection with the sale of restaurants, the Company has assigned its rights and obligations under real property leases to the buyer. As such, the Company remains contingently liable for these obligations. Future minimum payments, under these leases amount to $1,209,000 in 1999, $1,095,000 in 2000, $907,000 in 2001, $769,000 in 2002, $698,000 in 2003 and $1,442,000 thereafter.

     In addition, JBRI is engaged in ordinary and routine litigation incidental to its business. Management does not anticipate that any amounts which it may be required to pay by reason thereof will have a material effect on the Company's statements of operations, financial position, or liquidity.

NOTE 16 -- SUBSEQUENT EVENTS

     On February 24, 1998, the Company sold to a subsidiary of Star (Star Sub) the net assets related to the operation of 12 JB's Restaurants for $4,265,000, in cash. Additionally, JBRI and Star entered into a Franchise Agreement for each of the purchased restaurants pursuant to which the Company granted to Buyer the right to use the Intangible Property Rights in accordance with the terms and conditions of the Franchise Agreement. At the Closing, Star Sub paid to JBRI cash in the amount of $485,000 (the "Royalty Payment"), which satisfied all royalty payments due under all of the Franchise Agreements for the purchased restaurants through the first anniversary of the Closing. From and after the Closing Date, Star Sub shall have one (1) year, at its sole option, to elect to either (i) de-identify the purchased restaurants from the JB's Restaurant concept, terminate the Franchise Agreement and immediately turn over to the Company all signs, advertising materials, menus, and other materials bearing the service marks or trademarks of "JB's" and cease to hold itself out as a franchisee of JBRI, all in accordance with the terms of the Franchise Agreement, or (ii) commencing on the first anniversary of the Closing Date, begin to pay to JBRI for each of the purchased restaurants a royalty fee equal to 4% or such lower royalty rate as is then generally in effect with respect to the Company's other franchisees.

     On March 12, 1998, CKE entered into an agreement to sell 16 JB's restaurants to Timber Lodge Steakhouse, Inc. ("Timber Lodge"), in exchange for 687,890 shares of Timber Lodge common stock. On February 19, 1998, CKE entered into an agreement to sell the outstanding capital stock of JBRI to GB Foods Corporation in exchange for 1,000,000 shares of GB Foods Corporation common stock.

     The following table depicts certain balance sheet information related to the Hometown Buffet restaurants, the 12 JB's restaurants sold to Star Sub, the 16 JB's restaurants to be acquired by Timber Lodge and the remaining operations to be acquired by GB Foods as of January 26, 1998 and certain statement of operations information for the 34 weeks ended September 22, 1997, the 18 weeks ended January 26, 1998 and the 52 weeks ended January 26, 1998.

                 CONDENSED BALANCE SHEET AS OF JANUARY 26, 1998

                                              NET ASSETS       NET ASSETS        NET ASSETS
                                            TO BE ACQUIRED   TO BE ACQUIRED    TO BE ACQUIRED
                                            BY STAR BUFFET   BY TIMBER LODGE    BY GB FOODS
                                              (12 UNITS)       (16 UNITS)        (52 UNITS)      TOTAL
                                            --------------   ---------------   --------------   -------
                                                              (DOLLARS IN THOUSANDS)
Cash......................................      $  160           $  218           $   715       $ 1,093
Short-term investments....................          --               --                --            --
Other current assets......................         136              157             2,105         2,398
                                                ------           ------           -------       -------
Total current assets......................         296              375             2,820         3,491
Non-current assets........................       3,780            5,503            22,836        32,119
                                                ------           ------           -------       -------
Total assets..............................      $4,076           $5,878           $25,656       $35,610
                                                ======           ======           =======       =======
Accounts payable..........................      $  387           $   --           $ 2,564       $ 2,951
Other current liabilities.................         808              553             4,611         5,972

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

                                              NET ASSETS       NET ASSETS        NET ASSETS
                                            TO BE ACQUIRED   TO BE ACQUIRED    TO BE ACQUIRED
                                            BY STAR BUFFET   BY TIMBER LODGE    BY GB FOODS
                                              (12 UNITS)       (16 UNITS)        (52 UNITS)      TOTAL
                                            --------------   ---------------   --------------   -------
                                                              (DOLLARS IN THOUSANDS)
Total current liabilities.................       1,195              553             7,175         8,923
                                                ------           ------           -------       -------
Long-term debt including capital lease
  obligations.............................         244            1,383             5,678         7,305
Other non-current liabilities.............          --               --             2,489         2,489
                                                ------           ------           -------       -------
Total liabilities.........................       1,439            1,936            15,342        18,717
                                                ------           ------           -------       -------
Stockholder's equity......................       2,637            3,942            10,314        16,893
                                                ------           ------           -------       -------
Total liabilities and stockholder's
  equity..................................      $4,076           $5,878           $25,656       $35,610
                                                ======           ======           =======       =======

                   CONDENSED BALANCE SHEET AS OF MAY 18, 1998

                                              NET ASSETS       NET ASSETS        NET ASSETS
                                            TO BE ACQUIRED   TO BE ACQUIRED    TO BE ACQUIRED
                                            BY STAR BUFFET   BY TIMBER LODGE    BY GB FOODS
                                              (12 UNITS)       (16 UNITS)        (52 UNITS)      TOTAL
                                            --------------   ---------------   --------------   -------
                                                              (DOLLARS IN THOUSANDS)
Cash......................................      $  --            $  591           $ 1,922       $ 2,513
Short-term investments....................         --                --                --            --
Other current assets......................         --               178             2,159         2,337
                                                -----            ------           -------       -------
Total current assets......................         --               769             4,081         4,850
Non-current assets........................         --             5,319            20,933        26,252
                                                -----            ------           -------       -------
Total assets..............................      $  --            $6,088           $25,014       $31,102
                                                =====            ======           =======       =======
Accounts payable..........................         --               199             3,403         3,602
Other current liabilities.................         --             1,305             5,138         6,443
                                                -----            ------           -------       -------
Total current liabilities.................         --             1,504             8,541        10,045
                                                -----            ------           -------       -------
Long-term debt including capital lease
  obligations.............................         --             1,427             5,356         6,783
Other non-current liabilities.............         --                --             1,909         1,909
                                                -----            ------           -------       -------
Total liabilities.........................         --             2,931            15,806        18,737
                                                -----            ------           -------       -------
Stockholder's equity......................         --             3,157             9,208        12,365
                                                -----            ------           -------       -------
Total liabilities and stockholder's
  equity..................................      $  --            $6,088           $25,014       $31,102
                                                =====            ======           =======       =======

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

  CONDENSED STATEMENTS OF OPERATIONS FOR THE 34 WEEKS ENDED SEPTEMBER 22, 1997

                                    HOMETOWN      STAR       TIMBER LODGE        GB FOODS
                                     BUFFET    (12 UNITS)     (16 UNITS)        (52 UNITS)      TOTAL
                                    --------   ----------   ---------------   --------------   -------
                                                          (DOLLARS IN THOUSANDS)
Revenues from company operated
  stores..........................  $26,756      $8,002         $9,279           $29,678       $73,715
Franchised revenues...............       --          --             --               797           797
                                    -------      ------         ------           -------       -------
Total revenues....................   26,756       8,002          9,279            30,475        74,512
                                    -------      ------         ------           -------       -------
Food and packaging................    9,826       2,548          3,010             9,482        24,866
Payroll and other employee
  benefits........................    7,872       2,972          3,594            11,394        25,832
Occupancy and other costs.........    6,166       1,466          2,462             7,010        17,104
                                    -------      ------         ------           -------       -------
                                     23,864       6,986          9,066            27,886        67,802
Franchised and licensed restaurant
  expenses........................       --          --             --               452           452
Advertising expenses..............      276         120            172               550         1,118
General and administrative
  expenses........................      998         301            386             1,298         2,983
                                    -------      ------         ------           -------       -------
Total operating expense...........   25,138       7,407          9,624            30,186        72,355
                                    -------      ------         ------           -------       -------
Operating income..................    1,618         595           (345)              289         2,157
Interest expense..................     (132)        (26)          (124)             (466)         (748)
Other income, net.................       --           9             12               195           216
                                    -------      ------         ------           -------       -------
Income (loss) before income
  taxes...........................    1,486         578           (457)               18         1,625
Income taxes (benefit)............      595         169           (177)                8           595
                                    -------      ------         ------           -------       -------
Net Income........................  $   891      $  409         $ (280)          $    10       $ 1,030
                                    =======      ======         ======           =======       =======

   CONDENSED STATEMENTS OF OPERATIONS FOR THE 18 WEEKS ENDED JANUARY 26, 1998

                                                     STAR       TIMBER LODGE        GB FOODS
                                                  (12 UNITS)     (16 UNITS)        (52 UNITS)      TOTAL
                                                  ----------   ---------------   --------------   -------
                                                                  (DOLLARS IN THOUSANDS)
Revenues from Company operated restaurants......    $3,967         $ 4,691          $14,583       $23,241
Franchised revenues.............................        --              --              373           373
                                                    ------         -------          -------       -------
Total revenues..................................     3,967           4,691           14,956        23,614
                                                    ------         -------          -------       -------
Food and packaging..............................     1,308           1,514            4,750         7,572
Payroll and other benefits......................     1,564           1,866            5,907         9,337
Occupancy and other.............................       722           1,265            3,622         5,609
                                                    ------         -------          -------       -------
                                                     3,594           4,645           14,279        22,518
Franchised and licensed restaurant expenses.....        --              --              234           234
Advertising expenses............................        --              --               --            --
General and administrative expenses.............       162             213              702         1,077
                                                    ------         -------          -------       -------
Total operating expense.........................     3,756           4,858           15,215        23,829
                                                    ------         -------          -------       -------
Operating income................................       211            (167)            (259)         (215)
Interest expense................................       (10)            (73)            (153)         (236)
Other income, net...............................        41              55                6           102
                                                    ------         -------          -------       -------
Income (loss) before income taxes...............       242            (185)            (406)         (349)
Income taxes (benefit)..........................        95             (72)            (158)         (135)
                                                    ------         -------          -------       -------
Net income......................................    $  147         $  (113)         $  (248)      $  (214)
                                                    ======         =======          =======       =======

                   JB'S FAMILY RESTAURANTS, INC. (SEE NOTE 1)

   CONDENSED STATEMENTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 26, 1998

                                             HOMETOWN      STAR       TIMBER LODGE        GB FOODS
                                              BUFFET    (12 UNITS)     (16 UNITS)        (52 UNITS)      TOTAL
                                             --------   ----------   ---------------   --------------   -------
                                                                   (DOLLARS IN THOUSANDS)
Revenues from company operated stores......  $26,756     $11,969         $13,970          $44,261       $96,956
Franchised revenues........................       --          --              --            1,170         1,170
                                             -------     -------         -------          -------       -------
Total revenues.............................   26,756      11,969          13,970           45,431        98,126
                                             -------     -------         -------          -------       -------
Food and packaging.........................    9,826       3,856           4,524           14,232        32,438
Payroll and other employee benefits........    7,872       4,536           5,460           17,301        35,169
Occupancy and other costs..................    6,166       2,188           3,727           10,632        22,713
                                             -------     -------         -------          -------       -------
                                              23,864      10,580          13,711           42,165        90,320
Franchised and licensed restaurant
  expenses.................................       --          --              --              686           686
Advertising expenses.......................      276         120             172              550         1,118
General and administrative expenses........      998         463             599            2,000         4,060
                                             -------     -------         -------          -------       -------
Total operating expense....................   25,138      11,163          14,482           45,401        96,184
                                             -------     -------         -------          -------       -------
Operating income...........................    1,618         806            (512)              30         1,942
Interest expense...........................     (132)        (36)           (197)            (619)         (984)
Other income, net..........................       --          50              67              201           318
                                             -------     -------         -------          -------       -------
Income (loss) before income taxes..........    1,486         820            (642)            (388)        1,276
Income taxes (benefit).....................      595         264            (249)            (150)          460
                                             -------     -------         -------          -------       -------
Net Income.................................  $   891     $   556         $  (393)         $  (238)      $   816
                                             =======     =======         =======          =======       =======

   CONDENSED STATEMENT OF CASH FLOWS FOR THE 52 WEEKS ENDED JANUARY 28, 1998

                                                                 STAR      TIMBER LODGE    GB FOODS
                                                              (12 UNITS)    (16 UNITS)    (52 UNITS)    TOTAL
                                                              ----------   ------------   ----------   -------
                                                                           (DOLLARS IN THOUSANDS)
Net cash provided by (used in) operating activities.........   $ 1,678       $(2,934)      $ 8,435     $ 7,179
                                                               =======       =======       =======     =======

Net cash provided by (used in) investing activities.........   $   652       $    13       $(4,344)    $(3,679)
                                                               =======       =======       =======     =======

Net cash provided by (used in) financing activities.........   $(3,953)      $ 1,581       $(5,904)    $(8,276)
                                                               =======       =======       =======     =======

                   JB'S FAMILY RESTAURANTS, INC.(SEE NOTE 1)

     CONDENSED STATEMENTS OF OPERATIONS FOR THE 16 WEEKS ENDED MAY 18, 1998

                             (DOLLARS IN THOUSANDS)

                                       STAR            TIMBER LODGE              GB FOODS
                                    (12 UNITS)          (16 UNITS)              (52 UNITS)          TOTAL
                                   ------------    --------------------    --------------------    -------
                                                                 (UNAUDITED)
Revenue for Company operated
  restaurant.....................      $850               $4,815                 $14,412           $20,077
Franchised Revenues..............        --                   --                     427               427
                                       ----               ------                 -------           -------
Total Revenues...................       850                4,815                  14,839            20,504
                                       ----               ------                 -------           -------
Food and packaging...............       288                1,580                   4,669             6,537
Payroll and other benefits.......       328                1,757                   5,305             7,390
Occupancy and other..............       190                1,114                   3,178             4,482
                                       ----               ------                 -------           -------
                                        806                4,451                  13,152            18,409
Franchised and licensed
  restaurant expenses                    --                   --                     184               184
Advertising expenses.............        26                  129                     436               591
General and administrative
  expenses.......................        39                  219                     723               981
                                       ----               ------                 -------           -------
Total operating expense..........       871                4,799                  14,495            20,165
                                       ----               ------                 -------           -------
Operating income.................       (21)                  16                     344               339
Interest expense.................        (2)                 (37)                   (143)             (182)
Other income, net................         1                    5                      75                81
                                       ----               ------                 -------           -------
Income (loss) before income
  taxes..........................       (22)                 (16)                    276               238
Income taxes, (benefit)..........        (9)                  (6)                    107                92
                                       ----               ------                 -------           -------
Net Income.......................      $(13)              $  (10)                $   169           $   146
                                       ====               ======                 =======           =======

         CONDENSED STATEMENT OF CASH FLOWS 16 WEEKS ENDED MAY 18, 1998
                             (DOLLARS IN THOUSANDS)

                                                                    TIMBER
                                                       STAR         LODGE        GB FOODS
                                                    (12 UNITS)    (16 UNITS)    (52 UNITS)     TOTAL
                                                    ----------    ----------    ----------    -------
                                                                       (UNAUDITED)
Net cash provided by operating activities.........   $    35        $ 528         $1,877      $ 2,440
                                                     =======        =====         ======      =======

Net cash (used in) investing activities...........   $ 4,295        $  23         $   52      $ 4,370
                                                     =======        =====         ======      =======

Net cash (used in) financing activities...........   $(4,490)       $(178)        $ (722)     $(5,390)
                                                     =======        =====         ======      =======

     The following table depicts the revenues and operating income for the 12 JB's restaurants sold to Star Sub for the 28 weeks ended January 27, 1997, the 42 weeks ended July 15, 1996 and the 52 weeks ended September 25, 1995 and the revenues and operating income for HTB Restaurants, Inc. for the 28 weeks ended January 27, 1997, the 42 weeks ended July 15, 1996, and the 52 weeks ended September 25, 1995.

                    HISTORICAL REVENUES AND OPERATING INCOME
                     12 JB'S RESTAURANTS SOLD TO STAR SUB:
                             (DOLLARS IN THOUSANDS)

                                               28 WEEKS ENDED     42 WEEKS ENDED      52 WEEKS ENDED
                                              JANUARY 27, 1997    JULY 15, 1996     SEPTEMBER 25, 1995
                                              ----------------    --------------    ------------------
Revenues....................................       $6,097             $9,552             $12,255
Operating Income............................       $  419             $   14             $   314

                    HISTORICAL REVENUES AND OPERATING INCOME
  HTB RESTAURANTS, INC. (TRANSFERRED TO STAR BUFFET, INC. SEPTEMBER 22, 1997)
                             (DOLLARS IN THOUSANDS)

                                               28 WEEKS ENDED     42 WEEKS ENDED      52 WEEKS ENDED
                                              JANUARY 27, 1997    JULY 15, 1996     SEPTEMBER 25, 1995
                                              ----------------    --------------    ------------------
Revenues....................................      $20,599            $31,779             $35,949
Operating Income............................      $   630            $   557             $  (230)

          PROPOSAL NO. 3 TO GB FOODS' MEETING -- ELECTION OF DIRECTORS

     At the GB Foods' Meeting, the GB Foods' shareholders will elect six directors to hold office until the next annual meeting of the shareholders of GB Foods, until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed.

     The GB Foods' Board of Directors will ultimately consist of seven directors. If the Merger is approved and closes, Dermot F. Rowland will be appointed to the GB Foods' Board in accordance with the Merger Agreement and will occupy the seventh seat on the Board as if he had been elected at the GB Foods' Meeting. Biographical information concerning Mr. Rowland appears in Annex F at page F-25. If the Merger is not approved or otherwise fails to close, the six persons elected to the GB Foods' Board at the GB Foods' Meeting may appoint a seventh director by their majority vote.

     The proxies solicited hereby are intended to be voted for the nominees whose names are listed below. Discretionary authority to cumulate votes represented by proxies is solicited by the Board of Directors because, in the event nominations are made in opposition to the nominees of the Board of Directors, it is the intention of the persons named in the accompanying GB Foods' proxy card to cumulate votes represented by proxies for individual nominees in accordance with their best judgment in order to assure the election of as many of the Board's nominees as possible. Five of the six nominees are presently directors of GB Foods and they, along with Mr. Thompson, have indicated their willingness to serve as directors, if elected. The persons named in the proxy card will have discretionary authority to vote for others if any nominee becomes unable or unwilling to serve prior to the GB Foods Meeting. To the knowledge of GB Foods, all six nominees are planning to and will be able to serve.

INFORMATION CONCERNING NOMINEES

                                                                FIRST YEAR
                                        PRINCIPAL                 BECAME         OTHER CORPORATE
   NOMINEE NAME      AGE                OCCUPATION               DIRECTOR         DIRECTORSHIPS
   ------------     -----               ----------              ----------       ---------------
William P. Foley     53     Chairman of the Board, GB Foods;       1997      Micro General
  II                        Chairman of the Board and Chief                  Corporation; Rally's
                            Executive Officer, Fidelity                      Hamburgers, Inc.;
                            National Financial, Inc.; Chairman               Checkers Drive-In
                            of the Board and Chief Executive                 Restaurants, Inc.;
                            Officer, CKE Restaurants, Inc.                   DataWorks Corporation;
                                                                             Star Buffet, Inc.; Fresh
                                                                             Foods, Inc.
Andrew F. Puzder     47     Chief Executive Officer, GB Foods;     1997      Javelin Systems, Inc.;
                            Executive Vice President, Fidelity               Rally's Hamburgers,
                            National Financial, Inc.;                        Inc.; Fresh Foods, Inc.
                            Executive Vice President/General
                            Counsel, CKE Restaurants, Inc.
T. Anthony Gregory   59     Real estate developer                  1989      --
Bruce H. Haglund     46     Principal, Gibson, Haglund &           1989      Aviation Distributors,
                            Johnson                                          Inc.
C. Thomas Thompson   47     President and Chief Operating            --      Checkers Drive-In
                            Officer, CKE Restaurants, Inc.                   Restaurants, Inc.;
                                                                             Rally's Hamburgers,
                                                                             Inc.; Star Buffet, Inc.
Frank P. Willey      44     President, Fidelity National           1997      CKE Restaurants, Inc.;
                            Financial, Inc.                                  Southern Pacific Funding
                                                                             Corporation; Ugly
                                                                             Duckling Holdings, Inc.

     William P. Foley, II became Chairman of the Board and a Director of GB Foods in July 1997. Mr. Foley is also Chairman of the Board and Chief Executive Officer of Fidelity, positions which he has held since 1981. Fidelity is a company engaged in title insurance and related services. Mr. Foley is also the Chairman of the Board and Chief Executive Officer of CKE.

     Andrew F. Puzder became a Director of GB Foods in July 1997 and was appointed Chief Executive Officer in August 1997. Mr. Puzder also serves as an Executive Vice President and General Counsel for CKE, and as an Executive Vice President for Fidelity. Mr. Puzder has been with Fidelity since January 1995. From March 1994 to December 1994, he was a partner with the law firm of Stradling, Yocca, Carlson & Rauth. Prior to that, he was a partner with the firm of Lewis, D'Amato, Brisbois & Bisgard from September 1991 through March 1994, and he was a partner of The Stolar Partnership law firm from February 1984 through September 1991.

     Bruce H. Haglund has served as a Director of the Company since 1989. Mr. Haglund is an attorney in private practice in Orange County, California and has been a principal in the law firm of Gibson, Haglund & Johnson since April 1994. He was a principal in the law firm of Phillips, Haglund, Haddan & Jeffers from February 1991 to April 1994. From 1984 to February 1991, he was a partner in the law firm of Gibson & Haglund, and from 1980 to 1984 was an associate with the firm. He is also a director of Aviation Distributors, Inc.

     T. Anthony Gregory has served as a Director of the Company since 1989. Since 1962, Mr. Gregory has owned and operated U.S. Customs Air Bonded Warehouse. In June 1989, Mr. Gregory opened U.S. Customs Bonded Container and Freight Station, and in August 1989 opened Custom Air Trucking Company. Mr. Gregory was Vice President and Secretary of Equitable Saving & Loan Association, a holding company for several savings and loan companies from 1963 to 1965.

     C. Thomas Thompson presently has no position with GB Foods. Mr. Thompson is President and Chief Operating Officer of CKE, which position he attained in October, 1994. Mr. Thompson has been a franchisee of CKE's Carl's Jr. restaurant chain since 1984, and currently operates 15 Carl's Jr. restaurants in the San Francisco Bay Area. Mr. Thompson previously held positions with Jack-in-the-Box and Pacific Fresh Restaurants, a full-service restaurant chain in the Bay Area.

     Frank P. Willey became a Director of GB Foods in July 1997. He is also the President of Fidelity and has been a Director of Fidelity since February 1984. He was the General Counsel of Fidelity from 1984 to January 1995.

     THE BOARD OF DIRECTORS OF GB FOODS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE ABOVE NOMINEES.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has a standing Compensation Committee. The Board does not have a nominating or audit committee or other committee performing similar functions. The Compensation Committee, whose current members are Messrs. Willey (Chairman), Haglund and Gregory, considers the hiring and election of corporate officers, salary and incentive compensation policies for officers and directors, and the granting of stock options to employees.

     During fiscal 1997, the Board of Directors held three meetings, and the Compensation Committee held one meeting. During fiscal 1997, no director attended fewer than 75% of the aggregate meetings of the Board of Directors and the committee or committees on which he served.

COMPENSATION OF DIRECTORS

     Directors receive no cash compensation for their services. Members of the GB Foods' Board received nonstatutory stock options in the past in recognition of their service on the Board. Beginning effective August, 1997, each Director of GB Foods will receive an annual grant of 20,000 options per year.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The Committee, comprised of three non-employee directors, is responsible for administering the executive compensation policies, administering the various management incentive programs (including option plans), and making recommendations to the Board of Directors with respect to these policies and programs. In addition, the Committee makes annual recommendations to the Board of Directors concerning the compensation paid to the Chief Executive Officer and the executive officers named in the Summary Compensation Table (the "Named Executive Officers"). That Table is set forth under the caption "SUMMARY OF COMPENSATION" beginning on page 127 in this booklet. Set forth below is a report submitted by the Committee addressing compensation policies for fiscal 1997 as they affected the Executive Officers.

     Compensation Policies Towards Executive Officers. The Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals, with the ultimate objective of enhancing stockholder value. With respect to equity-based compensation, the Committee believes that an integral part of GB Foods' compensation program is the ownership and retention of GB Foods' Common Stock by its Executive Officers. By providing Executive Officers with a meaningful stake in GB Foods, the value of which is dependent on GB Foods' long-term success, a commonality of interests between GB Foods' Executive Officers and its stockholders is fostered.

     Relationship of Performance to Compensation. Compensation that may be earned by the Executive Officers under the current management team consists primarily of stock options. The Committee, in its discretion, may apply different factors, particularly different measures of company performance, in setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general compensation policies indicated above. With regard to GB Foods' performance, the measures used for determining appropriate levels of compensation for executive officers include GB Foods' market share, net margin, quality of service, meeting strategic goals within the current economic climate and industry environment, scope of responsibilities, expansion by acquisition or otherwise, profit retention, and profitability, all of which combine to enhance stockholder value.

     -- Stock Options. Stock option grants motivate Executive Officers to manage the business to improve long-term GB Foods performance and align the interests of Executive Officers with stockholder value. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of GB Foods' shares of Common Stock appreciates, thereby aligning a substantial part of the Executive Officer's compensation package with the return realized by the stockholders. Options generally vest in equal installments over a period of time, contingent upon the Executive Officer's continued employment with GB Foods. Accordingly, an option will provide a return to the Executive Officer only if the Executive Officer remains employed by GB Foods' and the market price of the underlying shares appreciates over the option term. The size of an option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual's current position with GB Foods, internal comparability with option grants made to other GB Foods executives and the individual's potential for future responsibility and promotion over the option term.

     Chief Executive Officer Compensation. Andrew F. Puzder became GB Foods' Chief Executive Officer in August 1997. Mr. Puzder did not receive any cash compensation during fiscal 1997 for such position. Mr. Puzder received 100,000 stock options in 1997 and an additional 100,000 stock options in the first quarter of 1998 to reward him for GB Foods' performance in 1997 and to incentivize him to excel in 1998. GB Foods' former Chief Executive Officer, William M. Theisen, received cash salary in 1997 commensurate with his cash compensation in prior years. The Committee had kept cash compensation for Mr. Theisen at relatively low levels due to his receipt of stock and stock purchase warrants in 1994 and 1995.

     Corporate Deduction for Compensation. Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. At this time, GB Foods' deduction for officer compensation is not limited by the provisions of Section 162(m). The Committee intends to monitor regulations issued pursuant to Sec-tion 162(m) and to take such actions with respect to the executive compensation program as are reasonably necessary to preserve the corporate tax deduction for executive compensation paid.

                                          T. Anthony Gregory
                                          Bruce H. Haglund
                                          Frank P. Willey (Chairman)

                             ---------------------

     The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this booklet into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that GB Foods specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCKHOLDER PERFORMANCE

                         STOCKHOLDER PERFORMANCE GRAPH

        MEASUREMENT PERIOD                                  GB FOODS
      (FISCAL YEAR COVERED)          S & P 500 INDEX       CORPORATION      S & P RESTAURANTS
1992                                      108.8               108.8               108.8
1993                                     110.08               191.3              116.74
1994                                     111.53               179.7              116.38
1995                                     153.45               226.1              174.55
1996                                     188.68                 171              172.45
1997                                     251.63              108.75              185.17

     The Stockholder Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that GB Foods specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY OF COMPENSATION

     The following table sets forth certain information regarding the compensation of GB Foods' Chairman of the Board and Director, Andrew F. Puzder, GB Foods' Chief Executive Officer for the period August 1997 through December 31, 1997 and for the former Chief Executive Officer William M. Theisen, for each of the three years in the period ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                   ANNUAL COMPENSATION          COMPENSATION
                                                   --------------------      -------------------
      NAME AND PRINCIPAL POSITION        YEAR      SALARY      OTHER(1)      STOCK      OPTIONS
      ---------------------------        ----      -------     --------      -----     ---------
Andrew F. Puzder(2)....................  1997      $     0           0         0         100,000
  Chief Executive Officer..............  1996      $     0           0         0               0
                                         1995      $     0           0         0               0
William M. Theisen(3)..................  1997      $29,531           0         0               0
  Chairman, President..................  1996      $50,000           0         0               0
  and Chief Executive Officer..........  1995      $50,000           0         0       1,000,000

---------------
(1) The remuneration described in the table does not include the cost to GB Foods of benefit furnished to the named executive officer, including premiums for health insurance and other personal benefits provided to such individual that are extended to employees of GB Foods in connection with their employment. The value of such benefits cannot be precisely determined; however, the executive officer named above did not receive other compensation in excess of the lesser of $25,000 or 10% of such cash compensation.

(2) Became a Director in August 1997 and Chief Executive Officer in August 1997. Compensation in 1997 includes options to purchase 100,000 shares of GB Foods stock; see the table entitled "Option Grants in Last Fiscal Year" below for additional information.

(3) Resigned as Chairman, President and Chief Executive Officer in August 1997. Compensation in 1995 includes presently exercisable warrants to purchase 1,000,000 shares of GB Foods stock at $7 per share, granted in May, 1995.

STOCK OPTIONS

     During fiscal year 1997, non-qualified stock options were granted to Mr. Puzder, at an exercise price of $8.63 per share. The options vest on August 26, 1998, one year from the date they were issued. The options were granted on the condition that GB Foods' shareholders approve the grants. See "PROPOSAL NO. 4 TO GB FOODS' MEETING" beginning at page 129 for additional information.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      % OF TOTAL                                POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF      OPTIONS                                     ASSUMED ANNUAL RATES OF
                         SHARES       GRANTED TO                                  STOCK PRICE APPRECIATION
                       UNDERLYING     EMPLOYEES      EXERCISE                          FOR OPTION TERM
                         OPTIONS      IN FISCAL     PRICE PER     EXPIRATION    -----------------------------
        NAME             GRANTED      YEAR 1997       SHARE          DATE       0%        5%          10%
        ----           -----------    ----------    ----------    ----------    ---    --------    ----------
Andrew F. Puzder         100,000           %          $8.63        8/26/07       0     $542,736    $1,375,000
William M. Theisen             0           %             --             --      --           --            --

     The following table sets forth the number of options, both exercisable and unexercisable, held by the Chief Executive Officer and the former Chief Executive Officer of GB Foods as of December 31, 1997 and the value of any in-the-money options, assuming that the value of the shares was $10.88, the fair market value of GB Foods' common stock on December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                         SHARES                         DECEMBER 31, 1997             DECEMBER 31, 1997
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                       EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                       -----------   -----------   -----------   -------------   -----------   -------------
Andrew F. Puzder            0             0                 0       100,000               0      $224,500
William M. Theisen          0             0           500,000             0      $2,937,500             0

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, the members of the Compensation Committee of GB Foods' Board of Directors were Messrs. Willey, Chairman, Haglund and Gregory. None of the Compensation Committee members were officers, former officers or employees of GB Foods during fiscal 1997. Mr. Willey served as President and a Director of Fidelity and a Director of CKE Restaurants, Inc.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires GB Foods' executive officers and directors, and persons who own more than 10% of a registered class of GB Foods' equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish GB Foods with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, GB Foods believes that, during fiscal 1997, all filing requirements applicable to its executive officers, directors and greater than 10% stockholders were satisfied.

                     PROPOSAL NO. 4 TO GB FOODS' MEETING --
                       AMENDMENTS TO GB FOODS CORPORATION
                      1989 NON-QUALIFIED STOCK OPTION PLAN
                        AND RATIFICATION OF PRIOR GRANTS

     At the GB Foods' Meeting, the GB Foods' shareholders are being asked to amend the GB Foods Corporation 1989 Non-Qualified Stock Option Plan (the "NQSO Plan") by (i) increasing the number of shares of GB Foods' common stock authorized under the NQSO Plan and (ii) authorizing and ratifying the grant of certain options thereunder. To amend the NQSO Plan and to ratify the grants made pursuant to it, an affirmative vote of the holders of at least a majority of the GB Foods' common shares which are voted at the GB Foods' meeting is required.

PLAN AMENDMENTS

     In 1989, GB Foods adopted the NQSO Plan to attract and retain qualified persons for positions of substantial responsibility as officers, directors, consultants, legal counsel and other positions of significance to GB Foods. The NQSO Plan currently authorizes the grant of options up to a maximum of 125,000 shares of GB Foods' common stock. Option grants have been made in excess of the 125,000 share limit. These excess option grants were conditioned upon the ratification and approval of GB Foods' shareholders. If approved by GB Foods' shareholders, the NQSO Plan will be amended only to increase the maximum number of shares available under the NQSO Plan from 125,000 shares to 975,000 shares. This increase in the number of shares available under the NQSO Plan will cover the options that have already been granted and that are discussed below.

GRANTS TO BE RATIFIED

     The number of shares of GB Foods' common stock issuable pursuant to option grants for which the GB Foods' Board of Directors is seeking ratification by the GB Foods' shareholders is 900,000. Options were granted to the following officers for the following number of shares:

                                AUGUST 26, 1997(1)   DECEMBER 23, 1997(2)   FEBRUARY 27, 1998(3)
                                ------------------   --------------------   --------------------
William P. Foley II...........       150,000                                      200,000
Andrew F. Puzder..............       100,000                                      100,000
Nicholas J. Caddeo............        25,000
T. Anthony Gregory............        20,000                                       10,000
Bruce Haglund.................        20,000                                       10,000
M'Liss Jones Kane.............        10,000                                       25,000
Gary R. Nelson................        50,000                                       25,000
Carl A. Strunk................                              50,000                 25,000
Frank P. Willey...............        70,000                                       10,000

---------------
(1) Based on the Closing Price of the Company's Common Stock on August 26, 1997 which was $8.625.

(2) Based on the Closing Price of the Company's Common Stock on December 23, 1997 which was $10.375.

(3) Based on the Closing Price of the Company's Common Stock on February 27, 1998 which was $8.25.

     No new or additional grants will be made to the individuals named above, or to anyone else, under the NQSO Plan. GB Foods asks shareholders only to retroactively authorize and ratify the grants already made.

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

Any future option grants will be made pursuant to a new plan. Proposal No. 5 seeks shareholder approval of that new option plan, the GB Foods Corporation 1998 Stock Option Plan. See Proposal No. 5 and Annex I to this Joint Proxy Statement/Prospectus for additional information.

     In 1989, GB Foods also adopted the GB Foods' Corporation Incentive Stock Option Plan (the "ISO Plan"). The ISO Plan terminates in 1999. As of December 31, 1997, GB Foods had 77,500 shares available for option grants under the ISO Plan.

     THE BOARD OF DIRECTORS OF GB FOODS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4, THE AMENDMENT OF GB FOODS CORPORATION NON-QUALIFIED STOCK OPTION PLAN AND THE RATIFICATION OF CERTAIN OPTION GRANTS THEREUNDER.

  PROPOSAL NO. 5 TO GB FOODS' MEETING -- APPROVAL OF GB FOODS CORPORATION 1998
                               STOCK OPTION PLAN

     At the GB Foods Meeting, the stockholders will be asked to approve the 1998 Stock Option Plan (the "Plan"), which was adopted by the Board of Directors on February 27, 1998. Unless instructed to the contrary, the shares represented by the proxies will be voted in favor of the adoption of the Plan.

     The affirmative vote of a majority of the shares present or represented and entitled to vote at the GB Foods Meeting is required to approve the Plan.

     All material provisions of the Plan are summarized below. The summarized descriptions are summaries only. A copy of the Plan is included in this booklet as Annex I.

GENERAL NATURE AND PURPOSES

     The Plan provides for the grant of options or restricted shares of GB Foods' common stock, which had a market value as of the close of trading on July 24, 1998 of $6.875 per share. Such grant may be made by GB Foods to GB Foods' officers, directors and employees, and also to consultants, business associates and others with important business relationships with GB Foods. The number of shares available under the Plan for issuance shall initially be 1,000,000. No individual in any calendar year may receive options or restricted shares representing, in the aggregate, more than 250,000 shares. The Plan is administered by the Board of Directors.

     The purposes of the Plan are to ensure the retention of the services of existing executive personnel, key employees and nonemployee directors of GB Foods or its affiliates, to attract and retain competent new executive personnel and key employees, to provide incentive to all such personnel, employees and nonemployee directors to devote their utmost effort and skill to the advancement and betterment of GB Foods by permitting them to participate in the ownership of GB Foods and thereby in the success and increased value of GB Foods and to allow consultants, business associates and others with important business relationships with GB Foods the opportunity to participate in the ownership of GB Foods and thereby have an interest in the success and increased value of GB Foods.

     The Plan is not subject to any of the provisions of ERISA and is not a qualified deferred compensation plan under Section 401(a) of the Code.

ADMINISTRATION

     The Plan may be administered by the Board of Directors or by a Committee, at least two persons of which shall be directors of GB Foods who shall be appointed by, and serve at the pleasure of, the Board of Directors.

     Subject to the limitations on eligibility discussed below and the specific provisions of the Plan, the Board of Directors or the Committee, as the case may be (hereinafter the administering body is referred to as the "Administrator"), has the full and final authority to determine the persons to whom, and the time or times at which, incentive options or nonqualified options shall be granted and restricted shares issued, the number of

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

shares to be represented by each incentive option or nonqualified option and the number of restricted shares and the consideration to be received by GB Foods upon the exercise or issuance thereof; to interpret the Plan; to amend and rescind rules and regulations relating to the Plan; to determine the form and content of the incentive options or nonqualified options to be issued and terms and conditions of restricted shares to be offered under the Plan; to determine the identity or capacity of any persons who may be entitled to exercise a participant's rights under any incentive option, nonqualified option or restricted share agreement under the Plan; to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any incentive option, nonqualified option or restricted share agreement in the manner and to the extent the Administrator deems desirable to carry the Plan, incentive option, nonqualified option or restricted share agreement into effect; to accelerate the exercise date of any incentive option, nonqualified option or release and/or waive any repurchase rights of GB Foods contained in any restricted share agreement; to provide for an option to GB Foods to repurchase any shares issued upon exercise of an option upon termination of employment; and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations of the Administrator as to all matters of interpretation of the Plan are final and binding upon all participants and prospective participants of the Plan.

AMENDMENT AND TERMINATIONS OF THE PLAN

     The Board of Directors may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board of Directors may deem advisable; provided, however, that no such alteration, amendment, suspension or termination shall be made that would substantially affect or impair the rights of any person under any incentive option, nonqualified option or restricted share theretofore granted to such person without his or her consent.

     Unless previously terminated by the Board of Directors, the Plan will terminate on April 14, 2008.

ELIGIBILITY

     Incentive Options. Officers and other key employees of GB Foods (including directors if they also are employees of GB Foods), as may be determined by the Administrator, who qualify for incentive stock options under the applicable provisions of the Code, will be eligible for selection to receive incentive options under the Plan. An employee who has been granted an incentive option may, if otherwise eligible, be granted an additional incentive option or options and receive nonqualified options or restricted shares if the Administrator so determines.

     Nonqualified Options or Restricted Shares. Officers and other key employees of GB Foods, any member of the Board of Directors, whether or not he or she is employed by GB Foods, or consultants, business associates or others with important business relationships with GB Foods will be eligible to receive nonqualified options or restricted shares. An individual who has been granted a nonqualified option or who has received restricted shares may, if otherwise eligible, be granted an incentive option or an additional nonqualified option or options or restricted shares if the Administrator so determines.

TERMS AND CONDITIONS OF OPTIONS AND RESTRICTED SHARES

     Exercise and Purchase Price. The exercise price of the shares of common stock covered by each nonqualified option granted and the purchase price of restricted shares under the Plan shall be determined by the Administrator; provided, that the exercise price of the shares of common stock covered by each incentive option granted under the Plan shall not be less than the fair market value of such shares on the date on which the incentive option is granted; and provided further, that the exercise price with respect to incentive options shall not be less than 110% of the fair market value if the person to whom shares are granted own 10% or more of the outstanding stock of GB Foods. Such fair market value shall, if the common stock is not listed or admitted to trading on a stock exchange or the Nasdaq SmallCap Market, be the average of the closing bid price and asked price of the common stock in the over-the-counter market on the date the incentive option or nonqualified option is granted or restricted share is offered, or if the common stock is then listed or admitted to trading on any stock exchange or on the Nasdaq SmallCap Market, the closing sale price on such date on the

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

principal stock exchange or national market system on which the common stock is then listed or admitted to trading, or, if no sale takes place on such day on such principal exchange or national market system, then the closing sale price of the common stock on such exchange or national market system on the next preceding day on which a sale occurred. During such times as no market price is available, the fair market value of the common stock shall be determined by the Administrator, which shall consider, among other facts that it considers to be relevant, the book value of the common stock and the earnings of GB Foods. The exercise price or the purchase price, as the case may be, shall be subject to the anti-dilution provisions of the Plan.

     Payment. Payment for shares upon exercise of an option or upon issuance of restricted shares must be made in full at the time of exercise, or issuance with respect to restricted shares. The consideration payable upon exercise of an option shall, at the discretion of the Administrator, be paid: (i) in United States dollars payable in cash, check, or bank draft; (ii) subject to any legal restrictions on the acquisition or purchase of its shares by GB Foods, by the delivery of shares of common stock which shall be deemed to have a value to GB Foods equal to the aggregate fair market value of such shares determined at the date of such exercise; (iii) by the issuance of a promissory note in a form acceptable to the Administrator; (iv) by cancellation of indebtedness of GB Foods to the optionee; (v) by waiver of compensation due or accrued to the optionee for services rendered; (vi) provided that a public market for GB Foods's stock exists, through a "same day sale" commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the optionee irrevocably elects to exercise his option and to sell a portion of the shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; (vii) provided that a public market for GB Foods' stock exists, through a "margin" commitment from the optionee and a NASD Dealer whereby the optionee irrevocably elects to exercise his option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to GB Foods; or (viii) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law, all as the Administrator shall in its discretion determine. The consideration payable upon purchase of restricted shares shall, at the discretion of the Administrator, be paid by any of the methods set forth in clauses (i), (iii), (iv) or (v) above or any combination of such methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

     Term of Options. The term of each option granted under the Plan is determined by the Administrator at the time the option is granted; provided, however, that no option granted under the Plan may have a term in excess of ten years; and provided further, that incentive options shall expire within a period of not more than five years if granted to a person who is the beneficial owner of 10% or more of the outstanding stock of GB Foods.

     Termination of Employment. In the event that an optionee who is an employee of GB Foods shall cease to be employed by GB Foods for any reason, including, without limitation, as a result of his or her death or disability, (i) all incentive and nonqualified options granted to any such optionee pursuant to the Plan which are not exercisable at the date of such cessation shall terminate immediately and become void and of no effect, (ii) all incentive options granted to any such optionee pursuant to the Plan which are exercisable at the date of such cessation may be exercised at any time within such period to be determined by the Administrator at the time of grant (which in the case of death or a disability may be a different period), but in any event no later than the date of expiration of the incentive option period, and if not so exercised within such time shall become void and of no effect at the end of such time; provided, however, that if any such incentive option is in fact exercised at any time after three (3) months following the date of such cessation (or one year in the case of death or disability), such option shall be a nonqualified option and not an incentive option and (iii) all nonqualified options granted to any such optionee pursuant to the Plan which are exercisable at the date of such cessation may be exercised at any time within such period to be determined by the Administrator at the time of grant, but in any event no later than the date of expiration of the nonqualified option period, and if not so exercised within such time shall become void and of no effect at the end of such time.

     Limitation on Incentive Options. To the extent the aggregate fair market value of the shares of common stock with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year exceeds $100,000, such stock options representing such excess shall be nonqualified stock options.

     Continuance of Employment. Neither the Plan nor the granting of any incentive option, nonqualified option or restricted share under the Plan imposes any obligation on GB Foods to continue the employment of any optionee or offeree.

     No Obligation to Exercise Option or Issue Restricted Share. Neither the granting of an incentive option or nonqualified option nor the offer of a restricted share under the Plan shall impose any obligation upon the optionee to exercise such an incentive option or nonqualified option or upon the offeree to purchase such restricted shares.

     Withholding. GB Foods has the power to withhold, or require an optionee or offeree to remit to GB Foods, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to any incentive option or nonqualified option exercised or restricted shares issued. To the extent permissible under applicable tax, securities and other laws, the Administrator may permit the optionee or offeree to satisfy an obligation to pay any such tax, up to an amount determined on the basis of the highest marginal tax rate applicable to such optionee or offeree, in whole or in part, by (i) directing GB Foods to apply shares of common stock to which the optionee or offeree is entitled as a result of the exercise of an incentive option or nonqualified option or as a result of the lapse of restrictions on restricted shares or (ii) delivering to GB Foods shares of common stock owned by the optionee or offeree.

ADJUSTMENTS UPON CHANGES OF CAPITALIZATION AND REORGANIZATIONS

     In the event that the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number of kind of shares or other securities of GB Foods by reason of merger, consolidation or reorganization in which GB Foods is the surviving corporation, or of a recapitalization, stock split, combination of shares, reclassification, reincorporation, stock dividend (in excess of 2%) or other change in the corporate structure of GB Foods while the Plan is in effect, appropriate adjustments shall be made by the Board of Directors to the aggregate number and kind of shares subject to the Plan, and the number and kind of shares and the price per share subject to outstanding incentive options, nonqualified options and restricted shares in order to preserve, but not to increase, the benefits to persons then holding incentive options, nonqualified options or restricted shares.

     In the event that GB Foods at any time proposes to sell substantially all of its assets, merge into, consolidate with or to enter into any other reorganization in which GB Foods is not the surviving corporation, or if GB Foods is the surviving corporation and the ownership of the outstanding capital stock of GB Foods following the transaction changes by 50% or more as a result of such transaction, the Plan and all unexercised incentive options or nonqualified options granted thereunder and all offers to purchase restricted shares shall terminate, unless provision is made in writing in connection with such transaction for (i) the continuance of the Plan and for the assumption of incentive options and nonqualified options theretofore granted, and all outstanding offers to purchase restricted shares, or the substitution for such incentive options, nonqualified options and offers to purchase restricted shares of new options covering, and new offers to purchase, shares of a successor corporation, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and the incentive options, nonqualified options and offers to purchase restricted shares theretofore granted or the new incentive options, nonqualified options and new offers to purchase restricted shares substituted therefor, shall continue in the manner and under the terms so provided or (ii) the substitution for the Plan and all outstanding incentive options and nonqualified options of a program or plan to provide rights to the holders of such options to receive on exercise of such rights, the type and amount of consideration they would have received had they exercised all options prior to such transaction and less the aggregate exercise price of such options (which rights shall vest and be generally subject to the terms of such options in the case of unvested options). If such provision is not made in such transaction, then the Administrator shall cause written notice of the proposed transaction to be given to the persons holding

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

incentive options, nonqualified options or rights of purchase not less than thirty (30) days prior to the anticipated effective date of the proposed transaction, and all incentive options, nonqualified options and rights of purchase shall be accelerated and, concurrent with the effective date of the proposed transaction, such persons shall have the right to exercise incentive options, nonqualified options and accept rights of purchase with respect to any or all shares then subject thereto. The Administrator shall have the right, with respect to any specific incentive option, nonqualified option or rights of purchase granted under the Plan, to provide that all incentive options, nonqualified options, or rights of purchase shall be accelerated in any event upon the effective date of the proposed transaction.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of all material United States federal income tax consequences of participation in the Plan. The summary is a summary only. Federal tax laws are complex and subject to change. Moreover, participation in the Plan may also have consequences under state and local tax laws which may vary from the federal tax consequences described below. For such reasons, GB Foods recommends that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

     The United States 1997 Tax Act changed, among other things, the federal income tax treatment of capital gains. Generally, the federal tax rate on gains from the sale of shares of GB Foods' stock depends upon how long the shares have been held at the time of sale. For shares held less than 12 months, the gain ("short-term capital gain") is taxed at ordinary income tax rates. For sales made after July 28, 1997, where the shares have been held more than 12 months but less than 18 months, the gain ("mid-term capital gain") is subject to federal income tax at a maximum rate of 28 percent, and for shares held more than 18 months, the gain ("long-term capital gain") is subject to federal income tax at a maximum rate of 20 percent.

     Incentive Stock Options. No taxable income will be recognized by an optionee under the Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. As is discussed below, the exercise of an incentive option also may result in items of "tax preference" for purposes of the "alternative minimum tax."

     If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize either mid-term or long-term capital gain or loss (depending upon whether the shares were held more than 12 or more than 18 months after exercise) at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock before the expiration of either the one-year or two-year period described above will constitute a "disqualifying disposition." A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of
(i) the fair market value of the stock on the date of exercise minus the exercise price, or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized, in excess of the amount taxed as ordinary income as indicated above, will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term, mid-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which is currently more than one year but less 18 months for mid-term capital gains and more than 18 months for long-term capital gains). GB Foods will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of the disqualifying disposition.

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

     If legal title to any shares acquired upon exercise of an incentive option is transferred by sale, gift or exchange, such transfer will be treated as a disposition for purposes of determining whether a "disqualifying disposition" has occurred. However, certain transfers will not be treated as dispositions for such purposes, such as transfers to an estate or by inheritance upon an optionee's death, a mere pledge or hypothecation, or a transfer into the name of the optionee and another person as joint tenants.

     Section 55 of the Internal Revenue Code of 1986 imposes an "alternative minimum tax" on an individual's income to the extent the amount of the alternative minimum tax exceeds the individual's regular tax for the year. For purposes of computing the alternative minimum tax, the excess of the fair market value (on the date of exercise) of the shares received upon the exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. If the shares are sold in the same year that the option is exercised, the regular tax treatment and the alternative tax treatment will be the same. If the shares are sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing alternative minimum taxable income in the year of sale. For example, assume that an individual pays an exercise price of $10 to purchase stock having a fair market value of $15 on the date of exercise. The amount included in alternative minimum taxable income is $5, and the stock has a basis of $10 for regular tax purposes and $15 for alternative minimum tax purposes. If the individual sells the stock in a subsequent year for $20, the gain recognized is $10 for regular tax purposes and $5 for alternative minimum tax purposes.

     An optionee who is subject to the alternative minimum tax in the year of exercise of an incentive option may claim as a credit against the optionee's regular tax liability in future years, the amount of alternative minimum tax paid that is attributable to the exercise of the incentive option. This credit is available in the first year following the year of exercise in which the optionee has a regular tax liability.

     Under the Plan the Board of Directors may permit an optionee to pay the exercise price of an incentive option by delivering shares of common stock of GB Foods already owned by the optionee, valued at their fair market value on the date of exercise. Generally, if the exercise price of an incentive option is paid with already-owned shares or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged. A special rule applies, however, if the shares exchanged were previously acquired through the exercise of an incentive option and the applicable holding period requirements for favorable tax treatment of such shares have not been met at the time of the exchange. In such event, the exchange will be treated as a disqualifying disposition of such shares and will result in the recognition of income to the optionee, in accordance with the rules described above for disqualifying dispositions. If this special rule does not apply, then the new shares received by the optionee upon the exercise of the option equal in number to the old shares exchanged will have the same tax basis and holding period for capital gain purposes as the optionee's basis and holding period in the old shares. The balance of the shares received by the optionee upon exercise of the option will have a tax basis equal to any cash paid by the optionee, and if no cash was paid, the tax basis of such shares will be zero. The holding period of the additional shares for capital gain purposes will commence on the date of exercise. The holding period for purposes of the one-year and two-year periods described above will commence on the date of exercise as to all of the shares received upon the exercise of an incentive option. If any of the shares subject to the basis allocation rules described above are subsequently transferred in a disqualifying disposition, the shares with the lowest tax basis will be treated as being transferred first.

     Nonqualified Stock Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased exceeds, on the date of exercise, the exercise price paid for such shares. The income recognized by an optionee who is an employee will be subject to income tax withholding by GB Foods out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to GB Foods for the balance of the tax withholding obligation. GB Foods will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided certain reporting requirements are satisfied.

     If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of common stock of GB Foods already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the optionee equal in number to the old shares exchanged will have the same tax basis and holding period as the optionee's basis and holding period in the old shares. The balance of the shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period commencing with the date of exercise.

     Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee's basis in the shares will be a capital gain or loss and will be treated as long-term, mid-term or short-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year but less 18 months for mid-term capital gains and more than 18 months for long-term capital gains).

OPTIONS GRANTED TO DATE

     No options have yet been granted under the Plan. However, as part of his initial compensation as GB Foods' new Chief Financial Officer, Theodore Abajian has been promised a future grant of options to purchase 50,000 GB Foods shares. That grant has not yet occurred, and is subject to shareholder approval of the Plan and approval of the grant by the Committee.

     THE BOARD OF DIRECTORS OF GB FOODS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 5, APPROVAL OF THE GB FOODS CORPORATION 1998 STOCK OPTION PLAN.

        PROPOSAL NO. 6 TO GB FOODS MEETING -- APPROVAL OF NAME CHANGE TO
                      SANTA BARBARA RESTAURANT GROUP, INC.

     As GB Foods Corporation adds restaurant concepts to its core business, management has determined that changing the name GB Foods Corporation to Santa Barbara Restaurant Group, Inc. to reflect the broader scope of its operations will more appropriately characterize its future marketing and growth strategy.

     THE BOARD OF DIRECTORS OF GB FOODS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 6, APPROVAL OF NAME CHANGE TO SANTA BARBARA RESTAURANT GROUP, INC.

                              INDEPENDENT AUDITORS

     Selection of an independent auditor is made by the Board of Directors. GB Foods' independent auditor for the fiscal year ended December 31, 1997 was Grant Thornton LLP. The Board of Directors will vote upon the selection of an auditor for the current fiscal year at a future Board meeting.

     Representatives of Grant Thornton LLP are expected to attend the Meeting and be available to respond to appropriate questions. The representatives of Grant Thornton LLP also will have an opportunity to make a formal statement, if they so desire.

     GB Foods dismissed its former principal accountants, Cacciamatta Accountancy Corporation (formerly known as Saddington-Cacciamatta), on October 23, 1996. The decision to dismiss the former principal accountants was recommended by the then-existing GB Foods' Audit Committee and approved by the Board of Directors.

     The reports of Cacciamatta Accountancy Corporation on the financial statements of GB Foods for each of the years ended December 31, 1995 and 1994 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the

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

two most recent years ended December 31, 1995 and through October 23, 1996, GB Foods had no disagreements with the former principal accountants on any matters of accounting principles or practices, financial statement or disclosure or auditing scope or procedure or any reportable events.

     GB Foods' Board of Directors approved the decision to change accounting firms and engage the firm of Grant Thornton LLP, effective October 24, 1996.

                STOCKHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

     Pursuant to the rules of the Securities and Exchange Commission, proposals by eligible stockholders (as defined below) which are intended to be presented at GB Foods' Annual Meeting of Stockholders in 1999 must be received by GB Foods by April 2, 1999 in order to be considered for inclusion in GB Foods' proxy materials. The Board of Directors of GB Foods will determine whether any such proposal will be included in its 1999 proxy solicitation materials. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at the 1999 Annual Meeting and has held such securities for at least one year, and who shall continue to own such securities through the date on which the meeting is held.

                          ANNUAL AND QUARTERLY REPORTS

     A copy of GB Foods' Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 and a copy of its Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 1998 (excluding exhibits), as filed with the Securities and Exchange Commission, are included in this Joint Proxy Statement/ Prospectus as Annex E. Please consult it for additional information about GB Foods.

                                 LEGAL MATTERS

     The legality of the shares of GB Foods common stock to be issued in the Merger will be passed upon for GB Foods by The Stolar Partnership, St. Louis, Missouri.

     Larkin, Hoffman, Daly & Lindgren, Ltd., Bloomington, Minnesota, will issue an opinion to Timber Lodge regarding the federal income tax consequences of the Merger to Timber Lodge shareholders who do not exercise dissenters' rights.

                                    EXPERTS

     The consolidated balance sheets of GB Foods Corporation as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended have been included herein and in the Registration Statement in reliance upon the report of Grant Thornton LLP, Independent Certified Public Accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995 have been included herein in reliance upon the report of Cacciamatta Accountancy Corporation, Independent Certified Public Accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Timber Lodge Steakhouse, Inc. at December 31, 1997 and January 1, 1997 and for each of the years then ended have been included in the Joint Proxy Statement/Prospectus, which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of JB's Family Restaurants, Inc. and subsidiaries as of January 26, 1998 and January 27, 1997, and the related statements of operations, stockholders' equity and cash flows for each of the following periods: the 18 weeks ended January 26, 1998, the 34 weeks ended September 22, 1997, the

28 weeks ended January 27, 1997, the 42 weeks ended July 15, 1996 and the 52 weeks ended September 25, 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, Independent Certified Public Accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                   DEFINITIONS OF TERMS USED IN THIS BOOKLET

     The following is a list of words and phrases which are used in this Joint Proxy Statement/Prospectus and have a particular or technical meaning, along with the page where the definition is given or the term first is used.

ADA....................................           34
Administrator..........................          130
Additional Transactions................           47
Break-up Options.......................           63
CKE....................................           39
CKE Predecessor........................       12, 95
Code...................................           78
Comparable Companies...................           50
Comparable Transactions................           50
Delaware Corporate Law.................           74
EBIT...................................           45
EBITDA.................................           45
Effective Time.........................           52
EPS....................................           50
ESPP...................................          115
Exchange Agent.........................           53
Exchange Ratio.........................           39
Fidelity...............................           39
Fidelity Warrants......................           39
Fidelity Warrants Exercise.............           39
Fiscal 95..............................           96
GB Foods...............................           36
GB Foods Charter.......................           74
GB Foods Meeting.......................           36
GBF Plans..............................           79
GB Foods Record Date...................           37
HTB....................................  12, 91, 108
HTBB...................................          112
IPO....................................          112
ISO Plan...............................          130
JBRI...................................           12
JBRI Acquisition.......................           80
JBRI Acquisition Agreement.............           80
JBRI Dispositions......................           87
Lodge effect...........................           59
Long-term capital gain.................          134
LTM....................................           45
Merger.................................           39
Merger Agreement.......................           39
Merger Sub.............................           39
Mid-term capital gain..................          134
Minnesota Corporate Law................           74
Named Executive Officers...............          125
NASD Dealer............................          132
Notice Date............................           56
NQSO Plan..............................          129
PCI....................................           48
PCI Opinion............................           48
Plan...................................          130
Piper Jaffray..........................           43
Piper Jaffray JBRI Opinion.............           87
Piper Jaffray Merger Opinion...........           43
Remittance.............................           56
Royalty Payment........................          117
SEC....................................           ii
Service................................           78
SFAS 121...............................          109
SFAS 123...............................          115
SFAS 130...............................          100
SFAS 131...............................          100
Short-term capital gain................          134
Sixteen Restaurants....................           39
Star...................................  12, 91, 108
Successor..............................       12, 95
Summit.................................       12, 91
Summit/JB's Purchase Agreement.........           44
Summit Predecessor.....................       12, 95
Theisen................................           65
Timber Lodge...........................           36
Timber Lodge Charter...................           74
Timber Lodge Meeting...................           36
Timber Lodge/JB's Purchase.............           39
Timber Lodge Record Date...............           37
TLS Plans..............................           79
Warrants...............................           65
$5.00 Warrants.........................           65
$7.00 Warrants.........................           65
$7.50 Warrants.........................           65

                                    ANNEXES

     All Annexes are an integral part of this Joint Proxy Statement/Prospectus booklet. They appear as "Annexes" solely for convenient presentation.

ANNEX A   --   Conformed copy of Amended and Restated Agreement and Plan of
               Merger dated as of June 9, 1998, excluding schedules; and
               First Amendment to Amended and Restated Agreement and Plan
               of Merger dated as of July 8, 1998
ANNEX B   --   Sections 302A.471 and 302A.473 of the Minnesota Business
               Corporation Act (relating to the rights of dissenting Timber
               Lodge shareholders)
ANNEX C   --   Copy of Fairness Opinion of Piper Jaffray Inc. (relating to the Merger), and its Supplemental Letter
ANNEX D   --   Copy of Fairness Opinion of Pauli & Company Incorporated
               (relating to the Merger)
ANNEX E   --   Copy of GB Foods' annual report on Form 10-K/A for the
               fiscal year ended December 31, 1997, including financial
               statements and auditors' report thereon and its quarterly
               report on Form 10-Q, for the quarterly period ended
               March 31, 1998, excluding exhibits
ANNEX F   --   Copy of Timber Lodge's annual report on Form 10-KSB/A-2 for the fiscal year ended December 31, 1997, including financial statements reports of independent auditors thereon, plus
               additional financial statements for a prior period and
               auditors' report thereon and its quarterly report on Form
               10-Q, for the quarterly period ended March 25, 1998,
               excluding exhibits
ANNEX G   --   Conformed copy of Agreement and Plan of Reorganization dated as of February 19,1998 among GB Foods, CKE, and JBRI
               (relating to the JBRI Acquisition), excluding schedules;
               Assignment of Agreement and Plan of Reorganization, dated as of March 26, 1998, by which JB Parent Corp. was permitted to acquire the capital stock of JBRI and assumed CKE's
               obligations to deliver that stock to GB Foods; First
               Amendment to Agreement and Plan of Reorganization dated as of March 27, 1998; Second Amendment to Agreement and Plan of
               Reorganization dated as of June 3, 1998; and Third Amendment to Agreement and Plan of Reorganization, dated as of July 8,
               1998
ANNEX H   --   Copy of Fairness Opinion of Piper Jaffray Inc. (relating to the JBRI Acquisition)
ANNEX I   --   Copy of GB Foods Corporation 1998 Stock Option Plan

                                                                         ANNEX A

                               CONFORMED COPY OF
                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                  JUNE 9, 1998
                                     AMONG
                              GB FOODS CORPORATION
                             TLS ACQUISITION CORP.
                                      AND
                         TIMBER LODGE STEAKHOUSE, INC.
                         ------------------------------

                               FIRST AMENDMENT TO
                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                  JULY 8, 1998

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
                                ARTICLE I
                               THE MERGER
 1.1   The Merger..................................................   A-1
 1.2   Closing.....................................................   A-1
 1.3   Effective Time of the Merger................................   A-2
 1.4   Effects of the Merger.......................................   A-2

                               ARTICLE II
            EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                        CONSTITUENT CORPORATIONS
 2.1   Conversion of Shares........................................   A-2
 2.2   Surrender and Payment.......................................   A-2
 2.3   Fractional Shares...........................................   A-3
 2.4   Stock Options...............................................   A-4
 2.5   Warrants....................................................   A-4

                               ARTICLE III
                        THE SURVIVING CORPORATION
 3.1   Articles of Incorporation...................................   A-4
 3.2   Bylaws......................................................   A-4
 3.3   Directors...................................................   A-4

                               ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES
 4.1   Representations and Warranties of the Company...............   A-4
       (a)  Organization, Standing and Corporate Power.............   A-4
       (b)  Capital Structure......................................   A-5
       (c)  Authority; Noncontravention............................   A-5
       (d)  SEC Documents; Financial Statements; No Undisclosed       A-6
       Liabilities.................................................
       (e)  Nature of Business and Assets..........................   A-6
       (f)  Inventory..............................................   A-7
       (g)  Licenses, Approvals, etc...............................   A-7
       (h)  Real Properties........................................   A-7
       (i)  Tangible Personal Property.............................   A-8
       (j)  Intellectual Property..................................   A-8
       (k)  Environmental Compliance...............................   A-8
       (l)  Absence of Certain Changes or Events...................   A-9
       (m)  Litigation.............................................   A-9
       (n)  Compliance with Laws...................................  A-10
       (o)  Absence of Changes in Stock or Benefit Plans...........  A-10
       (p)  ERISA Compliance.......................................  A-10
       (q)  Taxes..................................................  A-11
       (r)  Contracts; Debt Instruments............................  A-13
       (s)  Insurance..............................................  A-14
       (t)  Interests of Officers and Directors....................  A-14
       (u)  Approval by Board......................................  A-14
       (v)  Brokers................................................  A-14
       (w)  Fairness Opinion.......................................  A-14
       (x)  Disclosure.............................................  A-14

                                       (i)

                                                                     PAGE
                                                                     ----
 4.2   Representations and Warranties of Parent and Merger           A-14
       Subsidiary..................................................
       (a)  Organization, Standing and Corporate Power.............  A-14
       (b)  Capital Structure......................................  A-15
       (c)  Authority; Noncontravention............................  A-15
       (d)  SEC Documents; Financial Statements; No Undisclosed      A-16
       Liabilities.................................................
       (e)  Nature of Business.....................................  A-16
       (f)  Litigation.............................................  A-16
       (g)  Absence of Changes.....................................  A-16
       (h)  Exchange Act Reports...................................  A-16
       (i)  Brokers................................................  A-16
       (j)  Fairness Opinion.......................................  A-16
       (k)  Disclosure.............................................  A-17
 4.3   Disclosure Schedules........................................  A-17

                                ARTICLE V
                        COVENANTS OF THE COMPANY
 5.1   Conduct of Business.........................................  A-17
 5.2   Access to Information.......................................  A-18
 5.3   No Solicitation.............................................  A-18
 5.4   Tax Treatment...............................................  A-19

                               ARTICLE VI
                           COVENANTS OF PARENT
 6.1   Conduct of Business.........................................  A-19
 6.2   Confidentiality.............................................  A-19
 6.3   Obligations of Merger Subsidiary............................  A-19
 6.4   Employee Benefit Plans......................................  A-19
 6.5   Indemnification and Insurance...............................  A-20
 6.6   Nasdaq Listing..............................................  A-20
 6.7   Registration Relating to Company Options....................  A-20
 6.8   Access to Information.......................................  A-20
 6.9   Tax Treatment...............................................  A-20
 6.10  Board of Directors Approval.................................  A-20

                               ARTICLE VII
                   COVENANTS OF PARENT AND THE COMPANY
 7.1   Reasonable Efforts; Notification; HSR Act Filings...........  A-20
 7.2   Stockholder Meeting; Proxy Material.........................  A-21
 7.3   Press Releases..............................................  A-23
 7.4   Securities Reports..........................................  A-23
 7.5   Stockholder Approvals.......................................  A-23

                              ARTICLE VIII
                        CONDITIONS TO THE MERGER
 8.1   Conditions to the Obligations of Each Party.................  A-23
 8.2   Conditions to the Obligations of Parent and Merger            A-23
       Subsidiary..................................................
 8.3   Conditions to the Obligations of the Company................  A-25

                                ARTICLE IX
                               TERMINATION
 9.1   Termination.................................................  A-26
 9.2   Effect of Termination.......................................  A-27

                                      (ii)

                                                                     PAGE
                                                                     ----
                                ARTICLE X

                              MISCELLANEOUS
10.1   Notices.....................................................  A-28
10.2   Survival of Representations and Warranties..................  A-28
10.3   Amendments; No Waivers......................................  A-28
10.4   Fees and Expenses...........................................  A-29
10.5   Successors and Assigns; Parties in Interest.................  A-29
10.6   Severability................................................  A-29
10.7   Governing Law...............................................  A-29
10.8   Entire Agreement............................................  A-29
10.9   Counterparts: Effectiveness; Interpretation.................  A-30

                                      (iii)

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), is entered into as of June 9, 1998, among TIMBER LODGE STEAKHOUSE, INC., a Minnesota corporation (the "Company"), GB FOODS CORPORATION, a Delaware corporation ("Parent"), and TLS ACQUISITION CORP., a Minnesota corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

     WHEREAS, as of January 16, 1998, Parent, Merger Subsidiary and the Company entered into an Agreement and Plan of Merger (the "Agreement") providing for the merger of Merger Subsidiary into the Company as set forth therein (the "Merger"), upon the terms and subject to the conditions set forth therein and the Minnesota Business Corporation Act (the "MBCA"), whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Shares") shall be converted into the Merger Consideration (as defined herein);

     WHEREAS, the Board of Directors of the Company had theretofore unanimously
(i) determined that the Agreement and the transactions contemplated thereby, including the Merger, were fair to and in the best interests of the stockholders of the Company, (ii) determined that the consideration to be paid in the Merger was fair to and in the best interests of the stockholders of the Company, (iii) approved the Agreement and the transactions contemplated thereby, including the Merger, and (iv) resolved to recommend approval and adoption of the Agreement, the Merger and the other transactions contemplated hereby by such stockholders;

     WHEREAS, the Board of Directors of Parent had also unanimously (i) determined that the Agreement and the transactions contemplated thereby, including the Merger, were fair to and in the best interests of the stockholders of the Parent, (ii) approved the Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of the issuance of the Parent Common Stock (as defined therein) in connection with the Merger by the Parent's stockholders;

     WHEREAS, Fidelity National Financial, Inc. ("Fidelity") intends to exercise options to purchase shares of stock of the Parent as more particularly described in Article VIII;

     WHEREAS, the parties have heretofore amended the Agreement by a First Amendment dated as of February 17, 1998, and made certain additional amendments in an Amended and Restated Agreement and Plan of Merger dated as of March 12, 1998 and a First Amendment to Amended and Restated Agreement and Plan of Merger dated as of June 3, 1998;

     WHEREAS, the parties have recently discovered that the scrivener of the Amended and Restated Agreement and Plan of Merger inadvertently made a mistake reflecting the parties' intent regarding the adjustment provisions in Section
2.1 and, for convenience, the parties have determined to restate the Agreement in its entirety.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree that the Agreement is hereby amended and restated in its entirety as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined herein). At the Effective Time, (i) the separate corporate existence of Merger Subsidiary shall cease, and (ii) the Company shall continue as the surviving corporation as a direct wholly-owned subsidiary of Parent (Merger Subsidiary and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company, after giving effect to the Merger, is sometimes hereinafter referred to as the "Surviving Corporation").

     1.2 Closing. The closing of the Merger (the "Closing") shall take place as soon as practicable, but in any case on or prior to the third business day after which all of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"). At the time of the Closing, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Minnesota (the "Certificate of Merger") and make all other filings or recordings required by the MBCA in connection with the Merger.

     1.3 Effective Time of the Merger. The Merger shall, subject to the MBCA, become effective as of such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Minnesota or at such later time as is specified in the Certificate of Merger (the "Effective Time").

     1.4 Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and shall be subject to all of the restrictions, disabilities, duties and liabilities of the Company and Merger Subsidiary shall cease to exist, all as provided under the MBCA.

                                   ARTICLE II

                      EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

     2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or the holder of any shares of capital stock of Merger Subsidiary:

          (a) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (b) each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.8000 of a share (the "Exchange Ratio") of Parent's common stock, par value $0.08 per share (the "Parent Common Stock"), without interest, together with cash in lieu of any fractional share of Parent Common Stock as provided in Section 2.3 below (the "Merger Consideration"); provided however, that the Exchange Ratio shall be subject to adjustment as follows:

             (i) If the Average Parent Common Stock Price (as defined in Section 9.1(vi) below) is less than $7.50, Parent or the Company may terminate this Agreement as provided in Section 9.1(vi) below or, alternatively, Parent may elect to increase the Exchange Ratio to a number (rounded to the nearest 1/10000) equal to the product of the Exchange Ratio multiplied by a fraction, the numerator of which is $7.50 and the denominator of which is the Average Parent Common Stock Price, in which event the Company shall not have the right to terminate this Agreement; and

             (ii) If the Average Parent Common Stock Price is more than $14.00, the Exchange Ratio shall be reduced to a number (rounded to the nearest 1/10000) equal to the product of the Exchange Ratio multiplied by a fraction, the numerator of which is $14.00 and the denominator of which is the Average Parent Common Stock Price.

     In the event, prior to the Effective Time, of any recapitalization of Parent through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or any reorganization reclassification or other change in its outstanding shares into the same or a different number of shares of other classes, or a declaration of or dividend on its outstanding shares payable in shares of its capital stock (a "Capital Change"), then the Exchange Ratio shall be appropriately adjusted so as to maintain after such Capital Change the relative proportionate interests in the number of shares of Parent Common Stock (assuming consummation of the Merger) which the holders of Shares and the holders of shares of Parent Common Stock had immediately prior to such Capital Change.

     2.2  Surrender and Payment.

     (a) Prior to the Effective Time, Parent shall appoint a bank or trust company (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent will make available to the Exchange Agent the Merger Consideration to be paid in respect of the Shares (the "Exchange Fund"). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares as of the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided in this Section 2.2. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) Each holder of Shares that have been converted into the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares and other customary documentation, will be entitled to receive the Merger Consideration payable in respect of such Shares. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the certificates representing such Shares, as contemplated hereby.

     (c) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Parent and the Exchange Agent that such tax has been paid or is not required. For purposes of this Agreement, "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, there shall be no further transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with, the procedures set forth in this Article II.

     (e) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Agreement that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent, upon Parent's demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such holder's Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar laws.

     (f) No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock for which the record date is after the Effective Time shall be paid to the holder of any certificate formerly representing Shares until such certificate is surrendered to the Exchange Agent as provided herein. Following surrender of any such certificate, there shall be paid to the holder of record thereof (i) certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (ii) as promptly as practicable the amount of dividends or other distributions having a record date after the Effective Time paid with respect to such whole shares of Parent Common Stock prior to their surrender and
(iii) on the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock and having a record date after the Effective Time but a payment date subsequent to their surrender.

     2.3 Fractional Shares. No fractional shares of Parent Common Stock will be issued in connection with the Merger. In lieu of any fractional share of Parent Common Stock to which the holder of any Share would otherwise be entitled to receive, such holder shall be entitled to receive an amount of cash equal to the value of such fractional shares of Parent Common Stock, which value shall be based upon the Average Parent Common Stock Price (as defined in Section 9.1(vi) below). The fractional interests of each holder of Shares will be aggregated so that no holder of Shares will receive cash in an amount equal to or greater than the value of one whole share of Parent Common Stock. Parent shall provide sufficient funds to the Exchange Agent to make the payments contemplated by this
Section 2.3.

     2.4 Stock Options. At the Effective Time, each Company Option and NQSO (as defined below) shall be assumed by the Parent and shall thereafter be deemed to constitute an option to purchase, on the same terms and conditions as were applicable under such Company Option, the same Merger Consideration as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Option in full immediately prior to the Effective Time and been the holder of the Shares issuable upon exercise of such Company Option, at an exercise price per share calculated by dividing the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option by the number of full shares of Parent Common Stock deemed purchasable pursuant to such option; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification as an "incentive stock option" the exercise price and the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. "Company Option" means any option granted, whether or not exercisable, and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any predecessor thereof to purchase Shares pursuant to the Company's 1995 Stock Option Plan, as amended (the "Option Plan"). "NQSO" means the non-qualified stock options granted to the Company's officers in November, 1992.

     2.5 Warrants. At the Effective Time, the warrant to purchase 120,000 Shares, dated December 9, 1993, issued to John G. Kinnard and Company, Incorporated (the "Warrants") shall be assumed by the Parent in accordance with the provisions of such Warrant and shall thereafter be deemed to constitute a warrant to purchase, on the same terms and conditions as were applicable under such Warrant, the same Merger Consideration as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time and been the holder of the Shares issuable upon exercise of such Warrant, at an exercise price to be determined in accordance with the provisions of such Warrant.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

     3.1 Articles of Incorporation. The Articles of Incorporation of the Company in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

     3.2 Bylaws. The bylaws of the Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     3.3 Directors. Upon the Effective Time, the Board of Directors of the Surviving Corporation shall consist of five (5) members, and the initial directors of the Surviving Corporation shall, until successors are duly elected and qualified in accordance with applicable law, be William P. Foley, II, Andrew
F. Puzder, Frank P. Willey, Dermot F. Rowland, and Tom Thompson.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Subsidiary, as of the date hereof and as of the Closing Date, subject to the exceptions and qualifications set forth in the disclosure schedule delivered by the Company to Parent and Merger Subsidiary pursuant to Section 4.3 of this Agreement (the "Disclosure Schedule"), as follows (whenever the representations or warranties of the Company are qualified by the knowledge of the Company, knowledge shall mean actual knowledge after reasonable investigation of the fact or matter in question of the management employees of the Company identified in Section 4.1 of the Disclosure Schedule):

          (a) Organization, Standing and Corporate Power.   The Company is a
     corporation duly organized, validly existing and in good standing under the laws of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or

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

     the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a "Company Material Adverse Effect," which for purposes of this Agreement means to (i) have a material adverse effect on the value, condition (financial or otherwise), prospects, business, insurability or result of operations of the Company, (ii) impair the ability of any party hereto to perform its obligations under this Agreement or (iii) prevent or materially delay consummation of any of the transactions contemplated by this Agreement. The Company has delivered to Parent complete and correct copies of its Articles of Incorporation and bylaws. The Company is not a party to any joint venture, partnership or similar business or entity (the "Joint Ventures"). The Company does not have any subsidiary. For purposes of this Agreement, a "subsidiary" of any person means another person in which such first person, directly or indirectly, owns 50% or more of the equity interests or has the right, through ownership of equity, contractually or otherwise, to elect at least a majority of its Board of Directors or other governing body.

          (b) Capital Structure. The authorized capital stock of the Company consists of 10,000,000 Shares par value $0.01 per share. As of December 31, 1997, (i) 3,625,750 Shares were issued and outstanding, (ii) Company Options to Purchase 247,500 Shares were outstanding, (iii) no Shares were reserved for issuance pursuant to the NQSO, and (iv) 120,000 Shares were reserved for issuance upon exercise of the Warrants. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all Shares which may be issued pursuant to the Company Options or the Warrants will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 4.1(b) and in Section 4.1(b) of the Disclosure Schedule, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.
     Section 4.1(b) of the Disclosure Schedule also sets forth a true and correct list of the Company Options and Warrants which are outstanding as of the date hereof, which list sets forth, for each holder of a Company Option or Warrant, the number of Shares subject thereto, the exercise price and the expiration date thereof. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock or other equity or voting securities of the Company or any securities of any type described in the two immediately preceding sentences.

          (c) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined below) required in connection with the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The Merger requires the approval by the affirmative vote of the holders of a majority of the outstanding Shares (the "Company Stockholder Approval"), which approval is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, except for the Company Stockholder Approval in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien (as defined below) upon any of the properties or assets of the Company under, (i) except as disclosed in Section 4.1(c)(i) of the Disclosure Schedule, the Articles of Incorporation or bylaws of the Company, (ii) except as disclosed in Section 4.1(c)(ii) of the Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, Lien, lease or any other contract, agreement, instrument, permit, commitment, concession, franchise or license applicable to the Company, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than any such conflicts, violations, or defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect. No consent, approval, franchise, order, license, permit, waiver or authorization of, or registration, declaration or filing with or exemption, notice, application, or certification by or to (collectively, "Consents") any federal, state or local government or any arbitration panel or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, department, bureau, commission or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement except for (i) the required Consents listed in Section 4.1(c)(i) and 4.1(c)(ii) of the Disclosure Schedule, (ii) the filing of the Certificate of Merger in accordance with the MBCA and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and (iv) such other Consents as to which the failure to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The term "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing.

          (d) SEC Documents; Financial Statements; No Undisclosed
     Liabilities. The Company has timely filed all reports, schedules, forms, statements, exhibits and other documents required to be filed with the Securities and Exchange Commission ("SEC") by the Company (the "Company SEC Documents") under or pursuant to the Exchange Act or the Securities Act. True and correct copies of each of the Company SEC Documents have been provided or made available to Parent. As of their respective dates, or as subsequently amended prior to the date of this Agreement, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as specified on the Disclosure Schedule) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Company SEC Documents, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

          (e) Nature of Business and Assets. The Company is engaged in the business (the "Business") of owning and operating seventeen full-service steakhouse restaurants (the "Restaurants"), under the name "Timber Lodge Steakhouse." All assets used in the operation of the Business (the "Restaurant Assets") constitute all of the assets necessary to conduct the operations of the Restaurants in the ordinary course of business. All of the assets owned and leased by the Company that are used or held for use in the operation of the Restaurants are included in the Restaurant Assets and, except as set forth in Sections 4.1(h) and 4.1(i)(ii) below, at the Effective Time good and marketable title to the Restaurant Assets will be vested in the Surviving Corporation, free and clear of all claims, indebtedness, liabilities, Liens and rights of any third party. All of the Restaurant Assets, including all equipment, machinery and other items of tangible property, have continuously been maintained by the Company in the ordinary course of business. As of the Effective Time, the Restaurant Assets will be in good working condition and repair (ordinary wear and tear excepted) and are suitable for use in connection with the operation of the Restaurants. The Restaurant Assets do not require any material repair other than in the normal course of business which would require an expenditure in excess of $5,000 per Restaurant or $25,000 in the aggregate. Schedule 4.1(e) of the Disclosure Schedule sets forth a true, correct and complete list of each item of personal property representing Restaurant Assets having a net book value of more than $5,000.

          (f) Inventory. The Company's inventory of food, beverages, utensils and supplies (the "Inventory") for each Restaurant, as of the Effective Time, is (i) sufficient for the operation of such Restaurant consistent with the ordinary course of business; (ii) consists of items which are good and merchantable within commercially reasonable standards in the restaurant industry; and (iii) are of a quality and quantity presently usable or saleable in the ordinary course of business.

          (g) Licenses, Approvals, etc. The Company possesses or has been granted all registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers of any Governmental Entity (federal, state and local) necessary to enable it to conduct its business in the manner in which it is presently being conducted (the "Licenses"), which Licenses are listed in Section 4.1(g) of the Disclosure Schedule. Except as described in Section 4.1(g) of the Disclosure Schedule, all of the Licenses are in full force and effect. Except as described in Section 4.1(g) of the Disclosure Schedule, no action of any kind is pending or, to the knowledge of the Company, threatened seeking the revocation or limitation of any of the Licenses.

          (h) Real Properties. The Company does not own any real property.
     Section 4.1(h) of the Disclosure Schedule lists all real property (including all land and buildings, "Real Estate") leased by the Company, stating the name of the lessor or sublessor, whether the property is leased as lessee or sublessee, and giving each property's address. The Company has delivered or caused to be delivered to Parent complete and accurate copies of the written leases and subleases which relate to the Real Estate, together with all amendments or supplements thereto (the "Leases"). The Company has not received written notice of condemnation or eminent domain proceedings and is not aware of any such proceedings pending or threatened against any Real Estate property. Except as disclosed in Section 4.1(h) of the Disclosure Schedule, the Company has not received any notice from any city, village or other Governmental Entity of any zoning, ordinance, building, fire or health code or other legal violation in respect of any Real Estate. The Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms; no amount payable under any Lease is past due; the Company is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under each Lease and is not aware of the failure by any other party to any Lease to comply in all material respects with all of its commitments and obligations; the Company has not received any written notice (A) of a default (which has not been cured), offset or counterclaim under any Lease, or, any other communication calling upon it to comply with any provision of any Lease or asserting noncompliance, or asserting the Company has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of the Company or any other party, or (B) of any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation or proceeding by or before any Governmental Entity (an "Action") against any party under any Lease which if adversely determined would result in such Lease being terminated or cut off; and (v) the Company has not assigned, mortgaged, pledged or otherwise encumbered its interest, if any, under any Lease.

          (i) Tangible Personal Property. Except as disclosed in Section 4.1(i) of the Disclosure Schedule, the Company (i) has good and valid title to all the tangible personal property material to its business and reflected in the latest audited financial statements included in the Company SEC Documents as being owned by the Company or acquired after the date thereof (except properties consumed, sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except (A) statutory Liens securing payments not yet due and (B) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair its Business operations, and (ii) is the lessee of all tangible personal property material to the Company's Business and reflected as leased in the latest audited financial statements included in the Company SEC Documents (or on the books and records of the Company as of the date thereof or acquired after the date thereof, except for leases that have expired by their terms or that have been transferred in the ordinary course of business) and is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Company's knowledge, the lessor. The Company enjoys peaceful and undisturbed possession under all such leases. Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted.

          (j) Intellectual Property. The Company has presently effective federal and state registrations of its trade marks, trade names and service marks (the "Registered Marks") as listed in Section 4.1(j) of the Disclosure Schedule, and the same are adequate for use in, and the protection of, the Business. No person other than the Company has any right to use any Registered Mark in any fashion other than as described on Schedule 4.1(j), no person has claimed or is claiming that any Registered Mark infringes any property or right of such person, and no person is engaged in any infringing use of a Registered Mark or uses any name or mark confusingly similar to any Registered Mark. The Company does not own any patents (including design patents) except as listed in Schedule 4.1(j) of the Disclosure Schedule.

          (k) Environmental Compliance.

             (i) For purposes of this Section 4.1(k), (A) "Hazardous Substance" means any pollutant contaminant, hazardous or toxic substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical substance or material listed or identified in or regulated by or under any Environmental Law; (B) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
        sec. 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., the Clean Water Act, 33 U.S.C. sec. 1251 et seq., the Clean Air Act, 42 U.S.C. sec. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. sec. 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. sec. 651 et seq., the Oil Pollution Act, 33 U.S.C. sec. 2701 et seq., in each case as amended from time to time, and all regulations promulgated thereunder, and any other statute, law, regulation, ordinance, bylaw, rule, judgment, order, decree or directive of any Governmental Entity dealing with pollution or the protection of natural resources or the indoor or ambient environment or with the protection of human health or safety, and (C) "RCRA Hazardous Waste" means a solid waste that is listed or classified as a hazardous waste, as that term is defined in or pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.

             (ii) Except as set forth on Section 4.1(k) of the Disclosure
        Schedule: (A) there are no claims pending against the Company, or any of its predecessors (the "Company Interests") relating to or arising out of a Hazardous Substance nor are any such claims, to the Company's knowledge, threatened against Company Interests, nor has the Company received any notice, alleging or warning that any Real Estate or any real property previously operated by any Company Interests is, has been or may be in violation of or in noncompliance with any Environmental Law; (B) to the Company's knowledge, no Hazardous Substance is now present in amounts, concentrations or conditions requiring removal, remediation or any other response, action or corrective action under, or forming the basis of a claim pursuant to, any Environmental Law, in, on, from or under the Real Estate or any real property previously owned or operated by any Company Interests;
        (C) the Real Estate is not being and has not been during the period of time they have been leased by any Company Interests used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and no RCRA Hazardous Wastes are being or have been during the period of time operated by any Company Interests treated, stored or disposed of there in violation of any Environmental Law; and (D) there neither are now nor have there been during the period of time they have been operated by any Company Interests any underground storage tanks, lagoons or other containment facilities of any kind which contain or contained any Hazardous Substances on the Real Estate.

             (iii) The Company has made available to the Parent true and correct copies of any and all written communications received by the Company from any Governmental Entity relating in whole or in part to the existence of Hazardous Substances at any Real Estate or any real property previously owned or operated by any Company Interests or the compliance of the owners, operators or lessees thereof with respect to any Environmental Law.

          (l) Absence of Certain Changes or Events. Except as contemplated by this Agreement or disclosed in Section 4.1(l) of the Disclosure Schedule, since September 10, 1997, the Company has conducted the Business only in the ordinary course consistent with past practice, and there has not been
     (i) any event, occurrence or development which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of the Company, (iii) any adjustment, split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
     (iv) (A) any granting by the Company to any current or former director, officer or employee of the Company of any material increase in compensation or benefits, except for grants to employees who are not officers or directors in the ordinary course of business consistent with past practice,
     (B) any granting by the Company to any such director, officer or employee of any increase in severance or termination pay (including the acceleration in the vesting of Shares (or other property) or the provision of any tax grossup), or (C) any entry by the Company into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer or employee,
     (v) any damage, destruction or loss, whether or not covered by insurance, that has had or could have a material adverse effect on the Restaurants or a Company Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company, (vii) any amendment, waiver or modification of any material term of any outstanding security of the Company, (viii) any incurrence, assumption or guarantee by the Company of any material indebtedness for borrowed money or other material obligations, other than in the ordinary course of business consistent with past practice, (ix) any creation or assumption by the Company of any Lien on any asset, other than financing transactions in the ordinary course of business consistent with past practice, (x) any making of any lease, loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $10,000 for any one transaction or $50,000 in the aggregate, (xi) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business of more than $10,000 for any one transaction or $50,000 for any series of transactions, (xii) any acquisition or disposition of any assets involving more than $10,000 per transaction or $50,000 in the aggregate or any merger or consolidation with any person, (xiii) any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practice, or (xiv) any agreement, commitment, arrangement or undertaking by the Company to perform any action described in clauses (i) through (xiii).

          (m) Litigation. Except as disclosed in Section 4.1(m) of the Disclosure Schedule, there are no actions or proceedings pending or, to the knowledge of the Company, threatened against the Company.

          (n) Compliance with Laws. The conduct by the Company of the Business is and has been in compliance with (i) all statutes and laws, (ii) all regulations, ordinances, and rules, and (iii) all judgments, orders or decrees to which the Company is subject or is a party, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or to give rise to material fines or other material civil penalties or any criminal liabilities. Except as set forth on Section 4.1(n) of the Disclosure Schedule, the Company has not received any notice or other communications relating to any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any Governmental Entity, or of any investigation with respect thereto, applicable to the Company.

          (o) Absence of Changes in Stock or Benefit Plans. Except as disclosed in Section 4.1(o) of the Disclosure Schedule or as required under this Agreement, since January 1, 1997, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any Warrant, NQSO, or Company Options under the Option Plan (including any discretionary acceleration of the exercise periods or vesting by the Company's Board of Directors or any committee thereof or any other persons administering the Option Plan) or any authorization of cash payments in exchange for the Warrant, the NQSO, or any Company Options under the Option Plan, (ii) any adoption or material amendment by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company (collectively, "Benefit Plans"), or (iii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on January 1, 1997.

          (p) ERISA Compliance.

             (i) Section 4.1(p) of the Disclosure Schedule contains a list of all "employee pension benefit plans" (defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (defined in Section 3(1) of ERISA) and all other employee benefit plans (collectively the "Benefit Plans"). With respect to each Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (A) each writing constituting a part of such Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any.

             (ii) Section 4.1(p) of the Disclosure Schedule identifies each Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). No request for a favorable determination letter has been filed with the Internal Revenue Service with respect to any such Qualified Plan, but the Company believes that each such Qualified Plan is in fact so "qualified" within the meaning of Section 401(a) of the Code, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

             (iii) The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code, and all laws and regulations applicable to the Benefit Plans of which the failure to comply would have a Company Material Adverse Effect. Except as set forth in Section 4.1(p) of the Disclosure Schedule, no prohibited transaction has occurred with respect to any Benefit Plan. All contributions required to be made to any Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the Company SEC Documents.

             (iv) No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Neither the Company nor any of its ERISA Affiliates (as defined below) has at any time since January 1, 1993, contributed to or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) that would be a liability of the Company following the Closing. "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in
        Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA,
        (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans.

             (v) Except as set forth in the Company SEC Documents or in Section 4.1(p) of the Disclosure Schedule, the Company does not have any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company.

             (vi) Except as set forth in Section 4.1(p) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

             (vii) No labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or arbitration proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company.

             (viii) There are no pending or threatened claims, and the fiduciaries of the Benefit Plans have not advised the Company that, with respect to their duties to the Benefit Plans or the assets or any of the trusts under any of the Benefit Plans, there are any pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans, which could reasonably be expected to result in any material liability of the Company to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer Benefit Plan.

          (q) Taxes. For purposes of this Agreement, (A) the term "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes (as defined below) or for information purposes, and the term "Return" means any one of the foregoing Returns, and (B) the term "Taxes" shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits,

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     license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, and any and all other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

             (i) Except as set forth in Section 4.l(q)(i) of the Disclosure Schedule, the Company has duly prepared and timely filed all federal, state, local and foreign Returns which were required to be filed by or in respect of the Company, or any of its properties, income and/or operations. As of the time they were filed, such Returns accurately reflected the material facts regarding the income, business, assets, operations, activities, status of the entity on whose behalf the Return was filed and any other information required to be shown thereon. No extension of time within which the Company may file any Return is currently in force.

             (ii) With respect to all amounts in respect of Taxes, including interest and penalties imposed on the Company or for which the Company is or could be liable, whether to taxing authorities or to other persons, all material amounts required to be paid by or on behalf of the Company to taxing authorities or to other persons have been paid.

             (iii) The Company has not been advised that there is any review or audit in progress by any taxing authority of any Tax liability of the Company currently in progress. Except as disclosed in Section 4.l(q)(iii) of the Disclosure Schedule, the Company has not received any written notice of any pending or threatened audit by the Internal Revenue Service or any state, local or foreign agency of any Returns or Tax liability of the Company for any period. The Company currently has no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of the Company nor, to the knowledge of the Company, is there reason to believe that any material deficiency will be assessed.

             (iv) No agreements are in force or are currently being negotiated by or on behalf of the Company for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of the Company are currently pending.

             (v) The Company has withheld from each payment made to any of its officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper Taxing authorities within the time required under any applicable Tax law.

             (vi) There are no tax Liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by the Company, except for Liens for Taxes that are not yet due and payable. None of the assets owned by the Company is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provisions of former Section 168(f)(8) of the Code. None of the assets owned by the Company directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets owned by the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code. The Company is a "United States person" within the meaning of the Code.

             (vii) Except as set forth in Section 4.1(q)(vii) of the Disclosure Schedule, the Company is not a party to any agreement, contract, or arrangement that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including Shares or other equity interests) that would not be deductible pursuant to the terms of Sections 162(a)(l), 162(m), 162(n) or 280G of the Code.

          (r) Contracts; Debt instruments.

             (i) Except as otherwise disclosed in Section 4.l(r)(i) of the Disclosure Schedule, the Company is not a party to or subject to:

                (A) any collective bargaining or other agreements with labor unions, trade unions, employee representatives, work committees, guilds or associations representing employees of the Company;

                (B) any employment, consulting, severance, termination, or indemnification agreement, contract, lease or arrangement, including any oral agreement, contract, lease or arrangement which requires the payment of over $5,000 per annum, with any current or former officer, consultant, agent, director or employee;

                (C) any lease for real or personal property which requires the Company to pay, or under which the Company is expected to receive, on an annual basis, in excess of $100,000;

                (D) any agreement, contract, instrument, arrangement or commitment to repurchase assets previously sold or leased, or to indemnify or otherwise compensate the purchaser in respect thereof;

                (E) any agreement, contract, policy, License, document, instrument, arrangement or commitment that materially limits the freedom of the Company to compete in any line of business or with any person or in any geographic area or which would so materially limit the freedom of the Parent or any of their subsidiaries after the Effective Time;

                (F) any agreement or contract relating to any outstanding commitment for material capital expenditures, or any partially or fully executory agreement or contract relating to the acquisition or disposition of rights or assets other than those entered into in the ordinary course consistent with past practices;

                (G) any sale-leaseback, conditional sale, exclusive dealing, brokerage, finder's fee contract or agreement; or

                (H) any other agreement, contract, policy, license, document, instrument, arrangement or commitment not made in the ordinary course of business which is material to the Company or any one or more of the Restaurants and which is not otherwise disclosed in the Disclosure Schedules.

             (ii) The Company and, to the knowledge of the Company, none of the other parties to any of the contracts and agreements identified in
        Section 4.l(r)(i) of the Disclosure Schedule or otherwise disclosed in the Company SEC Documents, is in default under (or, with the giving of notice or passage of time or both would be in default under) or has terminated any such contract or agreement, or in any way expressed to the Company an intent to materially reduce or terminate the amount of its business with the Company in the future.

             (iii) Set forth in Section 4.1(r)(iii) of the Disclosure Schedule is (A) a list of all sale-leaseback, loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company is outstanding or may be incurred, (B) the respective principal amounts currently outstanding thereunder, and (C) any interest rate swaps, caps, floors or option agreements or similar interest rate risk management agreements. Except as set forth in Section 4.1(r)(iii) of the Disclosure Schedule, all such indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such indebtedness (which, except as set forth in Section 4.1(r)(iii) of the Disclosure Schedule, do not require a notice period of more than thirty days). For purposes of this Section 4.1(r)(iii), "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all indebtedness of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination of value thereof), (I) all letters of credit issued for the account of such person, (J) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

          (s) Insurance. The Company is covered by valid and currently effective insurance policies issued in favor of the Company as listed on the Disclosure Schedule. To the best knowledge and belief of the Company, such insurance is adequate to protect Company from all normal industry exposures. All such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied with the provisions of such policies with respect to which the failure to comply would result in a cancellation of, or increase in premium in connection with, such policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company that there will be a cancellation or non-renewal of existing policies or binders, or that a material modification of any of the methods of doing business will be required.

          (t) Interests of Officers and Directors. Except as disclosed in the Company SEC Documents, neither the Company's officers or directors, nor any member of their respective immediate families, or any entity with respect to which any such person is an affiliate, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company, or any other business relationship with the Company.

          (u) Approval by Board. The Board of Directors of the Company duly authorized and approved the execution and delivery of this Agreement by the Company and the transactions contemplated hereby prior to the execution by the Company of this Agreement.

          (v) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (w) Fairness Opinion. Pauli & Company has been engaged to deliver its opinion regarding the fairness, from a financial point of view, to the holders of Shares of the consideration to be paid in the Merger, which opinion shall be delivered in writing to the Company's Board of Directors immediately prior to the date the Company mails the Prospectus/Proxy Statement to the Company's stockholders, as provided in Section 7.2 below.

          (x) Disclosure. The representations and warranties of the Company contained in this Agreement are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company which has not been disclosed to Parent in the Disclosure Schedule which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

     4.2 Representations and Warranties of Parent and Merger Subsidiary. Parent and Merger Subsidiary represent and warrant to the Company, as of the date hereof and as of the Closing Date, subject to the exceptions and qualifications set forth in the disclosure schedule delivered by the Parent to the Company pursuant to Section 4.3 of this Agreement (the "Parent Disclosure Schedule"):

          (a) Organization, Standing and Corporate Power. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to be a "Parent Material Adverse Effect," which means to (i) have a material adverse effect on the value, condition (financial or otherwise), prospects, business, or results of operations of the Parent and its subsidiaries as a whole, (ii) impair the ability of any party hereto to perform its obligations under this Agreement or (iii) prevent or materially delay consummation of any of the transactions contemplated by this Agreement. The Parent has delivered to the Company complete and correct copies of its Certificate of Incorporation and bylaws and of the Articles of Incorporation and bylaws of Merger Subsidiary.

          (b) Capital Structure. The authorized capital stock of the Parent consists of 50,000,000 Shares par value $0.08 per share. As of December 31, 1997, (i) 6,570,984 Shares were issued and outstanding, (ii) no Shares were held by the Parent, and (iii) there were outstanding options to purchase 998,012 shares and warrants to purchase 4,000,000 shares of Parent Common Stock. Except as set forth above, no shares of capital stock or other equity or voting securities of the Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Parent are, and all shares of Parent Common Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Parent may vote. The authorized capital stock of Merger Subsidiary consists of 1,500 shares, without par value. As of the date hereof, 100 such shares were issued and outstanding.

          (c) Authority, Noncontravention. Parent and Merger Subsidiary have all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Common Stockholder Approval (as defined below), to consummate the transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of the shares of Parent Common Stock represented and voted on a proposal to approve the merger is required to complete the Merger (the "Parent Common Stockholder Approval"), which approval is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the transactions contemplated hereby. Except for Parent Common Stockholder Approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the Certificate or Articles of Incorporation or bylaws of Parent or Merger Subsidiary, (ii) except as to be disclosed in Section 4.2(c) of the Parent's Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, leases or other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Subsidiary or any other subsidiary of Parent or their respective properties or assets, other than any such conflicts, violations or defaults that, individually or in the aggregate, would not have a "Parent Material Adverse Effect". Other than those Consents referred to in the Disclosure Schedule on the part of the Company, no Consent of any Governmental Entity is required by or with respect to Parent, Merger Subsidiary or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Subsidiary, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the Consents disclosed in Section 4.2(b) of the Parent Disclosure Schedule, (ii) the filing of the Certificate of Merger in accordance with the MBCA and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with applicable requirements of the Exchange Act and the Securities Act, and applicable state blue sky laws, with respect to the Registration Statement and the Prospectus/Proxy Statement, (iv) if required, the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (v) such other Consent as to which the failure to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

          (d) SEC Documents; Financial Statements; No Undisclosed
     Liabilities. Parent has provided or made available to the Company true and correct copies of all reports, schedules, forms, statements, exhibits and other documents filed with the SEC by Parent under or pursuant to the Exchange Act since January 1, 1996 (the "Parent SEC Documents"), all of which were timely filed with the SEC. As of their respective dates, or as subsequently amended prior to the date of this Agreement, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as specified on the Parent Disclosure Schedule) and fairly present the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (e) Nature of Business. The Parent is engaged in the business of operating Mexican quick-service restaurants under the trade name "The Green Burrito" at leased facilities, and the sale and supervision of franchises to operate such restaurants under that trade name. As of December 31, 1997, there were 7 Green Burrito stores owned by the Parent, 40 stand-alone stores operated by franchisees and 134 dual-concept (i.e., incorporated into existing quick-service restaurants) stores operated by franchisees.

          (f) Litigation. Except as reflected in the financial and other information delivered to the Company by Parent as referred to above, or except as otherwise described by Parent in writing to the Company, there is no judicial or administrative action, suit, proceeding or investigation pending or, to the knowledge of Parent, threatened, which would be required to be reported by Parent in its annual report on Form 10-K (under the Exchange Act) if such 10-K were filed with the SEC on the date hereof.

          (g) Absence of Changes. Since September 10, 1997, there has not been any material adverse change in the business, financial condition or operations or prospects of Parent, or any event or condition (other than changes in legal, economic or other conditions which are not specially applicable to Parent) which has materially and adversely affected the business or financial condition of Parent and its subsidiaries, taken as a whole.

          (h) Exchange Act Reports. Parent has filed in a timely manner all reports required to be filed by it under the Exchange Act during at least the 12-month period preceding the date of this Agreement, and agrees to give the Company a copy of each such report filed between the date hereof and the Closing Date.

          (i) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or any of its subsidiaries.

          (j) Fairness Opinion. Piper Jaffray Inc. has been engaged to deliver its opinion regarding the fairness, from a financial point of view, of the consideration to be paid in the Merger to the holders of Parent Common Stock, which opinion shall be delivered in writing to the Parent's Board of Directors immediately prior to the date the Parent mails the Prospectus/Proxy Statement to the Parent's stockholders.

          (k) Disclosure. The representations and warranties of the Parent contained in this Agreement are true and correct in all material respects, and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Parent which has not been disclosed to the Company in the Parent Disclosure Schedule and the Parent SEC Documents, taken as a whole, which has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

     4.3 Disclosure Schedules. Each of Company and Parent delivered its respective Disclosure Schedules to the other party within five business days after the execution of this Agreement prior to its restatement, such Disclosure Schedules are unchanged by such restatement and are attached to this Restated Agreement.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     5.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall carry on the Business in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers (as a group) and employees, at reasonably required staffing levels, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, the Company shall not, without the prior written approval of Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock; (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof, or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Options, to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of the NQSOs, Company Options, or Warrants outstanding as of the date hereof or as contemplated by Section 5.1(l) hereof);

          (c) amend its Articles of Incorporation, bylaws or other comparable charter or organizational documents;

          (d) amend, modify or waive any provision of any material contract or agreement to which the Company is a party, including, without limitation, any such agreements identified in the Disclosure Schedule;

          (e) mortgage or otherwise encumber or subject to any Lien or sell, lease, license, transfer or otherwise dispose of any material properties or assets, except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments which were delivered to Parent prior to its execution of this Agreement;

          (f) amend, modify or waive any material term of any outstanding security of the Company.

          (g) incur, assume, guarantee or become obligated with respect to any indebtedness (as defined in Section 4.1(r) hereof), other than drawings on existing revolving credit facilities listed in Section 4.1(r) of the Disclosure Schedule in the ordinary course of business, consistent with past practice and in accordance with the terms thereof or incur, assume, guarantee or become obligated with respect to any other material obligations other than in the ordinary course of business and consistent with past practice;

          (h) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $20,000 individually or $50,000 in the aggregate or otherwise acquire or agree to acquire any material assets or property;

          (i) make any material tax election or take any material tax position (unless required by law and then only with prior or concurrent notice to Parent) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP and then only with prior or concurrent notice to Parent) or settle or compromise any material income tax liability;

          (j) enter into or commit to enter into, any lease, loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practices;

          (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, or release or waive any material rights or claims, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

          (l) except as described in the Disclosure Schedule, (i) grant to any current or former director, officer or employee of the Company any increase in compensation or benefits, except for employees who are not officers or directors in the ordinary course of business consistent with past practice or any grant pursuant to any existing contract or agreement, (ii) grant to any such director, officer, or employee any increase in severance or termination pay (including the grant of, or acceleration in the exercisability of, any stock options or warrants (including the NQSOs, Company Options or Warrant) or in the vesting of Shares or other property except for automatic acceleration in accordance with the terms of the NQSOs, Option Plan, or Warrant), or (iii) enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee;

          (m) (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

          (n) authorize any of, or commit or agree to take any of, the foregoing actions.

     5.2 Access to Information. From the date hereof until the Effective Time, the Company will (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Company (including to perform any environmental studies), (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial operating and property related data and other information as such persons may reasonably request, and (iii) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigations of the Business; provided that no investigation pursuant to
Section 5.2 shall affect any representation or warranty given by the Company hereunder.

     5.3 No Solicitation. The Company agrees that neither the Company nor any of its officers and directors shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company) not to, initiate, continue, solicit, or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, subject to the fiduciary duties of the Board of Directors of the Company under the MBCA, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or, enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.3. The Company will notify Parent immediately, orally and in writing (including the names of any party making and the principal terms of any such proposal), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. Immediately following the execution of this Agreement, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (the "Confidentiality Agreements") to return all confidential information heretofore furnished to such person by or on behalf of the Company. Subject to the fiduciary duties of the Board of Directors of the Company under the MBCA, the Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry.

     5.4 Tax Treatment. The Company shall not take any action which would disqualify the Merger as a "reorganization" that would be tax free to the stockholders of the Company pursuant to Section 368 of the Code.

                                   ARTICLE VI

                              COVENANTS OF PARENT

     Parent and Merger Subsidiary agree that:

     6.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Parent shall carry on the business in which it is presently engaged in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers (as a group) and employees, at reasonably required staffing levels, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.

     6.2 Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company furnished to Parent in connection with the transactions contemplated by this Agreement except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent, (ii) in the public domain through no fault of Parent or (iii) later lawfully acquired by Parent from sources other than the Company; provided that Parent may disclose such information to its officers, directors, employees, accountants counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons have a need to know such information, are informed by Parent of the confidential nature of such information and are directed by Parent to treat such information confidentially. Parent's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Parent will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, deliver to the Company, upon request, or, at the election of Parent, destroy, all documents and other materials and all copies thereof, obtained by Parent or on its behalf from the Company in connection with this Agreement that are subject to such confidentiality.

     6.3 Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     6.4 Employee Benefit Plans. Parent shall have the right to continue, amend or terminate any of the Benefit Plans in accordance with the terms thereof and subject to any limitation arising under applicable law.

     6.5  Indemnification and Insurance.

     (a) From and after the Effective Time, the Parent shall cause the Company to indemnify, defend and hold harmless each person who is now, or who becomes, prior to the Effective Time, an officer, director, employee or agent of the Company (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent which shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") at least to the same extent as the officers, directors, employees and agents of the Parent are indemnified pursuant to the Parent's Articles of Incorporation, Bylaws and any standing shareholder and director resolutions. As long as any person who is now or has ever been a director of the Company is a director of the Surviving Corporation, the Parent will cause the Surviving Corporation to maintain a provision in its Articles of Incorporation excluding director liability for good faith actions to the extent and as permitted by Section 302A.251 Subd(4) of the MBCA.

     (b) The contractual obligation provided under paragraph (a) of this Section
6.5 is intended to benefit, and be enforceable directly by, the Indemnified Parties, and shall be binding on all respective successors of Parent and the Company.

     6.6 Nasdaq Listing. Parent shall use its best efforts to list for quotation on the Nasdaq Small Cap Market, subject to official notice of issuance, the shares of Parent Common Stock to be issued in the Merger.

     6.7 Registration Relating to Company Options. Parent shall register the shares of Parent Common Stock issuable upon exercise of the Company Options after the Effective Time in either the Registration Statement or in a registration statement on Form S-8 to be filed as soon as practicable following the Effective Time, and shall cause the shares of Parent Common Stock issuable upon exercise thereof from and after the Effective Time, when issued, to be listed for quotation on the Nasdaq Small Cap Market.

     6.8 Access to Information. From the date hereof until the Effective Time, the Parent will give the Company, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable advance notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Parent and its subsidiaries, will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request and will instruct the Parent's and its subsidiaries' employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of the Parent and its subsidiaries; provided that no investigation pursuant to this Section 6.8 shall affect any representation or warranty given by the Parent hereunder.

     6.9 Tax Treatment The Parent shall not take any action which would disqualify the Merger as a "reorganization" that would be tax free to the stockholders of the Company pursuant to Section 368(a) of the Code.

     6.10 Board of Directors Approval. The Parent shall use its best efforts to obtain the Board of Directors' authorization and approval of the execution and delivery of this Agreement by the Parent and the transactions contemplated hereby.

                                  ARTICLE VII

                      COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     7.1  Reasonable Efforts; Notification; HSR Act Filings.

          (a) Subject to the fiduciary duties of their respective Boards of Directors, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation, filing and dissemination of the Registration Statement and the Prospectus/Proxy Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. If, in the reasonable opinion of the Parent, the Merger or any other transaction contemplated hereby as a condition precedent to the Merger requires a filing under the Hart-Scott-Rodino Antitrust Improvements Act or any similar act, the Parent will make (or will cause the appropriate party, if not the Parent, to make) such filing in a timely manner consistent with the intended Closing Date and expend reasonable efforts to obtain an outcome which would permit the consummation of the Merger on the terms stated in this Agreement.

          (b) Notwithstanding anything to the contrary in Section 7.1(a)(i) neither Parent nor any of its subsidiaries shall be required to divest, or cause or permit the Company or its affiliates to divest, any of their respective businesses, product lines or assets, or to make or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the value, condition (financial or otherwise), prospects, business or results of operations of Parent and its subsidiaries taken as a whole or of the Company or all such entities taken together, and neither Parent or Merger Subsidiary shall be required to waive any of the conditions to the Merger set forth in Article VIII.

          (c) Each party shall give prompt notice to the other party of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be compiled with or ratified by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (d) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of:

             (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

             (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

             (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section 4.1(m) or Section 4.2(f) or which relate to the consummation of the transactions contemplated by this Agreement.

     7.2  Stockholder Meeting; Proxy Material.

          (a) For the purpose (i) of holding meetings of stockholders of Parent and the Company to approve this Agreement, the Merger and, with respect to Parent, the issuance of shares of Parent Common Stock in the Merger, and
     (ii) of registering under the Securities Act the Parent Common Stock to be issued as contemplated by this Agreement, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/joint proxy statement satisfying all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder (such prospectus/joint proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement"). At the time the Registration Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and Parent, at all time subsequent to such mailing (including, without limitation, the time such stockholders vote upon a proposal to approve and adopt this Agreement and the Merger), and at the Effective Time, the Registration Statement and the Prospectus/Proxy Statement, as supplemented or amended, if applicable, will
     (i) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (ii) not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Parent shall furnish such information concerning Parent and Merger Subsidiary as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Parent and Parent Common Stock or the Merger Subsidiary, to be prepared in accordance with Section 7.2(a). Parent agrees promptly to advise the Company if at any time prior to the Parent or Company stockholders' meetings held to consider and vote on the Merger any information provided by Parent or the Merger Subsidiary in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect.

          (c) The Company shall furnish Parent with such information concerning the Company as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company to be prepared in accordance with Section 7.2(a). Parent agrees to provide the Company with reasonable opportunity to review and comment on the Prospectus/Proxy Statement. The Company agrees promptly to advise Parent if at any time prior to the Parent or Company stockholders' meetings any information provided by the Company in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Parent with the information needed to correct such inaccuracy or omission.

          (d) Parent shall promptly file the Registration Statement with the SEC. Parent shall use reasonable efforts to cause the Registration Statement to become effective under the Securities Act at the earliest practicable date. The Company authorizes Parent to utilize in the Registration Statement the information concerning the Company provided to Parent for the purpose of inclusion in the Prospectus/Proxy Statement, provided that the Company and its counsel shall have an opportunity to review the Registration Statement prior to filing with the SEC and shall otherwise participate in responding to the comments of the SEC and the process of achieving the effectiveness of the Registration Statement. Parent shall promptly furnish copies of all written communications from the SEC, and written summaries of all oral communications with the SEC, to the Company and its counsel. Parent shall advise the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Parent shall furnish the Company with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act prior to using or disseminating such prospectus. Parent shall also take all steps necessary to comply with any applicable state securities laws ("Blue Sky Laws"), for which an exemption is not available, with respect to the Parent Common Stock to be issued in the merger.

          (e) Parent shall use reasonable efforts to cause to be delivered to the Company a letter relating to the Registration Statement from Grant Thornton LLC, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          (f) The Company shall use reasonable efforts to cause to be delivered to Parent a letter relating to the Registration Statement from Ernst & Young LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          (g) Parent and the Company shall each bear 50% of all SEC and state Blue Sky Laws filing fees with respect to the Registration Statement and all printing and mailing costs in connection with the preparation of the Prospectus Proxy Statement. Each party shall bear the expenses of mailing of the Prospectus/Proxy Statement to its respective stockholders (including multiple copies to brokers and other nominees). Parent and the Company shall bear their own legal and accounting expenses in connection with the Registration Statement.

     7.3 Press Releases. Parent and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party and reasonable opportunity to comment from making any disclosure which is required by law, regulation or stock exchange requirements.

     7.4 Securities Reports. Each of Parent and Company agrees to timely file all reports required to be filed by it pursuant to the Exchange Act between the date of this Agreement and the Effective Time. Each of Parent and the Company agree to provide the other party with copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Time within five days after the date such reports or other documents are filed with the SEC.

     7.5 Stockholder Approvals. Each of Parent and the Company shall call a meeting of its stockholders for the purposes of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with the other party.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) the Registration Statement shall have been declared effective and shall not be subject to any stop orders of the SEC;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order, decree or other legal restraint shall prohibit the consummation of the Merger;

          (c) the Parent Common Stock to be issued to holders of Shares in the Merger shall have been filed for listing and quotation on the Nasdaq Small Cap Market, subject to official notice of issuance;

          (d) Fidelity National Financial, Inc. shall have exercised currently outstanding warrants to purchase shares of Parent Common Stock for a cash purchase price aggregating not less than $5,000,000;

          (e) the parties shall have received from Larkin, Hoffman, Daly & Lindgren, Ltd., counsel to the Company, a written opinion to the effect that the Merger constitutes a tax-free reorganization within the meaning of
     Section 368 of the Internal Revenue Code of 1986, as amended; and

          (f) if, in the opinion of the Parent, the Merger or any other transaction contemplated hereby as a condition precedent to the Merger requires a filing under the Hart-Scott-Rodino Antitrust Improvements Act or any similar act, such filing shall have been made, all waiting periods shall have expired, and no action shall have been taken to delay or prevent the Merger or such other transaction(s).

     8.2 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction of the following conditions:

          (a) there shall not be instituted or pending any action by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation by Parent or Merger Subsidiary of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise directly or indirectly relating to the transactions contemplated by this Agreement or the Merger, (ii) seeking to restrain or prohibit Parent's or Merger Subsidiary's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any portion of the business or assets of the Company, or of Parent and its subsidiaries or affiliates, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, or of Parent and its subsidiaries and affiliates, (iii) seeking to impose limitations on the ability of Parent and its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders,
     (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise, in the reasonable judgment of Parent, is likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect;

          (b) the Company shall have performed in all material respects its covenants and agreements under this Agreement, and the representations and warranties of the Company set forth in this Agreement shall be true in all material respects when made and at and as of the Effective Time as if made at and as of such time; and Parent and Merger Subsidiary shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to that effect;

          (c) no change shall have occurred or been threatened (and no development shall have occurred or been threatened involving a prospective change) that, in the reasonable judgment of Parent, has or is likely to have a Company Material Adverse Effect.

          (d) Parent shall have been furnished with (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Affiliates Agreements and the transactions contemplated hereby and thereby were taken, together with a certificate dated as of the Effective Time executed on behalf of the Company by its corporate secretary certifying to Parent that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

          (e) the Parent Common Stockholder Approval shall have been obtained;

          (f) shareholders (if any) of the Company who have objected to the merger and taken steps necessary to exercise their dissenting stockholders' rights of appraisal shall hold in the aggregate no more than 4% of the outstanding Stock of the Company;

          (g) Parent shall have received from Piper Jaffray Inc. the "fairness" opinion contemplated by Section 4.2(j) hereof;

          (h) the Company shall have completed the acquisition of the JB's restaurants described on Section 8.2 of the Company's Disclosure Schedule;

          (i) the Company shall have entered into a written lease for its home office facilities at 4021 Vernon Avenue South, St. Louis Park, Minnesota, on terms and conditions reasonably acceptable to Parent;

          (j) Peter Bedzyk shall have entered into a written employment agreement with the Company on terms and conditions, including length of time and compensation, reasonably satisfactory to Parent and Mr. Bedzyk;

          (k) the Board of Directors of the Parent shall have duly authorized and approved the execution and delivery of this Agreement by the Parent and the transactions contemplated;

          (l) nothing shall have come to the attention of the Parent in the course of its due diligence investigation of the Company which could reasonably be expected to have a Company Material Adverse Effect; and

          (m) Parent shall have received an opinion of counsel from Larkin, Hoffman, Daly & Lindgren, Ltd., counsel to the Company, in form and substance reasonably satisfactory to Parent and its counsel, and dated the Closing Date, to the effect that:

             (i) The Company is duly organized and existing under the laws of the State of Minnesota and has the power and authority to engage in its business as presently conducted, and is a corporation in good standing under the laws of the State of Minnesota and is qualified as a foreign corporation in good standing under the laws of any state or jurisdiction where the ownership or the conduct of its business require such qualification.

             (ii) The Company has the corporate power and authority to execute and deliver, and perform its obligations under, this Agreement.

           (iii) This Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against it in accordance with its terms.

             (iv) The execution, delivery and performance of this Agreement by the Company, and the consummation of the Merger by the Company, will not violate the articles of incorporation and by-laws of the Company and, to such counsel's knowledge after due inquiry, will not violate any agreement to which the Company is a party or by which the Company's assets are bound;

             (v) Except as may be specified by such counsel or set forth on the Disclosure Schedule, such counsel knows of no litigation, proceeding or governmental investigation pending or threatened against or relating to the Company, or any of its respective assets and businesses, or the Company Stock; and

             (vi) The authorized and outstanding capital stock of the Company is as specified in Section 4.1(b) hereof, of which all such outstanding shares are validly issued and outstanding, fully paid and nonassessable.

In rendering the foregoing opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials or of any officer or officers of the Company, copies of which shall be expressly referred to in such opinion and shall accompany such opinion. In addition, such counsel, in rendering such opinion, shall be permitted to assume the authenticity of the Company's stock book or records of its stock transfer agent and, if found in the Company's minute book and otherwise proper in form and appearance, the authenticity of the minutes of any directors' meetings and shareholders' meetings.

     8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the further satisfaction of the following conditions:

          (a) there shall not be instituted or pending any action by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation by the Company of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise directly or indirectly relating to the transactions contemplated by this Agreement or the Merger, (ii) that otherwise, in the reasonable judgment of Company, is likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect;

          (b) Parent and Merger Subsidiary shall have performed in all material respects their covenants and agreements under this Agreement, and the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement that are qualified as to materiality shall be true in all material respects when made at and as of the Effective Time as if made and at and as of such time, and the representations and warranties set forth in this Agreement that are not so qualified shall be true when made and at and as of the Effective Time as if made at and as of such time; and the Company shall have received a certificate of the Chief Executive Officer of Parent and Merger Subsidiary to that effect;

          (c) the Company Stockholder Approval shall have been obtained;

          (d) no change shall have occurred or been threatened (and no development shall have occurred or been threatened involving a prospective change), other than changes resulting from changes in interest rates, that, in the reasonable judgment of the Company, has or is likely to have a Parent Material Adverse Effect;

          (e) the Company shall have been furnished with (i) copies of the text of the resolutions by which the corporate action on the part of the Company and Merger Subsidiary necessary to approve this Agreement and the transactions contemplated hereby were taken, together with a certificate dated as of the Effective Time executed on behalf of the Company and Merger Subsidiary by the respective corporate secretaries certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

          (f) the Company shall have received from Pauli & Company the "fairness" opinion contemplated by Section 4.1(w) hereof; and

          (g) the Company shall have received an opinion of The Stolar Partnership, dated the Closing Date, to the effect that:

             (i) Each of Parent and Merger Subsidiary is a corporation organized and existing and in good standing under the laws of its State of incorporation.

             (ii) Each of Parent and Merger Subsidiary has the corporate power and authority to execute and deliver, and perform its obligations under, this Agreement.

             (iii) This Agreement has been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, has been executed and delivered by Parent and Merger Subsidiary, and is the valid and binding obligation of Parent and Merger Subsidiary, and this Agreement is enforceable against Parent and Merger Subsidiary, as the case may be, in accordance with its terms.

             (iv) The execution, delivery and performance of this Agreement by the Parent do not violate the Certificate of Incorporation or By-Laws of Parent, and, to such counsel's knowledge, will not violate any agreement or instrument to which Parent is a party or by which it or its property is bound. The execution, delivery and performance of this Agreement by Merger Subsidiary will not violate the Articles of Incorporation or By-Laws of Merger Subsidiary, and, to such counsel's knowledge, will not violate any agreement or instrument to which Merger Subsidiary is a party or by which it or its property is bound.

             (v) Except as may be specified by such counsel or set forth on the Disclosure Schedule, such counsel knows of no litigation, proceeding or governmental investigation pending or threatened against or relating to the Parent or Merger Subsidiary, or any of their respective assets and businesses, or the Parent Common Stock; and

             (vi) Based solely on such counsel's review of the minute books and stock transfer records of Parent and Parent's filings with the Secretary of State of Delaware, the issuance of the Parent Common Stock in the Merger has been duly authorized by all necessary corporate action on the part of Parent. The Parent Common Stock has been duly issued in accordance with the Certificate of Incorporation and By-Laws of Parent and with applicable law, and upon delivery of such in accordance with this Agreement, such Parent Common Stock is or will be outstanding, fully-paid and non-assessable.

In rendering the foregoing opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of Parent and Merger Subsidiary, which shall be expressly referred to in such opinion and copies of which shall accompany such opinion. In addition, such counsel, in rendering such opinions, shall be permitted to assume the authenticity of Parent's stock book or records of its stock transfer agent and, if found in Parent's minute book and otherwise proper in form and appearance, the authenticity of the minutes of any directors' meetings and shareholders' meetings.

                                   ARTICLE IX

                                  TERMINATION

     9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the Company Stockholder Approval or the Parent Common Stockholder Approval):

          (i) by mutual written consent of the Company and Parent;

          (ii) by either Parent or the Company, if at the meeting, or at any adjournment thereof, at which the Company Stockholder Approval or the Parent Common Stockholder Approval is proposed and voted upon, the Company Stockholder Approval or the Parent Common Stockholder Approval shall have not have been obtained;

          (iii) by either the Company or Parent, if the Merger has not been consummated by July 31, 1998 (provided that the party seeking to terminate the Agreement shall not have breached its obligations under this Agreement in any material respect);

          (iv) by Parent, at any time prior to the Effective Time, by action of the Board of Directors of Parent, if (x) there has been a breach by the Company of any of the representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case which has or could reasonably be expected to have a Company Material Adverse Effect, or (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Merger Subsidiary its approval of recommendation of this Agreement or the Merger, or shall have resolved to do any of the foregoing;

          (v) by the Company, at any time prior to the Effective Time, by action of the Board of Directors of the Company, if (A) there has been a breach by the Parent or Merger Subsidiary of any of the representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Parent or Merger Subsidiary shall have become untrue, in either case which has or could reasonably be expected to have a Parent Material Adverse Effect, or (B) the Company receives an Acquisition Proposal on terms the Company's Board of Directors (after consultation with its independent financial advisors) determines in good faith to be more favorable to the Company's stockholders than the terms of the Merger, and the Company's Board of Directors determines, upon the written advice of its legal counsel, that to continue to recommend that holders of Shares vote in favor of the Merger, notwithstanding the receipt of such offer with respect to an Acquisition Proposal, or to fail to recommend or accept the Acquisition Proposal, would violate the fiduciary duties of the Company's Board of Directors; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this
     Section 9.1(v)(B) unless it has provided Parent and Merger Subsidiary with three (3) business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal; provided, further, that Parent shall receive the options set forth in
     Section 10.4(b) immediately prior to or concurrently with any termination pursuant to this Section 9.1(v)(B); or

          (vi) by either the Parent or the Company, by written notice to the other, if the Average Parent Common Stock Price (as defined below) is less than $7.50 per share, unless by written notice to the Company given not later than three (3) business days after receipt of a termination notice from the Company, the Parent agrees to increase the Exchange Ratio as permitted by Section 2.1(b)(i). For purposes of this Agreement, the "Average Parent Common Stock Price" shall be the average of the daily closing sales price of the Parent Common Stock in the over-the-counter market (as reported by The Wall Street Journal or, if not reported thereby, as reported by another authoritative source as mutually agreed by Parent and the Company) for the 10 consecutive full trading days ending on the second business day prior to the Effective Time.

     9.2  Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in Sections 6.2, 7.2(g) and 10.4 shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing, Parent and Merger Subsidiary agree that, except as expressly provided in this Section 9.2 or Section 10.4(b), termination of this Agreement shall be their sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that except as provided in this Section 9.2 termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Parent or Merger Subsidiary of their representations, warranties and covenants under this Agreement. If this Agreement is terminated by reason of a willful breach by a party, then the breaching party shall be liable to the non-breaching party for all actual, consequential and incidental damages suffered by the non-breaching party (including, but not limited to, reasonable attorneys', accountants' and investment brokers' fees, costs and expenses) arising from such willful breach.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to Parent or Merger Subsidiary, to:
              GB Foods Corporation
              1200 N. Harbor Blvd.
              Anaheim, CA 92803-61093
              Telecopy: (714) 491-6415
              Attn: Andrew F. Puzder
                  Chief Executive Officer
         with a copy to:
              The Stolar Partnership
              911 Washington Avenue
              St. Louis, Missouri 63101
              Telecopy: (314) 436-8400
              Attn: Thomas E. Lowther, Esq.
         if to the Company, to:
              Timber Lodge Steakhouse
              4021 Vernon Avenue South
              St. Louis Park, MI 55416
              Telecopy: (612) 929-5658
              Attn: Mr. Dermot F. Rowland
                  Chief Executive Officer
         with a copy to:
              Larkin, Hoffman, Daly & Lindgren, Ltd.
              1500 Norwest Financial Center
              7900 Xerxes Avenue South
              Bloomington, Minnesota 55431
              Telecopy: (612) 896-3333
              Attn: Michael W. Schley, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose of notice to the other parties. Each such notice, request or other communication shall be effective when delivered at the address specified in this
Section 10.1.

     10.2 Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the representations, warranties and agreements set forth in Sections 6.2, 6.5, 6.6, 6.7, 7.2(g), 10.2, 10.4, 10.5, 10.6, 10.7, 10.8 and 10.9.

     10.3  Amendments; No Waivers.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective, provided, that after the adoption of this Agreement by the stockholders of the Company or the Parent, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any Shares, or
(ii) any of the terms of the Merger which are material to the stockholders of the Company (as a group) or the Parent.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     10.4  Fees and Expenses.

     (a) Except as otherwise provided in Sections 7.2(g) and 10.4(b) of this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If (w)(1) any person or group (as contemplated by Section 13(d)(3) of the Exchange Act) other than Parent or Merger Subsidiary or any of their respective subsidiaries or affiliates (collectively, an "Acquiring Person") shall have become the beneficial owner of a majority of the outstanding Shares, and (2) either the Company shall fail to obtain the Company Stockholder Approval or the Company's Board of Directors shall have withdrawn or changed its recommendation or refused to make a recommendation in favor of this Agreement and the Merger, or (x) Parent shall have terminated this Agreement pursuant to
Section 9.1(iv)(y), or (y) the Company shall have terminated this Agreement pursuant to Section 9.1(v)(B), then the Company shall promptly, but in no event later than five (5) days after the date of any request therefor, issue to the Parent options to purchase such number of shares of the Company's voting common stock as shall, after exercise of all such options, equal 19.9% of all such voting common stock then outstanding, at an exercise price (subject to customary adjustments for stock split, stock dividends and similar reclassifications or adjustments) of $4.625 per share. Such options shall be immediately exercisable without condition (other than payment of the exercise price), shall expire ten years after their date of issue, shall be fully vested and nonforfeitable, shall have customary anti-dilution provisions acceptable to Parent, shall be transferable by their holder (subject to customary restrictions relating to compliance with the Securities Act) in whole or part, and shall provide customary piggyback registration rights so that the holder may sell the shares received upon exercise in the public markets. The Company acknowledges that the agreements contained in this Section 10.4(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to promptly issue the options as described above or otherwise perform its obligations pursuant to this Section 10.4(b), and, in order to obtain such performance, Parent or Merger Subsidiary Commences a suit against the Company for the options set forth this paragraph (b), the prevailing party shall pay to the other party or parties their costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount thereof at the prime rate of the Citibank, N.A. on the date such payment was required to be made.

     10.5 Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding, upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or, from time to time, in part, to one or more of Parent or any of its wholly-owned subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under this Agreement. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

     10.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

     10.7 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof, except that the consummation and effectiveness of the Merger shall be governed by, and construed in accordance with, the MBCA.

     10.8 Entire Agreement. This Amended and Restated Agreement, including Exhibits and Schedules hereto, constitutes the entire agreement, and supersedes all other prior agreements, written and oral among the parties, with respect to the subject matter hereof, including, specifically, the original Agreement dated as of January 16, 1998, and the First Amendment thereto dated as of February 17, 1998.

     10.9 Counterparts; Effectiveness; Interpretation. This Agreement may be signed and delivered, in person or by facsimile transmission, in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          GB FOODS CORPORATION

                                          By: /s/ ANDREW F. PUZDER
                                            ------------------------------------
                                          Name:   Andrew F. Puzder

                                              ----------------------------------
                                          Title:Chief Executive Officer

                                          --------------------------------------

                                          TLS ACQUISITION CORP.

                                          By: /s/ M'LISS JONES KANE
                                            ------------------------------------
                                          Name:   M'Liss Jones Kane

                                              ----------------------------------
                                          Title:Vice President and Secretary

                                          --------------------------------------

                                          TIMBER LODGE STEAKHOUSE, INC.

                                          By: /s/ DERMOT F. ROWLAND, CEO
                                            ------------------------------------
                                          Name:   Dermot F. Rowland

                                              ----------------------------------
                                                Chief Executive Officer and
                                          Title:Chairman

                                          --------------------------------------

     Fidelity National Financial, Inc. is executing this Agreement solely for the purposes of agreeing that, if the Company's stockholders approve the Merger at the meeting held for that purpose, it will exercise currently outstanding warrants to acquire Parent Common Stock as contemplated by Section 8.1(d).

                                          FIDELITY NATIONAL FINANCIAL, INC.

                                          By: /s/ M'LISS JONES KANE
                                            ------------------------------------
                                          Name:   M'Liss Jones Kane

                                              ----------------------------------
                                                Senior Vice President, Corporate
                                          Title:Counsel

                                          --------------------------------------
                                                  and Corporate Secretary

                                          --------------------------------------

     The undersigned is executing this Agreement solely for the purposes of acknowledging its agreement to negotiate in good faith to sell JB Restaurants to the Company as contemplated by Section 8.2(h).

                                          CKE ENTERPRISES, INC.

                                          By: /s/ ANDREW F. PUZDER
                                            ------------------------------------
                                          Name:   Andrew F. Puzder

                                              ----------------------------------
                                          Title:Executive Vice President

                                          --------------------------------------

                               FIRST AMENDMENT TO
                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "First Amendment") is made and entered into as of this 8th day of July, 1998, by and among GB FOODS CORPORATION, a Delaware corporation ("GBFC"), TLS ACQUISITION CORP., a Minnesota corporation ("TLSA"); AND TIMBER LODGE STEAKHOUSE, INC., a Minnesota corporation ("TLSI").

     WHEREAS, GBFC, TLSA and TLSI entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of June 9, 1998 (the "Agreement"), pursuant to which TLSA shall merge with and into TLSI and become a wholly-owned subsidiary of GBFC.

     WHEREAS, the parties hereto desire to amend the Agreement upon the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth and set forth in the Agreement, the parties hereto hereby amend the Agreement as follows:

     1. Definitions. Capitalized terms not specifically defined herein shall have the meanings ascribed such terms in the Agreement.

     2. Amendment. Section 9.1(iii) of the Agreement shall be amended and restated in its entirety as follows:

        "by either the Company or Parent, if the Merger has not been consummated by September 15, 1998 (provided that the party seeking to terminate this Agreement shall not have breached its obligations under this Agreement in any material respect);"

     3. Effect of Amendment. Except as expressly amended and restated herein, each term and condition of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the foregoing First Amendment is hereby executed as of the date first above written.
                                          GBFC:

                                          GB FOODS CORPORATION, a Delaware
                                          corporation

                                          By:     /s/ ANDREW F. PUZDER

                                            ------------------------------------
                                          Its: Chief Executive Officer

                                          TLSA:

                                          TLS ACQUISITION CORP., a Minnesota
                                          corporation

                                          By:     /s/ ANDREW F. PUZDER

                                            ------------------------------------
                                          Its: Executive Vice President

                                          TLSI:

                                          TIMBERLODGE STEAKHOUSE, INC., a
                                          Minnesota corporation

                                          By:     /s/ DERMOT F. ROWLAND

                                            ------------------------------------
                                          Its: Chief Executive Officer

                                                                         ANNEX B

                                    COPY OF

                         SECTIONS 302A.471 AND 302A.473
                                       OF
                     THE MINNESOTA BUSINESS CORPORATION ACT

                         RELATING TO DISSENTERS' RIGHTS

                         SECTIONS 302A.471 AND 302A.473
                                       OF
                     THE MINNESOTA BUSINESS CORPORATION ACT

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS. Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

             (1) alters or abolishes a preferential right of the shares;

             (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

             (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

             (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

          (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.75, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

          (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

          (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

          (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

          Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

          (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

          Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

          (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

          Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

     302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS. Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

          (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

          (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

          (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1 up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

          Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

          Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

          Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

             (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

             (2) Any restrictions on transfer of uncertified shares that will apply after the demand for payment is received;

             (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

             (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

          (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

          Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

             (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

             (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

             (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

          (b) The corporation may withhold the remittance described in paragraph
     (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction.

          The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

          (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

          Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's owner estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

          Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determine by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

          Subd. 8. Costs; fees; expenses. (a) The court shall determine the cost and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

          (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may be also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

          (c) The court may award, in its discretion, fees and expenses to any attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                         ANNEX C

                                    COPY OF

                  FAIRNESS OPINION AND SUPPLEMENTAL LETTER OF
                               PIPER JAFFRAY INC.

                            DATED APRIL 14, 1998 AND
                          JUNE 30, 1998, RESPECTIVELY

                          TO THE BOARD OF DIRECTORS OF
                              GB FOODS CORPORATION

                                  RELATING TO
                                   THE MERGER

                                                      [PIPER JAFFRAY LETTERHEAD]

April 14, 1998

The Board of Directors
GB Foods Corporation
1200 North Harbor Boulevard
P.O. Box 61093
Anaheim, California 92803-61093

Members of the Board:

     You are a party to an Amended and Restated Agreement and Plan of Merger dated March 12, 1998 (the "Merger Agreement"), among Timber Lodge Steakhouse, Inc. ("Timber Lodge"), GB Foods Corporation ("GB Foods") and TLS Acquisition Corp. ("TLS"), a wholly-owned subsidiary of GB Foods, pursuant to which TLS will be merged into Timber Lodge (the "Merger"). Under the terms of the Merger Agreement, each outstanding share of Timber Lodge Common Stock will be exchanged for 0.80 shares of GB Foods Common Stock, subject to adjustment in certain events. The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and will be treated as a purchase for accounting purposes. You have requested our opinion as to the fairness, from a financial point of view, to GB Foods of the proposed consideration to be paid in the Merger to holders of outstanding shares of Common Stock of Timber Lodge.

     In connection with the Merger and on or prior to its consummation, the following additional transactions (the "Additional Transactions") have or will have occurred: (i) GB Foods has acquired (the "JBRI Acquisition") the outstanding capital stock of JB's Restaurants, Inc. ("JBRI"), a wholly-owned subsidiary of CKE Restaurants, Inc. ("CKE"), pursuant to an Agreement and Plan of Reorganization dated as of February 19, 1998 (the "JBRI Acquisition Agreement"), among GB Foods, JBRI and CKE, (ii) Timber Lodge has acquired from CKE (the "Timber Lodge/JB's Purchase") 16 JB's Restaurants (the "Sixteen Restaurants"), pursuant to an agreement between Timber Lodge and CKR, which provides for the exchange by Timber Lodge of a number of shares of Timber Lodge Common Stock equal to the net book value of the Sixteen Restaurants at the closing of the Timber Lodge/JB's purchase divided by $4.625, and which number of shares is presently estimated by management of GB Foods to aggregate 687,890 shares, (iii) JBRI has sold 12 JB's restaurants to Summit Family Restaurants, Inc. ("Summit"), pursuant to an Asset Purchase Agreement dated as of February 10, 1998 (the "Summit/JB's Purchase Agreement") , between JBRI and Summit, and
(iv) Fidelity National Financial, Inc., a shareholder of GB Foods, shall have exercised an outstanding warrant (the "Fidelity Warrant Exercise") to purchase 1,000,000 shares of GB Foods Common Stock for an aggregate cash consideration of $5.0 million. Subsequent to the execution of the JBRI Acquisition Agreement, CKE formed a new wholly-owned subsidiary named JB Parent Corp. ("JBPC") and intends to capitalize JBPC with all of JBRI's capital stock. CKE also intends to enter into an Assignment of Agreement and Plan of Reorganization, pursuant to which CKE will assign all of its rights and interest in the JBRI Acquisition Agreement to JBPC.

     Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the

Merger. GB Foods has also agreed to indemnify us against certain liabilities in connection with our services. Piper Jaffray was also engaged to provide, and has provided, its opinion as to fairness from a financial point of view of the proposed consideration to be paid by GB Foods in the JBRI Acquisition. Piper Jaffray received additional fees for its opinion rendered in connection with the JBRI Acquisition. Piper Jaffray makes a market in CKE Common Stock and provides research coverage for CKE. In the ordinary course of our business, we and our affiliates may actively trade securities of CKE for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) copies of the Merger Agreement, the JBRI Acquisition Agreement and the Summit/JB's Purchase Agreement, (ii) certain publicly available financial, operating and business information related to Timber Lodge, (iii) certain internal financial information of Timber Lodge on a stand-alone basis, and as adjusted on a pro forma basis for the Timber Lodge/JB's Purchase prepared for financial planning purposes and furnished by the management of Timber Lodge, (iv) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which Timber Lodge operates and selected public companies deemed comparable to Timber Lodge, (v) certain publicly available financial, operating and business information relating to GB Foods,
(vi) certain internal financial information of GB Foods on a stand-alone basis, as adjusted on a pro forma basis for the Fidelity Warrant Exercise and the JBRI Acquisition, and as a combined company with Timber Lodge, prepared by GB Foods management for financial planning purposes and furnished by the management of GB Foods, and (vii) certain publicly available market and securities data of Timber Lodge and GB Foods. We had discussions with members of the management of (a) GB Foods concerning the financial condition, current operating results and business outlook for GB Foods, the Sixteen Restaurants and Timber Lodge on a stand-alone basis and the combined company resulting from the JBRI Acquisition, the Timber Lodge/JB's Purchase and the Merger and GB Food's plans relating to such combined company, and (b) Timber Lodge concerning the financial condition, current operating results and business outlook for Timber Lodge and the Sixteen Restaurants on a stand-alone basis, Timber Lodge on a pro forma basis reflecting the Timber Lodge/JB's Purchase, and the combined company resulting from the Merger, and (c) CKE and JBRI concerning the financial condition, current operating results and business outlook for the Sixteen Restaurants on a stand-alone basis.

     We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by GB Foods, Timber Lodge and CKE/JBRI or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. Neither GB Foods, Timber Lodge or CKE publicly disclose internal financial information of the type provided to Piper Jaffray in connection with Piper Jaffray's review of the Merger. Such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure. We have relied upon the assurances of the managements of GB Foods, Timber Lodge and CKE/JBRI that the information provided to us as set forth above by GB Foods, Timber Lodge and CKE has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

     We have also assumed that the transactions contemplated by the Merger Agreement will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that the transaction will be treated as a purchase for accounting purposes. In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of GB Foods, Timber Lodge or CKE, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity. We have, with your consent, assumed for purposes of our analyses, that any Additional Transactions which have not been consummated will be consummated in accordance with agreements reviewed by or described to us, and that, in the case of the Timber Lodge/JB's Purchase the number of shares of Timber Lodge Common Stock issued to CKE will be 687,890 shares. We have also, with your consent, assumed for purposes of this opinion, that neither the Merger nor any of the Additional Transactions will, individually or in the aggregate, result in any change of control of GB Foods under applicable state corporate laws.

     This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof, and events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of GB Foods Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

     This opinion is directed to the Board of Directors of GB Foods and is not intended to be and does not constitute a recommendation to any stockholder of GB Foods as to how such stockholder should vote in respect of the Merger Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger. This opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval.

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the proposed consideration be paid in the Merger for the outstanding shares of Timber Lodge Common Stock is fair, from a financial point of view, to GB Foods as of the date hereof.

Sincerely,

/s/ PIPER JAFFRAY INC.

                                                      [PIPER JAFFRAY LETTERHEAD]
CONFIDENTIAL

June 30, 1998

The Board of Directors
GB Foods Corporation
1200 North Harbor Boulevard
P.O. Box 61093
Anaheim, California 92803-61093

Re: Opinion of Piper Jaffray Inc. dated April 14, 1998

Gentlemen:

We have rendered to you our opinion dated April 14, 1998 (the "Opinion") as to the fairness, from a financial point of view, to GB Foods of the 0.8000 exchange ratio (the "Exchange Ratio") set forth in the Amended and Restated Agreement and Plan of Merger dated March 12, 1998 (the "Merger Agreement"). Since that time, what would be the Average Parent Common Stock Price (as defined in the Merger Agreement) if the Effective Time (as defined in the Merger Agreement) occurred as of a current date has decreased below the point at which GB Foods or Timber Lodge would have the right to terminate the Merger Agreement, unless the Exchange Ratio were adjusted by GB Foods in accordance with the terms of Section
2.1 of the Merger Agreement. Additionally, since April 14, 1998, the Merger Agreement has been amended pursuant to that certain Amended and Restated Agreement and Plan of Merger dated June 9, 1998 (the "Amended Merger Agreement"), among Timber Lodge, GB Foods and TLS.

The Opinion addressed solely the Merger Agreement and an Exchange Ratio of
0.8000. It did not consider or address in any way the Amended Merger Agreement or any possible adjustment to the Exchange Ratio.

You have requested our confirmation that our conclusion as to fairness from a financial point of view expressed in the Opinion would not have been different had it assumed and otherwise taken into account, as of such Opinion's April 14, 1998 date, solely the following two additional factors (i) an Average Parent Common Stock Price of $6 3/8 (the closing price of GB Foods Common Stock on the Nasdaq Stock Market on June 29, 1998) and (ii) the election by GB Foods to increase the Exchange Ratio to .9412 pursuant to the formula set forth in
Section 2.1(b)(i) of the Amended Merger Agreement (such increased Exchange Ratio being hereinafter referred to as the "Adjusted Merger Consideration"). Giving effect to the foregoing, we hereby confirm that it would have been our opinion, as of April 14, 1998, that the Adjusted Merger Consideration was fair, from a financial point of view, to GB Foods.

GB Foods Corporation
June 30, 1998
Page 2

At your direction and with your consent, for purposes of this letter we have not undertaken any additional review, analyses, investigation or inquiries since the date of the Opinion, except to review our internal analyses prepared in connection with the Opinion, modified where appropriate to give effect to the assumed Average Parent Common Stock Price of $6 3/8 and the Adjusted Merger Consideration. This letter is based solely on information available to us and facts that circumstances as they existed and were subject to evaluation on April 14, 1998, except for the assumed Average Parent Common Stock Price of $6 3/8 and the Adjusted Merger Consideration. Events, other than the assumed Average Parent Common Stock Price of $6 3/8 and the Adjusted Merger Consideration, occurring after April 14, 1998, could materially affect the facts and assumptions used in preparing the Opinion and relied upon for purposes of this letter.

Capitalized terms used herein, which are not otherwise defined, shall have the same meaning as in the Opinion.

Sincerely,

PIPER JAFFRAY, INC.

/s/ PIPER JAFFRAY INC.

                                                                         ANNEX D

                                    COPY OF

                              FAIRNESS OPINION OF
                          PAULI & COMPANY INCORPORATED

                              DATED MARCH 26, 1998

                          TO THE BOARD OF DIRECTORS OF
                         TIMBER LODGE STEAKHOUSE, INC.

        LOGO

[PAULI & COMPANY LETTERHEAD]

March 26, 1998

Board of Directors
Timber Lodge Steakhouse, Inc.
4021 Vernon Avenue South
St. Louis Park, MN 55416

Members of the Board:

     You have requested our opinion (the "Opinion") expressed below, on behalf of the shareholders of Timber Lodge Steakhouse, Inc. (the "Company" or "TBRL"), as to whether the consideration to be received by the shareholders of the Company pursuant to the Agreement and Plan of Merger dated January 16, 1998, including amendments through the date hereof (the "Agreement"), between GB Foods Corporation ("GBFC") and the Company is fair from a financial point of view.

     Pursuant to the Agreement and upon the effectiveness of the merger (the "Merger"), the Company will be merged with and into GBFC and each of the issued and outstanding shares of the Company will be converted into the right to receive 0.8 shares of common stock of GBFC (the "Exchange Ratio"), subject to adjustment if the average closing price of GBFC is greater than $14.00 or less than $7.50 for the ten consecutive trading days ending two days before closing. As of March 25, 1998, the closing price of TBRL and GBFC shares was $5 15/16 and $7 15/16 per share, respectively.

     Pauli & Company Incorporated ("PCI") is an independent investment banking and research firm headquartered in St. Louis, Missouri. As part of its investment banking and research activities, PCI regularly evaluates securities in connection with small cap and emerging growth companies, as well as, underwritings, leveraged buyouts, secondary distributions, private placements, estate and gift valuations, mergers and acquisitions, employee stock ownership plans and other activities.

     We have developed our Opinion based on the findings and conclusions arising from our conduct of due diligence and analyses with respect to the Company and GBFC and the proposed Merger. In arriving at our Opinion, we have, among other things:

     (1) reviewed the terms and conditions of the Agreement;

     (2) analyzed certain historical business, financial and market information relating to the Company and GBFC;

     (3) reviewed the historical market prices and trading volumes of the common stocks of both the Company and GBFC;

     (4) conducted discussions with members of the senior management of the Company and GBFC with respect to the current business and prospects of the Company and GBFC and the strategic objectives of the Merger;

     (5) reviewed the historical financial and market information as to certain other publicly traded companies believed by us to be reasonably comparable to the Company and GBFC;

     (6) reviewed the financial terms of other recent selected mergers and acquisition transactions within the restaurant industry believed by us to be reasonably comparable to the proposed Merger;

     (7) performed standalone and pro-forma combined cash flow analyses of the Company and GBFC using historical and projected information provided to us by the Company and GBFC. The latter analysis included therein estimates of merger costs, potential cost savings and synergies; and

     (8) conducted such other financial reviews, analyses and investigations as we deemed to be appropriate and relevant as to assist us in making the conclusion set forth in this Opinion.

     We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information furnished to us by the Company and GBFC including, without limitation, all financial projections provided to us by the respective companies. Such projections and estimates were based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain as to occurrence as projected. Accordingly, actual results may vary significantly from those set forth in such projections. We do not make any warranties, nor do we express any opinion regarding the accuracy of such projections. We have also relied upon the assurances of managements of the Company and GBFC that they are unaware of any material facts or omissions that would make any information provided to us incomplete or misleading.

     Therefore, based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion that, as of the date hereof, the consideration to be received by the shareholders of the Company, is fair from a financial point of view to the shareholders of the Company.

     Our fees for rendering this Opinion are not contingent upon the Opinion expressed herein. This Opinion letter, which is being furnished to the Board of Directors of the Company as of the date hereof pursuant to an engagement letter dated December 22, 1997 and executed December 26, 1997, is our conclusion to the underlying analyses and may be included in communications to the shareholders of the Company provided that PCI approves of such disclosures prior to publication.

Very truly yours,

/s/ PAULI & COMPANY INCORPORATED

                                                                         ANNEX E

                       FINANCIAL AND OTHER INFORMATION OF
                              GB FOODS CORPORATION

                          TABLE OF CONTENTS TO ANNEX E

Annual Report on Form 10-K/A, for the Year Ended December 31, 1997*
Front Cover Page........................................................   E-1
Part I..................................................................   E-2
  Item 1.   Business....................................................   E-2
  Item 2.   Properties..................................................   E-7
  Item 3.   Legal Proceedings...........................................   E-7
  Item 4.   Submission of Matters to a Vote of Security Holders.........   E-7

Part II.................................................................   E-7
  Item 5.   Market for the Registrant's Common Equity and Related
            Stockholder Matters.........................................   E-7
  Item 6.   Selected Financial Data.....................................   E-9
  Item 7.   Management's Discussion and Analysis of Financial Condition
            and Results of Operations...................................   E-9
  Item 8.   Financial Statements and Supplementary Data.................  E-14
  Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure....................................  E-36
  Item 10.  Directors and Executive Officers of the Registrant..........  E-36
  Item 11.  Executive Compensation......................................  E-37
  Item 12.  Security Ownership of Certain Beneficial Owners and
            Management..................................................  E-38
  Item 13.  Certain Relationships and Related Transactions..............  E-40
  Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form
            8-K.........................................................  E-41
  Signatures............................................................  E-42
Quarterly Report on Form 10-Q, for the Quarterly Period Ended March 31,
  1998*
Front Cover Page........................................................  E-43
  Index.................................................................  E-44
Part I..................................................................  E-45
  Item 1.   Financial Statements........................................  E-45
  Item 2.   Management's Discussion and Analysis of Financial Condition
            and Results of Operations...................................  E-50
Part II.................................................................  E-52
  Item 6.   Exhibits and Reports on Form 8-K............................  E-52

---------------
* Excluding exhibits.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM 10-K/A

(MARK ONE)

(X) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED] For the fiscal year ended December 31, 1997

                                       OR

( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] For the transition period from to

                         Commission File Number 1-10576

                              GB FOODS CORPORATION
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      33-0403086
       (State or other jurisdiction of              (I.R.S. Employer Identification No.)
        incorporation or organization)

             1200 N. HARBOR BLVD.                                  92803
             ANAHEIM, CALIFORNIA                                 (Zip Code)
   (Address of Principal Executive Office)

       REGISTRANTS TELEPHONE NUMBER, INCLUDING AREA CODE:  (714) 491-6400
                            ------------------------

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                           NAME OF EACH EXCHANGE
             TITLE OF EACH CLASS                            ON WHICH REGISTERED:
             -------------------                           ---------------------
        Common Stock -- $.08 Par Value                     Boston Stock Exchange

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None
                            ------------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                               Yes  X      No ___

     Indicate by check mark if disclosure of delinquent filers in response to
Item 405 of Regulation S-K is not contained in this form, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of the common stock held by non-affiliates of the registrant on February 19, 1998 was approximately $41,936,000 based upon the closing price of the common stock, as reported on the NASDAQ Small Cap Market.

     The number of shares of the common stock of the registrant outstanding on February 19, 1998 was 6,571,485.

                                     PART I

     All statements, other than statements of historical fact, included in this Form 10-K, including without limitation the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of GB Foods Corporation (the "Company") to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements contained in this Form 10-K. Such potential risks and uncertainties include, without limitation, competitive pricing and other pressures from other restaurant operators, economic conditions generally and in the Company's primary markets, consumer spending patterns, perceived quality and value of the Company's products, availability of capital, cost of labor, food costs, occupancy costs and other risk factors detailed herein and in other of the Company's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this Form 10-K and the Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those projected in such forward-looking statements. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements.

ITEM 1. BUSINESS

(a) GENERAL DEVELOPMENT OF BUSINESS

     The Company is engaged in the business of operating Mexican quick-service restaurants under the trade name "The Green Burrito" at leased facilities in Southern California and the sale and supervision of Green Burrito franchises. The Company's strategic plan is to maintain a base of Company-owned and operated restaurants ("Company Stores") in Southern California sufficient for training, product development and testing, while developing additional Green Burrito franchise restaurants through expansion of the Green Burrito free-standing and dual-concept franchise businesses. As of December 31, 1997, there were 181 Green Burrito stores, including seven Company Stores and 174 stores owned by franchisees or third parties ("Franchise Stores"), 134 of which were Green Burrito dual-concept stores.

     On July 22, 1997, Fidelity National Financial, Inc. ("Fidelity") purchased 1,000,000 shares of Common Stock of GB Foods Corporation (the "Company") from the former Chief Executive Officer and principal stockholder ("Controlling Shareholder"), for a purchase price of $5,000,000 cash. Fidelity also purchased Common Stock Purchase Warrants ("Warrants") from the Company's Controlling Shareholder pursuant to which Fidelity has the right to acquire 2,500,000 shares of the Company's Common Stock, of which 1,500,000 are immediately exercisable at $5.00 per share (the "$5.00 Warrants") and 1,000,000 are immediately exercisable at $7.00 per share (the "$7.00 Warrants"). The $5.00 Warrants were purchased for $600,000 cash and expire November 23, 2002; the $7.00 Warrants were purchased for $100,000 cash and expire May 1, 2005. Simultaneously with the closing of the transaction, Fidelity transferred 30,000 $5.00 Warrants to its investment advisor.

     In a separate transaction, Fidelity also acquired 1,000,000 Warrants exercisable at $7.50 per share (the "$7.50 Warrants") from a law firm which has provided services to the Company. The purchase price of the $7.50 Warrants was $100,000 cash. The $7.50 Warrants expire May 1, 2005.

     As a result of the purchase of the Shares and the Warrants, Fidelity beneficially owns 42.1% of the Company, based on 6,571,485 shares outstanding at December 31, 1997 and including the Warrants pursuant to which Fidelity has the right to acquire an additional 3,470,000 shares. In conjunction with the Fidelity purchases, three of the Company's Directors have resigned which included both the Chief Executive Officer and Chief Financial Officer of the Company. Key officers of Fidelity have filled the Director and Officer vacancies. Several of the Directors and Officers are also Directors and/or Officers of CKE with whom the Company has entered into a recent acquisition agreement and with whom the Company has dual-concept franchise agreements.

     On December 12, 1997, the Company announced the execution of a letter of intent to acquire all the outstanding capital stock of Timber Lodge Steakhouse, Inc. ("TBRL"). TBRL is a public company traded on Nasdaq under the symbol TBRL and is the operator of the Timber Lodge Steakhouse family-style restaurants. As of December 31, 1997, TBRL was operating a total of 16 restaurants which were located in the states of Minnesota, Wisconsin, Illinois, Western New York and South Dakota. TBRL's revenues and net income for the fiscal year ended January 1, 1997 were $20,637,000 and $983,000 respectively.

     On January 16, 1998, the Company executed a definitive Agreement and Plan of Merger ("Merger Agreement") with TBRL, pursuant to which the Company will acquire one hundred percent of the outstanding capital stock of TBRL. The parties expect to close the transaction in April 1998. Under the terms of the agreement, each share of TBRL common stock will be converted into the right to receive .80 of a share of the Company's common stock together with cash in lieu of any fractional shares (the "Exchange Ratio"). In addition, the agreement has established a collar for the Exchange Ratio of $14.00 on the high end and $7.50 on the low end. If the Company's average closing common stock price during the ten day trading period ending on the second business day prior to the closing, ("Average Closing Stock Price"), exceeds the limits of the collar then the Exchange Ratio will be adjusted. If the Average Closing Stock Price is more than $14.00, the Exchange Ratio shall be reduced to a number (rounded to the nearest 1/10000) equal to the product of the Exchange Ratio multiplied by a fraction, the numerator of which is $14.00 and the denominator of which is the Average Closing Stock Price. If the Average Closing Stock Price is less than $7.50, the Company may elect to increase the Exchange Ratio to the number (rounded to the nearest 1/10000) determined by dividing $7.61 by the Average Closing Stock Price.

     The Merger is subject to certain customary conditions, including (i) Fairness Opinions; (ii) approvals from the shareholders of the Company and TBRL; and (iii) the parties obtaining all regulatory approvals, including the Securities and Exchange Commission declaring effective a Registration Statement covering the shares of the Company's common stock to be issued in the Merger. The Merger is also subject to the purchase by TBRL from CKE Restaurants, Inc. ("CKE") (NYSE:CKR) or its affiliate of between twelve (12) and (20) JB's Restaurants for conversion to Timber Lodge Steakhouse restaurants. In this regard, CKE has agreed under the Merger Agreement to negotiate in good faith with TBRL to consummate such purchase and sale. In addition, Fidelity National Financial, Inc. (NYSE:FNF) has agreed under the Merger Agreement that, subject to the approval of the Merger by TBRL's shareholders, it will exercise currently outstanding warrants to purchase shares of the Company's common stock for a cash purchase price aggregating not less than $5,000,000. The Company plans to utilize such proceeds, in part, for the conversion of the JB's Restaurants acquired by TBRL into Timber Lodge Steakhouse restaurants.

     On February 19, 1998, the Company entered into an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which the Company shall acquire one hundred percent (100%) of the issued and outstanding capital stock of JB's Restaurants, Inc. (JB's), a wholly owned subsidiary of CKE. Under the Agreement, GBFC shall acquire JB's for one million (1,000,000) shares of GBFC Common Stock. GBFC and CKE anticipate that the acquisition will Close on or before March 1, 1998. At the Closing, the business of JB's shall be comprised of forty-eight
(48) JB's company-owned restaurants, twenty (20) JB's franchise restaurants, and four (4) Galaxy diner restaurants. The acquisition is subject to certain conditions, including the satisfactory completion of due diligence, delivery by CKE and the approval by GBFC of certain disclosure schedules, the issuance of Fairness Opinions, approvals from the respective Boards of Directors of GBFC and CKE, regulatory approvals, the closing of the previously announced acquisition of twelve (12) JB's restaurants by Star Buffet, Inc., the upstream transfer by way of dividend of sixteen (16) JB's restaurants and certain other assets to CKE. It is the intent of the parties that the transaction qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

(b) FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

     The Company is engaged in one industry segment. Financial information concerning the Company's business is included and incorporated by reference in
Part II and Part IV of this Form 10-K.

(c) NARRATIVE DESCRIPTION OF BUSINESS

     GREEN BURRITO CONCEPT. The Green Burrito stores feature a menu of traditional Mexican food items including burritos, tostadas, enchiladas, tacos, gorditas, chili rellenos, appetizers, soft drinks and non-alcoholic Mexican drinks. A variety of condiments, such as jalapeno peppers, hot sauce, and mild and hot salsa, are available at self-serve salsa bars enabling customers to spice and garnish their food according to individual tastes. In addition, the Company has a Mexican breakfast menu, including huevos rancheros, breakfast burritos, chorizo and egg burritos, tostadas rancheros and orange juice.

     Although Green Burrito stores offer traditional Mexican food, the Company's recipes are specially formulated to produce milder flavors than the flavors typically associated with Mexican food. Emphasis is on serving substantial portions of high-quality food using only top grade ingredients, including USDA loin steak, USDA ground beef, USDA pork, grade "A" chicken meat, real cheddar and Monterey Jack cheese, #1-long grain rice and triple-cleaned beans. The Company believes the prices for its menu items give customers good value; entree selections at Company Stores currently range in price from $.99 for a "super value menu" item to $3.99 for a combination plate including two steak tacos, salad, rice and beans. The most popular menu items include the "Big Ed" burrito, a burrito weighing over two pounds consisting of steak, carnitas, refried beans, rice, lettuce, tomato, guacamole, cheese and double tortillas at a price of $4.69, and "wet burritos," consisting of refried beans, rice, cheese, and a choice of steak, chicken, beef or pork covered with either green chili sauce or enchilada sauce, and cheese, served with tortilla chips at a price of $3.99. The menu also features special family prices which discount some of the menu items for large quantity orders.

     The Company has established certain criteria which, if met, allow the sale of alcoholic beverages for consumption on store premises with prior approval from the Company. Several Franchise Stores serve alcoholic beverages; however, the Company may rescind the right to serve alcoholic beverages on 30 days' written notice if the criteria are not being met.

     COMPANY STORES. As of December 31, 1997, the Company operates seven Company Stores, six of which are wholly-owned and one of which is owned by a limited partnership of which the Company is the general partner. See "Properties" below. The wholly-owned Company Stores in Anaheim Hills, Corona, Glendale, La Crescenta and Long Beach were purchased from franchisees in October 1990, December 1991, April 1994, November 1994 and December 1994, respectively.

     The Company, as general partner of a store (Glendora) owned by a limited partnership, receives 76.1% of the profits, subject to a non-cumulative preference on cash distributions to the limited partner of $8,280 per annum against the limited partner's 23.9% interest in the profits.

     FRANCHISE PROGRAM. As of December 31, 1997, the Company had 174 operating franchises, 134 of which were Green Burrito dual-concept restaurants. See "Green Burrito Dual-Concept Stores" below. Since the inception of the franchise program 47 franchise restaurants have been closed and the Company has reacquired seven franchises, five of which are currently operated as Company Stores.

     When the Company commenced its franchise expansion, the initial franchise fee was $10,000. Under the current standard Franchise Agreement for a free-standing franchise (the "Franchise Agreement"), franchisees pay an initial fee of $25,000 for each site at the time the Franchise Agreement is signed. The Company treats the initial franchise fee as fully earned for financial statement purposes upon the opening of the Franchise store. Franchisees also pay a weekly franchise royalty equal to the greater of 5% of gross Franchise Store revenues or $300 per week for each Franchise Store. An advertising fund contribution equal to the greater of 1.5% of gross Franchise Store revenues or $450 is due monthly for each Franchise Store. The Company has developed a separate Franchise Agreement for dual-concept franchise stores. Dual-concept franchisees pay similar fees related to the sale of Green Burrito proprietary products and related items. The Company may from time to time change the amount of the franchise fee, the franchise royalty and the advertising fund contribution to be charged to franchisees.

     The Franchise Agreement for free-standing stores grants the franchisee the right to operate a Green Burrito store at specified locations and obligates the Company to perform training and certain other assistance in consideration of the franchisee's payment of the franchise fees, the franchise royalty and the advertising fund contribution. The term of the Franchise Agreement is 10 years, subject to renewal by the franchisee for two additional five-year periods, provided that, among other things, the franchisee has fulfilled all the terms and conditions of the Franchise Agreement, enters into the then current Franchise Agreement with the Company and pays a renewal fee in accordance with their initial franchise agreement. The Franchise Agreement requires franchisees to purchase most equipment, food, supplies and products from sources approved by the Company in order to maintain consistency and quality from store to store.

     GREEN BURRITO DUAL-CONCEPT STORES. Since 1992, the Company has pursued the franchising of Green Burrito products alongside an existing quick-service restaurant line thereby enabling one restaurant facility to offer two restaurant concepts (the "dual concept"). Dual concept stores are not owned by the Company, they are all owned and operated by third parties who pay an initial franchise fee to sell the Green Burrito products in their operations and pay continuing royalties and advertising fees based on a percentage of the gross sales of Green Burrito products. The Company has entered into the following dual-concept arrangements since 1992:

     Arby's/Green Burrito. During August 1992, the Company issued a franchise to an Arby's, Inc. ("Arby's") franchisee for a restaurant located in Long Beach, California. The Arby's franchisee remodeled an existing Arby's unit to include the Green Burrito dual-concept in the same facility. A second Arby's/Green Burrito store, located in Santa Maria, California, opened in January 1994.

     Carl's Jr./Green Burrito. During May 1995, the Company reached an agreement with Carl Karcher Enterprises, Inc., the operator and franchisor of Carl's Jr. restaurants, and CKE Restaurants, Inc., its parent company (hereinafter jointly referred to as "CKE"), pursuant to which CKE agreed to convert a minimum of 40 CKE-owned Carl's Jr. restaurants per year into Carl's Jr./Green Burrito dual-concept stores over a five-year period commencing July 15, 1995. In February 1997, the Company and CKE modified the agreement to provide for the conversion of a minimum of 60 Carl's Jr. restaurants per year to Carl's Jr./Green Burrito dual-concept stores. CKE also agreed to allow its franchisees to convert their restaurants into Carl's Jr./Green Burrito dual-concept stores. The initial term of the franchise agreements for CKE-owned locations is 15 years with a 10-year renewal period. The franchise agreements also allow for an early termination on a per-store basis if royalties payable to the Company for such location are less than an average of $250 per month for any calendar year. As of December 31, 1997, all Carl's Jr./Green Burrito stores were in compliance with this requirement. As of December 31, 1997, there were 115 Carl's Jr./Green Burrito restaurants in operation in California and Arizona.

     Rally's/Green Burrito. The Company executed a development agreement in June 1995 with Rally's Hamburger's Inc. ("Rally's") for the development of Rally's/Green Burrito dual-concept restaurants to be located primarily in the Midwest. The Company also granted Rally's a conditional 10-year warrant to purchase 1,000,000 shares of the Company's common stock at an exercise price of $7.50 per share. In April 1996, the Company and Rally's executed an agreement providing for the termination of the development agreement and the cancellation of the outstanding warrant. As of December 31, 1996, all 14 of the Rally's dual-concept stores had been closed.

     WSMP/Green Burrito. During July 1995, the Company entered into a test-store agreement with WSMP, Inc. ("WSMP"), a North Carolina-based food manufacturing and restaurant company. WSMP restaurant operations include company-owned and franchise units, primarily in the Southeast. The majority of these restaurants are Western Steer units, including their traditional Western Steer Family Restaurant and newer remodels known as Western Steer Steak, Buffet and Bakery Restaurants. Prime Sirloin and Bennett's are the other two main segments of the WSMP restaurant division. Pursuant to the test-store agreement, six store locations were mutually selected for the test, one of which is still currently operating. The test, as provided in the test-store agreement, concluded on December 26, 1995. As of December 31, 1997, the parties had evaluated the results of the test and determined not to progress to a formal franchise relationship.

     Hardee's/Green Burrito. During November 1995, the Company entered into a test-store agreement with Hardee's Food System, Inc. ("Hardee's"). Pursuant to the test-store agreement, 20 Hardee's store locations (14 in Tulsa, Oklahoma area and six in Nebraska and/or Southeastern states) will be converted to Hardee's/ Green Burrito restaurants. As of December 31, 1996, fifteen Hardee's dual-concept stores were in operation. The duration of the test, as provided in the test-store agreement, will continue until July 1, 1997. However, the test period has been informally extended as a result of the recent acquisition of Hardee's by CKE. The continued conversion of additional Hardee's stores will be contingent upon the success and consumer acceptance of the converted stores.

     Long John Silvers/Green Burrito. During July 1997, the company executed a dual-concept franchise agreement with American Seafoods Partners ("ASP"), which is a wholly owned subsidiary of Restaurant Management Company ("RMC") a Franchisee operator of 120 Pizza Hut stores and 30 Long John Silver stores. One store was converted in LasVegas New Mexico and opened in September 1997. The continued conversion of additional Long John Silver dual-concept stores will be contingent upon the success and consumer acceptance of the converted store.

     Texaco/CKE/Green Burrito. During October 1997, the Company executed a dual-concept franchise agreement with CKE and Texaco Refining and Marketing ("Texaco") where by they will co-develop 50 Carl's Jr./Texaco dual-brand locations including 15 branded with Green Burrito. The new locations will be developed in the Western United States over the next three years.

     FRANCHISE PROMOTION. The Company is discussing arrangements for dual-concept store franchises with other quick-service franchisors and intends to pursue the sale of franchises to operators of free-standing restaurants as well as operators of other franchises for dual-concept purposes.

     COMPETITION. The quick-service restaurant industry is intensely competitive in the attraction of consumers and franchisees and in obtaining suitable sites for new stores. Some of the key competitive factors in the restaurant industry are the quality and value of the food products offered, quality of service, cleanliness, name identification, restaurant location, price and attractiveness of facilities. The Company and its franchisees compete with restaurants of all types in the local market areas surrounding individual stores and particularly with quick-service restaurants and Mexican restaurants for a share of the consumers' restaurant food dollars.

     The Company believes its primary competition in the quick-service segment of the restaurant industry is from established national quick-service restaurant chains offering Mexican food, hamburgers, pizza, and chicken such as Taco Bell, El Pollo Loco, Del Taco, Burger King, McDonalds, Wendy's, Pizza Hut and KFC. These restaurants offer strong competition and have national name recognition and greater advertising, financial, and other resources than the Company. These competitors also have a far greater density of store sites and substantially larger facilities. The Company also competes with local quick-service restaurant chains and both quick-service and full-service "mom-and-pop" restaurants in specific local markets.

     The Company believes that its product is distinguishable from its competitors because (i) the Green Burrito menu is different than menus of most Mexican quick-service restaurants; (ii) Green Burrito food is prepared with high-quality, natural ingredients resulting in food quality comparable to a full-service restaurant; and (iii) the Company generally has larger portioning standards giving the customer a good value overall for the price.

     FRANCHISE AND OTHER GOVERNMENTAL REGULATION. The restaurant industry is subject to extensive federal, state, and local regulation governing, among other things, health and sanitation standards, equal opportunity employment, minimum wage and licensing for the sale of food. In addition, the Company is subject to extensive federal and state regulations governing franchise operations and sales which impose registration and disclosure requirements on franchisors in the offer and sale of franchises and, in certain cases, dictating substantive standards that govern the relationship between franchisor and franchisees. Various federal and state labor laws govern relationships with employees, including such matters as minimum wage requirements, overtime, and other working conditions.

     MATERIALS. The Company's ability to maintain consistent quality throughout its restaurants depends in part upon the ability to acquire food products and related items from reliable vendors in accordance with Company specifications. The Company has no long-term contracts for any food items used in its restaurants and the Company is not dependent upon any single source for ingredients. All essential ingredients for the Company's specially-formulated recipes, beverage products, and other supplies are available, or upon short notice could be made available, from alternative qualified suppliers.

     EMPLOYEES. On December 31, 1997, the Company had 78 employees, of whom 12 were employed in the corporate office and 66 were employed in the seven Company Stores. Of the total employees in the Company Stores, 9 were employed as salaried managers and 57 were employed as hourly food handlers. The Company has never experienced a work stoppage and believes its employee relations to be good. No employee of the Company is represented by a union.

ITEM 2. PROPERTIES

     The Company leases retail locations for its restaurant operations as described below:

                                             MONTHLY    APPROXIMATE          LEASE        OPTIONAL RENEWAL
                 LOCATION                    RENTAL    SQUARE FOOTAGE   EXPIRATION DATE    PERIOD (YEARS)
                 --------                    -------   --------------   ---------------   ----------------
Anaheim Hills..............................  $ 3,465       2,100        January 2000             10
Corona.....................................    4,153       2,500         March 2001              10
Downey.....................................    3,475       1,000        January 1998              0
Glendale...................................    2,773       1,470         March 1999               0
Glendora...................................    2,214       1,000         April 1998               5
La Crescenta...............................    3,505       1,400        January 1999              0
Long Beach.................................    3,168       1,200          May 1998                5
                                             -------
          Total............................  $22,753
                                             =======

     The leases for the retail locations generally contain rent escalation provisions, most of which are tied to increases in the consumer price index. Some of the leases also provide for payment of additional rent based on a percentage of sales. No additional rents have been required pursuant to these provisions.

     All of the Franchise Stores are located in leased premises not owned by the Company. Franchise Store leases typically run for five to 10 years with one or two five-year renewal options. As a condition of the Franchise Agreement, each lease for a Franchise Store must contain language granting an option to the Company to assume the lease if the Agreement is terminated for any reason or if the franchisee is in default under the lease.

     The Company's principal executive office is located in Anaheim, California in a 650 square foot facility which is leased through October 1998, at the rate of approximately $2,500 per month from CKE.

     The Company is also the primary lessee of four facilities, formerly occupied by the Company, which have been subleased to unrelated third parties. A 2,800 square foot facility in Newport Beach, California is leased through June 1998 with payments of approximately $5,200 per month and is subleased by the Company through the lease term for approximately $4,800 per month. An 8,800 square foot facility also in Newport Beach, California is leased through September 2000 for payments of approximately $16,000 per month and is subleased by the Company through the lease term for approximately $16,000 per month. A 20,000 square foot building in Anaheim, California is leased through May 1998 for payments of approximately $9,200 per month, substantially all of which is subleased by the Company through the lease term for approximately $8,700 per month. The Company continues to utilize approximately 500 square feet of the Anaheim facility. A 5,300 square foot facility which is leased through July 1998 at the rate of $9,300 per month and is subleased by the Company through the lease terms for an amount in excess of the Company's obligation

ITEM 3. LEGAL PROCEEDINGS

     Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not applicable.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

     The Company's common stock trades on the Nasdaq Small Cap Market tier of the Nasdaq Stock Market, under the symbol "GBFC." The Company's common stock is also listed on the Boston Stock Exchange under the symbol "GBF." The following table sets forth, for the calendar periods indicated, the high and low sales price for the Company's common stock as reported on the Nasdaq Small Cap Market. The prices represent quotations between dealers, without adjustment for retail mark up, mark down or commission, and do not necessarily represent actual transactions.

                                                 SALES PRICE
                                                 ------------
                                                 HIGH    LOW
                                                 ----    ----
1996
First Quarter..................................  10 5/8  6 7/8
Second Quarter.................................  10 3/8    6
Third Quarter..................................  8 1/2   5 3/4
Fourth Quarter.................................  7 3/8   5 1/2

1997
First Quarter..................................  8 1/8   6 3/8
Second Quarter.................................  6 1/4   4 3/4
Third Quarter..................................  14 3/8  4 7/8
Fourth Quarter.................................  14 1/4  9 1/2

     The Company has not paid dividends on its common stock since its incorporation and anticipates that, for the foreseeable future, earnings, if any, will continue to be retained for use in its business. On December 31, 1997, the approximate number of record holders of the Company's common stock was 209; however, the Company believes that the number of beneficial owners exceeds 1,000 persons.

ITEM 6. SELECTED FINANCIAL DATA

     The following selected financial data for the five years ended December 31, 1997 is derived from the Consolidated Financial Statements of the Company. The following information should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this report. The data has been adjusted to take into account the discontinuance of the Commissary operations in the fourth quarter of 1992.

                                                          YEARS ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1997         1996         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------
                                       (IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)
Revenues.............................  $    5,380   $    4,994   $    6,599   $    6,612   $    5,469
Total expenses excluding litigation
  settlement and related costs.......      (4,526)      (5,042)      (7,716)      (8,287)      (6,351)
Litigation settlements and related
  costs..............................          --           --         (805)      (2,869)      (4,195)
Income (loss) from continuing
  operations.........................         854          (48)      (1,922)      (4,544)      (5,077)
Income on disposal of commissary
  operations.........................          --           --           --           --           87
Net income (loss)....................         854          (48)      (1,922)      (4,544)      (4,990)
Basic net income (loss) per share
  from continuing operations.........        0.14        (0.01)       (0.32)       (0.90)       (1.05)
Diluted net income (loss) per share
  from continuing operations.........        0.11        (0.01)       (0.32)       (0.90)       (1.05)
Basic net income (loss) per share....        0.14        (0.01)       (0.32)       (0.90)       (1.05)
Diluted net income (loss) per
  share..............................        0.11        (0.01)       (0.32)       (0.90)       (1.05)
Basic weighted average shares
  outstanding........................   6,292,691    6,177,716    5,982,673    5,029,437    4,762,574
Diluted weighted average shares
  outstanding........................   7,751,921    6,177,716    5,982,673    5,029,437    4,762,574
Total assets.........................       4,802        3,462        3,277        4,267        5,007
Long-term debt.......................          --           15           25            8           11

     No dividends were paid or declared during the five years ended December 31, 1997.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Results of Operations

     This discussion and analysis contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the "safe harbor" created by those sections. The Company's actual future results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update the forward-looking statements or such factors.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996. Total revenues from operations for the year ended December 31, 1997 were $5,380,000, an increase of 8% from $4,994,000 earned in the comparable period in 1996. Revenues for the years ended December 31, 1997 and 1996, respectively, included $3,019,000 and $2,988,000 from restaurant operations, $1,229,000 and $1,069,000 from royalties, $409,000 and $390,000 from franchise fees, $495,000 and $349,000 from other sources, $143,000 and $105,000 from interest income, and $85,000 and $93,000 from frozen food operations.

     Revenues from restaurant operations for 1997 increased 1% to $3,019,000 compared to $2,988,000 earned in 1996, as the result of an increase in same store sales. Store-operating months decreased to 84 in 1997 from 86 in 1996. The Company anticipates revenues from restaurant operations in 1998 to remain consistent with revenues from 1997. At December 31, 1997 and 1996, respectively, seven Company Stores were open (including the one consolidated partnership-owned store in both years).

     Revenues from franchise royalties increased 15% to $1,229,000 for the year ended December 31, 1997 from $1,069,000 earned in the comparable period in 1996. Royalties from dual-concept Franchise Stores range from 3% to 4% of Green Burrito sales while royalties from free-standing Franchise Stores are typically 5% of sales. The following table is a summary of Franchise Store activity during 1997 and 1996.

                                                             1997       1996
                                                             ----     --------
DUAL-CONCEPT FRANCHISE STORES
Stores at beginning of year..............................        84         41
Stores opened during year................................        53         59
Stores closed during the year............................        (3)       (16)
                                                           --------   --------
Stores at end of year....................................       134         84
                                                           ========   ========
Number of dual-concept
  Franchise Store operating months.......................     1,291        833
                                                           ========   ========
Royalty income...........................................  $579,000   $387,000
                                                           ========   ========
FREE-STANDING FRANCHISE STORES
Stores at beginning of year..............................        43         47
Stores closed during the year............................        (3)        (4)
                                                           --------   --------
Stores at end of year....................................        40         43
                                                           ========   ========
Number of free-standing
  Franchise Store operating months.......................       503        532
                                                           ========   ========
Royalty income...........................................  $650,000   $682,000
                                                           ========   ========

     Royalty income from dual-concept Franchise Stores for the year ended December 31, 1997 increased $192,000, to $579,000 in 1997 from $387,000 earned in 1996, as the result of the increase in store operating months to 1,291 in 1997 compared with 833 in 1996. The increase in store operating months is the result of a net increase of 50 dual-concept franchise stores during 1997. The net increase of 50 dual-concepts stores in 1997 is the result of 52 CKE openings plus 1 Long John Silver opening, less 3 WSMP closings. Royalty income from free-standing Franchise Stores for the year ended December 31, 1997 decreased $32,000 from the amount earned in 1996 as a result of the reduction in store-operating months. The store operating months decreased as a result of the closure of 3 stores. The Company anticipates royalties earned from dual-concept Franchise Stores to grow in 1998 while royalties earned in 1998 from free-standing Franchise Stores are anticipated to remain comparable to 1997 royalties.

     Revenues from franchise fees increased 5% to $409,000 for the year ended December 31, 1997 from $390,000 earned in the comparable period in 1996, primarily due to the opening of 53 dual-concept stores during 1997 as compared to a net 44 openings in 1996. Although there were 59 openings in 1996, the 15 Hardee's store openings were considered "test stores" and did not pay any franchise fees. Franchise fees from dual-concept stores range from $5,000 to $7,500 per store. At a minimum, the Company expects to earn franchise fees in the year ended December 31, 1998 at a level comparable to 1997.

     Revenues from other sources increased $145,000 to $494,000 for the year ended December 31, 1997 from $349,000 earned in the comparable period in 1996. Included in other revenue are volume incentives received from various vendors. Volume incentives which cannot be directly related to company owned and operated stores are recorded as other income. Volume incentives which are directly related to the company owned stores are recorded as reductions to either food costs or paper costs depending on the source of the respective volume incentive.

     Revenues from frozen food operations decreased 9% to $85,000 for the year ended December 31, 1997 from $93,000 earned in the comparable period in 1996. Late in the second quarter of 1995, the Company made a strategic decision to discontinue its retail frozen burrito business for the time being while the Company focuses on other growth plans. The Company is continuing to sell a small quantity of frozen burritos through various channels, but is not actively pursuing the development of this business.

     On an aggregate basis, cost of sales from restaurant operations (food, packaging, payroll and other employee benefits), expressed as a percentage of sales, averaged 65% for December 31, 1997 and 67% for

1996. Cost of sales for the years ended December 31, 1997 and 1996, respectively, included $1,077,000 and $1,132,000 from food and packaging and $871,000 and $880,000 from payroll and other employee benefits. The favorable decrease in cost of sales was the direct result of lower food and packaging costs negotiated with vendors in 1997.

     On an aggregate basis, occupancy and other operating costs (including utilities, housekeeping, liability insurance, repairs and maintenance, and other miscellaneous items), expressed as a percentage of sales, averaged approximately 27% for both the years ended December 31, 1997 and 1996. Occupancy and other operating costs for the years ended December 31, 1997 and 1996 totaled $821,000 and $810,000, respectively.

     The frozen foods division incurred operating costs of $76,000 and $81,000 resulting in income of $9,000 and $12,000 for the years ended December 31, 1997 and 1996 respectively.

     General and administrative expense for the years ended December 31, 1997 and 1996 was $1,667,000 and $2,123,000, respectively, representing 31% and 43% of total revenue for each respective year. The decrease in general and administrative expenses is primarily the result of decreased corporate expenses relating to the change of control and relocation and downsizing of the corporate office and staff.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995. Total revenues from operations for the year ended December 31, 1996 were $4,994,000, a decrease of 24% from $6,599,000 earned in the comparable period in 1995. Revenues for the years ended December 31, 1996 and 1995, respectively, included $2,988,000 and $4,818,000 from restaurant operations, $1,069,000 and $845,000 from royalties, $390,000 and $322,000 from franchise fees, $349,000 and $305,000 from other sources, $105,000 and $89,000 from interest income, and $93,000 and $220,000 from frozen food operations.

     Revenues from restaurant operations for 1996 decreased 38% to $2,988,000 compared to $4,818,000 earned in 1995, as a result of a decrease in store-operating months to 86 in 1996 from 144 in 1995. This decrease in store-operating months is due to the sale of five Company stores in late 1995 and the closure of one Company store in February 1996. In addition, same-store sales decreased 4%. Management believes same-store sales decreased primarily because of increased competition from new fast-food restaurant openings in close proximity to the Company Stores. At December 31, 1996 and 1995, respectively, seven and eight Company Stores were open (including the one consolidated partnership-owned store in both years).

     Revenues from franchise royalties increased 27% to $1,069,000 for the year ended December 31, 1996 from $845,000 earned in the comparable period in 1995. Royalties from dual-concept Franchise Stores range from 3% to 4% of Green Burrito sales while royalties from free-standing Franchise Stores are typically 5% of sales. The following table is a summary of Franchise Store activity during 1996 and 1995.

                                                           1996        1995
                                                         --------    --------
DUAL-CONCEPT FRANCHISE STORES
Stores at beginning of year............................        41           5
Stores opened during year..............................        59          37
Stores closed during the year..........................       (16)         (1)
                                                         --------    --------
Stores at end of year..................................        84          41
                                                         ========    ========
Number of Dual-concept
  Franchise Store operating months.....................       833         220
                                                         ========    ========
Royalty income.........................................  $387,000    $ 78,000
                                                         ========    ========
Free-standing Franchise Stores
Stores at beginning of year............................        47          45
Stores closed during year..............................        (4)         (3)
Stores purchased from Company by franchisee............        --           5
                                                         --------    --------
Stores at end of year..................................        43          47
                                                         ========    ========
Number of Free-standing
  Franchise Store operating months.....................       532         540
                                                         ========    ========
Royalty income.........................................  $682,000    $767,000
                                                         ========    ========

     Royalty income from dual-concept Franchise Stores for the year ended December 31, 1996 increased $309,000, to $387,000 in 1996 from $78,000 earned in
1995, as the result of the increase in store operating months to 833 in 1996 compared with 220 in 1995. The increase in store operating months is the result of a net increase of 43 dual-concept franchise stores during 1996. The net increase of 43 dual-concepts stores in 1996 is the result of 43 CKE openings plus 15 Hardee's store openings and one WSMP opening, less 14 Rally's closings and two WSMP closings. However, the 15 Hardee's store openings are considered "test-stores" and do not earn royalties. Royalty income from free-standing Franchise Stores for the year ended December 31, 1996 decreased $85,000 over the amount earned in 1995 as a result of the reduction in store-operating months. The store operating months decreased as a result of the closure of four stores.

     Revenues from franchise fees increased 21% to $390,000 for the year ended December 31, 1996 from $322,000 earned in the comparable period in 1995, primarily due to the opening of 59 dual-concept stores during 1996. Of the 59 dual-concept stores opened in 1996, 15 were considered test-stores and were not required to pay a franchise fee and the balance paid franchise fees ranging from $5,000 to $7,500 per store.

     Revenues from other sources increased $44,000 to $349,000 for the year ended December 31, 1996 from $305,000 earned in the comparable period in 1995. Included in other revenue are volume incentives received from various vendors. Also included in other revenue in 1995 is a non-recurring workers compensation refund totaling $115,000.

     Revenues from frozen food operations decreased 58% to $93,000 for the year ended December 31, 1996 from $220,000 earned in the comparable period in 1995. Late in the second quarter of 1995, the Company made a strategic decision to discontinue its retail frozen burrito business for the time being while the Company focuses on other growth plans. The Company is continuing to sell a small quantity of frozen burritos through various channels, but is not actively pursuing the development of this business.

     On an aggregate basis, cost of sales from restaurant operations (food, packaging, payroll and other employee benefits), expressed as a percentage of sales, averaged 67% for both the years ended December 31, 1996 and 1995. Cost of sales for the years ended December 31, 1996 and 1995, respectively, included $1,132,000 and $1,795,000 from food and packaging and $880,000 and $1,443,000 from payroll and other employee benefits.

     On an aggregate basis, occupancy and other operating costs (including utilities, housekeeping, liability insurance, repairs and maintenance, and other miscellaneous items), expressed as a percentage of sales, averaged approximately 28% for both the years ended December 31, 1996 and 1995. Occupancy and other operating costs for the years ended December 31, 1996 and 1995 totaled $810,000 and $1,363,000 respectively.

     The frozen foods division incurred operating costs of $81,000 and $228,000 resulting in income of $12,000 and a loss of $8,000 for the years ended December 31, 1996 and 1995 respectively.

     General and administrative expense for the years ended December 31, 1996 and 1995 was $2,123,000 and $2,872,000, respectively, representing 43% and 44% of total revenue for each respective year. The decrease in general and administrative expenses is primarily the result of decreased legal and accounting fees. During 1995, a large amount of legal and accounting fees were incurred related to litigation settlements.

     There were no litigation settlements for the year ended December 31, 1996, compared with $805,000 for comparable period in 1995. In 1995, the Company incurred expenses of approximately $648,000 related to certain settlements with non-litigating franchisees and incurred other legal settlement costs totaling $157,000.

     Impact of Company Expansion Plans on Operations. The management of the Company anticipates that continued expansion of the dual-concept restaurant business will improve the Company's liquidity and profitability by generating additional franchise fees and royalties. The Company anticipates that its existing management will be able to supervise the additional franchise sales and existing Franchise Stores, as well as manage the Company Stores without the addition of significant personnel in the next 12 months.

     Utilization of Net Operating Loss Carryforwards. At December 31, 1997 and 1996, the Company had net operating loss carryforwards for federal tax purposes of approximately $11,906,000 and $12,846,000 respectively, which if unused to offset future taxable income, will expire between 2008 and 2012. At December 31, 1997 and 1996, the Company had state net operating loss carryforwards of approximately

$5,694,000 and $6,656,000 respectively, which if unused will expire between 1999 and 2002. Utilization of the carryforwards can be limited to specific amounts each year. These net operating loss carryforwards resulted in a potential deferred tax asset of approximately $4.4 million as of December 31, 1997. However, SFAS No. 109 requires that a valuation allowance be recorded against tax assets which are not likely to be realized. Due to the uncertain nature of the ultimate realization of the deferred tax asset, based upon the Company's past operating performance and expiration dates of the loss carryforwards, the Company established a full valuation allowance, for both December 31, 1997 and 1996, against these carryforward benefits and is recognizing the benefits only as reassessment demonstrates they are realizable. Realization is entirely dependent upon future earnings in specific tax jurisdictions. While the need for this valuation allowance is subject to period review, if the allowance is reduced, the tax benefits of the carryforwards will be recorded in future operations as a reduction of the Company's income tax expense.

     Effect of Inflation. Food and labor costs are significant inflationary factors in the Company's operations. Many of the Company's employees are paid hourly rates related to the statutory minimum wage, therefore, increases in the minimum wage increase the Company's costs. On October 1, 1996, the federal statutory minimum wage was increased to $4.75 per hour. This increase in the statutory minimum wage has not had a material impact on the Company's current operations as the majority of the Company's hourly employees have been paid in excess of the statutory minimum wage. On March 1, 1997 the California statutory minimum wage was increased to $5.00 per hour and again increased on September 1, 1997 to $5.15 per hour. At September 1, 1997, approximately 20 of the 57 hourly employees are paid the California statutory minimum wage. In addition, most of the Company's leases require it to pay base rents with escalation provisions based on the consumer price index, in addition to percentage rentals based on revenues, and to pay taxes, maintenance, insurance, repairs, and utility costs, all of which are expenses subject to inflation. The Company has been able to offset the effects of inflation to date through small price increases and economies resulting from the purchase of food products in increased quantities due to the increased number of Green Burrito stores.

     Liquidity and Capital Resources. The Company's cash and short-term investments increased $1,678,000 to $3,453,000 at December 31, 1997 compared to $1,775,000 at December 31, 1996, due to increases in cash flow from operations and issuances of common stock. Net cash provided by operating activities was $1,142,000 in 1997 as compared to $265,000 in 1996. The increase was attributed to improved operating results and collections of notes receivable.

     Management believes the Company's cash, cash equivalents and short-term investments will be sufficient to finance current and forecasted operations and obligations. It is anticipated that long-term cash requirements will be funded by the implementation of the Company's current expansion plans, which primarily involve the expansion of the number of Green Burrito dual-concept stores through franchising. These expansion plans are not anticipated to require significant increases in personnel prior to achieving positive cash flow from such dual-concept franchising efforts. It is anticipated that these expansion plans will significantly improve the Company's cash flow from operations once they are fully achieved. If the Company's expansion plans are neither completed nor successful, the Company will rely on cash, cash equivalents and short-term investments and will pursue other financing alternatives to fund operations until such time as alternative expansion plans can be formulated and achieved.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Consolidated Financial Statements and Schedule:

                                                              PAGE
                                                              ----
Reports of Independent Certified Public Accountants.........  E-15
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................  E-17
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996 and 1995..........................  E-18
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1997, 1996 and 1995..............  E-19
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..........................  E-20
Notes to Consolidated Financial Statements..................  E-21
Schedule II -- Valuation and Qualifying Accounts............  E-35

     Schedules not included above have been omitted because of the absence of the conditions under which they are required or because the information called for is shown in the consolidated financial statements or in the notes thereto.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of
GB Foods Corporation

     We have audited the accompanying consolidated balance sheets of GB Foods Corporation as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GB Foods Corporation as of December 31, 1997 and 1996, and the consolidated results of its operations and its consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.

     We have also audited Schedule II of GB Foods Corporation for the years ended December 31, 1997 and 1996. In our opinion, this schedule presents fairly, in all material respects, the information required to be included therein.

                                          /s/ GRANT THORNTON LLP

Irvine, California
January 30, 1998, except for Note 16 as to which the date is February 19, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of
GB Foods Corporation

     We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of GB Foods Corporation and its subsidiary (the "Company") for the year ended December 31, 1995. In connection with our audit of the consolidated financial statements, we also have audited the consolidated financial statement schedule for the year ended December 31, 1995. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of the Company's operations and their cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedule taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ CACCIAMATTA ACCOUNTANCY CORPORATION

Irvine, California
February 23, 1996

                              GB FOODS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1997            1996
                                                              ------------    ------------
Current assets
  Cash and cash equivalents.................................  $  1,129,536    $    753,601
  Short-term investments....................................     2,323,181       1,020,893
  Accounts receivable, net of allowance for doubtful
     accounts of $81,613 in 1997 and $75,613 in 1996........       198,076         185,465
  Current portion of notes receivable.......................        78,703         179,583
  Other assets..............................................       218,849          81,003
                                                              ------------    ------------
          Total current assets..............................     3,948,345       2,220,545
Equipment and improvements, net.............................       449,144         739,005
Notes receivable, net.......................................       338,763         399,098
Other assets................................................        65,379         103,448
                                                              ------------    ------------
                                                              $  4,801,631    $  3,462,096
                                                              ============    ============
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current installments of long-term debt....................  $         --    $     10,538
  Accounts payable and accrued expenses.....................       283,668         359,329
  Accrued salaries, wages and employee benefits.............       114,347         109,649
  Deferred franchise fees...................................        25,000          12,500
                                                              ------------    ------------
          Total current liabilities.........................       423,015         492,016
Long-term debt, less current installments...................            --          14,835
Minority interest in consolidated partnership...............        60,687          60,149
Commitments and contingencies
Stockholders' equity
  Common stock, $.08 par value, authorized 50,000,000
     shares;
     6,571,485 and 6,440,414 shares issued and outstanding
     in
     1997 and 1996, respectively............................       525,719         515,232
  Additional paid-in capital................................    16,329,617      15,770,983
  Accumulated deficit.......................................   (12,537,407)    (13,391,119)
                                                              ------------    ------------
          Total shareholders' equity........................     4,317,929       2,895,096
                                                              ------------    ------------
                                                              $  4,801,631    $  3,462,096
                                                              ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                              GB FOODS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1997          1996          1995
                                                        ----------    ----------    -----------
Revenues:
  Restaurant operations...............................  $3,018,949    $2,987,609    $ 4,818,483
  Franchise royalties.................................   1,229,498     1,069,190        845,059
  Franchise fees......................................     409,253       389,392        322,165
  Frozen food operations..............................      85,142        93,250        220,116
  Interest............................................     143,097       105,299         88,795
  Other...............................................     494,365       348,939        304,354
                                                        ----------    ----------    -----------
                                                         5,380,304     4,993,679      6,598,972
                                                        ----------    ----------    -----------
Restaurant operating costs:
  Food and packaging..................................   1,077,433     1,132,226      1,794,864
  Payroll and other employee benefits.................     870,533       879,830      1,442,601
  Occupancy and other operating costs.................     820,704       810,437      1,363,245
Frozen food operating costs:
  Food and packaging..................................      74,228        78,787        218,375
  Other operating costs...............................       1,280         2,524          9,299
General and administrative............................   1,667,063     2,123,068      2,871,507
Litigation settlements and related costs..............          --            --        804,753
                                                        ----------    ----------    -----------
                                                         4,511,241     5,026,872      8,504,644
                                                        ----------    ----------    -----------
Income (loss) before minority interest in consolidated
  partnership.........................................     869,063       (33,193)    (1,905,672)
Minority interest in consolidated partnership.........     (15,351)      (15,252)       (16,774)
                                                        ----------    ----------    -----------
Net income (loss).....................................  $  853,712    $  (48,445)   $(1,922,446)
                                                        ==========    ==========    ===========
Basic net income (loss) per share.....................  $      .14    $     (.01)   $      (.32)
                                                        ==========    ==========    ===========
Diluted net income (loss) per share...................  $      .11    $     (.01)   $      (.32)
                                                        ==========    ==========    ===========
Basic weighted average shares.........................   6,292,691     6,177,716      5,982,673
                                                        ==========    ==========    ===========
Diluted weighted average shares.......................   7,751,921     6,177,716      5,982,673
                                                        ==========    ==========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                              GB FOODS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995

                                   COMMON STOCK
                               --------------------                                ADDITIONAL                       TOTAL
                                NUMBER                LITIGATION      DEFERRED       PAID-IN     ACCUMULATED    SHAREHOLDERS'
                               OF SHARES    AMOUNT    SETTLEMENTS   COMPENSATION     CAPITAL       DEFICIT         EQUITY
                               ---------   --------   -----------   ------------   -----------   ------------   -------------
Balance, December 31, 1994...  5,671,556   $453,724   $ 2,523,000     $(52,175)    $11,780,200   $(11,420,228)   $ 3,284,521
  Settlement of litigation...         --         --       648,000           --              --            --         648,000
  Issuance of common stock...    108,000      8,640      (648,000)          --         639,360            --              --
  Issuance of common stock...    400,000     32,000    (2,523,000)          --       2,491,000            --              --
  Issuance of common stock
    under stock option
    plans....................    105,128      8,410            --           --         358,154            --         366,564
  Amortization of stock
    awards...................         --         --            --       52,175              --            --          52,175
  Net loss...................         --         --            --           --              --    (1,922,446)     (1,922,446)
                               ---------   --------   -----------     --------     -----------   ------------    -----------
Balance, December 31, 1995...  6,284,684    502,774            --           --      15,268,714   (13,342,674)      2,428,814
  Issuance of common stock
    under stock option
    plans....................    155,730     12,458            --           --         502,269            --         514,727
  Net loss...................         --         --            --           --              --       (48,445)        (48,445)
                               ---------   --------   -----------     --------     -----------   ------------    -----------
Balance, December 31, 1996...  6,440,414    515,232            --           --      15,770,983   (13,391,119)      2,895,096
  Issuance of common stock
    under stock option
    plans....................    131,071     10,487            --           --         558,634            --         569,121
  Net income.................         --         --            --           --              --       853,712         853,712
                               ---------   --------   -----------     --------     -----------   ------------    -----------
Balance, December 31, 1997...  6,571,485   $525,719   $        --     $     --     $16,329,617   $(12,537,407)   $ 4,317,929
                               =========   ========   ===========     ========     ===========   ============    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                              GB FOODS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997           1996           1995
                                                      -----------    -----------    -----------
Cash flows from operating activities:
  Net income (loss).................................  $   853,712    $   (48,445)   $(1,922,446)
  Adjustments to reconcile net income (loss) to net
     cash flows provided by (used in) operating
     activities:
       Litigation settlements.......................           --             --        648,000
       Stock issued in exchange for services........           --             --         39,130
       Amortization of stock awards.................           --             --         52,175
       Provision for doubtful accounts..............          790         87,663         84,051
       Depreciation and amortization................      296,857        344,573        438,453
       Minority interest in consolidated
          partnership...............................       14,210         15,252         16,774
       Loss on disposal of equipment and
          improvements..............................           --        154,123         65,072
  Changes in operating assets and liabilities:
       Accounts and current notes receivable........       67,680       (100,209)      (171,421)
       Other current assets.........................     (150,926)        44,838         25,831
       Non-current notes receivable.................       80,135         40,867         10,608
       Other non-current assets.....................       38,069         (3,330)         9,079
       Accounts payable and accrued expenses........      (75,661)      (203,080)       (52,891)
       Salaries, wages and employee benefits........        4,698            450         (5,103)
       Deferred franchise fees......................       12,500        (67,500)       (95,000)
                                                      -----------    -----------    -----------
          Net cash provided by (used in) operating
            activities..............................    1,142,064        265,202       (857,688)
                                                      -----------    -----------    -----------
Cash flows from investing activities:
  Proceeds from short-term investments..............    5,175,131      2,082,108      1,921,481
  Purchases of short-term investments...............   (6,477,419)    (2,339,171)    (1,304,313)
  Proceeds from equipment and improvements..........       69,209         76,351        207,727
  Expenditures for equipment and improvements.......      (63,126)       (36,319)      (494,241)
                                                      -----------    -----------    -----------
          Net cash provided by (used in) investing
            activities..............................   (1,296,205)      (217,031)       330,654
                                                      -----------    -----------    -----------
Cash flows from financing activities:
  Proceeds from long-term debt......................           --             --         31,098
  Repayments of revolving line of credit and
     long-term debt.................................      (25,373)       (10,202)       (11,645)
  Proceeds from issuance of common stock primarily
     under stock option plans.......................      569,121        514,727        327,434
  Distributions to minority partner.................      (13,672)       (15,823)       (17,695)
                                                      -----------    -----------    -----------
          Net cash provided by financing
            activities..............................      530,076        488,702        329,192
                                                      -----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.......................................      375,935        536,873       (197,842)
Cash and cash equivalents at beginning of year......      753,601        216,728        414,570
                                                      -----------    -----------    -----------
Cash and cash equivalents at end of year............  $ 1,129,536    $   753,601    $   216,728
                                                      ===========    ===========    ===========
Supplemental Information:
Cash paid during the year for:
  Interest..........................................  $     1,266    $     2,719    $     2,234
  Income taxes......................................  $     1,600    $     1,600    $     1,600
Non-cash investing and financing activities:
  Assets sold for notes receivable..................  $        --    $        --    $   465,056

   The accompanying notes are an integral part of the consolidated financial statements.

                              GB FOODS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business activities

     GB Foods Corporation and its wholly-owned subsidiary GB Franchise Corporation (the "Company") sell and supervise Mexican quick-service franchise restaurants, primarily in Southern California, under the trade name "The Green Burrito." The Company is currently expanding its franchise business in certain regional markets throughout the country. The Company also owns and operates a small number of Green Burrito restaurants in Southern California.

  Principles of consolidation

     The consolidated financial statements include the accounts of GB Foods Corporation, GB Franchise Corporation and an investment in a partnership-owned restaurant in which the Company has a majority interest. All significant intercompany balances and transactions have been eliminated.

  Cash, cash equivalents and short-term investments

     All highly liquid investments with an original maturity of three months or less at the date of purchase are considered cash equivalents. Investments with original maturities between three and 12 months are considered short-term investments. Short-term investments, consisting of U.S. government and agency securities, are classified as held to maturity and are carried at cost which approximates market.

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

  Long-lived assets

     Equipment and improvements are recorded at cost and depreciated over their estimated useful lives, ranging from two to seven years, using the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful life of the related asset or the respective lease term.

     All of the Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recovered. If the sum of the expected future cash flows is less than the carrying amount of the asset, a loss is recognized.

  Advertising costs

     Advertising costs are charged to operations when incurred. Advertising expense for the years ended December 31, 1997, 1996 and 1995 was $55,347, $56,913, and $86,873, respectively.

  Income taxes

     The Company recognizes income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that they will not be realized.

  Basic and diluted net income (loss) per share

     Net income (loss) per share is calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"), which superseded APB Opinion No. 15. Net income

                              GB FOODS CORPORATION

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(loss) per share for all periods presented has been restated to reflect the adoption of SFAS 128. Basic net income (loss) per share is based upon the weighted average number of common shares outstanding. Diluted net income (loss) per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

  Restaurant Operations

     At December 31, 1997, the Company currently owns and operates seven Company owned stores, which includes one consolidated partnership owned 52.2% by the Company. Revenues and operating costs from such operations are depicted as "Restaurant Operations" and "Restaurant Operating Costs," respectively in the accompanying financial statements.

  Franchise revenues

     Franchise arrangements, with franchises who operate in various states generally provide for initial fees and continuing royalty payments to the Company based upon a percent of sales. Franchise royalties are recognized as earned on a monthly basis. For the majority of the Franchise Stores currently in operation, they are required to pay a weekly franchise royalty equal to the greater of 5% of gross Franchise Store revenues or a minimum per week as specified in each franchise agreement. The Company has developed a separate Franchise Agreement for dual-concept franchise stores. Dual-concept franchisees pay similar fees related to the sale of Green Burrito proprietary products and related items. The Company may from time to time change the amount of the franchise royalty fee charged to the franchisees.

     The Company generally charges an initial franchise fee for each new franchised restaurant that is added. The Company recognizes initial franchise fees when substantially all services required by the Company are complete and when the related franchise store commences operations. Initial franchise fees currently range from $5,000 to $25,000 for each franchise restaurant pursuant to the respective franchise agreement.

     The Franchise Agreement for free-standing stores grants the franchisee the right to operate a Green Burrito store at specified locations and obligates the Company to perform training and certain other assistance in consideration of the franchise's payment of the franchise fees, the franchise royalty and the advertising fund contribution. The term of the Franchise Agreement is 10 years, subject to renewal by the franchisee for two additional five-year periods, provided that, among other things, the franchisee has fulfilled all the terms and conditions of the Franchise Agreement, enters into the then current Franchise Agreement with the Company and pays a renewal fee in accordance with their initial franchise agreement. The Franchise Agreement requires franchisees to purchase most equipment, food, supplies and products from sources approved by the Company in order to maintain consistency and quality from store to store.

     Following is a summary of franchise store activity:

                                                          1997    1996    1995
                                                          ----    ----    ----
Franchise stores at beginning of year...................  127      88      50
Franchise stores opened during year.....................   53      59      37
Franchise stores closed during year.....................   (6)    (20)     (4)
Company stores sold to franchisee.......................   --      --       5
                                                          ---     ---      --
Franchise stores at end of year.........................  174     127      88
                                                          ===     ===      ==

                              GB FOODS CORPORATION

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     As of December 31, 1997, CKE Restaurants, Inc. (CKE) owned and operated 115 dual-concept franchise stores. Franchise revenues generated from the CKE dual-concept franchise stores were approximately $942,000 for the year ended December 31, 1997, which represented approximately 18% of total revenues.

  Stock-based compensation

     Statement of Financial Accounting Standard (SFAS) No. 123 "Accounting for Stock-Based Compensation" was issued by the Financial Accounting Standards Board
(FASB) in October 1995, and is effective for transactions entered into after December 15, 1995. SFAS No. 123 provides for companies to recognize compensation expense associated with stock-based compensation plans over the anticipated service period based on the fair value of the award at the date of grant. However, SFAS No. 123 allows for companies to continue to measure compensation costs as prescribed by APB Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." The Company has elected to continue its current policy, which is to account for stock-based compensation plans under APB No. 25.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 2. NOTES RECEIVABLE

     Notes receivable consist of the following at December 31:

                                                          1997        1996
                                                        --------    ---------
Notes receivable......................................  $499,835    $ 666,260
Less allowance for doubtful notes.....................   (82,369)     (87,579)
                                                        --------    ---------
                                                         417,466      578,681
Less current portion of notes receivable..............   (78,703)    (179,583)
                                                        --------    ---------
                                                        $338,763    $ 399,098
                                                        ========    =========

     Included in notes receivable at December 31, 1997 and 1996, is an installment note receivable totaling $384,197 and $454,829, respectively, from a franchisee and current shareholder who purchased the assets of and franchise rights to five Company-owned restaurants from the Company in October 1995. The note bears interest at 8% per annum and requires principal and interest payments of $8,009 until the note is paid in full in October 2002. The note is collateralized by the assets of the related restaurants and a pledge of company common stock.

     Also included in notes receivable at December 31, 1997 and 1996, is an installment note totaling $91,424 and $98,787, respectively. The note arose when the Company sold the assets of its restaurant located in Paramount, California and entered into a franchise agreement with the purchaser of the assets for a franchise fee of $10,000. The note bears interest at 8% per annum and is payable in monthly principal and interest installments of $1,250 until paid in full in May 2006. The note is substantially reserved as of December 31, 1997 and 1996.

                              GB FOODS CORPORATION

 3. EQUIPMENT AND IMPROVEMENTS

     Equipment and improvements, at cost, are as follows at December 31:

                                                       1997           1996
                                                    -----------    -----------
Vehicles..........................................  $    53,460    $   124,644
Equipment, furniture and fixtures.................    1,174,602      1,200,109
Leasehold improvements............................      735,063        884,884
                                                    -----------    -----------
                                                      1,963,125      2,209,637
Less accumulated depreciation and amortization....   (1,513,981)    (1,470,632)
                                                    -----------    -----------
Net equipment and improvements....................  $   449,144    $   739,005
                                                    ===========    ===========

     In October 1996, the Company signed a lease for a new Corporate office with a commencement date of January 15, 1997. Consequently, the Company has written off the leasehold improvements and built-in furniture at the old Corporate office that had a net book value of $128,278 as of December 31, 1996.

     In October 1995, the Company sold the assets of five Company-owned restaurants and the franchise rights to operate the restaurants for $52,262 in cash and an installment note of $500,000. Included in the installment note balance is an aggregate franchise fee of $50,000 for the five stores related to the sales of the franchise rights by the Company to the purchaser of the assets. The Company recorded a loss on the sales of the assets of $31,414.

 4. LONG-TERM DEBT

     Long-term debt at December 31, 1996 was comprised of notes payable to banks at interest rates ranging from 7% to 9%, which were collateralized by automobiles. All the notes were paid off during 1997.

 5. MINORITY INTEREST

     Green Burrito-Glendora #21, a California limited partnership ("GB-Glendora") comprised of the Company and one other limited partner, owns and operates a Green Burrito store located in Glendora, California. The Company has controlling interest in GB-Glendora and accordingly, the related assets, liabilities and results of operations are consolidated. The limited partner's ownership interest in the store is recorded as minority interest. The limited partner has a non-cumulative preference on cash distributions of $8,280 per year against the limited partner's 23.9% interest in the profits of the store. GB-Glendora had net income of $48,910, $53,064 and $59,403 in 1997, 1996 and 1995, respectively.

 6. INCOME TAXES

     A reconciliation between the actual income tax provision (benefit) and the federal statutory rate follows:

                                            1997               1996                1995
                                      ----------------    ---------------    ----------------
                                       AMOUNT       %      AMOUNT      %      AMOUNT       %
                                      ---------    ---    --------    ---    ---------    ---
Computed income tax provision
  (benefit) at statutory rate.......  $ 290,000     34%   $(16,000)   (34)%  $(654,000)   (34)%
Operating loss (with) without
  current tax benefit...............   (290,000)   (34)%    16,000     34%     654,000     34%
                                      ---------    ---    --------    ---    ---------    ---
Income tax benefit..................  $      --     --    $     --     --    $      --     --
                                      =========    ===    ========    ===    =========    ===

     At December 31, 1997 and 1996, the Company had net operating loss carryforwards for federal tax purposes of approximately $11,906,000 and $12,846,000 respectively, which if unused to offset future taxable income, will expire between 2008 and 2012. At December 31, 1997 and 1996, the Company had state net operating loss carryforwards of approximately $5,694,000 and $6,656,000 respectively, which if unused will

                              GB FOODS CORPORATION

 6. INCOME TAXES (CONT.)
expire between 1999 and 2002. Utilization of the carryforwards can be limited to specific amounts each year. These net operating loss carryforwards resulted in a potential deferred tax asset of approximately $4.4 million as of December 31, 1997. However, SFAS No. 109 requires that a valuation allowance be recorded against tax assets which are not likely to be realized. Due to the uncertain nature of the ultimate realization of the deferred tax asset, based upon the Company's past operating performance and expiration dates of the loss carryforwards, the Company established a full valuation allowance, for both December 31, 1997 and 1996, against these carryforward benefits and is recognizing the benefits only as reassessment demonstrates they are realizable. Realization is entirely dependent upon future earnings in specific tax jurisdictions. While the need for this valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits of the carryforwards will be recorded in future operations as a reduction of the Company's income tax expense.

     Significant components of the Company's deferred tax assets as of December 31, 1997 and 1996 are as follows:

                                                       1997           1996
                                                    -----------    -----------
Net operating loss carryforwards..................  $ 4,381,000    $ 4,756,000
Receivables and other reserves....................       65,000         65,000
Other.............................................       53,000         67,000
                                                    -----------    -----------
Current deferred tax assets.......................    4,499,000      4,888,000
Depreciation......................................      236,000        325,000
                                                    -----------    -----------
                                                      4,735,000      5,213,000
Valuation allowance...............................   (4,735,000)    (5,213,000)
                                                    -----------    -----------
Total deferred tax assets.........................  $        --    $        --
                                                    ===========    ===========

 7. LITIGATION SETTLEMENTS

     In 1995, the Company issued 108,000 shares of Company common stock to certain Green Burrito franchisees in exchange for a release of potential claims against the Company, and, in certain instances, as recognition for a reduction in the radius protection clause of the related franchise agreements. Accordingly, the Company recorded a charge of $648,000 in the year ended December 31, 1995.

     Also in 1995, the Company concluded an agreement with certain Green Burrito franchisees and former franchisees to settle all outstanding claims against the Company and certain former officers and directors of the Company. During 1995, the Company issued 400,000 shares of Company common stock to the franchisees in full satisfaction of the settlement agreement. The Company recorded a charge of $2,523,000 in the year ended December 31, 1994 relating to this settlement agreement. The recorded charge represented the fair value of the stock agreed to be issued at the settlement date. Shares were ultimately issued in 1995.

 8. STOCKHOLDER RIGHTS AGREEMENT

     On July 9, 1996 the Company adopted a Stockholder Rights Agreement designed to protect stockholders from abusive takeover tactics and to preserve for stockholders the long-term value of the Company. The Rights Agreement was not adopted in response to any effort to acquire control of the Company, and the Board of Directors is not aware of any such effort.

     Under the Stockholder Rights Agreement, the Company's stockholders (with the exception of the Company's former Chief Executive Officer and Chairman, his related interests, and current holders of warrants to purchase 1,000,000 or more shares of the Company's common stock) received one right for each outstanding share of the Company's common stock. Each right entitles its holder to buy one share of the Company's common stock at an exercise price of $29. The Company can redeem the rights at $.001 each at

                              GB FOODS CORPORATION

 8. STOCKHOLDER RIGHTS AGREEMENT (CONT.)
any time before a non-exempt person acquires 15% of the Company's common stock. The rights will trade with, and are not detachable from, the Company's common stock until the rights become exercisable.

     The rights also become exercisable if a person or group (other than certain exempt persons) acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the Company's common stock. If such a person acquires 15% or more of the Company's common stock, each right would then enable a Company stockholder to acquire such number of shares of the Company's common stock having a market value of twice the right's exercise price, or in effect, at a 50% discount to the market price. If the Company were acquired by a merger or similar transaction after such an event, each right would then enable a Company stockholder to buy such number of shares of the acquiring company having a market value of twice the right's exercise price, or in effect, at a 50% discount to the market price.

     The rights dividend distribution was made on August 1, 1996 payable to eligible stockholders of record on August 1, 1996. The rights expire on July 9, 2006.

     On July 22, 1997, the Company exercised its right to redeem all the rights under the July 9, 1996 Stockholders Rights Agreement for an exercise price of $.001 per right or total consideration of $6,494.

 9. ISSUANCE OF COMMON STOCK AND COMMON STOCK PURCHASE WARRANTS

     In May 1995, the Company authorized the issuance of three common stock purchase warrants to acquire a total of 3,000,000 shares of Company common stock. These three warrants were granted at an exercise price that exceeded the closing market price of the Company's common stock on the grant date. Each of these common stock purchase warrants is further discussed below.

     In May 1995, as partial consideration for legal services rendered in connection with the negotiation of the settlement and development agreement with Carl Karcher Enterprises, Inc. ("CKE"), the Company agreed to issue a common stock purchase warrant to the law firm representing the Company. The warrant had a purchase price of $100 and provides for the purchase of 1,000,000 shares of Company common stock at an exercise price of $7.50 per share, exercisable after May 1, 1996 and expiring on April 30, 2005.

     In May 1995, the Company authorized a common stock purchase warrant agreement with Rally's Restaurants, Inc. ("Rally's") as part of the consideration for entering into a development agreement with the Company. The conditional warrant had a purchase price of $100 and provides for the purchase of 1,000,000 shares of Company common stock at an exercise price of $7.50 per share expiring June 7, 2005. Exercisability was contingent upon Rally's compliance with the development agreement. In April 1996, the Company and Rally's executed an agreement providing for the termination of the development agreement. Consequently, the 1,000,000 common stock purchase warrants that were granted to Rally's were canceled.

     In May 1995, in recognition of extraordinary personal efforts in connection with the negotiations of the settlement and development agreement with CKE, and the development agreement with Rally's, and in accordance with the incentive component of the Company's compensation philosophy for its former President and Chief Executive Officer, the Company issued a common stock purchase warrant to its then President and Chief Executive Officer. The warrant had a purchase price of $100 and provides for the purchase of 1,000,000 shares of Company common stock at an exercise price of $7.00 per share expiring May 1, 2005.

     On July 22, 1997, Fidelity National Financial, Inc. ("Fidelity") purchased 1,000,000 shares of Common Stock of GB Foods Corporation (the "Company") from the former Chief Executive Officer and principal stockholder ("Controlling Shareholder"), for a purchase price of $5,000,000 cash. Fidelity also purchased Common Stock Purchase Warrants ("Warrants") from the Company's Controlling Shareholder pursuant to which Fidelity has the right to acquire 2,500,000 shares of the Company's Common Stock, of which 1,500,000 are immediately exercisable at $5.00 per share (the "$5.00 Warrants") and 1,000,000 are immediately

                              GB FOODS CORPORATION

 9. ISSUANCE OF COMMON STOCK AND COMMON STOCK PURCHASE WARRANTS (CONT.) exercisable at $7.00 per share (the "$7.00 Warrants"). The $5.00 Warrants were purchased for $600,000 cash and expire November 23, 2002; the $7.00 Warrants were purchased for $100,000 cash and expire May 1, 2005. Simultaneously with the closing of the transaction Fidelity transferred 30,000 Warrants with an exercise price of $5.00 to its investment advisor.

     In a separate transaction, Fidelity also acquired 1,000,000 Warrants exercisable at $7.50 per share (the "$7.50 Warrants") from the aforementioned law firm which had provided services to the Company. The purchase price of the $7.50 Warrants was $100,000 cash. The $7.50 Warrants expire May 1, 2005.

     As a result of the purchase of the Shares and the Warrants, Fidelity beneficially owns 42.1% of the Company, based on 6,571,485 shares outstanding at December 31, 1997 and including the Warrants pursuant to which Fidelity has the right to acquire an additional 3,470,000 shares. In conjunction with the Fidelity purchases, three of the Company's Directors have resigned which included both the Chief Executive Officer and Chief Financial Officer of the Company. Key officers of Fidelity have filled the Director and Officer vacancies. Several of the Directors and Officers are also Directors and or Officers of CKE with whom the Company has entered into a recent acquisition agreement and with whom the Company has dual-concept franchise agreements.

     In conjunction with its 1990 initial public offering, the Company entered into an escrow agreement with three former executives pursuant to which the former executives deposited certain shares of the Company's common stock, originally acquired by them in 1988, into an escrow account to be released upon the achievement of certain income levels by the Company. These shares were owned by certain executives and shareholders prior to the initial public offering and the underwriters requested that these shares be placed into escrow until certain earning goals were achieved. The respective shareholders have retained full voting rights and full dividend rights to the shares. These restricted shares continue to be included in shares outstanding but have been excluded when calculating basic earnings per share. As of December 31, 1997 and 1996, 178,571 shares were in the escrow account to be returned to the Company for cancellation if the Company has not reported earnings of $1,500,000 for any twelve-month period concluding with the twelve-month period ending June 30, 1997. On May 5, 1997, the Board of Directors extended the terms of the escrow through June 30, 1998. The Company is currently evaluating the continued extension of the escrow terms and conditions.

     Warrant transactions for 1997, 1996 and 1995 described above are as follows:

                                   1997                           1996                            1995
                       ----------------------------   -----------------------------   ----------------------------
                                   WEIGHTED AVERAGE                WEIGHTED AVERAGE               WEIGHTED AVERAGE
                        SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                       ---------   ----------------   ----------   ----------------   ---------   ----------------
Warrants outstanding
  January 1,.........  4,000,000        $6.12          5,000,000        $6.40         2,000,000        $5.00
Granted..............         --           --                 --           --         3,000,000         7.33
Canceled.............         --           --         (1,000,000)        7.50                --           --
                       ---------                      ----------                      ---------
Warrants outstanding
  December 31,.......  4,000,000        $6.12          4,000,000        $6.12         5,000,000        $6.40
                       =========                      ==========                      =========

10. STOCK-BASED COMPENSATION PLANS

     The Company has two stock option plans and from time-to-time grants other nonstatutory options. Options are granted to eligible employees and directors, officers and consultants who are actively involved in the development of the business of the Company. Generally, the exercise price of options granted

                              GB FOODS CORPORATION

10. STOCK-BASED COMPENSATION PLANS (CONTINUED) approximates the fair market value of the Company's common stock on the date of grant. Currently outstanding options become exercisable either immediately or over a period of up to three years and expire five-to-ten years after the grant date. The following provides additional information on these plans and other options:

  Incentive stock option plan

     In 1989, the Board of Directors of the Company adopted an Incentive Stock Option Plan ("ISOP"). Under the ISOP, all key employees, including officers and directors (who are also employees) of the Company are eligible to receive options to purchase up to an aggregate of 125,000 shares for any one person. To be eligible to receive options under the ISOP, an employee must have been a full-time employee in good standing with the Company for one year. The total number of options authorized under the plan is 312,500. During 1995, the Company granted options for the purchase of 44,000 shares of the Company's common stock to employees. The exercise price of the options were $5.75. As of December 31, 1997, the Company has 77,555 options available for future grant under the plan.

  Non -- qualified stock option plan

     In October 1989, the Company adopted a non-qualified stock option plan (the "NQSOP") for directors who are not full-time employees of the Company and individuals who act as consultants to the Company or who are actively involved in the development of the business of the Company. The plan provides for the issuance of a maximum of 125,000 shares of Company common stock at the market price thereof on the date of grant. Each option lapses, if not previously exercised or extended, on the tenth anniversary of the date of grant or 90 days after the optionee has terminated continuous activity with the Company. As of December 31, 1997, there are no remaining options available for grant under this plan.

  Other options issued

     On December 23, 1997, the Company granted an option for the purchase of 50,000 shares of the Company's common stock at its market price of $10.38 per share to an officer of the Company. The shares vest one year from the date of grant.

     On August 26, 1997, the Company granted options for the purchase of 445,000 shares of the Company's common stock at its market price of $8.63 per share to officers and directors of the Company. The shares vest one year from the date of grant.

     In October 1996, the Company granted options for the purchase of 100,000 shares of Company common stock at $6.50 per share to an officer and director of the Company, with 50,000 shares vesting immediately, and 50,000 shares vesting one year from the date of grant. The officer resigned in July 1997 and the unvested shares were immediately vested. No options have been exercised.

     During 1995, the Company also granted options for the purchase of 260,000 shares of Company common stock to other directors, officers and consultants that immediately vested. The exercise price of the options ranged from $5.75 to $7.00.

                              GB FOODS CORPORATION

10. STOCK-BASED COMPENSATION PLANS (CONTINUED)
     Combined plan transactions for 1997, 1996 and 1995 for the ISOP's, NQSOP's, and other options described above are as follows:

                                   1997                           1996                          1995
                       ----------------------------   ----------------------------   ---------------------------
                                  WEIGHTED AVERAGE               WEIGHTED AVERAGE              WEIGHTED AVERAGE
                        SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                       --------   -----------------   --------   -----------------   -------   -----------------
Options outstanding
  January 1,.........   634,083         $5.66          705,167         $5.00         426,224         $3.63
  Granted............   495,000          8.80          100,000          6.50         304,000          6.78
Canceled.............        --            --           (1,667)         5.75          (2,000)         5.75
Exercised............  (131,071)         4.34         (169,417)         3.45         (23,057)         2.95
                       --------                       --------                       -------
Options outstanding
  December 31,.......   998,012         $7.39          634,083         $5.66         705,167         $5.00
                       ========                       ========                       =======

     The following information applies to options outstanding at December 31, 1997:

                                        OPTIONS OUTSTANDING
                       -----------------------------------------------------
                                      WEIGHTED AVERAGE                                OPTIONS EXERCISABLE
                                          REMAINING                             --------------------------------
                         NUMBER       CONTRACTUAL LIFE     WEIGHTED AVERAGE       NUMBER       WEIGHTED AVERAGE
                       OUTSTANDING         (YEARS)          EXERCISE PRICE      EXERCISABLE     EXERCISE PRICE
                       -----------    -----------------    -----------------    -----------    -----------------
Range of exercise
  prices
$1.80 - $ 2.70.......     48,388              2                 $ 1.80             48,388            $1.80
$2.71 - $ 4.05.......     42,000              4                   3.46             42,000             3.46
$4.06 - $ 6.08.......     30,000              4                   5.75             30,000             5.75
$6.09 - $ 7.00.......    382,624              7                   6.82            382,624             6.82
$7.01 - $ 8.63.......    445,000             10                   8.63                 --               --
$8.64 - $10.38.......     50,000             10                 $10.38                 --               --
                         -------                                                  -------
                         998,012                                                  503,012            $5.99
                         =======                                                  =======

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

                              GB FOODS CORPORATION

10. STOCK-BASED COMPENSATION PLANS (CONTINUED)
     Had compensation cost for the plan been determined based on the fair value of options and warrants at the grant dates consistent with the method of SFAS No. 123, the Company's net earnings and earnings per share would have been:

                                            1997        1996          1995
                                          --------    ---------    -----------
Net income (loss) As reported...........  $853,712    $ (48,445)   $(1,922,446)
Pro forma...............................  $216,867    $(154,989)   $(8,861,577)
Basic earnings per share As reported....       .13         (.01)          (.31)
Pro forma...............................       .03         (.02)         (1.44)
Diluted earnings per share
As reported.............................       .11         (.01)          (.31)
Pro forma...............................       .03         (.02)         (1.44)

     These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 1997, 1996, and 1995:

Expected life (years)............................    3 - 10
Risk-free interest rate..........................       5.5%
Volatility.......................................  30% - 70%

     The weighted fair value of options granted during the years ended December 31, 1997, 1996, and 1995 for which the exercise price approximated the market price on the grant date was $3.22, $1.86, and $5.37 respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Management also believes that if the model took into consideration other important factors, such as the block size of an option granted to an individual, transferability restrictions on the sale of stock by CEO's or directors, or other relevant factors, the fair value measurement of these options would be substantially less.

                              GB FOODS CORPORATION

11. BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

     The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                                     DECEMBER 31,
                                                        ---------------------------------------
                                                           1997          1996          1995
                                                        ----------    ----------    -----------
Basic Earnings per share:
Numerator
  Net income (loss)...................................  $  853,712    $  (48,445)   $(1,922,446)
                                                        ==========    ==========    ===========
Denominator
  Basic weighted average number of common shares
     outstanding during the period....................   6,471,262     6,356,287      6,161,244
Escrowed restricted shares issued and outstanding
  excluded from basic earnings per share..............    (178,571)     (178,571)      (178,571)
                                                        ----------    ----------    -----------
                                                         6,292,691     6,177,716      5,982,673
                                                        ==========    ==========    ===========
Basic net income (loss) per share.....................  $      .14    $     (.01)   $      (.32)
                                                        ==========    ==========    ===========
Diluted Earnings per share:
Numerator
  Net income (loss)...................................  $  853,712    $  (48,445)   $(1,922,446)
                                                        ==========    ==========    ===========
Denominator
  Basic weighted average number of common shares
     outstanding during the period....................   6,292,691     6,177,716      5,982,673
Incremental common shares attributable to exercise of:
       escrowed restricted shares(a)..................     178,571            --             --
       outstanding options............................     140,225            --             --
       outstanding warrants...........................   1,140,434            --             --
                                                        ----------    ----------    -----------
                                                         1,280,659            --             --
                                                        ----------    ----------    -----------
Diluted weighted average shares.......................   7,751,921     6,177,716      5,982,673
                                                        ==========    ==========    ===========
Diluted net income (loss) per share...................  $      .11    $     (.01)   $      (.32)
                                                        ==========    ==========    ===========

---------------

(a) Escrowed restricted shares have not been included in loss years because the effect would be antidilutive.

12. OTHER RELATED PARTY TRANSACTIONS

     During 1994, an officer and director (who resigned his positions with the Company in June 1994), purchased three existing Franchise Stores paying the Company a $2,500 transfer fee for two of the stores and paying no transfer fee for the third. The Company's standard transfer fee is $5,000. Further, the royalty fee for one of these stores was waived by the Company from September 1, 1994 through February 28, 1995, while the royalty fee for another was waived from September 1, 1994 through August 31, 1995. The third store pays the standard 5% royalty fee. A director of the Company provided legal services to the Company valued at $55,261, $48,467 and $95,055 during 1997, 1996 and 1995, respectively.

13. COMMITMENTS AND CONTINGENCIES

     The Company's executive offices and all properties used for restaurant operations are leased under operating leases expiring on various dates through 2001. Certain leases require payment of contingent rentals based upon a percentage of restaurant sales. No contingent rentals were required in 1997, 1996, or 1995.

                              GB FOODS CORPORATION

13. COMMITMENTS AND CONTINGENCIES (CONT.)
     In October 1997, the Company relocated the Corporate office and signed a new one year lease. The old office has been subleased for an amount greater than the Company's current obligation.

     As of December 31, 1997, future minimum rental payments and sublease income under all non-cancelable operating leases for years ending December 31 are as follows:

                                         RENTAL      SUBLEASE
                                        PAYMENTS      INCOME
                                       ----------    --------
1998.................................  $  599,417    $383,494
1999.................................     358,793     234,569
2000.................................     222,484     150,921
2001.................................      14,015          --
2002.................................          --          --
                                       ----------    --------
                                       $1,194,709    $768,984
                                       ==========    ========

     Rental expense under all agreements for the years ended December 31, 1997, 1996, and 1995 was $383,674, $489,046, and $624,787, respectively. Sublease rental income for the years ended December 31, 1997, 1996 and 1995 was $383,405, $167,556 and $115,163 respectively.

     The Company sold five operating restaurants in 1995 and one in 1993 and assigned the related leases to the respective purchasers. The Company remains liable pursuant to the original lease agreements under the respective leases in the event of a default by the purchasers. Following is a summary of the Company's commitment pursuant to these leases.

                                                     RENTAL
                                                    PAYMENTS
                                                    --------
1998............................................    $210,028
1999............................................     197,400
2000............................................     152,900
2001............................................      20,000
2002............................................      13,600
Thereafter......................................          --
                                                    --------
                                                    $593,928
                                                    ========

     The Company has not incurred expenses in any of the years presented related to these assigned leases.

     The Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. Management believes that any resulting liability should not materially affect the Company's financial position or results of operations.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of the Company's financial instruments approximates their estimated fair value at December 31, 1997 and 1996. The fair value of cash and cash equivalents was based on the carrying value of such assets. The estimated fair value of short-term investments were based on quoted market prices. The fair value of notes receivable and long-term debt, were estimated based on discounted cash flows using market rates at the balance sheet date. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

                              GB FOODS CORPORATION

15. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement, but requires that an enterprise display an amount representing total comprehensive income for the period covered by that financial statement. SFAS 130 requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management has determined that the adoption of SFAS 130 will not have a material impact on the Company's financial position or results of operations.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information' ("SFAS 131"). SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS 131 requires, among other items, that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, segment assets, information about the revenues derived from the enterprise's products or services and major customers. SFAS 131 also requires that the enterprise report descriptive information about the way that the operating segments were determined and the products and services provided by the operating segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years to be restated. SFAS 131 need not be applied to interim financial statements in the initial year of application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management has determined that the adoption of SFAS 131 will not have a material impact on the Company's financial reporting.

16. SUBSEQUENT EVENTS

     On December 12, 1997, the Company announced the execution of a letter of intent to acquire all the outstanding capital stock of Timber Lodge Steakhouse, Inc. ("TBRL"). TBRL is a public company traded on Nasdaq under the symbol TBRL and is the operator of the Timber Lodge Steakhouse family-style restaurants. As of December 31, 1997, TBRL was operating a total of 16 restaurants which were located in the states of Minnesota, Wisconsin, Illinois, Western New York and South Dakota. TBRL's revenues and net income for the fiscal year ended January 1, 1997 were $20,637,000 and $983,000 respectively.

     On January 16, 1998, the Company executed a definitive Agreement and Plan of Merger ("Merger Agreement") with TBRL, pursuant to which the Company will acquire one hundred percent of the outstanding capital stock of TBRL. The parties expect to close the transaction in April 1998. Under the terns of the agreement, each share of TBRL common stock will be converted into the right to receive .80 of a share of the Company's common stock together with cash in lieu of any fractional shares (the "Exchange Ratio"). In addition, the agreement has established a collar for the Exchange Ratio of $14.00 on the high end and $7.50

                              GB FOODS CORPORATION

16. SUBSEQUENT EVENTS (CONT.)
on the low end. If the Company's average closing common stock price during the ten day trading period ending on the second business day prior to the closing, ("Average Closing Stock Price"), exceeds the limits of the collar then the Exchange Ratio will be adjusted. If the Average Closing Stock Price is more than $14.00, the Exchange Ratio shall be reduced to a number (rounded to the nearest 1/10000) equal to the product of the Exchange Ratio multiplied by a fraction, the numerator of which is $14.00 and the denominator of which is the Average Closing Stock Price. If the Average Closing Stock Price is less than $7.50, the Company may elect to increase the Exchange Ratio to the number (rounded to the nearest 1/10000) determined by dividing $7.61 by the Average Closing Stock Price.

     The Merger is subject to certain customary conditions, including (i) Fairness Opinions; (ii) approvals from the shareholders of the Company and TBRL; and (iii) the parties obtaining all regulatory approvals, including the Securities and Exchange Commission declaring effective a Registration Statement covering the shares of the Company's common stock to be issued in the Merger. The Merger is also subject to the purchase by TBRL from CKE Restaurants, Inc. ("CKE") (NYSE:CKR) or its affiliate of between twelve (12) and (20) JB's Restaurants for conversion to Timber Lodge Steakhouse restaurants. In this regard, CKE has agreed under the Merger Agreement to negotiate in good faith with TBRL to consummate such purchase and sale. In addition, Fidelity National Financial, Inc. (NYSE:FNF) has agreed under the Merger Agreement that, subject to the approval of the Merger by TBRL's shareholders, it will exercise currently outstanding warrants to purchase shares of the Company's common stock for a cash purchase price aggregating not less than $5,000,000. The Company plans to utilize such proceeds, in part, for the conversion of the JB's Restaurants acquired by TBRL into Timber Lodge Steakhouse restaurants. The Chairman and Chief Executive Officer of Fidelity is also the Chairman and Chief Executive Officer of CKE.

     On February 19, 1998, the Company entered into an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which the Company shall acquire one hundred percent (100%) of the issued and outstanding capital stock of JB's Restaurants, Inc. ("JB's"), a wholly owned subsidiary of CKE. Under the Agreement, GBFC shall acquire JB's for one million (1,000,000) shares of GBFC Common Stock. GBFC and CKE anticipate that the acquisition will Close on or before March 1, 1998. At the Closing, the business of JB's shall be comprised of forty-eight (48) JB's company-owned restaurants, twenty (20) JB's franchise restaurants, and four (4) Galaxy diner restaurants. The acquisition is subject to certain conditions, including the satisfactory completion of due diligence, delivery by CKE and the approval by GBFC of certain disclosure schedules, the issuance of Fairness Opinions, approvals from the respective Boards of Directors of GBFC and CKE, regulatory approvals, the closing of the previously announced acquisition of twelve (12) JB's restaurants by Star Buffet, Inc., the upstream transfer by way of dividend of sixteen (16) JB's restaurants and certain other assets to CKE. It is the intent of the parties that the transaction qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

                              GB FOODS CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                      ADDITIONS
                                         BALANCE AT   CHARGED TO                             BALANCE
                                         BEGINNING    COSTS AND      AMOUNTS                  AT END
              DESCRIPTION                OF PERIOD     EXPENSES    WRITTEN-OFF    OTHER     OF PERIOD
              -----------                ----------   ----------   -----------   --------   ----------
Year ended December 31, 1997:
  Deducted from asset accounts:
     Allowance for doubtful accounts
       and notes.......................  $  163,192   $     790     $      --    $     --   $  163,982
                                         ==========   =========     =========    ========   ==========
     Allowance for deferred tax
       assets..........................  $5,213,000   $(478,000)    $      --    $     --   $4,735,000
                                         ==========   =========     =========    ========   ==========
Year ended December 31, 1996:
  Deducted from asset accounts:
     Allowance for doubtful accounts
       and notes.......................  $  196,918   $  87,663     $ (88,457)   $(32,932)  $  163,192
                                         ==========   =========     =========    ========   ==========
     Allowance for deferred tax
       assets..........................  $5,178,000   $  35,000     $      --    $     --   $5,213,000
                                         ==========   =========     =========    ========   ==========
Year ended December 31, 1995:
  Deducted from asset accounts:
     Allowance for doubtful accounts
       and notes.......................  $  242,455   $  84,051     $(129,588)   $     --   $  196,918
                                         ==========   =========     =========    ========   ==========
     Allowance for deferred tax
       assets..........................  $4,476,000   $ 702,000     $      --    $     --   $5,178,000
                                         ==========   =========     =========    ========   ==========

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On October 28, 1996, the Company filed a Special Report on Form 8-K reporting the change of its principal accountants from Cacciamatta Accountancy Corporation (formerly known as SaddingtonoCacciamatta), to Grant Thornton LLP.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  Directors

     The following sets forth certain information for each director of the Company as of December 31, 1997.

                                        DIRECTOR
   NAME OF NOMINEE           AGE         SINCE               POSITION WITH THE COMPANY
   ---------------           ---        --------             -------------------------
William P. Foley, II         53           1997          Chairman and Director
Andrew F. Puzder             47           1997          Chief Executive Officer and Director
Frank P. Willey              44           1997          Director
Bruce H. Haglund             46           1989          Director
T.Anthony Gregory            59           1989          Director

     William P. Foley, II became Chairman of the Board and a Director of the Company in July 1997. Mr. Foley is also Chairman of the Board and Chief Executive Officer of Fidelity, a company engaged in title insurance and related services. Mr. Foley is also the Chairman of the Board and Chief Executive Officer of CKE, a company engaged in the fast food business. He is also a member of the Boards of Directors of Rally's, Checkers, Data Works Corporation and Micro General Corporation.

     Andrew F. Puzder became a Director of the Company in July 1997 and appointed Chief Executive Officer in August 1997. Mr. Puzder also serves as an Executive Vice President and General Counsel for CKE. Mr. Puzder is also an Executive Vice President for Fidelity. Mr. Puzder has been with Fidelity since January 1995. From March 1994 to December 1994, he was a partner with the law firm of Stradling, Yocca, Carlson & Rauth. Prior to that, he was a partner with the law firm of Lewis, D'Amato, Brisbois & Bisgard, from September 1991 through March 1994, and he was a partner of the Stolar Partnership from February 1984 through September 1991. Mr. Puzder is also a Director for Javelin Systems, Inc. and Rally's Hamburgers, Inc.

     Frank P. Willey became a Director in July 1997. He is also the President of Fidelity National Financial, Inc. and has been a director since February 1984. He was the General Counsel of Fidelity National Financial, Inc. from 1984 to January 1995. Mr. Willey also serves on the Boards of Directors of CKE, Southern Pacific funding Corporation, and Ugly Duckling Holdings, Inc.

     Bruce H. Haglund has served as a Director of the Company since 1989. Mr. Haglund is an attorney in private practice in Orange County, California and has been a principal in the law firm of Gibson, Haglund & Johnson since April 1994. He was a principal in the law firm of Phillips, Haglund, Haddan & Jeffers from February 1991 to April 1994. From 1984 to February 1991, he was a partner in the law firm of Gibson & Haglund, and from 1980 to 1984 was an associate with the firm. He is also a director of Aviation Distributors, Inc.

     T. Anthony Gregory has served as a Director of the Company since 1989. Since 1962, Mr. Gregory has owned and operated U.S. Customs Air Bonded Warehouse. In June 1989, Mr. Gregory opened U.S. Customs Bonded Container and Freight Station, and in August 1989 opened Custom Air Trucking Company. Mr. Gregory was Vice President and Secretary of Equitable Saving & Loan Association, a holding company for several savings and loan companies from 1963 to 1965.

Executive Officers

     Andrew F. Puzder, see "Directors" above.

     Nicholas J. Caddeo, 51 has been an Executive Vice President and Chief Operating Officer of the Company since August 1992. Prior to joining the Company, he was employed for more than 20 years by

Foodmaker, Inc., the corporate operator of Jack-in-the-Box restaurants, serving as a Regional Manager for the Los Angeles area from January 1985 to July 1992.

     Gary R. Nelson, 50 was appointed Executive Vice President, Chief Financial Officer in August 1997. Mr. Nelson also serves as the Senior Vice President of Mergers and Acquisitions for Fidelity National Title Insurance Company since 1992. Mr. Nelson previously served as the Senior Vice President, Chief Financial Officer and Treasurer of Fidelity National Financial, Inc. from 1988 to 1991. Mr. Nelson is a Certified Public Accountant.

     M'Liss Jones Kane, 45 was appointed Vice President-Secretary in August 1997. Mrs. Kane also serves as the Senior Vice President Corporate Counsel and Corporate Secretary for Fidelity National Financial, Inc. since 1995. Mrs. Kane also serves as Corporate Counsel and Assistant Secretary of CKE. Mrs. Kane previously served as Vice President, General Counsel and Secretary of ICN Biomedicals, Inc. and subsequently in addition became Vice President, general Counsel of SPI Pharmaceuticals, Inc.

     Carl A. Strunk, 59 was appointed Executive Vice President, Finance in December 1997. Mr. Strunk also serves as Executive Vice President , Chief Financial Officer for CKE. He also serves as the Executive Vice President, Finance for Fidelity National Financial, Inc. and has been with Fidelity since 1992. Mr. Strunk previously served as President of Land Resources Corporation from 1986 to 1991. Mr. Strunk is a Certified Public Accountant and is also a member of the Board of Directors of Micro General Corporation.

ITEM 11. EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation of William P. Foley, II, the Company's Chairman of the Board and Director, Andrew F. Puzder, the Company's Chief Executive Officer and Director, Nicholas J. Caddeo, the Company's Chief Operating Officer, and Gary R. Nelson, the Company's Chief Financial Officer, for each of the three years in the period ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                    ANNUAL COMPENSATION          COMPENSATION
                                                   ---------------------      ------------------
      NAME AND PRINCIPAL POSITION        YEAR      SALARY       OTHER(1)      STOCK      OPTIONS
      ---------------------------        ----      -------      --------      -----      -------
William P. Foley, II(2)................  1997      $     0            0         0           0
  Chairman of the Board and              1996      $     0            0         0           0
  Director                               1995      $     0            0         0           0
Andrew F. Puzder(3)....................  1997      $     0            0         0           0
  Chief Executive Officer                1996      $     0            0         0           0
                                         1995      $     0            0         0           0
Nicholas J. Caddeo.....................  1997      $92,900      $ 9,600         0           0
  Chief Operating Officer                1996      $82,800      $11,800         0           0
  and Executive Vice President           1995      $92,600      $11,205         0           0
Gary R. Nelson(4)......................  1997      $10,000            0         0           0
  Chief Financial Officer and            1996      $    --            0         0           0
  Executive Vice President               1995      $    --            0         0           0

---------------
(1) The remuneration described in the table does not include the cost to the Company of benefit furnished to the named executive officer, including premiums for health insurance and other personal benefits provided to such individual that are extended to employees of the Company in connection with their employment. The value of such benefits cannot be precisely determined; however, the executive officer named above did not receive other compensation in excess of the lesser of $25,000 or 10% of such cash compensation.

(2) Became Chairman of the Board and a Director in July 1997.

(3) Became a Director in July 1997 and Chief Executive Officer in August 1997.

(4) Became Chief Financial Officer in August 1997.

OPTIONS GRANTED IN FISCAL YEAR 1997

     During the fiscal year ended December 31, 1997, non-qualified stock options were granted to William P. Foley, II, Andrew F. Puzder, Nicholas J. Caddeo and Gary R. Nelson at an exercise price of $8.63 per share, 150,000, 100,000, 25,000 and 50,000 shares respectively. The options vest at the end of one year from issuance.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth the number of options, both exercisable and unexercisable, held by each of the executive officers of the Company as of December 31, 1997 and the value of any in-the-money options, assuming that the value of the shares was $10.88, the fair market value of the Company's common stock on December 31, 1997.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                SHARES                          DECEMBER 31, 1997             DECEMBER 31, 1997
                             ACQUIRED ON       VALUE       ---------------------------   ---------------------------
                             EXERCISE (#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             ------------   ------------   -----------   -------------   -----------   -------------
William P. Foley, II.......       0              0                0            150,000             0     $337,500
Andrew F. Puzder...........       0              0                0            100,000             0     $225,000
Nicholas J. Caddeo.........       0              0            7,500             25,000   $    81,563     $ 56,250
Gary R. Nelson.............       0              0                0             50,000             0     $112,500

COMPENSATION OF THE BOARD OF DIRECTORS

     The members of the Board of Directors who are not employees receive $1,000 for their attendance in person at Board meetings and $500 if they are present at a Board meeting telephonically. Members of the Board of Directors have also received nonstatutory stock options in the past in recognition of their service as members of the Board of Directors. Effective August 1997, Members of the Board of Directors were granted an annual grant of 20,000 options per year.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of December 31, 1997, relating to the beneficial ownership of the Company's common stock by (i) all persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company's common stock, (ii) each director, director nominee and officer of the Company and, (iii) all officers and directors of the Company as a group. Unless otherwise noted, each of the shareholders listed owns less than 1% of the outstanding common stock of the Company. The Company had 6,571,485 shares outstanding as of December 31, 1997.

           NAME AND ADDRESS OF                NUMBER OF SHARES      PERCENTAGE OF SHARES
        BENEFICIAL OWNER(1)(2)(3)           BENEFICIALLY OWNED(1)      OUTSTANDING(4)
        -------------------------           ---------------------   --------------------
Fidelity National Financial, Inc.(5)......        4,509,500                 42.1%
  17911 Von Karman Ave
  Irvine, CA 92614
William M. Theisen(6).....................          769,826                  7.2%
  c/o Business Ventures
  210 Regency Parkway, Suite 12
  Omaha, NE 68114
T. Anthony Gregory(7).....................          127,661                  1.2%
  25651 Paseo de la Paz
  San Juan Capistrano, CA 92675
Bruce H. Haglund (8)......................          115,794                  1.1%
  2010 Main St., Suite 400
  Irvine, CA 92614
Nicholas J. Caddeo(9).....................           28,200                  0.3%
William P. Foley, II(10)..................                0                  0.0%
All officers and directors as a group (4
  persons)(11)............................        4,781,155                 44.6%

---------------
 (1) Unless otherwise noted, the Company believes that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of Company common stock owned by them.

 (2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from December 31, 1997 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from December 31, 1997 have been exercised.

 (3) Unless otherwise indicated, the address of each stockholder listed is 1200 North Harbor Blvd., Anaheim, California 92803.

 (4) Assumes 10,712,373 shares outstanding, including 6,571,485 shares currently outstanding and 4,140,888 issuable upon exercise of presently exercisable stock options and warrants held by the above-listed shareholders.

 (5) Includes 3,470,000 shares issuable upon the exercise of presently exercisable warrants on the basis of 10,712,373 shares outstanding as set forth in footnote 4 above.

 (6) Includes 500,000 shares issuable upon the exercise of presently exercisable warrants. Also includes 107,286 shares held by Gemini Aviation and Marine Services, Inc. which is a corporation wholly owned by Mr. Theisen.

 (7) Includes 74,194 shares issuable upon the exercise presently exercisable nonstatutory stock options.

 (8) Includes 89,194 shares issuable upon the exercise of presently exercisable nonstatutory stock options.

 (9) Includes 7,500 shares issuable upon the exercise of presently exercisable incentive stock options.

(10) Excludes the 4,509,500 beneficial shares held by Fidelity, of which William
     P. Foley, II. is the Chairman of the Board and Chief Executive Officer.

(11) Includes an aggregate of 170,888 shares issuable upon the exercise of presently exercisable stock options and all beneficial shares held by Fidelity, of which William P. Foley, II. is the Chairman of the Board and Chief Executive Officer.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  General

     The Company believes that the transactions hereunder were the result of arm's-length negotiations, and the terms of each such transaction was no less favorable to the Company as would have been available from an unaffiliated third party. The transactions discussed below were negotiated either (i) before the parties became affiliates; (ii) after the parties ceased to be affiliates; or
(iii) with a majority of a disinterested members of the Company's Board of Directors. Furthermore, it is the policy of the Company that a majority of the disinterested members of the Company's Board of Directors must approve related-party transactions.

     During May 1995, the Company reached an agreement with Carl Karcher Enterprises, Inc., the operator and franchisor of Carl's Jr. restaurants, and CKE Restaurants, Inc., its parent company (hereinafter jointly referred to as "CKE"), pursuant to which CKE agreed to convert a minimum of 40 CKE-owned Carl's Jr. restaurants per year into Carl's Jr./Green Burrito dual-concept stores over a five-year period commencing July 15, 1995. In February 1997, the Company and CKE modified the agreement to provide for the conversion of a minimum of 60 Carl's Jr. restaurants per year to Carl's Jr./Green Burrito dual-concept stores. CKE also agreed to allow its franchisees to convert their restaurants into Carl's Jr./Green Burrito dual-concept stores. The initial term of the franchise agreements for CKE-owned locations is 15 years with a 10-year renewal period. The franchise agreements also allow for an early termination on a per-store basis if royalties payable to the Company for such location are less than an average of $250 per month for any calendar year. As of December 31, 1997, all Carl's Jr./Green Burrito stores were in compliance with this requirement. As of December 31, 1997, there were 115 Carl's Jr./Green Burrito restaurants in operation in California and Arizona.

  Payments to Director for Professional Services

     The law firm of Gibson, Haglund & Johnson, of which Mr. Haglund, the Company's Secretary and a Director, is a principal, received compensation in the form of legal fees for services rendered to the Company in 1997 of $33,886.

  Carl's Jr/Green Burrito Settlement and Development Agreement

     CKE Restaurants, Inc. and GB Foods Corporation are parties to a Settlement and Development Agreement dated May 30, 1995 as amended by letter dated February 20, 1997, whereby CKE is to develop and operate Carl's Jr./Green Burrito dual concept restaurants and pay GB Foods a $7,500 franchise fee per restaurant and a 4% royalty on Green Burrito sales in such restaurants. As of June 1, 1998, there were 139 Carl's Jr./Green Burrito dual concept restaurants.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) The following documents are filed as part of this report on Form 10-K:

     1. Consolidated Financial Statements

                                                                  PAGE
                                                                  ----
              Report of Independent Certified Public
              Accountants.......................................  E-15
              Balance Sheets....................................  E-17
              Statements of Operations..........................  E-18
              Statements of Stockholders' Equity................  E-19
              Statements of Cash Flows..........................  E-20
              Notes to Financial Statements.....................  E-21
    2. Schedule to Consolidated Financial Statements
              Schedule II -- Valuation and Qualifying
              Accounts..........................................  E-35
    3. Index to Exhibits

(b) Reports on Form 8-K

     On July 22, 1997, the Company filed a Special Report on Form 8-K regarding a change of control which occurred on July 22, 1997 when Fidelity National Financial Inc. purchased 1,000,000 shares of the Company's common stock and 3,500,000 common stock purchase warrants.

     On December 12, 1997, the Company filed a Special Report on Form 8-K announcing the execution of a Letter of Intent whereby the Company will acquire all the outstanding capital stock of Timber Lodge Steakhouses, Inc. a public company trading under the symbol TBRL on the Nasdaq Exchange.

                            SUPPLEMENTAL INFORMATION

     An annual report and an information statement shall be furnished to the security holders of the Company subsequent to the filing of this Form 10-K. The Company shall furnish copies of the annual report to security holders and the proxy statement to the Securities and Exchange Commission when it is sent to the security holders.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          GB FOODS CORPORATION

                                          By: /s/ ANDREW F. PUZDER
                                            ------------------------------------
                                            Andrew F. Puzder
                                            Chief Executive Officer

Date:  July 10, 1998

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                    SIGNATURES                                      TITLE                      DATE
                    ----------                                      -----                      ----
                                                     Chairman of the Board,
---------------------------------------------------  Director
William P. Foley, II

/s/ ANDREW F. PUZDER                                 Chief Executive Officer, Director     July 10, 1998
---------------------------------------------------  (Principal Executive Officer)
Andrew F. Puzder

/s/ THEODORE ABAJIAN                                 Chief Financial Officer,              July 10, 1998
---------------------------------------------------  (Principal Financial and Accounting
Theodore Abajian                                     Officer)

/s/ FRANK P. WILLEY                                  Director                              July 10, 1998
---------------------------------------------------
Frank P. Willey

/s/ BRUCE H. HAGLUND                                 Director                              July 10, 1998
---------------------------------------------------
Bruce H. Haglund

/s/ T. ANTHONY GREGORY                               Director                              July 10, 1998
---------------------------------------------------
T. Anthony Gregory

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q

(MARK ONE)
      [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1998

                                       OR

      [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         FOR THE TRANSITION PERIOD FROM                 TO
                                         -------------       --------------.

                             COMMISSION FILE NUMBER 1-10576

                                  GB FOODS CORPORATION
                 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                      33-0403086
       (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
       INCORPORATION OR ORGANIZATION)

             1200 N. HARBOR BLVD                                   92803
               P.O. BOX 61093                                   (ZIP CODE)
             ANAHEIM, CALIFORNIA
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

       REGISTRANTS TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 491-6400

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     As of May 14, 1998, the registrant had 6,576,485 shares outstanding of its Common Stock, $.08 par value.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              GB FOODS CORPORATION

                                     INDEX

                                                                        PAGE
                                                                        ----
                       PART I. FINANCIAL INFORMATION
Item 1.   Consolidated Financial Statements:
          Consolidated Balance Sheets at March 31, 1998 and December
          31, 1997....................................................  E-45
          Consolidated Statements of Operations for the three months ended March 31, 1998 and 1997...............................  E-46
          Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997...............................  E-47
          Notes to Consolidated Financial Statements..................  E-48
Item 2.   Management's Discussion and Analysis of Financial
          Condition...................................................  E-50

                         PART II. OTHER INFORMATION
Item 6.   Exhibits and Reports on Form 8-K............................  E-52
          Signatures..................................................  E-52

PART I. FINANCIAL INFORMATION
ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

                              GB FOODS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               MARCH 31,      DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                              (UNAUDITED)
Current assets
  Cash and cash equivalents.................................  $    228,667    $  1,129,536
  Short-term investments....................................     3,713,342       2,323,181
  Accounts and notes receivable, net........................       295,042         276,779
  Other assets..............................................       212,648         218,849
                                                              ------------    ------------
          Total current assets..............................     4,449,699       3,948,345
Equipment and improvements, net.............................       439,068         449,144
Notes receivable, net.......................................       244,118         338,763
Other assets................................................        95,282          65,379
                                                              ------------    ------------
                                                              $  5,228,167    $  4,801,631
                                                              ============    ============

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses.....................  $    463,220    $    283,668
  Accrued salaries, wages and employee benefits.............        83,289         114,347
  Deferred franchise fees...................................        25,000          25,000
                                                              ------------    ------------
          Total current liabilities.........................       571,509         423,015
Minority interest in consolidated partnership...............        57,437          60,687
Shareholders' equity
  Common stock, $.08 par value, authorized 50,000,000
     shares; 6,576,485 and 6,571,485 shares issued and
     outstanding at March 31, 1998 and December 31, 1997,
     respectively...........................................       526,119         525,719
  Additional paid-in capital................................    16,357,967      16,329,617
  Accumulated deficit.......................................   (12,284,865)    (12,537,407)
                                                              ------------    ------------
          Total shareholders' equity........................     4,599,221       4,317,929
                                                              ------------    ------------
                                                              $  5,228,167    $  4,801,631
                                                              ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                              GB FOODS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
Revenues:
  Restaurant operations.....................................   $  698,607      $  737,499
  Franchise royalties.......................................      261,208         274,486
  Franchise fees............................................      139,326          60,709
  Interest..................................................       61,624          30,991
  Other.....................................................      131,307         107,722
                                                               ----------      ----------
                                                                1,292,072       1,211,407
                                                               ----------      ----------
Restaurant operating costs:
  Food and packaging........................................      286,100         274,616
  Payroll and other employee benefits.......................      223,082         208,790
  Occupancy and other.......................................      211,876         197,604
General and administrative..................................      316,035         423,245
                                                               ----------      ----------
                                                                1,037,093       1,104,255
                                                               ----------      ----------
Income (loss) before minority interest in consolidated
  partnership...............................................      254,979         107,152
Minority interest in consolidated partnership...............       (2,437)         (7,896)
                                                               ----------      ----------
Net income..................................................   $  252,542      $   99,256
                                                               ==========      ==========
Basic earnings per share....................................   $      .04      $      .02
                                                               ==========      ==========
Diluted earnings per share..................................   $      .03      $      .01
                                                               ==========      ==========
Basic weighted average shares...............................    6,395,970       6,261,843
                                                               ==========      ==========
Diluted weighted average shares.............................    7,813,151       7,194,907
                                                               ==========      ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                              GB FOODS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  1998            1997
                                                              -------------    -----------
Cash flows from operating activities:
  Net income................................................   $   252,542      $  99,256
Adjustments to reconcile net income to net cash flows
  provided by (used in) operating activities:
  Depreciation and amortization.............................        62,223         87,316
  Write off of uncollectible accounts.......................       (23,613)        (3,600)
  Minority interest in consolidation partnership............        (3,250)         3,888
Changes in operating assets and liabilities:
  Accounts and notes receivable.............................        99,995         22,534
  Accounts payable and accrued expenses.....................       179,552        (13,627)
  Other assets..............................................       (26,972)       (56,495)
  Salaries, wages and employee benefits.....................       (31,058)       (35,884)
  Deferred franchise fees...................................             0        (12,500)
                                                               -----------      ---------
Net cash provided by operating activities...................       509,419         90,888
Cash flows from investing activities:
  Proceeds from short-term investments......................     5,851,175        329,645
  Expenditures for short-term investments...................    (7,241,336)      (345,683)
  Expenditures for equipment and improvements...............       (48,877)       (24,365)
                                                               -----------      ---------
Net cash used in investing activities.......................    (1,439,038)       (40,403)
                                                               -----------      ---------
Cash flows from financing activities:
  Repayments of long-term debt..............................             0         (2,597)
  Proceeds from issuance of common stock under stock option
     plan...................................................        28,750              0
                                                               -----------      ---------
Net cash provided by financing activities...................        28,750         (2,597)
                                                               -----------      ---------
Net increase in cash and cash equivalents...................      (900,869)        47,888
Cash and cash equivalents at beginning of period............     1,129,536        753,601
                                                               -----------      ---------
Cash and cash equivalents at end of period..................   $   228,667      $ 801,489
                                                               ===========      =========
Supplemental Information:
Cash paid during the period for:
  Interest..................................................   $         0      $     633
  Income taxes..............................................   $     6,100      $     800

   The accompanying notes are an integral part of the consolidated financial statements.

                              GB FOODS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

 1. GENERAL

     The accompanying unaudited consolidated financial statements of GB Foods Corporation (the "Company") have been prepared in accordance with generally accepted accounting principles, the instructions to Form 10-Q and Article 10 of Regulation S-X. These statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1997.

     In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of results expected for a full year.

 2. FRANCHISE STORE ACTIVITY

     The following is a summary of dual-concept franchise store activity during the three months ended March 31, 1998 and 1997, respectively:

                                                              1998    1997
                                                              ----    ----
Dual-concept stores at beginning of period..................  134      84
Dual-concept stores opened during period....................   17       5
Dual-concept stores closed during period....................   (1)      0
                                                              ---      --
Dual-concept stores at end of period........................  150      89
                                                              ===      ==

     As of March 31, 1998 and 1997, the total number of free-standing franchise stores were 40 and 43, respectively.

 3. BASIC AND DILUTED NET INCOME PER SHARE

     Net income per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). Basic net income per share is based upon the weighted average number of common shares outstanding. Diluted net income per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Basic net income per share was calculated using the average number of shares outstanding for the respective three month period ended March 31, 1998 and 1997 of 6,395,970 and 6,261,843, respectively. Diluted net income per share was calculated using the average number of shares outstanding for the respective three month period ended March 31, 1998 and 1997 of 7,813,151 and 7,194,907, respectively.

                              GB FOODS CORPORATION

                                  (UNAUDITED)

 3. BASIC AND DILUTED NET INCOME PER SHARE (CONTINUED)
     The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Basic Earnings per share:
Numerator
  Net income................................................  $  252,542    $   99,256
                                                              ==========    ==========
Denominator
  Basic weighted average number of common shares outstanding
     during the period......................................   6,574,541     6,440,414
  Escrowed restricted shares issued and outstanding excluded
     from basic earnings per share..........................    (178,571)     (178,571)
                                                              ----------    ----------
                                                               6,395,970     6,261,843
                                                              ==========    ==========
Basic net income per share..................................  $     0.04    $     0.02
                                                              ==========    ==========
Diluted Earnings per share:
Numerator
  Net income................................................  $  252,542    $   99,256
                                                              ==========    ==========
Denominator
  Basic weighted average number of common shares outstanding
     during the period......................................   6,395,970     6,261,843
Incremental common shares attributable to exercise of:
  escrowed restricted shares................................     178,571       178,571
  outstanding options.......................................     254,150       120,515
  outstanding warrants......................................     984,461       633,978
                                                              ----------    ----------
                                                               1,417,782       933,064
                                                              ----------    ----------
Diluted weighted average shares.............................   7,813,151     7,194,907
                                                              ==========    ==========
Diluted net income per share................................  $     0.03    $     0.01
                                                              ==========    ==========

4. INCOME TAXES

     At March 31, 1998, the Company had net operating loss carryforwards for federal tax purposes of approximately $11,906,000 which, if unused to offset future taxable income, will expire between 2008 and 2012, and approximately $5,694,000 for state tax purposes which will expire if unused between 1999 and 2002. No significant provision for income taxes has been provided due to the utilization of net operating loss carryforwards.

     As of March 31, 1998, the Company has continued to provide a valuation allowance to offset the related deferred tax assets due to the uncertainty of realizing any benefit therefrom. The Company will continue to evaluate the need for a 100% valuation allowance.

 5. STOCK-BASED COMPENSATION PLANS

     On February 26, 1998, the Company granted options to officers and directors of the Company to purchase 405,000 shares of the Company's common stock at $8.25 per share, which represented the fair market value of the Company's common stock on such date.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All statements, other than statements of historical fact, included in this Form 10-Q are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of GB Foods Corporation ("the Company") to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements contained in this Form 10-Q. Such potential risks and uncertainties include, without limitation, competitive pricing and other pressures from other restaurant operations, economic conditions generally and in the Company's primary markets, consumer spending patterns, perceived quality and value of the Company's products, availability of capital, cost of labor, food costs, occupancy costs and other risk factors detailed herein and in other of the Company's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this Form 10-Q and the Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those projected in such forward-looking statements. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements.

  RESULTS OF OPERATIONS

     The Company's revenues are primarily derived from restaurant operations at Company-owned stores and franchise royalties and fees received from franchise stores. Total revenues for the first quarter of 1998 increased $80,665, or 7%, to $1,292,072 compared with revenues of $1,211,407 during the same period in 1997.

     Revenues from restaurant operations for the first quarter of 1998 decreased $38,892, or 5%, to $698,607 compared with $737,499 for the corresponding period in 1997. The decrease was the result of unusually heavy rain in Southern California throughout the first quarter of 1998. As of March 31, 1998 and 1997 the Company owned 7 stores.

     Franchise royalties earned in the first quarter of 1998 decreased $13,278, or 5%, to $261,208 from $274,486 for the first quarter in 1997. The decrease in royalties earned was primarily due to the lower revenue at both dual-concept and franchise stores as a result of the unusually heavy rain in Southern California throughout the first quarter of 1998.

     Franchise fee income increased $78,617 to $139,326 in the first quarter of 1998 as compared with $60,709 in the first quarter of 1997. This favorable increase was the result of increased dual-concept store openings in the first quarter of 1998 of 17 as compared to 5 in the first quarter of 1997.

     On an aggregate basis, cost of sales and occupancy and other operating costs expressed as a percentage of sales for the Company owned restaurants have increased during the three month period ended March 31, 1998 as compared with the same periods in 1997. Cost of sales from restaurant operations (food, packaging, payroll and other employee benefits) as a percentage of revenues were 69% and 64% for the first quarters of 1998 and 1997, respectively. Occupancy and other operating costs from restaurant operations expressed as a percentage of revenues were 30% and 27% for the first quarter of 1998 and 1997, respectively. The percentage increases were the direct result of lower revenues in the first quarter of 1998.

     General and administrative expenses decreased $113,310, or 27%, to $309,935 in the first quarter of 1998 compared with $423,245 incurred in the first quarter of 1997. The decrease is primarily due to a general reduction in payroll expenses, legal and consulting fees, and other costs related to the development of the dual-concept business.

  IMPACT OF COMPANY EXPANSION PLANS ON OPERATIONS

     The management of the Company anticipates that continued expansion of the dual-concept restaurant business would improve the Company's liquidity and profitability by generating additional franchise fees and royalties.

  EFFECT OF INFLATION

     The Company's food and labor costs are subject to inflation. Many of the Company's employees are paid hourly rates related to the statutory minimum wage, therefore, increases in the minimum wage increase the Company's costs. On October 1, 1996, the federal statutory minimum wage was increased to $4.75 per hour. On March 1, 1997 the California statutory minimum wage was increased to $5.00 per hour and again increased on September 1, 1997 to $5.15 per hour. The California minimum wage was again increased on March 1, 1998 to $5.75 per hour. The continued increase in the statutory minimum wage has not had a material impact on the Company's current operations. At March 31, 1998, approximately 45 of the 56 hourly employees were paid the California statutory minimum wage. In addition, most of the Company's leases have escalation provisions based on the consumer price index and increases in store revenues. Most leases also require the Company to pay taxes, maintenance, insurance, repairs, and utility costs, all of which are expenses subject to inflation. The Company has been able to offset the effects of inflation to date through small price increases and economies resulting from the purchase of food products in increased quantities due to the increased number of franchise stores.

  LIQUIDITY AND CAPITAL RESOURCES

     The Company had cash, cash equivalents and short-term investments of $3,942,009 at March 31, 1998 and $3,452,717 at December 31, 1997. The increase in cash, cash equivalents and short-term investments is primarily the result of the operating income generated for the three months ended March 31, 1998. Management believes the Company's cash; cash equivalents and short-term investments will be sufficient to finance current and forecasted operations and obligations.

                                    PART II

                               OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) EXHIBITS:

     Exhibit 27 Financial Data Schedule (included in electronic filing only)

(b) REPORTS ON FORM 8-K:

     On March 4, 1998, the Company filed a report on Form 8-K regarding the execution of a definitive Agreement and Plan of Reorganization to acquire 100% of the outstanding capital stock of JB's Restaurants, Inc.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          GB FOODS CORPORATION

                                          By: /s/ GARY NELSON
                                            ------------------------------------
                                            Gary Nelson
                                            Chief Financial Officer
                                            (Principal Financial and
                                            Accounting Officer)

Date:
May 14, 1998

                                                                         ANNEX F

                   FINANCIAL AND OTHER INFORMATION CONCERNING
                         TIMBER LODGE STEAKHOUSE, INC.

                          TABLE OF CONTENTS TO ANNEX F

Annual Report on Form 10-KSB/A-2, for the Year Ended December 31, 1997*
Front Cover Page........................................................     F-1
Part I..................................................................     F-2
  Item 1.   Description of Business.....................................     F-2
  Item 2.   Description of Properties...................................     F-7
  Item 3.   Legal Proceedings...........................................     F-7
  Item 4.   Submission of Matters to a Vote of Security Holders.........     F-8
Part II.................................................................     F-8
  Item 5.   Market for the Common Equity and Related Stockholder
            Matters.....................................................     F-8
  Item 6.   Management's Discussion and Analysis of Financial Condition
            and Results of Operations...................................     F-8
  Item 7.   Financial Statements........................................    F-13
  Item 8.   Changes in and Disagreements with Accountants on Accounting
            and Financial Disclosure....................................    F-13
Part III................................................................    F-25
  Item 9.   Directors, Executive Officers, Promoters and Control
            Persons; Compliance with Section 16(a) of the Exchange
            Act.........................................................    F-25
  Item 10.  Executive Compensation......................................    F-26
  Item 11.  Security Ownership of Certain Beneficial Owners and
            Management..................................................    F-28
  Item 12.  Certain Relationships and Related Transactions..............    F-29
  Item 13.  Exhibits and Reports on Form 8-K............................    F-29
Signatures..............................................................    F-30

Quarterly Report on Form 10-Q, for the Quarterly Period Ended March 25,
  1998*
Front Cover Page........................................................    F-31
  Table of Contents.....................................................    F-32
Part I..................................................................    F-33
  Item 1.   Financial Statements........................................    F-33
  Item 2.   Management's Discussion and Analysis of Financial Condition
            and Results of Operations...................................    F-37
Part II.................................................................    F-39
  Item 6.   Exhibits and Reports on Form 8-K............................    F-39
Signatures..............................................................    F-40

---------------
* Excluding exhibits.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                FORM 10-KSB/A-2
                              FILED JULY 10, 1998

                ANNUAL REPORT UNDER SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1933
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997
                        COMMISSION FILE NUMBER: 0-22786
                            ------------------------

                         TIMBER LODGE STEAKHOUSE, INC.
          (NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

                  MINNESOTA                                     41-1810126
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

           4021 VERNON AVENUE SOUTH, ST. LOUIS PARK, MINNESOTA 55416
                                 (612) 929-9353
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                          COMMON STOCK, $.01 PAR VALUE
                                (TITLE OF CLASS)

Check whether the Issuer (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90
days. Yes  A   No ____

Check if disclosure of delinquent filers in response to item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of Issuer's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ____

The Issuer's revenues for its most recent fiscal year were $26,535,788.

On March 3, 1998, the Issuer had 3,634,417 shares of common stock, $.01 par value, issued and outstanding, and the aggregate market value of the common stock as of that date (based on the average of the closing bid and asked prices as of that date as reported by the Nasdaq SmallCap Market), excluding outstanding shares beneficially owned by directors and officers, was approximately $19,377,000.

DOCUMENTS INCORPORATED BY REFERENCE: None

Transitional Small Business Disclosure Format (check one): Yes ____  No  A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

     This Form 10-KSB contains certain forward-looking statements. For this purpose, any statement contained in this Form 10-KSB that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," or "continue" or the negative or other variation thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and the actual results may differ materially depending on a variety of factors.

ITEM 1. DESCRIPTION OF BUSINESS

  General

     Timber Lodge Steakhouse, Inc. (the "Company") currently manages and operates seventeen (17) Timber Lodge Steakhouse(TM) restaurants. Since the Company's initial public offering of its Common Stock in December 1993, the Company has expanded and continues to expand its steakhouse restaurant concept.

     On December 12, 1997, G B Foods Corporation (Nasdaq: "GBFC") of Anaheim, California announced the execution of a letter of intent to acquire all the outstanding capital stock of Timber Lodge Steakhouse, Inc. (Nasdaq: "TBRL").

     On January 16, 1998, G B Foods Corporation and Timber Lodge Steakhouse, Inc. executed a Definitive Merger Agreement whereby G B Foods Corporation will acquire all of the outstanding common stock of Timber Lodge Steakhouse, Inc. The parties expect to close the transaction in July 1998. Under the terms of the agreement, each share of Timber Lodge will be converted into the right to receive .80 of a share of G B Foods Corporation common stock together with cash in lieu of any fractional shares (the "Exchange Ratio"). In addition, the agreement has established a collar for the Exchange Ratio of "GBFC" common stock of $14.00 on the high end and $7.50 on the low end. If the average closing common stock price for "GBFC" during the ten day trading period ending on the second business day prior to the closing, ("Average Closing Stock Price"), exceeds the limits of the collar, then the Exchange Ratio will be adjusted. If the Average Closing Stock Price is more than $14.00, the Exchange Ratio shall be reduced to a number (rounded to the nearest 1/10000) equal to the product of the Exchange Ratio multiplied by a fraction, the numerator of which is $14.00 and the denominator of which is the Average Closing Stock Price. If the Average Closing Stock price is less than $7.50, G B Foods Corporation may elect to increase the Exchange Ratio to the number (rounded to the nearest 1/10000) determined by dividing $7.61 by the Average Closing Stock Price.

     The Merger is subject to certain customary conditions, including (i) Fairness Opinions; (ii) approvals from the shareholders of the Company and GBFC; and (iii) the parties obtaining all regulatory approvals, including the Securities and Exchange Commission declaring effective a Registration Statement covering the shares of GBFC's common stock to be issued in the Merger. The Merger is also subject to the purchase by the Company from CKE Restaurants, Inc. ("CKE") (NYSE:CKR) or its affiliate of between twelve (12) and twenty (20) JB's Restaurants for conversion to Timber Lodge Steakhouse restaurants. In this regard, CKE has agreed under the Merger Agreement to negotiate in good faith with the Company to consummate such purchase and sale. In addition, Fidelity National Financial, Inc. (NYSE:FNF) has agreed under the Merger Agreement that, subject to the approval of the Merger by the Company's shareholders, it will exercise currently outstanding warrants to purchase shares of GBFC's common stock for a cash purchase price aggregating not less than $5,000,000. G B Foods Corporation plans to utilize such proceeds, in part, for the conversion of the JB's Restaurants acquired by the Company into Timber Lodge Steakhouse restaurants.

     The Company's full-service steakhouse restaurants offer dinners of generous portions at moderate prices. Menu selections include steaks, which are selected, aged and trimmed to the Company's customized specifications, prime rib, barbecued ribs, fresh seafood, chicken, pork chops, pasta and specialty regional dishes and appetizers. The Company's restaurants appeal to a broad range of patrons by emphasizing casual dining, high quality food, limited menu selections to ensure consistency in preparation and a well-trained staff for attentive and quality service. This appeal is enhanced by the restaurants' "north woods" atmosphere which features log-framed interiors, fireplaces, hardwood floors, wood tables, chairs and booths, and memorabilia reflecting the history of northern tier states.

     Based upon the Company's current operations and experience, it believes that its steakhouse restaurants can be expanded to markets across the northern and western United States. Although competition in the restaurant industry is intense, the Company believes its "north woods" steakhouse concept competes favorably. Its growth strategy is to continue to develop a sufficient number of Company-managed steakhouse restaurants in regional areas in order to provide economies of scale in advertising, procurement and management, along with greater exposure in each region. The Company believes it has accomplished this in the Minnesota, South Dakota and Wisconsin region (thirteen restaurants).

     The Company operates one steakhouse in upstate New York (Niagara Falls) that the Company continues to believe has long-term potential. During fiscal year 1997 revenues increased 26% over fiscal year 1996 at the Niagara Falls restaurant. Although the revenue increase helped the operating picture, unit-level profitability and positive cash flow still has not been achieved at the Niagara Falls site. The Company will continue to monitor its strategy and marketing programs for this restaurant location, and will make the appropriate business decision on long-term potential after the 1998 peak tourist season in that market.

THE COMPANY'S STEAKHOUSE CONCEPT

     General. The Company believes that many restaurants expanded their menus in an attempt to reach a broader market, but lost their distinctiveness and blurred their market niche as a result. The Company's steakhouse restaurants offer a limited number of menu selections allowing it to ensure consistent high-quality dishes and, more importantly, to retain its focus as a steakhouse. Traditional American meals at moderate prices and in generous portions are viewed by the Company as attractive to a large segment of the population. In addition to offering quality food for the money, the Company's "north woods," log cabin design promotes a casual and comfortable atmosphere. The Company trains its employees to provide excellent service, enhancing the distinctive dining experience.

     All of the Company's restaurants' hours are limited to the service of dinner. Such limited hours tend to reduce expenses associated with restaurant management and employees, while still serving what is usually a restaurant's most profitable meal. The Company expects most of its future restaurants will similarly be limited to dinner.

     The Company selects and hires experienced general managers for its restaurants, who are motivated to provide excellent service and efficient management through a bonus compensation plan based on restaurant unit-level profitability and improvement in sales performance. Purchasing decisions are made by the Company's home office management to ensure uniformity of food quality among all of the steakhouse restaurants at competitive prices. Each restaurant also provides daily reports to the home office so that changes regarding operation of any or all the restaurants can be made immediately.

     North Woods Atmosphere. Each restaurant incorporates a "north woods' theme with its log-framed interior, fireplaces, hardwood floors and wood tables, chairs and booths, all of which help to create a cozy feeling of dining in a warm, comfortable north woods log cabin. Hunting, fishing, trapping, logging and other memorabilia reflecting the history particular to northern tier states adorn the walls, together with murals depicting regional folklore such as Paul Bunyan. Oversized silverware, plates, and food portions are consistent with a hunting lodge atmosphere. The casual atmosphere makes the restaurants appropriate for a number of occasions.

     Menu. The menu is designed to appeal to a broad range of tastes, although it contains a limited number of selections. The Company's menu provides entertaining descriptions of the selections. Steaks, the restaurants' featured entrees, are selected, aged and trimmed to the Company's customized specifications. The menu also offers prime rib, barbecued ribs, fresh seafood, chicken, pork chops and pasta. As part of the Company's commitment to quality, it emphasizes fresh ingredients and uses beef that has never been frozen. The Company offers daily specials, and regularly tests new menu selections which, if well received, are added to the menu or replace less popular entrees. Accompaniments such as Golden Wheat bread and specialty appetizers such as the "Paul Bunyan Onion," as well as desserts and full liquor service, are also offered. Menu items range from $7.95 to $18.95 in price with the average dining check per customer totaling approximately $17 to $18 (including beverages served with dinner, but excluding drinks served while customers are awaiting seating). A children's menu with lower-priced selections is also available.

     Advertising. The Company advertises through television, radio, newspapers and billboards. In the Minneapolis/St. Paul market, the Company has recently increased the use of television advertising. The Company currently has eight (8) restaurants in the Twin Cities of Minneapolis / St. Paul, and the St. Cloud restaurant is approximately 70 miles north west of Minneapolis and Twin City television stations are carried into the St. Cloud market providing a total of nine (9) restaurants that can be reached with Twin City television campaigns. The Company currently has no billboard advertising in the Minneapolis / St. Paul market, but may choose such advertising media in the future. The Company expects to develop additional restaurants in the suburban Chicago and northern Illinois market to make television advertising in that market place a viable option in the near future. Billboard advertising is currently used in Duluth and St. Cloud, Minnesota and Sioux Falls, South Dakota. During fiscal year 1997 the Company spent approximately $893,000 in total for all forms of advertising, or 3.4% of net sales. The comparable number for fiscal year 1996 was approximately $538,000, or 2.6% of net sales. The comparable number for fiscal 1995 was approximately $420,000, or 2.5% of net sales.

     Target Market. The Company's target market is adults 25-65 with a primary focus on the "early middle aged group" and moderate to moderately-high incomes. The Company believes that its steakhouse restaurants, menu, pricing and atmosphere appeal to this group and distinguishes them from other moderately priced restaurants, as well as from other steakhouses. Because the restaurants' patrons are likely to have children or grandchildren, the Company caters to families as well with its children's menus, reasonable prices and casual atmosphere. While each of the restaurants contains a bar, the Company believes that its restaurants are generally selected for dining.

     Restaurant Site Development. The success of the Company's steakhouse restaurants is highly dependent on suitable locations. The Company's management focuses substantial effort and time on the investigation and evaluation of potential restaurant sites. Site selection involves the analysis of area demographics, population density and household income levels, as well as site characteristics including visibility, accessibility and traffic volume. The Company also considers the competition from existing restaurants, both steakhouses and others, in the market of each proposed site.

     The Company's current and planned steakhouse restaurants range between 6,300 and 9,000 square feet, and seat an average of 230 persons, including approximately 20 seats in the bar area. All of the Company's current restaurant sites are leased. The Company's existing steakhouse restaurants are generally located in suburban locations in strip centers or in free-standing buildings. One steakhouse restaurant, located in Duluth, Minnesota, is located in a renovated warehouse. The Company plans to develop additional steakhouses in similar settings, with an emphasis on free-standing buildings and will consider, when appropriate, end locations in strip centers.

     Based on past experience, the Company has generally been able to complete preparations to open a restaurant in 17 to 21 weeks, as to existing buildings, and 26 to 30 weeks when located in a building built to the Company's specifications. These times can vary significantly depending on the time required to obtain necessary permits and licenses, including liquor licenses, from governmental authorities. The cost of developing four steakhouse restaurants during fiscal 1997 (three of which were free-standing locations and one was an end-cap in a new retail strip center) was approximately $1,565,000 per restaurant, including pre-opening expenses of approximately $134,000 per restaurant. Such cost includes spending related to construction, furnishings, equipment, permits and licenses, among others. As the Company has opened additional steakhouse restaurants and gained more experience, the Company has concluded that the cost of developing such restaurants can vary considerably based upon various factors including: free-standing vs. located in strip centers, new construction vs. conversion; and time of year during construction activity.

EXPANSION STRATEGY

     The Company anticipates it will open five or six steakhouse restaurants by the end of fiscal 1998. The Company opened a Timber Lodge Steakhouse on January 15, 1998, in Arlington Heights, Illinois (suburban Chicago) and currently is constructing a new Timber Lodge Steakhouse in Rochester, Minnesota. The Rochester site is expected to open mid-year of fiscal 1998. The majority of the anticipated expansion during fiscal 1998 and fiscal 1999 will involve the purchase and conversion of approximately sixteen JB's restaurants into the Timber Lodge Steakhouse concept. This strategy is part of the pending merger with G B Foods Corporation mentioned elsewhere in this Form 10-KSB.

RESTAURANT OPERATIONS

     Management and Employees. The management staff of each restaurant consists of a general manager, assistant manager, kitchen manager and assistant kitchen manager. Each general manager is generally assigned one restaurant for a minimum of four years, which the Company believes promotes stability and accountability. The general managers are paid a base salary and a performance bonus based on unit-profitability and improved sales performance of the restaurant which they manage. The Company has traditionally hired general managers who have restaurant management experience, and plans to do so for future restaurants.

     Each restaurant employs approximately 55 hourly employees, most of whom are employed part-time. The Company limits the number of tables served by its wait staff in order to maintain high customer service and satisfaction.

     Supervision and Training. The restaurants are closely supervised by the general managers with guidance from the Company's home office management. General managers are directly responsible for each restaurant's success. Moreover, home office management visits each restaurant on a periodic basis to oversee operations.

     The Company uses "secret diners," provided by an independent company, who regularly visit and critique each restaurant three times per month. These "secret diners" prepare a detailed report of their visit, including impressions of the restaurant's service, food and cleanliness. The Company uses these reports to monitor each restaurant's performance and to refine service policies and procedures, food quality and preparation specifications, and the appearance and appeal of all restaurants in general. The Company expects to continue to use this practice in the future.

     The Company conducts a significant amount of training of its employees. Although the Company generally hires general managers with restaurant experience, each general manager spends up to ten weeks training in an established Company restaurant before being assigned to a new restaurant. Kitchen managers undergo similar training. Detailed policy and procedure manuals provide a blueprint for restaurant operations for all levels of employees, from greeting a customer to preparing a meal.

     Purchasing. The Company's home office management negotiates directly with suppliers for most food and beverage products on behalf of the restaurants to ensure uniformity of product quality at competitive prices. Restaurant managers then place orders as needed from these pre-approved suppliers. Prices charged by other suppliers for comparable products are monitored by the home office to verify competitive pricing. Although the Company typically uses the same suppliers, the Company has no long-term contracts with any of its food or beverage suppliers. It believes alternative suppliers are available, if necessary. The Company intends to use its existing suppliers as it continues to expand, but if this practice becomes uneconomical, the Company will engage suitable regional suppliers in the new areas.

     Meat is currently supplied primarily by one vendor (Westlunds's), which delivers fresh supplies several times per week to the restaurants. The Company has provided its meat supplier with customized specifications as to cut, selection, trimming and aging in order to maintain the high quality and consistency of its meat entrees. The Company believes alternative meat suppliers are available which would be able to provide comparable cuts of meat at competitive prices if the need arises. Timber Lodge Steakhouse, with the support of its meat supplier, was awarded the 1996 Beef Backer Award from the Minnesota Beef Council. The Beef

Backer Award, established by the National Cattleman's Beef Association, honors food service operations on a regional and national level that enthusiastically promote beef.

     Restaurant Reporting. Each restaurant has a point-of-sale system that is monitored by its restaurant managers. This allows daily cash and other reports to be prepared regarding the total amount and comparison of sales. Weekly and monthly profit and loss reports are also compiled by each restaurant for review and analysis by the home office management, which compares such reports with its own internally generated profit and loss analysis so as to respond to inefficiencies and make necessary adjustments at each restaurant on a weekly basis.

REGULATION

     The Company is subject to various federal, state and local laws affecting its business. Each of the Company's restaurants is subject to licensing and regulation by a number of government authorities, which may include alcoholic beverage control, health and safety, and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining, or failures to obtain, the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area.

     Approximately 15% of the Company's steakhouse revenues are attributable to the sale of alcoholic beverages (including alcoholic beverages sold while customers are awaiting seating). Alcoholic beverage control regulations require each of the Company's restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operation of the Company's restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. Failure of a restaurant to obtain or retain liquor or food service licenses would adversely affect its operations.

     In certain states, including Minnesota, the Company may be subject to "dram-shop" statutes, which generally provide that a person injured by an intoxicated person has the right to recover damages from the establishment which wrongfully served alcoholic beverages to the intoxicated person. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance and never has been named in a lawsuit involving a "dram-shop" statute.

     The Company's restaurant operations are also subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits. Significant numbers of the Company's employees are paid at rates related to the federal minimum wage and, accordingly, further increases in the minimum wage could increase the Company's labor costs. Minnesota is one of the few states that does not permit "tip credit" (the practice of employers paying tipped employees below the minimum wage, with tips from customers making up the balance of the minimum wage obligation). Currently ten of the Company's seventeen restaurants are located in Minnesota, and further increases in the minimum wage could significantly increase labor costs for the Company.

     The American with Disabilities Act (the "ADA") prohibits discrimination in employment and public accommodations, such as restaurants, on the basis of disability. Under the ADA, the Company is required to provide service to, or make reasonable accommodations, for the employment and service of, disabled persons. The Company believes its restaurants are in substantial compliance with the ADA.

COMPETITION

     The restaurant industry is intensely competitive with respect to price, service, location and food quality. There are several well-established competitors with substantially greater financial and other resources than the Company. In the Company's view, its principal competitors are not only other steakhouses but also any other restaurants which offer a casual atmosphere and moderately-priced meals.

     Expansion of the steakhouse concept has increased in recent years. In addition to traditional steakhouse restaurants, the Company expects to face competition from new entries into the steakhouse market, such as national steakhouse chains which have greater name recognition, are more well-established and have significantly greater resources than the Company. Other competitors include a large number of national and regional restaurant chains, many of which have been in existence for a substantially longer period than the Company and may be better established in the markets where the Company's restaurants are or may be located. During the past year, Outback Steakhouse entered the Minneapolis/St. Paul market and currently has three restaurants in operation in that market.

     The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and benefits costs and the lack of experienced management and hourly-paid employees may adversely affect the restaurant industry in general and the Company's restaurants in particular.

TRADEMARKS

     The Company holds federal registrations from the United States Patent and Trademark Office for "Timber Lodge Steakhouse(TM)" and "The Lodge in the Heart of the City."

EMPLOYEES

     The Company currently employs approximately 940 employees, 298 of whom are full-time and the balance of 642 are part-time persons. Of the full-time employees, 68 are restaurant management personnel and 13 work in the home/corporate office. None of the Company's employees are covered by a collective bargaining agreement. The Company believes it maintains good relations with its employees.

ITEM 2. DESCRIPTION OF PROPERTIES

  Properties/Restaurant Locations

     The Company's seventeen Timber Lodge Steakhouse restaurants are located in the Minneapolis/St. Paul metropolitan area (Burnsville, Roseville, Eden Prairie, West St. Paul, St. Louis Park, Spring Lake Park, Woodbury, and Crystal) of Minnesota, with outstate Minnesota locations in Duluth and St. Cloud, Sioux Falls, South Dakota, Niagara Falls, New York, Green Bay and Madison, Wisconsin and the suburban Chicago area (Naperville, Vernon Hills and Arlington Heights). All of these locations are occupied under leases which will expire between the years 2001 and 2017, with renewal options of between three and ten years. The leases for the Company's current restaurants provide for an average rent, as measured over the term of each lease, of between $9 and $28 per square foot, plus charges for real estate taxes and common area maintenance based on the number of square feet leased. These long-term leases are non-cancelable. Accordingly, if an existing or future restaurant is not profitable and the decision is made to close the restaurant, the Company could be required to perform its obligations under the lease. Such an event would likely have a significant adverse impact on the Company's operations.

     The Company's corporate offices in St. Louis Park, Minnesota are leased from a related party.

ITEM 3. LEGAL PROCEEDINGS

     The Company is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its business. Restaurant operators, such as the Company, are from time to time involved in suits incidental to their business, which are generally covered by insurance.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     There were no matters which were submitted to a vote of security holders during the fourth quarter of the fiscal year ended December 31, 1997. The Company is currently in the process of preparing for a vote by security holders for the pending merger with G B Foods Corporation of Anaheim, California.

                                    PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Common Stock of the Company trades on the Nasdaq SmallCap Market under the symbol "TBRL." The following table sets forth, for the calendar quarters indicated, the high and low closing bid prices for the Company's Common Stock as quoted by Nasdaq. These quotations reflect inter-dealer prices, without retail markup, markdown or commissions, and may not reflect actual transactions.

                                                              HIGH    LOW
                                                              ----   -----
Fiscal year ended January 3, 1996
  First quarter.............................................  $5 1/4 $4 1/4
  Second quarter............................................  $4 7/8 $3 3/4
  Third quarter.............................................  $4 3/8 $   3
  Fourth quarter............................................  $3 1/4 $2 5/8
Fiscal year ended January 1, 1997
  First quarter.............................................  $4 1/4 $   3
  Second quarter............................................  $4 3/8 $3 3/8
  Third quarter.............................................  $4 5/8 $3 1/2
  Fourth quarter............................................  $4 1/2 $3 3/8
Fiscal year ended December 31, 1997
  First quarter.............................................  $5 1/8 $3 3/16
  Second quarter............................................  $4 1/4 $3 1/2
  Third quarter.............................................  $5 1/4 $3 3/8
  Fourth quarter............................................  $7 5/8 $4 1/4

     As of March 3, 1998, the Company had 98 shareholders of record of its Common Stock. The Company estimates its actual number of shareholders to be in excess of 1,300.

     In connection with the Company's 401 (k) program, participants have the option to purchase Timber Lodge common stock as an investment option. As of December 31, 1997, 7,102 shares of Timber Lodge common stock were allocated to the accounts of 47 participants.

     The Company has never paid or declared cash dividends on its Common Stock and does not intend to pay cash dividends on its common stock in the foreseeable future. The Company expects to retain its earnings to finance the development and expansion of its business. The payment by the Company of cash dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  General

     As of December 31, 1997, the ending date of fiscal 1997, the Company operated sixteen steakhouse restaurants. On January 15, 1998, the Company opened its seventeenth restaurant in Arlington Heights, Illinois. The locations of the other sixteen restaurants include eight in the Minneapolis-St. Paul metropolitan area, and one each in Niagara Falls, New York, Duluth and St. Cloud, Minnesota, Sioux Falls, South Dakota, Green Bay and Madison, Wisconsin, and Naperville and Vernon Hills, Illinois. The Company uses a

52/53 week fiscal year ending on the Wednesday nearest the end of the calendar year. Both fiscal 1997 and fiscal 1996 consisted of 52 weeks of business and fiscal 1995 consisted of 53 weeks of business.

     The Company capitalizes pre-opening costs and amortizes them over a twelve-month period commencing with the restaurant opening. Pre-opening costs consist of direct costs of hiring and training the initial work force and other direct costs associated with opening a new restaurant. The Company's revenues and expenses can be significantly affected by the number and timing of the opening of additional restaurants. The timing of restaurant openings can also affect net sales and other period-to-period comparisons.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship to net sales of items in the Company's statements of operations.

                                                                      FOR FISCAL YEARS ENDED
                                                              --------------------------------------
                                                              DECEMBER 31,   JANUARY 1,   JANUARY 3,
                                                                  1997          1997         1996
                                                              ------------   ----------   ----------
Net sales...................................................    100.0%        100.0%       100.0%
Restaurant costs and expenses:
  Food and beverage costs...................................      37.5          37.6         38.8
  Labor and related benefit costs...........................      28.6          28.5         28.9
  Restaurant operating expenses.............................      10.0           8.7          8.6
  Occupancy costs...........................................      11.1          10.9         11.5
                                                                 -----         -----        -----
     Restaurant costs and expenses..........................      87.2          85.7         87.8
                                                                 -----         -----        -----
Restaurant operating income.................................      12.8          14.3         12.2

Operating expenses:
  General and administrative................................       6.1           7.0          9.1
  Amortization of pre-opening costs.........................       1.3           1.5          2.8
  Loss on sale and abandonment of restaurants, net..........        --            --          1.9
                                                                 -----         -----        -----
Operating income............................................       5.3           5.8         (1.6)

Interest expense............................................       0.3           0.2          0.1
Interest and other income...................................      (0.3)         (0.5)        (1.1)
                                                                 -----         -----        -----
Income before income taxes..................................       5.3           6.1         (0.6)
Income taxes................................................       1.6           1.3         (0.1)
                                                                 -----         -----        -----
Net income..................................................       3.7%          4.8%        (0.5)%
                                                                 =====         =====        =====

FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

     Net Sales. The Company achieved an increase in net sales of 28.6% to $26,535,788 for fiscal 1997 compared with $20,636,760 for fiscal 1996. The sales increase is the result, in part, of opening four new restaurants during fiscal 1997 and the full year impact of the three restaurants that opened during fiscal 1996. The balance of the sales increase is attributed to a 4.4% sales increase in same store sales for the eleven restaurants that have been open for eighteen months or more. The Company made selective price increases to its Minnesota menu during September 1997 to offset the impact of the September 1, 1997, increase in the federal minimum wage to $5.15 an hour. The wage increase represents an 8.4% increase over the previous minimum wage of $4.75 an hour that became effective October 1, 1996. Minnesota is one of the few states that does not permit "tip credit" (the practice of employers paying tipped employees below the minimum wage, with tips from customers making up the balance of the minimum wage obligation). The Company estimates the effect of these selective price increases to be in the range of 1.5% to 2.0% for its Minnesota operations.

     Costs and Expenses. Cost of restaurant sales, consisting of food and beverage costs, decreased to 37.5% of net sales for fiscal 1997 compared to 37.6% for the same period last year. Increased business volume and the related increase in purchase quantities of selected food items permitted the Company to enjoy an improved volume pricing schedule and rebates from some of its food suppliers during fiscal 1997.

     Labor and related employee benefit costs increased slightly to 28.6% of net sales during fiscal 1997 compared to 28.5% for fiscal 1996. No single cost category exhibited a significant relative change in labor and benefit costs during fiscal 1997.

     Restaurant operating expenses include utilities, supplies, maintenance and repairs, liquor licenses and the service fees and charges for credit card transactions. In fiscal 1997 restaurant operating expenses increased to 10.0% compared to 8.7% for fiscal 1996. The increase is attributable primarily to a change in charging the service fees for credit card transactions to the individual restaurants as part of restaurant operating expenses in fiscal 1997. In the prior year these expenses were part of general and administrative expenses, and in both periods, represent approximately 1.0% of net sales. The Company also experienced a modest increase in maintenance expenses during fiscal 1997.

     Occupancy costs include rents, real estate taxes, common area maintenance, building and contents insurance and depreciation on equipment and leasehold improvements. Occupancy costs increased to 11.1% during fiscal 1997 compared to 10.9% for fiscal 1996. The increase is due to increased equipment rent expense for the equipment operating leases used to help finance the five newest restaurants

     General and Administrative Expenses. General and administrative expenses decreased to 6.1% of net sales in 1997 compared to 7.0% for fiscal 1996. The decrease is due principally to the expense classification change for the service fees for credit card transactions previously described. Advertising is a significant component of general and administrative expenses, and during fiscal 1997 the advertising expense was approximately $893,000 in total, or 3.4% of net sales. The comparable advertising expense for fiscal 1996 was $538,000, or 2.6% of net sales.

     Amortization of Pre-opening Costs. Amortization of pre-opening costs decreased to 1.3% of net sales compared to 1.5% for the same period last year. The modest change is driven by revenue growth in 1997.

     Interest Expense and Other Income. Interest expense was paid to the Company's bank for short-term borrowings during fiscal 1997. The Company has a $500,000 credit line facility with its bank, and interest is charged at prime plus one percent, or 9.5% at December 31,1997. The Company's bank also provided a construction loan in the amount of $1,375,000 for the new restaurant in St. Cloud, Minnesota. Interest on the construction loan was at a rate of 10.25%. The maximum borrowed from the Company's bank during fiscal 1997 for both the credit line facility and construction loan was $1,829,987. All bank borrowings were repaid by December 31, 1997. Total interest paid to the bank in fiscal 1997 was $110,939, of which approximately $22,736 was capitalized during the construction period. A minor amount of interest was also paid to the state of Minnesota on a tax adjustment.

     Interest income was earned on the promissory note related to the Q. Cumbers sale. The note earns interest at the prime rate, or 8.5% on December 31, 1997. Interest income was also earned on money market accounts. During fiscal 1997 the Company's cash balances were below the levels of the previous year, resulting in less interest income.

     Provision for Income Taxes. The Company's effective tax rate is estimated at 29.5% for fiscal 1997 compared to 22% for fiscal 1996.

     Net Income. The Company's net income for fiscal 1997 was $982,213 compared to $982,981 for fiscal 1996. Basic earnings per share for fiscal 1997 was $.27, compared to $.28 for fiscal 1996. Basic earnings per share have been calculated for both fiscal 1997 and 1996 using the Financial Accounting Standards Board Statement No. 128 (FASB 128). The lack of growth in net income for fiscal 1997 when compared to fiscal 1996 was principally affected because of the increase during fiscal 1997 in four expense categories: the effective income tax rate of 29.5% versus 22%, increased interest expense from short-term borrowings, an increase in monthly rent expenses for equipment operating leases for the five newest restaurants and increased advertising expenses.

FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

     Net Sales. The Company achieved an increase in net sales of 21% to $20,636,760 for fiscal 1996 compared with $17,040,506 for fiscal 1995. The sales increase is attributable in part to the full year impact of two new steakhouses which opened in 1995 and to the opening of three new restaurants in 1996. Fiscal 1995 contained 53 fiscal weeks ending January 3, 1996. After adjusting for the additional week in fiscal 1995, net sales grew 24% in 1996 on a comparable basis. Same store sales for stores open at least 18 months were down 2.4%. The Company believes that a reduction in sales is typical after an initial period of high sales from a newly-opened restaurant. Two restaurants which opened toward the end of 1994 experienced very high initial sales in 1995 and the Company may report, in future periods, similar reductions in same store sales as long as it continues to open new restaurants and stable sales patterns are established.. The Company increased menu prices less than 1% in 1996.

     Costs and Expenses. Cost of restaurant sales, consisting of food and beverage costs, decreased to 37.6% of net sales for fiscal 1996 compared to 38.8% for fiscal 1995. This decrease is due in part to favorable prices of produce along with the addition of temporary menu items that had a lower than average food cost. These decreases more than offset the rise in meat and seafood prices during the year.

     Labor and related benefit costs decreased as a percentage of sales by .4% to 28.5% for 1996 compared to 28.9% for fiscal 1995. The decrease is due primarily to the Company achieving improved hourly store productivity as new restaurants mature and stabilize along with the benefit of a higher tip credit from the two new restaurants that opened outside Minnesota. These savings offset the increased cost of more employees entering the Company's health insurance programs as eligibility requirements were met.

     Restaurant operating expenses and occupancy costs include rents, real estate taxes, utilities, store supplies, smallwares, and other occupancy related costs. Restaurant operating costs are semi-variable while most of the occupancy expenses are fixed. In the aggregate for 1996, restaurant operating expenses and occupancy costs decreased to 19.6% of net sales compared to 20.1% for fiscal 1995. The decrease is attributed to lower liability and building insurance premiums compared to last year.

     General and Administrative Expenses. General and administrative expenses decreased to 7.0% of net sales in 1996 compared to 9.1% for fiscal 1995. The decrease is due, in part, to the Company changing the name of its restaurants to "Timber Lodge Steakhouse" during 1995, resulting in one-time costs to execute the change, including new signage, printing expenses, and advertising costs to communicate the new identity. The Company increased its advertising in 1996 as a result of adding two new markets to its store base.

     Amortization of Pre-Opening Costs. Amortization of pre-opening costs decreased to 1.5% of net sales compared to 2.8% for fiscal 1995. The decrease is due to fewer steakhouses opened during the period compared to the same period last year. The Company amortizes pre-opening costs associated with new restaurants over a twelve-month period commencing with the first full period after the restaurant's opening.

     Loss on Sale and Abandonment of Restaurants. In June 1995, the Company sold
Q. Cumbers, an upscale salad bar restaurant that resulted in a pre-tax gain of $278,120. In July 1995, the Company closed its Williamsville, New York steakhouse which resulted in a loss of $607,164. No similar activity occurred in 1996.

     Interest and Other Income. Interest was earned on marketable securities consisting of short-term government securities and a promissory note related to the Q. Cumbers sale. Interest was paid on short term borrowing via a Line of Credit the Company has with a local bank. Net interest income and other income was $98,513 for fiscal 1996 compared with $179,902 for fiscal 1995. This decrease is due to a reduction of marketable securities used to finance new restaurant construction.

     Provision for Income Taxes. In 1996, the effective tax rate decreased due to the reversal of cumulative, excess tax accruals provided for in prior years. In the future, the Company expects its tax rate to approximate 30%.

     Net Income (Loss). The Company's net income for the year was $982,981 compared to net loss of ($88,231) for fiscal 1995. Basis earnings per share were $.28 compared to ($.02) per share loss fiscal 1995.

Basic earnings per share have been calculated for both fiscal 1996 and 1995 using the Financial Accounting Standards Board Statement No. 128 (FASB 128). The net loss for 1995 is attributable primarily to the one-time costs associated with the name change conversion and the costs related to closing the Williamsville, New York store.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has leased its restaurant sites under non-cancelable leases for periods of six to twenty years, with renewal options of three and ten years. In fiscal 1997, the Company funded the development of its new restaurants through a combination of internally generated cash from operations, short-term bank borrowings, sale/leaseback financing and equipment leasing.

     Cash provided by operating activities was $1,792,886 for fiscal 1997 compared to $3,052,701 for fiscal 1996 and $731,342 for fiscal 1995. The Company had a net working capital deficit of ($1,034,045) at December 31, 1997, compared to a net working capital deficit of ($337,912) at January 1, 1997. New restaurant development has caused the reductions in working capital. The Company continues to draw on its $500,000 bank line of credit to meet short-term cash needs. At the end of fiscal 1997 this credit line did not have an outstanding balance. Most of the Company's sales are paid in cash or credit card and the Company generally receives 30 days credit from trade suppliers.

     Sale/leaseback financing with AEI Fund Management, Inc. of St. Paul, Minnesota provided $1,575,000 for the November 1997 purchase of the St. Cloud, Minnesota restaurant. The financing agreement between the Company and AEI Fund Management, Inc. executed on September 23, 1997, provides for funding of up to four restaurants/parcels. The Rochester, Minnesota site that is under construction is being financed pursuant to that agreement between the Company and AEI. This financing facility could fund two more new restaurants beyond the St. Cloud and Rochester sites.

     The planned purchase and conversion of approximately sixteen (16) JB restaurants into Timber Lodge Steakhouse restaurants has its own financing plan as previously described for the pending Merger with G B Foods Corporation. If for some reason, the pending Merger would not take place, the Company would slow down its new restaurant growth strategy to match funding that would be provided by internally generated cash, AEI sale/leaseback financing, and the use of equipment leasing. The Company believes that these funding sources will fund operations for at least the next twelve months.

IMPACT OF INFLATION

     Inflation has not significantly impacted the Company's operations during fiscal 1997, 1996 and 1995. Substantial increases in either food costs, particularly meat prices, or labor costs could negatively impact the Company in the future. Because many of the Company's employees are paid at the federal minimum wage levels, a continued trend in rising federal minimum wage levels could have an adverse impact on future operating costs. In the event that inflation increases future operating costs, there is no assurance that the Company could fully recover such increases by raising menu prices.

YEAR 2000

     The year 2000 software issue is not expected to have a material impact on the Company. Future developments may have a material adverse effect on the Company.

ITEM 7. FINANCIAL STATEMENTS

     The following Financial Statements and Independent Auditor's Report thereon are included herein (page numbers refer to pages in this Report on Form 10-KSB):

                                                                 PAGE
                                                              -----------
Report of Independent Auditors..............................         F-14
Balance Sheets as of December 31, 1997, and January 1,
  1997......................................................         F-15
Statements of Operations for the years ended December 31,
  1997, January 1, 1997, and January 3, 1996................         F-16
Statements of Changes in Shareholders' Equity for the years
  ended December 31, 1997, January 1, 1997, and January 3,
  1996......................................................         F-17
Statements of Cash Flows for the years ended December 31,
  1997, January 1, 1997, and January 3, 1996................         F-18
Notes to Financial Statements...............................  F-19 - F-24

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Timber Lodge Steakhouse, Inc.

     We have audited the accompanying balance sheets of Timber Lodge Steakhouse, Inc. as of December 31, 1997, and January 1, 1997, and the related statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1997, January 1, 1997, and January 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Timber Lodge Steakhouse, Inc. at December 31, 1997, and January 1, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997, January 1, 1997, and January 3, 1996, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
February 13, 1998

                         TIMBER LODGE STEAKHOUSE, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   JANUARY 1,
                                                                  1997          1997
                                                              ------------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   482,598    $ 1,178,373
  Accounts receivable.......................................      227,473        136,576
  Inventories...............................................      352,289        203,268
  Pre-opening costs, net....................................      450,510        168,933
  Deferred tax assets.......................................           --         64,300
  Prepaid expenses and other current assets.................      541,529        366,240
                                                              -----------    -----------
                                                                2,054,399      2,117,690
Property and equipment, net.................................   12,463,740     10,970,370
Deferred tax assets.........................................      132,400         23,200
Note receivable.............................................      346,000        396,000
Other assets................................................      221,639        190,182
                                                              -----------    -----------
          Total assets......................................  $15,218,178    $13,697,442
                                                              ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,512,713    $ 1,127,673
  Accrued salaries and wages................................      386,371        262,346
  Sales tax payable.........................................      187,153        136,327
  Deferred revenue -- gift certificates.....................      871,360        535,997
  Income taxes payable......................................           --        295,690
  Deferred tax liabilities..................................       59,000             --
  Accrued expenses and other liabilities....................       71,847         97,569
                                                              -----------    -----------
                                                                3,088,444      2,455,602
Deferred rent...............................................    1,063,429      1,248,224
                                                              -----------    -----------
          Total liabilities.................................    4,151,873      3,703,826
Shareholders' equity:
  Common stock, $.01 par value:
     Authorized shares -- 10,000,000
     Issued shares -- 3,566,833 at January 1, 1997 and
      3,625,750 at December 31, 1997........................       36,257         35,668
     Additional paid-in capital.............................    8,883,701      8,793,814
     Retained earnings......................................    2,146,347      1,164,134
                                                              -----------    -----------
          Total shareholders' equity........................   11,066,305      9,993,616
                                                              -----------    -----------
          Total liabilities and shareholders' equity........  $15,218,178    $13,697,442
                                                              ===========    ===========

                            See accompanying notes.

                         TIMBER LODGE STEAKHOUSE, INC.

                            STATEMENTS OF OPERATIONS

                                                                   FOR FISCAL YEARS ENDED
                                                          ----------------------------------------
                                                          DECEMBER 31,   JANUARY 1,    JANUARY 3,
                                                              1997          1997          1996
                                                          ------------   -----------   -----------
Net sales...............................................  $26,535,788    $20,636,760   $17,040,506
Costs and expenses:
  Food and beverage costs...............................    9,944,401      7,767,907     6,613,278
  Labor and related benefit costs.......................    7,599,884      5,873,869     4,929,462
  Restaurant operating expenses.........................    2,648,596      1,805,317     1,466,891
  Occupancy costs.......................................    2,957,428      2,234,300     1,944,446
                                                          -----------    -----------   -----------
                                                           23,150,309     17,681,393    14,954,077
                                                          -----------    -----------   -----------
Restaurant operating income.............................    3,385,479      2,955,367     2,086,429
Operating expenses:
  General and administrative............................    1,617,984      1,445,313     1,556,485
  Amortization of pre-opening costs.....................      353,336        316,077       469,290
  Loss on sale and abandonment of restaurants, net......           --             --       329,044
                                                          -----------    -----------   -----------
Operating income........................................    1,414,159      1,193,977      (268,390)
Interest expense........................................       89,068         31,269         7,493
Interest and other income...............................      (68,828)       (98,513)     (179,902)
                                                          -----------    -----------   -----------
Income before income taxes..............................    1,393,919      1,261,221       (95,981)
Income taxes............................................      411,706        278,240        (7,750)
                                                          -----------    -----------   -----------
Net income..............................................  $   982,213    $   982,981   $   (88,231)
                                                          ===========    ===========   ===========
Basic earnings per share................................  $       .27    $       .28   $      (.02)
                                                          ===========    ===========   ===========
Diluted earnings per share..............................  $       .27    $       .27   $      (.02)
                                                          ===========    ===========   ===========
Basic weighted average shares...........................    3,604,791      3,571,167     3,607,123
                                                          ===========    ===========   ===========
Diluted weighted average shares.........................    3,675,857      3,659,782     3,607,123
                                                          ===========    ===========   ===========

                            See accompanying notes.

                         TIMBER LODGE STEAKHOUSE, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                            COMMON STOCK       ADDITIONAL                    TOTAL
                                         -------------------    PAID-IN      RETAINED    SHAREHOLDERS'
                                          SHARES     AMOUNT     CAPITAL      EARNINGS       EQUITY
                                         ---------   -------   ----------   ----------   -------------
Balance at December 28, 1994...........  3,617,500   $36,175   $8,959,859   $  269,384    $ 9,265,418
  Purchase and retirement of common
     stock.............................    (42,000)     (420)    (134,844)          --       (135,264)
  Net loss.............................         --        --           --      (88,231)       (88,231)
                                         ---------   -------   ----------   ----------    -----------
Balance at January 3, 1996.............  3,575,500    35,755    8,825,015      181,153      9,041,923
  Purchase and retirement of common
     stock.............................    (10,000)     (100)     (34,687)          --        (34,787)
  Exercise of stock options............      1,333        13        3,486           --          3,499
  Net income...........................         --        --           --      982,981        982,981
                                         ---------   -------   ----------   ----------    -----------
Balance at January 1, 1997.............  3,566,833    35,668    8,793,814    1,164,134      9,993,616
  Purchase and retirement of common
     stock.............................     (2,000)      (20)      (7,293)          --         (7,313)
  Exercise of stock options............     60,917       609       97,180           --         97,789
  Net income...........................         --        --           --      982,213        982,213
                                         ---------   -------   ----------   ----------    -----------
Balance at December 31, 1997...........  3,625,750   $36,257   $8,883,701   $2,146,347    $11,066,305
                                         =========   =======   ==========   ==========    ===========

                            See accompanying notes.

                         TIMBER LODGE STEAKHOUSE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                       FOR FISCAL YEARS ENDED
                                                              ----------------------------------------
                                                              DECEMBER 31,   JANUARY 1,    JANUARY 3,
                                                                  1997          1997          1996
                                                              ------------   -----------   -----------
OPERATING ACTIVITIES
Net income..................................................  $   982,213    $   982,981   $   (88,231)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................    1,100,410        926,815       710,915
  Amortization..............................................      353,336        316,077       465,375
  Deferred rent.............................................     (184,795)       421,812       223,062
  Deferred taxes............................................       14,100        142,800      (124,200)
  Loss on sale and abandonment of assets, net...............           --             --       100,885
  Changes in operating assets and liabilities:
    Receivables.............................................      (90,897)       (48,860)       19,619
    Inventories.............................................     (149,021)       (37,266)        9,142
    Pre-opening costs.......................................     (631,013)      (328,466)     (240,923)
    Prepaid expenses and other current assets...............     (175,289)       (91,544)     (146,630)
    Accounts payable........................................      385,040        350,344      (252,045)
    Accrued salaries and wages..............................      124,025         75,433        (6,017)
    Sales taxes payable.....................................       50,826         19,995        30,467
    Deferred revenue -- gift certificates...................      335,363        106,671       167,867
    Income taxes payable....................................     (295,690)       281,093      (261,111)
    Accrued expenses and other liabilities..................      (25,722)       (65,184)      123,167
                                                              -----------    -----------   -----------
Net cash provided by operating activities...................    1,792,886      3,052,701       731,342
INVESTING ACTIVITIES
Purchases of property and equipment.........................   (4,168,780)    (3,924,964)   (3,047,925)
Sales of property and equipment.............................           --             --        65,546
Proceeds used in restaurant development.....................           --             --       943,893
Cash from sale of restaurant................................           --             --       125,000
Purchases of marketable securities..........................           --             --    (1,532,000)
Sales of marketable securities..............................           --             --     4,504,161
Other assets................................................      (35,357)        51,828       (15,300)
                                                              -----------    -----------   -----------
Net cash (used in) provided by investing activities.........   (4,204,137)    (3,873,136)    1,043,375
FINANCING ACTIVITIES
Proceeds from short-term borrowings.........................    1,829,987             --            --
Repayment of short-term borrowings..........................   (1,829,987)            --            --
Proceeds from sale/leaseback transaction....................    1,575,000             --            --
Exercise of stock options...................................       97,789          3,499            --
Principal collected on long-term note.......................       50,000         10,000            --
Common stock repurchased....................................       (7,313)       (34,787)     (135,264)
                                                              -----------    -----------   -----------
Net cash provided by (used in) financing activities.........    1,715,476        (21,288)     (135,264)
                                                              -----------    -----------   -----------
Net (decrease) increase in cash and cash equivalents........     (695,775)      (841,723)    1,639,453
Cash and cash equivalents at beginning of year..............    1,178,373      2,020,096       380,643
                                                              -----------    -----------   -----------
Cash and cash equivalents at end of year....................  $   482,598    $ 1,178,373   $ 2,020,096
                                                              ===========    ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid...........................................  $   806,697    $    15,324   $   364,159
Interest paid...............................................  $   110,939    $    31,269   $     7,493

                            See accompanying notes.

                         TIMBER LODGE STEAKHOUSE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND DESCRIPTION OF BUSINESS -- The Company manages and operates full-service steakhouse restaurants. The Company currently has restaurants in Minnesota, Wisconsin, New York, South Dakota and Illinois.

     ACCOUNTING PERIOD -- The Company uses a 52/53 week fiscal year ending on the Wednesday nearest to the end of the calendar year. Both fiscal 1997 and fiscal 1996 included 52 weeks of business activity and fiscal 1995 included 53 weeks of business activity.

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are carried at amortized cost which approximates market value and are considered available-for-sale.

     INVENTORIES -- Inventories consist principally of food, beverages and supplies and are stated at the lower of cost (first-in, first-out) or market.

     PRE-OPENING COSTS -- Pre-opening costs consist of direct costs of hiring and training the initial workforce, smallwares, printing, lodging, travel, office supplies and other direct costs associated with opening a new restaurant. Such costs are amortized over a twelve-month period commencing with the restaurant opening.

     Accumulated amortization of pre-opening costs totaled $1,325,308 and $975,872 at December 31, 1997, and January 1, 1997, respectively.

     ADVERTISING COSTS -- The Company capitalizes the production costs of advertising and expenses those costs upon the first running of the ad. For the years ended December 31, 1997, January 1, 1997, and January 3, 1996, the company incurred advertising expenses of approximately $893,000, $538,000 and $420,000, respectively.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from five to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the lease term, including option periods.

     EARNINGS PER SHARE -- Earnings per share has been calculated based on the guidelines established by the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic earnings per share was calculated by dividing income available to common stockholders by the weighted average common shares outstanding. Diluted earnings per share was calculated using the dilutive effect of stock options and warrants using the treasury stock method. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to Statement 128 requirements.

     INCOME TAXES -- Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

     IMPAIRMENT OF LONG-LIVED ASSETS -- The Company will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

     STOCK BASED COMPENSATION -- The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations in accounting for its plans. Under

                         TIMBER LODGE STEAKHOUSE, INC.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                              DECEMBER 31,   JANUARY 1,
                                                                  1997          1997
                                                              ------------   -----------
Leasehold improvements......................................  $10,753,653    $ 8,432,010
Equipment...................................................    3,721,525      3,518,824
Furniture and fixtures......................................    1,131,202      1,073,938
Office equipment............................................      152,080        139,909
                                                              -----------    -----------
                                                               15,758,460     13,164,681
Less accumulated depreciation and amortization..............   (3,294,720)    (2,194,311)
                                                              -----------    -----------
                                                              $12,463,740    $10,970,370
                                                              ===========    ===========

3. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                            FOR FISCAL YEARS ENDED
                                                    --------------------------------------
                                                    DECEMBER 31,   JANUARY 1,   JANUARY 3,
                                                        1997          1997         1996
                                                    ------------   ----------   ----------
Net income (loss).................................   $  982,213    $ $982,981   $  (88,231)
Denominator:
  Denominator for basic earnings per
     share -- weighted average shares.............    3,604,791     3,571,167    3,607,123
Effect of dilutive securities:
  Stock options...................................       71,066        88,615           --
                                                     ----------    ----------   ----------
Denominator for diluted earnings per
  share -- weighted average shares and assumed
  conversion......................................    3,675,857     3,659,782    3,607,123
                                                     ==========    ==========   ==========
Basic earnings (loss) per share...................   $      .27    $      .28   $     (.02)
                                                     ==========    ==========   ==========
Diluted earnings (loss) per share.................   $      .27    $      .27   $     (.02)
                                                     ==========    ==========   ==========

4. STOCK OPTIONS AND WARRANTS

     Under the Company's stock option plan, the Company may grant either incentive based or non-qualified options to employees, management and Directors. Under the plan, options may be granted at prices not less than fair market value of the Company's common stock at the grant date. Options become exercisable at the rate of one-third of the granted shares after six, eighteen and thirty months from the date of grant. The options are outstanding for ten years following the date of grant.

                         TIMBER LODGE STEAKHOUSE, INC.

4. STOCK OPTIONS AND WARRANTS (CONTINUED)

                                                                                         WEIGHTED AVERAGE
                                                        SHARES AVAILABLE     OPTIONS      EXERCISE PRICE
                                                           FOR GRANT       OUTSTANDING      PER SHARE
                                                        ----------------   -----------   ----------------
Balance at December 28, 1994..........................      434,500          190,500          $2.74
  Granted.............................................      (47,500)          47,500           2.63
  Canceled............................................       25,500          (25,500)          2.63
                                                            -------          -------
Balance at January 3, 1996............................      412,500          212,500           2.73
  Granted.............................................      (59,500)          59,500           3.59
  Canceled............................................       50,500          (50,500)          3.06
  Exercised...........................................           --           (1,333)          2.63
                                                            -------          -------
Balance at January 1, 1997............................      403,500          220,167           2.88
  Granted.............................................      (68,500)          68,500           3.81
  Canceled............................................       14,500          (14,500)          2.88
  Exercised...........................................           --          (27,167)          2.68
                                                            -------          -------
Balance at December 31, 1997..........................      349,500          247,000          $3.21
                                                            =======          =======

     In November 1992, the Company granted a non-qualified option to an officer to purchase 33,750 shares at $.74 per share. This option was exercised in total in February 1997.

     At December 31, 1997, January 1, 1997, and January 3, 1996, options of 189,166, 194,250 and 194,750, respectively, were exercisable at weighted average prices of $3.04, $2.30 and $2.37, respectively.

     The weighted average fair value of options granted during the years ended December 31, 1997, January 1, 1997, and January 3, 1996, was $1.53, $1.43 and
$1.13 per share, respectively.

PRO FORMA DISCLOSURES

     Pro forma information regarding net income and earnings per share is required by Statement 123, and is determined as if the Company had accounted for its employee stock options under the fair value method of the Statement. The fair value for these options was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1997, 1996 and 1995: risk free interest rate of 6%; dividend yield of 0%; volatility factor of the expected market price of the Company's stock of .461; and a weighted-average expected life of the option of 4 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                         TIMBER LODGE STEAKHOUSE, INC.

4. STOCK OPTIONS AND WARRANTS (CONTINUED)
     For purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense, net of the related pro forma tax benefits, over the options' vesting period. The Company's pro forma information follows:

                                                      DECEMBER 31,   JANUARY 1,   JANUARY 3,
                                                          1997          1997         1996
                                                      ------------   ----------   ----------
Pro forma net income (loss).........................    $933,955      $957,821    $(100,916)
Pro forma earnings (loss) per share:
  Basic.............................................    $    .26      $    .27    $    (.03)
  Diluted...........................................    $    .25      $    .26    $    (.03)

     Note: The pro forma effect on net income (loss) for fiscal 1997, 1996 and 1995 is not representative of the pro forma effects on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

WARRANTS

     In connection with the Company's initial public offering in December 1993, the Company issued to the underwriter a warrant to purchase 120,000 shares of common stock. The warrant became exercisable on December 9, 1994, and remains outstanding until December 9, 1998. The warrant is exercisable at $7.20 per share. The warrant contains antidilution provisions and is non-transferable.

5. LINE OF CREDIT

     The Company has a $500,000 line of credit facility with its bank. The line of credit bears interest at the prime rate plus 1%, or 9.5% at December 31, 1997. The line of credit expires in June 1998. At December 31, 1997, there were no borrowings outstanding against the line of credit.

6. INCOME TAXES

     The components of income tax expense for the years ended December 31, 1997, January 1, 1997, and January 3, 1996, are as follows:

                                                        FISCAL 1997   FISCAL 1996   FISCAL 1995
                                                        -----------   -----------   -----------
Current:
  Federal.............................................   $311,589      $101,600      $  87,450
  State...............................................     86,017        33,840         29,000

Deferred:
  Federal.............................................     10,850       121,380       (103,100)
  State...............................................      3,250        21,420        (21,100)
                                                         --------      --------      ---------
                                                         $411,706      $278,240      $  (7,750)
                                                         ========      ========      =========

                         TIMBER LODGE STEAKHOUSE, INC.

6. INCOME TAXES (CONTINUED)
     The tax effects of significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,   JANUARY 1,
                                                                  1997          1997
                                                              ------------   ----------
Deferred tax assets:
  Alternative minimum tax credit carryforwards..............    $90,700       $190,600
  General business credit carryforwards.....................    417,600        279,800
  Other.....................................................     18,800         20,400
                                                                -------       --------
          Total deferred tax assets.........................    527,100        490,800
Deferred tax liabilities:
  Depreciation..............................................    300,600        345,900
  Pre-opening costs.........................................    153,100         57,400
                                                                -------       --------
          Total deferred tax liabilities....................    453,700        403,300
                                                                -------       --------
Net deferred tax assets.....................................    $73,400       $ 87,500
                                                                =======       ========

     At December 31, 1997, the Company had AMT credit carryforwards and the general business credit carryforwards of $508,300. These credits expire at various times through the year 2011.

     A reconciliation of statutory federal income taxes to the actual income tax expense is as follows:

                                                             FOR THE FISCAL YEARS ENDED
                                                       --------------------------------------
                                                       DECEMBER 31,   JANUARY 1,   JANUARY 3,
                                                           1997          1997         1996
                                                       ------------   ----------   ----------
Income taxes at statutory rate.......................    $473,932      $428,815     $(32,635)
State income taxes, net of federal benefit...........      60,733        54,950       (5,068)
Alternative minimum tax..............................          --            --      116,450
Reduction of taxes previously provided for...........          --      (142,825)          --
Effects of Fica Tip Credit...........................     (91,000)      (62,700)          --
Other................................................     (31,959)           --      (86,497)
                                                         --------      --------     --------
                                                         $411,706      $278,240     $ (7,750)
                                                         ========      ========     ========

7. RELATED PARTY TRANSACTIONS

     Two nephews of the Company's chief executive officer, Dermot F. Rowland, own a construction company that managed the construction of some of the Company's restaurants. Payments to this construction company totaled $1,056,011 in fiscal 1997. The accounts payable balance of the Company on December 31, 1997, included an amount of $432,634 that was payable to that construction company.

     The Company rents office space for $3,660 per month in a building owned by the Company's chief executive officer.

8. LEASE COMMITMENTS

     The Company leases restaurant facilities and equipment under noncancelable operating leases that expire at various dates, including renewal options, through 2017. In addition, certain leases contain escalation clauses based upon a fixed percentage increase and provisions for contingent rentals based on a percentage of gross revenues, as defined. The Company also pays real estate taxes, insurance and common area maintenance expenses related to these leases.

                         TIMBER LODGE STEAKHOUSE, INC.

8. LEASE COMMITMENTS (CONTINUED)
     During 1997, the Company entered into a sale/leaseback in connection with the development of the St. Cloud, Minnesota restaurant. The Company sold the property, having a book value of $1,575,000, to a third party leasing company for a selling price of $1,575,000. The Company then leased the property back under lease terms similar to its other restaurants.

     Rental expense under these lease agreements was $1,346,101, $901,115 and $745,768 for the years ended December 31, 1997, January 1, 1997, and January 3, 1996, respectfully.

     At December 31, 1997, future minimum lease payments under all noncancelable lease agreements are as follows:

Period Ending:
   1998.....................................................  $ 1,860,009
   1999.....................................................    1,880,277
   2000.....................................................    1,914,721
   2001.....................................................    1,888,092
   2002.....................................................    1,635,044
   Thereafter...............................................   13,814,066
                                                              -----------
                                                              $22,992,209
                                                              ===========

9. 401(K) PLAN

     In 1995, the Company adopted a defined contribution benefit plan that covers virtually all full-time employees. Under the plan, eligible employees can elect to contribute up to 15% of their annual compensation to the plan. The Company is permitted, but not required, to make a matching contribution to the plan up to a maximum of 6% of each participating employee's annual compensation. The Company has not made a matching contribution since the plan's inception.

10. SALE AND ABANDONMENT OF RESTAURANTS

     The Company sold its Q. Cumbers unit to the existing store manager, who was then a related party, on June 14, 1995. The Company retained the services of an independent consultant to assess the fair market value of the business and validate the Company's selling price. The store was sold for $531,000. The Company received $125,000 in cash and a promissory note for $406,000. The sale resulted in a pre-tax gain of $278,120. The promissory note bears interest at the prime rate. Interest is payable monthly. The buyer is required to make future principal payments of an annual amount of $50,000 from 1998-2002. In 2003, the remaining principal balance is due in full. The balance of the note receivable at December 31, 1997, was $346,000.

     In May, 1995, the Company closed its Williamsville, NY restaurant. The abandonment costs of $607,164 consist of the write-off of non-reusable assets and related close down costs.

     The pre-tax gain of $278,120 on the sale of Q. Cumbers and the pre-tax loss of $607,164 on the closing of the Williamsville, NY restaurant resulted in a net loss on sale and abandonment of restaurants of $329,044 in fiscal 1995.

11. SUBSEQUENT EVENT

     On January 16, 1998, G B Foods Corporation and the Company executed a Definitive Merger Agreement whereby G B Foods Corporation will acquire all of the Company's outstanding common stock. The parties expect to close the transaction in July 1998.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

(A) DIRECTORS, EXECUTIVE OFFICERS

                                                                                       DIRECTOR
          NAME              AGE                        POSITION                         SINCE
          ----              ---                        --------                        --------
Dermot F. Rowland           60    Chairman of the Board, Chief Executive Officer,       1989
                                  Secretary and Director
Peter S. Bedzyk             46    President, Chief Operating Officer and Director       1996
William J. Birmingham       56    Chief Financial Officer                                --
Laurence F. LeJeune(1)      60    Director                                              1991
John P. Uphoff(1)           65    Director                                              1994

---------------
(1) Member of the Audit Committee and the Compensation Committee

     DERMOT F. ROWLAND, a founder of the Company, has served as Chairman of the Board, Chief Executive Officer, Secretary and as a Director of the Company since 1989. Prior to establishing the Company, Mr. Rowland was involved in the formation and management of Homestyle Buffet, Inc., which subsequently changed its name to Staceys Buffet Inc. ("Staceys"). Staceys, based in Largo, Florida, develops and operates buffet restaurants. He co-founded Staceys in 1986 and served as its President and Chief Executive Officer from 1986 to 1987. In 1987, he became its Chairman of the Board and continued as a consultant and Director until 1991.

     PETER S. BEDZYK has served the Company in several executive and management positions since 1991. Mr. Bedzyk has been the Company's President and Chief Operating Officer since February 1997 and a Director since May 1996. From June 1995 to February 1997 he served as Executive Vice President of Operations and from 1991 to June 1995, Mr. Bedzyk served as the Company's Operations Manager as well as General Manager of the Minnesota Steakhouse ( a predecessor of the Company). From 1985 through 1990, Mr. Bedzyk was an Operating Partner of a Bonanza Family Restaurant franchisee in St. Louis, Missouri. Mr. Bedzyk has previously been employed by various restaurants, including Ponderosa Steakhouse and Cracker Barrel Restaurants.

     WILLIAM J. BIRMINGHAM joined the Company in September 1997 as its Chief Financial Officer. From July 1996 to May 1997 Mr. Birmingham served as Chief Financial Officer of XOX Corporation, a St. Paul, Minnesota-based software company that provides proprietary software for geometric computing. From January 1995 to March 1996, he served as Chief Financial Officer for B-Tree Verification Systems, Inc., a Minneapolis-based company that provides test stations that validate the software in devices containing embedded microprocessors. From December 1992 through December 1994, he was Chief Financial Officer of Waters Instruments, Inc., Rochester, Minnesota, a company that manufactures electro-mechanical devices for the medical, computer, communications and agriculture markets. Prior to this time, Mr. Birmingham was Chief Financial Officer of a start-up medical device company in Minneapolis (f/k/a Cherne Medical) and had an extended career with 3M Company, St. Paul, Minnesota involving financial and marketing management positions. Mr. Birmingham left the employ of the Company in April 1998.

     LAURENCE F. LEJEUNE has, since 1981, been the owner, and has served as Chairman of the Board, of LeJeune Investment, Inc., a corporate holding company which operates Carousel Automobiles and Maplewood Imports, both of which are automobile dealerships located in the Minneapolis -- St. Paul metropolitan area. He served as President and Chief Executive Officer of L.L. LeJeune Co., a Minneapolis -- based structural steel fabricator, from 1967 to 1989. Mr. LeJeune currently serves as a Director of Vaughn Communications, Inc. based in Edina, Minnesota, which provides video duplication services and broadcast video equipment rental.

     JOHN P. UPHOFF has served since 1993 as President and Chief Executive Officer of Uphoff Capital Management, Inc., an investment firm. He also is active as a private investor. Mr. Uphoff served as Senior Vice President and a Director of Leisure Research for Raymond James & Associates, Inc. from 1984 to 1993. Prior to 1984, he served as President and Chief Executive Officer of Uppy's Family Restaurants, Inc., a chain of multi-concept restaurants located in Wisconsin and Florida. Mr. Uphoff currently serves as a Director of Monarch Casino & Resort, Inc., a publicly-held gaming company based in Reno, Nevada.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Board has an Audit Committee comprised of Mr. LeJeune and Mr. Uphoff. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its system of internal controls, and reports the results of its review to the Board. The Audit Committee held three meetings during the fiscal year ended December 31, 1997.

     Compensation Committee. The Board has a Compensation Committee comprised of Mr. LeJeune and Mr. Uphoff who are responsible for setting the compensation of the executive officers of the Company. The Compensation Committee met three times during the fiscal year ended December 31, 1997.

(B) SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Officers, directors and persons owning more than 10 percent of the Company's outstanding Common Stock are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms filed. Based solely on a review of the copies of such reports and amendments thereto furnished to or obtained by the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 1997, the Company's directors, officers and beneficial owners of more than 10 percent of the Company's shares of Common Stock complied with all applicable filing requirements, except that Mr. Rowland, Mr. Bedzyk, Mr. LeJeune and Mr. Uphoff did not timely file one report each. All such reports have now been filed.

ITEM 10. EXECUTIVE COMPENSATION

     The following table provides certain summary information for the past three years ended December 31 concerning executive compensation paid or accrued by the Company to the Company's Chief Executive Officer (the "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                               COMPENSATION AWARDS
                                                      ANNUAL COMPENSATION     ---------------------
                                                    -----------------------   SECURITIES UNDERLYING
           NAME AND PRINCIPAL POSITION              YEAR   SALARY     BONUS          OPTIONS
           ---------------------------              ----   ------     -----   ---------------------
Dermot F. Rowland                                   1997   52,516(1)   --              10,000(2)
  (Chief Executive Officer)                         1996   84,808      --              15,000
                                                    1995   67,212      --              50,000(3)

---------------
(1) Mr. Rowland was on disability for a portion of fiscal year 1997 and under terms of the Company's disability benefit program, received those benefit payments directly from the insurance company.

(2) In addition to the options for 10,000 shares granted in fiscal year 1997, Mr. Rowland was granted options for 10,000 shares at an exercise price of $5.91 per share on January 15, 1998.

(3) Represents 50,000 options previously granted to Mr. Rowland which were repriced from exercise prices of $5.55 and $4.95 per share to an amended exercise price of $2.89 per share.

                  STOCK OPTION GRANTS DURING FISCAL YEAR 1997

     The following table provides information regarding stock options granted during fiscal year 1997 to the Named Executive Officer in the Summary Compensation Table.

                                   OPTIONS     % OF TOTAL OPTIONS     EXERCISE PRICE
              NAME                 GRANTED   GRANTED IN FISCAL YEAR     PER SHARE      EXPIRATION DATE
              ----                 -------   ----------------------   --------------   ---------------
Dermot F. Rowland................  10,000(1)         14.6%                $4.125        May 29, 2007

---------------
(1) The date of grant of the stock option was May 30, 1997. Options become exercisable at the rate of one-third of the granted shares after six, eighteen and thirty months from the date of grant.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                         NUMBER OF                   NUMBER OF UNEXERCISED         VALUE (1) OF UNEXERCISED
                          SHARES                  OPTIONS AT DECEMBER 31, 1997   OPTIONS AT DECEMBER 31, 1997
                         ACQUIRED     VALUE (1)   ----------------------------   ----------------------------
         NAME           ON EXERCISE   REALIZED    EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----           -----------   ---------   -----------    -------------   -----------    -------------
Dermot F. Rowland.....    33,750      $196,425      61,667          13,333        $215,472         $35,215

---------------
(1) Value is the difference between the exercise price of the option and the closing price of the common stock on December 31, 1997 of $6.56 per share.

                             DIRECTOR COMPENSATION

     During the fiscal year ended December 31, 1997, the Company paid no fees or compensation or expense reimbursement to each non-employee director. The Company grants to its non-employee directors non-qualified stock options to purchase shares of the Company's Common Stock at prices which are equal to the fair market value on the date of grant. These non-qualified stock options are exercisable at any time from the date of grant and have a ten-year life. During the fiscal year ended December 31, 1997, the Company granted to each of its non-employee directors, Laurence F. LeJeune and John P. Uphoff, options to purchase 5,000 shares of Common Stock at exercise prices of $3.375 per share and 5,000 shares of Common Stock at an exercise price of $3.75, the respective closing bid prices of the Company's Common Stock on the date of such grants. On January 15, 1998, Mr. LeJeune and Mr. Uphoff were each granted non-qualified options to purchase 10,000 shares of Common Stock at exercise prices of $5.375 per share, the closing bid price on January 15, 1998.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the date of this Form 10-KSB, the number of shares of the Company's Common Stock beneficially owned by (i) each executive officer and director of the Company; (ii) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; and (iii) all executive officers and directors as a group.

                                                          NUMBER OF SHARES
                                                          OF COMMON STOCK       PERCENTAGE OF OUTSTANDING
        NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIALLY OWNED(1)        COMMON SHARES(9)
        ------------------------------------           ----------------------   -------------------------
Dermot F. Rowland....................................         595,119(2)                 16.1%
4021 Vernon Avenue South
Minneapolis, Minnesota 55416
Peter S. Bedzyk......................................          40,042(3)                  1.1%
4021 Vernon Avenue South
Minneapolis, Minnesota 55416
William J. Birmingham................................           1,667(4)                     *
4021 Vernon Avenue South
Minneapolis, Minnesota 55416
Laurence F. LeJeune..................................         161,500(5)                  4.4%
8989 Wayzata Boulevard
Minneapolis, Minnesota 55426
John P. Uphoff.......................................          35,000(6)                  1.0%
P.O. Box 6611
Incline Village, Nevada 89450
All executive officers and directors as a group (5
  persons)...........................................         833,328(7)                 21.8%
Heartland Advisors, Inc..............................         506,000(8)                 13.9%
790 North Milwaukee Street
Milwaukee, Wisconsin 53202

---------------
 *  less than one percent

(1) Shares of Common Stock subject to options exercisable within 60 days after the date of this Form 10-KSB are deemed to be outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options but are not deemed to be outstanding for purposes of computing such percentage for any other person. Except as indicated by footnote, each person or group identified has sole voting and investment powers with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes options to purchase up to 61,667 shares of Common Stock and 6,250 shares of Common Stock owned by Mr. Rowland's spouse.

(3) Includes options to purchase up to 36,667 shares of Common Stock.

(4) Represents options to purchase up to 1,667 shares of Common Stock. Mr. Birmingham left the employ of the Company in April 1998.

(5) Includes options to purchase up to 50,000 shares of Common Stock.

(6) Includes options to purchase up to 30,000 shares of Common Stock.

(7) Includes options to purchase up to 180,001 shares of Common Stock.

(8) Based on information supplied on Schedule 13G, filed with the Securities and Exchange Commission on January 8, 1998.

(9) The percentage of outstanding shares of Common Stock shown in the table above is calculated based on 3,634,417 shares outstanding as of the date of this Form 10-KSB and assumes that in each case the person or group exercised his or its outstanding options which have vested or will vest within 60 days of this Form 10-KSB.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Two nephews of the Company's Chairman and Chief Executive Officer, Dermot
F. Rowland, own a construction company that managed the construction of some of the Company's restaurants. Payments to this construction company totaled $1,056,011 in fiscal 1997. The accounts payable balance of the Company on December 31, 1997, included an amount of $432,634 that was payable to that construction company.

     The Company rents office space for $3,660 per month in a building owned by the Company's Chairman and Chief Executive Officer, Dermot F. Rowland.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits:

   3.1  Articles of Incorporation of Timber Lodge Steakhouse, Inc.
        (1)
   3.2  Bylaws (2)
  10.4  Agreement and Plan of Merger dated as of January 16, 1998 among G B Foods Corporation TLS Acquisition Corp. and Timber
        Lodge Steakhouse, Inc. (5)
  23.1  Consent of Independent Auditors (4)
  24.1  Power of Attorney (3)
  27.1  Financial Data Schedule (5)

---------------
(1) Incorporated by reference to the specific exhibit included in the Company's Quarterly Report on Form 10-QSB for the quarter ended June 14, 1995.

(2) Incorporated by reference to the specific exhibit included in the Company's Registration Statement on Form SB-2, SEC File No. 33-71176-C.

(3) Previously filed.

(4) Filed herewith electronically.

(5) Previously filed.

(b) Reports on Form 8-K. The Company filed no reports on Form 8-K during the fourth quarter of fiscal 1997.

                                   SIGNATURES

     In accordance with the requirements of the Exchange Act, the Company caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 10, 1998                      Timber Lodge Steakhouse, Inc.

                                          By      /s/ DERMOT F. ROWLAND
                                            ------------------------------------
                                            Dermot F. Rowland
                                            Chief Executive Officer

     In accordance with the requirements of the Exchange Act, this Report has been signed below by the following persons on behalf of the Company and in the capacities indicated on July 10, 1998.

                      SIGNATURE                                           POSITION
                      ---------                                           --------

                /s/ DERMOT F. ROWLAND                  Director, Chairman of the Board, Chief
-----------------------------------------------------    Executive Officer and Secretary
                  Dermot F. Rowland

                 /s/ PETER S. BEDZYK                   Director, President and Chief Operating
-----------------------------------------------------    Officer
                   Peter S. Bedzyk

                          *                            Director
-----------------------------------------------------
                 Laurence F. LeJeune

                          *                            Director
-----------------------------------------------------
                   John P. Uphoff

                  /s/ JAMES KELZER                     Chief Accounting Officer
-----------------------------------------------------
                    James Kelzer

*Signed by Dermot F. Rowland pursuant to a power of attorney on file.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q

[X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
     SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                 FOR THE QUARTERLY PERIOD ENDED MARCH 25, 1998

[ ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
     SECURITIES EXCHANGE ACT OF 1934

                         FOR THE TRANSITION PERIOD FROM
                               --------------- TO
                                ---------------.

                        COMMISSION FILE NUMBER: 0-22786

                         TIMBER LODGE STEAKHOUSE, INC.
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

                  MINNESOTA                                      41-1810126
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

                            4021 VERNON AVENUE SOUTH
                        ST. LOUIS PARK, MINNESOTA 55416
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (612) 929-9353
                (ISSUER'S TELEPHONE NUMBER, INCLUDING AREA CODE)

     Check whether the issuer: (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               [X] Yes     [ ] No

     As of May 1, 1998, there were outstanding 3,636,082 shares of the issuer's Common Stock, $.01 par value per share.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                              PART I
Item 1. Financial Statements................................  F-33
Item 2. Management's Discussion and Analysis of Financial
Condition
         and Results of Operations..........................  F-37

                             PART II
Item 6. Exhibits and Reports on Form 8-K....................  F-39
       Signatures...........................................  F-40

                         PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                         TIMBER LODGE STEAKHOUSE, INC.

                                 BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                               MARCH 25,     DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
Current assets:
     Cash and cash equivalents..............................  $   125,279    $   482,598
     Accounts receivable....................................      169,731        227,473
     Inventory..............................................      295,046        352,289
     Pre-opening costs......................................      394,064        450,510
     Pre-paid expenses and other current assets.............      567,249        541,529
                                                              -----------    -----------
          Total current assets..............................    1,551,369      2,054,399
Property and equipment, net.................................   12,652,903     12,463,740
Note receivable, related party..............................      346,000        346,000
Deferred tax assets.........................................      132,400        132,400
Other assets................................................      218,038        221,639
                                                              -----------    -----------
          Total assets......................................  $14,900,710    $15,218,178
                                                              ===========    ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable.......................................  $ 1,069,577    $ 1,512,713
     Short-term borrowing...................................      150,000             --
     Accrued salaries and wages.............................      400,885        386,371
     Sales tax payable......................................      150,585        187,153
     Gift certificates payable..............................      504,187        871,360
     Deferred tax liabilities...............................       59,000         59,000
     Accrued expenses and other liabilities.................       86,263         71,847
                                                              -----------    -----------
          Total current liabilities.........................    2,420,497      3,088,444
Deferred rent...............................................    1,177,220      1,063,429
                                                              -----------    -----------
          Total liabilities.................................    3,597,717      4,151,873
Shareholders' equity:
     Common stock, $0.01 par value Authorized
      shares -- 10,000,000
          Issued shares -- 3,634,415 at March 25, 1998 and
             3,625,750 at December 31, 1997.................       36,344         36,257
     Additional paid-in capital.............................    8,909,052      8,883,701
     Retained earnings......................................    2,357,597      2,146,347
                                                              -----------    -----------
Total shareholders' equity..................................   11,302,993     11,066,305
                                                              -----------    -----------
          Total liabilities and shareholders' equity........  $14,900,710    $15,218,178
                                                              ===========    ===========

              See accompanying notes to the financial statements.

                         TIMBER LODGE STEAKHOUSE, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                 TWELVE WEEKS ENDED
                                                              ------------------------
                                                              MARCH 25,     MARCH 26,
                                                                 1998          1997
                                                              ----------    ----------
Net sales...................................................  $7,399,440    $5,214,308
Costs and expenses:
  Food and beverage costs...................................   2,808,566     1,927,169
  Labor and benefits costs..................................   2,163,907     1,473,588
  Restaurant operating expenses.............................     738,272       538,430
  Occupancy costs...........................................     884,213       584,314
                                                              ----------    ----------
  Restaurant costs and expenses.............................   6,594,958     4,523,501
                                                              ----------    ----------
Restaurant operating income.................................     804,482       690,807
General and administrative..................................     392,180       339,536
Amortization of pre-opening costs...........................     124,777        76,625
                                                              ----------    ----------
  Operating income..........................................     287,525       274,646
Interest expense............................................       4,597         5,330
Interest and other (income) expense.........................     (18,922)      (19,568)
                                                              ----------    ----------
Income before income taxes..................................     301,850       288,884
  Income taxes..............................................      90,600        86,700
                                                              ----------    ----------
Net income..................................................  $  211,250    $  202,184
                                                              ==========    ==========
Basic earnings per share....................................  $     0.06    $     0.06
                                                              ==========    ==========
Diluted earnings per share..................................  $     0.06    $     0.06
                                                              ==========    ==========
Basic weighted average shares...............................   3,632,641     3,584,747
                                                              ==========    ==========
Diluted weighted average shares.............................   3,740,334     3,658,804
                                                              ==========    ==========

              See accompanying notes to the financial statements.

                         TIMBER LODGE STEAKHOUSE, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                 TWELVE WEEKS ENDED
                                                              ------------------------
                                                              MARCH 25,     MARCH 26,
                                                                1998          1997
                                                              ---------    -----------
OPERATING ACTIVITIES
Net income..................................................  $211,250     $   202,184
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................   279,667         238,350
  Amortization..............................................   124,777          76,625
  Deferred rent.............................................   113,791        (114,893)
  Changes in operating assets and liabilities:
     Receivables............................................    57,742           5,514
     Inventories............................................    57,243          17,655
     Pre-opening costs......................................   (67,431)       (130,188)
     Prepaid expenses and other current assets..............   (25,720)        (49,211)
     Accounts payable.......................................  (443,136)        135,982
     Accrued salaries and wages.............................    14,514          55,829
     Sales tax payable......................................   (36,568)        (22,290)
     Gift certificates payable..............................  (367,173)       (250,651)
     Income taxes payable...................................        --        (232,482)
     Other accrued expenses.................................    14,416         (62,590)
                                                              --------     -----------
Net cash used in operating activities.......................   (66,628)       (130,166)
INVESTING ACTIVITIES
Purchases of property and equipment.........................  (468,830)     (1,383,614)
Other assets................................................     2,701             970
                                                              --------     -----------
Net cash used in investing activities.......................  (466,129)     (1,382,644)
FINANCING ACTIVITIES
Proceeds from short-term borrowings.........................   150,000         938,425
Exercise of stock options...................................    25,438          24,975
Common stock repurchased....................................        --          (7,313)
                                                              --------     -----------
Net cash provided by financing activities...................   175,438         956,087
Net decrease in cash and cash equivalents...................  (357,319)       (556,723)
Cash and cash equivalents at the beginning of the year......   482,598       1,178,373
                                                              --------     -----------
Cash and cash equivalents at end of period..................  $125,279     $   621,650
                                                              ========     ===========

              See accompanying notes to the financial statements.

                         TIMBER LODGE STEAKHOUSE, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 MARCH 25, 1998
                                  (UNAUDITED)

 1. BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB/A-1 for the year ended December 31, 1997.

     In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the twelve weeks ended March 25, 1998, are not necessarily indicative of the results that may be expected for the year ended December 30, 1998.

 2. EARNINGS PER SHARE

     Earnings per share have been calculated based on the guidelines established by the Financial Accounting Stands Board (FASB) Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic earnings per share were calculated by dividing income available to common stockholders by the weighted average common shares outstanding. Diluted earnings per share were calculated using the dilutive effect of stock options and warrants using the treasury stock method. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to Statement 128 requirements.

     The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                                 TWELVE WEEKS ENDED
                                                              ------------------------
                                                              MARCH 25,     MARCH 26,
                                                                 1998          1997
                                                              ----------    ----------
BASIC EARNINGS PER SHARE:
Numerator
  Net income................................................  $  211,250    $  202,184
                                                              ==========    ==========
Denominator
  Basic weighted average number of common shares outstanding
     for the period.........................................   3,632,641     3,584,747
                                                              ==========    ==========
Basic earnings per share....................................  $     0.06    $     0.06
                                                              ==========    ==========
DILUTED EARNINGS PER SHARE:
Numerator
  Net income................................................  $  211,250    $  202,184
                                                              ==========    ==========
Denominator
  Basic weighted average number of common shares outstanding
     for the period.........................................   3,632,641     3,584,747
  Incremental common shares attributable to exercise of:
          outstanding options...............................     107,693        74,057
          outstanding warrants..............................          --            --
                                                              ----------    ----------
  Diluted weighted average number of common shares
     outstanding for the period.............................   3,740,334     3,658,804
                                                              ==========    ==========
Diluted earnings per share..................................  $     0.06    $     0.06
                                                              ==========    ==========

 3. RECLASSIFICATION

     Certain prior year items have been reclassified to conform with the current year presentation.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship to net sales of certain items included in the Company's statements of operations.

                                                           TWELVE WEEKS ENDED
                                                         ----------------------
                                                         MARCH 25,    MARCH 26,
                                                           1998         1997
                                                         ---------    ---------
Net sales..............................................   100.0%        100.0%
  Costs and expenses:
  Food and beverage costs..............................     38.0         37.0
  Labor and benefits costs.............................     29.2         28.3
  Restaurant operating expenses........................     10.0         10.3
  Occupancy costs......................................     11.9         11.1
                                                           -----        -----
     Restaurant costs and expenses.....................     89.1         86.7
                                                           -----        -----
Restaurant operating income............................     10.9         13.3
General and administrative.............................      5.3          6.5
Amortization of pre-opening costs......................      1.7          1.5
                                                           -----        -----
  Operating income.....................................      3.9          5.3
Interest expense.......................................      0.1          0.1
Interest and other (income)/expense....................     (0.3)        (0.4)
                                                           -----        -----
Income before income taxes.............................      4.1          5.6
  Income taxes.........................................      1.2          1.7
                                                           -----        -----
Net income.............................................      2.9%         3.9%
                                                           =====        =====
Number of restaurants open at end of period............       17           12

TWELVE WEEKS ENDED MARCH 25, 1998, COMPARED TO TWELVE WEEKS ENDED MARCH 26,
1997.

     Net Sales. The Company's net sales increased 41.9% to $7,399,440 compared to $5,214,308 for the first quarter last year. The increase is attributable to the five new restaurants opened since the beginning of the first quarter of fiscal 1997. Same store sales for stores open at least 18 months were up 1.3%. The Company continues to use television as its primary media vehicle in its core market of Minneapolis/St. Paul and has expanded television advertising to Sioux Fall, SD and Duluth, MN. The Company uses radio advertising in the Wisconsin market and print advertising in the Illinois and New York markets. The Company's management feels confident, that despite increased direct competition in its markets, same store sales will continue to be positive.

     Costs and Expenses. Cost of restaurant sales, consisting of food and beverage costs, increased 1.0% to 38.0% compared to 37.0% for the same period last year. This increase is due in part to the Company experiencing higher costs of meat, produce, and dairy in the early part of the current year quarter.

     Labor and related benefit costs increased 0.9% to 29.2% compared to 28.3% for the same period last year. The increase is attributable to the higher minimum wage paid to Minnesota servers. Minnesota is one of a few states that does not permit "tip credit" (the practice of employers paying tipped employees below the federal minimum wage, with tips from customers making up the balance of the minimum wage). These increases were offset somewhat by the Company implementing a partially self-insured health and dental insurance program for all eligible and participating employees.

     Restaurant operating expenses and occupancy costs include all other unit-level costs, the major components of which are rents, real estate taxes, utilities, store supplies, repairs and maintenance and other related occupancy costs. Restaurant operating costs are semi-variable while most of the occupancy expenses are fixed. In the aggregate for the first quarter, restaurant operating expenses and occupancy costs increased 0.5% to 21.9% of net sales compared to 21.4% for the same period last year. The increase is attributable to occupancy costs, mainly equipment leases, being higher for new stores added in the past year compared to the mature existing stores operating during the same period.

     General and Administrative Expenses. General and administrative expenses decreased 1.2% to 5.3% of net sales compared to 6.5% for the same period last year. This decrease is due to the first time cost of television in the Minneapolis/St. Paul market in the first quarter of 1997. Also, the Company has experienced increased efficiencies while adding new stores without adding corporate personnel and overhead.

     Amortization of Pre-Opening Costs. Amortization of pre-opening costs increased to 1.7% of net sales compared to 1.5% for the same period last year. The increase is attributable to the pre-opening costs for the latest five new stores (three were outstate locations) being higher than the three new restaurants being amortized for the same period last year. The Company amortizes pre-opening costs for new restaurants over a twelve month period commencing with the first full period after the restaurant's opening.

     Interest and Other Income. Interest was paid on short term borrowings via a line of credit the Company has with a local bank. The increase in short term borrowings was used to meet the Company's needs in funding new restaurant construction and to pay income taxes. Income was earned on marketable securities and a promissory note related to the 1995 Q. Cumbers sale. Interest income combined with other miscellaneous income was $18,922 for the first quarter compared to $19,568 for the same period last year. The decrease is due to a reduction of marketable securities used to finance new restaurant construction.

     Provision for Income Taxes. The Company's effective tax rate is estimated at 30% for the first quarter, which is the same as first quarter 1997. The company's tax rate is impacted by tax credits for FICA taxes paid on tips received by restaurant employees.

     Net Income. The Company's net income was $211,250 in the first fiscal quarter of 1998 compared to $202,184 for the same period last year. Basic and diluted earnings per share were $.06 in the first quarter 1998 compared to $.06, respectively, for the same quarter last year.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has leased its restaurant sites under non-cancelable leases for periods of six to twenty years, with renewal options of between three and ten years. The Company plans to continue leasing sites for expansion in the foreseeable future.

     Cash used in operating activities was $66,628 compared to cash used of $130,166 for the same period last year. The Company had a net working capital deficit of ($869,128) at March 25, 1998, compared to a deficit of ($1,034,045) at December 31, 1997. The increase in working capital is a result of the Company paying down its accounts payable and customers redeeming gift certificates. The Company has a $500,000 bank line of credit that it has used to fund short-term cash needs. At the end of first quarter 1998 this line had an outstanding balance of $150,000. This balance is planned to be paid down in subsequent quarters. Most of the Company's sales are paid by cash or credit card and the Company generally receives 30 days credit from trade suppliers.

     Sale leaseback financing with AEI Fund Management, Inc. of St. Paul, Minnesota provided $1,575,000 for the November 1997 purchase of the St. Cloud, Minnesota restaurant. The financing agreement between the Company and AEI Fund Management, Inc. executed on September 23, 1997, provided for the funding of up to four restaurants/parcels. The Rochester, Minnesota site that is under construction is being financed pursuant to that agreement between the Company and AEI. This financing facility could fund two more restaurants beyond the St. Cloud and Rochester sites.

     The Company currently intends to focus its expansion on steakhouse restaurants and estimates that the average costs of developing a new steakhouse restaurant to be approximately $1,200,000. The actual cost will vary depending on the size of the restaurant, the amount of landlord contributions, if any, and whether extensive renovation or remodeling is required. Pre-opening costs, primarily labor, advertising, travel and other costs related to the four new steakhouses opened in 1997 were approximately $130,000 per restaurant.

Expenses for new restaurants opening in the future are expected to be lower as training and general start-up efficiencies are achieved from the Company opening additional restaurants in markets away from Minnesota.

     The Company believes that cash generated from operations and funds available under its line of credit will be sufficient to finance current and forecasted operations and obligations.

                          PART II -- OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits:

         None

     (b) No reports on Form 8-K have been filed during the quarter for which this report was filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          TIMBER LODGE STEAKHOUSE, INC.

Date: May 8, 1998                         By: /s/  DERMOT F. ROWLAND
                                            ------------------------------------
                                            Dermot F. Rowland
                                            Its: Chief Executive Officer

Date: May 8, 1998                         By: /s/  PETER S. BEDZYK
                                            ------------------------------------
                                            Peter S. Bedzyk
                                            Its: President

                                                                         ANNEX G

                              CONFORMED COPIES OF:
                      AGREEMENT AND PLAN OF REORGANIZATION
                                  DATED AS OF
                               FEBRUARY 19, 1998
                                     AMONG
                              GB FOODS CORPORATION
                                      AND
                             CKE RESTAURANTS, INC.
                (THE SOLE STOCKHOLDER OF JB'S RESTAURANTS, INC.)

                                      AND
                             JB'S RESTAURANTS, INC.
                            ------------------------

                                 ASSIGNMENT OF
                      AGREEMENT AND PLAN OF REORGANIZATION

                                  DATED AS OF
                                 MARCH 26, 1998
                            ------------------------

                               FIRST AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

                                  DATED AS OF
                                 MARCH 27, 1998
                            ------------------------

                              SECOND AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

                                  DATED AS OF
                                  JUNE 3, 1998
                            ------------------------

                               THIRD AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

                                  DATED AS OF
                                  JULY 8, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                            ARTICLE I
                           DEFINITIONS
 1.1  Defined Terms.........................................   G-1

ARTICLE II
                        EXCHANGE OF SHARES
 2.1  Exchange of Shares....................................   G-4

ARTICLE III
                  REPRESENTATIONS AND WARRANTIES
 3.1  Representations and Warranties of CKE.................   G-4
          (a)  Organization, Standing and Corporate Power...   G-4
          (b)  Capital Structure............................   G-4
          (c)  Authority; Noncontravention..................   G-4
          (d)  Financial Statements; No Undisclosed
          Liabilities.......................................   G-5
          (e)  Nature of Business and Assets................   G-5
          (f)  Inventory....................................   G-5
          (g)  Licenses, Approvals, etc.....................   G-5
          (h)  Real Properties..............................   G-6
          (i)   Tangible Personal Property..................   G-6
          (j)   Intellectual Property.......................   G-6
          (k)  Environmental Compliance.....................   G-6
          (l)   Absence of Certain Changes or Events........   G-7
          (m) Litigation....................................   G-8
          (n)  Compliance with Laws.........................   G-8
          (o)  Absence of Changes in Stock or Benefit
          Plans.............................................   G-8
          (p)  ERISA Compliance.............................   G-8
          (q)  Taxes........................................   G-9
          (r)  Contracts; Debt Instruments..................  G-10
          (s)  Insurance....................................  G-11
          (t)  Interests of Officers and Directors..........  G-11
          (u)  Approval by Board............................  G-11
          (v)  Brokers......................................  G-11
          (w)  Fairness Opinion.............................  G-11
          (x)  Disclosure...................................  G-11
 3.2  Representations and Warranties of GB..................  G-12
          (a)  Organization, Standing and Corporate Power...  G-12
          (b)  Capital Structure............................  G-12
          (c)  Authority; Noncontravention..................  G-12
          (d)  SEC Documents; Financial Statements; No
          Undisclosed Liabilities...........................  G-12
          (e)  Nature of Business...........................  G-13
          (f)  Litigation...................................  G-13
          (g)  Absence of Changes...........................  G-13
          (h)  Exchange Act Reports.........................  G-13
          (i)   Brokers.....................................  G-13
          (j)   Disclosure..................................  G-13
 3.3  Delivery of Disclosure Schedules......................  G-13

                                       (i)

                                                              PAGE
                                                              ----
ARTICLE IV
                         COVENANTS OF CKE
 4.1  Conduct of Business...................................  G-14
 4.2  Access to Information.................................  G-15
 4.3  No Solicitation.......................................  G-15

                            ARTICLE V
                         COVENANTS OF GB
 5.1  Conduct of Business...................................  G-16
 5.2  Confidentiality.......................................  G-16
 5.3  Employee Benefit Plans................................  G-16
 5.4  Indemnification and Insurance.........................  G-16
 5.5  Access to Information.................................  G-16
 5.6  Board of Directors Approval...........................  G-17

ARTICLE VI
                       COVENANTS GENERALLY
 6.1  Reasonable Efforts; Notification......................  G-17
 6.2  CKE Investment Representation.........................  G-17
 6.3  Press Releases........................................  G-18
 6.4  Securities Reports....................................  G-18

                           ARTICLE VII
                    CONDITIONS TO THE EXCHANGE
 7.1  Conditions to the Obligations of GB...................  G-18
 7.2  Conditions to the Obligations of CKE..................  G-19

                           ARTICLE VIII
                           INDEMNITIES
 8.1  Survival of Representations and Agreements............  G-19
 8.2  Indemnification.......................................  G-19
 8.3  Limitations and Conditions Respecting Indemnity.......  G-20

                            ARTICLE IX
                           TERMINATION
 9.1  Termination...........................................  G-21
 9.2  Effect of Termination.................................  G-22

                            ARTICLE X
                          MISCELLANEOUS
10.1  Notices...............................................  G-22
10.2  Amendments; No Waivers................................  G-22
10.3  Fees and Expenses.....................................  G-23
10.4  Successors and Assigns; Parties in Interest...........  G-23
10.5  Severability..........................................  G-23
10.6  Governing Law.........................................  G-23
10.7  Entire Agreement......................................  G-23
10.8  Counterparts: Effectiveness; Interpretation...........  G-23
10.9  Anti-Dilution Provision...............................  G-23

                                      (ii)

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), is entered into as of February 19, 1998, among GB FOODS CORPORATION, a Delaware corporation ("GB"), CKE RESTAURANTS, INC., a Delaware corporation ("CKE") and JB'S RESTAURANTS, INC., a Delaware corporation and a wholly-owned subsidiary of CKE ("JB").

     WHEREAS, CKE owns all of presently issued and outstanding stock of every kind, class and series of JB (the "JB Stock"), and desires to exchange the JB Stock for shares of GB common stock (the "GB Stock") on the terms and subject to the conditions herein set forth (the "Exchange"); and

     WHEREAS, the respective Boards of Directors of CKE (as sole stockholder of JB) and GB have approved and adopted, or are expected to approve and adopt, this Plan and Agreement of Reorganization as contemplated by Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Exchange and also to prescribe various conditions to the consummation thereof.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Defined Terms. In addition to terms which are defined as they are introduced in the text, the words and terms defined in this Article shall have the meanings specified below unless the context or use clearly indicates another or different meaning or intent:

     "Action" means any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation or proceeding by or before any Governmental Entity.

     "Benefit Plans" means, collectively, all "employee pension benefit plans" (defined in Section 3(2) of ERISA), "employee welfare benefit plans" (defined in Section 3(1) of ERISA) and all other employee benefit plans.

     "Blue Sky Law" means any state securities law.

     "Business" means JB's ownership and operation of the Restaurants under the names "JB's" and variants thereof and "Galaxy Diner".

     "Claim" means any claim, action, suit, proceeding or investigation.

     "Closing" means the consummation of the exchange transaction contemplated hereby.

     "Closing Date" means March 1, 1998 or such other date as the parties may establish by mutual written agreement on which the transaction hereunder will be consummated.

     "Consent" means any approval, franchise, order, license, permit, waiver or authorization of, or registration, declaration or filing with or exemption, notice, application, or certification by or to any Governmental Entity.

     "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code,
(iv) the continuation coverage requirements of Section 601 et seq. of ERISA and
Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec. 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., the Clean Water Act, 33 U.S.C. sec. 1251 et seq., the Clean Air Act, 42 U.S.C. sec. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.
sec. 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. sec. 651 et seq., the Oil Pollution Act, 33 U.S.C. sec. 2701 et seq., in each case as amended from time to time, and all regulations promulgated thereunder, and any other statute, law, regulation, ordinance, bylaw, rule, judgment, order, decree or directive of any Governmental Entity dealing with pollution or the protection of natural resources or the indoor or ambient environment or with the protection of human health or safety.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "GAAP" means United States generally accepted accounting principles.

     "GB Material Adverse Effect" means to (i) have a material adverse effect on the value, condition (financial or otherwise), prospects, business, or results of operations of GB and its subsidiaries as a whole, (ii) impair the ability of GB to perform its obligations under this Agreement or (iii) prevent or materially delay consummation of any of the transactions contemplated by this Agreement.

     "GB SEC Documents" means all reports, schedules, forms, statements, exhibits and other documents filed with the SEC by GB under or pursuant to the Exchange Act since January 1, 1996.

     "Governmental Entity" means any government or any arbitration panel or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, department, bureau, commission or agency, domestic or foreign.

     "Hazardous Substance" means any pollutant, contaminant, hazardous or toxic substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical substance or material listed or identified in or regulated by or under any Environmental Law.

     "Indebtedness" means, with respect to any person or entity, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments,
(iii) all obligations of such person upon which interest charges are customarily paid, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (vi) all capitalized lease obligations of such person,
(vii) all indebtedness of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such person under interest rate or currency swap transactions (valued at the termination of value thereof), (ix) all letters of credit issued for the account of such person, (x) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (xi) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

     "Inventory" means all food, beverages, materials and supplies.

     "JB Financial Statements" means the audited financial statements for the three (3) years ended December 31, 1997.

     "JB Material Adverse Effect" means to (i) have a material adverse effect on the value, condition (financial or otherwise), prospects, business, insurability or result of operations of JB or any of the Restaurants, (ii) impair the ability of JB to perform its obligations under this Agreement or (iii) prevent or materially delay consummation of the transaction contemplated by this Agreement.

     "JB Interests" means JB and each of its predecessors, taken collectively.

     "Joint Venture" means a partnership or similar business or entity.

     "Leases" means all leases and subleases which relate to the Real Estate, together with all amendments or supplements thereto.

     "Licenses" means registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers of any Governmental Entity.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing.

     "Qualified Plan" means each Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code.

     "RCRA Hazardous Waste" means a solid waste that is listed or classified as a hazardous waste, as that term is defined in or pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.

     "Real Estate" means all real property of every kind, including land and buildings, used in the operation of the Business.

     "Registered Marks" means the presently effective federal and state registrations of JB's trade marks, trade names and service marks listed in
Section 3.1(j) of the Disclosure Schedule).

     "Restaurants" means the 48 JB's Restaurants and 4 Galaxy Diner Restaurants which will constitute the Business following the disposition of the restaurants to be transferred in the transaction described in Section 3.1(l) of the JB Disclosure Schedule.

     "Restaurant Assets" means the assets used in the operation of the Business.

     "Returns" means all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes or for information purposes.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means The Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Subsidiary" of any person means another person in which such first person, directly or indirectly, owns 50% or more of the equity interests or has the right, through ownership of equity, contractually or otherwise, to elect at least a majority of its Board of Directors or other governing body.

     "Taxes" means all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, and any and all other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1 Exchange of Shares. On the Closing Date, and upon the terms, conditions, representations and warranties herein set forth, CKE will transfer all of the issued and outstanding JB Stock to GB in exchange for 1,000,000 shares of GB Stock. Prior to the Closing, CKE will deliver to GB a closing balance sheet evidencing that the existing shareholders' equity of JB, as of the Closing date, is not less than $5,000,000. If such shareholders' equity is less than $5,000,000, then the parties will mutually agree upon an adjustment to the number of shares of GB Stock to be issued in the transaction.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of CKE. CKE represents and warrants to GB, as of the date hereof and as of the Closing Date, subject to the exceptions and qualifications set forth in the disclosure schedule delivered by CKE to GB pursuant to Section 3.3 of this Agreement (the "JB Disclosure Schedule"), as follows (whenever the representations or warranties of CKE are qualified by the knowledge of CKE, knowledge shall mean actual knowledge after reasonable investigation of the fact or matter in question by the management employees of CKE identified in Section 3.1 of the JB Disclosure Schedule):

          (a) Organization, Standing and Corporate Power. JB is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. JB is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a JB Material Adverse Effect. CKE has delivered to GB complete and correct copies of JB's Articles of Incorporation and bylaws. JB is not a party to any Joint Venture. JB does not have any Subsidiary.

          (b) Capital Structure. The authorized capital stock of JB consists of 1,000 Shares. As of December 31, 1997, all 1,000 Shares were issued and outstanding and owned by CKE. Except as set forth above, no shares of capital stock or other equity or voting securities of JB are authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of JB are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of JB having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of JB may vote. Except as set forth above in this Section 3.1(b) and in Section 3.1(b) of the JB Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which JB is a party or by which it is bound obligating JB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of JB or obligating JB to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating JB to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock or other equity or voting securities of JB or any securities of any type convertible into or exchangeable for, under any circumstances or upon any contingency, any such equity or voting securities.

          (c) Authority; Noncontravention. CKE has the requisite corporate power and authority to enter into this Agreement and consummate the transaction contemplated hereby, and no approval of the holders of any class or series of the capital stock of CKE is necessary to approve this Agreement and the transaction contemplated hereby. The execution and delivery of this Agreement by CKE and the consummation by CKE of the transaction contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of CKE. This Agreement has been duly executed and delivered by CKE and constitutes a valid and binding obligation of CKE, enforceable against CKE in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of JB under, (i) except as disclosed to GB management prior to its execution hereof the Articles of Incorporation or bylaws of JB, (ii) except as disclosed to GB management prior to its execution hereof any loan or credit agreement, note, bond, mortgage, indenture, Lien, lease or any other contract, agreement, instrument, permit, commitment, concession, franchise or license applicable to JB, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to JB or its properties or assets, other than any such conflicts, violations, or defaults that, individually or in the aggregate, would not have a JB Material Adverse Effect. No Consent of any Governmental Entity is required by or with respect to CKE or JB in connection with the execution and delivery of this Agreement by CKE or the consummation by CKE of the transaction contemplated by this Agreement except for (i) the required Consents listed in Section 3.1(c)(i) and 3.1(c)(ii) of the JB Disclosure Schedule, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any applicable Blue Sky Law, and (iv) such other Consents as to which the failure to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

          (d) Financial Statements; No Undisclosed Liabilities. CKE has delivered the JB Financial Statements to GB prior to the execution of this Agreement, and such JB Financial Statements comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as specified in such JB Financial Statements or the footnotes thereto) and fairly present the financial position of JB as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the JB Financial Statements, JB has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations which, individually or in the aggregate, could not reasonably be expected to have a JB Material Adverse Effect.

          (e) Nature of Business and Assets. JB is engaged only in the Business under the name "JB's Restaurants, "JB's Restaurants and Bakery," "JB's Family Restaurants" and "Galaxy Diner." The Restaurant Assets constitute all of the assets necessary to conduct the operations of the Restaurants in the ordinary course of business. All of the assets owned and leased by JB that are used or held for use in the operation of the Restaurants are included in the Restaurant Assets and, subject only to those matters described in the JB Financial Statements or the footnotes thereto, on the Closing Date good and marketable title to the Restaurant Assets will be vested in JB, free and clear of all claims, indebtedness, liabilities, Liens and rights of any third party. All of the Restaurant Assets, including all equipment, machinery and other items of tangible property, have continuously been maintained by JB in the ordinary course of business. On the Closing Date, the Restaurant Assets will be in good working condition and repair (ordinary wear and tear excepted) and suitable for use in connection with the operation of the Restaurants. The Restaurant Assets do not require any material repair, other than in the normal course of business.

          (f) Inventory. JB's Inventory for each Restaurant, as of the Closing date, will (i) be sufficient for the operation of such Restaurant consistent with the ordinary course of business; (ii) consist of items which are good and merchantable within commercially reasonable standards in the restaurant industry; and (iii) be of a quality and quantity presently usable or saleable in the ordinary course of business.

          (g) Licenses, Approvals. etc. JB possesses or has been granted all Licenses necessary to enable it to conduct its business in the manner in which it is presently being conducted, and except as disclosed to GB management prior to its execution hereof, all of the Licenses are in full force and effect, no action of any kind is pending or, to the knowledge of CKE, threatened seeking the revocation or limitation of any of the Licenses.

          (h) Real Properties. Section 3.1(h) of the JB Disclosure Schedule lists all Real Estate owned or leased by JB, giving each property's address and stating, in the case of leased property, whether the property is leased as lessee or sublessee and the name of the lessor or sublessor. CKE has delivered or caused to be delivered to GB complete and accurate copies of the Leases. JB has not received written notice of condemnation or eminent domain proceedings and is not aware of any such proceedings pending or threatened against any Real Estate. Except as disclosed to GB management prior to its execution hereof, JB has not received any notice from any city, village or other Governmental Entity of any zoning, ordinance, building, fire or health code or other legal violation in respect of any Real Estate. The Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms; no amount payable under any Lease is past due; JB is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under each Lease and is not aware of the failure by any other party to any Lease to comply in all material respects with all of its commitments and obligations; JB has not received any written notice (A) of a default (which has not been cured), offset or counterclaim under any Lease, or, any other communication calling upon it to comply with any provision of any Lease or asserting noncompliance, or asserting that JB has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of JB or any other party, or (B) of any Action against any party under any Lease which if adversely determined would result in such Lease being terminated or cut off or which would otherwise adversely affect or limit JB's use or enjoyment of the Real Estate; and (v) JB has not assigned, mortgaged, pledged or otherwise encumbered its interest, if any, under any Lease.

          (i) Tangible Personal Property. Except as disclosed in the JB Financial Statements or the footnotes thereto, JB (i) has good and valid title to all the tangible personal property material to the Business and reflected in the latest of the JB Financial Statements as being owned by JB or acquired after the date thereof (except properties consumed, sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except (A) statutory Liens securing payments not yet due and (B) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair JB's Business operations, and (ii) is the lessee of all tangible personal property material to the Business and reflected as leased in the latest of the JB Financial Statements (or on the books and records of JB as of the date thereof or acquired after the date thereof, except for leases that have expired by their terms or that have been transferred in the ordinary course of business) and is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to JB's knowledge, the lessor. JB enjoys peaceful and undisturbed possession under all such leases. Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted.

          (j) Intellectual Property. JB's Registered Marks are adequate for use in, and the protection of, the Business. No person other than JB has any right to use any Registered Mark in any fashion except as disclosed to GB management prior to its execution hereof, no person has claimed or is claiming that any Registered Mark infringes any property or right of such person, and no person is engaged in any infringing use of a Registered Mark or uses any name or mark confusingly similar to any Registered Mark, except as set forth in Section 3.1(j) of the JB Disclosure Schedule. JB does not own any patents (including design patents).

          (k) Environmental Compliance.

             (i) Except as disclosed to GB management prior to its execution hereof: (A) there are no claims pending against any of the JB Interests relating to or arising out of a Hazardous Substance nor are any such claims, to knowledge of CKE or JB, threatened against any of the JB Interests, nor has JB received any notice, alleging or warning that any Real Estate or any real property previously operated by any of the JB Interests is, has been or may be in violation of or in noncompliance with any Environmental Law; (B) to knowledge of CKE or JB, no Hazardous Substance is now present in amounts, concentrations or conditions requiring removal, remediation or any other response, action or corrective action under, or forming the basis of a claim pursuant to, any Environmental Law, in, on, from or under the Real Estate or any real property previously owned or operated by any of the JB Interests; (C) the Real Estate is not being and has not been during the period of time they have been leased by any of the JB Interests used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and no RCRA Hazardous Wastes are being or have been during the period of time operated by any of the JB Interests treated, stored or disposed of there in violation of any Environmental Law; and (D) there neither are now nor have there been during the period of time they have been operated by any of the JB Interests any underground storage tanks, lagoons or other containment facilities of any kind which contain or contained any Hazardous Substances on the Real Estate.

             (ii) JB has made available to CKE true and correct copies of any and all material written communications received by JB within the past one (1) year from any Governmental Entity relating in whole or in part to the existence of Hazardous Substances at any Real Estate or any real property previously owned or operated by any of the JB Interests or the compliance of the owners, operators or lessees thereof with respect to any Environmental Law.

          (l) Absence of Certain Changes or Events. Except as contemplated by this Agreement or disclosed in Section 3.1(l) of the JB Disclosure Schedule, since January 1, 1997, JB has conducted the Business only in the ordinary course consistent with past practice, and there has not been (i) any event, occurrence or development which, individually or in the aggregate, has had or could reasonably be expected to have a JB Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of JB's capital stock or any repurchase, redemption or other acquisition by JB of any outstanding shares of capital stock or other securities of JB, (iii) any adjustment, split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by JB to any current or former director, officer or employee of JB of any material increase in compensation or benefits, except for grants to employees who are not officers or directors in the ordinary course of business consistent with past practice, (B) any granting by JB to any such director, officer or employee of any increase in severance or termination pay (including the acceleration in the vesting of Shares (or other property) or the provision of any tax grossup), or (C) any entry by JB into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer or employee, (v) any damage, destruction or loss, whether or not covered by insurance, that has had or could have a material adverse effect on any of the Restaurants or a JB Material Adverse Effect, (vi) any change in accounting methods, principles or practices by JB, (vii) any amendment, waiver or modification of any material term of any outstanding security of JB, (viii) any incurrence, assumption or guarantee by JB of any material Indebtedness for borrowed money or other material obligations, other than in the ordinary course of business consistent with past practice, (ix) any creation or assumption by JB of any Lien on any asset, other than financing transactions in the ordinary course of business consistent with past practice, (x) any making of any lease, loan, advance or capital contributions to or investment in any person or entity other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $10,000 for any one transaction or $50,000 in the aggregate, (xi) any transaction or commitment made, or any contract or agreement entered into, by JB relating to its assets or business of more than $10,000 for any one transaction or $50,000 for any series of transactions, (xii) any acquisition or disposition of any assets involving more than $10,000 per transaction or $50,000 in the aggregate or any merger or consolidation with any person, (xiii) any relinquishment by JB of any contract or other right, in either case, material to JB, other than transactions and commitments in the ordinary course of business consistent with past practice, or (xiv) any agreement, commitment, arrangement or undertaking by JB to perform any action described in clauses
     (i) through (xiii).

          (m) Litigation. Except as disclosed to GB management prior to its execution hereof, there are no actions or proceedings pending or, to the knowledge of CKE or JB, threatened against JB or any of its assets or Restaurants.

          (n) Compliance with Laws. The conduct by JB of the Business is and has been in compliance with (i) all statutes and laws, (ii) all regulations, ordinances, and rules, and (iii) all judgments, orders or decrees to which JB is subject or is a party, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have a JB Material Adverse Effect or to give rise to material fines or other material civil penalties or any criminal liabilities. Except as disclosed to GB management prior to its execution hereof, JB has not received any notice or other communications relating to any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any Governmental Entity, or of any investigation with respect thereto, applicable to JB.

          (o) Absence of Changes in Stock or Benefit Plans. Except as disclosed in Section 3.1(o) of the JB Disclosure Schedule, since January 1, 1997, there has not been (i) any adoption or material amendment by JB of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by JB (collectively, "Benefit Plans"), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 1997.

          (p) ERISA Compliance.

             (i) CKE has heretofore caused the JB personnel manager to convey to the GB personnel department copies of each Benefit Plan, including each Qualified Plan, maintained by JB or to which JB contributes. With respect to each Benefit Plan, JB has delivered or made available to GB a true, correct and complete copy of: (A) each writing constituting a part of such Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any.

             (ii) JB has received a favorable determination letter from the Internal Revenue Service with respect to each Qualified Plan, each such letter is presently in full force and effect and has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

             (iii) JB has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code, and all laws and regulations applicable to the Benefit Plans of which the failure to comply would have a JB Material Adverse Effect. No prohibited transaction has occurred with respect to any Benefit Plan. All contributions required to be made to any Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the JB Financial Statements.

             (iv) No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Neither JB nor any of its ERISA Affiliates (as defined below) has at any time since January 1, 1993, contributed to or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of JB following the Closing.

             (v) Except as set forth in the JB Financial Statements or the footnotes thereto, JB does not have any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to JB.

             (vi) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of JB. Without limiting the generality of the foregoing, no amount paid or payable by JB in connection with the transaction contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

             (vii) No labor organization or group of employees of JB has made a pending demand for recognition or certification, and there are no representation or arbitration proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of CKE or JB, threatened against or involving JB.

             (viii) There are no pending or threatened claims, and the fiduciaries of the Benefit Plans have not advised JB that, with respect to their duties to the Benefit Plans or the assets or any of the trusts under any of the Benefit Plans, there are any pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans, which could reasonably be expected to result in any material liability of JB to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer Benefit Plan.

          (q) Taxes.

             (i) JB has duly prepared and timely filed all federal, state, local and foreign Returns which were required to be filed by or in respect of JB, or any of its properties, income and/or operations. As of the time they were filed, such Returns accurately reflected the material facts regarding the income, business, assets, operations, activities, status of the entity on whose behalf the Return was filed and any other information required to be shown thereon. No extension of time within which JB may file any Return is currently in force.

             (ii) With respect to all amounts in respect of Taxes, including interest and penalties imposed on JB or for which JB is or could be liable, whether to taxing authorities or to other persons, all material amounts required to be paid by or on behalf of JB to taxing authorities or to other persons have been paid.

             (iii) Neither CKE nor JB has been advised that there is any review or audit in progress by any taxing authority of any Tax liability of JB currently in progress. JB has not received any written notice of any pending or threatened audit by the Internal Revenue Service or any state, local or foreign agency of any Returns or Tax liability of JB for any period. JB currently has no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of JB nor, to the knowledge of CKE or JB, is there reason to believe that any material deficiency will be assessed.

             (iv) No agreements are in force or are currently being negotiated by or on behalf of JB for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of JB are currently pending.

             (v) JB has withheld from each payment made to any of its officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper Taxing authorities within the time required under any applicable Tax law.

             (vi) There are no tax Liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by JB, except for Liens for Taxes that are not yet due and payable. None of the assets owned by JB is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provisions of former Section 168(f)(8) of the Code. None of the assets owned by JB directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets owned by JB is "tax-exempt use property" within the meaning of Section 168(h) of the Code. JB is a "United States person" within the meaning of the Code.

             (vii) JB is not a party to any agreement, contract, or arrangement that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including Shares or other equity interests) that would not be deductible pursuant to the terms of Sections 162(a)(l), 162(m), 162(n) or 280G of the Code.

          (r) Contracts; Debt instruments.

             (i) Except as disclosed to GB management prior to its execution hereof, JB is not a party to or subject to:

                (A) any collective bargaining or other agreements with labor unions, trade unions, employee representatives, work committees, guilds or associations representing employees of the Company;

                (B) any employment, consulting, severance, termination, or indemnification agreement, contract, lease or arrangement, including any oral agreement, contract, lease or arrangement which requires the payment of over $5,000 per annum, with any current or former officer, consultant, agent, director or employee;

                (C) any lease for real or personal property which requires JB to pay, or under which JB is expected to receive, on an annual basis, in excess of $100,000;

                (D) any agreement, contract, instrument, arrangement or commitment to repurchase assets previously sold or leased, or to indemnify or otherwise compensate the purchaser in respect thereof;

                (E) any agreement, contract, policy, License, document, instrument, arrangement or commitment that materially limits the freedom of JB to compete in any line of business or with any person or in any geographic area or which would so materially limit the freedom of the GB or any of their subsidiaries after the Effective Time;

                (F) any agreement or contract relating to any outstanding commitment for material capital expenditures, or any partially or fully executory agreement or contract relating to the acquisition or disposition of rights or assets other than those entered into in the ordinary course consistent with past practices;

                (G) any sale-leaseback, conditional sale, exclusive dealing, brokerage, finder's fee contract or agreement; or

                (H) any other agreement, contract, policy, license, document, instrument, arrangement or commitment not made in the ordinary course of business which is material to JB or any one or more of the Restaurants and which is not otherwise disclosed in the JB Disclosure Schedules.

             (ii) JB and, to the knowledge of CKE, none of the other parties to any of the contracts and agreements identified in Section 3.l(r)(i) of the JB Disclosure Schedule or otherwise disclosed in the JB Financial Statements, is in default under (or, with the giving of notice or passage of time or both would be in default under) or has terminated or amended any such contract or agreement, or in any way expressed to JB an intent to materially reduce or terminate the amount of its business with JB in the future.

             (iii) CKE has heretofore caused JB to deliver to GB management information concerning all sale-leaseback, loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of JB is outstanding or may be incurred, including (A) the respective principal amounts currently outstanding thereunder, and (B) any interest rate swaps, caps, floors or option agreements or similar interest rate risk management agreements. Except as disclosed to GB management prior to its execution hereof, all such Indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such Indebtedness (which, except as disclosed to GB management prior to its execution hereof, do not require a notice period of more than thirty days).

          (s) Insurance. JB is covered by valid and currently effective insurance policies issued in favor of JB, and CKE has heretofore caused JB to deliver to GB a digest of such policies. To the best knowledge and belief of CKE, such insurance is adequate to protect the Business from all normal industry exposures. All such policies are in full force and effect, all premiums due thereon have been paid and JB has complied with the provisions of such policies with respect to which the failure to comply would result in a cancellation of, or increase in premium in connection with, such policies. Neither CKE nor JB has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering JB that there will be a cancellation or non-renewal of existing policies or binders, or that a material modification of any of the methods of doing business will be required.

          (t) Interests of Officers and Directors. No officer or director of JB, and no member of the immediate family of any such officer or director, or any entity with respect to which any such person is an affiliate, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business, or any other business relationship with JB.

          (u) Approval by Board. The Boards of Directors of both CKE and JB have duly authorized and approved the execution and delivery of this Agreement and the transaction contemplated hereby.

          (v) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transaction contemplated by this Agreement which is payable.

          (w) Fairness Opinion. Sun Trust Equitable has been engaged to deliver its opinion regarding the fairness, from a financial point of view, of the Exchange to CKE and its stockholders, which opinion shall be delivered in writing to CKE's Board of Directors prior to the Closing Date.

          (x) Disclosure. The representations and warranties of CKE contained in this Agreement are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to CKE which has not been disclosed to GB in the JB Disclosure Schedule which has had, or would reasonably be expected to have, a JB Material Adverse Effect.

     3.2 Representations and Warranties of GB. GB represents and warrants to CKE, as of the date hereof and as of the Closing Date, subject to the exceptions and qualifications set forth in the disclosure schedule to be delivered by the GB to CKE pursuant to Section 3.3 of this Agreement (the "GB Disclosure Schedule"):

          (a) Organization, Standing and Corporate Power. GB is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. GB is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a GB Material Adverse Effect. GB has delivered to CKE complete and correct copies of its Certificate of Incorporation and bylaws.

          (b) Capital Structure. The authorized capital stock of the GB consists of 50,000,000 shares of GB Stock par value $0.08 per share. As of December 31, 1997, (i) 6,570,984 Shares were issued and outstanding, (ii) no shares were held by GB, and (iii) there were outstanding options to purchase 998,012 shares and warrants to purchase 4,000,000 shares of GB Stock. Except as set forth above, no shares of capital stock or other equity or voting securities of GB are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of GB are, and all shares of GB Stock to be issued hereunder will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of GB having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of GB may vote.

          (c) Authority, Noncontravention. GB has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of GB. This Agreement has been duly executed and delivered by GB and, assuming this Agreement constitutes a valid and binding agreement of CKE, constitutes a valid and binding obligation of GB, enforceable against it in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any rights or obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of GB under, (i) its Certificate of Incorporation or bylaws of GB, (ii) except as to be disclosed in Section 3.2(c) of the GB's Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, leases or other contract, agreement, instrument, permit, concession, franchise or license applicable to GB or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GB or its properties or assets, other than any such conflicts, violations or defaults that, individually or in the aggregate, would not have a GB Material Adverse Effect. Other than those Consents referred to in the GB Disclosure Schedule, no Consent of any Governmental Entity is required by or with respect to GB in connection with the execution and delivery of this Agreement or the consummation by GB of any of the transactions contemplated by this Agreement, except for (i) the Consents disclosed in Section 3.2(b) of the GB Disclosure Schedule, (ii) compliance with applicable requirements of the Exchange Act, Securities Act and applicable Blue Sky Laws, and (iii) such other Consents as to which the failure to obtain or make, individually or in the aggregate, could not reasonably be expected to have a GB Material Adverse Effect.

          (d) SEC Documents; Financial Statements; No Undisclosed
     Liabilities. GB has provided or made available to CKE true and correct copies of the GB SEC Documents, all of which were timely filed with the SEC. As of their respective dates, or as subsequently amended prior to the date of this Agreement, the GB SEC Documents complied in all material respects with the requirements of the Exchange Act applicable to such GB SEC Documents, and none of the GB SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of GB included in the GB SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as specified in Section 3.2(d) of the GB Disclosure Schedule) and fairly present the consolidated financial position of GB and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (e) Nature of Business. GB is engaged in the business of operating Mexican quick-service restaurants under the trade name "The Green Burrito" at leased facilities, and the sale and supervision of franchises to operate such restaurants under that trade name. As of December 31, 1997, there were 7 Green Burrito stores owned by GB, 40 stand-alone stores operated by franchisees and 134 dual-concept (i.e., incorporated into existing quick-service restaurants) stores operated by franchisees.

          (f) Litigation. Except as reflected in the financial and other information delivered to CKE by GB as referred to above, or except as otherwise described by GB in writing to CKE, there is no judicial or administrative action, suit, proceeding or investigation pending or, to the knowledge of GB, threatened, which would be required to be reported by GB in its annual report on Form 10-K (under the Exchange Act) if such 10-K were filed with the SEC on the date hereof.

          (g) Absence of Changes. Except as described in Section 3.2(g) of the GB Disclosure Schedule, since December 31, 1997, there has not been any material adverse change in the business, financial condition or operations or prospects of GB, or any event or condition (other than changes in legal, economic or other conditions which are not specially applicable to GB) which has materially and adversely affected the business or financial condition of GB and its subsidiaries, taken as a whole.

          (h) Exchange Act Reports. GB has filed in a timely manner all reports required to be filed by it under the Exchange Act during at least the 12-month period preceding the date of this Agreement, and agrees to give CKE a copy of each such report filed between the date hereof and the Closing Date.

          (i) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of GB.

          (j) Disclosure. The representations and warranties of GB contained in this Agreement are true and correct in all material respects, and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to GB which has not been disclosed to CKE in the GB Disclosure Schedule and GB SEC Documents, taken as a whole, which has had, or would reasonably be expected to have, a GB Material Adverse Effect.

     3.3 Delivery of Disclosure Schedules. CKE and GB each agree to deliver its Disclosure Schedule to the other party within ten business days after the execution of this Agreement. Failure to so deliver shall be a breach of this Agreement and shall permit the non-breaching party to terminate this Agreement in accordance with Article IX. Upon receipt of the other party's Disclosure Schedule, either of CKE or GB (respectively) may object to any matter disclosed therein and terminate this Agreement, provided that such objection is made and termination effected not later than the tenth business day after receipt of the JB Disclosure Schedule from the other party or the fifteenth business day after the execution of this Agreement, whichever is later.

                                   ARTICLE IV

                                COVENANTS OF CKE

     CKE agrees that:

     4.1 Conduct of Business. During the period from the date of this Agreement to the Closing date it will cause JB to carry on the Business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers (as a group) and employees, at reasonably required staffing levels, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, except as contemplated by this Agreement, JB shall not, without the prior written approval of GB:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock; (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof, or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

          (c) amend its Certificate or Articles of Incorporation, bylaws or other comparable charter or organizational documents;

          (d) amend, modify or waive any provision of any material contract or agreement to which JB is a party, including, without limitation, any such agreements identified in the JB Disclosure Schedule;

          (e) mortgage or otherwise encumber or subject to any Lien or sell, lease, license, transfer or otherwise dispose of any material properties or assets, except for the transfer of the restaurants listed in Section 3.1(l) of the JB Disclosure Schedule or otherwise in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments which were delivered to GB prior to its execution of this Agreement;

          (f) amend, modify or waive any material term of any outstanding security of the Company.

          (g) incur, assume, guarantee or become obligated with respect to any Indebtedness other than drawings on existing revolving credit facilities in the ordinary course of business, consistent with past practice and in accordance with the terms thereof or incur, assume, guarantee or become obligated with respect to any other material obligations other than in the ordinary course of business and consistent with past practice;

          (h) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $10,000 individually or $50,000 in the aggregate or otherwise acquire or agree to acquire any material assets or property;

          (i) make any material tax election or take any material tax position (unless required by law and then only with prior or concurrent notice to GB) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP and then only with prior or concurrent notice to GB) or settle or compromise any material income tax liability;

          (j) enter into or commit to enter into, any lease, loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practices;

          (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, or release or waive any material rights or claims, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which JB is a party;

          (l) except in accordance with existing commitments heretofore disclosed to GB which the aggregate, will not have a JB Material Adverse Effect, (i) grant to any current or former director, officer or employee of JB any increase in compensation or benefits, except for employees who are not officers or directors in the ordinary course of business consistent with past practice or any grant pursuant to any existing contract or agreement, (ii) grant to any such director, officer, or employee any increase in severance or termination pay (including the grant of, or acceleration in the exercisability of, any stock options or warrants, or
     (iii) enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee;

          (m) (i) take or agree or commit to take any action that would make any representation or warranty of CKE or JB hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

          (n) authorize any of, or commit or agree to take any of, the foregoing actions.

     4.2 Access to Information. From the date hereof until the Closing Date, CKE will, or will cause JB to, (i) give GB, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of JB (including access to perform any environmental studies), (ii) furnish to GB, its counsel, financial advisors, auditors and other authorized representatives such financial operating and property related data and other information as such persons may reasonably request, and (iii) instruct JB's employees, counsel and financial advisors to cooperate with GB in its investigations of the Business; provided that no investigation pursuant to this
Section 4.2 shall affect any representation or warranty given by CKE or JB hereunder.

     4.3 No Solicitation. CKE agrees that neither it nor any of its officers and directors shall, and CKE shall direct and use its best efforts to cause its employees, agents and representatives, and JB and its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by CKE or JB) not to, initiate, continue, solicit, or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, JB (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, subject to the fiduciary duties of the Board of Directors of CKE under the Delaware Corporation Law, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or, enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. CKE will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.3. CKE will notify GB immediately, orally and in writing (including the names of any party making and the principal terms of any such proposal), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with CKE. Subject to the fiduciary duties of the Board of Directors of CKE under the Delaware Corporation law, CKE will keep GB fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry.

                                   ARTICLE V

                                COVENANTS OF GB

     GB agrees that:

     5.1 Conduct of Business. During the period from the date of this Agreement to the Closing Date, GB shall carry on the business in which it is presently engaged in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers (as a group) and employees, at reasonably required staffing levels, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.

     5.2 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, GB will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning JB furnished to GB in connection with the transaction contemplated by this Agreement except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by GB, (ii) in the public domain through no fault of GB or (iii) later lawfully acquired by GB from sources other than JB or CKE; provided that GB may disclose such information to its officers, directors, employees, accountants counsel, consultants, advisors and agents in connection with the transaction contemplated by this Agreement so long as such persons have a need to know such information, are informed by GB of the confidential nature of such information and are directed by GB to treat such information confidentially. GB's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, GB will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, deliver to CKE or JB, upon request, or, at the election of GB, destroy, all documents and other materials and all copies thereof, obtained by GB or on its behalf from CKE or JB in connection with this Agreement that are subject to such confidentiality.

     5.3 Employee Benefit Plans. GB shall have the right to continue, amend or terminate any of the Benefit Plans in accordance with the terms thereof and subject to any limitation arising under applicable law.

     5.4  Indemnification and Insurance.

     (a) From and after the Closing Date, GB shall cause JB to indemnify, defend and hold harmless each person who is now, or who becomes, prior to the Closing Date, an officer, director, employee or agent of JB (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of GB which shall not be unreasonably withheld) of or in connection with a Claim at least to the same extent as the officers, directors, employees and agents of the GB are indemnified pursuant to GB's Certificate of Incorporation, Bylaws and any standing shareholder and director resolutions.

     (b) The contractual obligation provided under paragraph (a) of this Section
5.4 is intended to benefit, and be enforceable directly by, the Indemnified Parties, and shall be binding on all respective successors of GB and JB.

     5.5 Access to Information. From the date hereof until the Closing Date, GB will give CKE, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable advance notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of GB, will furnish to CKE, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request and will instruct GB's employees, counsel and financial advisors to cooperate with CKE in its investigation of the business of GB; provided that no investigation pursuant to this Section 5.5 shall affect any representation or warranty given by GB hereunder.

     5.6 Board of Directors Approval. GB shall use its best efforts to obtain promptly from its Board of Directors authority to execute and deliver this Agreement and approval of transaction contemplated hereby, or retroactive ratification thereof.

                                   ARTICLE VI

                              COVENANTS GENERALLY

     The parties hereto agree that:

     6.1  Reasonable Efforts; Notification.

     (a) Subject to the fiduciary duties of their respective Boards of Directors, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the transaction contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) Notwithstanding anything to the contrary in Section 6.1(a)(i) neither GB nor any of its subsidiaries shall be required to divest, or cause or permit CKE or its affiliates to divest, any of their respective businesses, product lines or assets, or to make or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the value, condition (financial or otherwise), prospects, business or results of operations of GB and its subsidiaries taken as a whole or of CKE and its subsidiaries taken as a whole or all such entities taken together, and neither party shall be required to waive any of the conditions to the transaction hereunder set forth in Article VII.

     (c) Each party shall give prompt notice to the other party of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or ratified by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (d) CKE shall give prompt notice to GB, and GB shall give prompt notice to CKE, of:

          (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to
     Section 3.1(m) or Section 3.2(f) or which relate to the consummation of the transaction contemplated by this Agreement.

     6.2 CKE Investment Representation. GB is agreeing to issue its stock in exchange for all the outstanding shares of JB in reliance upon CKE's representation that the GB Shares are being acquired by CKE for its own account for investment and not with a view to, or for sale in connection with, any distribution of such GB Shares or any part thereof. CKE agrees that the certificates for the GB Shares to be issued to CKE shall bear the following legend:

        The shares represented by this certificate have not been registered under the Securities Act of 1933 and have been acquired for investment and not for resale. No disposition will be made of any such shares except as may be permitted under the Securities Act of 1933 within the limits and in accordance with the applicable provisions of the General Rules and Regulations under the Securities Act of 1933.

     In reliance upon this representation, GB has not registered the GB Shares to be issued to CKE and CKE agrees that such GB Shares will not be sold or offered for sale without registration under such Securities Act or the availability of an exemption therefrom.

     6.3 Press Releases. GB and CKE shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party and reasonable opportunity to comment from making any disclosure which is required by law, regulation or stock exchange requirements.

     6.4 Securities Reports. Each of GB and CKE agrees to timely file all reports required to be filed by it pursuant to the Exchange Act between the date of this Agreement and the Closing Date. Each of GB and CKE agree to provide the other party with copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Closing Date within five days after the date such reports or other documents are filed with the SEC.

                                  ARTICLE VII

                           CONDITIONS TO THE EXCHANGE

     7.1 Conditions to the Obligations of GB. The obligations of GB to consummate the transaction hereunder are subject to the satisfaction of the following conditions:

          (a) there shall not be instituted or pending any action by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation by GB of such transaction, (ii) seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise directly or indirectly relating to the transaction, (iii) seeking to restrain or prohibit GB's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any portion of the Business, or the business or assets of GB and its subsidiaries or affiliates, or to compel GB or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the Business, or the business or assets of GB and its subsidiaries and affiliates, (iv) seeking to impose limitations on the ability of GB and its subsidiaries or affiliates effectively to exercise full rights of ownership of the Business with JB Shares, including, without limitation, the right to vote any JB Shares acquired or owned by GB or any of its subsidiaries or affiliates on all matters properly presented to JB's stockholders, (v) seeking to require divestiture by GB or any of its subsidiaries or affiliates of any JB Shares or the Business, or (vi) that otherwise, in the reasonable judgment of GB, is likely to have a JB Material Adverse Effect or a GB Material Adverse Effect;

          (b) CKE shall have performed in all material respects its covenants and agreements under this Agreement, and the representations and warranties of CKE set forth in this Agreement shall be true in all material respects when made and at and as of the Closing Date as if made at and as of such time;

          (c) no change shall have occurred or been threatened (and no development shall have occurred or been threatened involving a prospective change) that, in the reasonable judgment of GB, has or is likely to have a JB Material Adverse Effect.

          (d) GB shall have been furnished with copies of the text of the resolutions by which the corporate action on the part of CKE necessary to approve this Agreement and the transaction contemplated hereby was taken;

          (e) JB shall have completed the disposition of the JB's restaurants described in Section 3.1(l) of the JB Disclosure Schedule;

          (f) the Board of Directors of GB shall have duly authorized and approved the execution and delivery of this Agreement by GB and the transactions contemplated herein and;

          (g) nothing shall have come to the attention of GB in the course of its due diligence investigation of JB which could reasonably be expected to have a JB Material Adverse Effect.

     7.2 Conditions to the Obligations of CKE. The obligations of CKE to consummate the transaction hereunder are subject to the further satisfaction of the following conditions:

          (a) there shall not be instituted or pending any action by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation by CKE of such transaction, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise directly or indirectly relating to the transaction, or (ii) that otherwise, in the reasonable judgment of CKE, is likely to have a JB Material Adverse Effect or a GB Material Adverse Effect;

          (b) GB shall have performed in all material respects its covenants and agreements under this Agreement, and the representations and warranties of GB set forth in this Agreement that are qualified as to materiality shall be true in all material respects when made at and as of the Closing Date as if made at and as of such date, and the representations and warranties set forth in this Agreement that are not so qualified shall be true when made and at and as of the Closing Date as if made at and as of such date;

          (c) no change shall have occurred or been threatened (and no development shall have occurred or been threatened involving a prospective change), other than changes resulting from changes in interest rates, that, in the reasonable judgment of CKE, has or is likely to have a GB Material Adverse Effect.

          (d) CKE shall have been furnished with (i) copies of the text of the resolutions by which the corporate action on the part of GB necessary to approve this Agreement and the transactions contemplated hereby were taken;

          (e) CKE shall have received from Sun Trust Equitable the "fairness" opinion contemplated by Section 4.1(w) hereof.

                                  ARTICLE VIII

                                  INDEMNITIES

     8.1 Survival of Representations and Agreements. The respective representations, warranties, obligations, covenants and agreements of the parties contained herein shall survive until the first anniversary of the Closing Date; provided that CKE's representations and warranties concerning the Federal and state income tax liabilities of JB for taxable years to and including 1997 shall survive until the appropriate statutes of limitations (exclusive of any waiver or extension thereof unless, and only to the extent that, such waiver or extension is granted by or with the consent of GB on assessment and collection of such taxes have expired; and provided further, that as regards any claim asserting a misrepresentation or a breach of warranty or a default in the performance of any obligation, covenant or agreement, made in writing by one party to the other within thirty (30) days after the date on which the noticed party's responsibility therefor would otherwise expire, such noticed party's obligation as regards the subject matter of such claim shall survive until the matter has been finally determined.

     8.2 Indemnification. CKE and GB shall each indemnify and hold the other harmless, during the period provided for in Section 8.1, against and in respect of:

          (a) any damage resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of the indemnifying party under this Agreement, or from any misrepresentation in or omission from any schedule, certificate or other instrument furnished or to be furnished to such other party hereunder; or

          (b) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

     8.3  Limitations and Conditions Respecting Indemnity.

          (a) Anything contained herein to the contrary notwithstanding, neither party shall be obligated to pay indemnity until the cumulative amount of losses, liabilities, costs and expenses for which, but for this provision, indemnity would be payable, exceeds $1,000 and then the obligation to pay indemnity shall be limited to the excess of such cumulative amount over $25,000.

          (b) In order for each party to be fully informed at all times concerning its possible obligation to pay indemnity (the "Indemnifying Party"), and to permit the amounts thereof to be minimized by the Indemnifying Party, the Party asserting an indemnifable claim (the "Indemnified Party") with reasonable promptness after the Indemnified Party first becomes aware thereof, shall furnish the Indemnifying Party with evidence demonstrating the Indemnified Party's right or possible right to receive indemnity. Such evidence must be provided not later than thirty days after the Indemnified Party becomes aware of such claim or, if the claim is asserted by the filing by a third party of any action at law or in equity, not later than ten days prior to the date by which a responsive pleading must be filed, whichever is earlier, and with respect to any third party claim, the Indemnified Party shall also furnish the Indemnifying Party with the original or a copy of such claim (if made in writing) and of all documents received from the third party in support of his claim, and shall otherwise make available to the Indemnifying Party all relevant information material to the defense of such claim. If the Indemnifying Party requests in writing that such third party claim not be paid, the Indemnified Party shall not pay such claim and the Indemnifying Party shall, at its expense (including employment of counsel) settle, compromise or litigate such claim in good faith, and shall keep the Indemnified Party adequately informed of all actions taken and the progress of such actions; provided, that the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in any such settlement, compromise or litigation; and provided further that the Indemnified Party shall not be required to refrain from paying any such claim which has matured by a court judgment or decree unless a timely appeal is taken therefrom and a proper appeal bond posted by the Indemnifying Party, nor shall the Indemnified Party be required to refrain from paying any claim where such action would result in the foreclosure of a lien upon any of its property or assets. If by the expiration of thirty days after notice of such a claim is given to the Indemnifying Party, its has not notified the Indemnified Party that it will undertake to settle, compromise or litigate such claim, such action shall be deemed a direction to the Indemnified Party to pay such claim, and upon receipt of proof of payment, indemnity shall then be immediately due and payable. The parties acknowledge that there may be instances in which an Indemnified Party may,in its business judgment, prefer that such a third party claim be contested, even though the Indemnifying Party is agreeable to having payment made, and in any such case, the Indemnified Party may itself elect to contest or litigate such claim in lieu of paying the same, in which event any loss ultimately arising from such claim, and any attorney's fees and other expenses of the Indemnified Party incurred in connection therewith, to the extent such loss, fees and expenses exceed the indemnity which the Indemnifying Party had agreed to pay, shall not be items for which indemnity is payable. The parties further acknowledge that there may be instances in which an Indemnified Party may, in its business judgment, prefer that a claim be paid, even though the Indemnifying Party wishes to contest the claim, and in any such case, the Indemnified Party may itself elect to pay, settle or compromise such claim in lieu of contesting the same, in which event the loss arising from such payment, settlement or compromise shall not be a loss for which indemnity is payable. Each party will cooperate with the other in resolving or attempting to resolve any claim, and will permit the other party access to its books and records, during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or extracts therefrom.

          (c) Indemnity shall be due hereunder only to the extent of the actual loss or damage suffered by the Indemnified Party (i.e., reduced by any recovery from any third party, such as an insurer or reinsurer, or, in the case of an unrecorded liability, for which there is a corresponding unrecorded asset, by the book value of such asset), net after an amount equal to any reduction in Federal, state and local income taxes occasioned by such loss or damage (even though the tax return by which such reduction would have been realized is not yet due); provided that if a right to indemnity arises from a determination that receipts are includable, or expenses deductible or amortizable, either in a period different from the period originally claimed for such inclusion or deduction, or over a period of time different from the period originally selected for such amortization, or by a corporation different from the corporation originally including, deducting, or amortizing such amount, whether or not in the same or a different period, the Indemnified Party shall nonetheless be entitled to indemnification, but only to the extent of any net income taxes (plus interest thereon) that may become payable as a result thereof, the intent being that if, as a further result of such determination, the Indemnified Party shall realize directly or indirectly a tax saving or reduction in a year prior to, or anticipate such a saving or reduction in the year of or a year subsequent to, the year in question, the Indemnifying Party's obligation to pay indemnity hereunder shall, to that extent, be reduced.

          (d) In view of CKE's representation under Section 6.2 hereof, and recognizing that the GB Shares to be delivered to CKE will not be registered under the Securities Act of 1933, it is agreed that, if CKE is obligated to indemnify GB for any reason hereunder, CKE may, at its election, in lieu of paying cash indemnity, satisfy all or any part of its obligation to give indemnity by delivering GB Shares, and for such purpose, such GB Shares shall be valued at $8.50 each (such value to be appropriately and equitably adjusted to reflect stock dividends, stock splits and similar transactions after the Closing Date affecting the number of shares of GB Common Stock held by GB common stockholders generally).

          (e) Any matter or fact disclosed in any section or portion of this Agreement or in any schedule, certificate or other instrument furnished or to be furnished hereunder shall be deemed to have been disclosed for all purposes, and no misrepresentation under any one portion of this Agreement, and no breach of or failure to perform any one representation, warranty, obligation, covenant or agreement shall be deemed a breach or failure to perform more than one such representation, warranty, obligation, covenant or agreement, to the end that neither party shall be obligated to indemnify the other more than one time for any particular misrepresentation, breach or failure.

                                   ARTICLE IX

                                  TERMINATION

     9.1 Termination. This Agreement may be terminated and the transaction contemplated hereby abandoned at any time prior to the Closing Date:

          (i) by mutual written consent of CKE and GB;

          (ii) by either party, if such transaction has not been consummated by May 31, 1998 (provided that the party seeking to terminate the Agreement shall not have breached its obligations under this Agreement in any material respect);

          (iii) by GB, at any time prior to the Closing Date, by action of the Board of Directors of GB, if there has been a breach by CKE of any of the representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of CKE shall have become untrue, in either case if such circumstance has or could reasonably be expected to have a JB Material Adverse Effect;

          (iv) by CKE, at any time prior to the Closing Date, by action of the Board of Directors of CKE, if (A) there has been a breach by GB of any of the representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of GB shall have become untrue, in either case if such circumstance has or could reasonably be expected to have a GB Material Adverse Effect, or (B) CKE receives an Acquisition Proposal on terms CKE's Board of Directors (after consultation with its independent financial advisors) determines in good faith to be more favorable to CKE than the terms of this Agreement, and CKE's Board of Directors determines, upon the written advice of its legal counsel, that to fail to accept the Acquisition Proposal would violate the fiduciary duties of CKE's Board of Directors; provided, however, that CKE shall not be permitted to terminate this

     Agreement pursuant to this Section 9.1(v)(B) unless it has provided GB with three (3) business days prior written notice of its intent to so terminate this Agreement, together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal.

     9.2  Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in Sections 5.2, and 10.3 shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing. GB agrees that, except as expressly provided in this Section 9.2, termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by CKE of its representations, warranties and covenants under this Agreement, and CKE agrees that, except as provided in this Section 9.2, termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by GB of its representations, warranties and covenants under this Agreement. If this Agreement is terminated by reason of a willful breach by a party, then the breaching party shall be liable to the non-breaching party for all actual, consequential and incidental damages suffered by the non-breaching party (including, but not limited to, reasonable attorneys', accountants' and investment brokers' fees, costs and expenses) arising from such willful breach.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

        if to GB, to:

           GB Foods Corporation
           1200 N. Harbor Blvd.
           Anaheim, CA 92803-61093
           Telecopy: (714) 491-6415
           Attn: Andrew F. Puzder, Chief Executive Officer

        with a copy to:

           The Stolar Partnership
           911 Washington Avenue
           St. Louis, Missouri 63101
           Telecopy: (314) 436-8400
           Attn: Thomas E. Lowther, Esq.

        if to CKE, to:

           CKE Restaurants, Inc.
           3916 State Street, Suite 300
           Santa Barbara, California 93105
           Telecopy: (805) 898-7149
           Attn: Carl A. Strunk, Executive
                Vice President and Chief Financial Officer

or such other address or telecopy number as such party may hereafter specify for the purpose of notice to the other parties. Each such notice, request or other communication shall be effective when delivered at the address specified in this
Section 10.1.

     10.2  Amendments; No Waivers.

     (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by CKE, JB and GB or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     10.3 Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     10.4 Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right (including third party beneficiary rights), benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     10.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

     10.6 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

     10.7 Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement, and supersedes all other prior agreements, written and oral among the parties, with respect to the subject matter hereof.

     10.8 Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     10.9 Anti-Dilution Provision. The number of shares of GB Stock to be delivered at closing in exchange for the JB stock which is the subject of this Agreement shall be appropriately and equitably adjusted to reflect stock dividends, stock splits and similar transactions after December 31, 1997, affecting the number of shares of GB Stock held by GB common stockholders generally, unless such transaction, though authorized by appropriate corporate action, has not been completed and the Closing Date is a date prior to the Record Date for determining the identity of stockholders of GB who will participate in such transaction. The issuance of shares by GB pursuant to the exercise of stock options shall not require any adjustment hereunder.

     The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          GB FOODS CORPORATION

                                          By: /s/ ANDREW F. PUZDER

                                            ------------------------------------
                                            Name: Andrew F. Puzder
                                            Title: Chief Executive Officer

                                          CKE RESTAURANTS, INC.

                                          By: /s/ CARL A. STRUNK

                                            ------------------------------------
                                            Name: Carl A. Strunk
                                            Title: Executive Vice President
                                               Chief Financial Officer

                                          JB'S RESTAURANTS, INC.

                                          By: /s/ TED ABAJIAN

                                            ------------------------------------
                                            Name: Ted Abajian
                                            Title: Vice President

               ASSIGNMENT OF AGREEMENT AND PLAN OF REORGANIZATION

     THIS ASSIGNMENT, dated as of March 26, 1998, is from CKE RESTAURANTS, INC., a Delaware corporation ("Assignor"), to JB PARENT CORP. ("Assignee").

     Assignor and its subsidiary, JB's Restaurants, Inc. ("JB"), are parties to an Agreement and Plan of Reorganization, along with GB Foods Corporation, a Delaware corporation ("GB Foods"), dated as of February 19, 1998 (the "Agreement"), pursuant to which Assignor has agreed to exchange all of the issued and outstanding stock of JB for shares of GB Foods common stock in a transaction intended to constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

     Subsequent to the execution and delivery of the Agreement, Assignor caused Assignee to be incorporated under the laws of the State of Delaware and transferred to Assignee all of the shares of stock of JB, with the understanding that Assignee would carry out and perform all of Assignor's obligations under the Agreement.

     The Agreement specifically provides that a party may assign its rights and obligations thereunder with the consent of the other parties to the Agreement. Assignor believes that it is in the best interests of all parties to the Agreement that the transfer of ownership of the JB stock from Assignor to Assignee be formally recognized, and that the obligation of the owner of such JB stock to carry out and perform the Agreement be acknowledged, pursuant to a written assignment of Assignor's rights and obligations under the Agreement.

     NOW, THEREFORE, for $10.00 and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby GRANT, BARGAIN, SELL, ASSIGN, TRANSFER, CONVEY and CONFIRM unto Assignee all of Assignor's rights and interest under the Agreement, to have and to hold the same unto Assignee and its successors and (as and to the extent permitted by the Agreement) assigns, and any corporation into which or with which Assignee may be liquidated, merged or consolidated.

     SUBJECT, HOWEVER, to Assignor's obligations under the Agreement, which Assignee hereby assumes and agrees to carry out, on the terms and subject to the conditions set out in the Agreement, as if Assignee were the original party thereto in the place of Assignor.

     IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

                                          CKE RESTAURANTS, INC.

                                          By: /s/ CARL A. STRUNK

                                            ------------------------------------
                                            Name: Carl A. Strunk
                                            Title: SVP & CFO

                                          JB Parent Corp.

                                          By: /s/ CHARLOTTE L. MILLER

                                            ------------------------------------
                                            Name: Charlotte L. Miller
                                            Title:

     The UNDERSIGNED, being the other parties to the Agreement hereby consent to the foregoing Assignment as of the day and year first above written.

                                          GB FOODS CORP.

                                          By: /s/ ANDREW F. PUZDER

                                            ------------------------------------
                                            Name: Andrew F. Puzder
                                            Title: CEO

                                          JB's RESTAURANTS, INC.

                                          By: /s/ TED ABAJIAN

                                            ------------------------------------
                                            Name: Ted Abajian
                                            Title: V.P. Controller

                               FIRST AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "First Amendment") is made and entered into as of this 27th day of March, 1998, by and among GB FOODS CORPORATION, a Delaware corporation ("GBFC"), JB PARENT CORPORATION, a Delaware corporation ("JBPC"); and JB'S RESTAURANTS, INC., a Delaware corporation ("JB's").

     WHEREAS, GBFC, CKE Restaurants, Inc., a Delaware corporation ("CKE"), and JB's entered into that certain Agreement and Plan of Reorganization, dated February 19, 1997 (the "Agreement"), pursuant to which GBFC shall acquire all of the outstanding capital stock of JB's.

     WHEREAS, subsequent to the execution of the Agreement, CKE formed JBPC as a wholly-owned subsidiary and capitalized JBPC with the JB's Stock;

     WHEREAS, pursuant to that certain Assignment of Agreement and Plan of Reorganization, dated March 26, 1998 (the "Assignment"), CKE assigned all of its rights and interests under the Agreement to JBPC.

     WHEREAS, the parties hereto now desire to amend the Agreement upon the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth and set forth in the Agreement, the parties hereto amend the Agreement as follows:

          1. Definitions. Capitalized terms not specifically defined herein shall have the meanings ascribed such terms in the Agreement.

          2. Amendment. Section 9.1(ii) of the Agreement shall be amended and restated in its entirety as follows:

        "by either party, if such transaction has not been consummated by June 30, 1998 (provided that the party seeking to terminate this Agreement shall not have breached its obligations under this Agreement in any material respect);"

          3. Effect of Amendment. Except as expressly amended and restated herein, each term and condition of the Agreement and the Assignment shall remain in full force and effect.

     IN WITNESS WHEREOF, the foregoing First Amendment is hereby executed as of the date first above written.
                                          GBFC

                                          GB FOODS CORPORATION,
                                          a Delaware corporation

                                          By: /s/ ANDREW F. PUZDER
                                          --------------------------------------
                                          Its: Chief Executive Officer
                                          JBPC:

                                          JB PARENT CORP.,
                                          a Delaware corporation

                                          By: /s/ CARL A. STRUNK
                                          --------------------------------------
                                          Its: Executive Vice President
                                          JB'S:

                                          JB'S RESTAURANTS, INC.,
                                          a Delaware corporation

                                          By: /s/ CARL A. STRUNK
                                          --------------------------------------
                                          Its: Executive Vice President

                              SECOND AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "Second Amendment") is made and entered into as of this 3rd day of June, 1998, by and among GB FOODS CORPORATION, a Delaware corporation ("GBFC"), JB PARENT CORPORATION, a Delaware corporation ("JBPC"); and JB'S RESTAURANTS, INC., a Delaware corporation ("JB's").

     WHEREAS, GBFC, CKE Restaurants, Inc., a Delaware corporation ("CKE"), and JB's entered into that certain Agreement and Plan of Reorganization, dated February 19, 1997 (the "Agreement"), pursuant to which GBFC shall acquire all of the outstanding capital stock of JB's.

     WHEREAS, subsequent to the execution of the Agreement, CKE formed JBPC as a wholly-owned subsidiary and capitalized JBPC with the outstanding capital stock of JB's;

     WHEREAS, pursuant to that certain Assignment of Agreement and Plan of Reorganization, dated March 26, 1998 (the "Assignment"), CKE assigned all of its rights and interests under the Agreement to JBPC.

     WHEREAS, pursuant to that First Amendment to Agreement and Plan of Reorganization, dated March 27, 1998, the parties hereto amended the Agreement by extending the date after which either party may terminate the Agreement if the transactions contemplated thereby have not been consummated to June 30, 1998 (the "Outside Closing Date").

     WHEREAS, the parties hereto now desire to amend the Agreement by further extending the Outside Closing Date to July 31, 1998, upon the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth and set forth in the Agreement, the parties hereto hereby amend the Agreement as follows:

     1. Definitions. Capitalized terms not specifically defined herein shall have the meanings ascribed such terms in the Agreement.

     2. Amendment. Section 9.1(ii) of the Agreement shall be amended and restated in its entirety as follows:

        "by either party, if such transaction has not been consummated by July 31, 1998 (provided that the party seeking to terminate this Agreement shall not have breached its obligations under this Agreement in any material respect);"

     3. Effect of Amendment. Except as expressly amended and restated herein, each term and condition of the Agreement and the Assignment shall remain in full force and effect.

     IN WITNESS WHEREOF, the foregoing Second Amendment is hereby executed as of the date first above written.

                                          GBFC:

                                          GB FOODS CORPORATION, a Delaware
                                          corporation

                                          By: /s/ ANDREW F. PUZDER
                                            ------------------------------------
                                            Name: Andrew F. Puzder
                                            Title: Chief Executive Officer

                                          JBPC:

                                          JB PARENT CORP., a Delaware
                                          corporation

                                          By: /s/ M'LISS JONES KANE
                                            ------------------------------------
                                            Name: M'Liss Jones Kane
                                            Title: Vice President Secretary

                                          JB'S:

                                          JB'S RESTAURANTS, INC., a Delaware
                                          corporation

                                          By: /s/ TED ABAJIAN
                                            ------------------------------------
                                            Name: Ted Abajian
                                            Title: Vice President

                               THIRD AMENDMENT TO
                      AGREEMENT AND PLAN OR REORGANIZATION

     THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "Third Amendment") is made and entered into as of this 8th day of July, 1998, by and among GB FOODS CORPORATION, a Delaware corporation ("GBFC"), JB PARENT CORPORATION, a Delaware corporation ("GBFC"); and JB'S FAMILY RESTAURANTS, INC., a Delaware corporation, formerly known as JB's Restaurants, Inc. ("JB's").

     WHEREAS, GBFC, CKE Restaurants, Inc., a Delaware corporation ("CKE"), and JB's entered into that certain Agreement and Plan of Reorganization, dated as of February 19, 1997 (as amended, the "Agreement"), pursuant to which GBFC shall acquire all of the outstanding capital stock of JB's;

     WHEREAS, subsequent to the execution of the Agreement, CKE formed JBPC as a wholly-owned subsidiary and capitalized JBPC with all of the capital stock of JB's;

     WHEREAS, pursuant to that certain Assignment of Agreement and Plan of Reorganization, dated as of March 16, 1998 (the "Assignment"), CKE assigned all of its rights and interests under the Agreement to JBPC;

     WHEREAS, pursuant to that Second Amendment to Agreement and Plan of Reorganization, dated as of June 3, 1998, the parties hereto amended the Agreement by extending the date after which either party may terminate the Agreement if the transactions contemplated thereby have not been consummated to July 31, 1998 (the "Outside Closing Date");

     WHEREAS, the parties hereto now desire to amend the Agreement by further extending the Outside Closing Date to September 15, 1998, upon the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth and set forth in the Agreement, the parties hereto hereby amend the Agreement as follows:

     1. Definitions. Capitalized terms not specifically defined herein shall have the meanings ascribed such terms in the Agreement.

     2. Amendment. Section 9(ii) of the Agreement shall be amended and restated in its entirety as follows:

        "by either party, if such transaction has not been consummated by September 15, 1998 (provided that the party seeking to terminate this Agreement shall not have breached its obligations under this Agreement in any material respect);"

     3. Effect of Amendment. Except as expressly amended and restated herein, each term and condition and the Assignment shall remain in full force and effect.

     IN WITNESS WHEREOF, the foregoing Third Amendment is hereby executed as of the date first above written.

                                          GBFC:

                                          GB FOODS CORPORATION, a Delaware
                                          corporation

                                          By:    /s/ ANDREW F. PUZDER

                                          --------------------------------------
                                          Its: Chief Executive Officer

                                          JBPC:

                                          JB PARENT CORP., a Delaware
                                          corporation

                                          By:    /s/ M'LISS JONES KANE

                                          --------------------------------------
                                          Its: Vice President - Secretary

                                          JB'S:

                                          JB'S FAMILY RESTAURANTS, INC., a
                                          Delaware corporation

                                          By:    /s/ M'LISS JONES KANE

                                          --------------------------------------
                                          Its: Vice President - Secretary

                                                                         ANNEX H

                                    COPY OF

                              FAIRNESS OPINION OF
                               PIPER JAFFRAY INC.

                              DATED APRIL 14, 1998

                          TO THE BOARD OF DIRECTORS OF
                              GB FOODS CORPORATION

                                  RELATING TO
                              THE JBRI ACQUISITION

                                                      [PIPER JAFFRAY LETTERHEAD]

April 14, 1998

The Board of Directors
GB Foods Corporation
1200 North Harbor Boulevard
P.O. Box 61093
Anaheim, California 92803-61093

Members of the Board:

     You are a party to an Agreement and Plan of Reorganization dated as of February 19, 1998 (the "JBRI Acquisition Agreement"), among GB Foods Corporation ("GB Foods"), JB's Restaurants, Inc. ("JBRI"), and CKE Restaurants, Inc. ("CKE"), pursuant to which GB Foods proposes to exchange (the "JBRI Acquisition") shares of GB Foods Common Stock for all the issued and outstanding shares of capital stock of JBRI ("JBRI Stock"). As of the date of the JBRI Acquisition Agreement, JBRI was a wholly-owned subsidiary of CKE. Subsequent to the execution of the JBRI Acquisition Agreement, CKE formed a new wholly-owned subsidiary named JB Parent Corp. ("JBPC") and intends to capitalize JBPC with the JBRI Stock. CKE also intends to enter into an Assignment of Agreement and Plan of Reorganization, pursuant to which CKE will assign all of its rights and interests in the JBRI Acquisition Agreement to JBPC. Under the terms of the JBRI Acquisition Agreement, the outstanding shares of JBRI Stock will be exchanged for 1,000,000 shares of GB Foods Common Stock. The JBRI Acquisition is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and will be treated as a purchase for accounting purposes. In connection with the JBRI Acquisition and prior to its consummation, JBRI will convey by dividend to JBPC (the "JBRI Dispositions") (i) 16 restaurants for eventual sale to Timber Lodge Steak House, Inc. ("Timber Lodge") and (ii) the cash proceeds from the recently consummated sale of 12 restaurants to Summit Family Restaurants, Inc. pursuant to an Asset Purchase Agreement dated as of February 10, 1998 (the "Summit/JB's Purchase Agreement"), which proceeds will then be conveyed by dividend from JBPC to CKE. You have requested our opinion as to the fairness, from a financial point of view, to GB Foods of the proposed consideration to be paid in the JBRI Acquisition.

     Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the JBRI Acquisition. GB Foods has also agreed to indemnify us against certain liabilities in connection with our services. Piper Jaffray has also been engaged to provide its opinion as to fairness, from a financial point of view, of the proposed consideration to be paid by GB Foods in the proposed merger (the "Merger") of Timber Lodge into TLS Acquisition Corp. ("TLS"), a wholly-owned subsidiary of GB Foods, pursuant to an Amended and Restated Agreement and Plan of Merger dated March 12, 1998 (the "Merger Agreement"), among Timber Lodge, TLS and GB Foods. Consummation of the JBRI Acquisition is not conditioned on consummation of the Merger. Piper Jaffray will receive additional fees for any opinion rendered in connection with the Merger. Piper Jaffray makes a market in CKE Common Stock and provides research coverage for CKE. In the ordinary course of our business, we and our affiliates may actively trade securities of CKE for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a copy of the JBRI Acquisition Agreement, the Merger Agreement and the Summit/JB's Purchase Agreement, (ii) certain financial, operating and business information related to JBRI, (iii) certain internal financial information of JBRI on a stand-alone basis, and as adjusted on a pro forma basis for the JBRI Dispositions, prepared for financial planning purposes and furnished by the management of CKE and JBRI, (iv) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which JBRI operates and selected public companies deemed comparable to JBRI, (v) certain publicly-available information relative to GB Foods, (vi) certain internal financial information of GB Foods on a stand-alone basis and as a combined company with JBRI prepared by GB Foods management for financial purposes and furnished by the management of GB Foods, and (vii) certain publicly-available market and securities data of GB Foods. We had discussions with members of the management of (a) GB Foods concerning the financial condition, current operating results and business outlook for both GB Foods and JBRI on a stand-alone basis and the combined company resulting from the JBRI Acquisition and GB Foods' plans relating to such combined company, and (b) CKE and JBRI concerning the financial condition, current operating results and business outlook for JBRI and the combined company resulting from the JBRI Acquisition.

     We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by GB Foods and CKE and JBRI or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. Neither GB Foods nor CKE publicly disclose internal financial information of the type provided to Piper Jaffray in connection with Piper Jaffray's review of the JBRI Acquisition. Such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure. We have relied upon the assurance of the management of GB Foods and CKE that the information provided to us as set forth above by GB Foods and CKE has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

     We have also assumed that the transactions contemplated by the JBRI Acquisition Agreement will constitute a "reorganization" within the meaning of
Section 368(a) of the Code and that the JBRI Acquisition will be treated as a purchase for accounting purposes. In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the JBRI Acquisition, no restrictions, including any divestiture requirements, will be imposed that will have a material adverse effect on the contemplated benefits of the JBRI Acquisition.

     In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of GB Foods or JBRI, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity. We have, with your consent, assumed for purposes of our analyses, that the Merger will not occur. We have also assumed, with your consent, that for purposes of this opinion the JBRI Acquisition does not result in any change of control in GB Foods pursuant to applicable state corporate law.

     This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof, events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of GB Foods Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

     This opinion is directed to the Board of Directors of GB Foods and is not intended to be and does not constitute a recommendation to any stockholder of GB Foods. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the JBRI Acquisition. This opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval.

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the proposed consideration to be paid in the JBRI Acquisition for the JBRI Stock is fair, from a financial point of view, to GB Foods as of the date hereof.

Sincerely,

/s/ PIPER JAFFRAY INC.

                                                                         ANNEX I

                                    COPY OF

                              GB FOODS CORPORATION
                             1998 STOCK OPTION PLAN

                              GB FOODS CORPORATION

                           1998 STOCK INCENTIVE PLAN

     This 1998 STOCK INCENTIVE PLAN (the "Plan") is hereby established by GB FOODS CORPORATION, a Delaware corporation (the "Company") and adopted by its Board of Directors as of the fifteenth (15th) day of April, 1998 (the "Effective Date").

                                   ARTICLE 1.

                              PURPOSES OF THE PLAN

     1.1 Purposes. The purposes of the Plan are (a) to enhance the Company's ability to attract and retain the services of qualified employees, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company's business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

                                   ARTICLE 2.

                                  DEFINITIONS

     For purposes of this Plan, the following terms shall have the meanings indicated:

     2.1 Administrator. "Administrator" means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.

     2.2 Affiliated Company. "Affiliated Company" means any "parent corporation" or "subsidiary corporation" of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.

     2.3  Board. "Board" means the Board of Directors of the Company.

     2.4 Change in Control. "Change in Control" shall have the meaning ascribed thereto in Section 8.1.

     2.5 Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.6 Committee. "Committee" means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 7.1 hereof.

     2.7 Common Stock. "Common Stock" means the Common Stock, par value $0.08 per share, of the Company, subject to adjustment pursuant to Section 4.2 hereof.

     2.8 Disability. "Disability" means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator's determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

     2.9 Effective Date. "Effective Date" means the date on which the Plan is adopted by the Board, as set forth on the first page hereof.

     2.10 Exercise Price. "Exercise Price" means the purchase price per share of Common Stock payable upon exercise of an Option.

     2.11 Fair Market Value. "Fair Market Value" on any given date means the value of one share of Common Stock, determined as follows:

          (a) If the Common Stock is then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such NASDAQ market system or principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such NASDAQ market system or such exchange on the next preceding day for which a closing sale price is reported.

          (b) If the Common Stock is not then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

          (c) If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

     2.12 Incentive Option. "Incentive Option" means any Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

     2.13 Incentive Option Agreement. "Incentive Option Agreement" means an Option Agreement with respect to an Incentive Option.

     2.14 NASD Dealer. "NASD Dealer" means a broker-dealer that is a member of the National Association of Securities Dealers, Inc.

     2.15 Nonqualified Option. "Nonqualified Option" means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Shareholder or because it exceeds the annual limit provided for in Section
5.6 below, it shall to that extent constitute a Nonqualified Option.

     2.16 Nonqualified Option Agreement. "Nonqualified Option Agreement" means an Option Agreement with respect to a Nonqualified Option.

     2.17 Offeree. "Offeree" means a Participant to whom a Right to Purchase has been offered or who has acquired Restricted Stock under the Plan.

     2.18 Option. "Option" means any option to purchase Common Stock granted pursuant to the Plan.

     2.19 Option Agreement. "Option Agreement" means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

     2.20  Optionee. "Optionee" means a Participant who holds an Option.

     2.21 Participant. "Participant" means an individual or entity who holds an Option, a Right to Purchase or Restricted Stock under the Plan.

     2.22 Purchase Price. "Purchase Price" means the purchase price per share of Restricted Stock payable upon acceptance of a Right to Purchase.

     2.23 Restricted Stock. "Restricted Stock" means shares of Common Stock issued pursuant to Article 6 hereof, subject to any restrictions and conditions established pursuant to such Article 6.

     2.24 Right to Purchase. "Right to Purchase" means a right to purchase Restricted Stock granted to an Offeree pursuant to Article 6 hereof.

     2.25 Service Provider. "Service Provider" means a consultant or other person or entity who provides services to the Company or an Affiliated Company and who the Administrator authorizes to become a Participant in the Plan.

     2.26 Stock Purchase Agreement. "Stock Purchase Agreement" means the written agreement entered into between the Company and the Offeree with respect to a Right to Purchase offered under the Plan.

     2.27 10% Shareholder. "10% Shareholder" means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

                                   ARTICLE 3.

                                  ELIGIBILITY

     3.1 Incentive Options. Officers and other key employees of the Company or of an Affiliated Company (including members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

     3.2 Nonqualified Options and Rights to Purchase. Officers and other key employees of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options or Rights to Purchase under the Plan.

     3.3 Limitation on Shares. In no event shall any Participant be granted Options or Rights to Purchase in any one calendar year pursuant to which the aggregate number of shares of Common Stock that may be acquired thereunder exceeds two hundred fifty thousand (250,000) shares.

                                   ARTICLE 4.

                                  PLAN SHARES

     4.1 Shares Subject to the Plan. A total of one million (1,000,000) shares of Common Stock may be issued under the Plan, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. For purposes of this limitation, in the event that (a) all or any portion of any Option or Right to Purchase granted or offered under the Plan can no longer under any circumstances be exercised, or (b) any shares of Common Stock are reacquired by the Company pursuant to an Incentive Option Agreement, Nonqualified Option Agreement or Stock Purchase Agreement, the shares of Common Stock allocable to the unexercised portion of such Option or such Right to Purchase, or the shares so reacquired, shall again be available for grant or issuance under the Plan.

     4.2 Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to this Plan, and the number and kind of shares and the price per share subject to outstanding Option Agreements, Rights to Purchase and Stock Purchase Agreements in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

                                   ARTICLE 5.

                                    OPTIONS

     5.1 Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement which shall specify the number of shares subject thereto, vesting provisions relating to such Option, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.

     5.2 Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Incentive Option shall not be less than 100% of Fair Market Value on the date the Incentive Option is granted, (b) the Exercise Price of a Nonqualified Option shall not be less than 85% of Fair Market Value on the date the Nonqualified Option is granted, and (c) if the person to whom an Option is granted is a 10% Shareholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Option is granted.

     5.3 Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee that have been held by the Optionee for at least six (6) months, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Optionee's promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Optionee; (f) the waiver of compensation due or accrued to the Optionee for services rendered; (g) provided that a public market for the Common Stock exists, a "same day sale" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (h) provided that a public market for the Common Stock exists, a "margin' commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (i) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

     5.4 Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Shareholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

     5.5 Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Administrator; provided, however, in no event shall any Option vest as to less than 20% of the shares represented thereby in each of the five years following grant until such Option is fully vested.

     5.6 Annual Limit on Incentive Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock shall not, with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year, exceed $100,000.

     5.7 Nontransferability of Options. No Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee; provided, however, that, in the discretion of the Administrator, an Option may be assigned or transferred in any manner which an such option is permitted to be assigned or transferred under the Code.

     5.8 Rights as Shareholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a shareholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

     5.9 Company's Repurchase Right. In the event of termination of a Participant's employment or service as a director of the Company for any reason whatsoever (including death or disability), the Option Agreement may provide, in the discretion of the Administrator, that the Company, or its assignee, shall have the right, exercisable at the discretion of the Administrator, to repurchase shares of Common Stock acquired pursuant to the exercise of an Option at any time prior to the consummation of the Company's initial public offering of securities in an offering registered under the Securities Act of 1933, as amended, and at the price equal to the Fair Market Value per share of Common Stock (determined in accordance with Section 2.11 hereof) as of the date of termination of Optionee's employment. The repurchase right provided in this
Section 5.9 shall terminate and be of no further force or effect following the consummation of an underwritten public offering of the Company's Common Stock.

     In any event, the right to repurchase must be exercised within ninety (90) days of the termination of Participant's employment and may be paid by the Company, or its assignee, by cash, check, or cancellation of indebtedness.

     5.10 Restrictions on Underlying Shares of Common Stock. Shares of Common Stock issued pursuant to the exercise of an Option may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Option Agreement.

                                   ARTICLE 6.

                               RIGHTS TO PURCHASE

     6.1 Nature of Right to Purchase. A Right to Purchase granted to an Offeree entitles the Offeree to purchase, for a Purchase Price determined by the Administrator, shares of Common Stock subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant ("Restricted Stock"). Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives.

     6.2 Acceptance of Right to Purchase. An Offeree shall have no rights with respect to the Restricted Stock subject to a Right to Purchase unless the Offeree shall have accepted the Right to Purchase within ten (10) days (or such longer or shorter period as the Administrator may specify) following the grant of the Right to Purchase by making payment of the full Purchase Price to the Company in the manner set forth in Section 6.3 hereof and by executing and delivering to the Company a Stock Purchase Agreement. Each Stock Purchase Agreement shall be in such form, and shall set forth the Purchase Price and such other terms, conditions and restrictions of the Restricted Stock, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each Stock Purchase Agreement may be different from each other Stock Purchase Agreement.

     6.3 Payment of Purchase Price. Subject to any legal restrictions, payment of the Purchase Price upon acceptance of a Right to Purchase Restricted Stock may be made, in the discretion of the Administrator, by: (a) cash; (b) check;
(c) the surrender of shares of Common Stock owned by the Offeree that have been held by the Offeree for at least six (6) months, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Offeree's promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Offeree; (f) the waiver of compensation due or accrued to the Offeree for services rendered; or (g) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

     6.4  Rights as a Shareholder. Upon complying with the provisions of Section
6.2 hereof, an Offeree shall have the rights of a shareholder with respect to the Restricted Stock purchased pursuant to the Right to Purchase, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in the Stock Purchase Agreement. Unless the Administrator shall determine otherwise, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares have vested and are no longer subject to any repurchase rights or restrictions on transfer in accordance with the terms of the Stock Purchase Agreement.

     6.5 Restrictions and Repurchase Right. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Stock Purchase Agreement. In the event of termination of a Participant's employment, service as a director of the Company, or Service Provider status for any reason whatsoever (including death or disability), the Stock

Purchase Agreement may provide, in the discretion of the Administrator, that the Company, or its assignees, shall have the right, exercisable at the discretion of the Administrator, to repurchase any shares of Restricted Stock which are Unvested at the original Purchase Price and shares of Restricted Stock which are Vested at a price that is equal to the Fair Market Value per share of Restricted Stock (determined in accordance with Section 2.11 hereof) as of the date of termination of Participant's employment. The repurchase right provided in this
Section 6.5 shall terminate and be of no further force or effect following the consummation of an underwritten public offering of the Company's Common Stock.

     In any event, the right to repurchase upon termination of Participant's employment must be exercised within ninety (90) days of the termination of employment and may be paid by the Company, or its assignee, by cash, check, or cancellation of indebtedness.

     6.6 Vesting of Restricted Stock. The Stock Purchase Agreement shall specify the date or dates, the performance goals or objectives which must be achieved, and any other conditions on which the Restricted Stock may vest.

     6.7 Dividends. If payment for shares of Restricted Stock is made by promissory note, any cash dividends paid with respect to the Restricted Stock may be applied, in the discretion of the Administrator, to repayment of such note.

     6.8 Nonassignability of Rights. No Participant's Right to Purchase shall be assignable or transferable except by will or the laws of descent and distribution or as otherwise provided by the Administrator.

                                   ARTICLE 7.

                           ADMINISTRATION OF THE PLAN

     7.1 Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board (the "Committee"). Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board.

     7.2 Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Incentive Options or Nonqualified Options shall be granted and Rights to Purchase shall be offered, the number of shares to be represented by each Option and Right to Purchase and the consideration to be received by the Company upon the exercise thereof; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Option Agreements and Stock Purchase Agreements;
(e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant's rights under any Option or Right to Purchase under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement or Stock Purchase Agreement; (g) to accelerate the vesting of any Option or Right to Purchase and to release, waive, or assign any repurchase rights of the Company with respect to Restricted Stock or shares issued pursuant to the exercise of an Option; (h) to extend the exercise date of any Option or acceptance date of any Right to Purchase; (i) to provide for rights of first refusal and/or repurchase rights;
(j) to amend outstanding Option Agreements and Stock Purchase Agreements to provide for, among other things, any change or modification which the Administrator could have provided for upon the grant of an Option or Right to Purchase or in furtherance of the powers provided for herein; (k) to assign any of the Company's rights to repurchase shares of Common Stock, with or without any consideration for the assignment; and (l) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

     7.3 Limitation on Liability. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person's conduct in the performance of duties under the Plan.

                                   ARTICLE 8.

                               CHANGE IN CONTROL

     8.1 Change in Control. In the event that the Company at any time proposes to enter into any transaction approved by the Board to sell substantially all of its assets or merge or consolidate with any other entity as a result of which either the Company is not the surviving corporation or the Company is the surviving corporation and the ownership of the voting power of the Company's capital stock changes by more than 50% as a result of such transaction, or in the event of a "Recommended Share Purchase Offer" (as defined below) (a "Change in Control"), the time period relating to the exercise or realization of all outstanding Options, Rights to Purchase and Restricted Stock shall automatically accelerate immediately prior to the consummation of such Change in Control, unless the Administrator, in its discretion, shall specifically determine to the contrary with respect to all outstanding Options, Rights to Purchase and Restricted Stock. In addition, in the event of a Change in Control of the Company, with respect to Options and Rights to Purchase, the Administrator may, in its discretion, at the time any Option or Right to Purchase is granted, or at any time thereafter, take one or more of the following actions: (i) provide for the purchase or exchange of each Option or Right to Purchase for an amount of cash or other property having a value equal to the difference, or spread, between (x) the value of the cash or other property that the Participant would have received pursuant to such Change in Control transaction in exchange for the shares issuable upon exercise of the Option or Right to Purchase had the Option or Right to Purchase been exercised immediately prior to such Change in Control transaction and (y) the Exercise Price of such Option or the Purchase Price under such Right to Purchase; (ii) adjust the terms of the Options and Rights to Purchase in a manner determined by the Administrator to reflect the Change in Control; (iii) cause the Options and Rights to Purchase to be assumed, or new rights substituted therefor, by another entity, through the continuance of the Plan and the assumption of outstanding Options and Rights to Purchase, or the substitution for such Options and Rights to Purchase of new options and new rights to purchase of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and Exercise Prices, in which event the Plan and such Options and Rights to Purchase, or the new options and rights to purchase substituted therefor, shall continue in the manner and under the terms so provided; or (iv) make such other provision as the Administrator may consider equitable. If the Administrator does not take any of the forgoing actions, all Options and Rights to Purchase shall terminate upon the consummation of the Change in Control and the Administrator shall cause written notice of the proposed transaction to be given to all Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction. For purposes of this Section 8.1, a "Recommended Share Purchase Offer" shall be a transaction in which an offer is made to purchase outstanding securities of the Company constituting more than 50% of the voting power of the Company's capital stock, which offer is recommended to the Company's securityholders by the Company's Board.

                                   ARTICLE 9.

                     AMENDMENT AND TERMINATION OF THE PLAN

     9.1 Amendments. The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Option Agreement or Stock Purchase Agreement without such Participant's consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this
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

Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

     9.2 Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Options or Rights to Purchase may be granted under the Plan thereafter, but Option Agreements, Stock Purchase Agreements and Rights to Purchase then outstanding shall continue in effect in accordance with their respective terms.

                                  ARTICLE 10.

                                TAX WITHHOLDING

     10.1 Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options exercised or Restricted Stock issued under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or as a result of the purchase of or lapse of restrictions on Restricted Stock or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant's tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

                                  ARTICLE 11.

                                 MISCELLANEOUS

     11.1 Benefits Not Alienable. Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

     11.2 No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to interfere with the right of the Company or any Affiliated Company to discharge any Participant at any time.

     11.3 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements and Stock Purchase Agreements, except as otherwise provided herein, will be used for general corporate purposes.

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